UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
CHANNEL THERAPEUTICS CORPORATION
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

CHANNEL THERAPEUTICS CORPORATION
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To Our Stockholders:
This notice of action by written consent and the accompanying information statement is being furnished by the Board of Directors of Channel Therapeutics Corporation, a Nevada corporation (“Channel”, “we”, “us” or “our”), to the holders of record at the close of business on April 23, 2025 of the outstanding shares of the Channel’s common stock, par value $0.0001 per share (“Channel common stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an Agreement and Plan of Merger (the “Merger Agreement”), dated April 16, 2025, pursuant to which, subject to the terms and conditions thereof, CHRO Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Channel (the “Merger Sub”), will merge with and into LNHC, Inc., a Delaware corporation (“LNHC”), with LNHC surviving as a wholly owned subsidiary of Channel, and the surviving corporation of the merger, which transaction is referred to herein as the “Merger”. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement and incorporated by reference into this notice.
Immediately prior to the effective time of the Merger (the “Effective Time”), each share of LNHC capital stock will be converted into the right to receive a number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Channel Series A Preferred Stock”), of Channel equal to the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of this information statement. The exchange ratio represents the number of shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock that will be received for each LNHC share outstanding in the Merger and is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing (as defined below)) and for LNHC of $67 million. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand Pharmaceuticals, Inc., a Delaware corporation (“Ligand”) is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger. This amount is an estimate only and the final number of shares Ligand will receive at closing will be determined pursuant to a formula described in more detail in the Merger Agreement.
Certain investors (the “PIPE Investors”) have agreed to subscribe for and purchase an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock, at a price per share equal to $1,000 (the “Purchase Price”), subject to adjustment as set forth in the securities purchase agreement, by and among Channel, LNHC and certain investors, which includes Nomis Bay Ltd (“Nomis Bay”) and Ligand (the “Purchase Agreement” and together with the Merger Agreement, the “Transaction Agreements”; such transaction, the “PIPE Financing” and together with the Merger, the “Transactions”). The PIPE Financing is expected to close immediately prior to the closing of the Merger. Each share of Channel Series A Preferred Stock is initially convertible into 1,000 shares of Channel common stock. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements (as defined in the Purchase Agreement), as well as certain other conditions. A copy of the Purchase Agreement is attached as Annex B to the accompanying information statement and incorporated by reference into this notice.
i

Additionally, immediately following the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Shares of Channel common stock are currently listed on The NYSE American LLC (“the NYSE American”) under the symbol “CHRO”. On April 16, 2025, the last trading day before the announcement of the Transactions, the closing sale price of Channel common stock was $1.255 per share. On May 23, 2025, the last trading day before the date of the accompanying information statement, the closing sale price of Channel common stock was $0.97 per share. Channel intends to file a listing application for the combined company with The NYSE American. After completion of the Merger, the combined company will be renamed “Pelthos Therapeutics Inc.” and, assuming approval of the listing application, the common stock of the combined company will trade on The NYSE American under the symbol “PTHS”. However, The NYSE American’s determination of the combined company’s listing status is not known as of the date of this information statement.
The Transaction Agreements and the Transactions were unanimously approved and determined to be advisable, fair to and in the best interests of Channel and Channel stockholders, by the Channel board of directors upon unanimous recommendation of an independent special committee of the Channel board of directors (the “Special Committee” and, such recommendation, the “Special Committee Recommendation”) — a committee comprised solely of independent and disinterested directors with respect to the Transactions that was established by the Channel board of directors to (a) establish, approve, modify, monitor and direct the process and procedures related to the review, evaluation and negotiation of the Transactions; (b) review and make such investigation of the Transactions as the Special Committee deems appropriate; (c) evaluate the terms and conditions of the Transactions; (d) contact and negotiate with Ligand or its representatives regarding any element of the Transactions, including the Transactions’ structure, price, terms and conditions (including the terms and conditions of any definitive agreements with respect to the Transactions); (e) contact and negotiate with third parties and their representatives (including potential investors, lenders and other parties) regarding any element of the Transactions; (f) in the event the Transactions involved stock consideration, investigate the appropriate relative valuations of Channel, Ligand or any other third party, as applicable; (g) to the extent the Special Committee deems it appropriate, report to the full Channel board of directors its recommendations and conclusions with respect to the Transactions, including a recommendation and determination as to whether the Transactions are advisable and in the best interests of Channel and Channel stockholders and should be approved or rejected by the full Channel board of directors; (h) in connection with its recommendation to the full Channel board of directors, communicate (including, but not limited to, communications with the stockholders, management, advisors and representatives of Channel) regarding the Transactions; (i) following the execution of any agreements relating to the Transactions, if any, take any other actions contemplated by such agreements to be taken by the Special Committee, including to take (or determine not to take) actions with respect to any intervening event; (j) to the fullest extent permitted by Nevada law, as amended from time to time, exercise any other power or authority that may be otherwise exercised by the Channel board of directors that the Special Committee may determine to be necessary or advisable to carry out and fulfill its duties and responsibilities; and (k) determine to elect not to pursue the Transactions.
Stockholder approvals of the Merger Agreement, including the Merger, and the Purchase Agreement are also required pursuant to Section 713 of the NYSE American LLC Company Guide (the “NYSE American Guide”), which requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving (1) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of presently outstanding common stock; (2) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding common stock for less than the greater of book or market value of the stock; or (3) the issuance of shares in connection with a transaction when the issuance or potential issuance will result in a change of control of the issuer.
Because Channel expects to issue approximately 31,253.76 shares of Channel Series A Preferred Stock to Ligand in accordance with the terms and subject to the conditions of the Merger Agreement, and approximately 50,100 of shares of Channel Series A Preferred Stock to the PIPE Investors in accordance with the terms and subject to the conditions of the Purchase Agreement, Channel will issue more than 20% of both the voting power and the number of shares of Channel common stock outstanding before such issuance. Further, the closing price of Channel’s common stock on April 16, 2025, which immediately preceded the signing of the Merger Agreement and the Purchase Agreement, was $1.255 per share, and the average closing price of Channel’s common stock for the five trading days immediately preceding the signing of the Merger Agreement and the Purchase Agreement was $1.311 per share. Because the price at which Channel will issue the shares of Channel Series A Preferred Stock to PIPE Investors in accordance with the terms and subject to the conditions of the Purchase Agreement is $1.00 per share, which is lower than $1.255 per share, the stockholder approval of Channel is required pursuant to Section 713(b) of the NYSE American Guide.
On April 11, 2025, the Channel board of directors adopted a resolution approving an amendment to the articles of incorporation of Channel to change the name of the corporation from “Channel Therapeutics Corporation” to “Pelthos Therapeutics Inc.” upon the consummation of the Transactions (the “Name Change Charter Amendment”). Stockholder approval of the Name Change Charter Amendment is required pursuant to Section 78.390 of the Nevada Revised Statutes (the “NRS”), which requires stockholder approval with respect to a change in the name of Channel, if the proposed amendment to the articles of incorporation consists of more than a change in the name of Channel. A copy of the Name Change Charter Amendment is attached as Annex C to the accompanying information statement and incorporated by reference into this notice.
Also on April 11, 2025, the Channel board of directors adopted a resolution approving the Amended and Restated Channel Therapeutics Corporation 2023 Equity Incentive Plan (the “Amended and Restated 2023 Plan”). Stockholder approval of the Amended and Restated 2023 Plan is also required pursuant to Section 711 of the NYSE American Guide, which requires stockholder approval with respect to the establishment or material amendment of any equity compensation arrangement, with limited exceptions. A copy of the Amended and Restated 2023 Plan is attached as Annex D to the accompanying information statement and incorporated by reference into this notice.
Additionally, on April 11, 2025, the Channel board of directors adopted a resolution approving an amendment to the articles of incorporation of Channel (the “Reverse Stock Split Charter Amendment”) to effect a reverse stock split of all outstanding shares of Channel common stock, by a ratio in the range of one-for five to one-for-twenty-five, to be determined in the Board’s discretion (the “Reverse Stock Split”), only to the extent needed to meet the listing requirements for listing the shares of the combined company on The NYSE American. Stockholder approval of the Reverse Stock Split is required pursuant to Section 78.2055 of the NRS, which requires stockholder approval with respect to a decrease in the number of issued and outstanding shares of a class or series held by Channel stockholders without correspondingly decreasing the number of authorized shares of the same class or series. A copy of the Reverse Stock Split Charter Amendment is attached as Annex K to the accompanying information statement and incorporated by reference into this notice.
In accordance with Section 78.320 of the NRS, following execution of the Merger Agreement, Channel stockholders who collectively held more than a majority of the combined voting power of the of the total issued and outstanding Channel common stock (the “Majority Stockholders”), executed and delivered to Channel a written consent approving and adopting the Transaction Agreements, the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split (the “Stockholder Approval”) in lieu of a special meeting of stockholders, which is attached hereto as Annex E (the “Written Consent”). As a result of the execution and delivery of the Written Consent, the holders of a majority of the aggregate voting power of the outstanding Channel common stock entitled to vote thereon have adopted and approved the Transaction Agreements, the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split. The delivery of the Written Consent constituted the necessary approvals of stockholders for the approval of the Transaction Agreements and the Transactions, subject to the other conditions set forth in the Transaction Agreements (as further described herein), the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split. As a result, no further action by any stockholder of Channel is required under applicable law or the Transaction Agreements (or otherwise) to adopt the Transaction Agreements, approve the Transactions, approve the Name Change Charter Amendment, approve the Amended and Restated 2023 Plan or approve the Reverse Stock Split, and Channel will not be soliciting your vote for or consent to the adoption of the Transaction Agreements, the approval of the Transactions, the approval of the Charter Amendment, the approval of the Amended and Restated 2023 Plan and the Reverse Stock Split and will not call a stockholders’ meeting for purposes of voting on the adoption of the Transaction Agreements, the approval of the Transactions, the approval of the Name Change Charter Amendment, the approval of the Amended and Restated 2023 Plan and the Reverse Stock Split.

PLEASE NOTE THAT THE SPECIFIED STOCKHOLDERS HAVE VOTED TO APPROVE AND ADOPT THE TRANSACTION AGREEMENTS, INCLUDING THE TRANSACTIONS, THE NAME CHANGE CHARTER AMENDMENT, THE AMENDED AND RESTATED 2023 PLAN AND THE REVERSE STOCK SPLIT. THE NUMBER OF VOTES HELD BY THE SPECIFIED STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT UNDER THE NRS, INCLUDING FOR THE NAME CHANGE CHARTER AMENDMENT AND THE REVERSE STOCK SPLIT, SECTION 713 OF THE NYSE AMERICAN GUIDE FOR APPROVING THE TRANSACTION AGREEMENTS, INCLUDING THE TRANSACTIONS, AND SECTION 711 OF THE NYSE AMERICAN GUIDE FOR APPROVING THE AMENDED AND RESTATED 2023 PLAN. CONSEQUENTLY, NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THE TRANSACTION AGREEMENTS, INCLUDING THE TRANSACTIONS, THE NAME CHANGE CHARTER AMENDMENT OR THE AMENDED AND RESTATED 2023 PLAN.
The information statement accompanying this letter provides you with more specific information concerning the Transaction Agreements, including the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split. We encourage you to carefully read the accompanying information statement and the copies of the Merger Agreement, the Purchase Agreement, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Written Consent included, respectively, as Annex A, Annex B, Annex C, Annex D and Annex E to the accompanying information statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Francis Knuettel II	Todd Davis
Chief Executive Officer and Chief Financial Officer, Director	Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan or the Reverse Stock Split or passed upon the merits or fairness of the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan or the Reverse Stock Split or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
The information statement is dated May 27, 2025 and is being mailed on May 27, 2025 to our stockholders of record as of April 23, 2025.

v

Certain schedules and exhibits from certain Annexes have been omitted. Channel agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon its request.

SUMMARY
This summary highlights selected information in this information statement and may not contain all of the information about the Transaction that is important to you. You should carefully read this information statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the Transaction. You may obtain, without charge, copies of documents incorporated by reference into this information statement by following the instructions under the section entitled “Where You Can Find Additional Information” beginning on page 285.
The Companies
Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
(877) 265-8266
Channel is a clinical-stage biotech company focused on developing and commercializing new therapeutics to alleviate pain. Our clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the central nervous system (“CNS”). Channel’s goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system. Channel’s stock is traded on The NYSE American under the ticker symbol “CHRO”.
On April 16, 2025, Channel, Merger Sub, LNHC, and solely for the purposes of Article III thereof, Ligand, entered into the Merger Agreement, pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LNHC, with LNHC continuing as our wholly owned subsidiary and the surviving corporation of the Merger. If the Merger is completed, the business of LNHC will continue as the business of the combined company, which will focus on developing LNHC’s product candidates, and it is anticipated that the combined company will not continue to develop any of Channel’s legacy product candidates.
LNHC, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703
Telephone: (919) 908-2400
LNHC is a biopharmaceutical company committed to commercializing innovative, safe, and efficacious therapeutic products to help patients with unmet treatment burdens. The company’s lead product ZELSUVMI™ (berdazimer) topical gel, 10.3% (“ZELSUVMI”), for the treatment of Molluscum contagiosum (molluscum), was approved by the U.S. Food and Drug Administration (“FDA”) in 2024. LNHC is a subsidiary of Ligand and will remain so until the completion of the Transactions.
CHRO Merger Sub Inc.
c/o Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
(877) 265-8266
Merger Sub is a wholly-owned subsidiary of Channel and was formed solely for the purpose of carrying out the Merger.
The Merger
If the Merger is completed, Merger Sub will merge with and into LNHC, with LNHC surviving the Merger as a wholly-owned subsidiary of Channel.
Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, among other things, each then outstanding share of LNHC capital stock will be converted into the right to receive a number of shares of Channel Series A Preferred Stock (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the exchange ratio set forth in the Merger Agreement. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger.

For purposes of calculating the exchange ratio, (1) no Channel stock options that are (x) unvested and outstanding as of immediately prior to the Effective Time or (y) vested and outstanding as of immediately prior to the Effective Time with an exercise price equal to or greater than the volume weighted average closing trading price of a share of Channel common stock on The NYSE American for the five consecutive trading days ending five trading days immediately prior to the closing of the Merger (the “Public Company Closing Price”) will be included in the total number of shares of Channel common stock and (2) other than with respect to shares of Channel common stock underlying vested outstanding Channel stock options and Channel Warrants with an exercise price less than the Public Company Closing Price of Channel common stock reserved for issuance under the Amended and Restated 2023 Plan as of immediately prior to the Effective Time shall not be included in the total number of shares of Channel common stock outstanding for purposes of determining the number of outstanding shares of Channel common stock. The total number of the shares of Channel common stock outstanding will be calculated using the treasury stock method. The exchange ratio is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing) and for LNHC of $67 million, as further described in the Merger Agreement.
Immediately following the closing of the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock (including Series A Preferred Stock acquired in the PIPE Financing), and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Each option to purchase shares of Channel common stock, whether vested or unvested, and each Channel restricted stock unit award, in each case, that is issued and outstanding immediately prior to the Effective Time, will survive the closing and remain outstanding in accordance with its terms.
For a more complete description of the Merger and the exchange ratio please see the section titled “The Merger” beginning on page 103 in this information statement.
The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including 20 calendar days having elapsed following the commencement of mailing of this information statement to Channel’s stockholders, but in any event no later than the second business day after satisfaction or, to the extent permitted by law, waiver of the condition precedents as set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions by remote exchange of electronic documents), unless another date or time is agreed to in writing by Channel and LNHC. Channel and LNHC are working to complete the Merger as quickly as practicable. In connection with the closing of the Merger, Channel will be renamed “Pelthos Therapeutics Inc.” For more information, see the section titled “The Name Change Charter Amendment” beginning on page 154 in this information statement.
PIPE Financing
In connection with the foregoing and concurrently with the execution of the Merger Agreement, Channel and LNHC entered into the Purchase Agreement with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Channel has agreed to issue and sell to the PIPE Investors, an aggregate of 50,100 of shares of Channel Series A Preferred Stock at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.1 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions.
The Channel Series A Preferred Stock to be issued pursuant to the Purchase Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued and sold in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. At the closing of the PIPE Financing, Channel will enter into a registration rights agreement (the “Registration Rights Agreement”) with the PIPE Investors pursuant to which the

PIPE Investors will be entitled to certain resale registration rights with respect to shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock issued to the PIPE Investors. Pursuant to the Registration Rights Agreement, Channel will be required to prepare and file a resale registration statement on Form S-1 with the SEC within 30 days following the closing of the PIPE Financing. Channel shall use its commercially reasonable efforts to cause such resale registration statement to be declared effective by the SEC within 120 days following the closing of the PIPE Financing (or within 150 days following the PIPE Financing if the SEC reviews such resale registration statement). The PIPE Financing is contingent upon, among other things, all conditions to the closing of the Merger being satisfied or waived and the Merger being set to occur substantially concurrently with the PIPE Financing.
Channel’s Reasons for the Merger (page 107)
During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Special Committee and the Channel board of directors held numerous meetings, consulted with Channel’s senior management, legal counsel and financial advisors, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Channel board of directors considered numerous factors that it viewed as supporting its decision to approve the Merger Agreement. Several factors considered by the Special Committee and the Channel board of directors included:
•
that the historical and current information concerning Channel’s business, financial condition, operations and prospects, including financial projections of Channel under various scenarios and its short- and long-term strategic objectives, and the risks associated with continuing to operate Channel on a stand-alone basis, particularly in light of the need to raise additional capital to fund pre-clinical and clinical activities and the associated dilution, the length of time until Channel, if successful with its development activities, would be in a position to commercialize any of its programs and the difficult capital markets for pre-revenue or non-commercial stage life sciences companies;

•
that the Special Committee, with the assistance of Channel’s financial advisors, undertook a comprehensive and thorough process of reviewing and evaluating multiple potential strategic alternatives, including the acquisition of new assets and independent development of existing assets, and reverse merger partner candidates to identify the opportunity that would, in the view of the Channel board of directors, create the most value for Channel stockholders; and

•
the Special Committee’s and Channel board of directors’ belief, after a thorough review of strategic alternatives and discussions with Channel’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Channel stockholders than the potential value that might have resulted from other strategic alternatives available to Channel, including continuing to operate Channel on a stand-alone basis or conducting a dissolution and liquidation of Channel and distributing any available cash to its stockholders.

For additional information, please see the section titled “The Merger-Recommendation of the Special Committee; Channel Reasons for the Merger” beginning on page 107 of this information statement.
LNHC Reasons for the Merger (page 110)
In the course of reaching its determination to authorize the Merger Agreement and approve the Merger, the LNHC board of directors considered a number of factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
•	that the Merger will provide LNHC’s current stockholder with greater liquidity by owning publicly-traded stock;
•
the potential increased access to sources of capital and a broader range of investors to support the commercialization of ZELSUVMI following consummation of the Merger compared to if LNHC continued to operate as a subsidiary of Ligand;

•	that the PIPE Financing will generate additional liquidity to fund the combined company;

•
the belief of the LNHC board of directors, after a thorough review of strategic alternatives, that the Merger has a better return on investment for LNHC’s sole stockholder than the potential value that might have resulted from other strategic alternatives available to LNHC, including continuing to operate LNHC as a wholly-owned subsidiary of Ligand; and

•
that Ligand and two other investors in the PIPE Financing provided LNHC with bridge loans in aggregate amount of up to $24 million to fund the commercialization of ZELSUVMI while the Merger is pending.

For additional information, please see the section titled “The Merger-LNHC Reasons for the Merger” beginning on page 110 of this information statement.
Recommendation of the Special Committee; Channel’s Reasons for the Merger (page 107)
On April 11, 2025, the Special Committee unanimously determined that the Transaction Agreements and the Transactions, on the terms and subject to the conditions set forth therein, are advisable, fair to and in the best interests of Channel and Channel stockholders. The Special Committee further (a) recommended that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, be approved by the Channel board of directors; (b) recommended that the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, including the PIPE Financing, be approved by the Channel board of directors; and (c) directed M&N Sarchet, Inc. (“M&N Sarchet”) to deliver a written opinion to the Special Committee, dated March 13, 2025 (the “Fairness Opinion”) to the Channel board of directors in connection with its deliberations and consideration of the foregoing recommendations.
For more information, see the sections entitled “The Merger — Recommendation of the Special Committee; Reasons for the Transaction” beginning on page 107.
Recommendation of the Channel Board of Directors (page 110)
On April 11, 2025, acting upon the Special Committee Recommendation, the Channel board of directors unanimously (a) determined that the terms and conditions of the Transaction Agreements and the Transactions are advisable, fair to and in the best interests of Channel and its stockholders, (b) approved and declared advisable the Transaction Agreements, including the Transactions, (c) authorized and approved the execution, delivery and performance by Channel of the Transaction Agreements and the consummation of the Transactions, upon the terms and subject to the conditions set forth therein and (d) recommended the adoption and approval of the Transaction Agreements and the consummation of the Transactions be submitted to the stockholders of Channel for approval.
For more information, see the sections entitled “The Merger — Recommendation of the Channel Board of Directors” beginning on page 110.
Written Consent of Holders of Channel Common Stock (page 128 and Annex E)
Under Section 78.320 of the NRS and the Articles of Incorporation, the adoption of the Transaction Agreements, including the Transactions, required the affirmative vote of the holders of a majority of the voting power of the Channel common stock issued and outstanding. Holders of issued and outstanding shares of Channel preferred stock have no voting rights and could not consent to the adoption of the Transaction Agreements, including the Transactions. Under Section 713 of the NYSE American Guide stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving (1) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of presently outstanding common stock; (2) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding common stock for less than the greater of book or market value of the stock; or (3) the issuance of shares in connection with a transaction when the issuance or potential issuance will result in a change of control of the issuer. As of April 16, 2025, the date the Merger Agreement and the Purchase Agreement were executed, there were 6,143,923 shares of Channel common stock issued and outstanding, 2,600 shares of Channel preferred stock issued and outstanding and 3,671,882 shares reserved for issuance for certain Convertible Securities, as defined in the Purchase Agreement.
As of April 16, 2025, the record date for determining stockholders of the Channel entitled to vote on the adoption of the Merger Agreement, there were 6,143,923 shares of Channel common stock outstanding. Holders of Channel common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On April 16, 2025, following the execution of the Transaction Agreements, the Majority Stockholders, who collectively beneficially owned or had sole voting power over 3,996,296 shares of Channel common stock, representing approximately 65.04% of the aggregate voting power of the outstanding Channel common stock entitled to vote thereon, executed the Stockholder Approval and delivered the related Written Consent. No further action by any other Channel stockholder is required under applicable law, The NYSE American listing rules or the Transaction Agreements (or otherwise) in connection with the adoption of the Transaction Agreements. As a result, Channel is not soliciting your vote for the adoption of the Transaction Agreements or approval of the Transactions and will not call a stockholders’ meeting for purposes of voting on the adoption of the Transaction Agreements or approval of the Transactions. No action by the stockholders of Channel is required to complete the Transactions and all requisite corporate action by and on behalf of Channel, LNHC and Merger Sub required to complete the Transactions have already been taken. If any of the Transaction Agreements is terminated in accordance with its terms, the Written Consent will be of no further force and effect.
For more information, see the section entitled “The Merger — Written Consent of Holders of Channel Common Stock” beginning on page 128.
Opinion of M&N Sarchet to the Channel Special Committee and Channel Board of Directors
Immediately prior to the Effective Time, each share of LNHC capital stock will be converted into the right to receive a number of shares of Series A Preferred Stock of Channel equal to the exchange ratio pursuant to the Merger Agreement. In connection with the Merger, M&N Sarchet delivered the Fairness Opinion to the Special Committee and the Channel board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Partner Valuation (as defined in the Fairness Opinion) used to calculate the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of this information statement. The full text of the Fairness Opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by M&N Sarchet in connection with the Fairness Opinion, is attached as Annex F to this document.
The Fairness Opinion was for the information of, and was directed to, the Special Committee and the Channel board of directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger. The Fairness Opinion addressed only the fairness, from a financial perspective, to Channel of the Merger Partner Valuation used to calculate the exchange ratio pursuant to the Merger Agreement. It did not address the underlying business decision of the Channel board of directors or Channel to proceed with or effect the Merger or constitute a recommendation to the Channel board of directors in connection with the Merger or any other matter, and it does not constitute a recommendation to any stockholder of Channel or any stockholder of any other entity as to how to vote in connection with the Merger or as to any other action that a stockholder should take with respect to the Merger.
The full text of the Fairness Opinion should be read carefully in its entirety for a description of the procedures followed, the assumptions made, the matters considered, and the qualifications and limitations upon the review undertaken by M&N Sarchet in connection with the Fairness Opinion.
Overview of the Merger Agreement and Agreements Related to the Merger Agreement
Merger Consideration
At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of LNHC capital stock will be automatically converted solely into the right to receive a number of shares of Channel Series A Preferred Stock equal to the exchange ratio described in more detail below. The exchange ratio represents the number of shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock that will be received for each LNHC share outstanding in the Merger and is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing) and for LNHC of $67 million.
The PIPE Investors have agreed to subscribe for and purchase an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock, at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, which is expected to close immediately prior to the closing of the Merger. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase

Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions.
Immediately following the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Treatment of Channel Common Stock and Channel Equity Awards
Each share of Channel common stock that is issued and outstanding at the Effective Time will remain issued and outstanding and will be unaffected by the Merger. Each option to purchase Channel common stock and Channel restricted stock unit award that is outstanding immediately prior to the Effective Time will remain outstanding and will be unaffected by the Merger.
Non-Solicitation
The Merger Agreement contains “non-solicitation” provisions, pursuant to which, subject to specified exceptions, each of Channel and LNHC has agreed that neither it nor its subsidiaries will, and each of Channel and LNHC will cause its respective directors, officers, employees, and consultants not to, and will instruct their respective attorneys, and financial advisors not to, directly or indirectly:
•
solicit, seek, encourage, induce or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry (as defined in the section of this information statement titled “The Merger Agreement-Non-Solicitation”);

•
enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or Acquisition Inquiry (as defined in the section of this information statement titled “The Merger Agreement-Non-Solicitation”), or furnish to any person any non-public information or afford any person other than Channel or LNHC, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

•
take any action to make the provisions of any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or

•	publicly propose to do any of the foregoing.
Board Recommendation Change
Subject to specified exceptions described in the Merger Agreement, Channel has agreed that the Channel board of directors (and any committee thereof) may not take any of the following actions, each of which are referred to in this information statement as a Channel board of directors recommendation change:
•
fail to include its recommendation to the Channel stockholders in connection with the approval of the share issuance and ratification of the Name Change Charter Amendment in this information statement or withdraw or modify such recommendation in a manner adverse to LNHC;

•
withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the Channel board of directors with respect to the share issuance or the Name Change Charter Amendment to change the name of Channel to “Pelthos Therapeutics Inc.”; or

•
after the receipt by Channel of an Acquisition Proposal and LNHC’s subsequent request in writing that the Channel board of directors reconfirm its recommendation to the Channel stockholders to solicit their approval of the required Channel voting proposals at the Channel special meeting, fail to reconfirm its recommendation within ten business days after its receipt of LNHC’s request;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or
•	propose publicly to approve, endorse, adopt or recommend, or approve, endorse, adopt, or recommend any Acquisition Proposal.
Subject to specified exceptions described in the Merger Agreement, LNHC agreed that the LNHC board of directors may not take any of the following actions, each of which are referred to in this information statement as a LNHC board of directors recommendation change:
•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the LNHC board of directors with respect to the Merger;
•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or
•	propose publicly to approve, endorse, adopt or recommend, or approve, endorse, adopt, or recommend any Acquisition Proposal.
Termination of the Merger Agreement
Either Channel or LNHC may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Lock-Up Agreements
Concurrently with the execution of the Purchase Agreement, each of (i) LNHC’s and Channel’s executive officers and directors, (ii) certain investors who have entered the Purchase Agreement, and (iii) Ligand and Nomis Bay have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Channel common stock or Channel Preferred Stock, from the closing of the Merger until December 31, 2025, subject to certain exceptions set forth in each of the applicable lock-up agreements. In addition, Ligand, Nomis Bay and a certain other PIPE Investor agreed in their lock-up agreements to certain customary standstill provisions prohibiting such PIPE Investor from, among other things: (a) offering or proposing to acquire Channel common stock or other equity securities of Channel, other than shares acquired pursuant to the Purchase Agreement; (b) making, effecting or commencing any merger or other business combination involving Channel or other extraordinary transaction with respect to Channel; (c) soliciting proxies with respect to the voting of any securities of Channel; and (d) making any public statements or having any discussion with any securityholder of Channel seeking to control, change or influence the Board, management or policies of Channel.
As of April 16, 2025, Ligand owned, in the aggregate, 100% of the shares of LNHC’s outstanding capital stock. The Channel stockholders who have executed lock-up agreements as of April 16, 2025 owned, in the aggregate, approximately 25.6% of the shares of Channel’s outstanding common stock.
Securities Purchase Agreement
On April 16, 2025, in connection with and concurrently with the execution of the Merger Agreement, Channel entered into the Purchase Agreement with the PIPE Investors, pursuant to which such PIPE Investors have agreed to subscribe for and purchase, and Channel has agreed to issue and sell to the PIPE Investors, an aggregate of 50,100 of shares of Channel Series A Preferred Stock at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, which is expected to be consummated immediately prior to the closing of the Merger. Each share of Channel Series A Preferred Stock is initially convertible into 1,000 shares of Channel common stock. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger shall have been satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions. Channel’s and LNHC’s obligations to consummate the Merger are conditioned upon the closing of the PIPE Financing immediately prior to or concurrently with the closing of the Merger.

Management Following the Merger
Effective as of the closing of the Merger, the combined company’s executive officers and directors are expected to be:

Name	Title
Scott Plesha	President, Chief Executive Officer and Director
Francis Knuettel II	Chief Financial Officer
Richard Baxter	Director
Todd Davis	Director
Ezra Friedberg	Director
Peter Greenleaf	Director
Dr. Richard Malamut	Director
Matthew Pauls	Director

Interests of Directors and Executive Officers of Channel and LNHC
Interests of Channel Directors and Executive Officers in the Merger
In considering the recommendation of the Channel board of directors with respect to approving the Merger, Channel stockholders should be aware that Channel’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of Channel stockholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the stockholders for the following reasons, among others:
•
Todd Davis, Ezra Friedberg and Dr. Richard Malamut, existing directors of Channel, are expected to continue as directors of the combined company, and following the closing of the Merger will be eligible to be compensated as non-employee directors of the combined company pursuant to the combined company’s non-employee director compensation policy that will be put in place following the Effective Time;

•
As of May 23, 2025, Channel’s directors and executive officers beneficially owned, in the aggregate, approximately 10.4% of the shares of Channel common stock, which for purposes of this subsection excludes any shares of Channel common stock issuable upon exercise of stock options to purchase shares of Channel common stock or shares issuable pursuant to restricted stock units held by such individual; and

•	Three of Channel’s directors are expected to become directors in the combined company following closing of the Merger.
The Channel board of directors and the Special Committee were aware of these potential conflicts of interests and considered them, among other matters, in approving the Transaction Agreements and the Transactions. These interests are discussed in more detail in the sections titled “The Merger-Interests of Channel Directors and Executive Officers in the Merger,” “The Merger Agreement-Indemnification and Insurance for Directors and Officers” and “Channel’s Executive and Director Compensation” beginning on pages 121, 138 and 237, respectively, of this information statement.
Interests of LNHC Directors and Executive Officers in the Merger
In considering the recommendation of the LNHC board of directors with respect to approving the Merger, Channel stockholders should be aware that LNHC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Ligand generally. Interests of the directors and executive officers may be different from or in addition to the interests of the stockholders for the following reasons, among others:
•
Todd C. Davis, Chairman of the Channel board of directors, is the Chief Executive Officer of Ligand and a member of the Ligand board of directors, and will be appointed to the combined company’s board of directors upon consummation of the Merger; and

•
Upon the closing of the Merger, Ligand will pay transaction bonuses to Ligand employees who have been serving as LNHC’s executive officers (subject, in each case, to their continued employment through the closing of the Merger).

These interests are discussed in more detail in the sections titled “The Merger-Interests of LNHC Directors and Executive Officers in the Merger,” and “The Merger Agreement-Indemnification and Insurance for Directors and Officers” beginning on pages 124 and 138, respectively, of this information statement.
Each of LNHC’s directors and executive officers have also entered into a lock-up agreement in connection with the Merger. For a more detailed discussion of the lock-up agreements, please see the section titled “Agreements Related to the Merger-Lock-Up Agreements” beginning on page 145, respectively, of this information statement.
Material U.S. Federal Income Tax Consequences of the Merger
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain such a challenge by the IRS.
Subject to the qualifications and limitations set forth in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, then Ligand, as the sole holder of LNHC capital stock, generally should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Channel Series A Preferred Stock in exchange for shares of LNHC capital stock in the Merger. However, if the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Merger would generally be a taxable transaction to Ligand. See the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127 of this information statement for a more complete description of the material U.S. federal income tax consequences of the Merger to Ligand.
Because the Channel stockholders will not sell, exchange or dispose of any shares of Channel common stock in the Merger, there will be no material U.S. federal income tax consequences to Channel stockholders upon consummation of the Merger.
Risk Factor Summary
Both Channel and LNHC are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:
Risks Related to the Merger
•
The exchange ratio will not be adjusted based on the market price of Channel common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•	Failure to complete the Merger may result in harm to the common stock price of Channel and future business and operations of either Channel or LNHC;
•	If the conditions to the Merger are not satisfied or waived, the Merger may not occur; and
•	The PIPE Financing may not be completed.
Risks Related to Channel’s Business
•	The report of the independent registered public accounting firm on our 2024 and 2023 financial statements contains a going concern qualification; and
•	Channel has incurred net losses since inception. Channel expects to incur losses for the foreseeable future and may never achieve or maintain profitability.

Risks Related to LNHC’s Business
•
LNHC has incurred significant losses since its inception. LNHC expects to incur losses until revenue from ZELSUVMI is sufficient to fund LNHC’s operations, if ever, and may never achieve or maintain profitability. If LNHC does not achieve or maintain profitability, it may need additional funding to continue its business operations;

•
LNHC has a limited operating history and no prior history of commercializing products, which may make it difficult for you to evaluate the success of its business to date and to assess its future viability;

•
LNHC depends heavily on the commercial success of ZELSUVMI, which was approved by the FDA in January 2024 and has not yet launched in the United States. There is no assurance that LNHC’s commercialization efforts in the United States with respect to ZELSUVMI will be successful or that LNHC will be able to generate profit at the levels or within the timing it expects;

•	LNHC’s products may become subject to unfavorable third-party coverage or reimbursement policies, which would harm its business;
•
Delays or disruptions in LNHC’s supply chain and manufacturing of LNHC’s products, including ZELSUVMI, and potential product candidates could adversely affect LNHC’s sales and marketing efforts and LNHC’s development and commercialization timelines and could result in increased costs or in LNHC breaching its obligations to others;

•
LNHC has never produced at a commercial scale any products that utilize the NITRICIL technology, and any delay or disruptions in the on-going qualification of manufacturing facilities and process or in the manufacture of LNHC’s (i) API, including berdazimer sodium, the API of LNHC’s ZELSUVMI product, or (ii) potential future clinical trial materials or commercial supplies of any other potentially approved product candidates utilizing the NITRICIL technology, could adversely affect LNHC’s development and commercialization timelines and results or result in increased costs or in LNHC breaching its obligations to others; and

•
LNHC relies on in-licenses from third parties. If LNHC loses these rights, its business may be materially and adversely affected, its ability to develop improvements to its technology platform may be negatively and substantially impacted, and if disputes arise, LNHC may be subjected to future litigation, as well as the potential loss of or limitations on its ability to incorporate the technology covered by these license agreements.

Risks Related to the Combined Company
•	The market price of the combined company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger;
•
Even if the Merger and the PIPE Financing are successful, the combined company will need substantial additional funding to finance its operations and pursue its business objectives, including the commercialization of ZELSUVMI. If the combined company is unable to raise capital when needed, or on acceptable terms, the combined company could be forced to curtail its planned operations and the pursuit of its growth strategy; and

•	The combined company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.
These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 20 of this information statement. Channel and LNHC both encourage you to read and consider all of these risks carefully.
The NYSE American Stock Market Listing
Channel intends to file a listing application for the combined company common stock with The NYSE American. After completion of the Merger, the combined company will be renamed “Pelthos Therapeutics Inc.” and, assuming approval of the application for continued listing, the common stock of the combined company will trade on The NYSE American under the symbol “PTHS”. However, The NYSE American’s determination of the combined company’s listing status is not known as of the date of this information statement. In addition, under the Merger

Agreement, each of Channel’s and LNHC’s obligations to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of Channel common stock to be issued in the Merger have been approved for listing on The NYSE American as of the closing of the Merger.
Anticipated Accounting Treatment
The Merger is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”). Channel and LNHC are each expected to meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. In addition, LNHC is expected to meet the definition of a variable interest entity (“VIE”) given the entity will not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger. Finally, Channel will own 100% of the shares of LNHC following the close of the Merger and will therefore be the primary beneficiary of LNHC business. As a result, Channel will be deemed to be the accounting acquirer in the Merger, and the Merger will be accounted for as a business combination in which Channel acquires the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger will be recorded at their acquisition date fair values.
See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 250 of this information statement for additional information.
Appraisal Rights and Dissenters’ Rights
Holders of Channel common stock are not entitled to dissenter’s or appraisal rights under Nevada law in connection with the Merger.
Under the DGCL, Channel stockholders are not entitled to appraisal rights in connection with the Merger.
The sole stockholder of LNHC, Ligand, has provided its written consent in connection with the Merger and irrevocably waived all applicable appraisal rights and the right to receive notice thereof provided by Section 262 of the DGCL.
Comparison of Stockholder Rights
Channel is incorporated under the laws of the State of Nevada and LNHC is incorporated under the laws of the State of Delaware. Accordingly, the rights of the stockholders Channel are currently, and will continue to be, governed by the Nevada Revised Statutes (the “NRS”), and the rights of Ligand are currently governed by the Delaware General Corporation Law (the “DGCL”). If the Merger is completed, Ligand will become a Channel stockholder, and its rights will be governed by Nevada law, bylaws of Channel and the articles of incorporation of Channel, as may be further amended by the Name Change Charter Amendment, as the case may be. The rights of Channel stockholders contained in its articles of incorporation and bylaws of Channel differ from the rights of Ligand under LNHC’s certificate of incorporation and bylaws of LNHC, as more fully described under the section titled “Comparison of Rights of Holders of Channel Capital Stock and LNHC Capital Stock” beginning on page 268 of this information statement.
The Name Change Charter Amendment
On April 11, 2025, the Channel board of directors adopted a resolution approving the Name Change Charter Amendment to change the name of the corporation from “Channel Therapeutics Corporation” to “Pelthos Therapeutics Inc.” upon the consummation of the Transactions. Following the delivery of the Written Consent and upon filing of the Name Change Charter Amendment with the Secretary of State of the State of Nevada, the name of Channel will change to “Pelthos Therapeutics Inc.” A copy of the Name Change Charter Amendment is attached as Annex C to this information statement.
The Amended and Restated 2023 Plan
On April 11, 2025, the Channel board of directors adopted a resolution approving the Amended and Restated 2023 Plan. Following the delivery of the Written Consent, the Amended and Restated 2023 Plan became effective as of the same date. Stockholder approval of the Amended and Restated 2023 Plan is also required pursuant to

Section 711 of the NYSE American Guide, which requires stockholder approval with respect to the material amendment to a stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired by officers, directors, employees, or consultants, regardless of whether or not such authorization is required by law or by the company’s charter, with limited exceptions. A copy of the Amended and Restated 2023 Plan is attached as Annex D to this information statement.
The Reverse Stock Split
On April 11, 2025, the Channel board of directors adopted a resolution approving the Reverse Stock Split Charter Amendment to effect a Reverse Stock Split of all outstanding shares of Channel common stock, by a ratio in the range of one-for five to one-for-twenty-five, to be determined in the Board’s discretion, only to the extent needed to meet the listing requirements for listing the shares of the combined company on The NYSE American. Stockholder approval of the Reverse Stock Split is required pursuant to Section 78.2055 of the NRS, which requires stockholder approval with respect to a decrease in the number of issued and outstanding shares of a class or series held by Channel stockholders without correspondingly decreasing the number of authorized shares of the same class or series.
Additional Information
You can find more information about Channel in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the SEC at www.sec.gov.
For more information, see the section entitled “Where You Can Find Additional Information” beginning on page 285.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Transaction Agreements and the Transactions. These questions and answers may not address all questions that may be important to you as a holder of shares of Channel common stock. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 285.
Q.	Why am I being sent this information statement?
A.
The purpose of this information statement is to inform Channel’s stockholders that on April 16, 2025, the Majority Stockholders, holders of approximately 65.04% of the aggregate voting power of the issued and outstanding shares of Channel common stock, acted by written consent in lieu of a special meeting of stockholders to approve the Transaction Agreements, including the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split.

Q.	What is the Merger?
A.
Channel and LNHC have entered into the Merger Agreement, dated as of April 16, 2025, a copy of which is attached as Annex A to this information statement. The Merger Agreement contains, among other things, the terms and conditions of the proposed business combination of Channel and LNHC. Pursuant to the Merger Agreement, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Channel, will merge with and into LNHC, with LNHC surviving as a wholly owned subsidiary of Channel. After the completion of the Merger, Channel will change its corporate name to “Pelthos Therapeutics Inc.” The combined company following the Merger is referred to herein as the “combined company”.

Immediately prior to the Effective Time, each share of LNHC capital stock will be converted into the right to receive a number of shares of Channel Series A Preferred Stock equal to the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of the accompanying information statement. The exchange ratio represents the number of shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock that will be received for each LNHC share outstanding in the Merger and is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing) and for LNHC of $67 million. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger. This amount is an estimate only and the final number of shares Ligand will receive at closing will be determined pursuant to a formula described in more detail in the Merger Agreement.
Each share of Channel common stock, option to purchase Channel common stock and Channel restricted stock unit award that is issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and such shares, options and awards will be unaffected by the Merger.
The PIPE Investors have agreed to subscribe for and purchase an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock, at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, referred to as the “PIPE Financing”, which is expected to close immediately prior to the closing of the Merger. Each share of Channel Series A Preferred Stock is initially convertible into 1,000 shares of Channel common stock. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions.
Immediately following the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Q.	Why are the two companies proposing to merge?
A.
Channel’s and LNHC’s management believe that combining the two companies will result in a company with a strong leadership team and substantial capital resources, positioning it to focus on the commercialization of ZELSUVMI following consummation of the Merger and potentially developing and, if approved, commercializing novel therapies to treat patients suffering from dermatological and/or pain related indications for which there are no good therapeutic options. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger-Channel Reasons for the Merger” and “The Merger-LNHC Reasons for the Merger” beginning on pages 107 and 110, respectively, of this information statement.

Q.	What is the PIPE Financing?
A.
On April 16, 2025, Channel entered into the Purchase Agreement with the PIPE Investors, pursuant to which the investors have agreed to subscribe for and purchase an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock, at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, referred to as the “PIPE Financing”, which is expected to close immediately prior to the closing of the Merger. Each share of Channel Series A Preferred Stock is initially convertible into 1,000 shares of Channel common stock. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions.

Immediately following the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Q.	What will Channel Stockholders, Channel Equity Award Holders and Channel Warrant Holders receive in the Merger?
A.	At the Effective Time, Channel stockholders will continue to own and hold their existing shares of Channel common stock and Channel preferred stock, as applicable.
All options to purchase Channel common stock that are issued and outstanding immediately prior to the Effective Time will remain in effect pursuant to their terms and will be unaffected by the Merger.
All Channel restricted stock unit awards that are issued and outstanding immediately prior to the Effective Time will remain in effect pursuant to their terms and will be unaffected by the Merger.
The terms governing any Channel warrants outstanding as of immediately prior to the Effective Time will remain in full force and effect following the Closing of the Merger.
Q.	What will Ligand receive in the Merger?
A.
Ligand will receive shares of Channel Series A Preferred Stock. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger. This amount is an estimate only and the final number of shares Ligand will receive at closing will be determined pursuant to a formula described in more detail in the Merger Agreement.

For a more complete description of what Ligand will receive in the Merger, please see the sections titled “The Merger-Merger Consideration” and “The Merger-Exchange Ratio” beginning on pages 125 and 125, respectively, of this information statement. For a description of the effect of the PIPE Financing on Channel’s and LNHC’s current securityholders, please see the section titled “Agreements Related to the Merger-Securities Purchase Agreement” beginning on page 145 of this information statement.
Q.	Will the common stock of the combined company trade on an exchange?
A.
Shares of Channel common stock are currently listed on The NYSE American under the symbol “CHRO”. On April 16, 2025, the last trading day before the date the Merger Agreement and the Purchase Agreement were executed, the closing sale price of Channel common stock was $1.255 per share. Channel intends to file a listing application for the combined company with The NYSE American. After completion of the Merger, the combined company will be renamed “Pelthos Therapeutics Inc.” and, assuming approval of the application for continued listing, the common stock of the combined company will trade on The NYSE American under the symbol “PTHS”. However, The NYSE American’s determination of the combined company’s listing status is not known as of the date of this information statement.

Channel has agreed to cause the shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock to be issued in connection with the Merger to be approved for listing on The NYSE American at or prior to the Effective Time. In addition, under the Merger Agreement, each of Channel’s and LNHC’s obligations to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock to be issued in the Merger have been approved for listing on The NYSE American, subject to notice of issuance, as of the closing of the Merger. The terms of the Merger Agreement permit that this condition may be waived by agreement between Channel and LNHC, without recirculation or re-solicitation of this information statement.
Q.
Do I need to consent or submit a proxy in relation to the Transaction Agreements, including the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split?

A.
No. Channel is not soliciting your consent or proxy in connection with the Transaction Agreements, including the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split, and no consents or proxies are requested from holders of Channel common stock.

Q.	Am I entitled to appraisal rights?
A.
No. The holders of shares of Channel common stock are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of Channel common stock under the NRS in connection with the Transaction Agreements, including the Transactions.

Q.	Who will be the directors of the combined company following the Merger?
A.
Immediately following the Merger, the combined company’s board of directors will be composed of seven members, consisting of (i) four directors selected by LNHC, namely Peter Greenleaf, Matthew Pauls, Todd Davis and Richard Baxter, (ii) one director who is the intended Chief Executive Officer of the surviving corporation, namely Scott Plesha, (iii) one director selected by Channel, namely Dr. Richard Malamut and (iv) one director selected by Nomis Bay, namely Ezra Friedberg.

Q.	Who will be the executive officers and directors of the combined company immediately following the Merger?
A.	Immediately following the Merger, the executive officers and directors of the combined company are expected to be:

Name	Title
Scott Plesha	President, Chief Executive Officer and Director
Francis Knuettel II	Chief Financial Officer
Richard Baxter	Director
Todd Davis	Director
Ezra Friedberg	Director
Peter Greenleaf	Director
Dr. Richard Malamut	Director
Matthew Pauls	Director

Q.	When do you expect the Merger to be consummated?
A.
We are working toward completing the Merger as promptly as possible. We currently expect the Merger to be completed in the mid-2025, subject to the satisfaction of the conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all. For more information, please see the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 139 of this information statement.

Q.	What are the material U.S. federal income tax consequences of the Merger to Channel stockholders?
A.
Channel stockholders will not sell, exchange or dispose of any shares of Channel common stock in the Merger. Thus, there will be no material U.S. federal income tax consequences to Channel stockholders upon consummation of the Merger.

Q.	What are the material U.S. federal income tax consequences of the Merger to the Sole Stockholder of LNHC?
A.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to the Sole Stockholder of LNHC,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Ligand, as the sole holder of LNHC capital stock, generally should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Channel Series A Preferred Stock in exchange for shares of LNHC capital stock in the Merger. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127 of this information statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and the documents incorporated by reference into this information statement contain forward-looking statements related to Channel, LNHC, the Merger and the other proposed transactions contemplated thereby that involve substantial risks and uncertainties. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events, as neither Channel nor LNHC can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology, including “anticipates,” “target,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will,” “project,” “contemplate” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.
Forward-looking statements contained in this information statement include, but are not limited to, statements about:
•	the strategies, prospects, plans, expectations and objectives of management of Channel or LNHC for future operations of the combined company following the closing of the Merger;
•	the closing of the Merger, including the timing of the consummation of the Merger;
•	the likelihood of the satisfaction of other conditions to the closing of the Merger and whether and when the Merger will be consummated;
•	the exchange ratio, and relative ownership levels as of the Effective Time;
•	the expected benefits of and potential value created by the Merger for the stockholders of Channel and LNHC;
•	LNHC’s ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;
•	Channel’s expectations regarding its ability to fund its operating expenses and capital expenditure requirements with its cash, cash equivalents and investments;
•	the cash balances of the combined company following the Effective Time;
•	the ability to consummate the PIPE Financing and the expected benefits of the PIPE Financing, including the cash runway it is expected to provide the combined company;
•	the ability of Channel and the combined company to maintain compliance with The NYSE American listing standards;
•	the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;
•	Channel’s expectations regarding the reconsideration of its strategic alternatives in the event the Merger is not completed;
•	the need to hire additional personnel and the combined company’s ability to attract and retain such personnel;
•
the ability to protect and enhance the combined company’s products and intellectual property, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, and the combined company’s ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

•	any statements concerning developments and projections relating to the combined company’s competitors or industry;
•	Channel’s, LNHC’s, or the combined company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	any statements concerning Channel’s, LNHC’s, or the combined company’s financial performance;

•	any statements regarding expectations concerning Channel’s or LNHC’s relationships and actions with third parties, including any license and collaborations with such third parties;
•	future regulatory, judicial and legislative changes in Channel’s or LNHC’s industry in the United States, Europe, and other jurisdictions;
•	the ability of the combined company’s clinical trials to demonstrate safety and efficacy of the combined company’s product candidates, and other positive results;
•	the combined company’s ability to utilize its proprietary drug discovery platform to develop a pipeline of product candidates to address unmet needs in rare skin disease indications;
•	the outcome of clinical trials of the combined company’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements;
•	the timing of availability of data from the combined company’s clinical trials;
•	the combined company’s plans to research, develop and commercialize its current and future product candidates;
•	the combined company’s ability to protect its intellectual property and proprietary technologies;
•	the combined company’s reliance on third parties, contract manufacturers, and contract research organizations;
•	the combined company’s ability to develop and advance current product candidates and programs into, and successfully complete, clinical studies;
•	the combined company’s manufacturing, commercialization, and marketing capabilities and strategy;
•	the size of the market opportunity for the combined company’s product candidates, including estimates of the number of patients who suffer from the diseases the combined company is targeting;
•	expectations regarding potential for accelerated approval or other expedited regulatory designation;
•	the combined company’s competitive position and the success of competing therapies that are or may become available;
•	estimates of the number of patients that the combined company will enroll in its clinical trials;
•	the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of the combined company’s product candidates; and
•	the combined company’s ability to obtain and maintain regulatory approval of its product candidates and its expectations regarding particular lines of therapy.
These forward-looking statements are based largely on the current expectations and projections of about Channel’s, LNHC’s, or the combined company’s business, the industry in which Channel and LNHC operate and financial trends that Channel and LNHC believe may affect the business, financial condition, results of operations and prospects of Channel, LNHC, or the combined company, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this information statement and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” beginning on page 20 of this information statement. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Channel. Please see the section titled “Where You Can Find More Information” beginning on page 285 of this information statement. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in these forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Channel and LNHC do not plan to publicly update or revise any forward-looking statements contained herein until after the distribution of this information statement, whether as a result of any new information, future events or otherwise.

In addition, statements that “Channel and/or LNHC believe(s)” and similar statements reflect the beliefs and opinions on the relevant subject of Channel and LNHC. These statements are based upon information available to Channel and LNHC as of the date of this information statement, and while Channel and LNHC believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and the statements of Channel and/or LNHC should not be read to indicate that Channel or LNHC have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.
You should read this information statement and the documents that are referenced in this information statement and have been filed with the SEC as exhibits to this information statement with the understanding that the actual future results, levels of activity, performance and events and circumstances of Channel, LNHC, or the combined company may be materially different from what Channel or LNHC expect.
In addition, this information statement includes statistical and other industry and market data that was obtained from independent industry publications and research, surveys and studies conducted by independent third parties as well as Channel’s and LNHC’s estimates. The market data used in this information statement involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Channel’s and LNHC’s estimates include assumptions based on their respective industry knowledge, industry publications, third-party research and other surveys. While Channel and LNHC believe that their respective internal assumptions and estimates are reasonable, no independent source has verified such assumptions or estimates.
Note Regarding Trademarks
All trademarks, trade names and service marks appearing in this information statement are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this information statement may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that Channel and LNHC will not assert, to the fullest extent under applicable law, their rights or the rights of their applicable licensor to these trademarks and trade names.

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this information statement, you should carefully consider the material risks described below before making a decision to invest in Channel common stock. You should also read and consider the other information in this information statement and additional information about Channel set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is filed with the SEC as such risks may be updated or supplemented in its subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Please see the section titled “Where You Can Find More Information” beginning on page 285 of this information statement for further information regarding the documents incorporated by reference into this information statement.
Risks Related to the Transactions
The exchange ratio will not be adjusted based on the market price of Channel common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
At the Effective Time, outstanding shares of LNHC capital stock will be converted into shares of Channel Series A Preferred Stock equal to the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of this information statement. The exchange ratio represents the number of shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock that will be received for each LNHC share outstanding in the Merger and is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing) and for LNHC of $67 million. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger. This amount is an estimate only and the final number of shares Ligand will receive at closing will be determined pursuant to a formula described in more detail in the Merger Agreement.
Immediately following the Transactions, the Channel securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
Any changes in the market price of Channel stock before the completion of the Merger will not affect the number of shares Ligand will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of Channel common stock increases from the market price on the date of the Merger Agreement, then Ligand could receive merger consideration with substantially more value for their shares of LNHC capital stock than the parties had negotiated when they established the exchange ratio. Similarly, if before the completion of the Merger the market price of Channel common stock declines from the market price on the date of the Merger Agreement, then Ligand could receive merger consideration with substantially lower value. The Merger Agreement does not include a price-based termination right.
Failure to complete the Merger may result in harm to the common stock price of Channel and future business and operations of either Channel or LNHC.
If the Merger is not completed, the price of Channel common stock may decline and could fluctuate significantly.
If the Merger Agreement is terminated and the Channel board of directors or the LNHC board of directors determines to seek another business combination, there can be no assurance that either Channel or LNHC will be able to find a partner with whom a business combination would yield greater benefits than the benefits to be provided under the Merger Agreement.
If the conditions to the Merger are not satisfied or waived, the Merger may not occur.
The completion of the Merger is not assured. The conditions to the completion of the Merger are set forth in the Merger Agreement and described in the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 139 of this information statement. Channel and LNHC cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the closing may be delayed, and Channel and LNHC each may lose some or all of the intended benefits of the Merger.

Certain conditions to LNHC’s or Channel’s obligations to complete the Merger may be waived by the LNHC and Channel, and in the event such waiver is determined not to require approval of its stockholders, Channel will have discretion to complete the Merger without seeking further stockholder approval, which decision may have a material adverse effect on Channel stockholders.
LNHC or Channel may waive one or more of the conditions to the Merger without re-soliciting stockholder approval.
Certain conditions to LNHC’s or Channel’s obligations to complete the Merger may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by agreement of LNHC and Channel. In the event of a waiver of a condition, the Channel board of directors will evaluate the materiality of any such waiver to determine whether stockholder approval or amendment of this information statement is necessary.
In the event that the Channel board of directors, in its own reasonable discretion, determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval, which decision may have a material adverse effect on the Channel stockholders. For example, if LNHC and Channel agree to waive the requirement that The NYSE American application be accepted for listing prior to the consummation of the Merger, and their respective boards of directors elect to proceed with the closing of the Merger, The NYSE American may notify the combined company of its determination to delist the company’s securities based upon the failure to satisfy the initial inclusion criteria. The combined company may appeal the determination to a hearings panel, which will stay the delisting action pending a panel decision. If the combined company does not appeal the determination, its common stock will be delisted.
Notwithstanding the foregoing, certain closing conditions may not be waived due to applicable law or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals; the filing of the information statement on Schedule 14C; and the absence of any order or injunction that has the effect of prohibiting the consummation of the Merger. For more information about the conditions to the completion of the Merger, see the section titled “The Merger Agreement-Conditions to the Completion of the Merger.”
The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes or other causes.
In general, neither Channel nor LNHC is obligated to complete the Merger if there is a material adverse effect affecting the other party between April 16, 2025, the date of the Merger Agreement, and the closing of the Merger. However, certain types of changes are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic or market conditions, industry wide changes, changes in GAAP, changes in laws, rules or regulations of general applicability or interpretations thereof, natural disasters, epidemics, pandemics or other disease outbreaks, outbreaks of major hostilities or acts of terrorism, changes resulting from the announcement or pendency of the Merger, and failures to meet internal guidance, budgets, plans or forecasts. Therefore, if any of these events were to occur impacting Channel or LNHC, the other party would still be obliged to consummate the closing of the Merger. If any such adverse changes occur and Channel and LNHC consummate the closing of the Merger, the stock price of the combined company may suffer. This in turn may reduce the value of the Merger to the stockholders of Channel, LNHC or both. Additionally, if there is a material adverse effect, the PIPE Investors will not be obligated to consummate the purchase of shares of Channel common stock in connection with the PIPE Financing, which, in turn, may reduce the value of the Merger to the stockholders of Channel, LNHC, or both. For a more complete discussion of what constitutes a material adverse effect on Channel or LNHC, see the section titled “The Merger Agreement-Conditions to Completion of the Merger” beginning on page 139 of this information statement.
On April 16, 2025, Channel entered into the Purchase Agreement with the PIPE Investors, pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, which is expected to close immediately prior to the closing of the Merger. The closing of the PIPE financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions.
Even if the PIPE Financing closes as expected, the combined company will need to raise additional capital in the future. Additional financing may not be available to the combined company when it is needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the combined company, including Channel’s pre-Merger securityholders and Ligand. It is also possible that the terms of any new equity securities may have preferences over the combined company common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the combined company.
Some Channel and LNHC directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
Directors and executive officers of Channel and LNHC may have interests in the Merger that are different from, or in addition to, the interests of other Channel stockholders generally. These interests with respect to Channel’s directors and executive officers may include, among others, that certain of Channel’s executives are entitled to, in connection with a qualifying termination of employment, accelerated vesting of options and restricted stock units with respect to Channel common stock and the payment of severance; that certain of Channel’s executives are entitled to the extension of the applicable executive’s post-termination exercise period with respect to their options in the event of the executive’s continued employment through the closing of the Merger; Channel’s chief executive officer, Francis Knuettel II, is expected to continue as an executive officer of the combined company after the Effective Time and that all of Channel’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, three current members of the Channel board of directors namely Todd Davis, Ezra Friedberg and Dr. Richard Malamut, are expected to continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of the combined company pursuant to the Channel non-employee director compensation policy that is expected to remain in place following the Effective Time. These interests with respect to LNHC’s directors and executive officers may include, among others, that all but one of LNHC’s executive officers are expected to continue as executive officers of the combined company after the Effective Time; and all of LNHC’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. Todd Davis, Chairman of the Channel board of directors, is also a current member of the LNHC board of directors and is expected to continue as a director of the combined company after the Effective Time and, following the closing of the Merger, will be eligible to be compensated as a non-employee director of the combined company pursuant to the Channel non-employee director compensation policy that is expected to remain in place following the Effective Time. The directors and executive officers of Channel own options to purchase the shares of Channel common stock.
The Channel and LNHC boards of directors considered that Todd C. Davis, Chairman of the board of directors of Channel and a director of LNHC, is the Chief Executive Officer of Ligand, a stockholder of LNHC, and (A) Ligand will receive proceeds as a result of the Merger, (B) Ligand agreed to participate in the PIPE Financing, and (C) Mr. Davis will be appointed to the combined company’s board of directors in connection with the Merger.
The Channel and LNHC boards of directors were aware of and considered those interests, among other things, in reaching their decisions to approve and adopt the Merger Agreement and the Merger. These interests, among other factors, may have influenced the directors and executive officers of Channel and LNHC to support or approve the Merger.
For more information regarding the interests of Channel and LNHC directors and executive officers in the Merger, please see the sections titled “The Merger-Interests of Channel Directors and Executive Officers in the Merger” beginning on page 121 and “The Merger-Interests of LNHC Directors and Executive Officers in the Merger” beginning on page 124 of this information statement.
Channel stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.
If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Channel stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

If the Merger is not completed, Channel’s stock price may fluctuate significantly.
The market price of Channel common stock is subject to significant fluctuations. During the 12-month period ended April 23, 2025, the closing sales price of Channel common stock on The NYSE American ranged from a high of $3.80 on January 21, 2025 to a low of $0.45 on November 19, 2024. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Channel common stock will likely be volatile based on whether stockholders and other investors believe that Channel can complete the Merger or otherwise raise additional capital to support Channel’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Channel common stock is exacerbated by low trading volume. Additional factors that may cause the market price of Channel common stock to fluctuate include:
•
the initiation of, material developments in, or conclusion of litigation to enforce or defend its intellectual property rights or defend against claims involving the intellectual property rights of others;

•	the entry into, or termination of, key agreements, including commercial partner agreements;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•	the introduction of technological innovations or new therapies that compete with its future products;
•	the loss of key employees;
•	future sales of its common stock;
•	general and industry-specific economic conditions that may affect its research and development expenditures;
•	the failure to meet industry analyst expectations; and
•	period-to-period fluctuations in financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Channel common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
Channel’s current stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.
After the completion of the Merger, the current stockholders of Channel will own a smaller percentage of the combined company than their ownership of their respective companies prior to the Merger.
Immediately following the Transactions, the Channel’s current securityholders as of immediately prior to the Merger are expected to hold approximately 7.9% of the shares of combined company capital stock, Ligand, including its participation in the PIPE Financing, is expected to hold approximately 55.7% of the shares of combined company capital stock, and the other PIPE Investors are expected to hold approximately 36.3% of the shares of combined company capital stock, in each case, on a fully diluted basis, subject to certain assumptions.
During the pendency of the Merger, Channel and LNHC may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.
Covenants in the Merger Agreement impede the ability of Channel and LNHC to make acquisitions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, proposing, seeking, initiating or knowingly encouraging, facilitating or supporting any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to certain transactions involving a third party, including a merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them. For more information, see the section titled “The Merger Agreement-Non-Solicitation” beginning on page 134 of this information statement.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Channel and LNHC from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances as described in further detail in the section titled “The Merger Agreement-Non-Solicitation.”
Because the lack of a public market for LNHC capital stock makes it difficult to evaluate the fair market value of LNHC capital stock, Channel may pay more than the fair market value of LNHC capital stock and/or Ligand may receive consideration in the Merger that is less than the fair market value of LNHC capital stock.
The outstanding capital stock of LNHC is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of LNHC capital stock. Because the percentage of Channel equity to be issued to Ligand was determined based on negotiations between the parties, it is possible that the value of the Channel Series A Preferred Stock to be received by Ligand will be less than the fair market value of LNHC capital stock, or Channel may pay more than the aggregate fair market value for LNHC capital stock.
Lawsuits could delay or prevent the Merger.
Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Channel, Ligand, LNHC, and/or their respective boards of directors in connection with the transactions contemplated by the Merger Agreement.
The outcome of litigation is uncertain, and Channel, Ligand, LNHC, and/or their respective boards of directors may not be successful in defending against any such claims. Any such lawsuits that have been or may be filed against Channel, Ligand, LNHC, and/or their respective boards of directors could delay or prevent the Merger from becoming effective or from becoming effective within the intended timeframe, divert the attention of Channel’s, Ligand’s and/or LNHC’s management and employees from their respective day-to-day businesses and otherwise adversely affect their respective financial conditions.
The financial projections for LNHC included in the section entitled “The Merger-Certain Unaudited Financial Projections”, which were considered by the Channel board of directors in evaluating the Merger and used by M&N Sarchet in rendering the Fairness Opinion and performing its related financial analyses, reflect numerous variables, estimates and assumptions and are inherently uncertain. If any of these variables, estimates and assumptions prove to be wrong, such as the assumptions relating to the approval of LNHC’s product candidates, the actual results for the combined company’s business may be materially different from the results reflected in the financial projections.
As further described below in the section entitled “The Merger-Certain Unaudited Financial Projections”, in connection with the Channel board of directors’ evaluation of the Merger, preliminary internal financial forecasts for LNHC were prepared by the management of LNHC and provided to the management of Channel, for use by M&N Sarchet in connection with the rendering of the Fairness Opinion and performing its related financial analyses, as described below under “The Merger-Opinion of M&N Sarchet to the Channel Special Committee and Channel Board of Directors”. The financial forecasts and financial projections reflect numerous variables, estimates, and forecasts made by LNHC’s management at the time the initial financial forecasts were prepared by LNHC and approved by LNHC. If any of these variables, estimates and assumptions prove to be wrong, the actual results for the combined company’s business may differ materially from the results reflected in the financial projections.
The estimated probabilities of success included in the financial projections take into account a range of potential outcomes, including outcomes in which product candidates fail to achieve commercial launch due to commercial and regulatory uncertainty (including failure to obtain regulatory authorization to market the applicable product candidate), as well as economic and portfolio management decisions and competition, and these assumptions, including those with respect to regulatory approval and probability of success more broadly, are inherently uncertain and could prove inaccurate. If one or more of the LNHC product candidates do not receive marketing authorization when anticipated, for the indications anticipated, or at all, or the other assumptions reflected in the estimates as to probability of success prove untrue, the actual results of the combined company’s business will differ materially from the results reflected in the financial projections. For example, while the financial projections reflect the probability of success assessments described below in the section entitled “The Merger-Certain Unaudited Financial Projections” for each of LNHC’s product candidates, if one or both of these product candidates are not approved then actual results will differ materially, including the potential for one or both of these product candidates to generate no revenue at all.

In addition, the financial projections cover a significant period of time. This extended period was used in light of the anticipated timing for regulatory approval and the initiation of commercial sales of the LNHC product candidates. However, the risks and uncertainties regarding the financial projections, including the potential for adverse developments such as delays in obtaining or failure to obtain regulatory approvals or additional competition or changes in the competitive or regulatory landscape, increase with each successive year and the likelihood that the actual results will differ materially from the projected results increases with each successive year. The financial projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the financial projections.
The PIPE Financing may not be completed.
In connection with and immediately prior to the closing of the Merger, Channel intends to complete the PIPE Financing with the PIPE Investors involving the sale of approximately 50,100 of shares of Channel Series A Preferred Stock, at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, for gross proceeds of approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. Channel has entered into the Purchase Agreement with the PIPE Investors pursuant to which the Channel Series A Preferred Shares will be issued immediately prior to the closing of the Merger. The Purchase Agreement may be terminated under certain circumstances, and, if such termination were to occur, the combined company would not receive the proceeds of the PIPE Financing. The Purchase Agreement may be terminated as follows:
•	automatically if the closing of the Merger is not consummated on or prior to October 31, 2025;
•	automatically if the Merger Agreement is terminated without the Merger being consummated; and
•	if any closing conditions set forth thereunder are not met and have not been waived.
Accordingly, there can be no guarantee that the PIPE Financing will occur.
The PIPE Financing is a condition to each party’s obligations to effect the Merger under the Merger Agreement. In the event that the PIPE Financing does not occur, the Merger Agreement may be terminated without the Merger being consummated. For more information, please see the section titled “Agreements Related to the Merger” beginning on page 145 of this information statement.
Risks Related to Channel’s Business
If the Merger is not completed, Channel will reconsider its strategic alternatives, including dissolving and liquidating its assets, pursuing another strategic transaction, or operating its business. If the Merger is not completed, Channel will face various risks related to its financial condition and need for capital; its ability to execute on alternative strategies; its third party agreements, licenses, and collaborations; its intellectual property; regulatory and compliance matters; and its status as a public company, all as further discussed in the Risk Factors, including this subsection titled “-Risks Related to Channel.”
The report of the independent registered public accounting firm on our 2024 and 2023 financial statements contains a going concern qualification.
The report of the independent registered public accounting firm covering our consolidated financial statements for the years ended December 31, 2024 and 2023 stated that certain factors, including that Channel has suffered recurring losses from operations and have an accumulated deficit at December 31, 2024, raised substantial doubt as to its ability to continue as a going concern. Because Channel is not yet producing sufficient revenue or cash flow to sustain its operating costs, Channel is dependent upon raising capital to continue its business. If Channel is unable to raise capital, it may be unable to continue as a going concern.
Channel is a clinical stage biopharmaceutical company with a limited operating history.
The operations of Channel, contributed to Channel by Chromocell Corporation (“Chromocell Holdings”), to date have been limited to financing and staffing Channel, developing and licensing compounds, conducting preclinical and clinical studies of CC8464 for EM and iSFN, CT2000 for eye pain, CT3000 for post-surgical pain and other pain indications. Channel has not yet demonstrated the ability to successfully complete a large-scale, pivotal clinical trial, obtain marketing approval, manufacture a commercial scale product, arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about Channel’s future success or viability may not be as accurate as they could be if Channel had a history of successfully developing and commercializing pharmaceutical products.
Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early-stage clinical pharmaceutical companies such as Channel. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that Channel cannot assure you that Channel will be able to, among other things:
•	successfully implement or execute its current business plan, and Channel cannot assure you that its business plan will lead to an approval or successful commercialization;
•	successfully manufacture Channel’s compounds and establish commercial supply;
•	successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of CC8464, CT2000 and CT3000;
•
secure market exclusivity and/or adequate intellectual property rights for Channel’s compounds in each jurisdiction in which it does or plans to commercialize its compounds or where its competitors are organized or may engage in competitive activity;

•	attract and retain an experienced management and advisory team;
•	secure acceptance of Channel’s compounds in the medical community and with third-party payors and consumers;
•	raise sufficient funds in the capital markets or otherwise to effectuate Channel’s business plan; and
•	utilize the funds that Channel does have and/or raise in the future to efficiently execute its business strategy.
If Channel cannot successfully execute any one of the foregoing, its business may fail, and your investment will be adversely affected.
Channel has incurred net losses since inception. Channel expects to incur losses for the foreseeable future and may never achieve or maintain profitability.
There are numerous risks and uncertainties associated with pharmaceutical product and biological development, and Channel is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability.
Channel has had net losses since inception, and Channel had an accumulated deficit of approximately $21.5 million and $13.5 million as of December 31, 2024 and December 31, 2023, respectively, which includes a net loss of approximately $8.0 million for year ended December 31, 2024, and approximately $7.4 million the year ended December 31, 2023, respectively. Overall, these conditions have raised substantial doubt regarding its ability to continue as a going concern beyond one year of the filing of Channel’s consolidated financial statements. Channel’s ability to continue as a going concern is dependent upon the ability to complete clinical studies and implement its business plan, raise capital, generate sufficient revenues and to control operating expenses.
Channel has primarily financed our operations through a combination of a series of cash advances, equity raises, bridge and promissory note issuances, licensing arrangements, government grants and Channel’s initial public offering (from which it raised net proceeds of approximately $5.7 million, after deducting underwriting discounts, commissions and other offering expenses) (the “IPO”). Channel’s ability to achieve significant profitability depends on its ability to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, CC8464, CT2000, CT3000 and/or additional compounds. Channel expects that it will take several years, if ever, before it has a commercialized compound. The net losses Channel incurs may fluctuate significantly from quarter to quarter.
If Channel is required by the FDA, the EMA, or other international regulatory authorities to which it may be subject, to perform studies in addition to those currently expected, or if there are any delays in completing its clinical trials or the development of CC8464, CT2000, CT3000 and/or other future compounds, its expenses could increase and revenue could be further delayed. Channel anticipates that its expenses will increase substantially if, and as, Channel:

•	continues its research and the clinical development of CC8464, CT2000 and CT3000;
•	launches human proof of concept of CT2000 for the treatment of eye pain;
•	conducts CMC and develops GMP formulations and human proof of concept of CT3000 for the treatment of post-surgical pain;
•	initiates additional clinical trials and preclinical studies for any additional compounds that it may pursue in the future;
•	prepares a New Drug Application (an “NDA”) for filing with the FDA, a marketing authorization application, and approvals in certain other countries;
•	oversees the manufacturing of material for clinical trials or potential commercial sales;
•	develops a portfolio of compounds;
•	establishes a business development operation to in its out-license certain assets;
•	establishes a sales, marketing and distribution infrastructure to commercialize any compound for which it may obtain marketing approval;
•	develops, maintains, expands, protects and enforces its intellectual property rights portfolio; and/or
•	acquires or in-license other compounds and technologies.
To become and remain profitable, Channel must develop and eventually commercialize one or more compounds with significant market potential. This will require Channel to be successful in a range of challenging activities, including completing the clinical trials, developing and validating commercial scale manufacturing processes, obtaining marketing approval for its compounds, manufacturing, and marketing. Licensing and selling any future compounds for which Channel may obtain marketing approval and satisfying any post-marketing requirements. If Channel was required to discontinue development of CC8464, CT2000 or CT3000, if CC8464, CT2000 or CT3000 does not receive regulatory approval, if it does not obtain its targeted indication(s) for CC8464, CT2000 or CT3000, or if CC8464, CT2000 pr CT3000 fails to achieve sufficient market acceptance for any indication, Channel could be delayed by many years in its ability to achieve profitability. Channel’s failure to become and remain profitable would decrease the value of its company and could impair its ability to raise capital, maintain our research and development efforts, expand its business or continue its operations. A decline in the value of Channel also could cause you to lose all or part of your investment.
Channel’s business could be adversely impacted if there are deficiencies in its disclosure controls and procedures or its internal control over financial reporting.
The design and effectiveness of Channel’s disclosure controls and procedures and its internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. There can be no guarantee that its disclosure controls and procedures and internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in its disclosure controls and procedures or internal control over financial reporting could result in misstatements of its results of operations or its consolidated financial statements or could otherwise materially and adversely affect its business, reputation, results of operations, financial condition or liquidity.
Channel has identified material weaknesses in its internal control over financial reporting.
Prior to the IPO, Channel was a private company and had limited accounting and financial reporting personnel and other resources with which to address its internal controls and related procedures. In connection with the audit, as applicable, of its consolidated financial statements for the years ended December 31, 2024 and 2023, Channel identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses in Channel arose from inadequate segregation of duties, ineffective information technology controls and lack of certain financial reporting and transaction processing controls. If Channel is unable to remedy its material weaknesses, or if it generally fails to establish and maintain effective internal controls appropriate for a public company, it may be unable to produce timely and accurate consolidated financial statements, and it may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and its stock price.

Channel will need to raise additional funding to receive approval for CC8464, CT2000, CT3000 or any other future compound. Such funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Channel to delay, limit, sell or terminate certain of its product development efforts or other operations.
To complete the process of obtaining regulatory approval for CC8464, CT2000 and CT3000 and to build the sales, marketing, licensing and distribution infrastructure that Channel believes will be necessary to commercialize CC8464, CT2000 and CT3000, if approved, it will require substantial additional funding. In addition, if Channel obtains marketing approval for CC8464, CT2000 and CT3000, it expects to incur significant expenses related to product sales, medical affairs, marketing, manufacturing and distribution.
Channel’s future capital requirements will depend on many factors, including:
•	the progress, timing, results and costs of its dose escalation and phase 2 clinical trial for CC8464;
•	the progress, timing, results and costs of its human POC trials for CT2000;
•	the progress, timing, results and costs of its GMP manufacturing and human POC for CT3000;
•	the progress, timing and costs of manufacturing clinical trial for its planned pivotal clinical trials;
•	the potential development and the filing on an Investigation New Drug (“IND”) application for other future compounds;
•
the initiation, scope, progress, timing, costs and results of drug discovery, laboratory testing, manufacturing, preclinical studies and clinical trials for any other future compounds that Channel may pursue in the future, if any;

•	the outcome, timing and costs of seeking regulatory approvals;
•	the costs associated with the manufacturing process development and evaluation of third-party manufacturers;
•
the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, in the event Channel receives marketing approval for CC8464, CT2000, CT3000 or any other future compounds Channel may develop;

•
the extent to which the costs of future compounds, if approved, will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors;

•
the costs of commercialization activities for CC8464, CT2000, CT3000 and other future compounds if Channel receives marketing approval for CC8464, CT2000, CT3000 or any other future compounds it may develop, including the costs and timing of establishing product sales, medical affairs, marketing, distribution and manufacturing capabilities;

•	subject to receipt of marketing approval, if any, revenue received from commercial sale of CC8464, CT2000, CT3000 or any of its other future compounds;
•	the terms and timing of any future collaborations, licensing, consulting or other arrangements that Channel may establish;
•
the amount and timing of any payments Channel may be required or decide to make, or that it may receive, in connection with the licensing, filing, prosecution, maintenance, and enforcement of any patents or other intellectual property rights and defense against third party intellectual property infringement claims, including milestone and royalty payments and patent prosecution fees that it is obligated to pay pursuant to its license agreements, if any;

•	the development of alternative treatments for EM or iSFN or other pain indications;
•	its ability to establish and maintain collaborations and licenses on favorable terms, if at all; and
•	the extent to which it acquires or in-license other compounds and technologies.
Identifying potential compounds and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Channel may never generate the necessary data or results required to obtain marketing approval and achieve product sales. Channel’s lead compounds, if approved, may not achieve commercial success. Its future compound’s revenues, if any, will be derived from or based on sales of compounds that may not be commercially available for many years, if at all. Accordingly, it is unlikely that Channel will generate product or licensing revenue during the next twelve months and will need to continue to rely on additional financing to achieve its business objectives. Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to develop and commercialize future compounds. Moreover, the terms of any financing may adversely affect the holdings or the rights of its stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of Channel common stock to decline. The sale of additional equity or convertible securities would dilute all Channel stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and a portion of its operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness, and Channel may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Furthermore, existing securityholders may not agree with its financing plans or the terms of such financings. Adequate additional financing may not be available to Channel on acceptable terms, or at all. The terms of additional financing may be impacted by, among other things, general market conditions, and the market’s perception of future compounds. If adequate funds are not available, Channel may be required to curtail its operations or other business activities or obtain funds through arrangements with strategic partners or others that may require it to relinquish rights to certain technologies or potential markets.
Channel may be subject to litigation for a variety of claims, which could adversely affect its results of operations, harm its reputation or otherwise negatively impact its business.
Channel may be subject to litigation for a variety of claims arising from its normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect its results of operations, harm its reputation or otherwise negatively impact its business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect its future operating results, its cash flows or both.
Risks Related to Development, Clinical Testing, and Regulatory Approval
Channel is early in its efforts to develop CC8464, which is the only compound that it has advanced into clinical development. If it is unable to advance CC8464 through clinical trials, obtains regulatory approval and ultimately commercializes CC8464, or if it experiences significant delays in doing so, its business will be materially harmed.
Channel is early in its development of CC8464. The development and commercialization of CC8464 (or any other compound that it may advance towards clinical development in the future) is subject to many uncertainties, including the following:
•	successful enrollment and completion of the two studies Channel is planning to conduct in the next phase of its clinical trials (Phase 2);
•	positive results from its current and planned future clinical trials;
•	receipt of regulatory approvals from applicable regulatory authorities;
•	successful development of its internal manufacturing processes on an ongoing basis and maintenance of its potential future arrangements with third-party manufacturers for clinical supply;
•	commercial launch of CC8464, if and when approved, whether alone or in collaboration with others; and
•	acceptance of CC8464, if and when approved, by patients, the medical community and third-party payors.
If Channel fails in one or more of these factors, it could experience significant delays or an inability to successfully commercialize CC8464, which would materially harm our business. If Channel does not receive regulatory approvals for CC8464, its business, financial condition, results of operations and prospects could be materially and adversely affected. Advancing a different compound than CC8464 towards clinical development would take substantial time and resources and be subject to the same risks as described here for CC8464.

Channel is early in its efforts to develop CT2000 and have not moved into clinical trials. If it is unable to advance CT2000 through clinical trials, obtains regulatory approval and ultimately commercializes CT2000, or if it experiences significant delays in doing so, its business will be materially harmed.
Channel is early in its development of CT2000. The development and commercialization of CT2000 (or any other compound that it may advance towards clinical development in the future) is subject to many uncertainties, including the following:
•	successful final completion of the formula for eye drops;
•	positive results from its planned future pre-clinical and clinical trials;
•	receipt of regulatory approvals from applicable regulatory authorities;
•	successful development of its internal manufacturing processes on an ongoing basis and maintenance of its potential future arrangements with third-party manufacturers for clinical supply;
•	commercial launch of CT2000, if and when approved, whether alone or in collaboration with others; and
•	acceptance of CT2000, if and when approved, by patients, the medical community and third-party payors.
If Channel fails in one or more of these factors, it could experience significant delays or an inability to successfully commercialize CT2000, which would materially harm our business. If Channel does not receive regulatory approvals for CT2000, its business, financial condition, results of operations and prospects could be materially and adversely affected. Advancing a different compound than CT2000 towards clinical development would take substantial time and resources and be subject to the same risks as described here for CT2000.
Channel is early in its efforts to develop CT3000 and have not moved into clinical trials. If it is unable to advance CT3000 through clinical trials, obtains regulatory approval and ultimately commercializes CT3000, or if it experiences significant delays in doing so, its business will be materially harmed.
Channel is early in its development of CT3000. The development and commercialization of CT3000 (or any other compound that it may advance towards clinical development in the future) is subject to many uncertainties, including the following:
•	successful final completion of the formula for the nerve block;
•	positive results from its planned future pre-clinical and clinical trials;
•	receipt of regulatory approvals from applicable regulatory authorities;
•	successful development of its internal manufacturing processes on an ongoing basis and maintenance of its potential future arrangements with third-party manufacturers for clinical supply;
•	commercial launch of CT3000, if and when approved, whether alone or in collaboration with others; and
•	acceptance of CT3000, if and when approved, by patients, the medical community and third-party payors.
If Channel fails in one or more of these factors, it could experience significant delays or an inability to successfully commercialize CT3000, which would materially harm its business. If Channel does not receive regulatory approvals for CT3000, its business, financial condition, results of operations and prospects could be materially and adversely affected. Advancing a different compound than CT3000 towards clinical development would take substantial time and resources and be subject to the same risks as described here for CT3000.
CC8464 is in early-stage development, and there is no guarantee that the results from prior clinical and preclinical studies will be indicative of Channel’s ability to complete or the results to be obtained in the current or future studies and clinical trials. CC8464 is Channel’s only compound in clinical development and advancing a different compound would require substantial time and resources as well as being subject to the same risks and uncertainties as described here for CC8464.
There is no guarantee that results of Channel’s potential future clinical trials will be positive or that it will be able to complete this or any potential future clinical trials on the anticipated timelines or at all. Furthermore, research and discoveries by Channel or others may identify serious adverse events, undesirable side effects or other unexpected properties of its current and future compounds, including CC8464, that could delay, prevent or cause the withdrawal of regulatory approval, limit the commercial potential, or result in significant negative consequences following marketing approval.

The regulatory authorities may not complete their review processes in a timely manner, or Channel may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Channel may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.
Regulatory authorities also may approve a future compound for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or post-approval safety monitoring program. These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of CC8464. Any of the foregoing scenarios could materially harm the commercial prospects for CC8464 and materially and adversely affect our business, financial condition, results of operations and prospects.
Channel may encounter substantial delays in its pre-clinical and clinical trials, or it may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.
Before obtaining marketing approval from regulatory authorities for the sale of Channel’s drug candidates, CC8464, CT2000 and CT3000 included, it must conduct extensive clinical trials to demonstrate the safety and efficacy of the drug candidate for its intended indications. Clinical trials are expensive, time consuming and uncertain as to outcome. Channel cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:
•	delays in reaching a consensus with regulatory authorities on trial design;
•	delays in opening sites and recruiting suitable patients to participate in its clinical trials;
•
imposition of a clinical hold by regulatory authorities as a result of a serious adverse event or concerns with a class of drug candidates, or after an inspection of its clinical trial operations or trial sites;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;
•	occurrence of serious adverse events associated with the drug candidate that are viewed to outweigh its potential benefits; or
•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.
In addition, if Channel has to make manufacturing or formulation changes to CC8464, CT2000 and CT3000, it would need to conduct additional studies to bridge its modified compound to earlier versions. Clinical trial delays could also shorten any periods during which it may have the exclusive right to commercialize CC8464, CT2000, and CT3000, or allow its competitors to bring products to market before it does, which could limit its potential revenue or impair its ability to successfully commercialize CC8464, CT2000 and CT3000 and may harm its business, financial condition, results of operations and prospects. Any delays, setbacks or failures in its clinical trials could materially and adversely affect its business, financial condition, results of operations and prospects.
Additionally, if the results of Channel’s clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our drug candidates, it may:
•	be delayed in obtaining marketing approval, if at all, or be required to conduct additional confirmatory safety and/or efficacy studies causing additional expenses;
•	obtain approval for indications or patient populations that are not as broad as intended or desired;
•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
•	be subject to additional post-marketing testing requirements;
•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;
•	have regulatory authorities withdraw, or suspend, their approval of the drug or impose restrictions on its distribution;
•	be subject to the addition of labeling statements, such as warnings or contraindications;

•	be sued; or
•	experience damage to its reputation.
As CC8464 is Channel’s only compound in clinical development, any setback may have a significant negative effect on its business.
Channel’s drug development costs will increase if it experiences delays in testing or obtaining marketing approvals. Channel does not know whether any of our preclinical studies or clinical trials will begin as planned, need to be restructured or be completed on schedule, if at all.
Channel, the FDA or an Institutional Review Board may suspend Channel’s clinical trials at any time if it appears that Channel or its collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s current GCP, regulations, that Channel is exposing participants to unacceptable health risks, or if the FDA finds deficiencies in Channel’s IND applications or the conduct of these trials. Therefore, Channel cannot predict with any certainty the schedule for commencement and completion of future clinical trials. If Channel experiences delays in the commencement or completion of its clinical trials, or if Channel terminates a clinical trial prior to completion, the commercial prospects of its drug candidates could be negatively impacted, and its ability to generate revenues from its drug candidates may be delayed. As CC8464 is Channel’s only compound in clinical development, any setback may have a significant negative effect on its business.
Even if Channel completes the necessary clinical trials, it cannot predict when, or if, it will obtain regulatory approval to commercialize CC8464, CT2000 and CT3000 and the approval may be for a narrower indication than it seek.
Channel cannot commercialize a compound until the appropriate regulatory authorities have reviewed and approved the compound. Even if CC8464, CT2000 and CT3000 meet their respective safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or Channel may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Channel may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.
Regulatory authorities also may approve a compound for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a post-approval safety monitoring program. These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of CC8464, CT2000 and CT3000. Any of the foregoing scenarios could materially harm the commercial prospects for CC8464, CT2000 and CT3000 and materially and adversely affect Channel’s business, financial condition, results of operations and prospects as CC8464 is its only compound in clinical development and CT2000 and CT3000 have not yet entered pre-clinical trials.
CC8464, CT2000 and CT3000 may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.
Channel’s Phase 1 clinical trials have shown that CC8464 can lead to rashes. In addition to this side effect and possibly others caused by CC8464, the administration process or related procedures also can cause adverse side effects. If any such adverse events occur, Channel’s clinical trials could be suspended or terminated. If in the future Channel is unable to demonstrate that such adverse events were caused by the administration process or related procedures, the FDA, the European Commission, the EMA or other regulatory authorities could order Channel to cease further development of, or deny approval of, CC8464 for any or all targeted indications. Even if Channel can demonstrate that any serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if Channel elects, or is required, to delay, suspend or terminate any clinical trial of CC8464, the commercial prospects of such compound may be harmed and its ability to generate revenues from this compound may be delayed or eliminated. Any of these occurrences may harm Channel’s ability to develop other product candidates, and may harm its business, financial condition and prospects significantly. As CC8464 is Channel’s only compound in clinical development, any setback may have a significant negative effect on its business.

Additionally, if CC8464 receives marketing approval, the FDA could require Channel to adopt a post-approval safety monitoring program to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if Channel or others later identify undesirable side effects caused by CC8464, several potentially significant negative consequences could result, including:
•	regulatory authorities may suspend or withdraw approvals of such compound;
•	regulatory authorities may require additional warnings on the label;
•	Channel may be required to change the way a compound is administered or conduct additional clinical trials;
•	Channel could be sued and held liable for harm caused to patients; and
•	Channel’s reputation may suffer.
Any of these events could prevent Channel from achieving or maintaining market acceptance of CC8464 and could significantly harm its business, financial condition, results of operations and prospects.
Additionally, other regulatory regimes in other geographies, such as the European Union, India and Japan, where Channel is initially targeting its products, may impose similar conditions or post-monitoring requirements as a result of such findings.
Channel has yet to begin evaluating CT2000 and CT3000 in humans to determine if it has any side effects, but could face similar or other issues, including but not limited to the disclosures set forth above for CC8464 with respect to FDA approval, ongoing monitoring programs and label requirements.
CC8464, CT2000 and CT3000 are based on specific modes of administration (dose escalation regime, eye drops and injection, respectively), which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval.
The clinical trial requirements of the FDA, EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a compound vary substantially according to the type, complexity, novelty and intended use and market of such compounds. The regulatory approval process for novel compounds such as Channel can be more expensive and take longer than for other, better known or more extensively studied compounds.
Regulatory requirements governing pain medication products have been changing as side effects and the addictive nature of opioids became more apparent. The regulatory framework for pain medications has been tightened and these changes may affect Channel’s programs and its commercial potential despite Channel’s expectations that CC8464 will not show addictive features. While Channel is subject to the FDA and EMA regulatory regimes, these are not the only regulatory regimes to which Channel may be subject in the event Channel is able to execute on our objectives.
These regulatory review committees and advisory groups and the new guidelines they promulgate may lengthen the regulatory review process, require Channel to perform additional studies, increase its development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of CC8464, CT2000 and CT3000 or future compounds or lead to significant post-approval limitations or restrictions. As Channel advances CC8464, CT2000 and CT3000, it will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If Channel fails to do so, it may be required to delay or discontinue development of CC8464, CT2000 and CT3000. These additional processes may result in a review and approval process that is longer than Channel otherwise would have expected. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease Channel’s ability to generate sufficient product revenue, and our business, financial condition, results of operations and prospects would be materially and adversely affected.
Even if Channel obtains regulatory approval for CC8464, CT2000 and CT3000, its compounds will remain subject to regulatory oversight.
Even if Channel obtains any regulatory approval for CC8464, CT2000 and CT3000, its lead compounds, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that Channel receives for CC8464, CT2000 and CT3000 may also be subject to a post-approval safety monitoring program, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the quality, safety and efficacy of the product. For example, the holder of an approved NDA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.
In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices (“cGMPs”) requirements and adherence to commitments made in the NDA or foreign marketing application. If Channel, or a regulatory authority, discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or Channel, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.
If Channel fails to comply with applicable regulatory requirements following approval of CC8464, CT2000, CT3000 or any future compound, a regulatory authority may:
•	issue a warning letter asserting that Channel is in violation of the law;
•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;
•	suspend or withdraw regulatory approval;
•	suspend any ongoing clinical trials;
•	refuse to approve a pending NDA or comparable foreign marketing application (or any supplements thereto) submitted by Channel or its strategic partners;
•	restrict the marketing or manufacturing of the product;
•	seize or detain the product or otherwise require the withdrawal of the product from the market;
•	refuse to permit the import or export of compounds; or
•	refuse to allow Channel to enter into supply contracts, including government contracts.
Any government investigation of alleged violations of law could require Channel to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Channel’s ability to commercialize CC8464, CT2000 and CT3000 and adversely affect its business, financial condition, results of operations and prospects.
The FDA’s policies, and those of equivalent foreign regulatory agencies, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of CC8464, CT2000 and CT3000. Channel cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Channel is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Channel may lose any marketing approval that it may have obtained and it may not achieve or sustain profitability, which would materially and adversely affect its business, financial condition, results of operations and prospects.
Even if Channel obtains and maintains approval for CC8464, CT2000 and CT3000 from the FDA, Channel may never obtain approval for them outside of the United States, which would limit its market opportunities and adversely affect its business.
Approval of a compound in the United States by the FDA does not ensure approval of such compound by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Sales of CC8464, CT2000 and CT3000 or other future compounds outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a compound, comparable regulatory authorities of foreign countries also must approve the manufacturing and marketing of the compound in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a compound must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that Channel intends to charge for its compounds, if approved, is also subject to approval. Channel intends to submit a marketing authorization application to the EMA for approval of CC8464, CT2000 and CT3000 in the European Union, but obtaining such approval from the European Commission following the opinion of the EMA is a lengthy and expensive process. Even if a compound is approved, the FDA or the European Commission, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and the European Union also have requirements for approval of compounds with which Channel must comply prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Channel and could delay or prevent the introduction of our compounds in certain countries.
Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Also, regulatory approval for any of Channel’s compounds may be withdrawn. If Channel fails to comply with the regulatory requirements, its target market will be reduced and its ability to realize the full market potential of CC8464, CT2000, CT3000 or Channel’s future compounds will be harmed and its business, financial condition, results of operations and prospects will be adversely affected.
While Channel plans to apply for orphan drug designation for CC8464 in the future, it may not effectively protect Channel from competition, and Channel may be unable to obtain similar designations for its future compounds. For instance, if Channel’s competitors are able to obtain orphan drug exclusivity for products that constitute the same drug and treat the same indications as Channel’s lead compounds before Channel, Channel may not be able to have competing products approved by the applicable regulatory authority for a significant period of time. To date, Channel has not submitted an application for orphan drug designation.
In connection with the application for one of Channel’s two lead compounds, CC8464, for the treatment of EM and iSFN, Channel also plans to seek orphan drug designation from the FDA. As of the date of this information statement, Channel has not submitted an application for orphan drug designation for CC8464. Under the Orphan Drug Act of 1983, the FDA may designate a compound as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.
Generally, if a compound with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. If another sponsor receives such approval before Channel does (regardless of its orphan drug designation), Channel will be precluded from receiving marketing approval for its product for the applicable exclusivity period. The applicable period is seven years in the United States.
Even though Channel may obtain orphan drug exclusivity for CC8464, that exclusivity may not effectively protect the compound from competition because different drugs can be approved for the same condition. In the United States, even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the European Union, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:
•
the second applicant can establish in its application that its medicinal product, although like the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

•	the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or
•	the holder of the marketing authorization for the original orphan medicinal product cannot supply enough quantities of orphan medicinal product.

If Channel is not able to secure an orphan drug designation, or if the exclusivity associated with such designation does not effectively protect Channel from competition, its business, financial condition, results of operations and prospects will be adversely affected.
FDA designations to expedite drug development and review, including “orphan drug” designation, Breakthrough Therapy designation, and/or Fast Track designation, even if granted for any of Channel’s compounds, may not lead to a faster development, regulatory review or approval process and do not increase the likelihood that any of its compounds will receive marketing approval in the United States.
As with any future application for “orphan drug” designation for CC8464 from the FDA, there is no assurance that any of Channel’s other compounds that it may develop in the future will receive a similar designation from the FDA or that Channel will receive Breakthrough Therapy or Fast Track designations for its compounds. Further, even if Channel does receive favorable designations from the FDA, the receipt of any of these designations may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA.
Channel may expend its limited resources to pursue a compound or indication and fail to capitalize on its compounds or indications that may be more profitable or for which there is a greater likelihood of success.
Channel has limited financial and managerial resources. As a result, it may forego or delay pursuit of opportunities with other of its compounds or for other indications that later prove to have greater commercial potential. Channel’s resource allocation decisions may cause it to fail to timely capitalize on viable commercial products or profitable market opportunities. Channel’s spending on current and future research and development programs and its lead compounds for specific indications may not yield any commercially viable products. If Channel does not accurately evaluate the commercial potential or target market for a particular compound, it may relinquish valuable rights to that compound through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for Channel to retain sole development and commercialization rights to such compound.
If Channel is not successful in discovering, developing and commercializing additional compounds, its ability to expand its business and achieve its strategic objectives would be impaired.
Although a substantial amount of Channel’s effort initially focuses on developing CC8464, CT2000 and CT3000 towards approval in the U.S. and other countries, an additional component of its strategy is to discover, develop and potentially commercialize a portfolio of compounds to treat orphan diseases and potentially, non-orphan diseases. Identifying new compounds requires substantial technical, financial and human resources, whether any other compounds are ultimately identified. Channel may not be able to identify new molecules with the potential for clinical development and ultimate approval. Even if Channel identifies new compounds that initially show promise, it may fail to successfully develop and commercialize such new compounds for many reasons, including the following:
•	the research methodology used may not be successful in identifying potential new compounds;
•	competitors may develop alternatives that render Channel’s compounds obsolete;
•	new compounds Channel develops may nevertheless be covered by third parties’ patents or other exclusive rights;
•
a new compound may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a new compound may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
•	a new compound may not be accepted as safe and effective by patients, the medical community or third-party payors.
If Channel is unsuccessful in identifying and developing additional new compounds, its potential for growth may be impaired.

Channel faces significant competition in an environment of rapid technological change and the possibility that its competitors may achieve regulatory approval before it or develop therapies that are more advanced or effective than Channel’s, which may adversely affect its financial condition and its ability to successfully market or commercialize CC8464, CT2000 and CT3000.
Many of Channel’s potential competitors, alone or with their strategic partners, have substantially greater financial, technical and other resources, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Channel’s commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any compound that it may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly or earlier than Channel may obtain approval for Channel’s, which could result in Channel’s competitors establishing a strong market position before it is able to enter the market. Additionally, technologies developed by Channel’s competitors may render CC8464, CT2000 and CT3000 uneconomical or obsolete, and it may not be successful in marketing CC8464, CT2000 and CT3000 against competitors.
In addition, as a result of the expiration or successful challenge of our patent rights, Channel could face more litigation with respect to the validity and/or scope of patents relating to its competitors’ products. The availability of products of Channel’s competitors could limit the demand, and the price Channel is able to charge, for any compound that Channel may develop and commercialize.
On December 23, 2023, Channel entered into the Benuvia License Agreement. Channel is dependent on the Benuvia License Agreement, and the termination of the Benuvia License Agreement could have an adverse effect on our business.
On December 23, 2023, Channel entered into an exclusive licensing agreement (the “Benuvia License Agreement”) with Benuvia Operations LLC (“Benuvia”) for the Diclofenac Spray Formulation, the Rizatriptan Intranasal Formulation and the Ondansetron Spray Formulation (collectively, the “Spray Formulations”), diversifying its pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The Diclofenac Spray Formulation is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of migraines as a pill. Ondansetron is an anti-emetic that is available in oral and intravenous form. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations. If Channel breaches the Benuvia License Agreement, Benuvia may be able to terminate it, and as a result of this termination, Channel’s business could be negatively impacted.
If Benuvia does not properly maintain or enforce the intellectual property underlying the Benuvia License Agreement, Channel’s competitive position and business prospects could be harmed. Benuvia may also seek to terminate Channel’s license.
Channel is a party to the Benuvia License Agreement. To this end, Channel is dependent on its license with Benuvia. Channel’s success will depend in part on the ability of Benuvia to obtain, maintain and enforce its licensed intellectual property. Benuvia may not successfully prosecute any applications for or maintain intellectual property to which Channel has licenses, may determine not to pursue litigation against other companies that are infringing such intellectual property, or may pursue such litigation less aggressively than Channel would. Without protection for the intellectual property Channel licenses, other companies might be able to offer similar products for sale, which could adversely affect Channel’s competitive business position and harm its business prospects. If Channel loses any of its right to use third-party intellectual property, it could adversely affect Channel’s ability to commercialize its technologies, products or services, as well as harm its competitive business position and its business prospects.
Rizatriptan is an off-patent branded generic that can be manufactured and sold by other pharmaceutical manufacturers, which may increase the competition Channel faces and reduce its ability to diversify its pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions under the Benuvia License Agreement.
Rizatriptan is an off-patent branded generic pharmaceutical and is currently not protected by intellectual property rights. As a result, other pharmaceutical companies may sell products similar to the Rizatriptan Spray

Formulation at a lower cost, and this might result in a commensurate loss in expected sales or require Channel to lower its prices to compete. If other pharmaceutical companies sell products that are similar to the Rizatriptan Spray Formulation, Channel may face additional competition and its business and profitability may be adversely affected, and its ability diversifying its pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions under the Benuvia License Agreement may be reduced.
Risks Related to Manufacturing
Delays in obtaining regulatory approvals of the process and facilities needed to manufacture CC8464, CT2000, CT3000 or any of Channel’s other compounds or disruptions in its manufacturing process may delay or disrupt its product development and commercialization efforts.
Before Channel can begin to commercially manufacture CC8464, CT2000, CT3000 or any of its other compounds, whether in a third-party facility or in its own facility, if established, Channel must pass a pre-approval inspection of its manufacturing facility by the FDA. A manufacturing authorization must also be obtained from the appropriate regulatory authorities. The timeframe required for Channel to obtain such approvals is uncertain. To obtain approval, Channel will need to ensure that all its processes, methods and equipment are compliant with cGMP, and perform extensive audits of vendors, contract laboratories and suppliers. If any of its vendors, contract laboratories or suppliers is found to be out of compliance with cGMP, Channel may experience delays or disruptions in manufacturing while it works with these third parties to remedy the violation or while Channel works to identify suitable replacement vendors. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP, Channel will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. If Channel fails to comply with these requirements, it would be subject to possible regulatory action and may not be permitted to sell any compound that it may develop.
In addition, the manufacturing process used to produce Channel’s existing compounds is complex, novel and has not been validated for commercial use. To produce enough quantities of its existing compounds for future clinical trials and initial U.S. commercial demand, Channel will need to increase the scale of its manufacturing process. Channel employs multiple steps to control its manufacturing process to assure that the process works and that CC8464, CT2000 and CT3000 are made strictly and consistently in compliance with the process. Problems with, or deviations from, the manufacturing process, even if minor, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory. Channel may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs.
Any contamination in Channel’s manufacturing process, shortages of raw materials or failure of any of its key suppliers to deliver necessary components could result in delays in its clinical development or marketing schedules.
Given the nature of sterile product manufacturing, there is a risk of contamination. Any contamination could materially adversely affect Channel’s ability to produce CC8464, CT2000 and CT3000 on schedule and could, therefore, harm its results of operations and cause reputational damage.
Some of the raw materials required in Channel’s manufacturing process may be derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of CC8464, CT2000 and CT3000 could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially and adversely affect Channel’s development timelines and our business, financial condition, results of operations and prospects.
Risks Related to Commercialization of Channel’s Compounds
If Channel is unable to expand its market development capabilities or enter into agreements with third parties to market and sell its compounds, it may be unable to generate any revenue.
Channel currently does not have a market development organization. To successfully commercialize CC8464, CT2000 and CT3000, if approved, it will need to expand its capabilities to promote market access and build awareness. To successfully commercialize any other products that may result from its development programs, Channel will need to further expand its market development organization, either on its own or with a third party. The development of its own market development team will be expensive and time-consuming and could delay any product launch. Moreover, Channel cannot be certain that it will be able to successfully develop this capability. Channel may enter into collaboration agreements regarding any of its compounds with third parties to utilize their established marketing and distribution capabilities, but Channel may be unable to enter into such agreements on favorable terms, if at all. If any future collaborators do not commit sufficient resources to commercialize Channel’s products, or Channel is unable to develop the necessary capabilities on its own, it will be unable to generate sufficient product revenue to sustain its business. Channel competes with many companies that currently have extensive, experienced and well-funded medical affairs, marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. Channel also faces competition in its search for third parties to assist it with the sales and marketing efforts of its compounds. Without an internal team or the support of a third party to perform marketing and sales functions, Channel may be unable to compete successfully against these more established companies.
Channel’s efforts to educate the medical community and third-party payors on the benefits of its compounds may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of our potential products. If any of our compounds are approved but fails to achieve market acceptance among physicians, patients or third-party payors, Channel will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
If the market opportunities for CC8464, CT2000, CT3000 or our future compounds are smaller than Channel believes they are, its revenues may be adversely impacted, and its business may suffer.
Channel is currently focusing its research and product development efforts on CC8464 for the management of EM and iSFN, CT2000 for acute and chronic eye pain, CT3000 for post-surgical pain and, potentially, other fields of neuropathic pain. Its understanding of both the number of people who have EM or iSFN, as well as the subset of people with either disease who have the potential to benefit from treatment with CC8464, are based on estimates in published literature. Similarly, its understanding of the number of people who could benefit from treatment with CT2000 and CT3000, are based on estimates in published literature. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of this disease. The number of patients in the United States, the European Union and elsewhere may turn out to be lower than expected or these patients may not be otherwise amenable to treatment with CC8464, CT2000 and CT3000 or may become increasingly difficult to identify and access, all of which would adversely affect its business, financial condition, results of operations and prospects.
Further, there are several factors that could contribute to making the actual number of patients who receive CC8464, CT2000 and CT3000 less than the potentially addressable market. These include the increased use of currently available medication for mild cases as physicians gain a better understanding diagnosis and treatment of EM and iSFN, the discovery of novel medications for EM and iSFN and the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.
Government price controls or other changes in pricing regulation could restrict the amount that Channel is able to charge for CC8464, CT2000 and CT3000, if approved, or any of its other future compounds that may be approved in the future, which would adversely affect its revenue and results of operations.
Channel expects that coverage and reimbursement of pharmaceutical costs may be increasingly restricted both in the U.S. and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Drug pricing by pharmaceutical companies recently has come under increased scrutiny and continues to be subject to intense political and public debate in the U.S. and abroad. Government and private third-party payors have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments, have been made in the U.S. Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. In some international markets, the government controls the pricing, which can affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect coverage and reimbursement for medical treatment by third-party payors, which may render Channel’s compounds, if approved, not commercially viable or may adversely affect its anticipated future revenues and gross margins.
Channel cannot predict the extent to which its business may be affected by these or other potential future legislative or regulatory developments. However, future price controls or other changes in pricing regulation or negative publicity related to the pricing of pharmaceutical drugs generally could restrict the amount that Channel is able to charge for its future products, which would adversely affect its anticipated revenue and results of operations.
The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for Channel’s products, if approved, could limit its ability to market those products and decrease its ability to generate product revenue.
Channel expects that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of Channel’s compounds will depend substantially, both domestically and abroad, on the extent to which the costs of its compounds will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third- party payor may depend upon several factors, including the third-party payor’s determination that use of a product is:
•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.
Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require Channel to provide to the payor supporting scientific, clinical and cost-effectiveness data. Channel may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available, or are available only at limited levels, it may not be able to successfully commercialize its compounds. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on its investment.
There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the United States, third-party payors, including government payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors and government payors develop their coverage and reimbursement policies.
Outside the United States, international operations generally are subject to extensive government price controls and other market regulations and increasing emphasis on cost-containment initiatives in the European Union, Canada and other countries may put pricing pressure on Channel. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. It also can take a significant amount of time after approval of a product to secure pricing and reimbursement for such product in many counties outside the United States. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Channel is able to charge for its compounds. Accordingly, in markets outside the United States, the reimbursement for its products will be reduced compared with the United States and may be insufficient to generate commercially reasonable product revenues.
Moreover, increasing efforts by government and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for Channel’s compounds. Payors increasingly are considering new metrics as the basis for reimbursement rates, such as average sales price, average manufacturer price, and Actual Acquisition Cost. The existing data for reimbursement based on some of these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates, and the Centers for Medicare & Medicaid Services (“CMS”) has begun making pharmacy National Average Drug Acquisition Cost and National Average Retail Price data publicly available on at least a monthly basis. Therefore, it may be difficult to project the impact of these evolving reimbursement metrics on the willingness of payors to cover candidate products that Channel or its partners are able to commercialize. Channel expects to experience pricing pressures in connection with the sale of any of its product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products such as Channel’s.
Risks Related to Channel’s Business Operations
Channel may not be successful in its efforts to identify or discover additional compounds and may fail to capitalize on programs or compounds that may be a greater commercial opportunity or for which there is a greater likelihood of success.
Beyond the development and commercialization of CC8464, CT2000 and CT3000, the future success of Channel’s business depends upon its ability to identify, develop and commercialize compounds based on the platform technology. CC8464, along with CT2000 and CT3000, which were derived from CC8464, was discovered in its labs using its technologies. Research programs to identify new compounds will require to invest substantial technical, financial and human resources. Channel may fail to identify other potential compounds for clinical development for several reasons. For example, its research may be unsuccessful in identifying potential compounds or its potential compounds may be shown to have harmful side effects, may be commercially impracticable to manufacture or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.
Additionally, because Channel has limited resources, it may forego or delay pursuit of opportunities with certain programs or compounds or for indications that later prove to have greater commercial potential. Its spending on current and future research and development programs may not yield any commercially viable products. If Channel does not accurately evaluate the commercial potential for a particular compound, it may relinquish valuable rights to that compound through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such compound. Alternatively, Channel may allocate internal resources to a compound in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.
If any of these events occur, Channel may be forced to abandon its development efforts with respect to a particular compound or fail to develop a potentially successful compound, which could have a material adverse effect on its business, financial condition, results of operations and prospects.
If Channel is unable to manage expected growth in the scale and complexity of its operations, its performance may suffer.
If Channel is successful in executing its business strategy, it will need to expand its managerial, operational, financial and other systems and resources to manage its operations, continue its research and development activities and, in the longer term, build a commercial infrastructure to support commercialization of any of its compounds that are approved for sale. Future growth would impose significant added responsibilities on members of management. It is likely that Channel’s management, finance, development personnel, systems and facilities currently in place may not be adequate to support this future growth. Channel’s need to effectively manage its operations, growth and its compounds requires that it continues to develop more robust business processes and improve its systems and procedures in each of these areas and to attract and retain enough numbers of talented employees. Channel may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve its research, development and growth goals.
Channel’s future success depends on our ability to retain key employees and scientific advisors and to attract, retain and motivate qualified personnel.
Channel’s success is dependent upon certain key management and technical personnel, the loss of whose services may adversely impact the achievement of its objectives. Its Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, Treasurer and Corporate Secretary have played key roles in the founding, management, technology development and/or promotion of Channel. Channel currently does not hold key man insurance on its executives. Even if Channel does seek to obtain such insurance, it cannot assure you that such insurance will be available on acceptable terms or at all. The loss of the services of either its Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, Treasurer or Corporate Secretary could have a material adverse effect on its business, financial condition, and results of operations.
Channel employs additional staff that are critical to implementing its clinical development and business strategy, and further development of its products will require that it recruits additional employees or consultants, particularly qualified scientific and technical personnel. Any inability to retrain and attract key employees or advisors may impede the progress of Channel’s research, development and commercialization objectives which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, failure to succeed in preclinical or clinical trials or applications for marketing approval may make it more challenging to recruit and retain qualified personnel.
Channel’s employees, principal investigators and advisors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
Channel is exposed to the risk of fraud or other misconduct by its employees, principal investigators and advisors. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. Sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained during clinical trials or interactions with the FDA or other regulatory authorities, which could result in criminal and civil penalties or sanctions and cause serious harm to Channel’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Channel and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, financial condition, results of operations and prospects, including the imposition of significant fines, criminal penalties, or other sanctions.
In addition, principal investigators for Channel’s clinical trials may serve as scientific advisors or consultants to Channel from time to time and receive compensation in connection with such services. Under certain circumstances, Channel may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between Channel and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Channel’s marketing applications by the FDA and may ultimately lead to the denial of marketing approval of its current and future drug candidates.
Channel may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If Channel is unable to comply, or has not fully complied, with such laws, it could face substantial penalties.
If Channel obtains FDA approvals for CC8464, CT2000 and CT3000 and begin commercializing them in the United States, its operations will be directly, or indirectly through its prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Anti-Kickback Statute, federal civil and criminal false claims laws and the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, Channel’s proposed sales, marketing and educational programs. In addition, Channel may be subject to patient privacy laws by both the federal government and the states in which it conducts its business as well as other jurisdictions. The laws that will affect its operations include, but are not limited to:
•
the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. The Patient Protection and Affordable Care Act (“ACA”) amended the intent requirement of the federal Anti-Kickback Statute to clarify that a person or entity does not have to have actual knowledge of this statute or specific intent to violate it;

•
federal civil and criminal false claims laws and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent. The ACA provides that a claim for items or services resulting from an Anti-Kickback Statute violation is a false claim under the FCA. Cases against pharmaceutical manufacturers support the view that certain marketing practices, including off-label promotion, may implicate the FCA;

•
the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented (collectively, “HIPAA”), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

•
HIPAA, as amended by HITECH, and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules under HITECH and the Genetic Information Nondiscrimination Act;

•
other modifications to HIPAA, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers.

•
federal transparency laws, including the federal Physician Payment Sunshine Act, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the CMS information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals and (ii) ownership and investment interests held by physicians and their immediate family members;

•
state and foreign law equivalents of each of the above federal laws, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states; and

•
state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not enrollment by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Channel’s business activities could be subject to challenge under one or more of such laws. If Channel’s operations are found to be in violation of any of the laws described above or any other government regulations that apply to it, Channel may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its results of operations.
Efforts to ensure that its business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that its business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Channel’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, it may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of its operations.
The risk of Channel being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against Channel for violation of these laws, even if Channel successfully defends against it, could cause Channel to incur significant legal expenses and divert its management’s attention from the operation of its business. The shifting compliance environment and the need to build and maintain a robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
If Channel fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
Channel is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the generation, handling, use, storage, treatment, manufacture, transportation and disposal of, and exposure to, hazardous materials and wastes, as well as laws and regulations relating to occupational health and safety. Channel’s operations involve the use of hazardous and flammable materials, including chemicals and biologic materials. Its operations also produce hazardous waste products. Channel generally contracts with third parties for the disposal of these materials and wastes. Channel cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, it could be held liable for any resulting damages, and any liability could exceed its resources. Channel also could incur significant costs associated with civil or criminal fines and penalties. Channel does not carry specific biological or hazardous waste insurance coverage, and its property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, Channel could be held liable for damages or be penalized with fines in an amount exceeding its resources, and its clinical trials or regulatory approvals could be suspended.
Although Channel maintains workers’ compensation insurance for certain costs and expenses, it may incur due to injuries to its employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. Channel does not maintain insurance for toxic tort claims that may be asserted against it in connection with its storage or disposal of biologic, hazardous or radioactive materials.
Channel also may incur substantial costs to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair its research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect its business, financial condition, results of operations and prospects.
Unfavorable global economic conditions could adversely affect Channel’s business, financial condition or results of operations.
Channel’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of its control, such as the impact of health and safety concerns, as well as the recent inflation in the United States, foreign and domestic government sanctions imposed on Russia as a result of its invasion of Ukraine, war or other military conflict, terrorist activities, and other disruptions to global supply chains. Each of these events has caused or may continue to result in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, whether due to inflationary pressures or otherwise, could result in a variety of risks to Channel’s business, including weakened demand for its compounds and its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain its suppliers, possibly resulting in supply disruption, or cause delays in payments for its services by third-party payors or its collaborators. Any of the foregoing could harm Channel’s business and it cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact its business.
Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and financial condition and results of operations.
Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and

Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder.
Although Channel regularly assesses its banking relationships and the location of the assets held in Channel’s account as it believes necessary or appropriate, its access to funding sources and other credit arrangements could be significantly impaired by factors that affect the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry.
Channel’s internal computer systems, or those of its collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs.
Channel’s internal computer systems and those of its current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures.
While Channel has not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its development programs and its business operations, whether due to a loss of its trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in Channel’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, its data or applications, or inappropriate disclosure of confidential or proprietary information, Channel could incur liability, its competitive position could be harmed, and the further development and commercialization of its compounds could be delayed.
Cyber-security incidents, including data security breaches or computer viruses, could harm Channel’s business by disrupting its delivery of services, damaging its reputation or exposing it to liability.
Channel receives, processes, stores and transmits, often electronically, confidential data of others. Unauthorized access to Channel’s computer systems or stored data could result in the theft or improper disclosure of confidential information, the deletion or modification of records, or could cause interruptions in its operations. These cyber-security risks increase when it transmits information from one location to another, including transmissions over the Internet or other electronic networks. Despite implemented security measures, Channel’s facilities, systems, and procedures, and those of its third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming and/or human errors, or other similar events which may disrupt Channel’s delivery of services or expose the confidential information of its customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of others, whether by Channel or a third party, could: (i) subject Channel to civil and criminal penalties; (ii) have a negative impact on Channel’s reputation; or (iii) expose Channel to liability to our customers, third parties or government authorities.
Product liability lawsuits against Channel could cause it to incur substantial liabilities and to limit commercialization of any products that it may develop.
Channel’s business exposes it to significant potential product liability risks that are inherent in the development, manufacturing, marketing and sale of human device and drug products. Product liability claims could delay or prevent completion of its development programs, clinical or otherwise. If Channel succeeds in marketing and selling products, such claims could result in a recall of any products or a limitation or other change in the indications for which they may be used. If Channel cannot successfully defend itself against claims that its compounds or drugs caused injuries, Channel will incur substantial liabilities. Depending on their merit or eventual outcome, liability claims may result in:
•	decreased demand for any product candidates or drugs that Channel may develop;

•	injury to Channel’s reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	significant costs to defend the related litigation;
•	substantial monetary awards paid to trial participants or patients.
•	loss of revenue;
•	reduced resources of our management to pursue our business strategy; and
•	the inability to commercialize any products that it may develop.
In addition, Channel currently does not have product liability insurance, but plan to obtain such insurance at appropriate levels prior to initiating studies in humans or clinical trials and prior to marketing and selling any drug or device products. Any insurance it obtains may not provide sufficient coverage against potential liabilities. These liabilities could prevent or interfere with its product development and commercialization efforts. Furthermore, if Channel was unable or otherwise failed to obtain and maintain sufficient insurance at a reasonable cost to protect it against any such liabilities, that inability could have a material adverse effect on its business.
Risks Related to Channel Intellectual Property
If Channel is unable to obtain and maintain adequate U.S. and foreign patent protection for its compounds, including CC8464, CT2000 and CT3000, or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize products and technologies similar or identical to Channel’s, and its ability to successfully commercialize CC8464, CT2000, CT3000 and any of its other current or future compounds may be adversely affected.
Channel’s success depends, in large part, on its ability to obtain and maintain patent protection in the United States and other countries with respect to CC8464, CT2000 and CT3000, additional new compounds in its product pipeline, and its institutional knowledge. The patent prosecution process is expensive, time- consuming and complex. In particular, Channel may not be able to file, prosecute, maintain, and/or enforce all necessary or desirable patent applications and issued patents at a reasonable cost or in a timely manner.
Channel has secured U.S. Patent No. 9,458,118 (the “CC8464 Patent”), covering the chemical composition and use of its clinical-stage NaV1.7 blocker. Apart from the CC8464 Patent, Channel has filed multiple patent applications in foreign jurisdictions, including Canada, France, India and Japan. It is possible that some of Channel’s pending patent applications in foreign jurisdictions will not result in issued patents in a timely fashion or at all, and even if Channel is granted the patents it is currently pursuing in foreign jurisdictions, the patents may not be issued in a form that will provide Channel with the full scope of protection that it desires, they may not prevent competitors or other third parties from competing with Channel, and/or they may not otherwise provide Channel with a competitive advantage. Channel’s competitors, or other third parties, may be able to circumvent its patents by developing similar or alternative technologies or products in a non-infringing manner. For example, there is no assurance that the CC8464 Patent, or any other patent that it may be granted, will prevent third parties from developing competing technologies. Moreover, Channel’s patent estate, including the CC8464 Patent, does not preclude third parties from obtaining intellectual property rights that could interfere with its freedom to use its platform for other indications. Even assuming patents issue from its pending and future patent applications, changes in either the patent laws or interpretation of the patent laws in the United States and foreign jurisdictions may diminish the value of its patents or narrow their scope of protection.
Channel has pending patent applications for both of CT2000 and CT3000 and there is no guarantee that any of these applications become patents in the United States or any other jurisdiction.
Channel may not be able to protect its intellectual property or enforce its intellectual property rights adequately throughout the world.
Filing and prosecuting patent applications on CC8464, CT2000, CT3000 and future new compounds, current and future innovations related to Channel’s technology, and its institutional knowledge in all countries throughout the world would be prohibitively expensive, and intellectual property protections available in some countries outside the United States, and the enforceability thereof, may differ in scope from those in the United States. Thus, in some cases, Channel will not seek to obtain patent protection for certain technologies in some jurisdictions outside the United

States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as federal and state laws in the United States. Consequently, Channel may not be able to prevent third parties from utilizing its inventions in all countries outside the United States, even in jurisdictions where Channel does pursue patent protection. Competitors may use its technologies in jurisdictions where it has not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Channel has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Channel’s compounds, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting intellectual property and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protections, particularly those relating to biotechnology products and those of foreign entities. Such challenges in enforcing rights in these countries could make it difficult for Channel to stop the infringement of its patents, if pursued and obtained, or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce its current and future patent rights in foreign jurisdictions could result in substantial costs and may divert its efforts and attention from other aspects of its business; could put its asserted patents at risk of being invalidated or interpreted narrowly; could put any future patent applications, including continuation and divisional applications, at risk of not issuing; and could provoke third parties to assert their own patent claims against Channel or to attack the validity of its other patents. Channel may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Channel’s efforts to enforce any intellectual property rights around the world stemming from intellectual property that it develops may be inadequate to obtain a significant commercial advantage in these foreign jurisdictions.
Third parties may initiate legal proceedings alleging that Channel is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.
Channel’s commercial success depends upon its ability (and the ability of any potential future collaborators) to develop, manufacture, market and sell CC8464, CT2000, CT3000 and future new compounds, and to freely use its proprietary technologies (e.g., without infringing the intellectual property rights of others). Many companies and institutions have filed, and continue to file, patent applications related to various aspects of pain management and opioid sparing technology. Because patent applications can take many years to issue, may be confidential for 18 months or more after filing, and can be revised before and after issuance, there may be issued patents and patent applications now pending which may later result in issued patents that third-party asserts are infringed by the manufacture, use, sale, or importation of Channel’s products. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. Channel’s competitors or other third parties may assert infringement claims against it, alleging that its therapeutics, manufacturing methods, formulations or administration methods are covered by their patents. Moreover, Channel may face patent infringement claims from non-practicing entities that have no relevant product revenue, and against whom its patent portfolio may therefore have no deterrent effect.
Third parties may initiate legal or administrative proceedings attacking the validity of Channel’s patents protecting CC8464, CT2000, CT3000 and future compounds the outcome of which would be uncertain and could have a material adverse effect on the success of its business.
Channel may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to CC8464, CT2000, CT3000 or any future compounds, or related technologies, including, for example, interference proceedings, post grant review challenges, and inter partes review before the U.S. Patent and Trademark Office (the “USPTO”). For example, a third party may bring an inter partes review challenging Channel’s patents and any future patent that may be granted to it. Such proceedings often are used as a tactic by defendants in a patent litigation suit to threaten a patentee’s patents, both asserted in the litigation and unasserted. Thus, a competitor, either in response to litigation initiated by Channel or in the ordinary course, may threaten the validity, enforceability, and breadth of Channel’s patents which could have a negative impact on our business and render our patents or other intellectual property rights ineffective or insufficient to prevent competition.

Instituting and defending against patent and other types of intellectual property litigation and administrative proceedings could cause Channel to spend substantial resources, distract its personnel from their normal responsibilities, and have uncertain outcomes.
Patent and other types of intellectual property litigation and administrative proceedings can involve complex factual and legal questions, and their outcomes are uncertain. A finding of infringement could prevent Channel from manufacturing and commercializing its technologies, including CC8464, CT2000 and CT3000, or force it to cease some or all its business operations. If Channel is found or believe there is a risk that it may be found, to infringe a third party’s valid and enforceable intellectual property rights, it could be required (or may choose) to obtain a license from such a third party to continue developing, manufacturing and marketing its technologies. However, Channel may not be able to obtain any required license on commercially reasonable terms, if at all. Even if Channel was able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to it, and further, it could require Channel to make substantial licensing and royalty payments. Channel could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technologies, including CC8464, CT2000 and CT3000. Channel also could be found liable for monetary damages, including treble damages and attorneys’ fees if Channel is found to have willfully infringed a patent or other intellectual property right. Claims that Channel has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on its business, financial condition, results of operations and prospects.
Litigation or other legal or administrative proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming. Competitors may infringe Channel’s current or future patents, should such patents issue, or Channel may be required to defend against claims of infringement or other unauthorized use of third-party intellectual property or third-party attacks against its intellectual property rights. Even if resolved in its favor, litigation or other legal proceedings relating to intellectual property may cause it to incur significant expenses and could distract its scientific and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation and administrative proceedings, there is a risk that some of Channel’s confidential information could be compromised by disclosure during this type of litigation despite its attempts to prevent such disclosure. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Channel common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.
Channel may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources. Accordingly, despite Channel’s efforts, it may not be able to prevent third parties from infringing, misappropriating, or successfully challenging its intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on its ability to compete in the marketplace.
Changes in United States patent law and its administrative and judicial interpretation could diminish the value of patents in general, thereby impairing Channel’s ability to protect its compounds.
Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. As patent reform legislation can inject serious uncertainty into the patent prosecution and litigation processes, it is not clear what impact future patent reform legislation will have on the operation of Channel’s business. However, such future legislation, and its implementation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on Channel’s business, financial condition, results of operations and prospects.
Moreover, the patent positions of companies engaged in the development and commercialization of pharmaceuticals are particularly uncertain. Channel cannot assure you that its efforts to seek patent protection for CC8464, CT2000, CT3000 and future new compounds will not be negatively impacted by the future court decisions or changes in guidance or procedures issued by the USPTO. These decisions, and any guidance issued by the USPTO (or changes thereto), could have a material adverse effect on its existing patent portfolio and its ability to protect and enforce its intellectual property rights in the future.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats.
The degree of future protection afforded by Channel’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit Channel to maintain its competitive advantage. For example:
•
others may be able to make products that are similar to Channel’s current and future new compound but that are not covered by the claims of its current patents or of patents that Channel may own or license in the future;

•	Channel, or any future license partners or collaborators, might not have been the first to file patent applications covering certain aspects of the concerned technologies;
•
others may independently develop similar or alternative technologies, or duplicate any of our technologies, potentially without falling within the scope of Channel’s current or future issued claims, thus not infringing its intellectual property rights;

•	it is possible that Channel’s filed or future patent applications will not lead to issued patents;
•
issued patents to which Channel currently holds rights or to which Channel may hold rights in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•	others may have access to any future intellectual property rights licensed to Channel on a non-exclusive basis;
•
Channel’s competitors might conduct research and development activities in countries where it has or intend to pursue patent rights, and then use the information learned from such activities to develop competitive products for sale in its major commercial markets where Channel does not have patent rights;

•	Channel may not develop additional proprietary technologies that are patentable;
•	the patents or other intellectual property rights of others may have an adverse effect on Channel’s business; and
•	Channel may choose not to file a patent application covering certain of our trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, they could significantly harm Channel’s business, financial condition, results of operations and prospects.
If Channel is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed. Channel’s reliance on third parties requires it to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.
In addition to patent protection, Channel also relies on the protection of trade secrets, know-how and confidential and proprietary information. The disclosure of its trade secrets would impair its competitive position and could harm its business. However, trade secrets are difficult to protect. To maintain the confidentiality of trade secrets and proprietary information, Channel relies in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers, and/or other advisors, and inventions agreements with employees, consultants, and advisors, to protect its trade secrets and other proprietary information. These agreements require that all confidential information developed by the individual or made known to the individual by Channel during the course of the individual’s relationship with it be kept confidential and not disclosed to third parties. Channel’s agreements with employees and consultants also provide that inventions conceived by the individual in the course of rendering services to Channel will be its exclusive property. Despite these efforts, Channel cannot provide any assurances that these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover Channel’s trade secrets and proprietary information.
In the event of unauthorized use or disclosure of trade secrets or proprietary information, these agreements, even if obtained, may not provide sufficient protection for Channel’s trade secrets or other confidential information. Further, to the extent that its employees, consultants or contractors use technology or know-how owned by others in their work for Channel, disputes may arise as to the rights in related inventions. This can be of particular concern with respect to university collaborators with Channel, who typically have pre-existing obligations to their universities to assign intellectual property rights, which university rights generally are superior to assignment rights that it might receive from such individuals.
Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, third parties may still obtain this information or may come upon this or similar information independently, and Channel would have no right to prevent them from using that technology or information to compete with it. Trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Though Channel’s agreements with third parties typically restrict the ability of its advisors, employees, collaborators, licensors, suppliers, third-party contractors, and/or consultants to publish data potentially relating to its trade secrets, its agreements may contain certain limited publication rights. If any of Channel’s trade secrets were to be lawfully obtained or independently developed by a competitor, it would have no right to prevent such competitor from using that technology or information to compete with Channel which could harm our competitive position. Because from time to time Channel expects to rely on third parties in the development, manufacture, and distribution of its products and provision of its services, it must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by its competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of these events occurs or if Channel otherwise loses protection for its trade secrets, the value of this information may be greatly reduced and its competitive position would be harmed. If Channel does not apply for patent protection prior to such publication or if Channel cannot otherwise maintain the confidentiality of its proprietary technology and other confidential information, then its ability to obtain patent protection or to protect its trade secret information may be jeopardized.
Risks Related to Channel Common Stock
The market price and trading volume of Channel common stock may experience rapid and substantial price volatility, which could cause purchasers of Channel common stock to incur substantial losses.
Recently, the market prices and trading volume of shares of Channel common stock of other small publicly traded companies with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, shares of Channel common stock may experience similar rapid and substantial price volatility unrelated to its financial performance, which could cause purchasers of Channel common stock to incur substantial losses, which may be unpredictable and not bear any relationship to its business and financial performance. Extreme fluctuations in the market price of Channel common stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in Channel common stock and its other securities, access to margin debt, trading in options and other derivatives on shares of Channel common stock and any related hedging and other trading factors.
If there is extreme market volatility and trading patterns in Channel common stock, it may create several risks for investors, including the following:
•	the market price of Channel common stock may experience rapid and substantial increases or decreases unrelated to its operating performance or prospects, or macro or industry fundamentals;
•
if Channel’s future market capitalization reflects trading dynamics unrelated to its financial performance or prospects, purchasers of Channel common stock could incur substantial losses as prices decline once the level of market volatility has abated;

•
if the future market price of Channel common stock declines, purchasers of shares of Channel common stock may be unable to resell such shares at or above the price at which they acquired them. Channel cannot assure such purchasers that the market of Channel common stock will not fluctuate or decline significantly in the future, in which case investors could incur substantial losses.

Further, Channel may incur rapid and substantial increases or decreases in Channel common stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting

Channel. Accordingly, the market price of Channel common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in its business. Overall, there are various factors, many of which are beyond its control, that could negatively affect the market price of Channel common stock or result in fluctuations in the price or trading volume of Channel common stock, including:
•	actual or anticipated variations in its annual or quarterly results of operations, including its earnings estimates and whether it meets market expectations with regard to its earnings;
•	its current inability to pay dividends or other distributions;
•
publication of research reports by analysts or others about Channel or the industry in which it operates, including the pharmaceutical or biotechnology industry which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

•	changes in market valuations of similar companies;
•	market reaction to any additional equity, debt or other securities that it may issue in the future, and which may or may not dilute the holdings of its existing stockholders;
•	additions or departures of key personnel;
•	actions by institutional or significant stockholders;
•	short interest in Channel common stock or other securities and the market response to such short interest;
•	the dramatic increase in the number of individual holders of Channel common stock and their participation in social media platforms targeted at speculative investing;
•	speculation in the press or investment community about our company or industries in which Channel operates;
•	strategic actions by Channel or its competitors, such as acquisitions or other investments;
•	legislative, administrative, regulatory or other actions affecting its business, its industry, including positions taken by the FDA;
•	investigations, proceedings, or litigation that involve or affect it;
•	the occurrence of any of the other risk factors included in this information statement; and
•	general market and economic conditions.
Channel common stock is currently listed on NYSE American. NYSE American may delist Channel common stock from trading, which could limit investors’ ability to make transactions in its securities and subject it to additional trading restrictions.
Should Channel fail to satisfy the continued listing requirements for remaining listed on NYSE American, such as the corporate governance requirements or the minimum closing bid price requirement, NYSE American may take steps to delist Channel common stock. Such a delisting would likely have a negative effect on the price of Channel common stock and would impair your ability to sell or purchase Channel common stock when you wish to do so. In the event of a delisting, Channel would take actions to restore its compliance with NYSE American’s listing requirements, but Channel can provide no assurance that any such action taken by it would allow Channel common stock to become listed again, stabilize the market price or improve the liquidity of Channel common stock, prevent Channel common stock from dropping below NYSE American’s minimum bid price requirement or prevent future non-compliance with such listing requirements.
If Channel cannot maintain the listing of Channel common stock for trading on NYSE American, it could face significant material adverse consequences, including:
•	a limited availability of market quotations for Channel common stock;
•	reduced liquidity for Channel common stock;
•
a determination that Channel common stock is a “penny stock” which will require brokers trading in Channel common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Channel common stock;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional Channel common stock or obtain additional financing in the future.
Channel could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in its charter documents could discourage a takeover that stockholders may consider favorable.
Channel’s Articles of Incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Channel board of directors. The Channel board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, its common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control of Channel. For example, it would be possible for Channel board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Channel.
Channel’s Series C Convertible Redeemable Preferred Stock, par value of $0.0001 per share (“Channel Series C Preferred Stock”) currently ranks (i) senior to the Channel common stock and any class or series of capital stock of Channel created specifically ranking by its terms junior to the Channel Series C Preferred Stock; and (ii) junior to any class or series of capital stock of Channel created after the creation of the Channel Series C Preferred Stock specifically ranking by its terms senior to any Channel Series C Preferred Stock, in each case, with respect to payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. For further information regarding Channel’s shares of Channel Series C Preferred Stock, please refer to the Certificate of Designations of Channel Series C Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on November 8, 2024 filed as an exhibit to, and the disclosure contained in, our Post-Effective Amendment No. 1 on Form S-1 filed with the SEC on November 22, 2024.
Channel’s Articles of Incorporation designate the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, as the exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with it or its directors, officers, employees or agents.
Channel’s Articles of Incorporation require that, to the fullest extent permitted by law, and unless it otherwise consent in writing to the selection of an alternative forum, the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, (or if the Second Judicial District Court does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada), will be the exclusive forum for each of the following:
•	any derivative action, suit or proceeding brought on behalf of Channel,
•	any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of Channel to Channel or to Channel’s stockholders, or
•
any action, suit or proceeding arising pursuant to any provision of the NRS Chapter 78 of the State of Nevada, as amended or our bylaws or our articles of incorporation (as either may be amended and/or restated from time to time).

The exclusive forum provision provides federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts, or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Channel notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although Channel believes this provision will benefit Channel by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers.

A significant portion of Channel’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of Channel common stock to drop significantly, even if our business is performing well.
Sales of substantial amounts of shares of Channel common stock in the public market following the IPO, or the perception that these sales could occur, could cause the market price of its securities to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for it to sell equity securities in the future at a time and at a price that it deems appropriate.
All of the shares of Channel common stock in the IPO are immediately tradable without restriction under the Securities Act, except for any securities held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144.
The remaining shares of Channel common stock outstanding, other than the 2,969,823 shares (the “Selling Stockholder Shares”) of Channel common stock that it has registered on behalf of certain selling stockholders (the “Selling Stockholders”) identified in a separate prospectus (the “Resale Prospectus”) and which may be resold by such Selling Stockholders from time to time, are restricted securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the lock-up agreements executed in conjunction with the IPO.
In addition, Channel has registered the Selling Stockholder Shares pursuant to the Resale Prospectus and, as a result, all of the Selling Stockholder Shares are freely tradable under the Securities Act, subject to the terms of the lock up agreements.
Channel intends to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Channel common stock to be issued under the to the Channel Therapeutics Corporation 2023 Equity Incentive Plan (the “Prior Plan”) and, as a result, all shares of Channel common stock acquired under our plans will also be freely tradable under the Securities Act, subject to the terms of any lock-up agreements, unless purchased by our affiliates. In addition, 1,944,444 shares of Channel common stock has been reserved for future issuances under the Prior Plan.
In connection with the Bridge Financings (defined below), Channel was required to file a registration statement within 180 calendar days after the consummation of the IPO, providing for the resale of Channel common stock, which includes 549 Bonus Shares (as defined below), received by holders of the senior secured convertible notes upon conversion of such notes. As of May 23, 2025, Channel has not filed a registration statement in connection with the Bridge Financings, and the investors that participated in the Bridge Financings have not objected to the fact that Channel has not filed such registration statement nor have they requested the payment of partial liquidated damages pursuant to the terms of the Bridge Documents.
In connection with that certain Common Stock Purchase Agreement, dated as of July 26, 2024 (the “CEF Purchase Agreement”), Channel filed a registration statement, providing for the resale of the shares of Channel common stock issuable pursuant to the CEF Purchase Agreement. In the future, it may issue additional shares of Channel common stock or other equity or debt securities convertible into Channel common stock in connection with draw-downs under the CEF Purchase Agreement, a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of its securities to decline.
The Channel Series C Preferred Stock has a liquidation preference over Channel common stock.
The Channel Series C Preferred Stock has a liquidation preference that gets paid prior to any payment on Channel common stock. As a result, if Channel was to liquidate, dissolve or wind-up, each holder of Channel Series C Preferred Stock would have the right to receive payment out of our assets available for distribution, before any amount is paid to the holders of Channel common stock, in an amount in cash equal to the aggregate liquidation value of all of the shares of preferred stock held by such holder. Holders of the Channel Series C Preferred Stock will not be entitled to dividends. The payment of the liquidation preferences on the Channel Series C Preferred Stock could result in holders of Channel common stock not receiving any proceeds if Channel was to liquidate, dissolve or wind up, either voluntarily or involuntarily.
The existence of the liquidation preferences may reduce the value of Channel common stock, make it harder for Channel to sell shares of Channel common stock in offerings in the future, or prevent or delay a change of control.

If securities analysts do not publish research or reports about Channel’s business or if they publish negative evaluations of its stock, the price of Channel common stock could decline.
The trading market for Channel common stock relies, in part, on the research and reports that industry or financial analysts publish about Channel or its business. If securities analysts do not commence coverage of Channel, the trading price of Channel common stock could decrease. Additionally, if one or more of the analysts covering Channel’s business downgrade their evaluations of Channel common stock, the price of Channel common stock could decline. If one or more of these analysts cease to cover Channel common stock, Channel could lose visibility in the market for Channel common stock, which in turn could cause the price of Channel common stock to decline.
The price of Channel common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of Channel common stock.
The market price of our securities is likely to be highly volatile due to many factors, including:
•	Channel’s ability to successfully proceed to and conduct clinical trials;
•	results of pre-clinical and clinical trials of its existing lead or new future compounds or those of its competitors;
•	the success of competitive products or technologies;
•	commencement or termination of collaborations;
•	regulatory or legal developments in the United States and other countries;
•	developments or disputes concerning patent applications, issued patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of Channel’s current or future compounds or clinical development programs;
•	the results of its efforts to discover, develop, acquire or in-license additional new compounds;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	Channel’s inability to obtain or delays in obtaining adequate product supply for any approved product or inability to do so at acceptable prices;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and its ability to obtain patent protection for its technologies;
•	significant lawsuits, including patent or stockholder litigation;
•	variations in its financial results or those of companies that are perceived to be similar to it;
•	changes in the structure of healthcare payment systems;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.
The stock markets have experienced extreme volatility in recent years that has been unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Channel common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against Channel could result in substantial costs and a diversion of its management’s attention and resources, which would harm its business, results of operations, financial condition and cash flows.

Channel may incur significant costs from class action litigation due to its expected stock volatility.
Channel’s stock price may fluctuate for many reasons, including as a result of public announcements regarding Channel’s strategic updates or the development efforts of current or future collaborators or competitors, the addition or departure of its key personnel, variations in its quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies.
This risk is especially relevant to Channel because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years. When the market price of a stock has been volatile, as Channel’s stock price may be, holders of that stock have occasionally brought securities class action litigation against it that issued the stock. If any of the Channel stockholders were to bring a lawsuit of this type against Channel, even if the lawsuit was without merit, it could result in substantial costs incurred defending the lawsuit and diversion of the time, attention and resources of the Channel board of directors and management, which could significantly harm its profitability and reputation.
Channel has broad discretion in the use of its cash and may not use them effectively.
Channel management will have broad discretion in the application of its cash and could spend the proceeds in ways that do not improve its results of operations or enhance the value of Channel common stock. The failure by Channel’s management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of Channel common stock to decline and delay the development of CC8464, CT2000 and any other new compounds that it may develop. Pending their use, Channel may invest its cash in a manner that does not produce income or that loses value.
Raising additional capital may cause dilution to existing stockholders of Channel, restrict its operations or require Channel to relinquish rights to its technologies, CC8464, CT2000 and CT3000.
Channel may seek additional capital through a combination of draw-downs under the CEF Purchase Agreement, public and private equity offerings, debt financings, collaborations and licensing arrangements. To the extent that Channel raises additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If Channel raises additional funds through strategic partnerships and alliances and licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, CC8464, CT2000 and CT3000 or grant licenses on terms unfavorable to it.
Channel is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make Channel common stock less attractive to investors.
Channel is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while it is an “emerging growth company”: (i) it will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) it will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; (iii) it will be subject to reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and (iv) it will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved. Investors may find Channel common stock less attractive if it relies on the exemptions and relief granted by the JOBS Act. If some investors find Channel common stock less attractive as a result, there may be a less active trading market for Channel common stock and its stock price may decline or become more volatile.
Channel has taken advantage of reduced reporting burdens in this information statement. Channel cannot predict whether investors will find Channel common stock less attractive if it relies on certain or all of these exemptions. If some investors find Channel common stock less attractive as a result, there may be a less active trading market for Channel common stock and its stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Channel has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, it will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
The requirements of being a public company may strain our resources and divert management’s attention.
As a public company, Channel is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. The Exchange Act requires, among other things, that Channel files annual and current reports with the SEC with respect to its business and operating results. Compliance with these rules and regulations increases its legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on its systems and resources.
As a result of disclosure of information in this information statement and in filings required of a public company, Channel’s business and financial condition is more visible, which it believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, its business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in its favor, these claims, and the time and resources necessary to resolve them, could divert resources of its management and harm its business and operating results.
Because Channel does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
Channel has never declared or paid cash dividends on its capital stock. Channel currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. In addition, the terms of any future debt agreements may preclude it from paying dividends. As a result, capital appreciation, if any, of Channel common stock will be your sole source of gain for the foreseeable future.
Anti-takeover provisions in Channel’s organizational documents could delay or prevent a change of control.
Certain provisions of Channel’s Articles of Incorporation bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its interests, including attempts that might result in a premium over the market price for the shares held by Channel stockholders.
These provisions provide, among other things:
•
the ability of the Channel board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire Channel or otherwise effect a change of control;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and
•	certain limitations on convening special stockholder meetings and the prohibition of stockholder action by written consent.
These anti-takeover provisions, including those noted above, could make it more difficult for a third party to acquire Channel, even if the third party’s offer may be considered beneficial by many of Channel stockholders. As a result, Channel stockholders may be limited in their ability to obtain a premium for their shares.
Risks Related to Channel’s CEF Purchase Agreement
It is not possible to predict the actual number of Purchase Shares (as defined below) Channel will sell under the CEF Purchase Agreement, or the actual gross proceeds resulting from those sales. Channel may not have access to the full amount available under the CEF Purchase Agreement with Tikkun.
On July 26, 2024, Channel entered into the CEF Purchase Agreement with Tikkun Capital LLC (“Tikkun”), pursuant to which Tikkun committed to purchase up to $30.0 million in shares of Channel common stock, subject to certain limitations and conditions set forth in the CEF Purchase Agreement.

The shares of Channel common stock that may be issued under the CEF Purchase Agreement (the “Purchase Shares”) may be sold by Channel to Tikkun at Channel’s discretion from time to time until July 26, 2026, commencing after the satisfaction of certain conditions set forth in the CEF Purchase Agreement, including a registration statement covering the resale of shares of Channel common stock that may be issued under the CEF Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the CEF Purchase Agreement are satisfied. Channel generally has the right to control the timing and amount of any sales of Purchase Shares to Tikkun under the CEF Purchase Agreement. Sales of Purchase Shares to Tikkun under the CEF Purchase Agreement will depend upon market conditions and other factors to be determined by Channel. Channel may ultimately decide to sell to Tikkun all or a portion of the Purchase Shares that may be available pursuant to the CEF Purchase Agreement.
Because the purchase price per share to be paid by Tikkun for the Purchase Shares that Channel may elect to sell to Tikkun under the CEF Purchase Agreement will fluctuate based on the market prices of Channel common stock during the applicable volume weighted average price purchase valuation period for each purchase, it is not possible for Channel to predict the total number of Purchase Shares that Channel will sell to Tikkun under the CEF Purchase Agreement, the purchase price per share that Tikkun will pay for shares purchased from Channel under the CEF Purchase Agreement, or the aggregate gross proceeds that it will receive from those purchases by Tikkun under the CEF Purchase Agreement.
Although the CEF Purchase Agreement provides that Channel may sell up to an aggregate of $30.0 million of Purchase Shares to Tikkun, only 2,000,000 Purchase Shares are being registered for resale by Tikkun under the registration statement on Form S-1 filed with the SEC on July 29, 2024, which Channel may elect to sell to Tikkun, in Channel’s sole discretion, from time to time from and after the Commencement Date under the CEF Purchase Agreement.
If after the Commencement Date, Channel elects to sell to Tikkun all of the 2,000,000 Purchase Shares being registered for resale under the prospectus in the registration statement on Form S-1 filed with the SEC on July 29, 2024, that are available for sale by Channel to Tikkun in purchases under the CEF Purchase Agreement, depending on the market prices of Channel common stock during the applicable volume weighted average price purchase valuation period for each purchase made pursuant to the CEF Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $30.0 million (the “Total Commitment”) available to Channel under the CEF Purchase Agreement, which could materially adversely affect its liquidity.
If it becomes necessary for Channel to issue and sell to Tikkun under the CEF Purchase Agreement more than 2,000,000 Purchase Shares being registered for resale under the registration statement on Form S-1 filed with the SEC on July 29, 2024 in order to receive aggregate gross proceeds equal to the Total Commitment of an aggregate of $30.0 million under the CEF Purchase Agreement, Channel must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tikkun of any such additional Purchase Shares Channel wishes to sell from time to time under the CEF Purchase Agreement, which the SEC must declare effective. Tikkun will not be required to purchase any Purchase Shares if such sale would result in Tikkun and its affiliates’ beneficial ownership exceeding than 4.99% of the outstanding shares of the Channel common stock (the “Beneficial Ownership Limit”).
Any issuance and sale by Channel under the CEF Purchase Agreement of a substantial amount of Purchase Shares could cause additional substantial dilution to our stockholders. The number of Purchase Shares ultimately offered for resale by Tikkun is dependent upon the number of Purchase Shares Channel ultimately sells to Tikkun under the CEF Purchase Agreement.
Channel’s inability to access a portion or the full amount available under the CEF Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on its business.
Sales of a substantial number of Channel common stock in the public market by its existing stockholders could cause the price of Channel common stock to fall.
Tikkun may resell up to 2,000,000 Purchase Shares, from time to time during the term of the CEF Purchase Agreement. If all of the 2,000,000 Purchase Shares were issued and outstanding as of the date hereof (without taking into account the Exchange Cap limitation), such shares would represent approximately 23.3% of the total number of outstanding shares of Channel common stock and approximately 37.7% of the total number of outstanding shares of Channel common stock held by non-affiliates of Channel, in each case as of May 23, 2025.

Sales of a substantial number of shares of Channel common stock in the public market by Tikkun and/or by Channel’s other existing stockholders, or the perception that those sales might occur, could depress the market price of shares of Channel common stock and could impair its ability to raise capital through the sale of additional equity securities.
Investors who buy shares of Channel common stock at different times will likely pay different prices.
Pursuant to the CEF Purchase Agreement, Channel will have discretion, subject to market demand, to vary the timing, prices, and numbers of Purchase Shares sold to Tikkun. If and when Channel does elect to sell Purchase Shares to Tikkun under the CEF Purchase Agreement, after Tikkun has acquired such shares, Tikkun may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of Channel common stock from Tikkun at different times will likely pay different prices for those shares and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tikkun as a result of future sales made by Channel to Tikkun at prices lower than the prices such investors paid for their shares.
Channel may require additional financing to sustain its operations and, without it, Channel will not be able to continue operations.
The extent to which Channel relies on Tikkun as a source of funding will depend on a number of factors, including the prevailing market price of Channel common stock and the extent to which Channel is able to secure working capital from other sources. If obtaining sufficient funding from Tikkun were to prove unavailable or prohibitively dilutive, Channel may need to secure another source of funding in order to satisfy its working capital needs. Even if it was to sell to Tikkun all of the shares of Channel common stock available for sale to Tikkun under the CEF Purchase Agreement, Channel will still need additional capital to fully implement its business plan. Should the financing it requires to sustain its working capital needs be unavailable or prohibitively expensive when Channel requires it, the consequences would be a material adverse effect on its business, operating results, financial condition and prospects.
On July 24, 2024, Channel entered into a securities purchase agreement with an accredited investor (the “July Holder”), pursuant to which Channel issued to the July Holder a senior unsecured convertible note (the “July Note”) in the aggregate principal amount of $750,000, which is convertible into shares of Channel common stock. If Channel was to default on the July Note and such default is not waived, the July Note shall bear interest at a rate of 12% per annum, and the Holder may require Channel to redeem all or any portion of the July Note. The July Note also imposes certain restrictions on Channel and Channel’s subsidiaries. These restrictions limit Channel and its subsidiaries’ ability, among other things, to incur or guarantee certain additional indebtedness, engage in transactions with affiliates, sell certain assets, and create liens, and they place restrictions on the ability of Channel to make dividends and its subsidiaries to pay dividends. If Channel fails to maintain compliance with the restrictions and covenants under the Securities Purchase Agreement and the July Note, Channel would be subject to events of default which in turn would materially and adversely affect its business, financial condition, and results of operations and its liquidity. As of May 23, 2025, the Holder has requested, and Channel has redeemed, an aggregate of $600,000 in principal of the July Note, for a total of 398,409 shares of Channel common stock.
The terms of the CEF Purchase Agreement limit the amount of shares of Channel common stock Channel may issue to Tikkun, which may have an adverse effect on its liquidity.
The CEF Purchase Agreement includes restrictions on Channel’s ability to sell shares of Channel common stock to Tikkun, including, subject to specified limitations, if a sale would cause Tikkun and its affiliates to beneficially own more than the Beneficial Ownership Limit. Accordingly, Channel cannot guarantee that it will be able to sell all $30.0 million of shares of Channel common stock under the CEF Purchase Agreement. If Channel cannot sell the full amount of the shares that Tikkun has committed to purchase because of these limitations, it may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect its liquidity and cash position.
Future sales of substantial amounts of Channel common stock, or the possibility that such sales could occur, could adversely affect the market price of Channel common stock.
In order to raise additional capital, Channel may in the future offer additional shares of Channel common stock or other securities convertible into or exchangeable for Channel common stock. Investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which Channel sells additional shares of Channel common stock, or securities convertible or exchangeable into Channel common stock, in future transactions may be higher or lower than the price per share paid by investors in previous offerings by Channel.
Management will have broad discretion as to the use of the proceeds from Channel’s sale of Purchase Shares to Tikkun under the CEF Purchase Agreement, and such uses may not improve our financial condition or market value.
Because Channel has not designated the amount of net proceeds from its sale to Tikkun of Purchase Shares to be used for any particular purpose, its management will have broad discretion as to the application of such net proceeds. Its management may use the net proceeds for corporate purposes that may not improve its financial condition or advance its business objectives.
Risks Related to LNHC’s Business
Risks Related to LNHC’s Financial Position and Capital Needs
LNHC has incurred significant losses since its inception. LNHC expects to incur losses until revenue from ZELSUVMI is sufficient to fund LNHC’s operations, if ever, and may never achieve or maintain profitability. If LNHC does not achieve or maintain profitability, it may need additional funding to continue its business operations.
LNHC was formed by Ligand to hold the assets Ligand acquired from Novan, Inc. (“Novan”) in September 2023 (“Novan Acquisition”). LNHC is currently focused on the commercialization of ZELSUVMI for the treatment of molluscum contagiosum. Since the Novan Acquisition, LNHC has incurred significant net losses, and its operations have been financed by its parent, Ligand.
LNHC has devoted substantially all of its financial resources and efforts to the development and commercialization of ZELSUVMI, its product for the topical treatment of molluscum contagiosum. ZELSUVMI was approved by the FDA for the treatment of molluscum contagiosum in adults and pediatric patients one year of age and older in January 2024.
LNHC expects to continue to incur significant expenses and operating losses until revenue from ZELSUVMI is sufficient to fund its operations. LNHC’s net losses may fluctuate significantly from quarter to quarter and year to year. LNHC’s expenses may increase substantially, as it:
•	commercializes ZELSUVMI;
•	operates its manufacturing capabilities which create the active pharmaceutical ingredient (“API”) for ZELSUVMI;
•	works with third-party contract manufacturers to produce the ZELSUVMI finished product;
•	establishes a sales, commercial and distribution infrastructure and manufacturing and logistics capabilities to commercialize approved products and may in the future obtain regulatory approvals;
•	seeks to in-license or acquire additional product candidates;
•	develops its regulatory compliance efforts to address requirements applicable to marketed products;
•	maintains, expands and protects its intellectual property portfolio;
•	hires and retains sales, marketing, manufacturing, commercial and scientific personnel; and
•	incurs additional legal, accounting and other expenses in operating as a public company.
To become and remain profitable, LNHC must succeed in commercializing ZELSUVMI and/or developing and potentially commercializing future product candidates that generate significant revenue. This will require it to be successful in a range of challenging activities, including commercialization of ZELSUVMI, completing preclinical testing and clinical trials of any of LNHC’s potential future product candidates, obtaining regulatory approval, and manufacturing, marketing and selling any future product candidates for which it may obtain regulatory approval, as well as discovering and developing additional product candidates. LNHC may never succeed in these activities and, even if it does, may never generate revenue that is significant enough to achieve profitability.
LNHC’s revenue will be dependent, in part, upon the size of the markets in the territories for which LNHC has gained or may gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether LNHC owns the commercial rights for that territory. If the number of LNHC’s addressable patients is not as significant as LNHC estimates, if any indication approved by regulatory authorities is narrower than LNHC expects, or any targeted treatment population is narrowed by competition, physician choice or treatment guidelines, LNHC may not generate significant revenue from sales of such products.
Because of the numerous risks and uncertainties associated with commercialization and product development, LNHC may not achieve profitability in the time frame it currently expects, or at all. If LNHC is required by regulatory authorities to perform studies in addition to those expected, or if there are any delays in the initiation and completion of any clinical trials that LNHC may decide to conduct or the development of any of LNHC’s future product candidates, LNHC’s expenses could increase.
Even if LNHC achieves profitability, LNHC may not be able to sustain or increase profitability on a quarterly or annual basis. LNHC’s failure to become and remain profitable would depress the value of LNHC and could impair its ability to raise capital, diversify LNHC’s offerings or continue LNHC’s operations.
LNHC has a limited operating history and no prior history of commercializing products, which may make it difficult for you to evaluate the success of its business to date and to assess its future viability.
LNHC’s operations to date have been largely focused on developing and commercializing ZELSUVMI, which was approved by the FDA for the treatment of molluscum contagiosum in adult and pediatric patients one year of age and older in January 2024. LNHC holds a license to commercialize ZELSUVMI, which has not commercially launched. LNHC has not demonstrated an ability to successfully complete clinical trials, obtain regulatory approval for a product, manufacture a product on a commercial scale, or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful commercial launch and commercialization over time. Consequently, any predictions you make about LNHC’s future success or viability may not be as accurate as they could be if LNHC had a longer operating history or a history of successfully commercializing products.
LNHC may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives.
Risks Related to the Commercialization of LNHC’s Product and any Future Product Candidates
LNHC depends heavily on the commercial success of ZELSUVMI, which was approved by the FDA in January 2024 and has not yet launched in the United States. There is no assurance that LNHC’s commercialization efforts in the United States with respect to ZELSUVMI will be successful or that LNHC will be able to generate profit at the levels or within the timing it expects.
LNHC’s business currently depends heavily on its ability to successfully commercialize ZELSUVMI in the United States for the treatment of molluscum contagiosum. LNHC may never be able to successfully commercialize ZELSUVMI or its expectations with respect to profit. There is no guarantee that the infrastructure, systems, processes, policies, personnel, relationships and materials LNHC built in preparation for the launch and commercialization of ZELSUVMI in the United States will be sufficient for it to achieve success at the levels LNHC expects. Additionally, healthcare providers may not accept a new treatment for the treatment of molluscum contagiosum. LNHC may also encounter challenges related to reimbursement of ZELSUVMI, even if it has positive early indications from payors, including potential limitations in the scope, breadth, availability, or amount of reimbursement covering ZELSUVMI. Similarly, healthcare settings or patients may determine that the financial burdens of treatment are not acceptable. LNHC’s results may also be negatively impacted if it encounters deficiencies or inefficiencies in its infrastructure or processes. Any of these issues could impair LNHC’s ability to successfully commercialize ZELSUVMI or to generate substantial profit or to meet its expectations with respect to the amount or timing of profit. Any issues or hurdles related to its commercialization efforts may materially adversely affect its business, results of operations, financial condition and prospects. There is no guarantee that LNHC will be successful in its commercialization efforts with respect to ZELSUVMI, or that LNHC will generate significant profit from ZELSUVMI or any product candidate or become profitable.
ZELSUVMI and any of LNHC’s product candidates that receive regulatory approval, may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
ZELSUVMI and any of LNHC’s product candidates that receive regulatory approval may fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If ZELSUVMI for the treatment of molluscum contagiosum or LNHC’s potential product candidates, if approved, do not achieve an adequate level of acceptance, LNHC may not generate sufficient revenue, and it may not become profitable. The degree of market acceptance of ZELSUVMI and LNHC’s product candidates, if approved for commercial sale, will depend on a number of factors, including:
•	the efficacy, safety and potential advantages compared to alternative treatments;
•	LNHC’s ability to offer its products for sale at competitive prices;
•	the convenience and ease of administration compared to alternative treatments;
•	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;
•	LNHC’s ability to hire and retain a sales force in the United States;
•	the strength of marketing and distribution support;
•	the availability of third-party coverage and adequate reimbursement for ZELSUVMI for the treatment of molluscum contagiosum and any product candidates that receive regulatory approval;
•	the prevalence and severity of any side effects; and
•	any restrictions on the use of LNHC’s products together with other medications.
The failure of healthcare professionals or patients to perceive the benefits of using ZELSUVMI for the treatment of molluscum contagiosum instead of other alternative therapies, such as curettage, cantharidin application or cryotherapy, would adversely affect the commercial success of ZELSUVMI for the treatment of molluscum contagiosum.
If LNHC is unable to establish effective sales, marketing and distribution capabilities for ZELSUVMI for the treatment of molluscum contagiosum or any product candidate that may receive regulatory approval, LNHC may not be successful in commercializing ZELSUVMI for the treatment of molluscum contagiosum or LNHC’s product candidates if and when they are approved.
LNHC has not yet commercially launched ZELSUVMI for the treatment of molluscum contagiosum. To achieve commercial success for it and any other product candidate for which LNHC may obtain regulatory approval, LNHC will need to establish an effective sales and marketing organization. LNHC has been building a focused sales and marketing organization to launch ZELSUVMI in the United States, but it may not be large enough to support the commercial launch and market acceptance of ZELSUVMI that LNHC expects, and will need to expand if LNHC receives approval of other product candidates. There are inherent risks to establishing and maintaining a standalone commercial organization, which is also time-consuming and requires significant financial resources.
Factors that create risk and may inhibit LNHC’s efforts to commercialize LNHC’s products on its own include:
•	LNHC’s inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to physicians or educate adequate numbers of physicians on the benefits of prescribing any future products;
•	inability to obtain favorable insurance coverage of any approved product;
•	the lack of complementary products to be offered by sales personnel, which may put LNHC at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.
If LNHC is unable to establish and maintain LNHC’s own sales, marketing and distribution capabilities and is forced to enter into arrangements with, and rely on, third parties to perform these services, LNHC’s revenue and LNHC’s profitability, if any, is likely to be lower than if it had developed such capabilities itself. In addition, LNHC may not be successful in entering into arrangements with third parties to sell, market and distribute LNHC’s products or may be unable to do so on terms that are favorable to it. LNHC likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market LNHC’s products effectively. If LNHC does not establish and maintain sales, marketing and distribution capabilities successfully, either on LNHC’s own or in collaboration with third parties, LNHC will not be successful in commercializing its products.

LNHC faces substantial competition, which may result in a smaller than expected commercial opportunity and/or others discovering, developing or commercializing products before or more successfully than LNHC does.
The development and commercialization of new products is highly competitive. LNHC faces competition with respect to ZELSUVMI and will face competition with respect to any product candidates that LNHC may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical and specialty pharmaceutical companies, compounding facilities, academic institutions and governmental agencies and public and private research institutions.
ZELSUVMI may compete with other procedure-based treatment regimens currently available for molluscum contagiosum such as curettage, cantharidin application or cryotherapy In addition, other drugs have been and may continue to be used off label as treatment for molluscum contagiosum.
In addition, LNHC’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than ZELSUVMI or any other product that LNHC may develop.
Many of the companies against which LNHC is competing, or against which LNHC may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than LNHC does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of LNHC’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with LNHC in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, LNHC’s programs.
The commercial success of LNHC’s products and product candidates will depend upon the degree of market acceptance by physicians, patients, third-party payers and others in the medical community.
The commercial success of LNHC’s products, including ZELSUVMI and any other products for which it may obtain regulatory approval, will depend in part on the medical community, patients and third-party payers accepting LNHC’s products and product candidates as effective and safe. If these products do not achieve an adequate level of acceptance, LNHC may not generate significant product revenue and may not become profitable. The degree of market acceptance of LNHC’s products will depend on a number of factors, including:
•	the safety and efficacy of the products, and advantages over alternative treatments;
•	the labeling of any approved product;
•	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;
•	the prevalence of the disease or condition for which the product is approved;
•	the emergence, and timing of market introduction, of competitive products;
•	the effectiveness of LNHC’s and its collaboration partners’ marketing strategy;
•	obtaining and maintaining adequate pricing and reimbursement; and
•
sufficient third-party insurance coverage or governmental reimbursement, which may depend on LNHC’s ability to provide compelling evidence that a product meaningfully improves health outcomes to support such insurance coverage or reimbursement.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be known until after it is launched. Any failure to achieve market acceptance of LNHC’s products will harm its business, results and financial condition.
Furthermore, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. Such guidelines or recommendations can be very influential and may adversely affect product usage directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy) or indirectly (for example, by recommending a competitive product over a product of LNHC’s). Consequently, LNHC does not know if physicians or patients will adopt or use its products for their approved indications.
LNHC’s products may become subject to unfavorable third-party coverage or reimbursement policies, which would harm its business.
Market acceptance and sales of ZELSUVMI and any product candidates that LNHC may develop will depend in large part on third-party payor coverage and reimbursement policies and may be affected by future healthcare reform measures in the U.S. as well as the EEA countries and other key international markets. The continuing efforts of governmental and other third-party payors to contain, reduce or shift the costs of healthcare through various means, including an increased emphasis on managed care and attempts to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, may result in downward pressure on pricing, reimbursement and utilization, which may adversely affect LNHC’s product sales and results of operations. Moreover, because private health insurers and other third-party payors in the U.S. often follow the coverage and reimbursement policies of government payors, including the Medicare and Medicaid programs, cost-containment measures under these programs play a particularly significant role in the reimbursement landscape. The government programs relevant to LNHC’s products include, without limitation, the following:
•	the Medicaid Drug Rebate Program, under which manufacturers must report pricing information and pay rebates in order for their drug products to be covered under state Medicaid programs;
•	the Public Health Service’s 340B Drug Pricing Program, under which manufacturers must offer discounts to certain health care organizations that care for underserved populations; and
•
the Tricare Retail Pharmacy Program, under which manufacturers must agree to honor certain discounted prices, specifically Federal Ceiling Prices under the Veterans Health Care Act, as a condition for placement in the Department of Defense uniform formulary.

In addition, in the U.S., third-party payors often develop cost containment measures using policies that specifically target specialty products and high-cost drugs. For example, formulary placements may be less favorable for brand and higher-costing drugs, resulting in, among other things, greater out-of-pocket costs to patients. ZELSUVMI may be subject to such measures and may be impacted by similar future policies addressing such cost-containment measures.
Further, payors also are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price, or ASP, average manufacturer price, or AMP, or actual acquisition cost, or AAC. Although the intent of the changes to reimbursement methodologies generally is to limit payment increases, it is difficult to project the impact of these and other alternative reimbursement methodologies on the willingness of payors to reimburse ZELSUVMI and any product candidates that LNHC may develop. LNHC cannot provide any assurances that ZELSUVMI and any future products, if approved, will be covered and reimbursed in the U.S. until it enters into payor negotiations. If coverage and reimbursement are not available or available only to limited levels, LNHC may not be able to generate sufficient revenue to meet its operating costs or to achieve its revenue, cash flow breakeven or profitability goals in the timeframe that it expects, or at all.
The market for ZELSUVMI for the treatment of molluscum contagiosum and LNHC’s future product candidates may not be as large as LNHC expects.
Molluscum contagiosum is a skin disease that is currently undertreated. Even with approval of ZELSUVMI for the treatment of molluscum contagiosum in adult and pediatric patients one year and older, individuals may continue to decline treatment for molluscum contagiosum as, if left untreated, the diseases will eventually be resolved by the body’s immune system.
In addition, LNHC’s estimates of the potential market opportunity for ZELSUVMI for the treatment of molluscum contagiosum include several key assumptions based on LNHC’s industry knowledge, industry publications, third-party research reports, IDC-10 claims data, and surveys of dermatologists commissioned by LNHC. These assumptions include the current treatment rates and/or prevalence of molluscum contagiosum and other skin diseases as well as the estimated coverage levels for ZELSUVMI. However, there can be no assurance that any of these assumptions are, or will remain, accurate. Furthermore, even if LNHC’s estimates relating to claims data and/or the prevalence of molluscum contagiosum and other skin diseases as well as the estimated coverage levels for ZELSUVMI for the treatment of molluscum contagiosum or any future product candidate LNHC may develop, as applicable, are accurate, the degree of market acceptance by the medical community and those infected by such skin diseases following regulatory approval could impact LNHC’s assumptions and reduce the market size for ZELSUVMI for the treatment of molluscum contagiosum and any other product that may be approved. Furthermore, the market research study LNHC commissioned surveying payor organizations has no bearing on the payors, and any assumptions or interpretations based on the results of this study, may ultimately be inaccurate. If the actual markets for ZELSUVMI for the treatment of molluscum contagiosum or any future product candidates are smaller than LNHC expect, LNHC’s revenues, if any, may be limited and it may be more difficult for it to achieve or maintain profitability.
The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the internet and off-label promotion. Any regulatory approval that the FDA grants, including the approval of ZELSUVMI, is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA. While physicians in the United States may choose, and are generally permitted, to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities, LNHC’s ability to promote ZELSUVMI or any future products will be narrowly limited to those indications that are specifically approved by the FDA. ZELSUVMI has been approved by the FDA for the treatment of molluscum contagiosum in adults and pediatric patients one year of age and older, and LNHC is not permitted to promote ZELSUVMI for other uses.
If LNHC is found to have promoted such off-label uses, LNHC may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If LNHC cannot successfully manage the promotion of ZELSUVMI or any future product candidates, if approved, LNHC could become subject to significant liability, which would materially adversely affect its business and financial condition.
Product liability lawsuits could cause LNHC to incur substantial liabilities and limit commercialization of any products that it may develop.
LNHC faces an inherent risk of product liability exposure related to the commercial sales of ZELSUVMI, as well as the testing of LNHC’s potential future product candidates in human clinical trials. If LNHC cannot successfully defend itself against claims that ZELSUVMI or such product candidates caused injuries, LNHC will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	decreased demand for ZELSUVMI and any product candidates that LNHC may develop;
•	injury to LNHC’s reputation and significant negative media attention;
•	loss of revenue;
•	withdrawal of clinical trial participants;
•	significant costs to defend the related litigation;
•	substantial monetary awards paid to trial participants or patients;
•	reduced resources of management to pursue LNHC’s business strategy; and
•	the inability to commercialize any products that LNHC may develop.
LNHC’s parent, Ligand, currently holds product liability insurance that covers its clinical trials up to a $15.0 million annual limit. LNHC may need to secure additional product liability insurance coverage following commencement of LNHC’s commercialization activities for ZELSUVMI for the treatment of molluscum contagiosum and may need to further increase its insurance coverage if it initiates clinical trials or expands commercialization activities for its product candidates that obtain regulatory approval. Insurance coverage is increasingly expensive. LNHC may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
Risks Related to LNHC’s Operations and Manufacturing
Delays or disruptions in LNHC’s supply chain and manufacturing of LNHC’s products, including ZELSUVMI, and potential product candidates could adversely affect LNHC’s sales and marketing efforts and LNHC’s development and commercialization timelines and could result in increased costs or in LNHC breaching its obligations to others.
LNHC’s ability to make, move, and sell its products is critical to its success. Damage or disruption to LNHC’s supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics (such as the COVID-19 pandemic), strikes, tariffs, government action, inflation, war or other reasons beyond LNHC’s control or the control of its suppliers and business partners, could impair LNHC’s ability to manufacture or sell its products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly where LNHC’s product is sourced from a single supplier or location, could adversely affect LNHC’s business or financial results. Any interruption or failure by LNHC’s suppliers, distributors and other partners to meet their obligations on schedule or in accordance with LNHC’s expectations, misappropriation of LNHC’s proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with LNHC, which, in each case, could be the result of one or many factors outside of LNHC’s control, could delay or prevent the manufacture or commercialization of LNHC’s products, disrupt LNHC’s operations or cause reputational harm to LNHC. In addition, except for the terms and conditions specified in LNHC’s contractual arrangements with its contract manufacturers, LNHC has no control over the ability of its contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of LNHC’s API or drug products or if it withdraws any such approval in the future, LNHC may need to find alternative manufacturing facilities, which would significantly impact LNHC’s ability to develop, obtain regulatory approval for, market and sell its products and potential product candidates.
LNHC is required to identify the supplier(s) of all the raw materials for its products, including ZELSUVMI, in its applications with the FDA. To the extent practicable, LNHC’s attempts to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some of its drug applications, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. To the extent any difficulties experienced by LNHC’s suppliers cannot be resolved within a reasonable time and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and LNHC is required to qualify a new supplier with the FDA, its profit margins and market share for the affected product could decrease and LNHC’s development and sales and marketing efforts could be delayed or negatively impacted.
LNHC has never produced at a commercial scale any products that utilize the NITRICIL technology, and any delay or disruptions in the on-going qualification of manufacturing facilities and process or in the manufacture of LNHC’s (i) API, including berdazimer sodium, the API of LNHC’s ZELSUVMI product, or (ii) potential future clinical trial materials or commercial supplies of any other potentially approved product candidates utilizing the NITRICIL technology, could adversely affect LNHC’s development and commercialization timelines and results or result in increased costs or in LNHC breaching its obligations to others.
LNHC internally manufactures the berdazimer sodium API that is utilized in LNHC’s ZELSUVMI commercial product. Any delays or disruptions in LNHC’s manufacturing processes and analytical methods for API testing and commercial manufacturing under cGMP guidelines and regulations, or LNHC’s inability to execute such activities, could impact the commercialization timelines of LNHC’s ZELSUVMI product and/or any future product candidate, as well as increase costs. Further, if LNHC does not appropriately coordinate with, project manage, or provide adequate internal expertise, resources and documentation with LNHC’s third-party drug product manufacturer, LNHC may not be successful, or may be delayed, in the commercialization of ZELSUVMI. LNHC has a limited number of personnel who have experience in drug substance manufacturing and possess the expertise necessary to manufacture berdazimer sodium.

Orion Corporation (“Orion”), with whom LNHC has formed a strategic alliance to manufacture the commercial drug product for ZELSUVMI, including final fill/finish and packaging, must be successful in its execution of LNHC’s commercial production strategy. For instance, LNHC may not be successful in realizing the intended operating goals from this arrangements based on a number of factors, including, among other things, (i) delays or failures, including delays in LNHC ability to transition applicable technology and processes to our vendors or partners, (ii) reduced quality, (iii) delayed receipt of goods or services, (iv) increased and unexpected costs on the part of the third-party vendors or strategic partners, and (v) certain incremental and discrete costs to effect this strategy. If LNHC is unsuccessful in partnering with third-party manufacturers, it could experience delays in the development and commercialization timelines of its product candidates, as well as increased costs.
LNHC will also have no direct control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not approve these facilities for the manufacture of LNHC’s products, or if such authorities withdraw any such approval in the future, LNHC may be required to find alternative manufacturing facilities, which would significantly impact its ability to obtain approval of and commercialize any product candidates, if approved. LNHC’s failure, or the failure of any of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on LNHC, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect LNHC’s financial position.
LNHC’s or a third party’s failure to execute on LNHC’s manufacturing requirements on commercially reasonable terms and in compliance with cGMP or other regulatory requirements could adversely affect its business in a number of ways, including:
•	an inability to meet commercial demands;
•	an inability to initiate or complete clinical trials in a timely manner;
•	delays in submitting regulatory applications, or receiving regulatory approvals;
•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities; and
•	requirements to cease development or to recall product batches.
In addition, LNHC may be unable to establish additional long-term supply agreements with third-party manufacturers or to do so on acceptable terms, which increases the risk of failing to timely obtain sufficient quantities of its products or any future product candidates or such quantities at an acceptable cost, which would have a material adverse impact on LNHC’s financial position. There are risks associated with scaling up manufacturing to commercial volumes including, among others, cost overruns, technical or other problems with process scale-up, process reproducibility, stability issues, lot consistency and timely availability of raw materials. There is no assurance that LNHC’s manufacturers will be successful in establishing a larger-scale commercial manufacturing process for ZELSUVMI that achieves LNHC’s objectives for manufacturing capacity and cost of goods, in a timely manner, or at all.
Unexpected results in the analysis of raw materials, the API or drug product or problems with the execution of or quality systems supporting the analytical testing work, whether conducted internally or by third-party service providers, could adversely affect LNHC’s development and commercialization timelines and result in increased costs of potential development programs initiated by LNHC.
Third parties engaged directly by LNHC or by its API and drug product contract manufacturing organizations (“CMOs”), test all of the raw materials and finished API and drug products. It is a regulatory requirement that raw materials are tested and there are a limited number of suppliers for testing these raw materials. There may be a need to assess alternate suppliers to prevent a possible disruption of the supply of these raw materials for the manufacture of API or drug product. Additionally, the analytical equipment used by these third parties must be maintained and operational. Except for the terms established within LNHC’s or its CMOs’ contracts with the third parties responsible for testing raw materials and finished API and drug products, LNHC has limited ability to control the process or timing of their testing work. Additionally, if the results do not meet specifications, then obtaining additional raw materials may jeopardize LNHC’s or its CMOs’ ability to manufacture API and/or drug product, the start or overall conduct of preclinical studies and clinical trials, the timing of regulatory submissions, or the commercialization of LNHC’s products and any future product candidates, if approved. LNHC and its CMOs currently engage third parties to perform analytical tests to ensure the API and drug product meets quality specifications. The analytical equipment used by LNHC or its CMOs to perform these tests must be maintained, qualified, calibrated and operational. If there are testing execution delays, equipment problems or if the results of the analytical testing do not meet LNHC’s quality specifications, then manufacturing additional API or drug product may increase costs and may jeopardize LNHC’s or its CMOs’ ability to manufacture API and/or drug product, which may cause delays in the start or overall conduct of preclinical studies and clinical trials, the submission of regulatory filings, or the commercialization of LNHC’s products and any future product candidates.
LNHC’s business involves the use of hazardous materials and LNHC and its third-party suppliers and manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how it does business.
LNHC’s manufacturing activities and the manufacturing activities of LNHC’s third-party suppliers and manufacturers, involve the controlled storage, use and disposal of hazardous materials. Further, LNHC’s manufactured drug substances and drug products may be considered hazardous materials under applicable laws and regulations. LNHC’s manufacturing activities, whether conducted by it or its third-party suppliers and manufacturers, like all manufacturing processes that utilize hazardous materials, including those under high pressures, must be properly controlled to avoid unintended reactions or other accidents that could cause injury or damage to personnel, equipment or property. LNHC and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, transportation, handling and disposal of these hazardous materials, and its failure to manage the use, manufacture, storage, transportation, handling or disposal of hazardous materials could subject it to significant costs or future liabilities. In some cases, these hazardous materials and various wastes resulting from their use are transported and stored at LNHC’s suppliers’ or manufacturers’ facilities pending use and disposal. LNHC and its suppliers and manufacturers cannot completely eliminate the risk of contamination, which could cause an interruption of LNHC’s commercialization efforts, research and development efforts and business operations, injury to LNHC’s service providers and others and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although LNHC believes that the manufacturing controls and safety procedures utilized by LNHC and its third-party suppliers and manufacturers for handling, transporting and disposing of these materials generally comply with the standards prescribed by these laws and regulations, LNHC cannot guarantee that this is the case or eliminate the risk (i) that the laws and regulations will not restrict LNHC’s or its third-party suppliers’ or manufacturers’ ability to use, manufacture, store, transport, handle or dispose of such materials or (ii) of accidental contamination or injury from these hazardous materials and processes. If these risks were to materialize, LNHC could experience an interruption of its business operations and LNHC may be held liable for any resulting damages and such liability could exceed LNHC’s financial resources.
LNHC may be adversely affected by the effects of inflation or trade tariffs.
LNHC has been impacted, and may continue to be impacted, by inflation and/or trade tariffs which have the potential to adversely affect LNHC’s liquidity, business, financial condition and results of operations by increasing LNHC’s overall cost structure. The existence of inflation and the recent uncertainty in the levying of certain trade tariffs by the U.S. government, has resulted in, and may continue to result in, higher interest rates and capital costs, supply shortages, increased costs of labor, components, manufacturing and shipping, as well as weakening exchange rates and other similar effects. As a result of inflation and tariffs, LNHC has experienced and may continue to experience cost increases. Although LNHC may take measures to mitigate the effects of inflation and tariffs, if these measures are not effective and if the inflationary and tariff pressure is sustained or increased, LNHC’s business, financial condition, results of operations and liquidity could be negatively affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact LNHC’s results of operations and when the cost of inflation and/or tariffs are incurred.
Risks Related to the Development of LNHC’s Future Product Candidates
If LNHC is unable to successfully develop, receive regulatory approval for and commercialize any future product candidate it may potentially acquire, or experiences significant delays in doing so, its business will be harmed.
LNHC currently licenses only one product that is approved for commercial sale. LNHC has invested substantially all of its efforts and financial resources in the development and commercialization of ZELSUVMI. LNHC’s ability to generate substantial revenue from ZELSUVMI or any product candidates it may progress in the future will depend heavily on the successful development, regulatory approval and commercialization of these assets. The success of ZELSUVMI and any product candidates that LNHC develops or otherwise may acquire which receives regulatory approval will depend on several factors, including:
•	timely and successful completion of preclinical studies and clinical trials;
•
successful development of, or making arrangements with and management of third-party manufacturers for, the commercial manufacturing processes for ZELSUVMI and any product candidates that receive regulatory approval;

•	receipt of timely regulatory approvals from applicable regulatory authorities;
•	commercial sales of ZELSUVMI and, if approved, any of LNHC’s future product candidates;
•	acceptance of ZELSUVMI and, if approved, any of LNHC’s future product candidates by patients, the medical community and third-party payors for their approved indications;
•	LNHC’s success in educating physicians and patients about the benefits, administration and use of ZELSUVMI and, if approved, any of LNHC’s future product candidates;
•	the prevalence and severity of adverse events experienced with ZELSUVMI and any of LNHC’s future product candidates;
•	the availability, perceived advantages, cost, safety and efficacy of alternative treatments for the indications addressed by ZELSUVMI and any future product candidates;
•	LNHC’s ability to produce ZELSUVMI and, if approved, any of LNHC’s future product candidates on a commercial scale;
•
obtaining and maintaining patent, trademark and trade secret protection and regulatory exclusivity for ZELSUVMI and any future product candidates and otherwise protecting LNHC’s rights in its intellectual property portfolio;

•	maintaining compliance with regulatory requirements, including cGMPs;
•	competing effectively with other products and procedures; and
•	maintaining a continued acceptable safety, tolerability and efficacy profile of ZELSUVMI and any future products following approval.
Whether regulatory approval will be granted is unpredictable and depends upon numerous factors, including the substantial discretion of the regulatory authorities. The success of any of LNHC’s potential product candidates in clinical trials is not guaranteed, and even if clinical trials are successful, such results do not guarantee regulatory approval. The FDA or other comparable foreign regulatory authorities may require that LNHC conduct additional studies or clinical trials, provide additional data, take additional manufacturing steps, or require other conditions before they will reconsider or approve any New Drug Application (“NDA”), supplemental NDA (“sNDA”) or any comparable marketing application. If the FDA or other comparable foreign regulatory authorities require additional studies, clinical trials or data beyond those LNHC may contemplate, LNHC would incur increased costs and delays in the regulatory approval process, which may require expending more resources than LNHC has available.
It is possible that LNHC’s potential product candidates will never obtain regulatory approval, even if LNHC expends substantial time and resources seeking such approval. If LNHC does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize any potential future product candidates, which would harm its business.
Clinical product development involves a lengthy and expensive process, with an uncertain outcome. LNHC may incur additional costs or experience delays in completing, or ultimately be unable to complete, potential development and commercialization of any future product candidates.
The risk of failure for product candidates is high. If LNHC were to acquire or otherwise develop future product candidates, it would be impossible to predict when or if any of LNHC’s future product candidates would prove effective or safe in humans or would receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any potential future product candidate, LNHC may be required to complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of its product candidates in humans. Before LNHC could initiate such clinical trials for any product candidates, it would be required to submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and its proposed clinical trial protocol, as part of an Investigational New Drug Application (“IND”) or similar regulatory submission. The FDA or comparable foreign regulatory authorities may require LNHC to conduct additional preclinical studies for any product candidate before it allows LNHC to initiate clinical trials under any IND or similar regulatory submission, which may lead to delays and increase the costs of any such preclinical development programs.
If initiated, clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials could occur at any stage of testing or at any time during the trial process. The outcome of preclinical testing and early clinical trials may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their products.
LNHC cannot assure you that any clinical trial that it may conduct in the future will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market any product candidate.
LNHC also does not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. It may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent its ability to receive regulatory approval or commercialize LNHC’s future product candidates, including:
•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;
•	LNHC may be unable to reach consensus with regulatory authorities on trial design;
•	Regulatory authorities or institutional review boards may not allow or authorize LNHC or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•
LNHC may experience delays in reaching, or failing to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or prospective contract research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	LNHC may experience delays in identifying, recruiting and training suitable clinical trial investigators;
•
clinical trials may produce negative or inconclusive results, including failure to demonstrate statistical significance, and LNHC may decide, or regulators may require it, to conduct additional clinical trials or abandon product development programs;

•
the number of patients required for clinical trials may be larger than LNHC anticipates, enrollment in such clinical trials may be slower than anticipated, or participants may drop out of such clinical trials or fail to return for post-treatment follow-up at a higher rate than anticipated;

•	LNHC may be required to amend clinical trial protocols;
•
clinical trial sites may deviate from trial protocols or drop out of a trial, or LNHC’s CROs may not perform in accordance with Good Clinical Practice (“GCP”) requirements or other application regulations;

•
LNHC’s future product candidates may have undesirable side effects or other unexpected characteristics, causing LNHC or its investigators, regulators or institutional review boards to suspend or terminate the trials;

•	LNHC’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to it in a timely manner, or at all;
•
regulatory authorities or institutional review boards may require that LNHC or its investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of LNHC’s future product candidates may be greater than it anticipates; and
•	the supply or quality of its future product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate.
Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations and guidelines, and remain subject to oversight by these governmental agencies and ethics committees or IRBs at the medical institutions where such clinical trials are conducted. LNHC could also encounter delays if a clinical trial was suspended or terminated by it, by the institutional review boards of the institutions in which such trials were being conducted, by the safety review committee for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or LNHC’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.
If LNHC experiences delays in the completion of, or termination of, any clinical trial of any potential future product candidates, the commercial prospects of such product candidates will be harmed, and its ability to generate product revenues from any of such product candidates will be delayed. In addition, any delays in completing its clinical trials will increase LNHC’s costs, slow down its product candidate development process and jeopardize its ability to commence product sales and generate revenues. Any of these occurrences may harm LNHC’s business, financial condition and prospects significantly.
In addition, many of the factors that cause, or lead to, the termination suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a potential product candidate. Any resulting delays to LNHC’s clinical trials could shorten any period during which it may have the exclusive right to commercialize its future product candidates. In such cases, its competitors may be able to bring products to market before LNHC, and the commercial viability of its future product candidates could be significantly reduced. Any of these occurrences may harm LNHC’s business, financial condition and prospects.
Use of ZELSUVMI and any future product candidates could be associated with adverse side effects, adverse events or other properties or safety risks, which could delay or preclude approval, cause LNHC to suspend or discontinue clinical trials, abandon a product candidate, limit the commercial profile of ZELSUVMI or any other approved product or result in other significant negative consequences that could severely harm LNHC’s business, prospects, operating results and financial condition.
Results of any clinical trials LNHC may conduct could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by LNHC product candidates, whether used alone or in combination with other therapies, could cause LNHC or regulatory authorities to interrupt, delay or halt clinical trials or lead to the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities, or, if for any approved products, result in a more restrictive label and other post-approval requirements. Any treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or could result in potential product liability claims. Any of these occurrences may harm LNHC’s business, financial condition and prospects significantly.
If any of LNHC’s future product candidates are associated with undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational drugs, LNHC may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.
If such significant adverse events or other side effects are observed in any clinical trials LNHC may choose to conduct, such events could lead LNHC, the FDA, other comparable regulatory authorities or an institutional review board to suspend clinical trials, including due to a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Even if such side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance due to tolerability concerns as compared to other available therapies. Any of these developments could materially harm LNHC’s business, financial condition and prospects.

Additionally, with respect to ZELSUVMI and any future product candidates for which it may obtain approval, if LNHC or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require LNHC to adopt a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure that the benefits of treatment with such product outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. LNHC may also be required to engage in similar safety-related actions, such as patient education, certification of health care professionals or specific monitoring. Other potentially significant negative consequences associated with adverse events include:
•	LNHC may be required to suspend marketing of a product, or it may decide to remove such product from the marketplace;
•	regulatory authorities may withdraw or change their approvals of a product;
•
regulatory authorities may require additional warnings on the label or limit access of a product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment;

•	LNHC may be required to create a medication guide outlining the risks of a product for patients, or to conduct post-marketing studies;
•	LNHC may be required to change the way a product is administered;
•	LNHC could be subject to fines, injunctions, or the imposition of criminal or civil penalties, or be sued and held liable for harm caused to subjects or patients; and
•	a product may become less competitive, and LNHC’s reputation may suffer.
Any of these events could diminish the usage or otherwise limit the commercial success of ZELSUVMI or any of its future product candidates and prevent LNHC from achieving or maintaining market acceptance ZELSUVMI or for any other approved products.
If LNHC experiences delays or difficulties in the enrollment and/or maintenance of patients in any clinical trials it may initiate, its receipt of necessary regulatory approvals could be delayed or prevented.
If LNHC initiates clinical trials, it may find it difficult to adequately enroll patients. If LNHC encounters such difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.
Patient enrollment is a significant factor in the timing of clinical trials, and the timing of LNHC’s clinical trials may depend, in part, on the speed at which it can recruit patients to participate in such trials, as well as completion of required follow-up periods. LNHC may not be able to initiate or continue clinical trials for any future product candidate if is unable to locate and enroll a sufficient number of eligible patients to participate in these trials through such trial’s conclusion as required by the FDA or other comparable regulatory authorities. The eligibility criteria of LNHC’s clinical trials, once established, may further limit the pool of available trial participants.
Patient enrollment in clinical trials may be affected by other factors, including:
•	size and nature of the targeted patient population;
•	severity of the disease or condition under investigation;
•	availability and efficacy of approved therapies for the disease or condition under investigation;
•	patient eligibility criteria for the trial in question as defined in the protocol;
•	perceived risks and benefits of the product candidate under study;
•
clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any products that may be approved for, or any product candidates under investigation for, the indications LNHC is investigating;

•	efforts to facilitate timely enrollment in clinical trials;
•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;
•	proximity and availability of clinical trial sites for prospective patients;
•	continued enrollment of prospective patients by clinical trial sites; and
•	the risk that patients enrolled in clinical trials will drop out of such trials before completion.
Additionally, other pharmaceutical companies may compete for enrollment of targeted patient population, which may make it more difficult to fully enroll any clinical trials. LNHC would also rely on CROs and clinical trial sites to ensure proper and timely conduct of any clinical trials and preclinical studies. LNHC may have limited influence over such parties’ actual performance. LNHC’s inability to enroll a sufficient number of patients in its clinical trials would result in significant delays or may require it to abandon one or more clinical trials altogether. Enrollment delays in LNHC clinical trials may also result in increased development costs for its product candidates and jeopardize its ability to obtain regulatory approval for such product candidates, any of which could harm LNHC’s business, financial condition, results of operations and prospects.
Interim “top-line” and preliminary results from LNHC’s future clinical trials that LNHC announces or publishes from time to time may change as more patient data becomes available and is subject to audit and verification procedures that could result in material changes in the final data.
From time to time, LNHC may publicly disclose interim, topline, or preliminary data from its potential clinical trials and preclinical studies, which disclosures are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. LNHC may also make assumptions, estimations, calculations and conclusions as part of its analyses of data, and LNHC may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline, or preliminary results that LNHC reports may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the topline or preliminary data LNHC previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available.
Interim data from clinical trials are further subject to the risk that one or more of the outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, topline, or preliminary data and final data could significantly harm LNHC’s prospects. Further, disclosure of such data by LNHC or by its competitors could result in volatility in the price of its common stock.
Further, others, including regulatory agencies, may not accept or agree with LNHC’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and LNHC in general. In addition, the information LNHC chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what LNHC determines is material or otherwise appropriate information to include in its disclosure, and any information LNHC determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or LNHC’s business.
LNHC may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because LNHC has limited financial and management resources. As such, LNHC is currently primarily focused on the commercialization of ZELSUVMI for the treatment of molluscum contagiosum, and LNHC may forgo pursuit of opportunities, including the development of other potential product candidates. LNHC’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. LNHC’s spending on current and future development programs and product candidates for specific indications, if any, may not yield any commercially viable products. If LNHC does not accurately evaluate the commercial potential or target market for a particular product candidate, LNHC may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. If LNHC is not able to obtain required regulatory approval for any product candidates, its business will be substantially harmed.
The time required to obtain approval or other marketing authorizations by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. With the exception of ZELSUVMI, LNHC has not obtained regulatory approval for any product candidates, and it is possible that no other product candidates that LNHC may seek to develop in the future will ever obtain regulatory approval. Neither LNHC nor any future collaborator is permitted to market any future drug product candidates in the United States until LNHC receives regulatory approval of an NDA or sNDA as applicable, from the FDA.
Prior to obtaining approval to commercialize any other potential drug product candidate in the United States or abroad, LNHC must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if LNHC believes the nonclinical or clinical data for its product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. The FDA may also require that LNHC conduct additional nonclinical studies or clinical trials for LNHC’s product candidates either prior to or after approval, or it may object to elements of LNHC’s clinical development program.
Of the large number of products in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval or marketing authorization process as well as the unpredictability of future clinical trial results may result in LNHC’s failing to obtain regulatory approval or marketing authorization to market LNHC’s product candidates, which would significantly harm LNHC’s business, financial condition, results of operations and prospects.
The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:
•	such authorities may disagree with the design or execution of LNHC’s clinical trials;
•
negative or ambiguous results from clinical trials or results may not meet the level of statistical significance or persuasiveness required by the FDA or comparable foreign regulatory agencies for approval;

•	serious and unexpected drug-related side effects may be experienced by participants in clinical trials or by individuals using drugs similar to the applicable product candidates;
•	the population studied in clinical trials may not be sufficiently broad or representative to assure safety in the full population for which LNHC may seek approval;
•	such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of their own country;
•	LNHC be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	such authorities may disagree with LNHC’s interpretation of data from preclinical studies or clinical trials;
•
such authorities may not agree that the data collected from clinical trials are acceptable or sufficient to support the submission of an NDA, sNDA or other submission or to obtain regulatory approval in the U.S. or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	such authorities may disagree with LNHC regarding the formulation, labeling and/or product specifications;
•	approval may be granted only for indications that are significantly more limited than those LNHC seeks, and/or may include significant restrictions on distribution and use;

•	such authorities may find deficiencies in the manufacturing processes or facilities of the third-party manufacturers utilized for clinical and commercial supplies; or
•	such authorities may not accept a submission due to, among other reasons, the content or formatting of the submission.
Even if LNHC eventually completes clinical testing and receives approval of an NDA, sNDA or foreign marketing application for any product candidates, the FDA or the applicable foreign regulatory agency may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-market clinical trials. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would materially adversely impact LNHC’s business and prospects.
In addition, the FDA and other regulatory authorities may change their policies, issue additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval of LNHC’s products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon LNHC that could delay its ability to obtain approvals, increase the costs of compliance or restrict its ability to maintain any marketing authorizations that it may have obtained.
Furthermore, even if LNHC obtains regulatory approval for any product candidates, LNHC will still need to establish a commercially viable pricing structure and obtain approval for adequate reimbursement from third-party and government payors. If LNHC is unable to successfully commercialize any future product candidates, LNHC may not be able to generate sufficient revenue to continue its business.
LNHC will be subject to ongoing regulatory obligations and continued regulatory review with respect to ZELSUVMI and any future product candidates that receive regulatory approval, which may result in significant additional expense.
For ZELSUVMI and any regulatory approvals that LNHC may receive for its future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for its products and any future product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with cGMPs and GCPs for any clinical trials. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs and other applicable regulations and standards. In addition, any regulatory approvals LNHC may receive, including the approval obtained for ZELSUVMI, will require the submission of periodic reports to regulatory authorities and ongoing surveillance to monitor the safety and efficacy of the product. Such approvals may also contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of LNHC’s future product candidates, which could include requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
If LNHC or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or LNHC, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and other comparable foreign regulatory requirements may subject LNHC to administrative or judicially imposed sanctions, including:
•	restrictions on the marketing or manufacturing of LNHC’s products, withdrawal of the product from the market or voluntary or mandatory product recalls;
•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;
•	fines, restitutions, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications submitted, or suspension or revocation of approvals;
•	product seizures or detentions, or refusal to permit the import or export of LNHC’s products; and
•	injunctions or the imposition of civil or criminal penalties.
The occurrence of any event or penalty described above may inhibit LNHC’s ability to commercialize its product candidates and generate revenue and could require LNHC to expend significant time and resources in response and could generate negative publicity.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any future product candidates LNHC may develop. LNHC also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If LNHC is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if LNHC is not able to maintain regulatory compliance, it may be subject to enforcement action and it may not achieve or sustain profitability.
Disruptions at the FDA and other government agencies caused by funding shortages, staffing limitations, or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, prevent new or modified products from being developed, review, approved or commercialized in a timely manner or at all, which could negatively impact LNHC’s business.
The ability of the FDA and foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s or foreign regulatory authorities’ ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s or foreign regulatory authorities’ ability to perform routine functions. Average review times at the FDA and foreign regulatory authorities have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs or modifications to approved drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect LNHC’s business. For example, in recent years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. In addition, the current U.S. Presidential administration has issued certain policies and Executive Orders directed towards reducing the employee headcount and costs associated with U.S. administrative agencies, including the FDA, and it remains unclear the degree to which these efforts may limit or otherwise adversely affect the FDA’s ability to conduct routine activities.
Separately, in response to the COVID-19 pandemic, the FDA postponed most inspections at domestic and foreign manufacturing facilities at various points. If a prolonged government shutdown occurs, or if renewed global health concerns, funding shortages or staffing limitations hinder or prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other such regulatory authorities to timely review and process LNHC’s regulatory submissions, which could have a material adverse effect on LNHC’s business.
Risks Related to LNHC’s Dependence on Third Parties
LNHC will rely on third parties to conduct any preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, LNHC may be unable to obtain regulatory approval for or commercialize any of its future product candidates.
LNHC currently does not have the ability to independently conduct preclinical studies that comply with the regulatory requirements known as good laboratory practice (“GLP”), requirements. It also does not currently have the ability to independently conduct any clinical trials. The FDA and regulatory authorities in other jurisdictions require LNHC to comply with regulations and standards, commonly referred to as GCPs for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. LNHC will be required to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials on any future product candidates properly and on time. While LNHC will have agreements governing their activities, LNHC will control only certain aspects of their activities and will have limited influence over their actual performance. The third parties with whom LNHC may contract for execution of its GLP preclinical studies and its GCP clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties will not be LNHC’s employees and, except for restrictions imposed by its contracts with such third parties, it will have limited ability to control the amount or timing of resources that they devote to LNHC’s programs. Although LNHC plans to rely on these third parties to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials, LNHC will remain responsible for ensuring that each of these studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and its reliance on the third parties will not relieve it of its regulatory responsibilities. In addition, if any of LNHC’s third parties terminate their involvement with LNHC for any reason, LNHC may not be able to enter into similar arrangements with alternative third parties within a short period of time or do so on commercially reasonable terms.
Many of the third parties with whom LNHC may contract may also have relationships with other commercial entities, including LNHC’s competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm LNHC’s competitive position. If the third parties conducting LNHC’s preclinical studies or clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with LNHC or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to LNHC’s clinical trial protocols, GLPs or GCPs, or for any other reason, LNHC may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and LNHC’s preclinical studies or clinical trials may need to be extended, delayed, terminated or repeated. As a result, LNHC may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable future product candidate, its financial results and the commercial prospects for its product candidates would be harmed, its costs could increase, and its ability to generate revenues could be delayed.
In addition, principal investigators for LNHC’s clinical trials may serve as scientific advisors or consultants to LNHC from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA of any NDA LNHC submits. Any such delay or rejection could prevent it from commercializing its future product candidates.
LNHC’s employees, independent contractors, principal investigators, CMOs, CROs, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could expose it to liability and hurt its reputation.
LNHC is exposed to the risk that its employees, independent contractors, principal investigators, CMOs, CROs, consultants, commercial partners and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to LNHC that violates: (i) FDA laws and regulations, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) manufacturing standards, (iii) federal, state and foreign data privacy, security, fraud and abuse and other healthcare laws, or (iv) laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in LNHC’s preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to LNHC’s reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions LNHC takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, LNHC is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against LNHC, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reputational harm, diminished profits and future earnings, and curtailment of its operations.

Risks Related to Intellectual Property
Third party intellectual property may prevent LNHC from developing its potential products; LNHC’s intellectual property may not prevent competition; and any intellectual property issues may be expensive and time consuming to resolve.
The manufacture, use or sale of LNHC’s potential products may infringe the patent rights of others. If others obtain patents with conflicting claims, LNHC may be required to obtain licenses to those patents or to develop or obtain alternative technology. LNHC may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could delay or prevent LNHC from pursuing the development or commercialization of its potential products, platform and technology.
Generally, LNHC’s success will depend on its and its licensors’ ability to obtain and maintain patents and other intellectual property rights for its potential products and technologies. LNHC’s patent position is uncertain and involves complex legal and technical questions for which legal principles are unresolved. Even if LNHC does obtain patents, such patents may not adequately protect the technology it owns or has licensed.
The patents that cover LNHC’s branded products are listed in the Orange Book. If a third party submits a new drug application (“NDA”) or abbreviated new drug application (“ANDA”) for a generic drug product that relies in whole or in part on studies contained in the NDA for one of LNHC’s branded products, the third party will have the option to certify to the FDA that, in the opinion of that third party, the patents listed in the Orange Book for LNHC’s branded product are invalid, unenforceable, or will not be infringed by the manufacture, use or sale of the third party’s generic drug product. A third party certification that a new product will not infringe Orange Book-listed patents, or that such patents are invalid, is called a paragraph IV patent certification. If the third party submits a paragraph IV patent certification to the FDA, a notice of the paragraph IV patent certification must be sent to the NDA owner and the owner of the patents that are subject to the paragraph IV patent certification notice once the third-party’s NDA or ANDA is accepted for filing by the FDA. A lawsuit may then be initiated to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of the receipt of notice of a paragraph IV patent certification automatically prevents the FDA from approving the generic NDA or ANDA until the earlier of the expiration of a 30-month period, the expiration of the patents, the entry of a settlement order stating that the patents are invalid or not infringed, a decision in the infringement case that is favorable to the NDA or ANDA applicant, or such shorter or longer period as the court may order. If a patent infringement lawsuit is not initiated within the required 45-day period, the third-party’s NDA or ANDA will not be subject to the 30-month stay. Third parties may challenge the patents covering LNHC’s branded products. LNHC may from time to time become party to litigation or other proceedings as a result of paragraph IV patent certifications.
In addition, LNHC cannot assure you that all of the potentially relevant prior art information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention-relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application (whether owned by LNHC or in-licensed from Ligand or another third party), and LNHC may be subject to a third party pre-issuance submission of prior art to the United States Patent and Trademark Office (“USPTO”). Even if LNHC’s patent applications (whether owned by LNHC or in-licensed from Ligand or another third party) do successfully issue and even if such patents cover its products or potential products, third parties may initiate litigation or opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices, or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated, may allow third parties to commercialize LNHC’s products and compete directly with it, without payment to LNHC, or limit the duration of the patent protection of its technology and products.
In addition, similar to what other companies in LNHC’s industry have experienced, it expects its competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing LNHC’s technologies infringes these patents. Defense of infringement and other claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from LNHC’s business. Parties making claims against LNHC may be able to sustain the costs of complex patent litigation more effectively than it can because they have substantially greater resources, or may be able to obtain injunctive or other relief, which could block LNHC’s ability to develop, commercialize, and sell products or services and could result in the award of substantial damages against it, including treble damages, attorney’s fees, costs and expenses if LNHC is found to have willfully infringed. In the event of a successful claim of infringement against LNHC, it may be required to pay damages and ongoing royalties and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. As discussed above, LNHC may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in LNHC’s competitors gaining access to the same intellectual property. In addition, LNHC could encounter delays in product or service introductions while it attempts to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent LNHC from commercializing products or services, and the prohibition of sale of any of its technologies could materially affect its business and its ability to gain market acceptance for its technology.
Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert LNHC’s management’s attention from its core business, and may result in unfavorable results that could adversely impact its ability to prevent third parties from competing with its products or technologies. Any adverse outcome of such litigation or other proceedings could result in one or more of LNHC’s patents (whether owned by LNHC or in-licensed from Ligand or another third party) being held invalid or unenforceable, which could adversely affect its ability to successfully execute its business strategy and negatively impact its financial condition and results of operations. However, given the unpredictability inherent in litigation, LNHC cannot predict or guarantee the outcome of these matters or any other litigation. Regardless of how these matters are ultimately resolved, these matters may be costly, time-consuming and distracting to LNHC’s management, which could have a material adverse effect on its business. It may be necessary for LNHC or its licensors to pursue litigation or adversarial proceedings before the patent office in order to enforce their patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. The outcome of any such litigation might not be favorable, and even if LNHC or its licensors were to prevail, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on LNHC’s business, operating results or financial condition.
In addition, periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the U.S. and various foreign patent offices at various points over the lifetime of LNHC’s and its licensors’ patents and/or applications. LNHC will rely on Ligand to pay these fees with respect to the patents covering ZELSUVMI for the treatment of molluscum contagiosum and cannot ensure Ligand will pay these fees in a timely manner. Additionally, the U.S. and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. LNHC will rely on Ligand to comply with these requirements. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on LNHC’s business.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of LNHC’s confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of LNHC’s common stock.
Any conflicts with the patent rights of others could significantly reduce the coverage of LNHC’s patents (whether owned by LNHC or in-licensed from Ligand or another third party) or limit its ability to obtain meaningful patent protection. In addition, any determination that LNHC’s patent rights are invalid may result in early termination of its agreements with its license partners and could adversely affect its ability to enter into new license agreements. LNHC also relies on unpatented trade secrets and know-how to protect and maintain its competitive position. LNHC requires its employees, consultants, licensees, and others to sign confidentiality agreements when they begin their relationship with LNHC. These agreements may be breached, and LNHC may not have adequate remedies for any breach. In addition, LNHC’s competitors may independently discover its trade secrets.
LNHC may also need to initiate litigation, which could be time-consuming and expensive, to enforce its proprietary rights or to determine the scope and validity of others’ rights. If this occurs, a court may find LNHC’s patents or those of its licensors invalid or may find that LNHC has infringed on a competitor’s rights. In addition, if any of LNHC’s competitors have filed patent applications in the United States prior to March 2013 which claim technology LNHC also has invented, the USPTO may require LNHC or its licensors to participate in expensive interference proceedings to determine who has the right to a patent for the technology.

In addition, LNHC’s agreements with some of its suppliers or other entities with whom it does business require LNHC to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. LNHC could also voluntarily agree to defend or indemnify third parties in instances where it is not obligated to do so if it determines it would be important to its business relationships. If LNHC is required or agrees to defend or indemnify third parties in connection with any infringement claims, it could incur significant costs and expenses that could adversely affect its business, financial condition, results of operations, and prospects. The occurrence of any of the foregoing problems could be time-consuming and expensive and could adversely affect LNHC’s financial position, liquidity and results of operations.
If LNHC is unable to obtain and maintain sufficient intellectual property protection for its products, platform and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, LNHC’s competitors could develop and commercialize technologies or a platform similar or identical to its, and LNHC’s ability to successfully sell its platform and services may be impaired.
LNHC’s success depends in part on its and its licensor’s ability to obtain and maintain adequate protection of the intellectual property it may own solely and jointly with others or otherwise have rights to, particularly patents, in the United States and in other countries with respect to its platform, its software and its technologies, without infringing the intellectual property rights of others.
LNHC strives to protect and enhance the proprietary technologies that it believes are important to its business, including seeking patents intended to cover its platform and related technologies and uses thereof, as it deems appropriate. However, obtaining and enforcing patents in its industry is costly, time-consuming and complex, and LNHC may fail to apply for patents on important products and technologies in a timely fashion or at all, or it may fail to apply for patents in potentially relevant jurisdictions. There can be no assurance that the claims of its patents or any patent application that issues as a patent (whether owned by LNHC or in-licensed from Ligand or another third party) will exclude others from making, using, importing, offering for sale, or selling products or services that are substantially similar to its. LNHC also relies on trade secrets to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection. In countries where LNHC has not sought and does not seek patent protection, third parties may be able to manufacture and sell its technology without its permission, and it may not be able to stop them from doing so. LNHC may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that LNHC will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. LNHC may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of its business.
It is possible that none of its pending patent applications (whether owned by LNHC or in-licensed from Ligand or another third party) will result in issued patents in a timely fashion or at all, and even if patents are granted, they may not provide a basis for intellectual property protection of commercially viable products or services, may not provide LNHC with any competitive advantages, or may be challenged and invalidated by third parties or deemed unenforceable by a court. It is possible that others will design around its current or future patented technologies. As a result, its owned and licensed patents and patent applications comprising its patent portfolio may not provide LNHC with sufficient rights to exclude others from commercializing technology and products similar to any of its products, platform and technology.
In addition, LNHC may identify third party intellectual property and technology it may need to acquire or license in order to engage in its business, including to develop or commercialize new technologies. However, such licenses may not be available to LNHC on acceptable terms or at all. Furthermore, geopolitical actions in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of its patent applications or those of any current or future license partners and the maintenance, enforcement or defense of its issued patents or those of any current or future license partners. For example, the United States and foreign government actions related to Russia’s conflict in Ukraine may limit or prevent filing, prosecution, and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of its or its license partners’ patents or patent applications, resulting in partial or complete loss of patent rights in Russia. If such an event were to occur, it could have a material adverse effect on its business. In addition, a decree was adopted by the Russian government in March 2022, allowing Russian companies and individuals to exploit inventions owned by patentees from the

United States without consent or compensation. Consequently, LNHC or its license partners would not be able to prevent third parties from practicing its or its inventions in Russia or from selling or importing products made using its inventions in and into Russia. Accordingly, its competitive position may be impaired, and its business, financial condition, results of operations and prospects may be adversely affected.
Issued patents directed to the NITRICIL platform and technology could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Some of LNHC’s patents or patent applications (whether owned by LNHC or in-licensed from Ligand or another third party) may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Any successful third party challenge to its patents in this or any other proceeding could result in the unenforceability or invalidity of such patents or amendment to its patents in such a way that any resulting protection may lead to increased competition to its business, which could harm its business. In addition, in patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, LNHC would lose at least part, and perhaps all, of the patent protection on certain aspects of its platform technologies. In addition, if the breadth or strength of protection provided by its patents and patent applications (whether owned by LNHC or in-licensed from Ligand or another third party) is threatened, regardless of the outcome, it could dissuade companies from collaborating with LNHC to license, develop or commercialize current or future products, platform and technology.
LNHC may not be aware of all third party intellectual property rights potentially relating to its products, platform and technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. LNHC or its licensors might not have been the first to make the inventions included in each of its pending patent applications and LNHC or its licensors might not have been the first to file patent applications for these inventions. There is also no assurance that all of the potentially relevant prior art relating to its patents and patent applications or licensed patents and patent applications has been found, which could be used by a third party to challenge their validity or prevent a patent from issuing from a pending patent application.
To determine the priority of these inventions, LNHC may have to participate in interference proceedings (with respect to patent applications filed prior to March 2013), derivation proceedings or other post-grant proceedings declared by the USPTO that could result in substantial cost to it. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over its patent applications (whether owned by LNHC or in-licensed from Ligand or another third party). In addition, changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against its patents (whether owned by LNHC or in-licensed from Ligand or another third party), LNHC could experience significant costs and management distraction.
Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing Ligand’s ability to protect its products, platform and technology on which LNHC relies.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, and may diminish LNHC’s ability to protect its inventions, obtain, maintain, enforce and protect its intellectual property rights and, more generally, could affect the value of its intellectual property or narrow the scope of its future owned and licensed patents. Depending on future actions by the United States Congress, the United States courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken LNHC’s or its license partners’ ability to obtain new patents and patents that LNHC or its license partners might obtain in the future. For example, on June 1, 2023, the European Union Patent Package (“EU Patent Package”) regulations were implemented with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”) for litigation involving European patents. As a result, all European patents, including those issued prior to ratification of the EU Patent Package, now by default automatically fall under the jurisdiction of the UPC. It is uncertain how the UPC will impact granted European patents in the biotechnology and pharmaceutical industries. LNHC’s or its license partners’

European patent applications, if issued, could be challenged in the UPC. During the first seven years of the UPC’s existence, the UPC legislation allows a patent owner to opt its European patents out of the jurisdiction of the UPC. LNHC or its license partners may decide to opt out future European patents from the UPC, but doing so may preclude LNHC or its license partners from realizing the benefits of the UPC. Moreover, if LNHC or its license partners do not meet all of the formalities and requirements for opt-out under the UPC, LNHC’s or its license partners’ future European patents could remain under the jurisdiction of the UPC. The UPC will provide LNHC’s and its license partners’ competitors with a new forum to centrally revoke LNHC’s European patents and allow for the possibility of a competitor to obtain pan-European injunction. Such a loss of patent protection could have a material adverse impact on LNHC’s or its license partners business and ability to commercialize its technology and product candidates and, resultantly, on LNHC’s business, financial condition, prospects and results of operations.
In addition, the U.S. federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act (Bayh-Dole Act). For example, certain patents and patent applications licensed from the University of North Carolina at Chapel Hill (through Ligand) were made with financial assistance from the federal government. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. If LNHC chooses to collaborate with academic institutions for its research or development, LNHC cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, LNHC co-owns or licenses in technology which is critical to its business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, LNHC’s ability to enforce or otherwise exploit patents covering such technology may be adversely affected.
LNHC relies on in-licenses from third parties. If LNHC loses these rights, its business may be materially and adversely affected, its ability to develop improvements to its technology platform may be negatively and substantially impacted, and if disputes arise, LNHC may be subjected to future litigation, as well as the potential loss of or limitations on its ability to incorporate the technology covered by these license agreements.
LNHC is party to royalty-bearing license agreements that grant LNHC rights to practice certain patent rights that are related to its products, platform and technology, including the NITRICIL platform technology in-licensed from the University of North Carolina at Chapel Hill (through Ligand). In spite of LNHC’s efforts to comply with its obligations under its in-license agreements, its licensors might conclude that LNHC has materially breached its obligations under its license agreements and might therefore, including in connection with any aforementioned disputes, terminate the relevant license agreement, thereby removing or limiting LNHC’s ability to develop and commercialize technology covered by these license agreements. If any such in-license is terminated, or if the licensed patents fail to provide the intended exclusivity, competitors or other third parties might have the freedom to market or develop technologies similar to LNHC’s.
In some circumstances, LNHC may not have the right to control the preparation, filing, prosecution, maintenance and defense of patent applications or patents covering technology that LNHC licenses from third parties. In such circumstances, its licensors generally have rights to file, prosecute, and maintain the licensed patents in their name, generally with LNHC’s right to comment on such filing, prosecution, and maintenance, with some obligation for the licensor to consider or incorporate LNHC’s comments. If its licensors having rights to file, prosecute and maintain LNHC’s patent rights fail to conduct these activities for patents or patent applications covering any of LNHC’s product candidates, its ability to develop and commercialize those product candidates may be adversely affected and LNHC may not be able to prevent competitors from making, using or selling competing products. Additionally, there could also be delays at the USPTO caused by staffing cuts and other U.S. government actions as a result of the Department of Government Efficiency or other executive actions to reduce the size of the U.S. government, which may adversely affect LNHC or its licensors. LNHC cannot be certain that such activities by its licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights.
In addition, absent the rights granted to LNHC under its license agreements, LNHC may infringe the intellectual property rights that are the subject of those agreements, LNHC may be subject to litigation by the licensor, and if such litigation by the licensor is successful LNHC may be required to pay damages to its licensor, or LNHC may be required to cease its development and commercialization activities that are deemed infringing, and in such event

LNHC may ultimately need to modify its activities or technologies to design around such infringement, which may be time- and resource-consuming, and which ultimately may not be successful. Any of the foregoing could have a material adverse effect on LNHC’s business, financial condition, results of operations and prospects.
In addition, LNHC’s rights to certain components of its technology platform, may be licensed to LNHC on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including LNHC’s competitors, on terms that may be superior to those offered to LNHC, which could place LNHC at a competitive disadvantage.
Moreover, LNHC’s licensors may own or control intellectual property that has not been licensed to LNHC and, as a result, LNHC may be subject to claims, regardless of their merit, that LNHC is infringing or otherwise violating the licensor’s rights. In addition, certain of LNHC’s agreements with third parties may provide that intellectual property arising under these agreements, such as data that could be valuable to LNHC’s business, will be owned by the third party, in which case, LNHC may not have adequate rights to use such data or have exclusivity with respect to the use of such data, which could result in third parties, including LNHC’s competitors, being able to use such data to compete with LNHC.
LNHC may be subject to claims challenging the inventorship of the patents and other intellectual property on which it relies.
LNHC or its licensors may be subject to claims that former employees or other third parties have an interest in LNHC’s or its in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Litigation may be necessary to defend against these and other claims challenging inventorship of LNHC’s or its licensors’ ownership of its owned or in-licensed patents, trade secrets or other intellectual property. If LNHC or its licensors fail in defending any such claims, in addition to paying monetary damages, LNHC may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to its systems, including its software, workflows, consumables and reagents. Even if LNHC is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees, and certain partners may defer engaging with LNHC until the particular dispute is resolved. Any of the foregoing could have a material adverse effect on LNHC’s business, financial condition, results of operations and prospects.
If LNHC is unable to protect the confidentiality of its information and its trade secrets, the value of its technology could be materially and adversely affected and its business could be harmed.
LNHC relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology and other proprietary information, including parts of its technology platform, and to maintain its competitive position. However, trade secrets and know-how can be difficult to protect. In addition to pursuing patents on its technology, LNHC takes steps to protect its intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with its employees, consultants, academic institutions, corporate partners and, when needed, its advisers. However, LNHC cannot be certain that such agreements have been entered into with all relevant parties, and LNHC cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose LNHC’s proprietary information, including its trade secrets, and LNHC may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for LNHC’s trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and LNHC may not be able to prevent such unauthorized disclosure, which could adversely impact its ability to establish or maintain a competitive advantage in the market. If LNHC is required to assert its rights against such party, it could result in significant cost and distraction.
Monitoring unauthorized disclosure and detection of unauthorized disclosure is difficult, and LNHC does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. If LNHC were to enforce a claim that a third party had illegally obtained and was using its trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. In addition, some courts both within and outside the United States may be less willing, or unwilling, to protect trade secrets. Further, LNHC may need to share its trade secrets and confidential know-how with current or future partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

LNHC also seeks to preserve the integrity and confidentiality of its confidential proprietary information by maintaining physical security of its premises and physical and electronic security of its information technology systems, but it is possible that these security measures could be breached. If any of LNHC’s confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, absent patent protection, LNHC would have no right to prevent such competitor from using that technology or information to compete with LNHC, which could harm its competitive position. If any of LNHC’s trade secrets were to be disclosed to or independently discovered by a competitor or other third party, it could harm LNHC’s business, financial condition, results of operations and prospects.
If LNHC’s trademarks and trade names are not adequately protected, LNHC may not be able to build name recognition in its markets of interest and its competitive position may be harmed.
LNHC relies on its trademarks, trade names and brand names to distinguish its products from the products of its competitors and has registered or applied to register many of these trademarks. LNHC cannot guarantee that its trademark applications will be approved. Third parties may also oppose LNHC’s trademark applications or otherwise challenge its use of the trademarks. LNHC’s registered and unregistered trademarks, trade names, and brand names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. LNHC may not be able to protect its rights to these trademarks, trade names, and brand names which it relies upon to build name recognition among potential partners and customers in its markets of interest. In the event that LNHC’s trademarks are successfully challenged, LNHC could be forced to rebrand its products, which could result in loss of brand recognition and could require LNHC to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe LNHC’s trademarks or that LNHC will have adequate resources to enforce its trademarks.
Risks Related to Legal and Regulatory Compliance Matters
Current and future healthcare reform legislation or regulation may increase the difficulty and cost for LNHC to commercialize ZELSUVMI and may adversely affect the prices LNHC may obtain and may have a negative impact on LNHC’s business and results of operations.
In the United States and some foreign jurisdictions there have been, and continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, restrict or regulate post-approval activities with respect to ZELSUVMI and affect LNHC’s ability to profitably sell its products. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States and elsewhere, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative and regulatory initiatives. LNHC expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that LNHC may receive for ZELSUVMI or any product candidates approved for sale. New and changing laws and regulations may also create uncertainty about how such laws and regulations will be interpreted and applied. If LNHC is found to have violated laws and regulations, it could materially adversely affect LNHC’s business, results of operations and financial condition.
The ACA was signed into law in 2010. The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affects the U.S. pharmaceutical industry. Among the provisions of the ACA of importance to LNHC’s business, including, without limitation, its ability to commercialize and the prices LNHC may obtain for any product candidates that are approved for sale, are the following:
•
an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee does not apply to sales of certain products approved exclusively for orphan indications;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•
expansion of manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs, revising the “average manufacturer price” definition, and extending rebate liability from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well;

•
expansion of the list of entity types eligible for participation in the Public Health Service 340B drug pricing program, or the 340B program, to include certain free-standing cancer hospitals, critical access hospitals, rural referral centers, and sole community hospitals, but exempting “orphan drugs” from the 340B ceiling price requirements for these covered entities;

•	a Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and
•
establishment of the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, including prescription drug spending.

Since its enactment, certain provisions of the ACA have been subject to judicial, executive, and legislative challenges and may be subject to additional challenges in the future. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, on March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, beginning January 1, 2024. Previously, the Medicaid rebate was capped at 100% of a drug’s average manufacturer price.
The cost of prescription pharmaceuticals in the United States has also been the subject of considerable discussion in the United States. There have been several Congressional inquiries, as well as legislative and regulatory initiatives and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.
Most significantly, in August 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); redesigns the Medicare Part D benefit (which began in 2024); and replaces the Part D coverage gap discount program with a new manufacturer discount program (which began in 2025). CMS has published the negotiated prices for the initial ten drugs, which will first be effective in 2026, and the list of the subsequent 15 drugs that will be subject to negotiation. The IRA permits the Secretary of the Department of Health and Human Services (“HHS”) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on LNHC and the pharmaceutical industry cannot yet be fully determined, but is likely to be significant.
Congress and the Trump administration are considering significant reductions in the funding of the Medicaid program. If such reductions are adopted and decrease the number of persons enrolled in Medicaid or reduce the services covered by Medicaid, LNHC’s sales of ZELSUVMI could be adversely affected.
Moreover, the federal government and the individual states in the United States have become increasingly active in developing proposals, passing legislation and implementing regulations designed to control drug pricing, including price or patient reimbursement constraints, discounts, formulary flexibility, marketing cost disclosure, drug price reporting, and other transparency measures. Some states have enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states. These types of initiatives may result in additional reductions in Medicare, Medicaid, and other healthcare funding, and may otherwise affect the prices LNHC may obtain for ZELSUVMI or the frequency with which ZELSUVMI is prescribed or used.
LNHC expects that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage and payment criteria and in additional downward pressure on the price that LNHC receives for any approved drug. Any reduction in reimbursement from Medicaid or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent LNHC from being able to generate revenue, attain profitability, or commercialize its drugs. LNHC expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for LNHC’s product candidates or additional pricing pressures. LNHC cannot predict with certainty what impact any federal or state health reforms will have on it, but such changes could impose new or more stringent regulatory requirements on its activities or result in reduced reimbursement for its products, any of which could adversely affect LNHC’s business, results of operations and financial condition.
The pricing of prescription pharmaceuticals is also subject to governmental control outside the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, LNHC may be required to conduct a clinical trial that compares the cost effectiveness of ZELSUVMI to other available therapies. If reimbursement of LNHC’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its ability to generate revenues and become profitable could be impaired.
If LNHC fails to comply with its reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in which it participates, LNHC could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on LNHC’s business, financial condition, results of operations and growth prospects.
Medicaid is a joint federal and state program administered by the states for low income and disabled beneficiaries. LNHC intends to participate in and will have certain price reporting obligations under the Medicaid Drug Rebate Program (“MDRP”) as a condition of having covered outpatient drugs payable under Medicaid. The MDRP requires LNHC to pay a rebate to state Medicaid programs every quarter for each unit of its covered outpatient drugs dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The rebate is based on pricing data that LNHC must report on a monthly and quarterly basis to CMS, the federal agency that administers the MDRP and other governmental healthcare programs. These data include the average manufacturer price (“AMP”) for each drug and, in the case of innovator products, the best price, which in general represents the lowest price available from the manufacturer to certain entities in the United States in any pricing structure, calculated to include all sales and associated rebates, discounts and other price concessions. The Medicaid rebate consists of two components, the basic rebate and the additional rebate, which is triggered if the AMP for a drug increases faster than inflation. If LNHC becomes aware that its MDRP government price reporting submission for a prior quarter was incorrect or has changed as a result of recalculation of the pricing data, LNHC must resubmit the corrected data for up to three years after those data originally were due. If LNHC fails to provide information timely or is found to have knowingly submitted false information to the government, LNHC may be subject to civil monetary penalties and other sanctions, including termination from the MDRP. In the event that CMS terminates LNHC’s rebate agreement pursuant to which it participates in the MDRP, no federal payments would be available under Medicaid for its covered outpatient drugs. LNHC’s failure to comply with its MDRP price reporting and rebate payment obligations could negatively impact its financial results.
Federal law requires that any company that participates in the MDRP also participate in the Public Health Service’s 340B drug pricing program in order for federal funds to be available for the manufacturer’s drugs under Medicaid. LNHC intends to participate in the 340B program, which is administered by the Health Resources and Services Administration (“HRSA”) and requires LNHC to charge statutorily defined covered entities no more than the 340B “ceiling price” for its covered outpatient drugs. These 340B covered entities include a variety of community health clinics and other entities that receive health services grants from the Public Health Service, as well as hospitals that serve a disproportionate share of low-income patients. The ACA expanded the list of covered entities to include certain free-standing cancer hospitals, critical access hospitals, rural referral centers and sole community hospitals, but exempts “orphan drugs” from the ceiling price requirements for these covered entities. The 340B ceiling price is calculated using a statutory formula based on the AMP and rebate amount for the covered outpatient drug as calculated under the MDRP, and in general, products subject to Medicaid price reporting and rebate liability are also subject to the 340B ceiling price calculation and discount requirement. LNHC will be required to report 340B ceiling prices to HRSA on a quarterly basis, and HRSA publishes those prices to 340B covered entities. In addition, HRSA has finalized regulations regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities for 340B-eligible drugs. HRSA has also finalized a revised regulation implementing an administrative dispute resolution process through which 340B covered entities may pursue claims against participating manufacturers for overcharges, and through which manufacturers may pursue claims against 340B covered entities for engaging in unlawful diversion or duplicate discounting of 340B drugs. LNHC’s failure to comply with 340B program requirements could negatively impact its financial results. Any additional future changes to the definition of average manufacturer price and the Medicaid rebate amount under legislation or regulation could affect LNHC’s 340B ceiling price calculations and also negatively impact its financial results.
In order for ZELSUVMI or any product candidates, if approved, to be paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by certain federal agencies and grantees, LNHC also participates in the U.S. Department of Veterans Affairs (“VA”) Federal Supply Schedule (“FSS”) pricing program. As part of this program, LNHC is required to make its products available for procurement on an FSS contract under which LNHC must comply with standard government terms and conditions and charge a price that is no higher than the statutory Federal Ceiling Price (“FCP”) to four federal agencies (VA, U.S. Department of Defense (“DOD”), Public Health Service, and U.S. Coast Guard). The FCP is based on the Non-Federal Average Manufacturer Price, or Non-FAMP, which LNHC must calculate and report to the VA on a quarterly and annual basis. Pursuant to applicable law, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to significant civil monetary penalties for each item of false information. The FSS pricing and contracting obligations also contain extensive disclosure and certification requirements.
LNHC also intends to participate in the Tricare Retail Pharmacy program, under which LNHC will be required to pay quarterly rebates on utilization of innovator products that are dispensed through the Tricare Retail Pharmacy network to Tricare beneficiaries. The rebates are calculated as the difference between the annual Non-FAMP and FCP. LNHC is required to list its innovator products on a Tricare Agreement in order for them to be eligible for DOD formulary inclusion. If LNHC overcharges the government in connection with its FSS contract or Tricare Agreement, whether due to a misstated FCP or otherwise, LNHC is required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against LNHC under the False Claims Act (“FCA”) and other laws and regulations. Unexpected refunds to the government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on LNHC’s business, financial condition, results of operations and growth prospects.
Individual states continue to consider and have enacted legislation to limit the growth of healthcare costs, including the cost of prescription drugs and combination products. A number of states have either implemented or are considering implementation of drug price transparency legislation. Requirements of pharmaceutical manufacturers under such laws include advance notice of planned price increases, reporting price increase amounts and factors considered in taking such increases, wholesale acquisition cost information disclosure to prescribers, purchasers, and state agencies, and new product notice and reporting. Such legislation could limit the price or payment for certain drugs, and a number of states are authorized to impose civil monetary penalties or pursue other enforcement mechanisms against manufacturers who fail to comply with drug price transparency requirements, including the untimely, inaccurate, or incomplete reporting of drug pricing information.
Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by LNHC, governmental or regulatory agencies, and the courts. CMS, the Department of Health & Human Services Office of Inspector General, and other governmental agencies have pursued manufacturers that were alleged to have failed to report these data to the government in a timely or accurate manner. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. LNHC cannot assure you that any submissions it is required to make under the MDRP, the 340B program, the VA/FSS program, the Tricare Retail Pharmacy Program, and other governmental drug pricing programs will not be found to be incomplete or incorrect.

LNHC is subject to federal, state and foreign healthcare laws and regulations, including fraud and abuse laws. If LNHC is unable to comply or has not fully complied with such laws and regulations, LNHC could face criminal sanctions, damages, substantial civil penalties, reputational harm and diminished profits and future earnings.
Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of ZELSUVMI, and other product candidates, if approved. LNHC’s arrangements and interactions with healthcare professionals, third-party payors, patients and others will expose LNHC to broadly applicable fraud and abuse, antikickback, false claims and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which LNHC markets, sells, and distributes ZELSUVMI and other product candidates, if LNHC obtains regulatory approval. The U.S. federal healthcare laws and regulations that may affect LNHC’s ability to operate include, but are not limited to:
•
the federal healthcare Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, or receiving remuneration, (anything of value), directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made, in whole or in part, by federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to arrangements between pharmaceutical companies on one hand and prescribers, purchasers, formulary managers, and patients on the other. Liability under the Anti-Kickback Statute may be established without proving actual knowledge of the statute or specific intent to violate it;

•
the federal civil FCA, which prohibits individuals or entities from, among other things, knowingly presenting, or causing to be presented a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to made or used a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Actions under the FCA may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Such private individuals may share in amounts paid by the entity to the government in recovery or settlement. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil FCA;

•
the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

•
the federal HIPAA imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, including private third-party payors, or for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal healthcare Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•
the federal Physician Payments Sunshine Act, implemented as the Open Payments Program, requires certain manufacturers of drugs, devices, biologics and medical supplies to report payments and other transfers of value to physicians for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year;

•
analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer, including private insurers. Some state laws require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing- related activities including the provision of gifts, meals, or other items to certain health care providers. Some states restrict the ability of manufacturers to offer co-pay support to patients for certain prescription drugs. Some states require the posting of information relating to clinical studies and their outcomes. Other states and cities require identification or licensing of sales representatives. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes of conduct; and

•
analogous foreign laws and regulations, including restrictions imposed on the promotion and marketing of medicinal products in the EU member states and other countries, restrictions on interactions with healthcare professionals and requirements for public disclosure of payments made to physicians. Laws (including those governing promotion, marketing and anti-kickback provisions), industry regulations and professional codes of conduct often are strictly enforced. Even in those countries where LNHC may decide not to directly promote or market its products, inappropriate activity by its international distribution partners could have implications for LNHC.

Ensuring that LNHC’s business arrangements and interactions with healthcare professionals, third-party payors, patients and others comply with applicable healthcare laws and regulations will require substantial resources. Various state, federal and foreign regulatory and enforcement agencies continue actively to investigate violations of healthcare laws and regulations, and the United States Congress continues to strengthen the arsenal of enforcement tools.
It is possible that governmental authorities will conclude that LNHC’s business practices do not comply with current or future statutes, regulations or case law involving applicable healthcare laws and regulations. If LNHC’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to LNHC, LNHC may be subject to costly investigations, significant civil, criminal and administrative monetary penalties, imprisonment, damages, fines, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, diminished profits and future earnings, and the curtailment or restructuring of LNHC’s operations, any of which could substantially disrupt LNHC’s operations or financial results. Any action against LNHC for violation of these laws or regulations, even if it successfully defends against it, could cause LNHC to incur significant legal expenses and generate negative publicity, which could harm its financial condition and divert its management’s attention from the operation of its business.
Changes in and actual or perceived failures to comply with applicable data privacy, security and protection laws, regulations, standards and contractual obligations may adversely affect LNHC’s business, operations and financial performance.
LNHC and its partners are or may become subject to federal, state, and foreign laws, requirements and regulations that govern data privacy and security. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and LNHC cannot yet determine the impact of future laws, regulations, standards, or perception of their requirements may have on LNHC’s business. This evolution may create uncertainty in LNHC’s business, affect LNHC’s ability to operate in certain jurisdictions or to collect, store, transfer, use, and share personal information, necessitate the acceptance of more onerous obligations in LNHC’s contracts, result in liability, or impose additional costs on LNHC. The cost of compliance with these laws, regulations, and standards is high and likely to increase in the future.
In the United States, numerous federal and state laws and regulations govern the collection, use, disclosure, and protection of personal information, including state data breach notification laws, federal and state health information privacy laws, and federal and state consumer protection laws. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If LNHC fails to comply with applicable laws and regulations, LNHC could be subject to penalties or sanctions, including criminal penalties if LNHC knowingly obtains or discloses individually identifiable health information from a covered entity in a manner that is not authorized or permitted by HIPAA or applicable state laws. HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission, and breach reporting of individually identifiable health information. LNHC may obtain health information from third parties (including research institutions from which LNHC obtains clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, LNHC could be subject to significant penalties if we violate HIPAA.
Certain states have also adopted comparable privacy and security laws and regulations, which govern the privacy, processing and protection of health-related and other personal information. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for LNHC and its future customers and strategic partners. For example, the California Consumer Privacy Act of as amended by the California Privacy Rights Act (collectively, the “CCPA”) requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. Additional compliance investment and potential business process changes may be required. Similar laws have passed in other states and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. In the event that LNHC is subject to or affected by HIPAA, the CCPA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect LNHC’s financial condition.
LNHC is also or may become subject to rapidly evolving data protection laws, rules and regulations in foreign jurisdictions. For example, the European Union General Data Protection Regulation (“GDPR”) went into effect in May 2018 and imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”) or in the context of our activities within the EEA. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/change LNHC’s data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims (including class actions). Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA and the United States remains uncertain. Case law from the Court of Justice of the European Union (“CJEU”) states that reliance on the standard contractual clauses - a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism - alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On July 10, 2023, the European Commission adopted its Adequacy Decision in relation to the new EU-US Data Privacy Framework (“DPF”), rendering the DPF effective as a GDPR transfer mechanism to U.S. entities self-certified under the DPF. LNHC expects the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, LNHC expects the DPF Adequacy Decision to be challenged and international transfers to the United States and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by regulators. As a result, LNHC may have to make certain operational changes and LNHC will have to implement revised standard contractual clauses and other relevant documentation for existing data transfers within required time frames. Further, the U.S. Department of Justice recently issued a final rule that went into effect in April 2025, known as the “Data Security Program,” (the “DSP Rule”), which regulates data transactions that could grant access to US sensitive personal data to certain foreign actors with connections to “countries of concern,” such as China, which the DSP refers to as “covered persons.” As supervisory authorities issue further guidance on personal data export mechanisms, and/or start taking enforcement action, LNHC could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if LNHC is otherwise unable to transfer personal data between and among countries and regions in which LNHC operates, it could affect the manner in which LNHC provides its services, the geographical location or segregation of LNHC’s relevant systems and operations, and could adversely affect LNHC’s financial results.
Since the beginning of 2021, after the end of the transition period following the United Kingdom’s departure from the European Union, LNHC is also subject to the United Kingdom General Data Protection Regulation and Data Protection Act 2018 (collectively, the “UK GDPR”), which imposes separate but similar obligations to those under the GDPR and comparable penalties, including fines of up to £17.5 million or 4% of a noncompliant company’s global annual revenue for the preceding financial year, whichever is greater. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government), as a data transfer mechanism to U.S. entities self-certified under the DPF. As LNHC continues to expand into other foreign countries and jurisdictions, LNHC may be subject to additional laws and regulations that may affect how LNHC conducts business. Failure or perceived failure to comply with the GDPR, the UK GDPR, and other countries’ privacy or data security-related laws, rules, or regulations could result in significant regulatory penalties and fines, affect LNHC’s compliance with contracts entered into with LNHC’s partners, collaborators and other third-party payors, and could have an adverse effect on LNHC’s reputation, business, and financial condition.
Furthermore, the Federal Trade Commission (“FTC”) also has authority to initiate enforcement actions against entities that make deceptive statements about privacy and data sharing in privacy policies, fail to limit third-party use of personal health information, fail to implement policies to protect personal health information or engage in other unfair practices that harm customers or that may violate Section 5 of the Federal Trade Commission Act. Failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Additionally, federal and state consumer protection laws are increasingly being applied by FTC and states’ attorneys general to regulate the collection, use, storage, and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
Compliance with applicable data privacy and security laws, rules and regulations could require LNHC to take on more onerous obligations in its contracts, require LNHC to engage in costly compliance exercises, restrict its ability to collect, use and disclose data, or in some cases, impact LNHC’s or its partners’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations, and may conflict with one another or other legal obligations with which LNHC must comply. Any failure or perceived failure by LNHC or its employees, representatives, contractors, consultants, collaborators, or other third parties comply with any such laws, rules, or regulations, or adequately address privacy and security concerns, even if unfounded, could result in government investigations and/or enforcement actions, fines, civil or criminal penalties, private litigation or adverse publicity that could adversely affect LNHC’s business, financial condition and results of operations.
If plaintiffs bring product liability lawsuits against LNHC or its partners, LNHC or its partners may incur substantial liabilities and may be required to limit commercialization of LNHC’s approved products and product candidates.
As is common in LNHC’s industry, LNHC and its partners face an inherent risk of product liability as a result of the clinical testing of LNHC’s product candidates in clinical trials and face an even greater risk for commercialized products. Although LNHC is not currently a party to product liability litigation, if LNHC is sued, it may be held liable if any product or product candidate it develops causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of merit or eventual outcome, liability claims may result in decreased demand for any product candidates, partnered products or products that LNHC may develop, injury to LNHC’s reputation, discontinuation of clinical trials, costs to defend litigation, substantial monetary awards to clinical trial participants or patients, loss of revenue and product recall or withdrawal from the market and the inability to commercialize any products that LNHC develops. LNHC’s parent, Ligand, has product liability insurance that covers its clinical trials up to a $15.0 million annual limit. LNHC’s insurance coverage may not be sufficient to cover all of LNHC’s product liability-related expenses or losses and may not cover it for any expenses or losses it may suffer. If LNHC is sued for any injury caused by its product candidates, partnered products or any future products, its liability could exceed its total assets.
LNHC faces risks related to handling of hazardous materials and other regulations governing environmental safety.
LNHC’s operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations that both public officials and private individuals may seek to enforce. LNHC’s activities that are subject to these regulations include, among other things, LNHC’s use of hazardous materials and the generation, transportation and storage of waste. Although LNHC has secured clearance from the EPA historically, and currently is operating in material compliance with applicable EPA rules and regulations, LNHC’s business could be adversely affected if it discovers that it or an acquired business is not in material compliance with these rules and regulations.

In the future, LNHC may pursue the use of other surfactant substances that will require clearance from the EPA, and it may fail to obtain such clearance. Existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to LNHC, whether retroactively or prospectively, that may have a negative effect on its business and results of operations. It is also impossible to eliminate completely the risk of accidental environmental contamination or injury to individuals. In such an event, LNHC could be liable for any damages that result, which could adversely affect its business.
LNHC may also be subject to other laws and regulations not specifically targeting the healthcare industry.
Certain regulations not specifically targeting the healthcare industry also could have material effects on LNHC’s operations. For example, the California Financing Law (“CFL”), Division 9, Sections 22000-22780.1 of the California Financial Code, could be applied to LNHC as a result of loans or similar arrangements LNHC enters into with partners. If a regulator were to take the position that such loans were covered by the California Financing Law, LNHC could be subject to regulatory action that could impair its ability to continue to operate and may have a material adverse effect on its profitability and business as it currently does not hold a CFL finance lenders license. Pursuant to an exemption under the CFL, a person may make five or fewer commercial loans with a California nexus in a 12-month period without a CFL finance lenders license if such loans are “incidental” to the business of the person making the loan. This exemption, however, creates some uncertainty as to which loans could be deemed as incidental to LNHC’s business. In addition, there is another exemption that would allow a person without a CFL finance lenders license to make a single commercial loan with a California nexus in a 12-month period.
Other Risks and Uncertainties Affecting LNHC’s Business
The occurrence of a catastrophic disaster could disrupt LNHC’s business, damage its facilities beyond insurance limits, increase its costs and expenses, or it could lose key data which could cause it to curtail or cease operations.
LNHC is vulnerable to damage, business disruptions and/or loss of vital data from natural or man-made disasters, such as earthquakes, tornadoes, severe weather conditions, power loss, fire, floods and similar events, as well as from accidental loss or destruction. If any disaster were to occur, LNHC’s ability to operate its business could be seriously impaired. LNHC’s parent, Ligand, has property, liability, and business interruption insurance which may not be adequate to cover LNHC’s losses resulting from disasters or other similar significant business interruptions, and Ligand does not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under Ligand’s insurance policies could seriously impair LNHC’s business, financial condition and prospects.
Impairment charges pertaining to goodwill, identifiable intangible assets or other long-lived assets from LNHC’s mergers and acquisitions could have an adverse impact on LNHC’s results of operations and the market value of it.
The total purchase price pertaining to transactions that result in the fair valuing of assets and liabilities, may be allocated to net tangible assets, identifiable intangible assets, in-process research and development and goodwill. To the extent the value of goodwill or identifiable intangible assets or other long-lived assets become impaired, LNHC will be required to incur material charges relating to the impairment. Any impairment charges could have a material adverse impact on LNHC’s results of operations and the market value of LNHC.
LNHC’s results of operations and liquidity needs could be materially negatively affected by market fluctuations and economic downturn.
LNHC’s results of operations could be materially negatively affected by economic conditions generally, both in the United States and elsewhere around the world. Concerns over inflation, energy costs, geopolitical issues, military conflicts, including the wars between Russia and Ukraine and Israel and Hamas, terrorism, public health emergencies or pandemics, the availability and cost of credit, and the U.S. financial markets have in the past contributed to, and may continue in the future to contribute to, increased volatility and diminished expectations for the economy and the markets. Sanctions imposed by the United States and other countries in response to military conflicts, including the wars between Russia and Ukraine and Israel and Hamas, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. Domestic and international equity markets periodically experience heightened volatility and turmoil. These events may have an adverse effect on LNHC. In the event of a market downturn, LNHC’s results of operations could be adversely affected by those factors in many ways, including making it more difficult for it to raise funds if necessary, and its value may decline. LNHC cannot provide assurance that its investments are not subject to adverse changes in market value. If LNHC’s investments experience adverse changes in market value, LNHC may have less capital to fund its operations.
LNHC’s business is subject to risks arising from pandemic and epidemic diseases.
Future pandemics, including the residual effects of the COVID-19 pandemic, or other public health epidemics, pose the risk that LNHC or its employees, contractors, including its CROs, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. Although LNHC currently does not believe the COVID-19 pandemic is having a material impact on its business, LNHC cannot guarantee that pandemics, such as COVID-19 or the emergence of variants thereof, or a similar event, will not impact its operations in the future.
Although LNHC believes that it and its partners have adjusted their business practices to the impacts of the COVID-19 pandemic, in the future, LNHC may experience similar pandemics or epidemic diseases that could severely impact its business, drug manufacturing and supply chain, nonclinical activities and clinical trials, including due to delays or difficulties in enrolling patients in clinical trials, diversion of healthcare resources away from the conduct of clinical trials, interruption of, or delays in receiving, supplies of product or product candidates from contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems, interruption or delays to discovery and development pipelines and difficulties launching or commercializing products, including due to reduced access to doctors as a result of social distancing protocols.
The extent to which the emergence of new variants of COVID-19, or any other outbreak of a pandemic or epidemic disease, impacts LNHC’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact. Further, to the extent any pandemic or epidemic disease adversely affects LNHC’s business and financial results, it may also have the effect of heightening many of the other risks described in this section.
The biopharmaceutical industry may be negatively affected by federal government deficit reduction policies, which could reduce the value of ZELSUVMI for the treatment of molluscum contagiosum.
In an effort to contain the U.S. federal deficit, the biopharmaceutical industry could be considered a potential source of savings and could be the target of legislative proposals aimed at reducing federal expenditures. Government action to reduce U.S. federal spending on entitlement programs, including Medicare, Medicaid or other publicly funded or subsidized health programs, or to lower drug spending, may affect payment for ZELSUVMI for the treatment of molluscum contagiosum. These and any other cost controls or any significant additional taxes or fees that may be imposed on the biopharmaceutical industry as part of deficit reduction efforts could reduce cash flows and adversely affect LNHC’s business, financial condition or results of operations.
Risks Related to the Combined Company
If any of the events described in “Risks Related to Channel” or “Risks Related to LNHC” occur, those events could cause potential benefits of the Merger not to be realized.
Following completion of the Merger, the combined company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Channel” and “Risks Related to LNHC,” including those incorporated by reference to Channel’s filings with the SEC. To the extent any of the events in the risks described in those sections occurs, the potential benefits of the Merger may not be realized, and the results of operations and financial condition of the combined company could be adversely affected in a material way. This could cause the market price of the combined company common stock to decline.

The market price of the combined company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
The market price of the combined company common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the combined company common stock to fluctuate include:
•	the success of competitive products or announcements by potential competitors of their product development efforts;
•	failure to meet or exceed financial and development projections the combined company may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;
•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;
•	actions taken by regulatory agencies with respect to the combined company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;
•
disputes or other developments relating to proprietary rights, including patents, trade secrets, litigation matters, and the combined company’s ability to obtain patent protection for its technologies or maintain its trade secrets;

•	disputes or termination of agreements with third parties, including CMOs, supporting with the manufacturing and clinical studies of the combined company’s product candidates;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue adverse or misleading opinions regarding its business and stock;
•	if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;
•	changes in the market valuations of similar companies;
•	geo-political developments, general market or macroeconomic conditions including inflation and interest rates;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	expiration of market stand-off or lock-up agreements;
•	changes in the structure of healthcare payment systems;
•	announcement of expectation of additional financing efforts;
•	sales of securities by the combined company or its securityholders in the future;
•	if the combined company fails to raise an adequate amount of capital to fund its operations and continued development of its product candidates;
•	trading volume of the combined company common stock;
•	publicity or announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•	the impact of any natural disasters or public health emergencies;
•	the introduction of technological innovations or new product candidates that compete with the products and services of the combined company;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and
•	period-to-period fluctuations in the combined company’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company common stock. In addition, macroeconomic conditions, a recession, depression or other sustained adverse market event resulting from the spread of diseases or otherwise could materially and adversely affect the combined company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased stockholder activism if the combined company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the combined company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results and financial condition.
Even if the Merger and the PIPE Financing are successful, the combined company will need substantial additional funding to finance its operations and pursue its business objectives, including the commercialization of ZELSUVMI. If the combined company is unable to raise capital when needed, or on acceptable terms, the combined company could be forced to curtail its planned operations and the pursuit of its growth strategy.
Developing and commercializing pharmaceutical products is a time-consuming, expensive and uncertain process that takes years to complete. The combined company expects to continue to incur significant expenses over the next several years as it commercializes ZELSUVMI, continues to research, develop and conduct preclinical studies of any product candidates, and begins to operate as a public company. In addition, the combined company anticipates incurring significant commercialization expenses related to product manufacturing, marketing, sales and distribution activities to launch ZELSUVMI. Although ZELSUVMI has been approved by the FDA for the treatment of molluscum contagiosum in adult and pediatric patients one year of age and older, it may not achieve commercial success. The combined company has incurred, and expects to continue to incur, significant commercialization expenses related to the launch and product sales, marketing, distribution and manufacturing of ZELSUVMI as well as any future product candidates for which it receives regulatory approval.
Following the Merger and the PIPE Financing, the combined company will also incur additional costs associated with operating as a public company. Based on its current operating plan, and assuming the Merger and the PIPE Financing are successfully completed, and assuming LNHC obtains at least $25 million in venture debt financing in connection with the closing of the Merger, LNHC believes that its existing cash, cash equivalents and short-term investments should be sufficient to fund its operations for at least one year after the consummation of the Merger. This estimate is based on assumptions that may prove to be materially wrong, and the combined company could use its available capital resources sooner than it currently expects. The combined company’s future capital requirements will depend on many factors, including:
•	the progress and success of commercializing ZELSUVMI in the United States;
•	the number and development requirements of any product candidates that the combined company may pursue;
•	the number and scope of preclinical and clinical programs the combined company pursues;
•	the scope, progress, costs and results of the combined company’s development programs for other potential product candidates;
•	the extent to which the combined company develops, in-licenses or acquires products, product candidates or technologies;
•	the costs, timing and outcome of regulatory review of the combined company’s product candidates;
•	the revenue received from commercial sales of ZELSUVMI and any product candidates for which the combined company receives regulatory approval;
•	the timing, receipt and terms of any regulatory approvals and any post-approval commitments from applicable regulatory authorities;

•
the extent to which the combined company establishes or maintains collaborations, strategic partnerships or other strategic arrangements with third parties, if any, and the performance of any third parties in connection therewith;

•	the impact of any business interruptions to its operations or to those of the third parties with whom the combined company works; and
•
the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing the combined company’s intellectual property rights and defending any intellectual property-related claims.

The combined company will require additional capital to pursue its business objectives. Following the closing of the Transactions, Ligand will not have any obligation to make further investments in the combined company and may not be willing, able or permitted to make further investments in the combined company. Additional funds may not be available from other sources on a timely basis, on favorable terms, or at all, and such funds, if raised, may not be sufficient to enable the combined company to continue to implement its long-term business strategy. If the combined company is unable to raise sufficient additional capital, it could be forced to curtail its planned operations and the pursuit of its growth strategy. Following the Merger, the combined company’s board of directors may pause the development of all or some of its product candidates based on its cash position.
The combined company may not be able to borrow additional capital, including under a proposed debt financing, with acceptable terms or at all. The combined company expects any future indebtedness, including the proposed debt financing, to contain covenants that could limit its operations.
LNHC is seeking a venture debt term loan and an accounts receivables credit line, to close substantially concurrently with the closing of the Merger. The intended purpose of the proposed debt financing is to provide additional capital to LNHC for working capital and general corporate purposes. The proposed debt financing will be subject to definitive documentation and customary closing conditions; accordingly, no assurance can be given that the proposed debt financing will be available on terms acceptable to LNHC, including the amount available to be borrowed described above, or at all. The inability to obtain the proposed debt financing would have a material adverse effect on the combined company’s operating results, its ability to raise capital needed to commercialize products and its overall financial condition.
Any future indebtedness, including the proposed debt financing, will likely contain financial and operating covenants, including limitations that will restrict the combined company’s ability to incur additional debt and make distributions or other payments to its shareholders, and it may restrict its ability to make investments or engage in transactions with affiliates. These covenants may restrict the combined company’s ability to engage in transactions that it believes would otherwise be in the best interests of its shareholders. If the combined company violates covenants in its future debt agreements, including the proposed debt financing, it could be required to repay all or a portion of its indebtedness before maturity at a time when it might be unable to arrange financing for such repayment on attractive terms, if at all.
Raising additional capital may cause dilution to the combined company’s shareholders, restrict its operations or require it to relinquish rights to its product candidates.
The combined company may finance its cash needs through a combination of equity offerings, debt financings and license and collaboration agreements. Any additional fundraising efforts may divert the combined company’s management from their day-to-day activities, which may adversely affect its business. To the extent that the combined company raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing or refinancing may result in the imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect the combined company’s business. If the combined company raises additional funds through upfront payments or milestone payments pursuant to future collaborations with third parties, it may have to relinquish valuable rights to product development programs, or grant licenses on terms that are not favorable to it. The combined company’s ability to raise additional capital may be adversely impacted by global macroeconomic conditions and volatility in the credit and financial markets in the U.S. and worldwide, over which the combined company may have no or little control. Its failure to raise capital as and when needed or on acceptable terms would have a negative impact on its financial condition and its ability to pursue its business strategy, and the combined company may have to delay, reduce the scope of, suspend or eliminate clinical trials, product development programs or future commercialization efforts.

The combined company expects to incur losses for the foreseeable future and might never achieve profitability.
The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.
The combined company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.
The combined company will incur significant legal, accounting and other expenses as a public company that LNHC did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The combined company’s management team will consist of the executive officers of LNHC and Channel prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the combined company complies with all of these requirements. Any changes the combined company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the combined company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
If the combined company no longer qualifies as a smaller reporting company or otherwise does not qualify for applicable exemptions, the combined company will be subject to additional laws and regulations affecting public companies that will increase the combined company’s costs and the demands on management and could harm the combined company’s operating results.
The combined company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the combined company file with the SEC, annual, quarterly and current reports with respect to the combined company’s business and financial condition, as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company”, the combined company may take advantage of exemptions from various requirements such as an exemption from the requirement to have the combined company’s independent auditors attest to the combined company’s internal control over financial reporting under Section 404 and other reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. If the combined company no longer qualifies as a smaller reporting company or otherwise does not qualify for these exemptions, the combined company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the combined company is not able to comply with the requirements in a timely manner or at all, the combined company’s financial condition or the market price of the combined company common stock may be harmed. For example, if the combined company or its independent auditor identifies deficiencies in the combined company’s internal control over financial reporting that are deemed to be material weaknesses the combined company could face additional costs to remedy those deficiencies, the market price of the combined company’s stock could decline or the combined company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
The unaudited pro forma condensed combined financial data for Channel and LNHC included in this information statement is preliminary, and the combined company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial data included in this information statement.
The unaudited pro forma financial data for Channel and LNHC included in this information statement is presented for illustrative purposes only and is not necessarily indicative of the combined company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the periods presented. The unaudited pro forma financial statements have been derived from the historical financial statements of Channel and LNHC and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transactions or that have been incurred since the date of such unaudited pro forma financial statements. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. For example, the exchange ratio reflected in this information statement is preliminary. The final exchange ratio could differ materially from the preliminary exchange ratio used to prepare the pro forma adjustments. The combined company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial data included in this information statement. For more information see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 250.
Channel and LNHC are expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.
Channel and LNHC have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Channel and LNHC whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, and filing fees. Channel and LNHC will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Merger. While Channel and LNHC have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The costs described above and any unanticipated costs and expenses, many of which will be borne by Channel and LNHC even if the Merger is not completed, could have an adverse effect on each of Channel’s and LNHC’s business, financial condition and results of operations.
Provisions that will be in the combined company’s articles of incorporation and bylaws and provisions under Nevada law could make an acquisition of the combined company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove its management.
Provisions that will be included in the combined company’s articles of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the combined company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the combined company common stock, thereby depressing the market price of its common stock. In addition, because the combined company’s board of directors will be responsible for appointing the members of the combined company’s management team, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the combined company’s board of directors. Among other things, these provisions:
•	allow the authorized number of the combined company’s directors to be changed only by resolution of its board of directors;
•	limit the manner in which stockholders can remove directors from the combined company’s board of directors;
•	provide for advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to the combined company’s board of directors;
•	limit who may call stockholder meetings; and
•
authorize the combined company’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the combined company’s board of directors.

Moreover, because the combined company is incorporated in Nevada, it is governed by the provisions of NRS, which generally prohibits a person who, together with their affiliates and associates, beneficially owns 10% or more of the company’s outstanding voting stock from, among other things, merging or combining with the company for a period of two years after the date of the transaction in which the person acquired ownership of 10% or more of the company’s outstanding voting stock, unless the merger or combination, or the acquisition that causes such person to beneficially own more than 10% of the outstanding stock, is approved in a prescribed manner.
The articles of incorporation of the combined company will generally provide that the Eighth Judicial District Court of Clark County, Nevada is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.
The articles of incorporation of the combined company will provide that, to the fullest extent permitted by law, and unless the company consents in writing to the selection of an alternative forum, the Second Judicial District Court of Washoe County, Nevada is the sole and exclusive forum for the following types of proceedings: (a) any derivative action or proceeding brought in the name or right of the combined company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any of the combined company’s directors, officers, employees or its stockholders and (c) any action arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the articles of incorporation or bylaws.
Choice-of-forum provisions of the type and scope included in the articles of incorporation of the combined company are expressly permitted by Section 78.046 of the NRS, but application of these choice-of-forum provisions may be limited in some instances by law. Section 27 of the Exchange Act establishes exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and therefore the choice-of-forum provision would not apply to actions arising under, or brought to enforce a duty or liability created by, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and the choice-of-forum provision would apply to actions arising under, or brought to enforce a duty or liability created by, the Securities Act. To the extent the text of the choice-of-forum provision in the combined company’s articles of incorporation purports to restrict the courts in which claims arising under the Securities Act may be brought, there remains some uncertainty as to whether a court would enforce such a provision. We note that the choice-of-forum provision will not relieve the combined company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the combined company’s stockholders will not be deemed to have waived compliance with these laws, rules and regulations.
This exclusive forum provision may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees or stockholders, which may discourage such lawsuits against the combined company and its directors, officers and other employees and stockholders. Alternatively, if a court were to find the choice of forum provision contained in the combined company’s articles of incorporation to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations.
The combined company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards may be subject to limitations.
The combined company’s ability to use its federal and state net operating losses (“NOLs”) to offset potential future taxable income and related income taxes that would otherwise be due is dependent upon the combined company’s generation of future taxable income, and Channel and LNHC cannot predict with certainty when, or whether, the combined company will generate sufficient taxable income to use all of its available NOLs.
Under Sections 382 and 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income may be limited. A Section 382 “ownership change” is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain 5% stockholders over a three-year period. Channel may have experienced such ownership changes in the past, including as a result of its public offering of shares of common stock in February 2024, and the Merger, if completed, will result in an ownership change. Channel may experience additional ownership changes in the future due to subsequent shifts in its stock ownership (some of which are outside of its control). LNHC may have experienced ownership changes in the past, may experience an ownership change as a result of the Merger and the PIPE Financing, and may experience ownership changes in the future due to subsequent shifts in the combined company’s stock ownership (some of which are outside of its control). Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of LNHC’s, Channel’s or the combined company’s NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations. Similar provisions of state tax law may also apply to limit the combined company’s use of accumulated state tax attributes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, the combined company’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. In addition, if Channel is not deemed to continue its historic business for two years after an ownership change, the Channel pre-change NOL carryforwards and other pre-change tax attributes may be reduced to zero ($0).
Channel and LNHC do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings, if any, to fund the growth of the combined company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.
An active trading market for the combined company common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the Merger, there had been no public market for shares of LNHC common stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for the combined company common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.
If existing securityholders of Channel and Ligand sell, or indicate an intention to sell, substantial amounts of the combined company common stock in the public market after legal restrictions on resale discussed in this information statement lapse, the trading price of the common stock of the combined company could decline. Based on shares outstanding as of May 23, 2025 and, the shares of Channel Series A Preferred Stock expected to be issued upon completion of the Transactions, the combined company is expected to have outstanding a total of approximately 6,997,110 shares of common stock and 81,353.76 shares preferred stock immediately following the completion of the Merger, and after giving effect to the PIPE Financing. All of the shares of Channel common stock, will become available for sale in the public market beginning on December 31, 2025, subject to certain exceptions, as a result of the expiration of lock-up agreements between Channel on the one hand and certain securityholders of Channel and Ligand on the other hand. All other outstanding shares of common stock, other than shares held by affiliates of the combined company, will be freely tradable, without restriction, in the public market. If these shares are sold, the trading price of the combined company common stock could decline.
After completion of the Merger, the combined company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the combined company’s stockholders for approval.
Upon the completion of the Merger, and without giving effect to the PIPE Financing, it is anticipated that the combined company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 84.9% of the combined company’s outstanding shares of capital stock, on a fully diluted basis, subject to certain assumptions, including, but not limited to, (a) a valuation for Channel equal to $15 million, and (b) a valuation for LNHC equal to $67 million, in each case as further described in the Merger Agreement. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as the combined company’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.
The combined company may be exposed to increased litigation, including stockholder litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, suppliers and other third parties due to the combination of Channel’s business and LNHC’s business following the Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations. In addition, in the past, stockholders have initiated class action lawsuits against biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the combined company, could cause the combined company to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The combined company’s internal control over financial reporting may not meet the standards required by Section 404, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404, could have a material adverse effect on the combined company’s business and share price.
As a privately held company, LNHC was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. Following the Merger, the combined company’s management will be required to report on the effectiveness of the combined company’s internal control over financial reporting. The rules governing the standards that must be met for the combined company’s management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.
Any failure to maintain effective internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if the combined company’s independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in the combined company’s internal control over financial reporting once that firm begins its reporting on internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company common stock could decline, and the combined company could be subject to sanctions or investigations by The NYSE American, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.
The combined company will have broad discretion in the use of proceeds from the PIPE Financing (if completed) and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.
The combined company will have broad discretion over the use of proceeds from the PIPE Financing (if completed). You may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on the investment. The combined company’s failure to apply the net proceeds of the PIPE Financing (if completed) effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence the combined company’s decisions on how to use the net proceeds from the PIPE Financing (if completed).
The concentrated ownership of the combined company’s common stock will prevent you and other stockholders from influencing significant decisions.
Immediately following the consummation of the Transactions, Ligand will own 49.9% of the voting power of the combined company’s outstanding capital stock. As long as Ligand beneficially controls a substantial portion of the voting power of the combined company’s outstanding capital stock, it may influence the outcome of such corporate actions requiring stockholder approval, including the election and removal of directors. If Ligand continues to hold its shares of Channel Series A Preferred Stock and/or common stock, it could retain this influence for an extended period of time or indefinitely.
The management of and beneficial ownership in Ligand by the combined company’s executive officers and directors may create, or may create the appearance of, conflicts of interest.
The management of and beneficial ownership in Ligand by the combined company’s executive officers and directors may create, or may create the appearance of, conflicts of interest. For example, Todd Davis, a director on the combined company’s Board, is Chief Executive Officer and a director of Ligand.
Management and ownership by the combined company’s executive officers and directors in Ligand may create, or may create the appearance of, conflicts of interest when these individuals are faced with decisions that could have different implications for Ligand than such decisions have for the combined company, including decisions that relate to its License Agreement and Master Services Agreement (“MSA”), each dated March 24, 2025, with LNHC, as well as potential future agreements. Any perceived conflicts of interest resulting from investors questioning the independence of the combined company’s management or the integrity of corporate governance procedures may materially affect its stock price.
The License Agreement and MSA were prepared while Ligand owned 100% of LNHC’s common stock. Accordingly, at the time this agreement was prepared LNHC did not have a separate or independent board of directors or a management team that was independent of Ligand. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
Any disputes that arise between the combined company and Ligand with respect to its past and ongoing relationships could harm its business operations.
Disputes may arise between Ligand and the combined company in a number of areas relating to its past and ongoing relationships, including:
•	intellectual property, technology and business matters;
•	labor, tax, employee benefit, indemnification and other matters arising from its separation from Ligand;
•	distribution and supply obligations;
•	employee retention and recruiting;
•	business combinations involving it;
•	sales or distributions by Ligand of all or any portion of its ownership interest in the combined company;
•	the nature, quality and pricing of services LNHC has agreed to provide Ligand; and
•	business opportunities that may be attractive to both Ligand and LNHC.
The combined company may not have sufficient assets and resources for it to operate as an independent company, and it may experience difficulty in separating its assets, resources and operations from Ligand.
Because the combined company has not operated as an independent company in the past, it may have difficulty doing so. In addition to those provided to it by Ligand, the combined company will need to acquire additional financial resources, assets and resources to support its operations as an independent company. Additionally, the combined company may also face difficulty in separating its resources and operations from Ligand. For example, the combined company may face difficulties hiring additional personnel to assist with administrative and technical functions and acquiring office and laboratory space for use in the ordinary course operations of its business. If the combined company has difficulty operating as an independent company, fails to acquire assets or hire requisite personnel that it needs to operate, or incurs unexpected costs in separating its business from Ligand’s business, its financial condition and results of operations will be adversely affected.
You may have difficulty evaluating LNHC’s business because it has no history as a separate company and its historical financial information may not be representative of its results as a separate company from Ligand.
The historical financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that LNHC would have achieved as an independent company during the periods presented or those that it will achieve in the future, and the assumptions used in preparing its financial information may not be accurate. LNHC’s historical financial information reflects allocations of corporate expenses from Ligand for various corporate functions. LNHC believes that these allocations are comparable to the expenses it would have incurred had it operated as a separate company, although it may incur higher expenses as a separate company.

THE MERGER
This section and the section titled “The Merger Agreement” beginning on page 129 of this information statement describe the material aspects of the Merger and the Merger Agreement. While Channel and LNHC believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire information statement for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this information statement. See the section titled “Where You Can Find More Information” beginning on page 285 of this information statement.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Channel board of directors or committees thereof or the representatives (including management) of Channel and other parties.
Since Channel’s IPO in February 2024, the Channel board of directors, together with Channel’s senior management team, regularly reviews Channel’s performance, growth prospects and overall strategic direction and evaluates potential opportunities to strengthen Channel’s business and enhance value for its stockholders. Among other things, these reviews focus on the opportunities and risks associated with Channels’s capital raising strategy, financial condition, strategic relationships and potential long-term strategic options. From time to time, these reviews and evaluations have included an evaluation of Channel’s strategy as a standalone company and potential opportunities for business combinations, partnerships, licensing arrangements, collaborations and other strategic transactions.
On April 3, 2024, Ligand publicly announced via a press release that Ligand had launched Pelthos Therapeutics, a subsidiary focused on the commercialization of ZELSUVMI, led by Scott Plesha as Chief Executive Officer. The press release disclosed that Ligand intended to commercialize ZELSUVMI in partnership with a capital provider or strategic partner.
On November 5, 2024, Francis Knuettel II, Chief Executive Officer and Chief Financial Officer of Channel and Todd Davis, Chairman of the Channel board of directors, discussed opportunities with respect to Channel and potential strategic alternatives and business combination transactions involving both LNHC and Channel.
On November 11, 2024, Mr. Davis, introduced Mr. Knuettel to Richard Baxter, Senior Vice President, Investment Operations of Ligand, to discuss those potential strategic alternatives and business combination transactions.
On November 12, 2024, Mr. Baxter and Mr. Knuettel spoke for the first time alone to discuss the LNHC opportunity and the concept of a potential merger of a subsidiary of Channel with and into LNHC.
Also on November 12, 2024, Anish Mokha of Ligand sent a Non-Confidential Introduction Presentation, dated September 2024, together with a draft term sheet (the “Term Sheet”) to Mr. Knuettel. The draft Term Sheet outlined the terms on which Ligand would be willing to proceed with a transaction in which: (1) Channel would acquire LNHC in exchange for an issuance of Channel stock to Ligand, and (2) Ligand would provide equity financing to fund the combined company’s continuing operations and the commercialization of ZELSUVMI, (3) Channel and LNHC could concurrently raise incremental equity financing from third parties, including Murchinson Ltd., a Toronto based investment firm (“Murchinson”), and (4) Ligand and certain other equity financing sources would receive a royalty on sales of ZELSUVMI and other products in Channel’s pipeline.
On November 13, 2024, the Channel board of directors held a meeting attended by Channel’s senior management team and Sullivan & Worcester LLP (“Sullivan”) as outside counsel to Channel, to discuss the Term Sheet received from Ligand. After consultation with its outside counsel, including regarding its fiduciary duties in considering proposals for a possible acquisition and appropriate approaches to identify and manage potential conflicts of interest, the Channel Board decided to form the Special Committee consisting of Ezra Friedberg, Richard Malamut and Chia Lin Simmons and delegated authority to the Special Committee to (a) establish, approve, modify, monitor and direct the process and procedures related to the review, evaluation and negotiation of the Transactions; (b) review and make such investigation of the Transactions as the Special Committee deems appropriate; (c) evaluate the terms and conditions of the Transactions; (d) contact and negotiate with Ligand or its representatives regarding any element of the Transactions, including the Transactions structure, price, terms and conditions (including the terms and conditions of any definitive agreements with respect to the Transactions); (e) contact and negotiate with third parties and their representatives (including potential investors, lenders and other parties) regarding any element of the Transactions; (f) in the event the Transactions involved stock consideration, investigate the appropriate relative valuations of Channel, Ligand or any other third party, as applicable; (g) to the extent the Special Committee deems it appropriate, report to the full Channel board of directors its recommendations and conclusions with respect to the Transactions, including a recommendation and determination as to whether the Transactions are advisable and in the best interests of Channel and Channel stockholders and should be approved or rejected by the full Channel board of directors; (h) in connection with its recommendation to the full Channel board of directors, communicate (including, but not limited to, communications with the stockholders, management, advisors and representatives of Channel) regarding the Transactions; (i) following the execution of any agreements relating to the Transactions, if any, take any other actions contemplated by such agreements to be taken by the Special Committee, including to take (or determine not to take) actions with respect to any intervening event; (j) to the fullest extent permitted by Nevada law, as amended from time to time, exercise any other power or authority that may be otherwise exercised by the Channel board of directors that the Special Committee may determine to be necessary or advisable to carry out and fulfill its duties and responsibilities; and (k) determine to elect not to pursue the Transactions.
On November 14, 2024, Ligand and Channel executed a customary mutual non-disclosure agreement.
On November 15, 2025, Mr. Baxter sent Mr. Knuettel the sales forecast and P&L model, the brand plan, the pricing research proposal and clinical information on ZELSUVMI.
Between November 13, 2024 and February 6, 2024, Mr. Knuettel engaged in ongoing discussions with the Special Committee and provided the Special Committee with multiple updates regarding the negotiation and finalization of the draft Term Sheet.
On November 18, 2025, Mr. Baxter and Mr. Knuettel engaged in a detailed discussion regarding LNHC’s business plan, product, manufacturing and supply process, market access, personnel and other aspects of the business and potential merger.
On November 21, 2024, Mr. Knuettel and Mr. Plesha had an introductory call to discuss the potential merger.
On November 25, 2024, Mr. Knuettel led an in-person discussion and due diligence meeting with Ezra Friedberg of the Special Committee, Marc Manuel, seven (7) officers and/or employees of Ligand,1 and a representative from Raymond James, which was held at the LNHC facility in Durham, North Carolina.
On December 4, 2024, Mr. Knuettel and Mark Bistricer, Chief Executive Officer of Murchinson, discussed a prospective terms of an investment in the surviving corporation of the Merger by Murchinson and details with respect to the launch of ZELSUVMI.
On December 11, 2024, Mr. Knuettel and Mr. Bistricer held a follow-up discussion on the terms and conditions of the prospective Murchinson investment.
On December 6, Mr. Baxter had a call with Mr. Friedberg and Mr. Knuettel, who introduced Mr. Baxter to Mr. Bistricer to discuss whether any of Murchinson’s investment funds would be interested in participating in a potential equity financing in connection with a business combination transaction involving Channel and LNHC.
On December 15, 2024, Mr. Baxter and Mr. Bistricer discussed the proposed equity financing and royalty terms contained in the Term Sheet, including with respect to the total amount of equity financing to be provided by Ligand and Murchinson, the valuation at which equity financing partners would invest in the combined company, the proposed timing of the closing of the equity financing and the potential royalties that would be paid to equity financing partners.
On December 17, 2024, Mr. Baxter separately sent Mr. Bistricer and Mr. Knuettel a revised Term Sheet reflecting the discussions between Ligand, Channel and Murchinson that had occurred in the preceding days.
Between December 17, 2024 and February 6, 2025, Channel and Ligand continued to engage in ongoing negotiations of, and exchanged revised drafts of the Term Sheet. During this process, the material points in the Term Sheet that were negotiated included, among other things: (1) the total amount of equity financing to be provided by Ligand and Murchinson and certain other third parties, (2) the valuation at which equity financing partners, including Ligand and Murchinson, would invest in the combined company, (3) the lock-up terms that Channel would expect
[1]
The seven Ligand officers and employees consisted of: Mr. Baxter; Mr. Plesha; John Gay; Melvin Whitehead, SVP of Manufacturing; Carri Geer, Chief Technology Officer; Sai Rangarao, SVP of Sales and Marketing; and Martina Cartwright, VP of Medical Affairs.

Ligand, Murchinson and other equity financing sources to agree to, (4) the potential royalties on ZELSUVMI and other Channel products that would be paid to equity financing partners, and (5) potential financing structures (including bridge financing) that could enable LNHC to fund the launch of ZELSUVMI prior to the closing of the Transactions.
Between January 3, 2025 and January 11, 2025, Mr. Baxter and Mr. Knuettel engaged in at least three conversations to further negotiate the material open items in the draft Term Sheet, including the terms of the Merger and the terms of the equity financing to be provided by Ligand, Murchinson and certain other third parties.
On January 13, 2025, representatives from LNHC, Channel, Murchinson, Sullivan, Latham & Watkins LLP (“Latham”) as outside counsel to Ligand, and Kelley Drye & Warren LLP (“Kelly Drye”) as outside counsel to Murchinson, discussed the structure of the proposed Merger and equity financing, which had then become a potential concurrent PIPE Financing.
On February 6, 2025, following discussion, the Special Committee authorized Channel to proceed with execution of the Term Sheet.
On February 6, 2025, Channel, Ligand and a Murchinson investment fund executed the Term Sheet.
On February 7, 2025, the parties to the transaction held a formal kick-off call with representatives of Channel, Sullivan, Ligand, Latham, Murchinson and Kelley Drye in attendance. The parties discussed transaction timing and process, key documentation and due diligence.
On February 17, 2025, representatives of Sullivan, on behalf of Channel, delivered an initial draft of the Merger Agreement to Ligand, Latham, Murchinson and Kelly Drye.
On February 19, 2025, representatives of Latham, on behalf of Ligand, delivered a due diligence request list regarding Channel’s operations to Channel and Sullivan.
On February 20, 2025, representatives of Kelly Drye, on behalf of Murchinson, delivered an initial draft Purchase Agreement and ancillary documents for the PIPE Financing to Ligand, Latham, Channel and Sullivan.
Also on February 20, 2025, Mr. Knuettel and John Gay, Chief Financial Officer of LNHC, had a call to discuss the status of LNHC’s audited financials and the LNHC Projections.
On February 25, 2025, representatives of Sullivan communicated to representatives of Latham that Channel would expect that Ligand be a party to the Purchase Agreement for purposes of providing representations, warranties and indemnities regarding LNHC to equity investors. In response, Latham communicated to Sullivan that, consistent with the terms of the term sheet, Ligand would expect all representations, warranties and indemnities to be provided by the combined public company (and not Ligand).
Also on February 25, 2025, representatives of Latham, on behalf of Ligand, delivered a revised draft Merger Agreement to Channel, Sullivan, Murchinson and Kelly Drye.
On February 27, 2025, Mr. Knuettel and Mr. Gay had a follow-up conversation to discuss the status of LNHC’s audited financials, the LNHC Projections, as well as the requirements with respect to the information statement to be filed in connection with the Transactions.
On March 3, 2025, representatives of Sullivan, on behalf of Channel, delivered a due diligence request list regarding LNHC’s operations to Ligand and Latham.
On March 4, 2025, representatives of Sullivan, on behalf of Channel, provided responses to Ligand’s due diligence requests regarding Channel’s operations and granted representatives of Ligand and Latham access to the virtual data room containing certain confidential information regarding Channel. Following the exchange of initial due diligence requests and materials, the parties continued to exchange supplemental due diligence requests and responsive diligence information regarding Channel’s operations.
On March 5, 2025, representatives of Latham, on behalf of Ligand, delivered revised drafts of the Purchase Agreement and ancillary documents for the PIPE Financing to Channel, Sullivan, Murchinson and Kelly Drye.
Following the exchange of the initial drafts of the Merger Agreement and Purchase Agreement, representatives of Latham, on behalf of Ligand, delivered drafts of certain other ancillary documents, including draft lock-up agreements, non-disclosure agreements and presentation materials for the PIPE Financing, bridge financing promissory notes and funding commitments and LNHC Disclosure Schedules to the Merger Agreement, to Channel, Sullivan, Murchinson and Kelly Drye. Similarly, representatives of Sullivan, on behalf of Channel, delivered drafts of certain other ancillary documents, including draft Channel Disclosure Schedules to the Merger Agreement, to Ligand, Latham, Murchinson and Kelly Drye.
From February 25, 2025 to April 16, 2025, representatives of Channel, Sullivan, Ligand, Latham, Murchinson and Kelly Drye continued to exchange drafts and negotiate the terms and conditions of the Merger Agreement, Purchase Agreement and ancillary agreements relating to the Transactions. During this process, the material open points in the Merger Agreement and Purchase Agreement that were negotiated included, among other things: (1) the circumstances in which Ligand would be willing to provide representations and warranties that would survive the consummation of the Transactions; (2) the total quantum of transaction expenses that each party would be authorized to incur; (3) acceptable transaction sources & uses of equity financing; (4) termination rights; (5) the terms and conditions with respect to conversion of Series A Preferred Stock into Common Stock; and (6) obligations and risk allocation with respect to stockholder approvals and SEC filings.
On March 11, 2025, M&N Sarchet sent Mr. Knuettel the financial analyses used to prepare the Fairness Opinion. On March 13, 2025, M&N Sarchet sent Mr. Knuettel the final Fairness Opinion for review by the Special Committee and the Channel board of directors.
On March 14, 2025, Mr. Plesha and Mr. Knuettel discussed LNHC’s underlying sales forecasts, sales process and management and developing a sales and finance dashboard for management support of the surviving corporation in the Merger.
On March 17, 2025, representatives of Latham, on behalf of Ligand, provided responses to Channel’s due diligence requests regarding LNHC’s operations and granted representatives of Channel and Sullivan access to the virtual data room containing certain confidential information regarding LNHC. Following the exchange of initial due diligence requests and materials, the parties continued to exchange supplemental due diligence requests and responsive diligence information regarding LNHC’s operations.
On March 19, 2025, representatives of Channel, Sullivan, Ligand, Latham, Murchinson and Kelly Drye met via teleconference to discuss material open issues in the Transaction Agreements, including those noted above. During the following week, Mr. Baxter, Mr. Bistricer and Mr. Knuettel continued to discuss potential terms to resolve the above-described open issues, as well as potential financing structures (including bridge financing) that could enable LNHC to fund the launch of ZELSUVMI prior to the closing of the Transactions.
Between March 19, 2025 and March 22, 2025, Mr. Baxter spoke at least three times regarding the circumstances in which Ligand would be willing to provide representations and warranties that would survive the consummation of the Transactions and the potential investors, and their proposed investment amounts, in the PIPE Financing.
On April 4, 2025, Mr. Plesha and Mr. Knuettel spoke to continue to discuss forecasts, compensation plans and launch plans for ZELSUVMI.
On April 9, 2025, the Special Committee and the Channel board of directors both met, at which time they reviewed a Power Point presentation prepared by Mr. Knuettel and the Fairness Opinion prepared by M&N Sarchet, provided in advance of the meetings, and discussed the final terms of the Merger Agreement, Purchase Agreement and other ancillary agreements relating to the Transactions. The Special Committee agreed to formally provide the Special Committee’s recommendation by unanimous written consent, and the Channel board of directors agreed to formally provide their approval of the Transaction Agreements and the Transactions by written consent as well.
On April 11, 2025, the Special Committee delivered the Special Committee Recommendation in the form of a unanimous written consent to the Channel board of directors recommending that the Channel board of directors approve the execution by Channel of definitive transaction documents and recommend that Channel’s stockholders vote to adopt and approve the Transaction Agreements and the consummation of the Transactions.
Also on April 11, 2025, acting upon the Special Committee Recommendation, the Channel board of directors unanimously by written consent (a) determined that the terms and conditions of the Transaction Agreements and the Transactions are advisable, fair to and in the best interests of Channel and its stockholders, (b) approved and declared advisable the Transaction Agreements, including the Transactions, (c) authorized and approved the execution, delivery and performance by Channel of the Transaction Agreements and the consummation of the Transactions, upon the terms and subject to the conditions set forth therein and (d) recommended the adoption and approval of the

Transaction Agreements and the consummation of the Transactions by the stockholders of Channel. In reaching its decision, the Channel board of directors considered and relied upon the analyses and the unanimous Special Committee Recommendation as set forth in the section entitled “The Merger — Recommendation of the Special Committee; Channel’s Reasons for the Merger” beginning on page 107 in arriving at this determination and recommendation. In considering the Special Committee’s analyses and the Special Committee Recommendation, the Channel board of directors reviewed and discussed information with respect to Channel’s, LNHC’s and Ligand’s financial condition, results of operations, competitive position and business strategy, as well as current industry, economic and market conditions and trends. The material factors that supported the Channel board of directors’ determination and recommendation, in addition to the Special Committee Recommendation, are those set forth in the section entitled “The Merger — Recommendation of the Special Committee; Channel’s Reasons for the Merger” beginning on page 107.
Following approval by the Channel board of directors, representatives of Channel and Sullivan proceeded to collect executed Purchase Agreements and Lock-Up Agreements from third parties participating in the PIPE Financing.
On the evening of April 16, 2025, representatives of Channel and Sullivan reported to representatives of Ligand, Latham, Murchinson and Kelly Drye that it had collected signatures in escrow to the Purchase Agreements and Lock-Up Agreements from all third parties participating in the PIPE Financing and that Channel was prepared to proceed with execution of the Merger Agreement and other Transaction Agreements. Following such confirmation, Channel, LNHC, and the third parties participating in the PIPE Financing executed the Transaction Agreements.
Also on the evening of April 16, 2025, pursuant to the terms of the Merger Agreement, Channel provided LNHC with the Written Consent of Channel stockholders beneficially owning or having sole voting power over 3,996,296 shares of Channel common stock, representing approximately 65.04% of the aggregate voting power of the issued and outstanding shares of Channel common stock, consenting to the adoption of the Transaction Agreements and the Transactions, among other items.
On the following day, before the opening of trading on NYSE American, Ligand and Channel issued a press release announcing the execution of the Transaction Agreements.
Recommendation of the Special Committee; Channel’s Reasons for the Merger
During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Channel board of directors held numerous meetings, consulted with Channel’s senior management, legal counsel and financial advisors, and reviewed and assessed a significant amount of information. On April 11, 2025, the Special Committee unanimously determined that the Transaction Agreements and the Transactions, on the terms and subject to the conditions set forth therein, are advisable, fair to and in the best interests of Channel and Channel stockholders. The Special Committee further (a) recommended that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, be approved by the Channel board of directors; (b) recommended that the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, including the PIPE Financing, be approved by the Channel board of directors; and (c) directed M&N Sarchet to deliver the Fairness Opinion to the Channel board of directors in connection with its deliberations and consideration of the foregoing recommendations.
In the course of reaching its determination and making its recommendation, the Special Committee considered a number of factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
•
that the historical and current information concerning Channel’s business, financial condition, operations and prospects, including financial projections of Channel under various scenarios and its short- and long-term strategic objectives, and the risks associated with continuing to operate Channel on a stand-alone basis, particularly in light of the need to raise additional capital to fund pre-clinical and clinical activities and the associated dilution, the length of time until Channel, if successful with its development activities, would be in a position to commercialize any of its programs and the difficult capital markets for pre-revenue or non-commercial stage life sciences companies;

•	that there are risks for Channel associated with Channel’s ability to attract and retain talent should Channel continue to operate on a stand-alone basis;

•
that the Special Committee, with the assistance of Channel’s financial advisors, undertook a comprehensive and thorough process of reviewing and evaluating multiple potential strategic alternatives, including the acquisition of new assets and independent development of existing assets, and reverse merger partner candidates to identify the opportunity that would, in the view of the Channel board of directors, create the most value for Channel stockholders;

•
the Special Committee’s belief, after a thorough review of strategic alternatives and discussions with Channel’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Channel stockholders than the potential value that might have resulted from other strategic alternatives available to Channel, including continuing to operate Channel on a stand-alone basis or conducting a dissolution and liquidation of Channel and distributing any available cash to its stockholders;

•
the Special Committee’s belief that, as a result of arm’s length negotiations with LNHC, Channel and its representatives negotiated the highest exchange ratio to which LNHC was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Channel in the aggregate to which LNHC was willing to agree;

•
the Special Committee’s review with Channel management of LNHC’s current commercialization plans for its lead asset, ZELSUVMI, to confirm the likelihood that the combined company would possess sufficient resources or have access to sufficient resources to allow the management team to focus on commercialization of ZELSUVMI, including the possibility that the combined company would be able to take advantage of being a public company to raise additional funds in the future;

•
the Special Committee’s consideration of the expected cash balances of the combined company as of the closing of the Merger resulting from the approximately $0.1 million of net cash (subject to certain assumptions) expected to be held by Channel upon completion of the Merger together with the proceeds from the PIPE Financing after repayment of the Ligand Bridge Loan and the PIPE Investor Bridge Loan;

•
the ability of Channel stockholders to participate in the growth and value creation of the combined company following the closing of the Merger by virtue of their continued ownership of Channel common stock;

•
the Special Committee’s view that the combined company will be led by an experienced senior management team from LNHC, many members of which have extensive drug development, research and development, business and regulatory expertise and a board of directors with representation from each of the current boards of directors of LNHC and Channel;

•	the current financial market conditions and historical market prices, volatility and trading information with respect to Channel common stock;
•
the Fairness Opinion, dated March 13, 2025, of M&N Sarchet to the Special Committee as to the fairness, from a financial point of view and as of the date of such opinion, of the Aggregate Merger Consideration (as defined in such opinion) to be paid by Channel to the holders of LNHC capital stock in the Merger pursuant to the Merger Agreement, as more fully described below under the caption “The Merger-Opinion of M&N Sarchet to the Channel Special Committee and Channel Board of Directors,” beginning on page 112 in this information statement;

•
that the Special Committee reviewed and considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations to consummate the Merger, the issuance of shares of Channel Series A Preferred Stock and the other transactions contemplated by the Merger Agreement.

See the section titled “The Merger Agreement” beginning on page 129 in this information statement for a detailed discussion of the terms and conditions of the Merger Agreement.
In particular, the Special Committee considered the following:
•
the calculation of the exchange ratio used to establish the number of shares of Channel Series A Preferred Stock to be issued to Ligand in the Merger, subject to adjustment in accordance with the Merger Agreement based on the number of shares of Channel common stock outstanding on a fully diluted basis;

•	the ability of Channel to continue to conduct its business;

•
the nature and number of the conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement and the Channel board of directors’ belief as to the likelihood of satisfying such conditions; and

•
the provisions in the Merger Agreement that provide for the ability of the Channel board of directors to withdraw or modify its recommendation that holders of Channel common stock approve the issuance of shares of Channel Series A Preferred Stock following the receipt of an alternative Acquisition Proposal that the Channel board of directors determines in good faith (after consultation with its outside counsel and its financial advisors) is a Superior Proposal (as defined in the section titled “The Merger Agreement” beginning on page 129), subject to certain restrictions imposed by the Merger Agreement, including that the Channel board of directors shall have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to Channel stockholders under applicable law and that LNHC shall have been given an opportunity to match the Superior Proposal;

In the course of its deliberations, the Special Committee also considered a variety of risks and other countervailing factors related to the Merger and other transactions contemplated by the Merger Agreement, including, among others:
•	the fact that Channel stockholders will be sharing participation of Channel’s upside with Ligand as part of the combined company;
•	the substantial expenses to be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement;
•	the fact that projections of future results of operations and synergies are estimates based on assumptions that may not be realized within the expected timeframe or at all;
•	the possible volatility, at least in the short term, of the trading price of Channel common stock resulting from the announcement of the Merger Agreement;
•
the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger Agreement or on the delay or failure to complete the transactions contemplated by the Merger Agreement on Channel’s financial position;

•	the risk that the PIPE Financing might not be consummated in a timely manner or at all;
•
the terms of the Merger Agreement, including covenants relating to (1) the two companies’ conduct of their respective businesses during the period between the signing of the Merger Agreement and the completion of the Merger and the other transactions, including the requirement that the two companies conduct business only in the ordinary course, subject to specific exceptions and (2) the restrictions on Channel’s ability to solicit alternative transaction proposals and dispose of its legacy assets;

•	the potential for litigation relating to the proposed transactions and the associated costs, burden and inconvenience involved in defending those proceedings;
•
the potential conflict of interest created by the fact that Channel’s executive officers and directors have financial or other interests in the Merger that may be different from, or in addition to, those of other stockholders, as more fully described below in “Interests of the Channel Directors and Executive Officers in the Merger”; and

•
various other risks associated with the combined company and the Merger, including those described in the sections titled “Risk Factors” beginning on page 20 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 17 of this information statement.

After taking into account all of the factors set forth above, as well as others, the Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Transactions were outweighed by the potential benefits of the Transactions to Channel and Channel stockholders. The foregoing information and factors considered by the Channel board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Channel board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement and the complexity of these matters, the Channel board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Channel board of directors may have given different weight to different factors. The Channel board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Channel’s management team and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.
Recommendation of the Channel board of directors
On April 11, 2025, acting upon the Special Committee Recommendation, the Channel board of directors unanimously (a) determined that the terms and conditions of the Transaction Agreements and the Transactions are advisable, fair to and in the best interests of Channel and its stockholders, (b) approved and declared advisable the Transaction Agreements, including the Transactions, (c) authorized and approved the execution, delivery and performance by Channel of the Transaction Agreements and the consummation of the Transactions, upon the terms and subject to the conditions set forth therein and (d) recommended the adoption and approval of the Transaction Agreements and the consummation of the Transactions by the stockholders of Channel.
The Channel board of directors considered and relied upon the analyses and the unanimous Special Committee Recommendation as set forth in the section entitled “The Merger — Recommendation of the Special Committee; Channel’s Reasons for the Merger” beginning on page 107 in arriving at this determination and recommendation. In considering the Special Committee’s analyses and the Special Committee Recommendation, the Channel board of directors reviewed and discussed information with respect to Channel’s, LNHC’s and Ligand’s financial condition, results of operations, competitive position and business strategy, as well as current industry, economic and market conditions and trends. The material factors that supported the Channel board of directors’ determination and recommendation, in addition to the Special Committee Recommendation, are those set forth in the section entitled “The Merger — Recommendation of the Special Committee; Channel’s Reasons for the Merger” beginning on page 107.
LNHC’s Reasons for the Merger
The following discussion sets forth material factors considered by the LNHC board of directors in reaching its determination to authorize the Merger Agreement and approve the Merger. However, it may not include all of the factors considered by the LNHC board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the LNHC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The LNHC board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it.
In the course of reaching its determination, the LNHC board of directors considered a number of factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
•	that the Merger will provide LNHC’s current stockholder with greater liquidity by owning publicly-traded stock;
•
the potential increased access to sources of capital and a broader range of investors to support the commercialization of ZELSUVMI following consummation of the Merger compared to if LNHC continued to operate as a subsidiary of Ligand;

•	that the PIPE Financing will generate additional liquidity to fund the combined company;
•
the historical and current information concerning LNHC’s business, financial condition, operations and prospects, including financial projections of LNHC under various scenarios and its short- and long-term strategic objectives, and the risks associated with continuing to operate LNHC as a private company and a subsidiary of Ligand, particularly in light of the need to raise additional capital to fund the commercialization of ZELSUVMI;

•
that by removing ZELSUVMI from Ligand, the combined company can use its equity-based compensation more effectively to attract and retain talent and encourage employees to commercialize ZELSUVMI because equity performance will be more aligned with that business;

•
the belief of the LNHC board of directors, after a thorough review of strategic alternatives, that the Merger has a better return on investment for LNHC’s sole stockholder than the potential value that might have resulted from other strategic alternatives available to LNHC, including continuing to operate LNHC as a wholly-owned subsidiary of Ligand;

•
the determination that the expected relative percentage ownership of Channel’s stockholders and LNHC’s stockholder in the combined organization was appropriate, based on the LNHC board of directors’ judgment and assessment of the approximate valuations of Channel and LNHC;

•
the LNHC board of director’s review of LNHC’s current commercialization plans for ZELSUVMI, to confirm the likelihood that the combined company would possess sufficient resources or have access to sufficient resources to allow the management team to focus on its plan for the commercialization of ZELSUVMI;

•
that Ligand and two other investors in the PIPE Financing provided LNHC with bridge loans in aggregate amount of up to $24 million to fund the commercialization of ZELSUVMI while the Merger is pending and that two other investors that provided a bridge loan also agreed to negotiate an incremental $12 million of bridge loan funding (to be offset against their funding commitments in the PIPE) if the parties mutually determine that LNHC requires more than $24 million in funding before the closing;

•
the LNHC board of director’s consideration of the approximately $12 million expected cash balance of the combined company upon completion of the Merger resulting from the PIPE Investment and repayment of the Ligand Bridge Loan and the PIPE Investor Bridge Loan (subject to certain assumptions);

•
the LNHC board of directors’ view that the combined company will be led by an experienced senior management team, many members of which have extensive drug development, research and development, business and regulatory expertise and a board of directors with representation from each of the current boards of directors of LNHC and Channel;

•	the current financial market conditions and historical market prices, volatility and trading information with respect to Channel common stock;
•
the fact that Todd Davis, who serves as Chief Executive Officer and a director of Ligand, as a director of LNHC, and as Chairman of the Channel board of directors, recused himself from the Channel board of directors’ deliberations regarding the Merger and did not serve on the Special Committee of the Channel board of directors that approved the Merger; and

•
that the LNHC board of directors reviewed and considered the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations to consummate the Merger, the issuance of shares of Channel Series A Preferred Stock and the other transactions contemplated by the Merger Agreement. See the section titled “The Merger Agreement” beginning on page 129 in this information statement for a detailed discussion of the terms and conditions of the Merger Agreement.

In the course of its deliberations, the LNHC board of directors also considered a variety of risks and other countervailing factors related to the Merger and other transactions contemplated by the Merger Agreement, including, among others:
•	the fact that Channel stockholders will be sharing participation of LNHC’s upside as part of the combined company;
•
that the exchange ratio used to establish the number of shares of Channel’s Series A Preferred Stock to be issued to Ligand in the Merger is fixed, and thus the relative percentage ownership of Channel’s stockholders and LNHC’s stockholders in the combined organization immediately following the completion of the Merger is similarly fixed;

•	the substantial expenses to be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement;
•	the fact that projections of future results of operations and synergies are estimates based on assumptions that may not be realized within the expected timeframe or at all;

•	the possible volatility, at least in the short term, of the trading price of Channel common stock resulting from the announcement of the Merger Agreement;
•
the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger Agreement or on the delay or failure to complete the transactions contemplated by the Merger Agreement on Channel’s financial position;

•	the risk that the PIPE Financing might not be consummated in a timely manner or at all;
•
the additional expenses and obligations to which LNHC’s business will be subject following the Merger that LNHC has not previously been subject to, and the operational changes to LNHC’s business, in each case that may result from being a public company;

•
the terms of the Merger Agreement, including covenants relating to (1) the two companies’ conduct of their respective businesses during the period between the signing of the Merger Agreement and the completion of the Merger and the other transactions, including the requirement that the two companies conduct business only in the ordinary course, subject to specific exceptions and (2) the restrictions on LNHC’s ability to solicit alternative transaction proposals;

•	the potential for litigation relating to the proposed transactions and the associated costs, burden and inconvenience involved in defending those proceedings;
•
the potential conflict of interest created by the fact that Channel’s executive officers and directors have financial or other interests in the Merger that may be different from, or in addition to, those of other stockholders, as more fully described below in “Interests of the Channel Directors and Executive Officers in the Merger”; and

•
various other risks associated with the combined company and the Merger, including those described in the sections titled “Risk Factors” beginning on page 20 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 17 of this information statement.

After taking into account all of the factors set forth above, as well as others, the LNHC board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Transactions were outweighed by the potential benefits of the Transactions to LNHC and its sole stockholder. The foregoing information and factors considered by the LNHC board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the LNHC board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement and the complexity of these matters, the LNHC board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the LNHC board of directors may have given different weight to different factors.
Opinion of M&N Sarchet to the Channel Special Committee and Channel Board of Directors
Channel engaged M&N Sarchet to issue the Fairness Opinion in connection with the Merger. Channel selected M&N Sarchet based on M&N Sarchet’s significant valuation experience, including at a Big Four accounting firm, knowledge of the sector and prior experience with M&N Sarchet’s high quality work product. As part of M&N Sarchet’s engagement, the Special Committee and the Channel board of directors requested M&N Sarchet’s opinion as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Partner Valuation (as defined in the Fairness Opinion) used to calculate the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of this information statement. On April 11, 2025, M&N Sarchet delivered to the Special Committee and the Channel board of directors its opinion, dated March 13, 2025, to the effect that, as of the date of the Fairness Opinion and based upon and subject to the factors, considerations, qualifications, limitations and assumptions set forth therein, the Merger Partner Valuation (as defined in the Fairness Opinion) used to calculate the exchange ratio under the Merger agreement and which was assumed to be $67.0 million on a pre-Transactions basis (as more fully described below) was fair to Channel’s stockholders from a financial point of view.
The full text of the Fairness Opinion is attached as Annex F to this information statement and is incorporated herein by reference. This summary of the Fairness Opinion contained in this information statement is qualified in its entirety by reference to the full text of the Fairness Opinion. Channel stockholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by M&N Sarchet in connection with the Fairness Opinion. The Fairness Opinion speaks only as of the date of the Fairness Opinion. The Fairness Opinion was for the information of, and was directed to, the Special Committee and the Channel board of directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger. The Fairness Opinion addressed only the fairness, from a financial perspective, to Channel of Merger Partner Valuation used to calculate to the exchange ratio pursuant to the Merger Agreement. It did not address the underlying business decision of the Channel board of directors or Channel to proceed with or effect the Merger or constitute a recommendation to the Channel board of directors in connection with the Merger or any other matter, and it does not constitute a recommendation to any stockholder of Channel or any stockholder of any other entity as to how to vote in connection with the Merger or as to any other action that a stockholder should take with respect to the Merger.
At the direction of Channel and without independent verification, M&N Sarchet relied upon and assumed that, pursuant to the terms of the draft Merger Agreement that it had reviewed, each share of Merger Sub common stock, par value $0.001 par value per share, issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of LNHC common stock. Each share of LNHC common stock, other than shares to be cancelled and any dissenting shares, issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive a number of shares of Channel common stock equal to the exchange ratio. As of the Effective Time, all such shares of LNHC common stock will cease to be outstanding and shall automatically be cancelled and will cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of LNHC common stock will cease to have any rights with respect thereto, except the right to receive the shares of Channel common stock and any cash in lieu of fractional shares of Channel common stock.
M&N Sarchet referred to the terms and conditions of the Merger as set forth in the Merger Agreement. M&N Sarchet also acknowledged their understanding that LNHC owns the FDA approved product ZELSUVMI, approved for the treatment of Molluscum contagiosum (molluscum) in adults and pediatric patients one year of age and older.
For purposes of the Fairness Opinion, M&N Sarchet made such reviews, analyses and inquiries as M&N Sarchet deemed necessary and appropriate under the circumstances. Among other things, M&N Sarchet:
(i)	reviewed certain publicly available financial statements and other business and financial information of Channel;
(ii)	reviewed certain financial and operating data concerning LNHC;
(iii)	reviewed certain financial projections of LNHC prepared by LNHC management;
(iv)	reviewed the pro forma impact of the Merger on Channel’s cash flow and certain financial ratios;
(v)	reviewed the reported prices and trading activity of Channel;
(vi)
compared the financial performance of Channel and the prices and trading activity of Channel common stock with that of certain other publicly traded companies comparable with Channel, and their securities;

(vii)	compared the projected financial performance of Channel with the projected financial performance and analysts’ opinions of share price of publicly traded companies comparable to Channel;
(viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(ix)	reviewed the Merger Agreement and letter of intent, dated February 5, 2025 by and among, Ligand, Channel and Nomis Bay, and certain related documents; and
(x)	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
M&N Sarchet assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to M&N Sarchet by Channel and formed a substantial basis for the Fairness Opinion. With respect to the financial projections, M&N Sarchet assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LNHC and Channel. M&N Sarchet relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of LNHC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to M&N Sarchet that would be material to M&N Sarchet’s analyses or the Fairness Opinion, and that there was no information or any facts that would make any of the information reviewed by M&N Sarchet incomplete or misleading. In addition, M&N Sarchet assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions.
M&N Sarchet relied upon and assumed, without independent verification, that (a) the representations and warranties of the parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and other related documents and instruments. M&N Sarchet relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the parties to the Merger Agreement that would have been material to M&N Sarchet’s analyses or the Fairness Opinion.
Furthermore, in connection with the Fairness Opinion, M&N Sarchet had not been requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of LNHC or any other party, nor was M&N Sarchet provided with any such appraisal or evaluation. M&N Sarchet had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which LNHC was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which LNHC was or may have been a party or was or may have been subject.
M&N Sarchet has not in the past provided financial consulting services to the Channel board of directors. M&N Sarchet has not acted as financial advisor to Channel, or any of the other parties to the Merger Agreement in connection with the Fairness Opinion and did not participate in any of the negotiations leading to the Merger Agreement. M&N Sarchet will receive a fee for rendering the Fairness Opinion, which is not contingent upon the successful completion of the Merger. M&N Sarchet had not been requested to, and did not, solicit indications of interest from, third parties with respect to the Merger Agreement, the securities, assets, business or operations of Channel or any other party. M&N Sarchet had not been requested to, and did not, advise the Channel board of directors or any other party with respect to alternatives to the Merger Agreement. The Fairness Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to M&N Sarchet as of, the date thereof. M&N Sarchet has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Fairness Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date thereof.
The Fairness Opinion was directed only to the Special Committee and the Channel board of directors and addressed only the fairness of the proposed Merger from a financial point of view. The Fairness Opinion was furnished for the use of the Special Committee and the Channel board of directors (in its capacity as such) in connection with its evaluation of the Merger Agreement and may not be used for any other purpose without M&N Sarchet’s prior written consent. The Fairness Opinion was not intended to be, and does not constitute, a recommendation to the Special Committee or the Channel board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Merger Agreement or otherwise. The Fairness Opinion was based on M&N Sarchet’s analyses, which contained estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.
The Fairness Opinion was used only by the Special Committee and the Channel board of directors in evaluating the Merger Agreement. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) the Fairness Opinion is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the SEC, and it is included in full and

Channel has received M&N Sarchet’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the SEC or (2) the Fairness Opinion is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Merger Agreement and covered in the Fairness Opinion; provided, however, that notwithstanding the foregoing, (a) the Channel board of directors shall provide, upon request, a copy of the Fairness Opinion or a summary of it (and M&N Sarchet shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) the Channel board of directors and (ii) any Channel stockholders as determined from time to time by the Channel board of directors.
Channel will give M&N Sarchet written notice at least three business days in advance of such use in any litigation or the Fairness Opinion (or the summary) being provided to any stockholder. The Fairness Opinion was provided to the Special Committee and the Channel board of directors for its evaluation and analysis of the Merger Agreement at or prior to the time Channel executed the Merger Agreement and related documents, and M&N Sarchet is not required to update the Fairness Opinion as of a later date, anything to the contrary contained therein notwithstanding.
The material in the Financial Opinion may not be reprinted in whole or in part without the prior express written consent of M&N Sarchet. The Special Committee and the Channel board of directors alone contracted for and are the intended beneficiaries of the Fairness Opinion. The Fairness Opinion may not be relied upon by any other person or entity without M&N Sarchet’s prior express written consent. Any use which any third party makes of the Fairness Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. The Fairness Opinion was subject to the Statement of Assumptions and Limited Conditions attached thereto.
M&N Sarchet had not been requested to opine as to, and the Fairness Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Channel board of directors, Channel’s security holders, LNHC or any of the other parties to the Merger Agreement to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger Agreement or otherwise (other than the Merger Partner Valuation to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the Merger Agreement to the holders of any class of securities, creditors or other constituencies of LNHC, Channel, or to any other party, except if and only to the extent expressly set forth in the last sentence of the Fairness Opinion, (iv) the fairness of any portion or aspect of the Merger Agreement to any one class or group of LNHC’s, Channel’s, or any other party’s security holders or other constituents vis-à-vis any other class or group of Channel’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not Channel, its security holders or any other party to the Merger Agreement is receiving or paying reasonably equivalent value in the Merger Agreement, (vi) the solvency, creditworthiness or fair value of LNHC or any other party to the Merger Agreement, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger Agreement, any class of such persons or any other party, relative to the Merger Partner Valuation or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. M&N Sarchet assumed that such opinions, counsel or interpretations had been or will have been obtained from the appropriate professional sources. Furthermore, M&N Sarchet relied, with the consent of the Special Committee and the Channel board of directors, on the assessments by the Special Committee and the Channel board of directors, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to LNHC and the Merger Agreement or otherwise.
The Fairness Opinion was provided to the Special Committee and the Channel board of directors in connection with its evaluation of the Merger and was only one of many factors considered by the Special Committee and the Channel board of directors in evaluating the Merger. Neither the Fairness Opinion nor its analyses were determinative of the Merger Partner Valuation or of the views of the Special Committee, the Channel board of directors or Channel management with respect to the Merger. The Merger Partner Valuation was determined through negotiation between Channel and LNHC, and the decision for Channel to enter into the Merger Agreement was solely that of the Channel board of directors, upon the recommendation of the Special Committee.

Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by M&N Sarchet in arriving at the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses M&N Sarchet employed in reaching its conclusions. M&N Sarchet assigned different weighting to the different valuation models it employed, as set forth in the exhibits to the Fairness Opinion. Some of the summaries of the financial analyses performed by M&N Sarchet include information presented in tabular format. In order to understand the financial analyses performed by M&N Sarchet more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of M&N Sarchet’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by M&N Sarchet. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by M&N Sarchet with respect to any of the analyses performed by it in connection with the Fairness Opinion. Rather, M&N Sarchet made its determination as to the fairness, from a financial perspective, to Channel of the Merger Partner Valuation used to calculate the exchange ratio described in more detail in the section titled “The Merger-Exchange Ratio” beginning on page 125 of this information statement on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data presented and the corresponding imputed ranges of values for LNHC and corresponding imputed ranges of ownership percentages of the combined company for Channel should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.
Except as otherwise noted, the information utilized by M&N Sarchet in its analyses, to the extent that it was based on market data, was based on market data as it existed on or before December 31, 2024 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
For purposes of the financial analyses described below, M&N Sarchet utilized an Income Approach and a Market Approach, with the Market Approach divided into two distinct market-based models.
Selected Publicly-Traded Companies Analysis
M&N Sarchet reviewed publicly available financial and stock market information of ten selected publicly-traded biopharmacology companies that M&N Sarchet deemed to be relevant to LNHC based on their stage of development (i.e., revenue generating, negative or barely EBITDA positive, etc.) targeting a variety of diseases, including dermatological conditions. The group of selected publicly-traded companies that M&N Sarchet reviewed were as follows (shown in descending order of market capitalization):
Publicly-Traded Company Name
Eton Pharmaceuticals, Inc.
Fulcrum Therapeutics, Inc.
scPharmaceuticals Inc.
Mersana Therapeutics, Inc.
Fennec Pharmaceuticals Inc.
Sutro Biopharma, Inc.
CytomX Therapeutics, Inc.
Generation Bio Co.
Verrica Pharmaceuticals Inc.
Kezar Life Sciences, Inc.
For each of the selected publicly-traded companies, M&N Sarchet calculated the market value of equity, which M&N Sarchet defined as shares outstanding times current market price (“MVEq”) and the business enterprise value, which M&N Sarchet defined as MVEq plus debt, preferred stock and minority interests, less cash and cash equivalents. Financial data for the selected publicly-traded companies was based on publicly available data obtained from SEC filings and other data sources and closing stock prices on December 31, 2024. M&N Sarchet reviewed the maximum, third quartile, mean, median, first quartile and minimum revenue of the selected publicly-traded companies and compared these to the revenue of LNHC.

M&N Sarchet next determined implied MVEq multiples of trailing-twelve-month (as of December 31, 2024) revenue for each of the publicly-traded companies and calculated the maximum, third quartile, mean, median, first quartile and minimum MVEq multiples. M&N Sarchet then applied the first and third quartile multiples to the forecast LNHC 2027 revenue. M&N Sarchet determined an appropriate weighted average cost of capital (“WACC”) of 31.0% (see below). This WACC was used to determine an appropriate present value factor which was then applied to the implied MVEq resulting from the application of the public company revenue multiples to bring the company implied MVEq to present value (i.e., December 31, 2024).
The results of this analysis are summarized below:

	First Quartile	Third Quartile
Implied MVEq	$150.0 million	$286.5 million

M&N Sarchet next determined implied MVEq multiples of calendar year 2027 consensus estimates of forecast revenue against current MVEq. As in the above, the first and third quartile multiples of the publicly-traded companies were applied to the forecast LNHC 2027 revenue. M&N Sarchet then applied the same present value factor as determined above to the implied MVEq to bring the company implied MVEq to present value (i.e., December 31, 2024).
The results of this analysis are summarized below:

	First Quartile	Third Quartile
Implied MVEq	$65.8 million	$172.4 million

No company utilized in this selected publicly-traded companies analysis is identical to LNHC. In performing this selected publicly-traded companies analysis, M&N Sarchet made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition and prospects of LNHC or the selected publicly-traded companies or the industry or in the financial markets in general.
Selected Precedent Transaction Analysis
M&N Sarchet reviewed publicly available data obtained from SEC filings and other data sources concerning the terms of ten selected biopharmacology transactions since 2020 that M&N Sarchet considered to be relevant to LNHC based on their stage of development (i.e., revenue generating, negative or barely positive EBITDA, etc.). The group of selected acquired companies that M&N Sarchet reviewed were as follows:
Acquired Company Name
Dash Pharmaceuticals LLC
LogicBio Therapeutics, Inc.
Neos Therapeutics, Inc.
Cancer Prevention Pharmaceuticals, Inc.
Zyla Life Sciences
Societal CDMO, Inc.
Opiant Pharmaceuticals, Inc.
Alimera Sciences, Inc.
Adamas Pharmaceuticals, Inc.
BioSpecifics Technologies Corp.
The same analysis that was performed for the publicly-traded companies was performed for the acquired companies listed above; to wit, M&N Sarchet calculated the final implied MVEq (total consideration to shareholders divided by percent transacted) for each acquired company, from which was calculated implied trailing twelve months multiples of revenue.
The first and third quartile revenue multiples of the acquired companies were applied to the forecast LNHC 2027 revenue. M&N Sarchet then applied the same present value factor as determined above to the implied equity values to bring the company implied MVEq to present value (i.e., December 31, 2024).

The results of this analysis are summarized below:

	First Quartile	Third Quartile
Implied MVEq	$68.0 million	$233.1 million

No acquired company in the selected transactions is identical to LNHC. In performing this selected precedent transactions analysis, M&N Sarchet made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition and prospects of LNHC or the acquired companies or the industry or in the financial markets in general.
Discounted Cash Flow Analysis
M&N Sarchet used financial forecasts of LNHC, as prepared by the management of LNHC and reflecting the probabilities of technical success determined by the management of LNHC, as directed for M&N Sarchet’s use by Channel management, to perform a discounted cash flow analysis, which analyzes a company’s future cash flow projections by discounting them to arrive at the net present value of these cash flows.
M&N Sarchet calculated the debt-free cash flow to equity for the period 2025 through 2032 with a terminal year valuation following this time frame. M&N Sarchet then discounted the debt-free projected cash flows to equity of LNHC at a discount rate range of 29%-31% (based on an analysis of WACCs, using the capital asset pricing model, considering LNHC’s company-specific circumstances and M&N Sarchet’s judgment). For purposes of the valuation determination, M&N Sarchet assumed long-term growth rates of 2% - 4%. This analysis yielded a range of implied enterprise values for LNHC of $63.9 million to $77.3 million.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at the Fairness Opinion, M&N Sarchet considered the results of all its analyses as a whole with weightings for each of the valuation models employed by M&N Sarchet, based on its expertise and discussions with Channel management, as set forth in the Statement of Assumptions and Limited Conditions to the Fairness Opinion attached thereto. M&N Sarchet believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying M&N Sarchet’s analyses and the Fairness Opinion; therefore, the determinations resulting from any particular analysis described above should not be taken to be M&N Sarchet’s view of the fairness of the Merger Partner Valuation.
Channel paid M&N Sarchet a fee, which is referred to in this information as the opinion fee, of $40,000 for providing the Fairness Opinion to the Special Committee and the Channel board of directors (not contingent upon the consummation of the Merger). In addition, Channel agreed to reimburse M&N Sarchet for certain expenses in connection with its engagement, subject to certain limitations, and to indemnify M&N Sarchet for certain liabilities arising out of its engagement. There are no material relationships that existed during the two years prior to the date of the Fairness Opinion or that as of such date were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between M&N Sarchet and Channel or LNHC.
Certain Unaudited Financial Projections of LNHC
Neither Channel nor LNHC, as a matter of course, makes public long-term projections or internal projections as to future performance, revenues, earnings or other financial or operating results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, certain unaudited internal financial Projections relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of LNHC, or the “LNHC Projections”, were prepared by management of LNHC.
The LNHC Projections were provided to and considered by the Special Committee and the Channel board of directors in connection with its evaluation of the Merger and to M&N Sarchet for use in its financial analyses and for purposes of the Fairness Opinion (as summarized under the section entitled “The Merger-Opinion of M&N Sarchet to the Special Committee and the Channel Board of Directors”). The LNHC Projections were the only financial projections relied upon by M&N Sarchet in rendering the Fairness Opinion.

In considering the reasonableness of the LNHC Projections and understanding the inherent uncertainty to short- and long-range forecasting, Channel’s management performed a robust assessment that included multiple rounds of review related to key inputs and the accuracy of data that were based on currently available estimates and judgments of the management of LNHC. The uptake rate and total penetration of LNHC’s product was reflected in the probability of technical success included in the financial projections. These probabilities were determined by LNHC’s management and reviewed by Channel’s management and advisors and, in turn, reviewed and considered by the Special Committee and the Channel board of directors.
The inclusion of the LNHC Projections should not be regarded as an indication that any of Channel, LNHC, their respective affiliates, officers, directors, advisors, other representatives, or any other recipient of the LNHC Projections considered, or now considers, such LNHC Projection to be necessarily predictive of actual future performance or events, or that they should be construed as financial guidance, and Channel stockholders and LNHC stockholders are cautioned not to place undue reliance on the LNHC Projections. Accordingly, the LNHC Projections are not included to influence any person’s views on the Transactions and are summarized in this information statement solely to provide access to information that was provided to the Special Committee and the Channel board of directors and to M&N Sarchet in connection with the Merger.
The LNHC Projections were prepared solely for internal use and are subjective in many respects. Material assumptions that are underlying the LNHC Projections for ZELSUVMI for the treatment of Molluscum contagiosum infections include:
•	the LNHC revenue projections begin in 2025 and the LNHC revenue projects includes rest of world revenue starting in 2027;
•
The revenue model for ZELSUVMI for the treatment of Molluscum contagiosum infections includes rest of world revenue starting in 2027. The revenue projections assumed reaching peak penetration within 8 years of launch. After year eight, the model assumes 3.0% by the end of the forecast period;

•	clinical and regulatory timelines based on the current stage of LNHC’s program;
•	net sales commence in 2025;
•	net sales and operating income assumptions were based on industry data, industry research and management analysis; and
•
estimates of Molluscum contagiosum prevalence: more than 100,000 treated patients; (ii) estimates of market growth rates were based on patient population growth rates; (iii) estimates of pricing for ZELSUVMI for the treatment of Molluscum contagiosum infections were derived from the pricing of similar orphan therapies; (iv) price increases, if any, are consistent with industry standards and historical targeted inflation rates; and (v) market acceptance and patient compliance rates are based on currently approved products.

While presented with numeric specificity, the LNHC Projections reflect numerous estimates and assumptions made at the time the LNHC Projections were prepared that are inherently uncertain and many of which are beyond the control of LNHC’s management. Modeling and projecting the future development and commercialization of product candidates by a clinical stage biotechnology company is a highly speculative endeavor. Further, given that the LNHC Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. The LNHC Projections beyond year five are based on the assumptions set forth below and among other things, ordinary and customary inflationary increases. Product and operating costs beyond year 8 reflect straight line growth assumptions. The revenue model for ZELSUVMI for the treatment of Molluscum contagiosum infections revenue is a patient-based model with growth rates in patients-on-therapy after year eight that trend from 3.0% to 3.5% by the end of the forecast period. The LNHC Projections are subject to various risks, including, among others, the ability of LNHC to successfully develop and commercialize its product candidates, the effect of future regulatory or legislative actions on LNHC and the industry in which it operates, the potential impact of the announcement or completion of the Transactions on relationships with customers, providers, vendors, competitors, management and other employees, changes in the general economic environment, or social or political conditions, that could affect LNHC’s business, potential liability resulting from pending or future litigation, and the uncertainties, costs and risks involved in LNHC’s operations. As a result, there can be no assurance that any of the LNHC Projections accurately reflect future trends or accurately estimate the future market for LNHC’s product or product candidates. There also can be no assurance that LNHC will obtain the regulatory approvals necessary for the commercialization of its products or product candidates, or that LNHC’s competitors will not commercialize products that are safer, more effective, or more successfully marketed and sold than any product that LNHC may market or commercialize.
None of Channel or LNHC or any of their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Channel stockholder or LNHC stockholder or other person regarding LNHC’s ultimate performance compared to the information contained in the LNHC Projections or that the LNHC Projections will be achieved. The inclusion of the LNHC Projections herein should not be deemed an admission or representation by Channel, LNHC, their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such LNHC Projections. The summary of the LNHC Projections included below is not being included in this information statement in order to influence the decision of any Channel stockholder or LNHC stockholder or to take any other action relating to the Merger.
The LNHC Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, personal judgment, and thus are susceptible to multiple interpretations and, in the ordinary course, would be expected to undergo periodic revisions based on actual experience and business developments. None of Channel, LNHC or their respective affiliates, officers, directors, advisors or other representatives can give assurance that the LNHC Projections and the underlying estimates and assumptions will be realized. The LNHC Projections constitute “forward-looking statements” and actual results may differ materially and adversely from those set forth below.
Neither Channel nor LNHC, as a matter of course, make public projections as to future sales, earnings or other financial results. As such, the LNHC Projections were not prepared with a view toward public disclosure. The LNHC Projections do not take into account any circumstances or events occurring after the date they were prepared and neither Channel nor LNHC can give assurance that, had the LNHC Projections been prepared either as of the date of the Merger Agreement or as of the date of this information statement, similar estimates and assumptions would be used. The LNHC Projections do not take into account all of the possible financial and other effects of the Merger on LNHC, the effect on LNHC of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the LNHC Projections do not take into account the effect of any possible failure of the Merger to occur.
The LNHC Projections were not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, or the “AICPA” for preparation or presentation of prospective financial information. Ernst & Young LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the LNHC Projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information with respect thereto. The report of Ernst & Young LLP which is included in this information statement relates to historical financial information of LNHC, and such report does not extend to the LNHC Projections and should not be read to do so.
The LNHC Projections include financial measures, including net revenue, gross profit EBITDA and net income. These projections are based on a variety of sources including primary and secondary market research, scientific literature, clinical study data, and the experience of management and consultants. These financial measures should not be considered in isolation from, or as a substitute for, financial information presented as non-GAAP, and these financial measures may not be comparable to one another or to similarly titled measures used by other companies. We are not presenting a reconciliation of the financial measures included in the LNHC Projections to the relevant GAAP financial measures in this information statement and we undertake no obligation to update or otherwise revise or reconcile any of the LNHC Projections to reflect circumstances existing after the date the LNHC Projections were generated or to reflect the occurrence of future events, except as otherwise required by law.
In light of the foregoing, as well as the uncertainties inherent in any forecasted information, Channel Stockholders and LNHC Stockholders are cautioned not to place undue reliance on such information, and each of Channel and LNHC caution you that the LNHC Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding LNHC contained elsewhere in this information statement. You are urged to read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” of this information statement, for additional information regarding the risks inherent in forward-looking information such as the LNHC Projections.

($ in mm)	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	$8.46	$47.63	$95.38	$144.75	$167.48	$194.14	$211.30	$225.41	$248.02	$263.89
Gross Profit	$7.20	$42.38	$86.23	$132.35	$153.22	$178.28	$195.18	$208.30	$229.07	$243.83
EBITDA	($35.65)	($7.13)	$28.18	$65.43	$81.47	$101.03	$108.00	$117.48	$133.19	$143.96
Net Income	($36.46)	($9.00)	$25.42	$61.75	$77.89	$97.58	$106.54	$115.93	$131.54	$142.20
Free Cash Flow	($41.95)	($13.14)	$19.90	$60.02	$74.12	$97.33	$103.79	$114.34	$129.75	$142.55

Note: The LNHC Projections through 2034 shown in the table above include projections for ZELSUVMI for the treatment of Molluscum contagiosum infections and are probability-adjusted to reflect the probabilities of technical success determined by LNHC’s management.
Interests of Channel Directors and Executive Officers in the Merger
In considering the recommendation of the Channel board of directors with respect to the Merger, holders of shares of Channel common stock should be aware that Channel’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of Channel stockholders generally. These interests may create potential conflicts of interest. The Channel board of directors and the Special Committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger and to recommend that Channel stockholders vote in favor of the proposals.
For purposes of this disclosure, Channel’s executive officers are Francis Knuettel II, Chief Executive Officer and Chief Financial Officer, and Dr. Eric Lang, Chief Medical Officer.
For purposes of this disclosure, Channel’s non-employee directors are Todd Davis, Ezra Friedberg, Dr. Richard Malamut and Chia-Lin Simmons.
Treatment of Stock Options and Restricted Stock Units
As of the closing of the Merger, each stock option to purchase Channel common stock and Channel restricted stock unit award, whether vested or unvested, that is issued and outstanding immediately prior to the closing of the Merger, including those held by any executive officer or non-employee director of Channel, shall continue to remain an issued and outstanding stock option or restricted stock unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the closing of the Merger.
As of May 23, 2025, Mr. Knuettel held unvested stock options to purchase 256,488 shares of Channel common stock and Dr. Lang held unvested stock options to purchase 91,343 shares of Channel common stock.
As of May 23, 2025, neither Mr. Knuettel nor Dr. Lang held any Channel unvested restricted stock units.
As of May 23, 2025, Channel’s non-employee directors held, in the aggregate, 111,807 unvested stock options to purchase Channel common stock and 243,471 unvested restricted stock units with respect to shares of Channel’s common stock.
Severance Benefits
The following disclosure includes information with respect to the severance arrangements of the Channel executive officers under the terms of their existing employment agreements, which severance arrangements are applicable without regard to whether the Merger is consummated.
Pursuant to the Employment Agreement with Mr. Knuettel, effective May 1, 2024 (the “Knuettel Employment Agreement”), in the event Mr. Knuettel is involuntarily terminated other than for “Cause” (as defined in the Knuettel Employment Agreement) or he resigns for “Good Reason” (as defined in the Knuettel Employment Agreement), Mr. Knuettel will be entitled, subject to his execution and nonrevocation of a release of claims in Channel’s favor and his continued compliance with certain restrictive covenants, to the extent applicable, to receive (i) an amount equal to 50% of his annualized salary payable ratably over a period of six months beginning at the end of the 60-day period following his termination; (ii) a pro-rated target bonus for the year of termination based on his length of service in such year, payable as a lump sum at the end of the 60-day period following his termination, (iii) in the event

Mr. Knuettel elects to continue Channel group medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), direct payment or reimbursement by Channel of the cost of such coverage at active employee rates for up to 18 months, unless doing so violates applicable law or is inconsistent with the coverage arrangement, and (iv) full acceleration of vesting of all his outstanding time-vested option awards. Mr. Knuettel has agreed in writing to waive his right to terminate for Good Reason under the Knuettel Employment Agreement as a result of his ceasing to hold the title of Chief Executive Officer following the Merger (the “Knuettel Waiver”).
In connection with hiring Dr. Eric Lang as Channel’s Chief Medical Officer in May 2023, Channel entered into an Employment Agreement with Dr. Lang, effective May 15, 2023 (the “Lang Employment Agreement”). Pursuant to the Lang Employment Agreement, in the event Dr. Lang is involuntarily terminated other than for “Cause” (as defined in the Lang Employment Agreement) or he resigns for “Good Reason” (as defined in the Lang Employment Agreement), Dr. Lang will be entitled, subject to his execution and nonrevocation of a release of claims in Channel’s favor and his continued compliance with certain restrictive covenants, to the extent appliable, to receive: (i) an amount equal to 50% of his annualized salary in a lump sum at the rate in effect immediately prior to the termination of the Lang Employment Agreement; (ii) a pro-rated target bonus for the year of termination based on his length of service in such year, payable no earlier than January 1 nor later than March 15 of the year following the year of termination, (iii) in the event Mr. Knuettel elects to continue Channel group medical, dental and/or vision benefits under the COBRA, direct payment or reimbursement by Channel of the cost of such coverage for up to 18 months, unless doing so violates applicable law or is inconsistent with the coverage arrangement, and (iv) full acceleration of vesting of all his outstanding time-based option awards.
For an estimate of the value of the severance payments and benefits described above that would be payable to Channel’s executive officers assuming that the effective time of the transaction occurs on May 23, 2025 and that each executive officer’s employment is terminated without cause on the same day, see the table contained under “- Quantification of Payments and Benefits to Channel Named Executive Officers” below.
Transaction-Based Payments and Benefits
On April 11, 2025, the Channel board of directors granted Ms. Simmons an option to purchase 25,000 shares of Channel common stock with an exercise price of $1.35, in consideration for the services provided by Ms. Simmons to Channel and the fact that Ms. Simmons, a member of the Channel board of directors, will not constitute a member of the combined company’s board of directors following the closing of the Merger. The option vests in full upon consummation of the Merger. Additionally, on April 16, 2025, Channel and Ms. Simmons entered into an Accelerated Vesting Agreement, pursuant to which, effective as of the close of the Merger, Ms. Simmons’ options to purchase 90,000 shares of Channel common stock previously granted, that remain unvested at the closing of the Merger, will become fully vested.
On April 11, 2025, the Channel board of directors granted Mr. Knuettel an option to purchase 53,988 shares of Channel common stock with an exercise price of $1.35, in consideration for the services provided by Mr. Knuettel to Channel and the Knuettel Waiver. The option vests in full upon consummation of the Merger. Additionally, on April 16, 2025, Channel and Mr. Knuettel entered into an Accelerated Vesting Agreement, pursuant to which, effective as of the close of the Merger, Ms. Knuettel’s options to purchase 324,000 shares of Channel common stock previously granted, that remain unvested at the closing of the Merger, will become fully vested.
On April 11, 2025, the Channel board of directors offered to Camden Capital LLC (“Camden”) the right to convert $100,000 of the unpaid principal amount of that certain Promissory Note, dated as of May 10, 2024, between the Company and Camden in the aggregate principal amount of $131,867.81 (the “Camden Note”) into shares of Channel Series A Preferred Stock as part of the PIPE Financing, subject to Camden entering into each of the PIPE Financing documents.
New Compensation Arrangements
Any executive officers who are retained to provide services to the combined company following the closing of the Merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Channel or any of its affiliates. As of the date of this information statement, the terms of any such compensation arrangements have not been established or determined.
In connection with the expected appointment of Mr. Plesha as chief executive officer, Channel anticipates that in connection with the consummation of the contemplated transaction, Mr. Plesha will enter into a new executive employment agreement that provides for annual base salary, participation in an annual cash incentive program, a long-term incentive award and eligibility for severance payments and benefits upon a qualifying termination.
Quantification of Payments and Benefits to Channel Named Executive Officers
The below table sets forth the payments and benefits payable to Mr. Knuettel and Dr. Lang in the event of a qualifying termination of employment of each of Mr. Knuettel and Dr. Lang in connection with the Merger, assuming that (i) the completion of the Merger occurs on May 23, 2025, (ii) Mr. Knuettel and Dr. Lang each experience a qualifying termination of employment on such date, (iii) Mr. Knuettel’s and Dr. Lang’s annual base salary and annual target bonus remain unchanged from that in effect as of the date of this information statement, (iv) the value of the accelerated vesting of any Channel option is calculated assuming a market price per share of Channel common stock equal to $1.512 (which equals the average closing trading price of Channel common stock over the first five business days following the first public announcement of the transactions contemplated by the Merger Agreement on April 17, 2025), (v) neither Mr. Knuettel nor Dr. Lang receives any additional option grants prior to completion of the Merger, and (vi) each named executive officer will properly execute any required releases necessary in order to receive the payments and benefits. As noted above, the severance payments and benefits are payable upon a qualifying termination of employment without regard to whether a change in control is consummated, thus, this disclosure is being included for conservatism. The amounts in the following table are estimates based on multiple assumptions that may not actually occur and do not include amounts that were vested as of May 23, 2025. In addition, certain amounts will vary depending on the actual date of closing of the Merger and whether or not a named executive officer experiences a qualifying termination of employment. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below:

Employee	Severance(1)	COBRA(2)	Acceleration of Awards(3)	Total
Francis Knuettel II	$273,521	$82,235	$45,789	$401,545
Dr. Eric Lang	$266,849	$48,095	$13,780	$328,724

(1)
The amounts in this column represent the aggregate cash severance payments that each named executive officer would be entitled to receive pursuant to the terms of his employment agreement with Channel upon a termination of his employment by Channel without cause or upon the named executive officer’s resignation for good reason on the Merger completion date. See “Interests of Channel Directors and Executive Officers in the Merger-Severance Benefits” above for a description of each named executive officer’s cash severance rights under such individual’s employment agreement. The amounts are double-trigger amounts payable only if a termination without cause or for good reason occurs.

(2)
The amounts in this column represent the estimated cost of premiums for continued medical, dental and/or vision coverage pursuant to COBRA for 18 months for each named executive officer, less the amount the named executive officers would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on such individual’s termination date. See “Interests of Channel Directors and Executive Officers in the Merger-Severance Benefits” above for a description of each named executive officer’s healthcare continuation rights under such individual’s employment agreement. The amounts are double-trigger amounts payable only if a termination without cause or for good reason occurs.

(3)
The amounts in this column represent the estimated value of the accelerated vesting of each named executive officer’s Channel stock options. The amount shown for each Channel stock option equals (x) the number of accelerated shares subject to the Channel stock option, multiplied by (y) $1.512, the average closing trading price of Channel common stock over the first five business days following the first public announcement of the transactions contemplated by the Merger Agreement on April 17, 2025, less the applicable exercise price, where (y) is a positive number. (To the extent that the exercise price for any unvested Channel stock options held by a named executive officer exceeds $1.512, it is determined that each share subject to the unvested stock option to purchase Channel common stock that would be accelerated in the circumstances described above has zero value.) The treatment of the named executive officers’ option awards upon a qualifying termination is described in more detail above in the section “Interests of Channel Directors and Executive Officers in the Merger-Severance Benefits.” The amounts are double-trigger amounts payable only if a termination without cause or for good reason occurs.

Continuing Directors of Channel
Todd Davis, Ezra Friedberg and Dr. Richard Malamut, existing directors of Channel, are expected to continue as directors of the combined company, and following the closing of the Merger will be eligible to be compensated as non-employee directors of the combined company pursuant to the combined company’s non-employee director compensation policy that will be put in place following the Effective Time.
See section titled “Management Following the Merger—Executive Officers and Directors of the Combined Company Following the Merger” beginning on page 232.
Ownership Interests
As of May 23, 2025, Channel’s directors and executive officers beneficially owned, in the aggregate, approximately 10.4% of the shares of Channel common stock, which for purposes of this subsection excludes any shares of Channel common stock issuable upon exercise of stock options to purchase shares of Channel common stock or shares issuable pursuant to restricted stock units held by such individual.
Special Committee Compensation.
The Special Committee consists of three independent members, Ezra Friedberg, Richard Malamut and Chia-Lin Simmons, each of whom the Channel board of directors determined to be independent and disinterested with respect to the Transactions. No member of the Special Committee received compensation in connection with their service on the Special Committee.
Indemnification of Officers and Directors.
Channel has entered into indemnification agreements with each of Channel’s current directors and executive officers. These agreements require Channel to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to Channel, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, pursuant to the terms of the Merger Agreement, Channel has agreed either (i) continue to maintain in effect for six years after the Effective Time, Channel’s directors’ and officers’ insurance policies and fiduciary liability insurance policies, as applicable, in place as of the date of the Merger Agreement or (ii) purchase a six year “D&O tail policy” for the non-cancellable extension of the of the directors’ and officers’ liability coverage of Channel’s directors’ and officers’ insurance policies, as applicable, for a claims reporting or discovery period of at least six years from the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the applicable existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Channel, by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the Merger).
Interests of LNHC Directors and Executive Officers in the Merger
In considering the recommendation of the LNHC board of directors with respect to approving the Merger, stockholders should be aware that LNHC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Ligand generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below:
•
Todd C. Davis, Chairman of the Channel board of directors, is the Chief Executive Officer of Ligand and a member of the Ligand board of directors, and will be appointed to the combined company’s board of directors upon consummation of the Merger; and

•
Upon the closing of the Merger, Ligand will pay transaction bonuses in the following amounts to the following Ligand employees who have been serving as LNHC’s executive officers (subject, in each case, to their continued employment through the closing of the Merger):

Name	Role	Amount
Scott M. Plesha	Chief Executive Officer of LNHC	$250,000
Sai Rangarao	SVP, Head of Sales, Marketing & Commercial Operations of LNHC	$150,000

The LNHC board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Ligand approve the Merger Agreement and the Merger as contemplated by this information statement.
Ownership Interests
As of May 23, 2025, none of LNHC’s current directors and executive officers beneficially owned any shares of LNHC capital stock.
Management Following the Merger
As described elsewhere in this information statement, including in the section captioned “Management Following the Merger,” three of Channel’s existing directors, namely Todd Davis, Ezra Friedberg and

Dr. Richard Malamut, will continue as directors of the combined company after the Effective Time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of Channel pursuant to the Channel non-employee director compensation policy that is expected to remain in place following the Effective Time.
Limitations of Liability and Indemnification
For a discussion of the indemnification and insurance provisions related to the LNHC directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement-Indemnification and Insurance for Directors and Officers” beginning on page 138 of this information statement.
Form of the Merger
Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the Merger, Merger Sub, a wholly-owned subsidiary of Channel formed by Channel in connection with the Merger, will merge with and into LNHC, with LNHC surviving as a wholly-owned subsidiary of Channel.
Merger Consideration
At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of LNHC capital stock will be automatically converted solely into the right to receive a number of shares of Channel Series A Preferred Stock equal to the exchange ratio described in more detail below.
Fractional Shares
No fractional shares of Channel Series A Preferred Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Channel. Any fractional shares of Channel Series A Preferred Stock resulting from the conversion of LNHC capital stock into the right to receive a number of shares of Channel Series A Preferred Stock equal to the exchange ratio (after aggregating all fractional shares of Channel Series A Preferred Stock issuable to such holder) will be rounded down to the nearest whole share of Channel Series A Preferred Stock, with cash being paid in lieu of such fractional shares of Channel Series A Preferred Stock eliminated by such rounding.
Exchange Ratio
The exchange ratio represents the number of shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock that will be received for each LNHC share outstanding in the Merger and is based on a stipulated value for Channel of $15 million (excluding the PIPE Financing) and for LNHC of $67 million. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger. This amount is an estimate only and the final number of shares Ligand will receive at closing will be determined pursuant to a formula described in more detail in the Merger Agreement. For more information on the PIPE Financing, please see the section titled “Agreements Related to the Merger-Securities Purchase Agreement” beginning on page 145 in this information statement.
The exchange ratio formula is the quotient obtained by dividing the number of LNHC merger shares (defined below) by the number of LNHC outstanding shares (defined below), in which:
•	“Aggregate valuation” means the sum of the (i) LNHC valuation, plus (ii) the Channel valuation;
•	“Channel allocation percentage” means the quotient determined by dividing (i) the Channel valuation by (ii) the aggregate valuation;
•
“Channel closing price” means the volume weighted average closing trading price of a share of Channel common stock on The NYSE American for the five consecutive trading days ending five trading days immediately prior to the date upon which the draft exchange ratio schedule is delivered pursuant to the Merger Agreement (not less than 10 business days prior to the anticipated closing date);

•
“Channel outstanding shares” means the total number of shares of Channel common stock that are issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Channel common stock basis, calculated using the treasury stock method and assuming, without duplication, (i) the acceleration and exercise of all Channel stock options and Channel warrants outstanding as of immediately prior to the Effective Time with an exercise price less than the Channel closing price, and (ii) the conversion of all Channel preferred stock outstanding as of immediately prior to the Effective Time (on an as-converted to Channel common stock basis). For the avoidance of doubt, (A) no Channel stock options that are (x) unvested and outstanding as of immediately prior to the Effective Time or (y) vested and outstanding as of immediately prior to the Effective Time with an exercise price equal to or greater than the Channel closing price shall be included in the total number of shares of Channel common stock outstanding for purposes of determining the Channel outstanding shares, and (B) other than with respect to Channel common stock underlying vested outstanding Channel stock options and Channel warrants with an exercise price less than the Channel closing price, shares of Channel common stock reserved for issuance under the Channel stock plans as of immediately prior to the Effective Time shall not be included in the total number of shares of Channel common stock outstanding for purposes of determining the Channel outstanding shares;
•	“Channel valuation” means $15,000,000;
•	“LNHC allocation percentage” means the quotient determined by dividing (i) the LNHC valuation by (ii) the aggregate valuation;
•	“LNHC merger shares” means the product determined by multiplying (i) the post-closing Channel shares by (ii) the LNHC allocation percentage;
•
“LNHC outstanding shares” means the total number of shares of LNHC capital stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to LNHC common stock basis calculated using the treasury stock method;

•	“LNHC valuation” means $67,000,000; and
•	“Post-closing Channel shares” mean the quotient determined by dividing (i) the Channel outstanding shares by (ii) the Channel allocation percentage.
Procedures for Exchanging LNHC Stock Certificates
At the Effective Time, Channel will deposit with Nevada Agency and Transfer Company or another bank or trust company designated by Channel and reasonably acceptable to LNHC, as the exchange agent, (i) certificates representing the shares of Channel Series A Preferred Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of LNHC capital stock, and (ii) cash payable in lieu of fractional shares of Channel Series A Preferred Stock otherwise issuable pursuant to the terms of the Merger Agreement.
After the Effective Time, each certificate representing LNHC common stock that has not been surrendered will represent only the right to receive shares of Channel Series A Preferred Stock issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the Merger no later than two business days following the satisfaction or (to the extent permitted by law) wavier of the conditions to the consummation of the Merger contained in the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, unless another date or time is agreed to in writing by Channel and LNHC. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Channel and LNHC and specified in the certificate of merger. Neither Channel nor LNHC can predict the exact timing of the consummation of the Merger.
Regulatory Approvals
In the United States, Channel must comply with applicable federal and state securities laws and the rules and regulations of The NYSE American in connection with the issuance of shares of Channel Series A Preferred Stock to Ligand in connection with the transactions contemplated by the Merger Agreement and the filing of this information statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Merger to Channel Stockholders
Channel stockholders will not sell, exchange or dispose of any shares of Channel common stock in the Merger. Thus, there will be no material U.S. federal income tax consequences to Channel stockholders upon consummation of the Merger.
Material U.S. Federal Income Tax Consequences of the Merger to the Sole Stockholder of LNHC
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to Ligand (as the sole holder of LNHC capital stock) of the exchange of LNHC capital stock for Channel Series A Preferred Stock pursuant to the Merger, but does not purport to be a complete analysis of all potential tax consequences that may be relevant to Ligand. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Ligand. This discussion is limited to LNHC capital stock held by Ligand as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to Ligand’s particular circumstances.
In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of LNHC capital stock are acquired or disposed of other than in exchange for shares of Channel Series A Preferred Stock in the Merger, (b) the tax consequences to holders of convertible notes or options or warrants of LNHC, or (c) the tax consequences of the ownership of shares of Channel Series A Preferred Stock following the Merger.
It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to the Merger Agreement have agreed to report the Merger as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger, and no opinion of counsel or ruling from the IRS has been or will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain such a challenge by the IRS.
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Ligand generally should not recognize any gain or loss on the exchanges of LNHC capital stock for Channel Series A Preferred Stock in the Merger. In such case, the aggregate adjusted tax basis of the Channel Series A Preferred Stock received in the Merger by Ligand should generally be equal to the adjusted tax basis of the LNHC capital stock surrendered in the Merger in exchange therefor and the holding period of the Channel Series A Preferred Stock should include the holding period of the LNHC capital stock surrendered in the Merger in exchange therefor.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including if the IRS successfully challenges the qualification of the Merger as such), then Ligand generally would recognize gain or loss on the exchange of LNHC capital stock for Channel Series A Preferred Stock in the Merger equal to the difference between (x) the fair market value of the shares of Channel Series A Preferred Stock received in exchange for the LNHC capital stock and (y) Ligand’s adjusted tax basis in the shares of LNHC capital stock surrendered. Such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if Ligand’s holding period for such shares of LNHC capital stock exceeds one year. The deductibility of capital losses is subject to limitations. Ligand would generally have an aggregate tax basis in any Channel Series A Preferred Stock received in the Merger that is equal to the fair market value of such LNHC capital stock as of the Effective Time, and the holding period of such Channel Series A Preferred Stock would begin on the day following the Merger.
Anticipated Accounting Treatment
The Merger is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of FASB ASC 805. Channel and LNHC are each expected to meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. In addition, LNHC is expected to meet the definition of a variable interest entity (“VIE”) given the entity will not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger. Finally, Channel will own 100% of the shares of LNHC following the close of the Merger and will therefore be the primary beneficiary of LNHC business. As a result, Channel will be deemed to be the accounting acquirer in the Merger, and the Merger will be accounted for as a business combination in which Channel acquires the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger will be recorded at their acquisition date fair values.
See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this information statement for additional information.
Written Consent of Holders of Channel Common Stock
As of April 16, 2025, the record date for determining stockholders of the Channel entitled to vote on the adoption of the Merger Agreement, there were 6,143,923 shares of Channel common stock outstanding. Holders of Channel common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement. In accordance with Section 78.320 of the NRS, following execution of the Merger Agreement, Channel stockholders who collectively beneficially owned or had sole voting power over 3,996,296 shares of Channel common stock, representing approximately 65.04% of the aggregate voting power of the of the total issued and outstanding Channel common stock, executed and delivered to Channel the Written Consent, approving and adopting the Transaction Agreements, the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split. As a result of the execution and delivery of the Written Consent, the holders of a majority of the aggregate voting power of the outstanding Channel common stock entitled to vote thereon have adopted and approved the Transaction Agreements, the Transactions, the Name Change Charter Amendment, the Amended and Restated 2023 Plan and the Reverse Stock Split. The delivery of the Written Consent constituted the necessary approvals of stockholders for the approval of the Transaction Agreements and the Transactions, subject to the other conditions set forth in the Transaction Agreements, the Name Change Charter Amendment and the Amended and Restated 2023 Plan. As a result, no further action by any stockholder of Channel is required under applicable law or the Transaction Agreements (or otherwise) to adopt the Transaction Agreements, approve the Transactions, approve the Name Change Charter Amendment, approve the Amended and Restated 2023 Plan or approve the Reverse Stock Split.
The NYSE American Stock Market Listing
Shares of Channel common stock are currently listed on The NYSE American under the symbol “CHRO.” Channel has agreed to cause the shares of Channel common stock issuable upon conversion of the shares of Channel Series A Preferred Stock being issued in the Merger to be approved for listing on The NYSE American at or prior to the Effective Time.
Channel intends to file a listing application for the combined company with The NYSE American. After completion of the Merger, the combined company will be renamed “Pelthos Therapeutics Inc.” and, assuming approval of the application for continued listing, the common stock of the combined company will trade on The NYSE American under the symbol “PTHS”. However, The NYSE American’s determination of the combined company’s listing status is not known as of the date of this information statement.
In addition, under the Merger Agreement, each of Channel’s and LNHC’s obligations to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of Channel common stock issuable upon conversion of the shares of Channel Series A Preferred Stock to be issued in the Merger have been approved for listing on The NYSE American, subject to official notice of issuance, as of the closing of the Merger.
Appraisal Rights and Dissenters’ Rights
Holders of Channel common stock are not entitled to dissenter’s or appraisal rights under Nevada law in connection with the Merger. The sole stockholder of LNHC, Ligand, has provided its written consent in connection with the Merger and irrevocably waived all applicable appraisal rights and the right to receive notice thereof provided by Section 262 of the DGCL.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this information statement as Annex A and is incorporated by reference into this information statement. The Merger Agreement has been attached to this information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Channel, Merger Sub, Ligand or LNHC. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Channel and Merger Sub, on the one hand, and Ligand and LNHC, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Channel and LNHC do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Channel or LNHC, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Channel, Merger Sub, Ligand and LNHC and are modified by the disclosure schedules.
Structure
Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the Merger, Merger Sub, a wholly-owned subsidiary of Channel formed by Channel in connection with the Merger, will merge with and into LNHC, with LNHC surviving the Merger as a wholly owned subsidiary of Channel.
Completion and Effectiveness of the Merger
The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including the approval by the stockholders of Channel and Ligand, and in any event, no later than two business days thereafter. Channel and LNHC are working to complete the Merger as quickly as practicable and expect that the Merger will be completed in the mid-2025; however, Channel and LNHC cannot predict the completion of the Merger or the exact timing of the completion of the Merger because it is subject to various conditions.
Treatment of Channel Common Stock and Channel Equity Awards
Each share of Channel common stock that is issued and outstanding immediately prior to the closing of the Merger will remain issued and outstanding and will be unaffected by the Merger. Each option to purchase Channel common stock, whether vested or unvested, and each Channel restricted stock unit award, that is outstanding immediately prior to the closing of the Merger will remain issued and outstanding and will be unaffected by the Merger.
Directors and Officers of Channel Following the Merger
Pursuant to the Merger Agreement, each of the directors and officers of Channel who will not continue as directors or officers of the combined company following the consummation of the Merger will resign effective as of the Effective Time. Effective as of the Effective Time, the combined company board of directors will consist of a total of seven directors: (i) four of whom will be designated by LNHC, namely Peter Greenleaf, Matthew Pauls, Todd Davis and Richard Baxter, (ii) one of whom is the intended Chief Executive Officer of the surviving corporation, namely Scott Plesha (iii) one of whom will be designated by Channel, namely Dr. Richard Malamut, and one of whom will be designated by Nomis Bay, namely Ezra Friedberg. In addition, upon the Effective Time, Scott Plesha will serve as President and Chief Executive Officer and Francis Knuettel II will serve as Chief Financial Officer of the combined company.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of Channel and Merger Sub, and Ligand for a transaction of this type relating to, among other things:
•	corporate organization, standing and power, and similar corporate matters;
•	capitalization;
•	subsidiaries;
•	authority to enter into the Merger Agreement and the related agreements and the absence of certain conflicts;
•	financial statements and, with respect to Channel, documents filed with the SEC and the accuracy of information contained in those documents;
•	liabilities;
•	material changes or events;
•	tax matters;
•	real property and leaseholds;
•	intellectual property;
•	contracts;
•	litigation;
•	environmental matters;
•	employee benefit plans;
•	compliance with laws;
•	permits and regulatory matters;
•	employee matters;
•	insurance;
•	brokers, fees and expenses;
•	certain transactions or relationships with affiliates;
•	internal controls and procedures;
•	books and records;
•	privacy and data protection;
•	with respect to Channel, the Fairness Opinion of M&N Sarchet;
•	with respect to Channel, matters related to the valid issuance in the Merger of Channel common stock;
•	with respect to Channel, matters related to Section 203 of the DGCL and NRS 78.411 through 78.444;
•	with respect to Channel, the operations of Merger Sub;
•	with respect to Channel, matters related to shell company status under the Securities Act; and
•	with respect to LNHC, ownership of Channel common stock.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Channel, Merger Sub and LNHC to complete the Merger.

Covenants; Conduct of Business Pending the Merger
Channel has agreed that, except as permitted by the Merger Agreement or unless LNHC has provided written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable law or as required in connection with the PIPE Financing, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Channel and its subsidiaries will use commercially reasonably efforts to, act and carry on its business in the ordinary course of business and to preserve intact the Channel’s present business organization, goodwill and relations with material customers and suppliers. Channel has also agreed that, except as permitted by the Merger Agreement or unless LNHC has provided written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable law or as required in connection with the PIPE Financing, it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:
•
(i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Channel or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•
issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issues of the shares of Channel Series A Preferred Stock pursuant to the PIPE Financing, upon the exercise of Channel stock options or Channel warrants of conversion of Channel preferred stock, in each case, outstanding on the date of the Merger Agreement in accordance with their present terms (including cashless exercises), or other than (i) any issuance made pursuant to that certain CEF Common Stock Purchase Agreement, and any transaction contemplated thereby, including the issuance and sale of shares thereunder, up to a maximum of $1,000,000 in total proceeds from such issuances in the aggregate and (ii) any issuance made in connection with the conversion of that certain Convertible Note, dated as of July 24, 2024, into Channel common stock in accordance with its terms;

•
except as required to give effect to anything in contemplation of the closing of the Merger, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

•
acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Channel and its subsidiaries, taken as a whole;

•	sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Channel or any of its subsidiaries;
•	subject to certain exceptions, enter into any material transaction other than in the ordinary course of business;
•	license any material intellectual property rights to or from any third party;
•
(i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person in excess of $100,000 in the aggregate, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Channel or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Channel in the ordinary course of business) or capital contributions to, or investment in, any other person, other than

Channel or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Channel or its subsidiaries against fluctuations in commodities prices or exchange rates;
•	create or otherwise incur any encumbrance on any material asset of Channel or its subsidiaries, subject to certain exceptions;
•	incur, pay or otherwise agree to bear any transaction expenses in excess of $3,000,000;
•	forgive any loans to any person, including its employees, officers, directors or affiliates;
•
enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Channel lease;

•
make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $100,000 in the aggregate (other than any expenditures in the ordinary course of business);

•
make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•
subject to certain exceptions, (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Channel or any of its subsidiaries is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Channel or any of its subsidiaries);

•
subject to certain exceptions, (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Channel or any of its subsidiaries or (ii) license any material intellectual property rights to or from any third party;

•
except as required to comply with the terms of any Channel employee plan as in effect on the date of the Merger Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any Channel employee plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Channel employee plan had it been in effect on the date of the Merger Agreement) or any collective bargaining agreement, (ii) increase or alter the compensation (including any compensation opportunities) or benefits of, or pay or grant any bonus or bonus opportunity or severance, change in control, retention, transaction or other similar compensation or benefits, to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of the Merger Agreement under any Channel employee plan, (v) grant any awards under any Channel employee plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Channel employee plan had it been in effect on the date of the Merger Agreement), (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Channel employee plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Channel employee plan had it been in effect on the date of the Merger Agreement), (vii) hire, promote or engage, or terminate (other than for cause), any employee or other individual service provider, or (viii) waive or release any noncompetition, nonsolicitation, confidentiality, assignment of intellectual property or other restrictive covenant obligation of any current or former employee or other individual service provider of Channel or any of its subsidiaries;

•
make, change or revoke any material tax election (other than elections made in the ordinary course of business), change an annual accounting period in respect of material taxes, enter into any closing agreement in respect of material taxes, waive or extend any statute of limitations with respect to material taxes (other than any automatic extension granted in the ordinary course of business and consistent with past custom and practice of Channel), settle or compromise any material tax liability, claim or assessment, knowingly surrender any right to claim a refund of material taxes, or amend any income or other material tax return;

•	commence any offering of shares of Channel common stock or Channel preferred stock, including pursuant to any employee stock purchase plan;
•	subject to certain exceptions, initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under the Merger Agreement);
•	fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of the Merger Agreement;
•	open or close any facility or office;
•	delay or fail to pay accounts payable and other obligations when due; or
•
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, make any representation or warranty of Channel in the Merger Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to obligations of the parties to effect the Merger.

LNHC has agreed that, except as permitted by the Merger Agreement or as consented to in writing by Channel (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable law or as required in connection with the PIPE Financing, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, LNHC will use commercially reasonable efforts to, act and carry on its business in the ordinary course of business and to preserve intact LNHC’s present business organizations, goodwill and present relations with material customers and suppliers. LNHC has also agreed that, except as permitted by the Merger Agreement or unless Channel has provided written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable law or as required in connection with the PIPE Financing, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:
•
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of LNHC; or (iii) subject to certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•
issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•
except as required to give effect to anything in contemplation of the closing of the Merger, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

•
acquire, (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to LNHC and its subsidiaries, taken as a whole;

•	except in the ordinary course of business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to LNHC;
•	enter into any material transaction other than in the ordinary course of business;
•	license any material intellectual property to or from any third party;
•	initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under the Merger Agreement);

•
(i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person in excess of $100,000 in the aggregate, (ii) issue, sell, or amend any debt securities or warrants or other rights to acquire any debt securities of LNHC, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of LNHC in the ordinary course of business) or capital contributions to, or investment in, any other person;

•	create or otherwise incur any encumbrance on any material asset of LNHC or any of its subsidiaries, subject to exceptions;
•	incur, pay or otherwise agree to bear any transaction expenses in excess of $5,000,000;
•	forgive any loans to any person, including its employees, officers, directors or affiliate;
•
enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend or modify any agreement that terminated any LNHC lease;

•
except in the ordinary course of business, make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenses in excess of $1,000,000 in the aggregate;

•
make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying or method of calculating, any bad debt, contingency or other reserve;

•
except for terminations as a result of the expiration of any contract that expires in accordance with its terms, (i) modify or amend in any material respect, or terminate, any material contact or agreement to which LNHC or any of its subsidiaries is a party or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of LNHC’s subsidiaries);

•	delay or fail to pay accounts payable and other obligations when due;
•
(i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by LNHC or any of its subsidiaries or (ii) license any intellectual property rights to or from any third party;

•	open or close any facility or office;
•
make, change or revoke any material tax election (other than elections made in the ordinary course of business), change an annual accounting period in respect of material taxes, enter into any closing agreement in respect of material taxes, waive or extend any statute of limitations with respect to material taxes (other than any automatic extension granted in the ordinary course of business and consistent with past custom and practice of LNHC), settle or compromise any material tax liability, claim or assessment, knowingly surrender any right to claim a refund of material taxes, or amend any income or other material tax return; or

•
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of LNHC in the Merger Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions to obligations of the parties to effect the Merger.

Non-Solicitation
Each of Channel and LNHC have agreed that, except as described below, Channel and LNHC and any of their respective subsidiaries will not, and each party will cause their respective directors, officers, employees and consultants not to, and will instruct their respective attorneys and financial advisors not to, directly or indirectly: or
•
solicit, seek, encourage, induce or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry;

•
enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or Acquisition Inquiry, or furnish to any person any non-public information or afford any person other than Channel or LNHC, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
•
take any action to make the provisions of any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or

•	publicly propose to do any of the foregoing.
An “Acquisition Inquiry” means, with respect to LNHC or Channel, as applicable, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by LNHC, on the one hand, or Channel, on the other hand, to the party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the PIPE Financing.
An “Acquisition Proposal” means, with respect to Channel or LNHC, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries, other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party, (b) any proposal for the issuance by such party of 15% or more of its equity securities, or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement; provided, however, that no inquiry, proposal, or offer received pursuant to the terms of or in connection with the PIPE Financing shall be an Acquisition Proposal.
Notwithstanding the restrictions described above or anything to the contrary set forth in the Merger Agreement, subject to compliance with the terms of the Merger Agreement, before the earliest to occur of: the Effective Time, the applicable party obtaining the approval of its respective stockholders required to consummate the Merger, or the termination of the Merger Agreement, each of Channel and LNHC, and their respective representatives may (A) furnish non-public information with respect to Channel and its subsidiaries or LNHC, as the case may be, to any Qualified Person (and the representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposal) with any Qualified Person (and the representatives of such Qualified Person) regarding any bona fide, unsolicited written Acquisition Proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitute a Superior Proposal (and is not withdrawn), provided:
•
that such party receives from the Qualified Person an executed confidentiality agreement containing terms not less restrictive than those contained in the confidentiality agreement between Channel and LNHC;

•	that such party has not materially breached the non-solicitation provisions of the Merger Agreement; and
•
that such party’s board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law.

“Qualified Person” means any person making a bona fide, unsolicited written Acquisition Proposal that the Channel Board or the LNHC Board, as the case may be, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Channel or LNHC, as the case may be, of its obligations under Merger Agreement.
A “Superior Proposal” means, with respect to Channel or LNHC, any bona fide, unsolicited written Acquisition Proposal (replacing all references in such definition to 15% with 50%), (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by the Merger Agreement, after consultation with its financial and outside legal advisors, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of the Merger Agreement, which offer is not revocable for at least four business days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated by the Merger Agreement).
The Merger Agreement also provides that each party will as promptly as reasonably practicable, and in any event, no later than one day after receipt, advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or any material change or proposed material change to that Acquisition Proposal. Such party in receipt of an Acquisition Proposal must provide the other party with written notice of the first decision by its board of directors to consider any Acquisition Proposal, to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person.
Board Recommendation Change
Under the Merger Agreement, subject to certain exceptions described below, Channel agreed that its board of directors (and any committee thereof) may not take any of the following actions, each of which are referred to in this information statement as a Channel board of directors recommendation change:
•
fail to include its recommendation to Channel stockholders in connection with the solicitation of their approval of the share issuance and the amendment to Channel’s articles of incorporation to change the name of Channel to “Pelthos Therapeutics Inc.” or withdraw or modify such recommendation in a manner adverse to LNHC;

•
withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation of the Channel board of directors with respect to the share issuance or the amendment to Channel’s articles of incorporation to increase the number of authorized shares of Channel common stock and the amendment to Channel’s articles of incorporation to change the name of Channel to “Pelthos Therapeutics Inc.”;

•
after the receipt by Channel of an Acquisition Proposal and LNHC’s subsequent request in writing that the Channel board of directors reconfirm its recommendation to Channel stockholders to solicit their approval of the required Channel stockholder approvals, fail to reconfirm its recommendation within ten business days after its receipt of LNHC’s request;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or
•	propose publicly to approve, endorse, adopt or recommend, or approve, endorse, adopt or recommend any Acquisition Proposal.
However, notwithstanding the foregoing, at any time prior to the Effective Time, with respect to a Superior Proposal, the Channel board of directors may make a Channel board of directors recommendation change if:
•
the Channel board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make a Channel board of directors recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
Channel has provided at least four business days’ prior written notice to LNHC that it intends to effect a Channel board of directors recommendation change and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal, including the identity of the person making such Superior Proposal;

•	Channel has complied in all material respects with the non-solicitation provisions of the Merger Agreement in connection with any potential Superior Proposal;
•
Channel has, and has caused its financial advisors and outside legal counsel to, during the applicable four business days period, negotiate with LNHC in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal cases to constitute a Superior Proposal (to the extent LNHC desires to negotiate); and

•
if after LNHC has delivered to Channel a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during the applicable four business day notice period, the Channel board of directors has determined in good faith, after consultation with outside legal counsel and after considering the terms of such offer by LNHC, that the failure to effect a Channel board of directors recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.
Under the Merger Agreement, subject to certain exceptions described below, LNHC agreed that its board of directors may not take any of the following actions, each of which are referred to in this information statement as an LNHC board of directors recommendation change:
•	withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation of the LNHC board of directors with respect to the Merger;
•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or
•	propose publicly to approve, endorse, adopt or recommend, or approve, endorse, adopt, or recommend any Acquisition Proposal.
However, notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, at any time prior to the approval of the Merger by the necessary consent of Ligand, with respect to a Superior Proposal, the LNHC board of directors may make a LNHC board of directors recommendation change if, but only if:
•
the LNHC board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make an LNHC board of directors recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
LNHC has provided at least four business days’ prior written notice to Channel that it intends to effect a LNHC board of directors recommendation change and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal, including the identity of the person making such Superior Proposal;

•	LNHC has complied in all material respects with the non-solicitation provisions of the Merger Agreement in connection with any potential Superior Proposal;
•
LNHC has, and has caused its financial advisors and outside legal counsel to, during the applicable four business days period, negotiate with Channel in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal cases to constitute a Superior Proposal (to the extent Channel desires to negotiate); and

•
if after Channel has delivered to LNHC a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during the applicable four business day notice period, the LNHC board of directors has determined in good faith, after consultation with outside legal counsel and after considering the terms of such offer by Channel, that the failure to effect a LNHC board of directors recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Written Consent of Channel Stockholders and Written Consent of Ligand
Channel is obligated under the Merger Agreement, in lieu of calling a meeting of the holders of Channel common stock for the purpose of considering and voting to approve the Merger, to solicit and obtain the consent of the Channel stockholders by the Written Consent promptly, and in any event, no later than one business day after the execution of the Merger Agreement. The Written Consent was delivered to LNHC on April 16, 2025.
On April 16, 2025, LNHC solicited and obtained the consent of Ligand for purposes of (i) evidencing the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated therein, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto or incorporated by reference therein, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of the LNHC capital stock under Section 262 of the DGCL.

Indemnification and Insurance for Directors and Officers
Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Channel and the surviving corporation in the Merger have agreed to indemnify and hold harmless each person who was at the time of the execution of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Channel or LNHC or any of their respective subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified person is or was an officer, director, employee or agent of Channel or of LNHC or any of their respective subsidiaries or while a director or officer of LNHC, Channel or any of their respective subsidiaries, is or was serving at the request of LNHC, Channel or any of their respective subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate or articles of incorporation and bylaws. Each indemnified person will be entitled to advancement of expenses (including reasonable and documented attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Channel or combined company following receipt by Channel or the combined company from the indemnified persons of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the NRS, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the combined company will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate or articles of incorporation and bylaws of LNHC and Channel immediately prior to the Effective Time.
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the combined company will contain provisions at least as favorable as the provisions relating to indemnification, advancement of expenses and elimination of liability for monetary damages as those set forth in the certificate or articles of incorporation and bylaws of Channel and LNHC immediately prior to the Effective Time.
Prior to the Effective Time, each of Channel and LNHC, as applicable, will determine in good faith to either (i) continue to maintain in effect for six years after the Effective Time, Channel’s and LNHC’s directors’ and officers’ insurance policies and fiduciary liability insurance policies, as applicable, in place as of the date of the Merger Agreement or (ii) purchase a six year “D&O tail policy” for the non-cancellable extension of the of the directors’ and officers’ liability coverage of each of Channel’s and LNHC’s directors’ and officers’ insurance policies, as applicable, for a claims reporting or discovery period of at least six years from the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the applicable existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Channel or LNHC, as applicable, by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the Merger).
Additional Agreements
Each of Channel and LNHC has agreed to use reasonable best efforts to:
•
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable;

•
as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Channel or LNHC or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•
as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger required under (a) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (b) any other applicable laws;

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement;
•
give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated thereby, (ii) disclosed or required to be disclosed in the LNHC disclosure schedule or the Channel disclosure schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a material adverse effect on LNHC or a material adverse effect on Channel, as the case may be, from occurring prior to or after the Effective Time. Notwithstanding the foregoing, upon request of LNHC, Channel will provide a guaranty of any LNHC leases requested by a lessor thereunder to the extent such guaranty is conditioned on the occurrence of the closing of the Merger and effective at or after the Effective Time; and

•
Subject to the terms hereof, Channel and LNHC shall, and shall cause their respective subsidiaries to negotiate in good faith and agree on (i) the final form of ZELSUVMI Royalty Agreement between LNHC and Nomis Bay, (ii) the final form of a CHRO Ligand Legacy Product Royalty Agreement between Channel and Ligand, (iii) the final form of a CHRO Nomis Bay Legacy Product Royalty Agreement between Channel and Nomis Bay, and (iv) the final form of a CHRO Management Legacy Product Royalty Agreement between Channel and those other persons signatory thereto, in each case in substantially the form attached to the Purchase Agreement with such modifications as Channel, LNHC and the other parties thereto may mutually agree, in order to satisfy the conditions to consummation of the PIPE Financing as set forth in the Purchase Agreement.

Pursuant to the Merger Agreement, Channel and LNHC have further agreed that:
•
Channel will use its commercially reasonable efforts, and shall take all reasonably necessary actions, to continue the listing of Channel common stock on The NYSE American during the term of the Merger Agreement (through and until the Effective Time) and to cause the shares of Channel common stock being issued in the Merger to be approved for listing, subject to official notice of issuance, on The NYSE American at or prior to the Effective Time; and

•
LNHC will cooperate with Channel with respect to the listing application for the Channel common stock and promptly furnish to Channel all information concerning LNHC and its officers, directors and equityholders and such other matters that may be required or reasonably requested in connection with The NYSE American listing.

Conditions to the Completion of the Merger
The following contains a description of the material conditions to the completion of the Merger. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties (to the extent permitted by law), at or prior to the closing, of various conditions, which include the following:
•
the adoption of the Merger Agreement having been approved by means of written consents by the requisite consent of Ligand under applicable law and LNHC’s certificate of incorporation. The share issuance and the amendment to Channel’s articles of incorporation to change the name of Channel to “Pelthos Therapeutics Inc.” having been approved and ratified, respectively, by means of the Written Consent by the requisite consent of the Channel stockholders under applicable law and stock market regulations;

•
20 calendar days shall have elapsed following the commencement of mailing of this information statement to Channel’s stockholders; provided, that, to the extent any rules and regulations of the SEC applicable to the information statement require a longer period than 20 calendar days, then this condition will only be satisfied upon the expiration of such longer period;

•
no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•
the approval of the listing of the additional shares of Channel common stock on The NYSE American having been obtained and the shares of Channel common stock issuable upon conversion of the Channel Series A Preferred Stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing, subject to official notice of issuance, on The NYSE American; and

•	the PIPE Financing having been consummated or being consummated immediately prior to the closing of the Merger in accordance with the terms of the Purchase Agreement.
Notwithstanding the foregoing, certain closing conditions may not be waived due to applicable law or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals; this information statement; and the absence of any order or injunction that has the effect of prohibiting the consummation of the Merger.
In addition, the obligation of Channel and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions, any of which may be waived exclusively by Channel and Merger Sub:
•
the representations and warranties of Ligand regarding certain matters related to LNHC’s corporate organization and power, and similar corporate matters, capitalization, authority to enter into the Merger Agreement, the related agreements and lack of certain conflicts, and material changes or events, brokers related matters and certain business relationships with affiliates must be true and correct in all but de minimis respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the remaining representations and warranties of LNHC in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on LNHC (without giving effect to any references therein to materiality qualifications);

•	LNHC must have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date of the Merger;
•	no material adverse effect on LNHC having occurred since the date of the Merger Agreement and be continuing;
•	Channel must have received an officers’ certificate duly executed by LNHC’s chief executive officer to the effect that certain closing conditions have been satisfied; and
•
LNHC must have obtained certain specified consents and approvals of third parties, and any other consents or approvals of third parties (other than a governmental entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect on LNHC.

In addition, the obligation of LNHC to complete the Merger is further subject to the satisfaction or waiver of the following conditions, any of which may be waived exclusively by LNHC:
•
the representations and warranties regarding certain matters related to corporate organization and power, and similar corporate matters, capitalization, authority to enter into the Merger Agreement, the related agreements and lack of certain conflicts, and material changes or events, brokers and related matters and certain business relationships with affiliates must be true and correct in all but de minimis respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the remaining representations and warranties of Channel and Merger Sub in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Channel (without giving effect to any references therein to materiality or material adverse effect qualifications);
•	Channel and Merger Sub each must have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date of the Merger;
•	no material adverse effect on Channel shall have occurred since the date of the Merger Agreement and be continuing;
•
LNHC must have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Channel and its subsidiaries, other than the resignation from the individual designated a director to the Channel board of directors by Channel pursuant to the Merger Agreement;

•
Channel must have obtained certain specified consents and approvals of third parties, and any other consents or approvals of third parties (other than a governmental entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect on Channel; and

•	LNHC must have received an officers’ certificate duly executed by Channel’s chief executive officer to the effect that certain closing conditions have been satisfied.
With respect to LNHC, a “material adverse effect” for purposes of the Merger Agreement means any change, effect, event, circumstance or development (an “Effect”), that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a material adverse effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of LNHC or any of its subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, will be deemed to be a material adverse effect with respect to LNHC or be taken into account for purposes of determining whether a material adverse effect with respect to LNHC has occurred or is reasonably likely to occur:
•
changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on LNHC relative to the other participants in the industry or industries in which LNHC operates);

•
changes or events after the date of the Merger Agreement affecting the industry or industries in which LNHC operates generally (except to the extent those changes or events have a disproportionate effect on LNHC relative to the other participants in the industry or industries in which LNHC operates);

•
changes after the date of the Merger Agreement in GAAP or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on LNHC relative to the other participants in the industry or industries in which LNHC operates);

•
changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity (except to the extent those changes have a disproportionate effect on LNHC relative to the other participants in the industry or industries in which LNHC operates);

•
any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on LNHC relative to the other participants in the industry or industries in which LNHC operates);

•
the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by the Merger Agreement;

•
any failure by LNHC to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from the definition of material adverse effect);

•	the taking of any action, or the failure to take any action, by LNHC that is expressly required under the terms of the Merger Agreement; or
•	any equityholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.
With respect to Channel, a “material adverse effect” for purposes of the Merger Agreement means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a material adverse effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Channel and its subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, will be deemed to be a material adverse effect with respect to Channel or be taken into account for purposes of determining whether a material adverse effect with respect to Channel has occurred or is reasonably likely to occur:
•
changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Channel and its subsidiaries relative to the other participants in their industries);

•
changes or events after the date of the Merger Agreement affecting the industry or industries in which Channel and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Channel and its subsidiaries relative to the other participants in the industry or industries in which Channel and its subsidiaries operate);

•
changes after the date of the Merger Agreement in GAAP or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Channel and its subsidiaries relative to the other participants in the industry or industries in which Channel and its subsidiaries operate);

•
changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity (except to the extent those changes have a disproportionate effect on Channel and its subsidiaries relative to the other participants in the industry or industries in which Channel and its subsidiaries operate);

•
any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Channel and its subsidiaries relative to the other participants in the industry or industries in which Channel and its subsidiaries operate);

•
a change in the public trading price of Channel common stock or the implications thereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur);

•
the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by the Merger Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by the Merger Agreement;

•	any failure by Channel or any of its subsidiaries to meet any public estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period;
•	any failure by Channel or any of its subsidiaries to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;
•	the taking of any action, or the failure to take any action, by LNHC that is expressly required under the terms of the Merger Agreement;
•
any changes in or affecting research and development, preclinical studies, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable governmental entity) conducted by or on behalf of Channel or any of its subsidiaries or licensees in respect of its products or product candidates;

•
regulatory approval of, or regulatory action or announcement with respect to, any products, or product candidates, of a third party that are similar to, or expected to compete against, any of Channel’s or any of its subsidiaries’ product candidates, including product candidates licensed out to the third parties;

•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; or
•	other specified matters therein.
Termination
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the Effective Time, whether before or (subject to the terms of the Merger Agreement) after the required stockholder approvals to complete the Merger have been obtained, as set forth below:
(a)	by mutual written consent of Channel and LNHC;
(b)
by either Channel or LNHC, if the Merger has not been consummated by October 31, 2025; provided, that the right to terminate the Merger Agreement on or after such date will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of the failure of the Merger to occur on or before October 31, 2025;

(c)
by either Channel or LNHC, if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action that permanently restrains, enjoins or otherwise prohibits the Merger; provided, that this right to terminate the Merger Agreement will not be available to any party if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party, or any affiliate of such party, to perform in any material respect any covenant in the Merger Agreement required to be performed by such party, or any affiliate of such party, at or prior to the Effective Time;

(d)
by LNHC, if the required Channel stockholder approvals are not obtained by delivery of the Written Consent on or prior to 5:00 p.m. New York City Time, on the date that is two business days after the execution of the Merger Agreement;

(e)	by Channel, at any time prior to the receipt of the approval by Ligand of the adoption of the Merger Agreement, if any of the following circumstances shall occur:
•	The LNHC board of directors has effected an LNHC board of directors recommendation change; or
•	LNHC has materially breached certain of its non-solicitation obligations under the Merger Agreement or the obligation to deliver the required stockholder approval under the Merger Agreement;
(f)	by LNHC, at any time prior to the receipt of the required Channel stockholder approvals, if any of the following circumstances shall occur:
•	The Channel board of directors has effected a Channel board of directors recommendation change; or
•	Channel has materially breached certain of its non-solicitation obligations under the Merger Agreement or the obligation to deliver the required stockholder approval under the Merger Agreement;
(g)
by Channel, if LNHC has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that certain conditions to the closing of the Merger would not be satisfied; provided that Channel is not then in material breach of any representation, warranty, or covenant under the Merger Agreement; provided, further, if such breach or failure to perform is curable by LNHC, then the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or failure until the expiration of a 30-day period commencing upon delivery of written notice of such breach or failure from Channel to LNHC (it being understood that the Merger Agreement will not terminate as a result of such particular breach or failure if such breach or failure by LNHC is cured prior to such termination becoming effective);

(h)
by LNHC, if Channel has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that certain conditions to the closing of the Merger would not be satisfied; provided that LNHC is not then in material breach of any representation, warranty, or covenant under the Merger Agreement; provided, further, if such breach or failure to perform is curable by Channel or Merger Sub, as applicable, then the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or failure until the expiration of a 30-day period commencing upon delivery of written notice of such breach or failure from LNHC to Channel (it being understood that the Merger Agreement will not terminate as a result of such particular breach or failure if such breach or failure by Channel is cured prior to such termination becoming effective); or
(i)
by Channel, if the written consent of Ligand necessary to adopt the Merger Agreement and approve the Merger and related matters has not been obtained on or prior to 5:00 p.m., New York City time, on the date that is two business days after the execution of the Merger Agreement.

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination.
Amendment
Subject to applicable law, the Merger Agreement may be amended with the approval of the respective boards of directors of LNHC and Channel at any time prior to the Effective Time (whether before or after obtaining the Channel Written Consent or the LNHC Written Consent);, except that after the Merger Agreement has been adopted and approved by Ligand or Channel stockholders, no amendment to the Merger Agreement may be made without the further approval by Ligand or Channel stockholders, as the case may be, if such further approval is required by law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Channel and LNHC.
Fees and Expenses
The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except as described above in the section titled “The Merger Agreement-Termination” beginning on page 143 of this information statement. Notwithstanding the foregoing:
(a)
LNHC and Channel will share equally (i) all fees and expenses of the Exchange Agent and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of this information statement and any amendments or supplements thereto;

(b)
if the Merger is consummated, Channel will pay all amounts due to outside legal counsel of each of Channel, LNHC and Ligand that are reasonably incurred in such outside legal counsel’s capacity as such in connection with the Merger, the PIPE Financing and the other transactions contemplated thereby, or as previously incurred in such outside legal counsel’s capacity as such in the ordinary course of business with Channel; and

(c)
Channel will pay all reasonable attorneys’ fees and other costs (including expert witness fees) incurred by Ligand, LNHC and/or Nomis Bay in connection with such person’s defense against any action, suit, proceeding, claim, arbitration or investigation before any governmental entity or before any arbitrator arising or relating to the Merger Agreement or the PIPE Financing.

AGREEMENTS RELATED TO THE MERGER
Lock-Up Agreements
Concurrently with the execution of the Purchase Agreement, each of (i) LNHC’s and Channel’s executive officers and directors, (ii) certain investors who have entered the Purchase Agreement, (iii) a certain investment company and (iv) Ligand and Nomis Bay have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Channel common stock or Channel Preferred Stock, from the closing of the Merger until December 31, 2025, subject to certain exceptions set forth in each of the applicable lock-up agreements. In addition, Ligand, Nomis Bay and a certain other PIPE Investor agreed in their lock-up agreements to certain customary standstill provisions prohibiting such PIPE Investor from, among other things: (a) offering or proposing to acquire Channel common stock or other equity securities of Channel, other than shares acquired pursuant to the Purchase Agreement; (b) making, effecting or commencing any merger or other business combination involving Channel or other extraordinary transaction with respect to Channel; (c) soliciting proxies with respect to the voting of any securities of Channel; and (d) making any public statements or having any discussion with any securityholder of Channel seeking to control, change or influence the Board, management or policies of Channel.
Ligand owned, in the aggregate, 100% of the shares of LNHC’s outstanding capital stock. The Channel stockholders who have executed lock-up agreements as of April 16, 2025 owned in the aggregate, approximately 25.8% of the shares of Channel’s outstanding common stock.
The foregoing description of the lock-up agreements does not purport to be complete and is qualified in their entirety by the full text of the forms of lock-up agreement, which are attached hereto as Annex G, Annex H and Annex I.
Securities Purchase Agreement
On April 16, 2025, the PIPE Investors entered into the Purchase Agreement with Channel, pursuant to which such PIPE Investors have agreed to subscribe for and purchase, and Channel has agreed to issue and sell to the PIPE Investors, an aggregate of approximately 50,100 of shares of Channel Series A Preferred Stock at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest payable under an outstanding convertible note issued by Channel, before paying estimated expenses. The funding of the cash Purchase Price by Ligand, Nomis Bay and one other investor will be offset by the repayment of certain bridge loans issued by such investors to LNHC. The closing of the PIPE Financing is conditioned upon all conditions to the closing of the Merger being satisfied or waived, the Merger being set to occur substantially concurrently with the PIPE Financing, entry into the Royalty Agreements, as well as certain other conditions. The Merger is conditioned upon the PIPE Financing closing immediately prior to or concurrently with the closing of the Merger as well as certain other conditions. The Purchase Agreement contains customary representations and warranties of Channel. The Purchase Agreement also contains customary representations and warranties of the investors party thereto.
Each investor’s obligation to purchase shares of Channel Series A Preferred Stock from Channel pursuant to the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, at or before the closing date of the Transactions including, but not limited to, the ones listed below. These conditions can be waived by a PIPE Investor solely as to itself:
(a)
Channel shall have duly executed and delivered to the PIPE Investors each of the transaction documents to which it is a party and Channel shall have duly executed and delivered to the PIPE Investors such aggregate number of shares of Channel Series A Preferred Stock as set forth across from such PIPE Investors’ name in column (3) of the schedule of buyers in the Purchase Agreement as being purchased by such PIPE Investor at the Effective Time;

(b)	the PIPE Investors shall have received the opinion of Sullivan & Worcester LLP, Channel’s counsel, in the form reasonably acceptable to such PIPE Investors;
(c)
Channel shall have delivered to the PIPE Investors a copy of the irrevocable transfer agent instructions, in the form reasonably acceptable to the PIPE Investors, which instructions shall have been delivered to and acknowledged in writing by the Channel’s transfer agent;

(d)
Channel shall have delivered to the PIPE Investors a certificate evidencing the formation and good standing of Channel in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the date of the closing of the Transactions;

(e)
Channel shall have delivered to the PIPE Investors a certified copy of the Articles of Incorporation and the Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) as certified by the Nevada Secretary of State within ten (10) days of the date of the closing of the Transactions;

(f)
Channel shall have delivered to the PIPE Investors a certificate, in the form acceptable to the PIPE Investors, executed by the Secretary of Channel and dated as of the date of the closing of the Transactions, as to (i) the resolutions consistent with the Purchase Agreement as adopted by the Channel’s board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation of Channel and (iii) the Bylaws of Channel, each as in effect at the closing of the Transactions;

(g)
each and every representation and warranty of Channel shall be true and correct as of the date when made and as of the closing of the Transactions as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and Channel shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by Channel at or prior to the closing of the Transactions. The PIPE Investors shall have received a certificate, duly executed by the Chief Executive Officer of Channel, dated as of the closing of the Transactions, to the foregoing effect and as to such other matters as may be reasonably requested by the PIPE Investors in the form acceptable to such PIPE Investors;

(h)
Channel shall have delivered to the PIPE Investors a letter from Channel’s transfer agent certifying the number of Channel common shares outstanding on the date immediately prior to the closing of the Transactions;

(i)
Channel’s common shares (A) shall be listed on The NYSE American and (B) shall not have been suspended, as of the closing of the Transactions, by the SEC or The NYSE American from trading on The NYSE American nor shall suspension by the SEC or The NYSE American have been threatened, as of the closing of the Transactions, either (I) in writing by the SEC or The NYSE American or (II) by falling below the minimum maintenance requirements of The NYSE American;

(j)
Channel shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the securities contemplated in the Purchase Agreement, including without limitation, those required by The NYSE American, if any;

(k)
no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Agreements;

(l)	since the date of execution of the Purchase Agreement, no event or series of events shall have occurred that reasonably would have or result in a material adverse effect;
(m)	Channel shall have obtained approval of The NYSE American to list the shares of Channel common stock underlying the Channel Series A Preferred Stock;
(n)
all conditions to the closing of the Merger shall have been satisfied or waived (other than the closing of the PIPE Financing and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction of such conditions as of the closing of the transactions contemplated by the Merger Agreement), and the closing of the Merger shall be set to occur substantially concurrently with the closing of the PIPE Financing;

(o)	each of the lock-up agreements shall be effective and in full force and effect as of the closing of the Transactions;
(p)	Channel, LNHC, Nomis Bay and Ligand shall have duly executed and delivered to the PIPE Investors the Royalty Agreements to which they are a party;
(q)	Each and every representation and warranty of LNHC in any Transaction Document shall be true and correct as of the date when made and as of the closing of the Transactions as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and LNHC shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by LNHC at or prior to the closing of the PIPE Financing;
(r)
The PIPE Investor shall have received a certificate, duly executed by the Chief Executive Officer of LNHC, dated as of the closing of the Transactions, to the foregoing effect and as to such other matters as may be reasonably requested by the PIPE Investor in the form acceptable to such PIPE Investor;

(s)
The PIPE Investor shall have received a letter on the letterhead of Channel, duly executed by the Chief Executive Officer of Channel, setting forth the wire amounts of each PIPE Investor and the wire transfer instructions of Channel;

(t)
Channel shall have delivered to the PIPE Investors the written consent of the requisite shareholders of Channel providing for the approval of the issuance of all of the securities contemplated by the Purchase Agreement, in compliance with the rules and regulations of The NYSE American;

(u)
Channel shall have received at closing of the PIPE Financing at least $50,100,000 (in cash or cancellation of bridge notes, as applicable) from the PIPE Investors that have executed the Purchase Agreement (and/or a joinder to this Agreement); and

(v)
Channel and its subsidiaries shall have delivered to the PIPE Investors such other documents, instruments or certificates relating to the transactions contemplated by the Purchase Agreement as such PIPE Investor or its counsel may reasonably request.

Channel’s obligation to sell shares of Channel Series A Preferred Stock to each PIPE Investor pursuant to the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, provided that these conditions are for Channel’s sole benefit and may be waived by Channel at any time in its sole discretion by providing each PIPE Investor with prior written notice thereof, including:
(a)	the PIPE Investors shall have executed each of the other transaction documents to which it is a party and delivered the same to Channel;
(b)
the PIPE Investors shall have delivered to Channel the Purchase Price (less, in the case of any PIPE Investor, the amounts withheld pursuant to the Purchase Agreement and/or the cancellation of bridge notes) for the Channel Series A Preferred Stock being purchased by such PIPE Investor at the closing of the Transactions by wire transfer of immediately available funds in accordance with the flow of funds letter;

(c)	The PIPE Investors shall have duly executed and delivered to Channel each of the transaction documents to which it is a party;
(d)
the representations and warranties of the PIPE Investors shall be true and correct in all material respects as of the date when made and as of the closing of the Transactions as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and such PIPE Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the PIPE Investors at or prior to the closing of the Transactions; and

(e)
all conditions to the closing of the Merger shall have been satisfied or waived (other than the closing of the PIPE Financing and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction of such conditions as of the closing of the transactions contemplated by the Merger Agreement), and the closing of the Merger shall be set to occur substantially concurrently with the closing of the PIPE Financing.

Amendment and Termination of the Securities Purchase Agreement
The Purchase Agreement may be amended only with the written consent of Channel, LNHC, Ligand, and Nomis Bay (for so long as either Ligand or Nomis Bay continues to hold any Channel Series A Preferred Stock or any Channel common stock underlying the Channel Series A Preferred Stock). The Purchase Agreement terminates upon the earlier to occur of (i) such date and time that the of the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Channel, LNHC and a PIPE Investor, (iii) if, on the date of the closing of the Transactions, any of the conditions to closing have not been satisfied as of the time required to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the PIPE Financing is not consummated or (iv) if the closing of the Transactions has not occurred on or before the Outside Date (as defined in the Merger Agreement).
Registration Rights Agreement
At the closing of the PIPE Financing, in connection with the Purchase Agreement, Channel will enter into a Registration Rights Agreement with the PIPE Investors. Pursuant to the Registration Rights Agreement, Channel will prepare and file a resale registration statement with the SEC on or prior to the later of (i) thirty (30) days following the closing of the PIPE Financing and (ii) fifteen (15) calendar days after the due date of the next periodic report required pursuant to Section 13 of the Exchange Act. Channel will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 120 calendar days of the closing of the PIPE Financing (or within 150 calendar days if the SEC reviews the registration statement), subject to acceleration under certain circumstances.
The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, attached as Annex J to this information statement and incorporated herein by reference.
Royalty Agreements
As an inducement to enter into the Purchase Agreement, at the closing of the Merger, (i) LNHC and affiliates of Nomis Bay and BPY Limited, a Bermuda exempted company (collectively, the “Royalty Purchasers”) will enter into an agreement pursuant to which the Royalty Purchasers will receive a low single digit percentage of net sales of ZELSUVMI worldwide, other than in Japan, and a low-mid single digit percentage of non-royalty sublicensing payment received by LNHC for its sublicensing of rights to ZELSUVMI; (ii) CHRO and Ligand will enter into an agreement pursuant to which Ligand will receive a low-single digit percentage of worldwide net sales of all products of LNHC and its subsidiaries other than ZELSUVMI; (iii) CHRO and the Royalty Purchasers will enter into an agreement pursuant to which the Royalty Purchasers will receive a high-mid single digit percentage of worldwide net sales of all products of LNHC and its subsidiaries other than ZELSUVMI; and (iv) CHRO and members of Channel management will enter into an agreement pursuant to which members of Channel management will receive a low single digit percentage of worldwide net sales of all products of LNHC and its subsidiaries other than ZELSUVMI. Pursuant to the Merger Agreement, before the closing of the Merger, the relevant parties described in the foregoing sentence will negotiate in good faith the final forms of the agreements necessary to effectuate the foregoing payments.

THE AMENDED AND RESTATED 2023 PLAN
General
On April 11, 2025, the Channel board of directors adopted a resolution approving the Amended and Restated 2023 Plan. On April 16, 2025, the Majority Stockholders approved the Amended and Restated 2023 Plan, which became effective as of the same date.
The purpose of the Amended and Restated 2023 Plan is to encourage key employees, directors, and consultants of Channel and its subsidiaries to continue their association with Channel by providing favorable opportunities for them to participate in the ownership of Channel and its subsidiaries and in its future growth through the granting of equity ownership opportunities and incentives based on Channel common stock that are intended to align their interests with those of Channel stockholders. The Amended and Restated 2023 Plan provides for awards of incentive and non-statutory stock options, restricted stock and restricted stock units, stock appreciation rights, performance shares and performance share units (collectively, the “Awards”).
The Amended and Restated 2023 Plan reflects amendments to the Prior Plan, which, among other things, increase the number of shares of Channel common stock that are authorized to be issued under the Prior Plan from 1,944,444 to 24,000,000.
A copy of the Amended and Restated 2023 Plan is attached as Annex D to this information statement.
Summary of the Amended and Restated 2023 Plan Provisions
The principal provisions of the Amended and Restated 2023 Plan are summarized below. This summary is qualified in its entirety by reference to the copy of the Amended and Restated 2023 Plan which is attached as Annex D and has been filed with the SEC with this information statement. To the extent the description below differs from the text of the Amended and Restated 2023 Plan, the text of the Amended and Restated 2023 Plan will control.
Share Reserve
An aggregate of 3,000,000 shares of common stock were originally authorized for issuance under the Prior Plan. In 2024, the Channel board of directors and stockholders approved an amendment to the Prior Plan, increasing the number of shares authorized for issuance to 4,000,000. Following the 9-for-1 reverse stock split, effective February 15, 2024, there were 444,444 shares underlying the Prior Plan. On October 22, 2024, the Channel board of directors and stockholders approved an amendment to the Prior Plan, increasing the number of shares authorized for issuance from 444,444 shares to 1,944,444 shares. The Amended and Restated 2023 Plan increases the number of shares of Channel common stock that are authorized for issuance from 1,944,444 to 24,000,000. Shares subject to Awards that expire, are forfeited, or are cancelled will again become available for issuance under the Amended and Restated 2023 Plan. Further, shares of Channel common stock delivered to Channel by a participant to satisfy the applicable exercise or purchase price of an award and/or to satisfy any applicable tax withholding obligation (including shares of Channel common stock retained by Channel from the award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Amended and Restated 2023 Plan.
Administration
The Amended and Restated 2023 Plan will be administered by Channel board of directors or, in its discretion, by a committee or sub-committee of the Channel board of directors, which is generally expected to the Compensation Committee of the Channel board of directors (the administrator of the plan, as applicable, the “Compensation Committee”). The Compensation Committee has complete discretion to make all decisions relating to the Amended and Restated 2023 Plan and outstanding Awards.
Eligibility
Employees, non-employee members of the Channel board of directors and other natural persons who render bona fide services (not in connection with the offer or sale of securities in a capital-raising transaction and not directly or indirectly promoting or maintaining a market for Channel’s securities) to Channel are eligible to participate in the Amended and Restated 2023 Plan.

Types of Awards
The Amended and Restated 2023 Plan provides for the following types of awards granted with respect to shares of Channel common stock:
•	incentive and nonqualified stock options to purchase shares of Channel common stock;
•	stock appreciation rights, whether settled in cash or Channel common stock;
•	direct awards or sales of shares of Channel common stock, with or without restrictions; and
•	restricted stock units.
The recipient of an award under the Amended and Restated 2023 Plan is referred to as a participant.
Options. The Compensation Committee may grant incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) under the Amended and Restated 2023 Plan. The Compensation Committee determines the number of shares of Channel common stock subject to each option, its exercise price, its duration and the manner and time of exercise; provided, however, that no option may be issued under the Amended and Restated 2023 Plan with an exercise price that is less than the fair market value of Channel common stock as of the date the option is granted, and no option issued as an ISO will have a duration that exceeds ten years. ISOs may be issued only to Channel employees or employees of its corporate subsidiaries, and in the case of a more than ten percent stockholder, must have an exercise price that is at least 110% of the fair market value of Channel common stock as of the date the option is granted, and may not have a duration of more than five years.
The Compensation Committee, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.
The exercise price of an option may be paid (i) in cash or check, (ii) by delivery of a recourse promissory note secured by Channel common stock acquired upon exercise of the option (if approved by the Compensation Committee, except that such a loan would not be available to any of Channel’s executive officers or directors), (iii) by means of a “cashless exercise” procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the optionee’s notice of exercise and confirmation by Channel that Channel will issue and deliver to the broker stock certificates for that number of shares of Channel common stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to us in cash upon receipt of stock certificates, (iv) if approved by the Compensation Committee, by delivery of shares of Channel common stock already owned by the optionee, (v) if approved by the Compensation Committee, by a “net exercise” in the case of an NSO, (vi) by other lawful consideration set forth in the applicable option agreement or approved by the Compensation Committee, or (vii) by any combination of the methods listed, if approved by the Compensation Committee.
Stock Appreciation Rights (“SARs”). The Compensation Committee may also grant SARs to participants on such terms and conditions as it may determine. SARs may be granted separately or in connection with an option. No SAR may be issued under the Amended and Restated 2023 Plan with an exercise price that is less than the Fair Market Value of Channel common stock as of the date the SAR is granted, and no SAR will have a duration that exceeds ten years. Upon the exercise of an SAR, the participant is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Channel common stock for which the SAR is exercised over the exercise price for Channel common stock under a related option or, if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the SAR.
Payment to the participant may be made in cash or other property, including Channel common stock, in accordance with the provisions of the SAR agreement.
Stock Grants. The Compensation Committee may make an award in one or more of the following forms of stock grant. Stock grants (including restricted stock units and performance units after settlement) generally will provide the participant with all of the rights of a stockholder of ours, including the right to vote and to receive payment of dividends.
Stock grant without restriction. The Compensation Committee may make a stock grant without any restrictions.
Restricted stock and RSUs. The Compensation Committee may issue shares of Channel common stock with restrictions determined by the Compensation Committee in its discretion. Restrictions could include conditions that require the participant to forfeit the shares in the event that the participant ceases to provide services to Channel or any of its affiliates thereof before a stated time. RSUs are similar to restricted stock except that no shares are actually issued to the participant on the RSU grant date. Rather, and provided all applicable restrictions are satisfied, shares of Channel common stock are generally delivered at settlement of the award. The period of restriction, the number of shares of restricted stock or the number of RSUs granted, the purchase price, if any, and such other conditions and/or restrictions as the Compensation Committee may establish will be set forth in an award agreement. Participants holding RSUs will not have voting rights or other rights as a stockholder until any shares related to the RSU are issued. After all conditions and restrictions applicable to restricted shares and/or RSUs have been satisfied or have lapsed, shares of restricted stock will become freely transferable and RSUs may be settled in cash, in shares of Channel common stock or in some combination of cash and shares of Channel common stock, as determined by the Compensation Committee and stated in the award agreement.
Performance shares and performance share units (“PSUs”). With respect to an award of performance shares and/or PSUs, the Compensation Committee will establish performance periods and performance goals. The extent to which a participant achieves their performance goals during the applicable performance period will determine the value and/or the number of performance shares and/or PSUs earned by such participant. Payment of earned performance shares and/or PSUs will be in cash, shares of Channel common stock or some combination of cash and shares of Channel common stock, as determined by the Compensation Committee and stated in the award agreement.
Substitute awards. In connection with an entity’s merger or consolidation with Channel or Channel’s acquisition of an entity’s property or stock, the Compensation Committee may grant awards in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by Channel or any subsidiary of Channel or with which Channel or any of its subsidiaries combines (“Substitute Awards”). Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate, notwithstanding limitations on awards in the Amended and Restated 2023 Plan. Substitute Awards will not count against the number of shares of Channel common stock that are authorized to be issued under the Amended and Restated 2023 Plan (nor will shares of Channel common stock subject to a Substitute Award be added to the shares of Channel common stock available for award under the plan), except that the shares of Channel common stock acquired by exercise of substitute ISOs will count against the maximum number of shares of Channel common stock that may be issued pursuant to the exercise of ISOs under the Amended and Restated 2023 Plan.
Other awards. The Compensation Committee may issue other types of equity-based or equity-related awards under the Amended and Restated 2023 Plan, on such terms and conditions as the Compensation Committee shall determine in its discretion.
Dividends; Dividend Equivalents
Participants holding restricted stock and performance shares will be entitled to receive dividends on Channel common stock, provided that participants will not be entitled to dividends with respect to unvested restricted stock and performance shares until the stock or shares vest, respectively. Dividend equivalent units may, but are not required to, be granted with respect to RSUs or PSUs and may be paid in cash, additional shares of Channel common stock or a combination on the date the shares are delivered, all as determined by the Compensation Committee and stated in the award agreement.
The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares of Channel common stock that are authorized to be issued under the Amended and Restated 2023 Plan.
Effect of certain corporate transactions
In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution on Channel common stock other than an ordinary cash dividend, the Compensation Committee shall make equitable adjustments to awards as it, in its sole discretion, deems appropriate. In the case of (1) a merger or consolidation of Channel with or into another entity pursuant to which all of Channel common stock is cancelled or converted into or exchanged for the right to receive cash, securities or other property, (2) any transfer or disposition of all of Channel common stock for cash, securities or other property pursuant to a share exchange or other transaction, (3) the sale or other disposition of all or substantially all of the Channel’s assets,(4) any liquidation or dissolution of Channel, or (5) a Change in Control of Channel (as defined in the Amended and Restated 2023 Plan), the Compensation Committee may take any of a number of actions including providing for the assumption of awards, the termination of awards (with advance notice permitting exercise), Awards to become exercisable at or prior to the event, the liquidation of awards or any combination of the foregoing.

Amendments or Termination of the Amended and Restated 2023 Plan and Awards
The Channel board of directors may at any time amend or terminate the Amended and Restated 2023 Plan; however, no amendment may adversely affect an award outstanding under the Amended and Restated 2023 Plan without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended and Restated 2023 Plan will terminate automatically ten years after the earlier of the date when the Channel board of directors adopted the Amended and Restated 2023 Plan or the date when Channel stockholder approved the Amended and Restated 2023 Plan. No awards may be granted under the Amended and Restated 2023 Plan after its termination, but awards previously granted prior to termination may remain outstanding following such termination in accordance with the Amended and Restated 2023 Plan. Further, the Compensation Committee may, without stockholder approval, amend any outstanding option or SAR to reduce its exercise price per share, or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price per share that is less than the exercise price per share of the original options or SARs.
Federal Tax Aspects
The following summary is a brief discussion of certain federal income tax consequences to U.S. taxpayers and to Channel of Awards granted under the Amended and Restated 2023 Plan. This summary is not intended to be a complete discussion of all the federal income tax consequences of the Amended and Restated 2023 Plan or of all the requirements that must be met in order to qualify for the tax treatment described below. The following summary is based upon the provisions of U.S. federal tax law in effect on the date hereof, which is subject to change (perhaps with retroactive effect) and does not constitute tax advice. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed in this summary may be applicable, recipients of Awards and persons eligible to receive Awards are encouraged to consult with their own advisors.
Tax consequences of nonqualified stock options and stock appreciation rights. In general, an employee, director or consultant will not recognize income at the time of the grant of nonqualified stock options or stock appreciation rights under the Amended and Restated 2023 Plan. When the holder exercises the stock option or stock appreciation right, he or she generally will recognize compensation income for federal income, Social Security, Medicare and Additional Medicare tax purposes equal to the excess, if any, of the fair market value (determined on the day of exercise) of the shares of Channel common stock received (or cash equivalent) over the exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount of compensation income recognized at the time of the exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option or stock appreciation right, the holder will have taxable capital gain or loss, measured by the difference between the amount realized on the sale or exchange and the tax basis of the shares. The capital gain or loss will be short-term or long-term depending on the holding period of the shares sold. If a stock appreciation right is settled in cash, the amount received will be taxed as compensation income. Channel receives no tax deduction on the grant of a nonqualified stock option, but Channel is generally entitled to a tax deduction when a holder recognizes ordinary compensation income on exercise of the option, in the same amount as the income recognized by the holder.
Tax treatment of incentive stock options. Generally, a holder incurs no federal income tax liability on either the grant or the exercise of an incentive stock option, although a holder will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of Channel common stock subject to the option over the exercise price. Provided that the Channel common stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Channel common stock will be taxed as long-term capital gain. If the Channel common stock is disposed of within a shorter period of time, the holder will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. Channel receives no tax deduction on the grant or exercise of an incentive stock option, but Channel is generally entitled to a tax deduction if the holder recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an incentive stock option, in the same amount and at the same time as the holder recognizes income.
Tax consequences of stock Awards. In general, the recipient of an Award of Channel common stock without restrictions will recognize compensation income at the time the shares of Channel common stock are awarded in an amount equal to the excess, if any, of the fair market value of the shares of Channel common stock received over the amount, if any, the recipient paid in exchange for the shares of Channel common stock. In the case of a restricted stock award (such that the shares are subject to vesting or other restrictions), the recipient generally will not recognize income until the shares of Channel common stock become vested or the restrictions otherwise lapse, at which time the recipient will recognize compensation income equal to the excess, if any, of the fair market value of the shares of Channel common stock on the date of vesting (or the date of the lapse of a restriction) less the amount, if any, that the recipient paid in exchange for the shares of Channel common stock. If the shares of Channel common stock are forfeited under the terms of the restricted stock award, the recipient will not recognize compensation income and will not be allowed an income tax deduction with respect to the forfeiture.
A recipient may file an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days of the recipient’s receipt of the restricted stock to recognize compensation income, as of the date of transfer, equal to the excess, if any, of the fair market value of the shares of Channel common stock on the date of transfer less the amount, if any, that the recipient paid in exchange for the shares of Channel common stock. If a recipient makes a Section 83(b) election, then the recipient will not otherwise be taxed in the year the vesting or restriction lapses, and, if the restricted stock award is forfeited, the recipient will not be allowed an income tax deduction for the compensation income recognized. (A loss is allowed with respect to any amount paid.) If the recipient does not make a Section 83(b) election, dividends paid to the recipient on the shares of Channel common stock prior to the date the vesting or restrictions lapse will be treated as compensation income. All such taxable amounts are generally deductible by Channel at the time and in the amount of the ordinary compensation income recognized by the holder.
The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares of Channel common stock acquired as restricted stock awards will be the amount paid for the shares plus the amount of compensation income recognized in connection with the Award.
Tax consequences of restricted stock units. A recipient of a restricted stock unit is taxed when the shares are delivered (generally at vesting), rather than the date of grant. The recipient is taxed on compensation income measured by the cash received or the difference between the amount paid (if any) and the fair market value of Channel common stock at settlement. If the recipient receives actual shares at settlement, the holding period will begin at settlement and the tax basis will be equal to the sum of the cash, if any, paid plus the amount of compensation income recognized at vesting. Dividend equivalents (if offered) will be taxed as additional compensation income at settlement. All such taxable amounts are generally deductible by Channel at the time and in the amount of the ordinary compensation income recognized by the holder.
Additional Federal Tax. A recipient may be required to pay a 3.8% Medicare tax with respect to net investment income, including dividends on and gains from the sale or other disposition of Channel common stock, to the extent that total adjusted income exceeds applicable thresholds.
Withholding and other consequences. All compensation income of a recipient with respect to an Award will be subject to appropriate federal, state and local income and employment tax withholding.
Tax effect for Channel. Channel is generally entitled to an income tax deduction in connection with an Award under the Amended and Restated 2023 Plan in an amount equal to the compensation income recognized by a recipient at the time the recipient recognizes such income, subject to the limitation on the deduction of executive compensation under Section 162(m) of the Internal Revenue Code in the case of certain executives. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers. In addition, each person covered by Section 162(m) of the Code for a particular year remains subject to the $1,000,000-limit in subsequent years, even if not included in that group for the year. It is expected that certain of Channel’s compensation arrangements may result in non-deductible compensation when the total exceeds $1,000,000. Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and the Compensation Committee reserves the right to pay nondeductible compensation when appropriate.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON RECIPIENTS OF AWARDS UNDER THE AMENDED AND RESTATED 2023 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A RECIPIENT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY STATE OR FOREIGN COUNTRY IN WHICH THE RECIPIENT MAY RESIDE. THE FOREGOING SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, TO AVOID PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.

THE NAME CHANGE CHARTER AMENDMENT
General
On April 11, 2025, the Channel board of directors adopted a resolution approving the Name Change Charter Amendment to change the name of the corporation from “Channel Therapeutics Corporation” to “Pelthos Therapeutics Inc.” upon the consummation of the Transactions. Stockholder approval of the Name Change Charter Amendment is required pursuant to Section 78.390 of the NRS, which requires stockholder approval with respect to a change in the name of the company, if the proposed amendment to the articles of incorporation consists of more than a change in the name of the company. A copy of the Name Change Charter Amendment is attached as Annex C to this information statement.
Effect of the Name Change Charter Amendment
The filing of the Name Change Charter Amendment will be subject to the consummation of the Transactions. Upon filing of the Name Change Charter Amendment with the Secretary of State of the State of Nevada, the name of Channel will change to “Pelthos Therapeutics Inc.”
Other than the approval of the Channel board of directors, stockholder approval, notification to NYSE American, the filing of the Name Change Charter Amendment with the Secretary of State of the State of Nevada, and the filing of this information statement with the SEC, there are no federal, state or other regulatory requirements or approvals that must be obtained in order for us to effect the Name Change Charter Amendment.

THE REVERSE STOCK SPLIT
The Majority Stockholders granted the Channel board of directors authority to amend the articles of incorporation to effect the Reverse Stock Split of all outstanding shares of Channel common stock by a ratio in the range of one-for-five to one-for-twenty-five, to be determined in the Channel board of director’s sole discretion, at any time after the Majority Stockholders’ approval of the Reverse Stock Split.
The exact ratio of the Reverse Stock Split will be set at a whole number within the range of one-for-five and one-for-twenty-five as determined by the Channel board of directors in its sole discretion. The Channel board of directors believes that the availability of alternative reverse stock split ratios will provide it with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for Channel and its stockholders. In determining how to implement the Reverse Stock Split, the Channel board of directors may consider, among other things, factors such as:
•	the historical trading price and trading volume of shares of Channel common stock;
•	the then-prevailing trading price and trading volume of shares of Channel common stock and the anticipated impact of the Reverse Stock Split on the trading market for shares of Channel common stock;
•	Channel’s ability to have shares of Channel common stock remain listed on The NYSE American;
•	the number of shares of Channel common stock needed to reserve for issuance upon exercise and conversion of all outstanding warrants and other convertible securities;
•	the anticipated impact of the Reverse Stock Split on the combined company’s ability to raise additional financing; and
•	prevailing general market and economic conditions.
The Reverse Stock Split will become effective upon filing of the Reverse Stock Split Charter Amendment with the Secretary of State of the State of Nevada. The Reverse Stock Split Charter Amendment filed thereby will set forth the number of shares of Channel common stock immediately prior to the Reverse Stock Split to be combined into one share of Channel common stock, within the limits set forth above. Except for adjustments that may result from the treatment of fractional shares as described below, each holder of shares of Channel common stock will hold the same percentage of outstanding shares of Channel common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.
The form of Reverse Stock Split Charter Amendment, pursuant to which the Reverse Stock Split would be effected, is attached to this information statement as Annex K. The text of the form of Reverse Stock Split Charter Amendment accompanying this information statement is, however, subject to amendment to reflect the exact ratio for the Reverse Stock Split and any changes that may be required by the office of the Secretary of State of the State of Nevada or that the Channel board of directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the Reverse Stock Split.
The Channel board of directors will retain the authority not to effect the Reverse Stock Split even though it has already obtained the approval of the Majority Stockholders.
Reverse Stock Split Effective Date
Unless the Channel board of directors determines otherwise, the Reverse Stock Split will become effective, as of 5:00 p.m. Eastern Time on the date of filing of the Reverse Stock Split Charter Amendment (the “Reverse Stock Split Effective Date”). Except as explained below with respect to fractional shares, the issued and outstanding shares of Channel common stock immediately prior to the Reverse Stock Split Effective Date will automatically be converted, as of the Reverse Stock Split Effective Date, into a lesser number of shares of Channel common stock calculated in accordance with a split ratio of between 1-for five and 1-for-twenty-five, as selected by the Channel board of directors and set forth in the certificate of amendment.
Purposes of the Reverse Stock Split
The primary purpose for the Reverse Stock Split is based on the Channel board of directors’ belief that the Reverse Stock Split will be necessary if NYSE American requires Channel to make an initial listing of shares of Channel common stock on The NYSE American pursuant to Section 341 of the NYSE American Guide, which requires a listed company to apply for an initial listing application when the company combines with an unlisted entity, resulting in a change of control of the company. The Channel board of directors believes that the Reverse Stock Split could also improve the marketability and liquidity of the Channel common stock.
Obtain initial listing on The NYSE American. Shares of Channel common stock are currently traded on The NYSE American. As described in this information statement, Channel has entered into a Merger Agreement with Merger Sub, LNHC and solely for the purposes of Article III thereof, Ligand. If The NYSE American determines that the Merger will result in a change of control of Channel under The NYSE American Rules once the Merger is consummated, pursuant to Section 341 of the NYSE American Guide, the Reverse Stock Split will be needed in order to allow Channel to pursue a listing of the Channel common stock on The NYSE American. Channel believes that the Reverse Stock Split is Channel’s best option to meet the criteria generally required to obtain an initial listing, as The NYSE American requires, among other criteria, a minimum market price of at least $3.00 per share (or, if certain other conditions are met, which may not apply to us, an initial bid price of $2.00 per share). Following an initial listing, The NYSE American also requires that a listed company maintain a bid price of at least $1.00 per share. A decrease in the number of outstanding shares of Channel common stock resulting from the Reverse Stock Split should, absent other factors, increase the per share market price of Channel common stock, although Channel cannot provide any assurance that the minimum bid price of the Channel common stock would remain over the minimum bid price requirement following the Reverse Stock Split and until such time that Channel submits its initial listing application.
Improve the marketability and liquidity of Channel common stock. Channel also believes that the increased market price of shares of Channel common stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of Channel common stock and will encourage interest and trading in Channel common stock. The Reverse Stock Split could allow a broader range of institutions to invest in Channel common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of Channel common stock. The Reverse Stock Split could also help increase analyst and broker interest in Channel common stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Channel common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of the Channel common stock may in fact be adversely affected by the Reverse Stock Split given the reduced number of shares of Channel common stock that would be outstanding after the Reverse Stock Split.
Risks of the Reverse Stock Split
Channel cannot assure you that the Reverse Stock Split will increase its stock price and have the desired effect of compliance with the Minimum Price and other NYSE American Requirements. The Channel board of directors expects that the Reverse Stock Split, if the Channel board of directors deems it necessary, will increase the market price of Channel common stock so that Channel is able to comply with the minimum price, minimum stockholders’ equity, public float and other NYSE American initial listing requirements. However, the effect of the Reverse Stock Split upon these requirements of Channel common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied.
It is possible that the per share price of Channel common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of Channel common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.
Even if Channel effects the Reverse Stock Split, the market price of Channel common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of Channel common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including Channel’s future performance. If the Reverse Stock Split is consummated and the trading price of Channel common stock declines, the percentage decline as an absolute number and as a percentage of Channel’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of Channel common stock remains in excess of $1.00 per share, Channel may be delisted due to a failure to meet other continued listing requirements, including The NYSE American requirements related to the minimum stockholders’ equity, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of public shareholders excluding shares held directly or indirectly by any officer, director, controlling shareholder or other concentrated (i.e., 10 percent or greater) affiliated or family holdings.
The Reverse Stock Split may decrease the liquidity of Channel common stock. The liquidity of Channel common stock may be harmed by the Reverse Stock Split given the reduced number of shares of Channel common stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, investors might consider the increased proportion of unissued authorized shares of Channel common stock to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Channel board of directors or render tender offers for a combination with another entity more difficult to successfully complete. The Channel board of directors does not intend for the Reverse Stock Split to have any anti-takeover effects.
Principal Effects of the Reverse Stock Split
Channel common stock. If the Reverse Stock Split is implemented, subject to the conditions set out in this information statement, Channel will file a certificate of amendment to the articles of incorporation with the Secretary of State of the State of Nevada. Except for adjustments that may result from the treatment of fractional shares as described below, the issued and outstanding shares of Channel common stock immediately prior to the Reverse Stock Split Effective Date will automatically be converted, as of the Reverse Stock Split Effective Date, into a lesser number of shares of Channel common stock based on the exchange ratio within the approved range determined by the Channel board of directors. In addition, proportional adjustments will be made to the maximum number of shares of Channel common stock issuable under, and other terms of, (i) the Amended and Restated 2023 Plan and (ii) the number of shares of Channel common stock issuable under, and the exercise prices of, Channel’s outstanding convertible and exercisable securities.
Except for adjustments that may result from the treatment of fractional shares of Channel common stock as described below, because the Reverse Stock Split would apply to all issued shares of Channel common stock, the Reverse Stock Split would not alter the relative rights and preferences of Channel’s existing stockholders nor affect any stockholder’s proportionate equity interest in Channel. For example, a holder of two percent (2%) of the voting power of Channel’s outstanding securities immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold two percent (2%) of the voting power of Channel’s outstanding securities immediately after the Reverse Stock Split. Moreover, the number of stockholders of record of shares of Channel common stock will not be affected by the Reverse Stock Split. The amendment to the articles of incorporation itself to solely effect the Reverse Stock Split would not change the number of authorized shares of Channel common stock or the par value of Channel common stock. The Reverse Stock Split will have the effect of creating additional unreserved shares of authorized Channel common stock. Although at present Channel has no current arrangements or understandings providing for the issuance of the additional shares of Channel common stock that would be made available for issuance upon effectiveness of the Reverse Stock Split (other than pursuant to the terms of the Transaction Agreements and the transactions contemplated thereby and the terms of anti-dilution features in Channel’s outstanding securities), these additional shares of Channel common stock may be used by Channel for various purposes in the future without further stockholder approval, including, among other things:
•	raising capital to fund Channel’s operations and to continue as a going concern;
•	establishing strategic relationships with other companies;
•	providing equity incentives to Channel’s employees, officers or directors; and
•	expanding Channel’s business or product lines through the acquisition of other businesses or products.

While the Reverse Stock Split will make additional shares of Channel common stock available for Channel to use in connection with the foregoing, the primary purpose of the Reverse Stock Split is to comply with The NYSE American listing requirements in the event such requirements are not satisfied.
Effect on Amended and Restated 2023 Plan, RSAs, RSUs and Convertible or Exchangeable Securities. Pursuant to the terms of the Amended and Restated 2023 Plan, the Channel board of directors or a committee thereof, as applicable, will adjust the number of shares of Channel common stock available for future grant under the Amended and Restated 2023 Plan, the number of shares of Channel common stock underlying outstanding awards (including RSAs and RSUs), and other terms of outstanding awards issued pursuant to the Amended and Restated 2023 Plan to equitably reflect the effects of the Reverse Stock Split. Based upon the Reverse Stock Split ratio determined by the Channel board of directors, proportionate adjustments are also generally required to be made to the per share exercise or conversion prices, as applicable, and the number of shares of Channel common stock issuable upon the exercise or conversion, as applicable, of outstanding convertible or exchangeable securities that may entitle the holders thereof to purchase, exchange for, or convert into, shares of Channel common stock. This would result in approximately the same aggregate price being required to be paid under such outstanding convertible or exchangeable securities upon exercise or conversion, as applicable, and approximately the same value of shares of Channel common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares of Channel common stock subject to RSAs and RSUs will be similarly adjusted, subject to Channel’s treatment of fractional shares of Channel common stock. The number of shares of Channel common stock reserved for issuance pursuant to these securities and the Amended and Restated 2023 Plan will be adjusted proportionately based upon the Reverse Stock Split ratio determined by the Channel board of directors, subject to Channel’s treatment of fractional shares of Channel common stock.
Effect on Certain Warrants. With respect to Channel’s outstanding common stock purchase warrants, dated February 21, 2024 (the “February 2024 Warrants”), the exercise price of such warrants may be adjusted upon the occurrence of any reverse stock split involving the shares of Channel common stock (including the Reverse Stock Split). The Exercise Price (as defined in the February 2024 Warrants”) shall be multiplied by a fraction of which the numerator shall be the number of shares of Channel common stock outstanding immediately before the Reverse Stock Split and of which the denominator shall be the number of shares of Channel common stock outstanding immediately after the Reverse Stock Split. The adjustment to the Exercise Price of the February 2024 Warrants will become effective immediately after the effective date of the Reverse Stock Split.
Listing. Shares of Channel common stock currently trade on The NYSE American. The Reverse Stock Split will directly affect the listing of Channel common stock on The NYSE American, and Channel believes that the Reverse Stock Split could potentially increase Channel’s stock price and facilitate compliance with The NYSE American’s initial listing requirements. Following the Reverse Stock Split, Channel intends for the Channel common stock to continue to be listed on The NYSE American under the symbol “CHRO,” subject to Channel’s ability to continue to comply with The NYSE American rules, although the Channel common stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify the Channel common stock. After completion of the Merger, the combined company will be renamed “Pelthos Therapeutics Inc.” and, assuming approval of the listing application, the common stock of the combined company will trade on The NYSE American under the symbol “PTHS”. However, The NYSE American’s determination of the combined company’s listing status is not known as of the date of this information statement.
“Public Company” Status. Shares of Channel common stock are currently registered under Sections 12(b) and 12(g) of the Exchange Act, and Channel is subject to the “public company” periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect Channel’s status as a public company or this registration under the Exchange Act. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.
Odd Lot Transactions. It is likely that some of Channel’s stockholders will own “odd-lots” of less than 100 shares of Channel common stock following the Reverse Stock Split. A purchase or sale of less than 100 shares of Channel common stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers, and generally may be more difficult than a “round lot” sale. Therefore, those stockholders who own less than 100 shares of Channel common stock following the Reverse Stock Split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of Channel common stock.

Authorized but Unissued Shares; Potential Anti-Takeover Effects. The articles of incorporation presently authorizes 200,000,000 shares of Channel common stock and 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. The Reverse Stock Split would not change the number of authorized shares of Channel common stock or the par value per share of Channel common stock, although the Reverse Stock Split would decrease the number of issued and outstanding shares of Channel common stock. Therefore, because the number of issued and outstanding shares of Channel common stock would decrease, the number of shares of Channel common stock remaining available for issuance by Channel in the future would increase.
Such additional shares of Channel common stock would be available for issuance from time to time for corporate purposes such as issuances of Channel common stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for Channel common stock. We believe that the availability of the additional shares of Channel common stock will provide Channel with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, Channel may elect to issue shares of Channel common stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares of Channel common stock for issuance under such plans, where the Channel board of directors determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under Nevada law and The NYSE American rules. If Channel issues additional shares of Channel common stock for any of these purposes, the aggregate ownership interest of Channel’s current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.
The additional shares of Channel common stock that would become available for issuance upon an effective Reverse Stock Split could also be used by Channel to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of Channel’s management, including any transaction that may be favored by a majority of Channel’s stockholders or in which Channel’s stockholders might otherwise receive a premium for their shares of Channel common stock over then-current market prices or benefit in some other manner. Although the increased proportion of authorized but unissued shares of Channel common stock to issued shares of Channel common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split is not being proposed in order to respond to a hostile takeover attempt or to an attempt to obtain control of Channel.
Fractional Shares
Channel will not issue fractional shares as a result of the Reverse Stock Split. Instead, in the event that a holder of pre-Reverse Stock Split shares of Channel common stock would have been entitled to receive fractional shares of Channel common stock as a result of the Reverse Stock Split, Channel will issue an additional share in lieu thereof to such holder.
No Dissenters’ Rights
Under Nevada law, Channel’s stockholders would not be entitled to dissenters’ rights or rights of appraisal in connection with the implementation of the Reverse Stock Split, and Channel will not independently provide Channel stockholders with any such rights.
Certain United States Federal Income Tax Consequences
The following is a summary of certain United States federal income tax consequences of the Reverse Stock Split. It does not address any state, local or foreign income or other tax consequences, which, depending upon the jurisdiction and the status of the stockholder/taxpayer, may vary from the United States federal income tax consequences. It applies to you only if you held pre-Reverse Stock Split shares of Channel common stock as capital assets for United States federal income tax purposes. This discussion does not apply to you if you are a member of a class of Channel stockholders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns shares of Channel common stock that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns shares of Channel common stock as part of a straddle or conversion transaction for tax purposes, or (h) a person whose functional currency for tax purposes is not the U.S. dollar. The discussion is based on the Code, its legislative history, existing, temporary and proposed regulations under the Code, published rulings and court decisions, all as of the date hereof. These laws, regulations and other guidance are subject to change, possibly on a retroactive basis. We have not sought and will not seek an opinion of counsel or a ruling from the IRS regarding the United States federal income tax consequences of the Reverse Stock Split.
PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.
Tax Consequences to United States Holders of Channel common stock. A United States holder, as used herein, is a stockholder who or that is, for United States federal income tax purposes: (a) a citizen or individual resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to United States holders.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Channel common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding Channel common stock are urged to consult their tax advisors regarding the U.S. tax consequences of the Reverse Stock Split.
Channel intends for the transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the remainder of the disclosure assumes it will so qualify. However, Channel has not sought and will not seek any ruling from the IRS regarding any matters relating to the transaction, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a contrary position, in which case the consequences of the transaction could be materially different from those described herein.
Provided that the Reverse Stock Split qualifies as a “reorganization,” and except for adjustments that may result from the treatment of fractional shares of Channel common stock as described above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Stock Split shares of Channel common stock for post-Reverse Stock Split shares of Channel common stock pursuant to the Reverse Stock Split. The aggregate adjusted basis of the post-Reverse Stock Split shares of Channel common stock received will be the same as the aggregate adjusted basis of the Channel common stock exchanged for such new shares. The stockholder’s holding period for the post-Reverse Stock Split shares of Channel common stock will include the period during which the stockholder held the pre-Reverse Stock Split shares of Channel common stock surrendered.
Accounting Consequences
Following the Reverse Stock Split Effective Date, if any, the net income or loss and net book value per share of Channel common stock will be increased because there will be fewer shares of Channel common stock outstanding. Channel does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.
Exchange of Stock Certificates
As of the Reverse Stock Split Effective Date, each certificate representing shares of Channel common stock outstanding before the Reverse Stock Split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Channel common stock resulting from the Reverse Stock Split. All shares of Channel common stock underlying options, warrants, preferred stock and other securities exchangeable or exercisable for or convertible into Channel common stock also automatically will be adjusted on the Reverse Stock Split Effective Date.
Our transfer agent, Nevada Agency and Transfer Company, will act as the exchange agent for purposes of exchanging stock certificates subsequent to the Reverse Stock Split. Shortly after the Reverse Stock Split Effective Date, stockholders of record will receive written instructions requesting them to complete and return a letter of transmittal and surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Certificates representing shares of Channel common stock issued in connection with the Reverse Stock Split will continue to bear the same restrictive legends, if any, that were borne by the surrendered certificates representing the shares of Channel common stock outstanding prior to the Reverse Stock Split. No new certificates will be issued until such stockholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrendered, each certificate representing shares of Channel common stock outstanding before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares of Channel common stock, based on the ratio of the Reverse Stock Split.
Any stockholder whose stock certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-Reverse Stock Split shares of Channel common stock upon compliance with the requirements that Channel and its transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.
Upon the Reverse Stock Split, Channel intends to treat stockholders holding Channel common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Channel common stock are registered in their names. Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Channel common stock in “street name.” However, such banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares in “street name” with a bank, broker or other nominee, and if you have any questions in this regard, Channel encourages you to contact your bank, broker or nominee.
YOU SHOULD NOT DESTROY YOUR STOCK CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW. YOU SHOULD SEND YOUR STOCK CERTIFICATES ONLY AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.
If any certificates for shares of Channel common stock are to be issued in a name other than that in which the certificates for shares of Channel common stock surrendered are registered, the stockholder requesting the reissuance will be required to pay to Channel any transfer taxes or establish to Channel’s satisfaction that such taxes have been paid or are not payable and, in addition, (a) the transfer must comply with all applicable federal and state securities laws, and (b) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.
Book-Entry
Channel’s registered stockholders may hold some or all of their shares of Channel common stock electronically in book-entry form with Channel’s transfer agent. These stockholders do not have stock certificates evidencing their ownership of Channel common stock. They are, however, provided with a statement reflecting the number of shares of Channel common stock registered in their accounts.
•
If you hold registered shares of Channel common stock in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of Channel common stock in registered book-entry form.

•
If you are entitled to post-Reverse Stock Split shares of Channel common stock, a transaction statement will automatically be sent to your address of record by Channel’s transfer agent as soon as practicable after the Reverse Stock Split Effective Date indicating the number of shares of Channel common stock that you hold.

Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Channel common stock and shares of securities convertible or issuable upon exercise into shares of Channel commons stock, including equity awards granted to them under the Amended and Restated 2023 Plan.

DESCRIPTION OF CHANNEL’S BUSINESS
Overview
Channel is a clinical-stage biotech company focused on developing and commercializing new therapeutics to alleviate pain. Its clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the central nervous system (“CNS”). Its goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system.
Channel has formally launched three programs developing pain treatment therapeutics, all of which are based on the same proprietary molecule, as follows:
Eye Pain: Based on a novel formulation of CC8464, its Eye Pain program, titled CT2000, is for the potential treatment of both acute and chronic eye pain. NaV1.7 channels are present on the cornea, making it a viable biological target for treating eye pain. Eye pain may occur with various conditions, including severe dry eye disease, trauma and surgery. Existing therapies for eye pain (such as steroids, topical non-steroidal anti-inflammatory agents, lubricants, local anesthetics) are limited in their effectiveness and/or limited in the duration that they may be prescribed because of safety issues. Channel intends to explore the viability of developing CT2000 as a topical agent for the relief of eye pain. A potential advantage of this approach is that topical administration of CT2000 is unlikely to lead to any hypersensitivity or skin reactions, like what was noted with systemic administration of CC8464, because the systemic absorption from a topical administration would be extremely limited. Channel has developed topical ophthalmic formulations and are pursuing trial plans as set forth below.
Current options for the treatment of ocular pain center on the use of corticosteroids and non-steroidal anti-inflammatory drug (“NSAID”) based therapeutics. These options suffer from sight-threatening complications such as Glaucoma and corneal melting, thus there is a large unmet need for other approaches. As an example of the potential patient population, Channel estimates that there are approximately 5 million cases of corneal abrasions per year in the United States. In addition, other potential indications associated with eye pain include:
•	severe dry eye,
•	side effects from photorefractive keratectomy (PRK) and pterygium surgery,
•	second eye cataract surgery,
•	neuropathic corneal pain, and
•	severe uveitis and severe iritis/scleritis.
As NaV1.7 channels are present on the cornea and is a viable biological target for treating eye pain, Channel believes that it has a sound scientific basis for its ability to treat a multitude of eye pain indications. It has successfully developed an eye drop formulation and has determined that the eye drops are well tolerated by animals.

Channel has two completed animal efficacy studies and is in the process of completing pivotal IND enabling ophthalmic toxicology studies. Channel announced the toxicology results in May 2025. The efficacy studies are as follows:
Trial One
In the first trial, rabbits were treated with capsaicin (i.e., Pepper spray) to mimic an acute ocular insult in a common, validated model for acute eye pain studies. Following the capsaicin treatment, the rabbits were treated with CT2000, which was dosed four times over a 24-hour period. Pain was measured by the number of paw wipes over 60 seconds (paw wipes are a recognized surrogate of eye pain in animal models). The results showed that CT2000 significantly reduced the number of paw wipes within 15 minutes of administration of capsaicin and that CT2000 continued to show efficacy over a 60-minute period following administration. This eye pain model was only validated for a short duration, with the results summarized in the following graph:

Trial Two
In the second trial, benzalkonium chloride (“BAC”) was instilled in mice eyes over a multiday period to create a model of dry eye disease (the study was repeated twice). BAC is a detergent that irritates the eyes and simulates dry eye disease. As with the capsaicin model summarized above, increased paw wipes over 60 seconds are a surrogate to measure ocular pain. Following the induction of dry eye using BAC, the mice were dosed with CT2000 four times per day for 7 days. CT2000 reduced the frequency of paw wipes within a single day of administration and showed cumulative efficacy over time (the analgesic effect appeared to further improve when dosed over several days). The results after 1 day of dosing CT2000 are summarized in the following graph:

Following the animal studies, if successful, Channel intends to move into proof-of-concept (“POC”) studies in humans. Channel plans to conduct the POC study in Australia to avail itself of the streamlined regulatory structure and the streamlined regulatory structure and a 43.5% tax credit for clinical expenses incurred in Australia and, on January 9, 2023, established an Australian subsidiary through which the work will be conducted. Channel is planning to conduct the POC in a clinic in Brisbane, Australia and is in the process of contracting the services to perform a trial in patients suffering from pain associated with dry-eye disease.
Depot Program: Based on several novel formulations of CC8464, Channel’s most recently launched program, titled CT3000, is for the potential treatment of post operative pain with the use of nerve blocks. Examples would include knee surgery or shoulder surgery. Existing therapies for nerve blocks lead to neuromuscular blockade which prevents movement following surgery. Doctors often want patients to move soon after surgery to avoid complications such as blood clots. A NaV1.7 inhibitor used for nerve blocks may provide good analgesia but will not lead to neuromuscular blockade that prevents movement like other local anesthetics.

Channel has successfully developed a number of formulations and in December 2024, announced that it achieved its endpoints in two pre-clinical in vivo models of Channel’s nerve block formulations for acute pain, showing material improvement over the existing standard of care, bupivacaine, in both efficacy and duration.
Channel performed a thermal hyperalgesia test in rodents with a placebo arm, bupivacaine arm and four arms of the main formulations of Channel’s molecule. Channel also performed a mechanical allodynia test in rodents with the same arms as above. For both models, the drugs were administered as a sciatic nerve block. All four of Channel’s formulations showed a depot effect in excess of four days, an improvement over bupivacaine, the current standard of care.
The results of the thermal hyperalgesia results are shown in the chart below. After thirty minutes, three of the four formulations showed materially better efficacy than bupivacaine, with each of the three being statistically superior to placebo for more than two days longer than bupivacaine. One of the formulations remained statistically superior to placebo for more than four days. Further, as NaV1.7 does not have an impact on mobility, this approach may offer a better option for post-surgical physical therapy as current nerve block therapies cause temporary paralysis in the affected area.

Placebo
Bupivacaine
Formulation 1
Formulation 2
Formulation 3
Formulation 4
Thermal hyperalgesia test (s)
14
12
10
8
6
4
2
Baseline
Day 1
Day 2
Day 3
Day 4

Similarly for the mechanical allodynia test results, three of the four formulations showed statistically better efficacy for a longer duration of time than bupivacaine. The mechanical allodynia test is shorter in duration, reflecting the subject’s innate swift recovery rate to surgical incisions. Nonetheless, the results mirrored the successful results set forth with the thermal hyperalgesia test.

Following the close of the Merger, Channel will review the timing and budget related to commencement of toxicology and CMC work and a subsequent human POC trial.

Neuropathic Pain: CC8464 is being developed to address certain types of neuropathic pain. The chemical characteristics of CC8464 restrict its entry into the CNS and limit its effect to the NaV1.7 channels in the peripheral nervous system, which consists of the nerves outside the brain and spinal cord. Activation of other channels in the CNS can result in side effects, including addiction and other centrally mediated adverse effects. Since CC8464 is designed to not penetrate the CNS it is highly unlikely to produce CNS mediated side effects including euphoria or addiction. Based on its characteristics, preclinical studies (described below) and the Phase 1 studies Channel has completed to date, Channel believes that CC8464, if approved, could become an attractive option for both patients and physicians as a treatment for moderate-to-severe pain in Erythromelalgia (“EM”) and idiopathic small fiber neuropathy (“iSFN”).
Channel conducted four Phase 1 trials with 207 patients. The results showed that CC8464 has a good overall tolerability and demonstrated no liver or renal toxicity, no central nervous system changes and no cardiovascular findings but may cause skin rashes in certain patients. The occurrence of skin rashes is not uncommon with the class of molecules to which CC8464 belongs and the rashes were successfully treated in all cases with topical steroids and/or topical antihistamines (with the exception of one patient requiring systemic steroids).
As a result of the potential for skin rashes, following discussions with the FDA, Channel will conduct a slow dose escalation study to further evaluate the incidence of rashes. By titrating the dose over several weeks, Channel anticipates that Channel will reduce or eliminate this side effect. Channel expects that the slow dose escalation study will also help determine the need for dose escalation in the final treatment regime. Even though the FDA has in the past approved drugs that listed rashes as a potential side effect, Channel does not know if CC8464 will be approved by the FDA (or any foreign authority).
When the dose escalation trial is funded, Channel will enroll approximately 20 healthy volunteers who will receive CC8464 over a period of several weeks, with the dose escalation study expected to take approximately 9-12 months in total. Channel anticipates that the slower dose escalation will decrease the likelihood of drug-related skin reactions. The primary endpoint of the dose escalation trail will be safety and tolerability of the slower dose titration; however, Channel will also be measuring blood concentrations of CC8464, which will allow it to better understand the pharmacokinetics of CC8464. Even if it is ultimately determined that Channel will need an escalation period for chronic pain treatment therapy, which patients could well take for the remainder of their lives, Channel does not believe the dose escalation approach will be consequential.
When and if Channel decides to move forward with the CC8464, Channel expects to conduct the dose escalation trial in Australia to avail itself of the streamlined regulatory structure and tax credit set forth above, utilizing its Australian subsidiary through which the work will be conducted. The location of the POC has not been determined at this time, with availability of facilities and patient population, costs, tax credits, centers of excellence in the respective fields (EM or iSFN) are all factors in the ultimate determination of the location.
In parallel with the dose escalation study, Channel expects to run a pilot efficacy study on approximately ten EM patients. In this study, Channel will induce EM flares, determine baseline pain, and then dose escalate CC8464, after which, Channel will attempt to induce flares. The primary endpoint will be the amount of pain experienced, and the secondary endpoint is a determination if CC8464 reduces the frequency of EM flares.
Channel is currently working on the development of the Phase 2a POC plan and expect to launch the Phase 2a POC study following the dose escalation study and EM pilot study, to assess the potential efficacy of CC8464 in iSFN patients. Both of iSFN and EM are orphan indications for which Channel plans to apply for orphan drug designations. The orphan indication may decrease the scope of the ultimate development program that is necessary for approval and is associated with a marketing exclusivity period from the FDA along with some tax advantages.
Though the Phase 2a POC study design has not yet been completed, the study will take approximately twelve months after it is initiated. The primary endpoint will be the amount of pain experienced from iSFN with secondary endpoints including other measurements like pain relief and neuropathy scores. The final design may change based on feedback from regulatory authorities or information learned during the dose escalation trial.
The potential population for EM in the United States is estimated to be between 5,000 and 50,000 patients and the potential population for iSFN in the United States is estimated to be between 20,000 and 80,000 patients. In both instances, Channel expects patients would potentially take its drug for the remainder of their lives, and given the lack of good therapeutic alternatives, Channel expects to have a robust, ongoing, and durable market.

The Phase 2a results will have significance beyond EM and iSFN and provide important insights about NaV1.7 as a potential target to find novel pain medications as an alternative to opioids, the continuing primary standard of care in analgesics. Channel believes that positive results from the Phase 2a study could not only act as support for CC8464’s potential in EM and iSFN but may also provide guidance of its potential for other indications of peripheral neuropathic pain.
Channel may further expand its pipeline with other internal or external compounds in the future, but all other internally discovered compounds are pre-clinical.
Benuvia Spray Formulations: In addition to its NaV1.7 programs set forth above, on December 23, 2023, Channel entered into the Benuvia License Agreement with Benuvia for a sublingual formulation of a Diclofenac spray for the treatment of acute pain, a Rizatriptan intranasal spray formulation and an Ondansetron sublingual spray formulation (collectively, the “Spray Formulations”). The Spray Formulations diversify Channel’s pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The sublingual formulation of a Diclofenac spray for the treatment of acute pain (the “Diclofenac Spray Formulation”) is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. A single Phase 1 trial of the Diclofenac Spray Formulation was completed in 24 healthy volunteers wherein a single dose of 50mg diclofenac-potassium was compared to 25 mg of Diclofenac Spray Formulation. In this trial, the blood plasma concentrations of Diclofenac rose more quickly with the Diclofenac Spray Formulation than with the diclofenac administered orally by approximately 15 minutes. This suggests that the Diclofenac Spray Formulation may have a faster onset of analgesia; however, additional trials may be needed to confirm this effect. Additionally, the initial pharmacokinetic study demonstrated that a 25mg dose of Diclofenac Spray Formulation resulted in lower systemic exposure to Diclofenac than the oral dose of 50mg diclofenac-potassium which means that an additional Phase I pharmacokinetic study exploring additional higher doses of the sublingual diclofenac spray will likely be necessary to determine the appropriate dose.
Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of migraines as a pill. By a number of clinical measures it is thought to be superior to Sumatriptan. Both Rizatriptan and Sumatriptan belong to a family of tryptamine-based medications named “triptans” that work as serotonin 1A receptor (or 5-HT1A-receptor) agonists and are indicated for the treatment of migraine. An intranasal spray formulation of Rizatriptan (the “Rizatriptan Spray Formulation”) may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea as a result of the migraine headache. According to a study that was reported in 2001, Rizatriptan has a higher bioavailability and a more rapid onset of action which may be responsible for better results in resolving migraines as well as better results in patients reporting that they are “pain free” after 2 hours. Both Sumatriptan and Rizatriptan are competitors for the same indication, though neither are widely marketed because they are generic drugs.
Ondansetron is an anti-emetic that is available in oral and intravenous form. An Ondansetron sublingual spray formulation (the “Ondansetron Spray Formulation”) may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations.
Channel currently does not have strategy and development plans for the Spray Formulations licensed from Benuvia.
Channel’s Strategy
Channel is a clinical-stage pharmaceutical company focused on non-opioid pain blockers in the NaV space. Its development programs are initially designed to address the underlying condition and mitigate the pain associated with neuropathic pain and eye pain. The key elements of its strategy to achieve its mission are:
•
Develop CT2000 for the treatment of eye pain. According to a presentation at the Association for Research in Vision and Ophthalmology, with the abstract published in the publication, Investigative Ophthalmology and Visual Science in June 2020, NaV1.7 receptor is present on the cornea and as such, is a viable biological target for treating eye pain. Channel has developed a number of topical ophthalmic formulation of CT2000 that are being evaluated for ophthalmic efficacy and toxicology in two in vivo models, which will be followed by a POC trial in patients. Channel expects the human POC trials for this ophthalmic formulation of CT2000 to start in the second quarter 2025.
•
Develop CT3000 for the treatment of post-surgical pain. Based on its pre-clinical profile, and the target validation, if approved by the FDA, Channel believes that CT3000 has the potential to become a drug for treatment of acute post operative surgical pain for knee and shoulder surgery where nerve blocks are appropriate, potentially delivering meaningful clinical benefits over the currently available standard of care.

•
Advance the development of CC8464 towards FDA approval for treating EM and iSFN. Based on its pre-clinical profile, the target validation and trends seen with other NaV1.7 blockers in clinical studies, if approved by the FDA, Channel believes that CC8464 has the potential to become a drug for treatment of EM and iSFN patients, potentially delivering meaningful clinical benefits over the currently available standard of care.

•
Leverage Channel’s differentiated research and discovery approach to expand its pipeline. Channel plans to build a pipeline of potential pain blockers acting against sodium-channels related to NaV1.7. Pain modulation is complex, and a multitude of physiological mechanisms are involved in transmitting pain signals. Other than NaV1.7, Channel believes that several related sodium channels, e.g., NaV1.8 or NaV1.9, may be involved in pain sensation. While NaV1.7 is the most validated pain receptor, Channel believes that blockers against other sodium channels may complement CC8464, CT2000 and CT3000 as its primary pain blocking candidates.

•
Build a leading, fully integrated pharmaceutical company to maximize the clinical impact and value of Channel’s pipeline and deliver value to stockholders. Channel plans to build an experienced team to rapidly advance compounds in a capital-efficient manner. Channel intends to retain the commercialization rights to its lead compounds; however, Channel may opportunistically enter into strategic collaborations in certain geographic or clinical settings to maximize the value of its pipeline.

While CT2000 and CT3000 are the focus of its efforts, Channel may also allocate future resources towards the discovery and development of other compounds that could potentially treat pain.
CC8464’s FDA Orphan Drug Designation
Channel is considering submitting a request to the FDA for Orphan Drug Designation for EM and iSFN, which could lead to approval for such designation. Orphan Drug Designation provides for a seven-year window of exclusivity and potential 25% tax credit on qualified clinical trials, as well as reduced FDA review periods and regulatory fees. Channel may apply for similar designations in additional jurisdictions, including India, Japan and Mexico, as well as additional regulatory classifications, such as FDA Breakthrough Therapy designation, that confer an advantage during development. As of the date of this information statement, Channel has not submitted an application for orphan drug designation for CC8464.
CC8464, CT2000 and CT3000 Manufacturing
Channel plans to manufacture the clinical and eventual commercial supply through Clinical Manufacturing Organizations (“CMOs”) in the U.S. and potentially other jurisdictions. Channel does not produce drug substances in house. External CMOs have produced enough CC8464 drug substance to conduct the dose escalation trial, prepare the eye pain formulation, conduct the eye pain toxicology trial and potentially, to conducts the Phase 2 proof of concept for neuropathic pain and acute and chronic eye pain.
Channel has rights to two proprietary methods to produce CC8464. Channel has not yet decided which production process Channel will use for subsequent clinical trials and eventual commercial supply, but both appear suitable for further use and optimization. Both manufacturing processes employ common methods of organic synthesis used in the production of drug substance. Channel does not intend to file patents for these processes but will keep the detailed protocols (e.g., the selected crystallization solvent or the particular salt) as trade secrets.
Channel has developed the formulation for the eye drops associated with the eye pain treatment therapy and depot injections associated with the nerve block therapy and are in the early stages of determining its manufacturing strategy. Channel expects to pursue a similar strategy to have CT2000 and CT3000 manufactured by CMOs.

Intellectual Property
Protection of Channel’s intellectual property is an important part of its business. Channel seeks patent protection in the United States and in other countries for its inventions and discoveries, and Channel develops and protects its key know-how and trade secrets relating to its platform technology and the products Channel is developing using its platform.
Channel has adopted a strategy of seeking patent protection in the United States and in other jurisdictions globally that Channel deems appropriate with respect to certain of its technologies relating to its products and process. Channel has been granted a patent in the United States directed to the composition of matter and use of its lead compound, CC8464. Channel has also obtained patents in France, Japan, India in Mexico, Israel and South Korea. Its U.S. patent for CC8464 will expire in 2035. In addition, Channel has an additional pending patent application in India.
Channel has pending patent applications for each of CT2000 ophthalmic formulation and CT3000 injectable formulations, and for the treatment of pain.
Granted U.S. Patent 9,855,234 is directed to the diclofenac spray formulation and will expire in April of 2036. The Ondansetron Spray Formulation is covered by U.S. Patent 9,566,233 and U.S. Patent 10,172,833. Both patents are composition-of-matter patents that will expire in May 2034 and August 2036, respectively. The U.S. and international patents relating to the Rizatriptan Spray Formulation have either expired or have been abandoned.
In addition to patents and licenses, Channel relies on trade secrets and know-how to develop and maintain technologies and methods that provide it a meaningful competitive advantage. However, trade secrets can be difficult to defend and maintain. Channel seeks to protect its proprietary technology and processes, and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with its employees, consultants and commercial partners.
Channel’s Competition
The biotechnology and pharmaceutical industries are highly competitive. Several pharmaceutical companies that are developing molecules that modulate NaV (including NaV1.7 and NaV1.8) activities or address pain through other methods of action and therefore have the potential to mitigate eye, post-surgical and EM and iSFN pain. These companies and new entrants may potentially compete with Channel’s products in the future with novel delivery technologies. Competition in this space will remain strong and Channel does not know if it will be successful in obtaining orphan designation from the FDA for CC8464, encounter challenges to its issued patents and continue to advance CC8464, C2000 and CT3000 through clinical development towards approval.
In connection with Channel’s IPO, Channel entered into a side letter with Chromocell Holdings, pursuant to which Chromocell Holdings agreed not to (i) directly or indirectly engage in the business of owning, licensing, developing, marketing, manufacturing, producing, selling or distributing products, technologies, therapies, or services in any way related to Channel’s business, including all patents, pre-clinical and Phase I study results and data, and trade secrets related to the CC8464 compound, transferred by Chromocell Holdings to Channel further to the that certain Contribution Agreement (the “Contribution Agreement”) with Chromocell Holdings. Pursuant to the Contribution Agreement, effective July 12, 2022, (ii) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any of Channel’s employees; provided that Chromocell Holdings shall not, directly or indirectly, prevent any of Channel’s employees from serving on the board of directors of Chromocell Holdings, and (iii) through any director or officer of Chromocell Holdings, directly or indirectly, solicit for employment or the engagement of services of any of Channel’s employees or induce or attempt to induce any of Channel’s employees to leave his or her employment with Channel, or in any way intentionally interfere with the employment relationship between any of Channel’s employees and Channel, for the purpose of employing or engaging the services of such employee or soliciting such employee to become an employee or consultant of Chromocell Holdings or any other person.
Channel’s Facilities
Channel’s office is located at 4400 Route 9 South, Suite 1000, Freehold, NJ 07728.

Employees and Human Capital Resources
As of May 23, 2025, Channel had four full-time employees and seven individual consultants on a part-time basis. None of its employees is subject to a collective bargaining agreement or represented by a trade or labor union. Channel considers its relationship with its employees to be good.
Channel’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of Channel’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.
Legal Proceedings
From time to time, Channel may be involved in legal proceedings arising in the ordinary course of its business. Channel is not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on Channel due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors.
Demand Letter from Mr. Kopfli’s Attorney
On February 14, 2024, Channel’s board of director received a demand letter from an attorney representing Chromocell Holdings and its former Chief Executive Officer and former Chief Strategy Officer, Mr. Christian Kopfli, who was released for “cause.” Mr. Kopfli alleged an improper termination for “cause” and claimed to seek monetary damages in the amount of $479,169. Of the $479,169 asserted by Mr. Kopfli, as of September 30, 2024, Channel had accrued $363,091 in compensation expenses associated with Mr. Kopfli’s prior employment with Channel. However, Channel believed the assertions made by Mr. Kopfli were without merit and commenced a lawsuit against Mr. Kopfli and Chromocell Holdings in the Supreme Court for the State of New York, County of New York on June 7, 2024 (Index No. 652917/2024, the “New York Action”), asserting causes of action against Mr. Kopfli for breach of the Employment Agreement entered into on January 10, 2023 between Channel and Mr. Kopfli, breach of fiduciary duty by Mr. Kopfli, as well as breach of contract against Chromocell Holdings. Channel also asserted a “faithless servant” claim against Mr. Kopfli, seeking a ruling that Mr. Kopfli was not entitled to compensation from Channel. Channel sought monetary damages against Mr. Kopfli and Chromocell Holdings in the New York Action, plus disgorgement of all compensation previously paid or accrued to Mr. Kopfli by Channel.
By Order dated October 3, 2024, the court in the New York Action awarded Channel a default judgment against Mr. Kopfli and Chromocell Holdings on all claims and ordered an assessment of damages against Mr. Kopfli and Chromocell Holdings (to be held at a date to be determined). As of December 31, 2024, Channel has removed the accrual of $363,091 in compensation expenses and recorded a gain on default judgement in the same amount.
Parexel Claim
On July 31, 2024, Channel received a demand letter from an attorney representing Parexel International (IRL) Limited (“Parexel”). The letter, which was addressed to both Channel and Chromocell Holdings, purports to be a notice of default of the Promissory Note between Chromocell Holdings and Parexel (the “Promissory Note”) and seeks the payment of allegedly unpaid principal in the amount of $682,551.49 plus interest exceeding $177,000. Channel denies that it is liable for any of the amounts sought by Parexel; Channel is not a party to the Promissory Note and does not believe it is liable for any amounts allegedly due thereunder. Channel intends to defend itself vigorously in the matter.
Government Regulation
The FDA and other regulatory authorities at federal, state and local levels, as well as outside the United States, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. Channel, along with its vendors, Clinical Research Organizations (“CRO”), clinical investigators, clinical trial sites and contract manufacturing organizations, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which Channel wishes to conduct studies or seek marketing approval of compounds. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.
In the United States where Channel is initially focusing its drug commercialization, Channel believes compounds, as small molecule drugs, would be regulated as new drugs rather than biologics. The FDA regulates new drug products under the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”) and its implementing regulations. New drug products are also subject to other federal, state and local statutes and regulations. If Channel fails to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, Channel may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for proposed or ongoing studies, suspension or revocation of approvals, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.
Compounds must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For new drug products regulated under the FDCA, a sponsor must submit a U.S. New Drug Application (“NDA”) to the FDA for review and approval. The NDA review and approval process may take multiple years and involves the following steps:
•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (“GLP”) requirements;
•
completion of the manufacture, under current Good Manufacturing Practices (“cGMP”) conditions of the drug substance, drug product, and labeling and packaging that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•
submission to the FDA of an Investigational New Drug Application (“IND”), which must become effective before clinical trials may begin and must be updated annually and amended when certain changes are made;

•	approval by an institutional review board (“IRB”) or independent ethics committee (“IEC”) at each clinical trial site before each trial may be initiated;
•
performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, Good Clinical Practice (“GCP”) requirements, including informed consent, financial disclosure by investigators and other clinical trial-related regulations, to establish maximum tolerable dose and efficacy of the investigational product for each proposed indication and other condition of use;

•	preparation and submission to the FDA of an NDA;
•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;
•
satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug product’s identity, strength, quality and purity;

•	satisfactory completion of FDA inspection of select clinical trial sites involved in conducting pivotal studies that generated the data in support of the NDA;
•	payment of user fees for FDA review of the NDA; and
•
FDA review and approval of the NDA, including of the proposed prescribing information and, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical Studies and Clinical Trials for Drugs
Before testing any drug in humans, compound must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess maximum tolerable dose and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements under 21 C.F.R. Part 58 and animal testing requirements under the Animal Welfare Act Amendments of 1976 (7 U.S.C. 2131 et seq.). The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.
An IND is a submission to the FDA under which a sponsor proposes to administer an investigational product to humans. An IND must become effective before the proposed clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, refuses to allow the IND to take effect until the FDA’s concerns and questions have been addressed and/or imposes a full or partial clinical hold. The FDA must notify the sponsor of the grounds for the hold, and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.
The clinical stage of development involves the administration of the compounds to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND.
Furthermore, each clinical trial must be reviewed and approved by an IRB or IEC for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB or IEC also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB or IEC, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.
A sponsor who wishes to conduct a clinical trial outside of the United States are subject to the requirements of the applicable jurisdiction and may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.
•
Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•
Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule, and to identify possible adverse side effects and safety risks.

•
Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy, and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended, with the other available evidence, to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled phase 3 trials are required by the FDA for approval of an NDA. Under certain circumstances, FDA can conclude that one adequate and well-controlled clinical investigation plus confirmatory evidence is sufficient to establish effectiveness.

Post-approval trials, sometimes referred to as phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional evidence from the treatment of study subjects in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting, or in some cases to confirm clinical benefit. In certain instances, the FDA may mandate the performance of phase 4 clinical trials as a condition of NDA approval.
Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the compound and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the compound and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the compound does not undergo unacceptable deterioration over its shelf life.
Expanded Access
Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of controlled clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. FDA regulations allow access to investigational products under an IND by the sponsor or the treating physician for treatment purposes on a case-by-case basis for the following groups: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND.
A clinical trial sponsor is not obligated under the law to provide expanded access to its investigational product. However, if a sponsor decides to make its investigational product available for expanded access, FDA reviews each request for expanded access and determines if treatment may proceed. Expanded access may be appropriate when all of the following criteria apply: the patient has a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and providing the investigational product for the requested use will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the expanded access use or otherwise compromise the potential development of the expanded access use.
In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides an additional mechanism for patients with a life-threatening condition who have exhausted approved treatments and are unable to participate in clinical trials to access certain investigational products that have completed a phase 1 clinical trial, are the subject of an active IND, and are undergoing investigation in a clinical trial that is intended to form the primary basis of a claim of effectiveness in support of FDA approval. Unlike the expanded access framework described above, the Right to Try Act does not require FDA to review or approve requests for use of the investigational product, although the law requires sponsors to report annually to the FDA on use of the pathway and require the FDA to post certain annual summaries. There is no obligation for a sponsor to make its investigational products available to eligible patients under the Right to Try Act.
Under the 21st Century Cures Act, the manufacturer or distributor of one or more investigational products for the diagnosis, monitoring and treatment of a serious disease or condition must make publicly available their policy for evaluating and responding to requests for expanded access for individual patients. The manufacturer or distributor is required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study, or as applicable, 15 days after the investigational drug receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy. The posting of the expanded access policies by manufacturers and distributors does not serve as a guarantee of access to any specific investigational drug by any individual patient, but the sponsor must develop a policy and respond to patient requests according to that policy.
U.S. Marketing Approval for Drugs
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA package requesting approval to market the drug product for one or more indications. An NDA is an application to FDA for approval to market a new drug for one or more specified indications and must contain proof of the drug’s maximum tolerable dose and efficacy for the requested indication(s). An NDA is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the maximum tolerable dose and efficacy of a product’s use or from several alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the maximum tolerable dose and efficacy of the investigational drug, to the satisfaction of the FDA. The FDA must approve an NDA before a drug may be marketed in the United States.
The FDA reviews all submitted NDAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a “refuse-to-file” decision by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards designed, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, as amended (the “PDUFA”), the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.
Further, under PDUFA, each NDA must be accompanied by a substantial user fee. For fiscal year 2025, the application fee for each application containing clinical data is $4,310.002. PDUFA also imposes an annual program fee for each approved prescription drug, which has been set at $403,889 for fiscal year 2025. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on applications for products designated as orphan drugs, unless the product also includes a non-orphan indication.
The FDA also may require submission of a Risk Evaluation and Mitigation Strategy (“REMS”) if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides advice and recommendations to FDA as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more select clinical trial sites involved in conducting pivotal studies to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter indicates that the review cycle of the application is complete, and the application is not ready for approval. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the complete response letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the complete response letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indication(s).
Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including phase 4 clinical trials, be conducted to further assess a product’s maximum tolerable dose and efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting a marketing application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its designated orphan use are disclosed by the FDA on its website. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.
If a product that has orphan drug designation subsequently receives the first FDA approval for the use for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity from the date of FDA approval during which the FDA may not approve any other applications to market the “same drug” for the same use, except in limited circumstances, such as a subsequent product’s showing of “clinical superiority” over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. The FDA defines “same drug” with respect to small molecule drugs as a drug that contains the same active moiety as a previously approved drug and is intended for the same use as the previously approved drug. To demonstrate a drug is “clinically superior” to the previously approved orphan drug, a sponsor must show that the drug provides a significant therapeutic advantage over and above the previously already approved drug in terms of greater efficacy, greater safety, or by providing a major contribution to patient care. Since the enactment of the FDA Reauthorization Act of 2017, the FDA publishes clinical superiority findings on its website for those drugs approved on or after August 18, 2017. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if the manufacturer chooses to provide consent to approval of other applications.
Expedited Development and Review Programs for Drugs
The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs and biologics to get them to patients more quickly than standard FDA review timelines typically permit. Channel intends to apply for these programs for compounds, as applicable.
A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation applies to the compound and the specific indication for which it is being studied. The sponsor of a new drug product may request the FDA to designate the drug as a Fast Track product at any time during the clinical development of the product, but ideally no later than the pre-NDA meeting because many of the features of Fast Track designation will not apply after that time. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.
In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, alone or in combination with one or more other drugs, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A sponsor may request that a drug product be designated as a Breakthrough Therapy at any time during the clinical development of the product and ideally before initiation of the pivotal clinical trial intended to serve as the primary basis for demonstration of efficacy to obtain the full benefits of the designation. Breakthrough Therapy designation provides all the features of Fast Track designation, in addition to intensive guidance on an efficient product development program beginning as early as phase 1 and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.
Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review and Accelerated Approval. A product is eligible for Priority Review, once an NDA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Significant improvement may be illustrated by the following examples: evidence of increased effectiveness in treatment, prevention, or diagnosis of a condition, elimination or substantial reduction of a treatment-limiting adverse reaction, documented enhancement of patient compliance that is expected to lead to an improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. Under Priority Review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review.
The FDA may grant Accelerated Approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant Accelerated Approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (“IMM”) and that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of Accelerated Approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints but has indicated that such endpoints generally may support Accelerated Approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.
The Accelerated Approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, Accelerated Approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit. Thus, the benefit of Accelerated Approval derives from the potential to receive approval based on surrogate endpoints sooner than possible for trials with clinical or survival endpoints, rather than deriving from any explicit shortening of the FDA approval timeline, as is the case with priority review.
The Accelerated Approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a compound approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the product. All promotional materials for compounds approved under accelerated regulations are subject to prior review by the FDA. In addition, the FDA generally requires, as a condition for Accelerated Approval, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.
Pediatric Study Plan and Pediatric Exclusivity
Under the Pediatric Research Equity Act, as amended (the “PREA”), certain NDAs and certain NDA supplements must contain data that can be used to assess the safety and efficacy of the compound for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. For a cancer drug directed at a molecular target, the pediatric testing requirement extends to pediatric cancers involving the molecular target even if different than the claimed adult cancer in the NDA. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The PREA requires that a sponsor who is planning to submit a marketing application for a compound that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (the “PSP”), within 60 days of an end-of-phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the phase 3 or phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, the PREA does not apply to a drug for an indication for which orphan drug designation has been granted, except that the PREA will apply to an original NDA for a new active ingredient that is orphan-designated if the drug is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that the FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.
A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
U.S. Post-Approval Requirements for Drugs
Drugs approved by FDA are subject to continuing regulation by the FDA, including, among other things, requirements relating to manufacturing establishment registration and product listing, recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, field alerts regarding issues with distributed product, promotion and advertising compliance, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, as well as other advertising and promotion requirements, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, untitled letters, corrective advertising, and potential civil and criminal penalties, including liabilities under the FCA where products obtain reimbursement under federal health care programs. Promotional materials for approved drugs must be submitted to the FDA in conjunction with their first use or first publication, and for products approved under accelerated approval prior to their first use. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.
The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;
•	fines, warning letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; and
•
consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

United States Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of future compounds, some of Channel’s United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process for a drug that has not been previously approved for commercial marketing. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Channel may apply for restoration of patent term for its currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.
Regulatory exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application (“ANDA”), or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.
The FDCA also provides three years of exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and prevents FDA approval of an ANDA or 505(b)(2) NDA for such conditions of use, but does not prevent FDA acceptance for filing and review of an ANDA or 505(b)(2) NDA. The three-year exclusivity does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the original active agent for other conditions of use outside those protected by the exclusivity. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to evaluate maximum tolerated dose and effectiveness.
Other Regulatory Matters
Manufacturing, sales, promotion and other activities of products following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include CMS, other divisions of the U.S. Department of Health and Human Services (“HHS”), the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.
Healthcare Laws
Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which Channel obtains marketing approval. Channel’s business operations and any current or future arrangements with third-party payors, healthcare providers, and physicians may expose Channel to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Channel develops, markets, sells and distributes any drugs for which Channel obtains marketing approval. In the United States, these laws include federal and state anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including those described below.
•
The federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from federal health care programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection.
•
The federal civil and criminal false claims laws, including the FCA, which can be enforced through civil “whistleblower” actions, and civil monetary penalty laws, impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. When an entity is determined to have violated the federal civil FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

•
The federal civil monetary penalties laws impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies.

•
The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (including, public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses and their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information as well as their covered subcontractors, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

•
The federal Physician Payments Sunshine Act, enacted as part of the ACA, imposed annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

•	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.
•
Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current regulatory and healthcare environment, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.
Insurance Coverage and Reimbursement
In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing healthcare services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a compound is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government healthcare programs in the United States such as Medicare and Medicaid, private health insurers, managed care organizations and other third-party payors, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, principal decisions about Medicare reimbursement for new products are typically made by CMS and regional contractors responsible for administering the Medicare program. CMS and these contractors decide whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree.
Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. However, one third-party payor’s determination to provide coverage for a compound does not assure that other payors will also provide coverage for the compound. No uniform policy of coverage and reimbursement for products exists among third-party payors, and coverage and reimbursement levels for products can differ significantly from payor to payor.
Third-party payors are increasingly challenging the prices charged, examining the medical necessity, reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmaco-economic studies in order to demonstrate the cost effectiveness of the product, which will require additional expenditure above and beyond the costs required to obtain FDA or other comparable regulatory approvals. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Moreover, the containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls or price increase penalties, restrictions on reimbursement and requirements for substitution of generic products.

In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical products, will apply to companion diagnostics.
Current and Future Healthcare Reform Legislation
In the United States and certain foreign jurisdictions, there have been, and likely will continue to be, a number of proposed and adopted legislative and regulatory changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the United States Congress enacted the ACA, which, among other things, includes changes to the coverage and payment for products under government health care programs. The ACA includes provisions of importance to Channel’s potential compounds that:
•
created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drug products, apportioned among these entities according to their market share in certain government healthcare programs;

•
expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•
expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

•	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;
•	expanded the types of entities eligible for the 340B drug discount program;
•
established the Medicare Part D coverage gap discount program by requiring manufacturers to provide point-of-sale-discounts off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

•	created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and Channel expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA have faced legal and constitutional challenges, including in the United States Supreme Court; the Trump administration issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended in the future, and Channel cannot predict what effect further changes to the ACA would have on its business.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, included reductions of Medicare payments to providers of 2%, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, including bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in numerous Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. Legislation regarding these items remains unclear and depending on changes to policy, there could be an adverse impact to Channel.
On November 20, 2020, CMS and the HHS Office of the Inspector General issued two final rules implementing changes to the Physician Self-Referral Law, or Stark Law, and the Anti-Kickback Statute. These new rules provide new value-based enterprise exceptions and safe harbors to the Stark Law and the Anti-Kickback Statute, as well as offer additional clarification in the form of updated definitions.
Compliance with Other Federal and State Laws or Requirements; Changing Legal Requirements
If any products that Channel may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which Channel may be subject. The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products, and state licensure.
The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against Channel for violation of these laws, even if Channel successfully defends against it, could cause it to incur significant legal expenses and divert its management’s attention from the operation of its business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by Channel could materially affect its business in an adverse way.
Changes in regulations, statutes or the interpretation of existing regulations could impact Channel’s business in the future by requiring, for example: (1) changes to its manufacturing arrangements; (2) additions or modifications to product labeling or packaging; (3) the recall or discontinuation of its products; or (4) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of its business.
Government Regulation of Drugs Outside of the United States
To market any product outside of the United States, Channel would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, manufacturing, commercial sales and distribution of its products. These regulatory requirements may be similarly complex and even more stringent in certain regards than those described above. If Channel fails to comply with applicable regulatory requirements in the jurisdiction where Channel conducts clinical trials or seek regulatory approvals, Channel may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

For instance, in the European Economic Area (the “EEA”) (comprising the 27 European Union member states plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.
•
Centralized procedure—The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid throughout the EEA. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products (gene therapy, somatic cell therapy and tissue engineered products) and products with a new active substance indicated for the treatment of certain diseases, which includes products for the treatment of cancer. For medicines that do not fall within one of the mandatory categories, an applicant still has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency (the “EMA”), as long as the medicine concerned contains a new active substance not authorized in the EEA prior to May 20, 2004, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. If pursuing marketing authorization for one of Channel’s compounds for a therapeutic indication under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use (the “CHMP”), is responsible for conducting an initial assessment of whether a product meets the required quality, safety and efficacy requirements, and whether a product has a positive benefit/risk ratio. Under the centralized procedure the maximum timeframe for the evaluation of a marketing authorization application (the “MAA”), by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of an MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

•
National authorization procedures—There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

•
Decentralized procedure—Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EEA member state for a medicinal product that has not yet been authorized in any EEA member state and that does not fall within the mandatory scope of the centralized procedure.

•
Mutual recognition procedure—In the mutual recognition procedure, a medicine is first authorized in one EEA member state, in accordance with the national procedures of that country. Following this, additional marketing authorizations can be sought from other EEA member states in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In both cases, as with the centralized procedure, the competent authorities of the EEA member states assess the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy before granting the marketing authorization.
In the EEA, new products for therapeutic indications that are authorized for marketing (so called “references products”) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from referencing the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA during a period of eight years from the date on which the reference product was first authorized in the EEA. The additional two-year period of market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EEA until ten years have elapsed from the initial authorization of the reference product in the European Union. The overall ten-year period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new active substance so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.
The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, in the EEA a medicinal product may be designated as orphan if it meets the following criteria (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; and (2) either (a) such condition affects no more than five in 10,000 persons in the EEA when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the EEA to justify the investment needed for its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication, although similar, is safer, more effective or otherwise clinically superior than the authorized product; (ii) the marketing authorization holder of the authorized product consents to a second orphan medicinal product application; or (iii) the marketing authorization holder of the authorized product cannot supply enough orphan medicinal product. An orphan product can also obtain an additional two years of market exclusivity in the EEA for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.
The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual European Union member states govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the national competent authority (the “NCA”), of the European Union member states in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee (the “EC”), has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, and the provisions of the individual European Union member states’ legislation implementing the Clinical Trials Directive. Under the current regime (the European Union Clinical Trials Directive 2001/20/EC and corresponding national laws) all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the member state where they occurred.
In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (the “Clinical Trials Regulation”) was adopted, which is expected to apply following confirmation of full functionality of the Clinical Trials Information System, the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation, which it has not yet done. The Clinical Trials Regulation will be directly applicable in all the European Union member states, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by the Clinical Trials Directive and the member states’ national implementing legislation until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “European Union portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all European Union member states in which an application for authorization of a clinical trial has been submitted (member states concerned). Part II is assessed separately by each member state concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned European Union member state. However, overall related timelines will be defined by the Clinical Trials Regulation.
Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed upon. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular compound to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, in other words, arbitrage between low- priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.
Government Regulation of Data Collection Outside of the United States
In the event Channel conducts clinical trials in the European Union, Channel will be subject to additional privacy restrictions. The collection and use of personal health data in the EEA is governed by the General Data Protection Regulation (the “GDPR”), which became effective on May 25, 2018. The GDPR applies to the processing of personal data by any company established in the EEA and to companies established outside the EEA to the extent they process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, enhanced requirements for securing personal data, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA member states, which may deviate slightly from the GDPR, may result in fines of up to 4% of a company’s global revenue for the preceding financial year, or €20 million, whichever is greater. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and Channel may be required to put in place additional controls and processes ensuring compliance with the new data protection rules. There has been limited enforcement of the GDPR to date, particularly in biopharmaceutical development, so Channel faces uncertainty as to the exact interpretation of the new requirements on any future trials and Channel may be unsuccessful in implementing all measures required by data protection authorities or courts in interpretation of the new law. Further, the United Kingdom’s decision to leave the European Union, means that it has in force its own legislation, which is aligned with the GDPR, known as the Data Protection Act 2018. The requirements are similar except that the United Kingdom is now regarded as a “third country” for the purposes of transfers of personal data from the EEA. Transfers continue to flow freely from the UK to the EEA following an adequacy decision from the European Commission adopted on June 28, 2021 and valid for four years.
Data protection authority activity differs across the European Union, with certain authorities applying their own agenda which shows there is uncertainty in the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the European Union, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect Channel’s business, financial condition, results of operations and prospects.
Should Channel utilize third-party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom Channel has limited control.
Recent Developments of Channel
Bridge Notes
On February 25, 2025, Channel issued an unsecured promissory note in the aggregate principal amount of $325,000 (the “February Bridge Note”) to 3i, L.P., a Delaware limited partnership (the “Holder”), for a purchase price of $250,000, pursuant to which Channel promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the February Bridge Note together with interest. The February Bridge Note bears interest on the outstanding principal amount at an annual rate equal to 6.0%. The February Bridge Note may be prepaid by Channel without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the February Bridge Note, will otherwise be due and payable on the earliest of: (i) May 25, 2025, (ii) the consummation of a Corporate Event (as defined in the February Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the February Bridge Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the February Bridge Note.
On May 8, 2025, Channel issued a second unsecured promissory note in the aggregate principal amount of $325,000 (the “May Bridge Note”) to the Holder, for a purchase price of $250,000, pursuant to which Channel promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the May Bridge Note together with interest. The May Bridge Note bears interest on the outstanding principal amount at an annual rate equal to 6.0%. The May Bridge Note may be prepaid by Channel without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the May Bridge Note, will otherwise be due and payable on the earliest of: (i) September 30, 2025, (ii) the consummation of a Corporate Event (as defined in the May Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the May Bridge Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the May Bridge Note.
On May 12, 2025, Channel executed a first amendment (the “February Bridge Note Amendment”) to the February Bridge Note. The February Bridge Note Amendment extends the maturity date of the February Bridge Note from May 25, 2025 to September 30, 2025. Aside from extending the maturity date of the February Bridge Note, the February Bridge Note Amendment did not amend, alter, restate or otherwise change the principal terms and conditions of the February Bridge Note.
Corporate Information
Chromocell Holdings, Channel’s predecessor, was founded in 2002 to commercialize “Chromovert Technology,” a proprietary discovery technology with a potential broad range of applications in the biomedical field, including the potential capability to create complex targets (cell-lines) needed for effective high-throughput screening that is commonly used both in therapeutics and flavors discovery. Initially, Chromocell Holdings focused on applications in the food and flavors space.
In 2012, Chromocell Holdings started applying the technology in the therapeutics area. Chromocell Holdings focused its efforts on projects where it believed that the discovery of novel medications was largely held back by difficulties creating complex targets (cell lines) needed for effective high-throughput screening. The NaV1.7 ion-channel is a complex target with a well-established role in pain modulation and management believed it presented an opportunity to apply the technology in an area of unmet medical need. Upon creating the necessary NaV1.7 assays and conducting a large high-throughput campaign, Chromocell Holdings’ research team discovered CC8464. After pre-clinical studies and assessments, an IND was filed and CC8464 was evaluated in a Phase 1 study with more than 100 subjects. In 2015, Chromocell Holdings signed an agreement with Astellas Pharma Inc. (“Astellas”) for the joint development and commercialization of CC8464. Astellas terminated such agreement in 2018 and returned all rights, including all intellectual property rights on CC8464, to Chromocell Holdings.
As both the flavors and the therapeutics businesses grew and increasingly required different expertise, capital and business concepts, Chromocell Holdings made the strategic decision to separate the two businesses.
Channel Therapeutics Corporation was incorporated in Delaware on March 19, 2021. On November 18, 2024 (“Reincorporation Merger Effective Date”), Chromocell Therapeutics Corporation, a Delaware corporation (the “Predecessor”), merged with and into its wholly-owned subsidiary, Channel Therapeutics Corporation, a Nevada corporation, pursuant to an agreement and plan of merger, dated as of November 18, 2024. All information disclosed in this Form 10-K for periods prior to the Reincorporation Merger Effective Date relates to the Predecessor, and all information disclosed in this Form 10-K for periods after the Reincorporation Merger Effective Date relates to Channel Therapeutics Corporation, a Nevada corporation.
Channel’s principal executive offices are located at 4400 Route 9 South, Suite 1000, Freehold, NJ 07728, and its telephone number is (732) 514-2636. Channel’s website is www.channeltherapeutics.com. Information contained on, or that can be accessed through, its website is not incorporated by reference into this information statement, and you should not consider information on its website to be part of this information statement.
Channel makes available free of charge under the “Investors” section of its website all of its filings with the Securities and Exchange Commission (the “SEC”), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to such documents, each of which is provided on its website as soon as reasonably practicable after Channel electronically files or furnishes, as applicable, the information with the SEC.
Implications of Being an Emerging Growth and Smaller Reporting Company
Channel qualifies as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	reduced obligations with respect to financial data;
•	an exception from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	reduced disclosure about its executive compensation arrangements in its periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.
Channel may take advantage of these provisions for up to five years or such earlier time that Channel no longer qualifies as an emerging growth company. Channel would cease to be an emerging growth company upon the earliest of:
•	the last day of the fiscal year on which Channel has $1.235 billion or more in annual revenue,
•
the date on which Channel becomes a “large accelerated filer” (i.e., as of its fiscal year end, the total market value of its common equity securities held by non-affiliates is $700 million or more as of June 30),

•	the date on which Channel issues more than $1.0 billion of non-convertible debt over a three-year period, or
•	the last day of its fiscal year following the fifth anniversary of the date of the completion of its IPO.

Channel may choose to take advantage of some but not all of these reduced reporting burdens.
In addition, under the JOBS Act, emerging growth companies can take advantage of an extended transition period and delay adopting new or revised accounting standards until such time as those standards apply to private companies. Channel has elected to use this extended transition period and, as a result, Channel will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. If Channel was to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
Also, Channel is a “smaller reporting company” (and may continue to qualify as such even after Channel no longer qualifies as an emerging growth company). For as long as Channel qualifies as a “smaller reporting company,” Channel may provide reduced disclosure in the public filings that Channel makes with the U.S. Securities and Exchange Commission (the “SEC”) than larger public companies, such as the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure.
As a result of qualifying as an emerging growth company and a smaller reporting company, to the extent Channel takes advantage of the allowable reduced reporting burdens, the information that Channel provides to its stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHANNEL
You should read the following discussion and analysis of Channel’s financial condition and results of operations together with Channel’s consolidated financial statements and related notes appearing in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to Channel’s plans and strategy for Channel’s business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this information statement, Channel’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Channel is a clinical-stage biotech company focused on developing and commercializing new therapeutics to alleviate pain. Channel’s clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the CNS. Channel’s goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system.
Channel has formally launched three programs developing pain treatment therapeutics, all of which are based on the same proprietary molecule, as follows:
Eye Pain: Based on a novel formulation of CC8464, Channel’s Eye Pain program, titled CT2000, is for the potential treatment of both acute and chronic eye pain. NaV1.7 channels are present on the cornea, making it a viable biological target for treating eye pain. Eye pain may occur with various conditions, including severe dry eye disease, trauma and surgery. Existing therapies for eye pain (such as steroids, topical non-steroidal anti-inflammatory agents, lubricants, local anesthetics) are limited in their effectiveness and/or limited in the duration that they may be prescribed because of safety issues. Channel intends to explore the viability of developing CT2000 as a topical agent for the relief of eye pain. A potential advantage of this approach is that topical administration of CT2000 is unlikely to lead to any hypersensitivity or skin reactions, like what was noted with systemic administration of CC8464, because the systemic absorption from a topical administration would be extremely limited. Channel has developed topical ophthalmic formulations and are pursuing trial plans as set forth below.
Current options for the treatment of ocular pain center on the use of corticosteroids and non-steroidal anti-inflammatory drug (“NSAID”) based therapeutics. These options suffer from sight-threatening complications such as Glaucoma and corneal melting, thus there is a large unmet need for other approaches. As an example of the potential patient population, Channel estimates that there are approximately 5 million cases of corneal abrasions per year in the United States. In addition, other potential indications associated with eye pain include:
•	severe dry eye,
•	side effects from photorefractive keratectomy (PRK) and pterygium surgery,
•	second eye cataract surgery,
•	neuropathic corneal pain, and
•	severe uveitis and severe iritis/scleritis.
As NaV1.7 channels are present on the cornea and is a viable biological target for treating eye pain, Channel believes that Channel has a sound scientific basis for Channel’s ability to treat a multitude of eye pain indications. Channel has successfully developed an eye drop formulation and have determined that the eye drops are well tolerated by animals.

Channel has two completed animal efficacy studies and is in the process of completing pivotal IND enabling ophthalmic toxicology studies. Channel announced the toxicology results in May 2025. The efficacy studies are as follows:
Trial One
In the first trial, rabbits were treated with capsaicin (i.e., Pepper spray) to mimic an acute ocular insult in a common, validated model for acute eye pain studies. Following the capsaicin treatment, the rabbits were treated with CT2000, which was dosed four times over a 24-hour period. Pain was measured by the number of paw wipes over 60 seconds (paw wipes are a recognized surrogate of eye pain in animal models). The results showed that CT2000 significantly reduced the number of paw wipes within 15 minutes of administration of capsaicin and that CT2000 continued to show efficacy over a 60-minute period following administration. This eye pain model was only validated for a short duration, with the results summarized in the following graph:

Trial Two
In the second trial, BAC was instilled in mice eyes over a multiday period to create a model of dry eye disease (the study was repeated twice). BAC is a detergent that irritates the eyes and simulates dry eye disease. As with the capsaicin model summarized above, increased paw wipes over 60 seconds are a surrogate to measure ocular pain. Following the induction of dry eye using BAC, the mice were dosed with CT2000 four times per day for 7 days. CT2000 reduced the frequency of paw wipes within a single day of administration and showed cumulative efficacy over time (the analgesic effect appeared to further improve when dosed over several days). The results after 1 day of dosing CT2000 are summarized in the following graph:

Following the animal studies, if successful, Channel intends to move into POC studies in humans. Channel plans to conduct the POC study in Australia to avail itself of the streamlined regulatory structure and a 43.5% tax credit for clinical expenses incurred in Australia and, on January 9, 2023, established an Australian subsidiary through which the work will be conducted. Channel is planning to conduct the POC in a clinic in Brisbane, Australia and is in the process of contracting the services to perform a trial in patients suffering from pain associated with dry-eye disease.
Depot Program: Based on several novel formulations of CC8464, Channel’s most recently launched program, titled CT3000, is for the potential treatment of post operative pain with the use of nerve blocks. Examples would include knee surgery or shoulder surgery. Existing therapies for nerve blocks lead to neuromuscular blockade which prevents movement following surgery. Doctors often want patients to move soon after surgery to avoid complications such as blood clots. A NaV1.7 inhibitor used for nerve blocks may provide good analgesia but will not lead to neuromuscular blockade that prevents movement like other local anesthetics.

Channel has successfully developed a number of formulations and in December 2024, announced that it achieved its endpoints in two pre-clinical in vivo models of Channel’s nerve block formulations for acute pain, showing material improvement over the existing standard of care, bupivacaine, in both efficacy and duration.
Channel performed a thermal hyperalgesia test in rodents with a placebo arm, bupivacaine arm and four arms of the main formulations of Channel’s molecule. Channel also performed a mechanical allodynia test in rodents with the same arms as above. For both models, the drugs were administered as a sciatic nerve block. All four of Channel’s formulations showed a depot effect in excess of four days, an improvement over bupivacaine, the current standard of care.
The results of the thermal hyperalgesia results are shown in the chart below. After thirty minutes, three of the four formulations showed materially better efficacy than bupivacaine, with each of the three being statistically superior to placebo for more than two days longer than bupivacaine. One of the formulations remained statistically superior to placebo for more than four days. Further, as NaV1.7 does not have an impact on mobility, this approach may offer a better option for post-surgical physical therapy as current nerve block therapies cause temporary paralysis in the affected area.

Similarly for the mechanical allodynia test results, three of the four formulations showed statistically better efficacy for a longer duration of time than bupivacaine. The mechanical allodynia test is shorter in duration, reflecting the subject’s innate swift recovery rate to surgical incisions. Nonetheless, the results mirrored the successful results set forth with the thermal hyperalgesia test.

Following the close of the Merger, Channel will review the timing and budget related to the commencement of toxicology and CMC work and a subsequent human POC trial.
Neuropathic Pain: CC8464 is being developed to address certain types of neuropathic pain. The chemical characteristics of CC8464 restrict its entry into the CNS and limit its effect to the NaV1.7 channels in the peripheral nervous system, which consists of the nerves outside the brain and spinal cord. Activation of other channels in the CNS can result in side effects, including addiction and other centrally mediated adverse effects. Since CC8464 is designed to not penetrate the CNS it is highly unlikely to produce CNS mediated side effects including euphoria or addiction. Based on its characteristics, preclinical studies (described below) and the Phase 1 studies Channel has completed to date, Channel believes that CC8464, if approved, could become an attractive option for both patients and physicians as a treatment for moderate-to-severe pain in Erythromelalgia (“EM”) and idiopathic small fiber neuropathy (“iSFN”).
Channel conducted four Phase 1 trials with 207 patients. The results showed that CC8464 has a good overall tolerability and demonstrated no liver or renal toxicity, no central nervous system changes and no cardiovascular findings but may cause skin rashes in certain patients. The occurrence of skin rashes is not uncommon with the class of molecules to which CC8464 belongs and the rashes were successfully treated in all cases with topical steroids and/or topical antihistamines (with the exception of one patient requiring systemic steroids).
As a result of the potential for skin rashes, following discussions with the FDA, Channel will conduct a slow dose escalation study to further evaluate the incidence of rashes. By titrating the dose over several weeks, Channel anticipate that Channel will reduce or eliminate this side effect. Channel expects that the slow dose escalation study will also help determine the need for dose escalation in the final treatment regime. Even though the FDA has in the past approved drugs that listed rashes as a potential side effect, Channel does not know if CC8464 will be approved by the FDA (or any foreign authority).
When the dose escalation trial is funded, Channel will enroll approximately 20 healthy volunteers who will receive CC8464 over a period of several weeks, with the dose escalation study expected to take approximately 9-12 months in total. Channel anticipates that the slower dose escalation will decrease the likelihood of drug-related skin reactions. The primary endpoint of the dose escalation trail will be safety and tolerability of the slower dose titration; however, Channel will also be measuring blood concentrations of CC8464, which will allow Channel to better understand the pharmacokinetics of CC8464. Even if it is ultimately determined that Channel will need an escalation period for chronic pain treatment therapy, which patients could well take for the remainder of their lives, Channel do not believe the dose escalation approach will be consequential.
Channel plans to conduct the dose escalation trial in Australia to avail itself of the tax credit set forth above, utilizing Channel’s Australian subsidiary through which the work will be conducted. The location of the POC has not been determined at this time, with availability of facilities and patient population, costs, tax credits, centers of excellence in the respective fields (EM or iSFN) are all factors in the ultimate determination of the location.
In parallel with the dose escalation study, Channel expects to run a pilot efficacy study on approximately ten EM patients. In this study, Channel will induce EM flares, determine baseline pain, and then dose escalate CC8464, after which, Channel will attempt to induce flares. The primary endpoint will be the amount of pain experienced, and the secondary endpoint is a determination if CC8464 reduces the frequency of EM flares.
Channel is currently working on the development of the Phase 2a POC plan and expect to launch the Phase 2a POC study following the dose escalation study and EM pilot study, to assess the potential efficacy of CC8464 in iSFN patients. Both of iSFN and EM are orphan indications for which Channel plans to apply for orphan drug designations. The orphan indication may decrease the scope of the ultimate development program that is necessary for approval and is associated with a marketing exclusivity period from the FDA along with some tax advantages.
Though the Phase 2a POC study design has not yet been completed, the study will take approximately twelve months after it is initiated. The primary endpoint will be the amount of pain experienced from iSFN with secondary endpoints including other measurements like pain relief and neuropathy scores. The final design may change based on feedback from regulatory authorities or information learned during the dose escalation trial.
The potential population for EM in the United States is estimated to be between 5,000 and 50,000 patients and the potential population for ISFN in the United States is estimated to be between 20,000 and 80,000 patients. In both instances, Channel expects patients would potentially take Channel’s drug for the remainder of their lives, and given the lack of good therapeutic alternatives, Channel expects to have a robust, ongoing, and durable market.
The Phase 2a results will have significance beyond EM and iSFN and provide important insights about NaV1.7 as a potential target to find novel pain medications as an alternative to opioids, the continuing primary standard of care in analgesics. Channel believes that positive results from the Phase 2a study could not only act as support for CC8464’s potential in EM and iSFN but may also provide guidance of its potential for other indications of peripheral neuropathic pain.

Channel may further expand Channel’s pipeline with other internal or external compounds in the future, but all other internally discovered compounds are pre-clinical.
Benuvia Spray Formulations: In addition to Channel’s NaV1.7 programs set forth above, on December 23, 2023, Channel entered into an exclusive licensing agreement (the “Benuvia License Agreement”) with Benuvia for a sublingual formulation of a Diclofenac spray for the treatment of acute pain, a Rizatriptan intranasal spray formulation and an Ondansetron sublingual spray formulation (collectively, the “Spray Formulations”). The Spray Formulations diversify Channel’s pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The sublingual formulation of a Diclofenac spray for the treatment of acute pain (the “Diclofenac Spray Formulation”) is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. A single Phase 1 trial of the Diclofenac Spray Formulation was completed in 24 healthy volunteers wherein a single dose of 50mg diclofenac-potassium was compared to 25 mg of Diclofenac Spray Formulation. In this trial, the blood plasma concentrations of Diclofenac rose more quickly with the Diclofenac Spray Formulation than with the diclofenac administered orally by approximately 15 minutes. This suggests that the Diclofenac Spray Formulation may have a faster onset of analgesia; however, additional trials may be needed to confirm this effect. Additionally, the initial pharmacokinetic study demonstrated that a 25mg dose of Diclofenac Spray Formulation resulted in lower systemic exposure to Diclofenac than the oral dose of 50mg diclofenac-potassium which means that an additional Phase I pharmacokinetic study exploring additional higher doses of the sublingual diclofenac spray will likely be necessary to determine the appropriate dose.
Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of migraines as a pill. By a number of clinical measures it is thought to be superior to Sumatriptan. Both Rizatriptan and Sumatriptan belong to a family of tryptamine-based medications named “triptans” that work as serotonin 1A receptor (or 5-HT1A-receptor) agonists and are indicated for the treatment of migraine. An intranasal spray formulation of Rizatriptan (the “Rizatriptan Spray Formulation”) may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea as a result of the migraine headache. According to a study that was reported in 2001, Rizatriptan has a higher bioavailability and a more rapid onset of action which may be responsible for better results in resolving migraines as well as better results in patients reporting that they are “pain free” after 2 hours. Both Sumatriptan and Rizatriptan are competitors for the same indication, though neither are widely marketed because they are generic drugs.
Ondansetron is an anti-emetic that is available in oral and intravenous form. An Ondansetron sublingual spray formulation (the “Ondansetron Spray Formulation”) may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations.
Channel currently does not have strategy and development plans for the Spray Formulations licensed from Benuvia.
Background
Channel was incorporated in Delaware on March 19, 2021. On August 10, 2022, Channel entered into the Contribution Agreement with Chromocell Holdings. Pursuant to the Contribution Agreement, as of the Contribution Date, Channel acquired from Chromocell Holdings all assets, liabilities and results of operations related to Chromocell Holdings’ therapeutic business, including all patents, pre-clinical and Phase I study results and data, and trade secrets related to the CC8464 compound, in exchange for the issuance by Channel of 1,111,112 shares of Channel common stock and (ii) 600,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”).
On August 2, 2023, Channel entered into a Side Letter to the Contribution Agreement with Chromocell Holdings (the “Holdings Side Letter”). Pursuant to the Holdings Side Letter, upon closing of Channel’s initial public offering (“IPO”): (a) Chromocell Holdings re-assumed all $1.6 million in direct liabilities previously assumed by Channel in accordance with the Contribution Agreement, (b) Chromocell Holdings waived Channel’s obligations to make a cash payment in the amount of $0.6 million to Chromocell Holdings, and (c) in consideration thereof, Channel issued to Chromocell Holdings 2,600 shares of Series C Preferred Stock.

On February 21, 2024, Channel completed the IPO and issued and sold 1,100,000 shares of Channel common stock at a price to the public of $6.00 per share. The aggregate net proceeds from the IPO were approximately $5.7 million after deducting underwriting discounts and commissions of approximately $0.5 million and offering expenses of approximately $0.4 million.
In connection with the completion of the IPO: (A) Channel effected the 9-for-1 reverse stock split effective February 15, 2024 (the “Reverse Stock Split”) of shares of Channel common stock, (B) all 600,000 issued and outstanding shares of Channel’s Series A Preferred Stock automatically converted into 499,429 shares of Channel common stock, (C) $389,757 and accrued interest of approximately $28,336 as of February 21, 2024 outstanding under Channel’s senior secured convertible notes issued in a bridge financing in April 2023 for an aggregate principal amount of $393,808 (the “April Bridge Financing”) after giving effect to the Representative Affiliate Transactions (as defined below), automatically converted into approximately 87,109 shares of Channel common stock, (D) $197,421 and accrued interest of $8,169 as of February 21, 2024 outstanding under Channel’s senior secured convertible notes issued in a bridge financing in September 2023 for an aggregate principal amount of $198,128 (the “September Bridge Financing” and together with the April Bridge Financing, the “Bridge Financings”) after giving effect to the Representative Affiliate Transactions, automatically converted into approximately 43,385 shares of Channel common stock, which includes an additional 549 shares of Channel common stock issuable as consideration for the September Bridge Financing (the “Bonus Shares”), (E) Channel issued 37,500 shares of Channel common stock to an investor as consideration for its previous agreement to provide funding that is no longer necessary in connection with the IPO, (F) Channel effected the Representative Affiliate Transactions, (G) Channel effected the transactions contemplated by the Holdings Side Letter, and issued an aggregate of 2,600 shares of Series C Preferred Stock to Chromocell Holdings pursuant thereto, and (H) Channel issued (i) 93,823 shares to a lender holding a note payable for $450,000 (the “Investor Note”) and (ii) 29,167 shares to one of Channel’s directors holding the promissory note in the aggregate principal amount of $175,000 (the “Director Note”) in full satisfaction of Channel’s obligations thereunder (in the case of (A) through (D) and (H) above, based on the IPO price of $6.00 per share of Channel common stock). Channel refers to these actions as the “IPO Transactions.”
In addition, certain stockholders of Channel (“Selling Stockholders”), as identified in the Registration Statement, have agreed to offer for resale of up to an aggregate of 2,969,823 shares of Channel common stock (the “Selling Stockholder Shares”) to the public. After conversion of the convertible notes or shares of preferred stock, as applicable, the Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Selling Stockholders Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Channel will not receive any proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders.
The affirmative vote of a majority of the outstanding shares of Channel common stock present in person, by remote communication, if applicable, or represented by proxy at the annual meeting of stockholders held on October 22, 2024 approved a reincorporation merger of Channel in the State of Nevada with and into Channel Therapeutics Corporation, a wholly-owned subsidiary of Channel, with Channel Therapeutics Corporation remaining as the surviving corporation immediately following the reincorporation merger (the “Reincorporation Merger”). The Reincorporation Merger occurred on November 18, 2024.
On December 18, 2024, 747,187 shares of Channel common stock and 2,600 shares of Series C Preferred Stock held by Chromocell Holdings were transferred by Channel to Alexandra Wood (Canada) Inc. (“AWI”) in satisfaction of a default judgement against Chromocell Holdings regarding the default by Chromocell Holdings of a secured promissory note by order of the Supreme Court of the State of New York, County of New York on November 25, 2024 in the matter Alexandra Wood (Canada) Inc v. Chromocell Corp., Index No. 651735/2024. AWI subsequently transferred 173,000 shares of Chromocell Holding’s shares of Channel common stock that it received such that AWI now owns 574,187 shares of the Channel common stock originally issued to Chromocell Holdings in connection with the Contribution Agreement.
Trends and Other Factors Affecting Channel’s Business
On December 23, 2023, Channel entered into an exclusive licensing agreement (the “Benuvia License Agreement”) with Benuvia Operations LLC (“Benuvia”) for the Diclofenac Spray Formulation (as defined below), an intranasal spray formulation of Rizatriptan and an Ondansetron sublingual spray formulation (collectively, the “Spray Formulations”), diversifying Channel’s pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The sublingual formulation of a Diclofenac spray for the treatment of acute pain (the “Diclofenac Spray Formulation”) is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of Migraines as a pill. By a number of clinical measures it is thought to be superior to Sumatriptan. A sublingual formulation of Rizatriptan may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea as a result of the migraine headache. Ondansetron is an anti-emetic that is available in oral and intravenous form. An Ondansetron sublingual spray formulation may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations.
In connection with the Benuvia License Agreement, Channel agreed to pay Benuvia a six and one-half percent (6.5%) royalty on net sales of the Spray Formulations for a period of up to 15 years from the date of the first commercial sale of any of the Spray Formulations. In addition, on December 23, 2023, Channel entered into a stock issuance agreement with Benuvia pursuant to which Channel issued to Benuvia 384,226 shares of Channel common stock, which may be offered and sold pursuant to the resale prospectus which forms a part of the Registration Statement.
Channel currently does not have strategy and development plans for the Spray Formulations licensed from Benuvia.
Going Concern
For the three months ended March 31, 2025 and 2024, Channel had a net loss of approximately $2.0 million and approximately $2.6 million, respectively, and will require additional capital in order to operate in the normal course of business and fund clinical studies. The IPO closed on February 21, 2024, from which, Channel received net proceeds from the IPO of approximately $5.7 million after deducting the underwriting discounts and commissions and offering expenses payable by Channel (excluding any exercise of the warrants issued to A.G.P./Alliance Global Partners (the “Representative”) or its designees, in connection with the IPO).
Based on Channel’s current projections, management believes there is substantial doubt about its ability to continue to operate as a going concern and fund its operations through at least the next twelve months following the issuance of these consolidated financial statements. While Channel will continue to invest in its business and the development of CC8464, CT2000 and CT 3000, and potentially other molecules, it is unlikely that Channel will generate product or licensing revenue during the next twelve months. During the period, Channel completed its initial public offering, raising $5.7 million, after deducting the underwriting discounts and commissions and offering expenses, and Channel may need to raise additional funds through either strategic partnerships or the capital markets. However, there is no assurance that Channel will be able to raise such additional funds on acceptable terms, if at all. If Channel raises additional funds by issuing securities, existing stockholders may be diluted.
Results of Operations
Comparison of the Three Months Ended March 31, 2025 and 2024
The following table summarizes Channel’s results of operations for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025 and 2024
	2025	2024	$ Change	% Change
OPERATING EXPENSES
General and administrative expenses	$1,090,049	$787,561	$302,488	38%
Research and development	194,298	466,606	(272,308)	(58)%
Professional fees	549,630	679,815	(130,185)	(19)%
Total operating expenses	1,833,977	1,933,982	(100,005)	(5)%
Loss from operations	(1,833,977)	(1,933,982)	100,005	(5)%
Other expense	(133,634)	(628,348)	494,714	(79)%
Net loss before provision for income taxes	(1,967,611)	(2,562,330)	594,719	(23)%
Provision for income taxes	—	—	—	NA
Net loss	$(1,967,611)	(2,562,330)	594,719	(23)%

Operating Expenses
Channel’s operating expenses consist of general and administrative expenses, research and development expenses and professional fees.
General and Administrative Expenses
Channel incurred general and administrative expenses for the three months ended March 31, 2025 and 2024 of $1,090,049 and $787,561, respectively. For the three months ended March 31, 2025, compared to the same period in 2024, this represented an increase of $302,488, or 38%, primarily as a result of increases of $173,686 in compensation expenses and an increase of $163,279 in stock compensation.
Research and Development Expenses
Channel incurred research and development expenses for the three months ended March 31, 2025 and 2024 of $194,298, and $466,606, respectively. For the three months ended March 31, 2025, compared to the same period in 2024, this represented a decrease of $272,308, or 58%, with the details set forth in the table below:

	Three Months Ended March 31, 2025 and 2024
	2025	2024	$ Change	% Change
Consultant	$88,255	$30,033	$58,222	194%
Lab Gas	605	—	605	—%
Lab Cell Storage	15,428	24,127	(8,699)	(36)%
Chemistry Manufacturing and Controls (“CMC”)	82,170	303,397	(221,227)	(73)%
IP Services	7,840	109,049	(101,209)	(93)%
Total	$194,298	$466,606	$(272,308)	(58)%

Channel incurred less research and development expenses for the three months ended March 31, 2025, as compared to the corresponding period in 2024 primarily as a result of a decrease in CMC fees of $221,227.
Professional Fees
Channel incurred professional expenses for the three months ended March 31, 2025 and 2024 of $549,630 and $679,815, respectively. For the three months ended March 31, 2025, compared to the same period in 2024, this represented a decrease of $130,185, or 19%, as a result of increased legal and accounting fees in 2024 due to Channel’s IPO.
Other Expense
Channel incurred other expense for the three months ended March 31, 2025 of $133,634 as compared to other expense for the three months ended March 31, 2024 of $628,348. For the three months ended March 31, 2025, compared to the same period in 2024, this represented a decrease of $494,714 or 79%. The other expense for the three months ended March 31, 2025 and 2024 was primarily the result of decreased interest expense. The decrease in the interest expense was due to the remaining amortization of the debt discount on Channel’s notes being accelerated upon the conversion of the notes to equity upon consummation of Channel’s initial public offering during the three months ended March 31, 2024.

Results of Operations
Comparison of the Years Ended December 31, 2024 and 2023
The following table summarizes Channel’s results of operations for the years ended December 31, 2024 and 2023:

	Years Ended December 31, 2024 and 2023
	2024	2023	$ Change	% Change
OPERATING EXPENSES
General and administrative expenses	$4,110,045	$2,738,948	$1,371,097	50%
Research and development	1,179,436	2,579,418	(1,399,982)	(54)%
Professional fees	2,281,968	1,543,918	738,050	48%
Total operating expenses	7,571,449	6,862,284	709,165	10%
Loss from operations	(7,571,449)	(6,862,284)	(709,165)	10%
Other expense	(383,889)	(518,509)	134,620	(26)%
Net loss before provision for income taxes	(7,955,338)	(7,380,793)	(574,545)	8%
Provision for income taxes	—	—	—	NA
Net loss	$(7,955,338)	(7,380,793)	(574,545)	8%

Operating Expenses
Channel’s operating expenses consist of general and administrative expenses, research and development expenses and professional fees.
General and Administrative Expenses
Channel incurred general and administrative expenses for the years ended December 31, 2024 and 2023 of $4,110,045 and $2,738,948, respectively. For the year ended December 31, 2024, compared to the same period in 2023, this represented an increase of $1,371,097, or 50%, primarily as a result of increases of $495,688 in compensation expenses, an increase of $212,956 marketing expenses, an increase of $367,723 in D&O insurance, an increase of $259,535 in IPO fees, and an increase of $137,582 in board expenses.
Research and Development Expenses
Channel incurred research and development expenses for the years ended December 31, 2024 and 2023 of $1,179,436, and $2,579,418, respectively. For the year ended December 31, 2024, compared to the same period in 2023, this represented a decrease of $1,399,982, or 54%, with the details set forth in the table below:

	Years Ended December 31, 2024 and 2023
	2024	2023	$ Change	% Change
Consultant	$286,680	$68,900	$217,780	316%
Lab Gas	1,818	—	1,818	NA
Lab Cell Storage	88,662	48,572	40,090	83%
Chemistry Manufacturing and Controls (“CMC”)	642,304	—	642,304	NA
IP Services	159,972	2,461,946	(2,301,974)	(94)%
Total	$1,179,436	$2,579,418	$(1,399,982)	(54)%

Channel incurred less research and development expenses for the year ended December 31, 2024, as compared to the corresponding period in 2023 primarily as a result of a decrease in IP services of $2,301,974.
Professional Fees
Channel incurred professional expenses for the years ended December 31, 2024 and 2023 of $2,281,968 and $1,543,918, respectively. For the year ended December 31, 2024, compared to the same period in 2023, this represented an increase of $738,050, or 48%, as a result of higher auditing and legal expenses associated with Channel operating as a public company since February 2024.

Other (Expense) Income
Channel incurred other expense for the year ended December 31, 2024 of $383,889 as compared to other expense for the year ended December 31, 2023 of $518,509. For the year ended December 31, 2024, compared to the same period in 2023, this represented a decrease of $134,620 or 26%. The other expense for the years ended December 31, 2024 and 2023 was primarily the result of increased interest expense, net of a gain on default judgement of $363,091. The increase in the interest expense was due to the remaining amortization of the debt discount on Channel’s notes being accelerated upon the conversion of the notes to equity upon consummation of the IPO.
Liquidity
Sources of Liquidity and Capital
Channel is in its early stages of development and growth, without established records of sales or earnings. Channel will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or emerging growth companies. Channel have not yet commercialized any products, and Channel does not expect to generate revenue from product sales of any of Channel’s compounds for several years.
Cash totaled $0.1 million and $0.5 million as of March 31, 2025 and December 31, 2024, respectively. As of March 31, 2025 and December 31, 2024, Channel had an accumulated deficit of approximately $23.4 million and $21.5 million, respectively, and had a working capital deficit of approximately $4.2 million and $2.7 million, respectively.
Historically, Channel has funded Channel’s operations from a series of cash advances from Chromocell Holdings, licensing arrangements, bridge and note issuances and grants from the National Institutes of Health.
On February 8, 2024, Channel and certain affiliates of the Representative entered into amendments to the senior secured convertible notes issued to such affiliates of the Representative in the April Bridge Financing and September Bridge Financing to remove the automatic conversion features from such notes (the “Bridge Financing Note Amendments”). Under the Bridge Financing Note Amendments, both notes issued in the April Bridge Financing and the September Bridge Financing had a maturity date of March 1, 2024, and the full principal amount of both notes and any accrued interest thereon was payable solely in cash upon the consummation of the IPO. Both notes had an annual interest rate of eight percent (8%), which accrued daily, and was calculated on the basis of a 360-day year (consisting of twelve 30 calendar day periods).
On February 10, 2024, Channel entered into a Stock Rescission Agreement with certain affiliates of the Representative (the “Stock Rescission Agreement” and, together with the Bridge Financing Note Amendments, the “Representative Affiliate Transactions”), pursuant to which Channel rescinded 111,129 shares of Channel common stock held by such affiliates of the Representative and agreed to refund an aggregate of $91,513 paid by such affiliates of the Representative in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement. At September 30, 2024, all such amounts have been paid pursuant to the Representative Affiliate Transactions and there are no remaining obligations thereto.
On February 21, 2024, Channel completed the IPO and issued 1,100,000 shares of Channel common stock at a price of $6.00 per share. The aggregate net proceeds from the IPO were approximately $5.7 million after deducting approximately $0.9 million in underwriting discounts and commissions and offering expenses.
In connection with the completion of the IPO: (A) Channel effected the Reverse Stock Split, effective as of February 15, 2024 (B) all 600,000 issued and outstanding shares of Channel’s Series A Preferred Stock automatically converted into 499,429 shares of Channel common stock, (C) principal in the amount of $389,757, along with accrued interest of approximately $28,336 as of February 21, 2024, outstanding under Channel’s senior secured convertible notes issued in the April Bridge Financing (after giving effect to the Representative Affiliate Transactions), automatically converted into approximately 87,109 shares of Channel common stock, (D) principal in the amount of $197,421, along with accrued interest of $8,169 as of February 21, 2024, outstanding under Channel’s senior secured convertible notes issued in the September Bridge Financing (after giving effect to the Representative Affiliate Transactions), automatically converted into approximately 43,385 shares of Channel common stock, which includes an additional 549 Bonus Shares issuable as consideration for the September Bridge Financing, (E) Channel issued 37,500 shares of Channel common stock to an investor as consideration for its previous agreement to provide funding that is no longer necessary in connection with the IPO, (F) Channel effected the Representative Affiliate Transactions, (G) Channel effected the transactions contemplated by the Holdings Side Letter, and issued an aggregate of 2,600 shares of Series C Preferred Stock to Chromocell Holdings pursuant thereto, and (H) Channel issued (i) 93,823 shares to a lender holding the Investor Note and (ii) 29,167 shares to one of Channel’s directors holding the Director Note in full satisfaction of Channel’s obligations thereunder (in the case of (A) through (D) and (H) above, based on the IPO price of $6.00 per IPO Share).
In addition, certain Selling Stockholders, as identified in the Registration Statement, have agreed to offer for resale of up to an aggregate of 2,969,823 Selling Stockholder Shares to the public. After conversion of the convertible notes or shares of preferred stock, as applicable, the Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Selling Stockholders Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Channel will not receive any proceeds from the sale of the Stockholder Shares by the Selling Stockholders.
On July 26, 2024, Channel entered into a Common Stock Purchase Agreement, dated as of July 26, 2024 (the “CEF Purchase Agreement”), with Tikkun Capital LLC (“Tikkun”), providing for a committed equity financing facility, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the CEF Purchase Agreement, Tikkun has committed to purchase, at Channel’s direction in its sole discretion, up to an aggregate of $30,000,000 (the “Total Commitment”) of the shares of Channel common stock (the “Purchase Shares”), subject to certain limitations set forth in the CEF Purchase Agreement, from time to time during the term of the CEF Purchase Agreement. Concurrently with the execution of the CEF Purchase Agreement, Channel and Tikkun also entered into a Registration Rights Agreement, dated as of July 26, 2024, pursuant to which Channel agreed to file with the SEC one or more registration statements, to register under the Securities Act, the offer and resale by Tikkun of all of the Purchase Shares that may be issued and sold by Channel to Tikkun from time to time under the CEF Purchase Agreement.
On August 5, 2024, the Channel board of directors authorized the Repurchase Plan, pursuant to which up to $250,000 of Channel common stock may be repurchased prior to December 31, 2024, unless completed sooner or otherwise extended. Open market purchases are intended to be conducted in accordance with applicable Securities and Exchange Commission regulations, including the guidelines and conditions of Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and actual number of shares repurchased will depend on a variety of factors including trading price, Channel’s financial performance, corporate and regulatory requirements and other market conditions. On October 22, 2024, the Channel board of directors authorized an amendment to the Repurchase Plan to increase the total value of shares of Channel common stock available for repurchase by Channel under the Repurchase Plan by an additional $500,000, to $750,000.
On February 25, 2025, Channel issued the February Bridge Note in the aggregate principal amount of $325,000 to the Holder, for a purchase price of $250,000, pursuant to which Channel promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the February Bridge Note together with interest. The February Bridge Note bears interest on the outstanding principal amount at an annual rate equal to 6.0%. The February Bridge Note may be prepaid by Channel without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the February Bridge Note, will otherwise be due and payable on the earliest of: (i) May 25, 2025, (ii) the consummation of a Corporate Event (as defined in the February Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the February Bridge Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the February Bridge Note.
On May 8, 2025, Channel issued the May Bridge Note in the aggregate principal amount of $325,000 to the Holder, for a purchase price of $250,000, pursuant to which the Company promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the May Bridge Note together with interest. The May Bridge Note will bear interest on the outstanding principal amount at an annual rate equal to 6.0%. The May Bridge Note may be prepaid by Channel without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the May Bridge Note, will otherwise be due and payable on the earliest of: (i) September 30, 2025, (ii) the consummation of a Corporate Event (as defined in the May Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the May Bridge Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the May Bridge Note.

On May 12, 2025, Channel executed the February Bridge Note Amendment to the February Bridge Note. The February Bridge Note Amendment extends the maturity date of the February Bridge Note from May 25, 2025 to September 30, 2025. Aside from extending the maturity date of the February Bridge Note, the February Bridge Note Amendment did not amend, alter, restate or otherwise change the principal terms and conditions of the February Bridge Note.
Future Funding Requirements
Channel’s primary use of cash is to fund clinical development, operating expenses and repay accrued liabilities associated with Channel’s IPO and prior operating expenses.
With respect to Channel’s future expected operations expenses, the primary expense drivers will be research and development and management overhead, including costs of being a public company. Of these, research and development is a significant expense which has been utilized for the furtherance of Channel’s CC8464, CT2000 and CT3000 programs. Channel has based the research and development costs on current clinical and pre-clinical trial parameters and expectations on certain existing tax credits, and there is no certainty that the clinical and pre-clinical trial parameters or tax credits available to Channel will remain as they are, which could lead to changes in Channel’s research and development expenditures. Cash used to fund operating expenses is impacted by the timing of when Channel pays these expenses, as reflected in the change in Channel’s outstanding accounts payable, accrued expenses and prepaid expenses.
Channel expects to continue to incur significant and increasing expenses and operating losses in connection with Channel’s ongoing research and development activities. As a result, Channel expects to continue to incur operating losses and negative operating cash flows for the foreseeable future.
As a result, Channel will need to raise additional funding through strategic relationships, public or private equity or debt financings, credit facilities, grants or other arrangements or some combination thereof. If such funding is not available or not available on terms acceptable to Channel, Channel’s current development plan and plans for expansion of Channel’s general and administrative infrastructure may be curtailed. If Channel raises additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that restrict Channel’s operations. Any other third-party funding arrangement could require Channel to relinquish valuable rights.
The source, timing and availability of any future financing will depend principally upon market conditions. Funding may not be available when needed, at all, or on terms acceptable to Channel. Lack of necessary funds may require Channel to, among other things, delay, scale back or eliminate expenses including some or all of Channel’s planned development. There is substantial doubt about Channel’s ability to continue as a going concern.
Cash Flows
The following table summarizes Channel’s cash flows for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025 and 2024
	2025	2024	$ Change	% Change
Net cash used in operating activities	$(632,126)	$(1,991,893)	$(1,359,767)	(68)%
Net cash provided by financing activities	250,000	5,665,731	5,415,731	(96)%
Net increase in cash	$(382,126)	$3,673,838	$4,055,964	(110)%

Net Cash Used in Operating Activities
For the three months ended March 31, 2025, Channel incurred a net loss of $1,967,611, and net cash flows used in operating activities was $632,126. The cash flow used in operating activities was primarily due to a net loss of $1,967,611, offset by stock-based compensation expense of $485,631, amortization of debt discount of $94,213, a change in account payable and accrued expense of $706,478, and by a change in prepaid expenses of $48,963.
For the three months ended March 31, 2024, Channel incurred a net loss of $2,562,330, and net cash flows used in operating activities was $1,991,893. The cash flow used in operating activities was primarily due to a net loss of $2,562,330, offset by stock-based compensation expense of $292,552, amortization of debt discount of $605,630, a change in account payable and accrued expense of $90,994, change in prepaid expenses of $220,930 and an increase in accrued compensation in the amount of $152,023.

Net Cash (Used in) Provided by Investing Activities
Channel neither received nor used cash in investing activities during the three months ended March 31, 2025 and 2024.
Net Cash Provided by Financing Activities
For the three months ended March 31, 2025, net cash flows provided by financing activities were $250,000 resulting from net proceeds from loans.
For the three months ended March 31, 2024, net cash flows provided by financing activities were $5,665,731 resulting from payments from loans of $214,757, net proceeds from Channel common stock issued for cash of $5,972,000, and payment of recission on stock of $91,512.
The following table summarizes Channel’s cash flows for the years ended December 31, 2024 and 2023:

	Years Ended December 31, 2024 and 2023
	2024	2023	$ Change	% Change
Net cash used in operating activities	$(5,792,483)	$(981,031)	$(4,811,452)	490%
Net cash provided by financing activities	6,209,535	1,022,348	5,187,187	507%
Net increase in cash	$417,052	$41,317	$375,735	909%

Net Cash Used in Operating Activities
For the year ended December 31, 2024, Channel incurred a net loss of $7,955,338, and net cash flows used in operating activities was $5,792,483. The cash flow used in operating activities was primarily due to a net loss of $7,955,338, offset by stock-based compensation expense of $1,799,295, amortization of debt discount of $692,020, a change in account payable and accrued expense of $1,178,573, offset by a change in prepaid expenses of $65,300, a change of $45,786 in due from Chromocell Corporation, and a change in accrued compensation in the amount of $282,856, and deferred offering costs of $750,000.
For the year ended December 31, 2023, Channel incurred a net loss of $7,380,793, and net cash flows used in operating activities was $981,031. The cash flow used in operating activities was primarily due to a net loss of $7,380,793, offset by stock-based compensation expense of $1,733,233, shares issued for license of $2,225,733, amortization of debt discount of $188,119, a change in account payable and accrued expense of $1,627,005, share issuance cost associated with the extension of the bridge loan in the amount of $201,600 and an increase in accrued compensation in the amount of $424,072.
Net Cash (Used in) Provided by Investing Activities
Channel neither received nor used cash in investing activities during the years ended December 31, 2024 and 2023.
Net Cash Provided by Financing Activities
For the year ended December 31, 2024, net cash flows provided by financing activities were $6,209,535 resulting from net proceeds from common stock issued for cash of $5,972,000, net proceeds from common stock issued for cash under the equity line of credit of $82,620, proceeds from loans of $536,184, partially offset by payment of recission on stock of $91,512, payment of repurchase of common stock under Stock Repurchase Plan of $75,000 and payments on loans of $214,757.
For the year ended December 31, 2023, net cash flows provided by financing activities were $1,022,348 resulting from proceeds from loans of $766,936, with $565,928 of that amount derived from related parties and $255,412 from common stock issued for cash.
Off-Balance Sheet Arrangements
During the three months ended March 31, 2025 and 2024, Channel did not have, and Channel does not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

During the years ended December 31, 2024 and 2023, Channel did not have, and Channel does not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.
Critical Accounting Estimates
The following discussions are based upon Channel’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.
The preparation of these consolidated financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingencies. Channel continually evaluates the accounting policies and estimates used to prepare the consolidated financial statements. Channel bases Channel’s estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.
See Note 3 - Summary of Significant Accounting Policies to the accompanying consolidated financial statements for a detailed description of Channel’s significant accounting policies.
Income Taxes
Channel is subject to income taxes in the U.S. Significant judgment is required in determining income tax expense, deferred taxes and uncertain tax positions. The underlying assumptions are also highly susceptible to change from period to period. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all the deferred tax assets will be realized. The ultimate realization of deferred taxes assets is dependent upon generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxable income in carryback years and tax-planning strategies when making this assessment. There is currently significant negative evidence which contributes to Channel’s recording a valuation allowance against Channel’s deferred tax assets due to cumulative losses since inception.
Although Channel believe it’s assumptions, judgments, and estimates are reasonable, changes in tax laws or Channel’s interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in Channel’s consolidated financial statements. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. Adjustments to income tax expense, to the extent Channel establish a valuation allowance or adjust the allowance in a future period, could have a material impact on Channel’s financial condition and results of operations.
Recently Issued and Adopted Accounting Pronouncements
The FASB issues ASUs to amend the authoritative literature in the Accounting Standards Codification (“ASC”). There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to Channel or (iv) are not expected to have a significant impact on Channel’s consolidated financial statements.
Other accounting standards that have been issued or proposed by FASB and do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. Other than below, management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual periods beginning after December 15, 2024. Channel is currently evaluating the timing and impacts of adoption of this ASU.
In November 2024, the FASB issued ASU No. 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. Channel is currently evaluating the impact ASU No. 2024-03 will have on its condensed consolidated financial statements.
Segment Reporting
The clinical-stage biotech segment focused on developing and commercializing new therapeutics to alleviate pain. Channel’s clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the CNS. Channel’s goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system. This segment is currently pre-revenue.
The accounting policies of the clinical-stage biotech segment are the same as those described in the summary of significant accounting policies.
The chief operating decision maker assesses performance for the clinical-stage biotech segment and decides how to allocate resources based on net loss that also is reported on the statement of operations as consolidated net loss.
The measure of segment assets is reported on the balance sheet as total assets.
The chief operating decision maker uses net loss to evaluate spending in deciding how funds should be allocated in preforming Channel’s research and development. Net loss is used to monitor budget versus actual results.
Channel has one reportable segment: clinical-stage biotech. This segment performs research and development for biotech products. Since Channel only has one segment, the segment information is the same as the consolidated financials.
Channel’s chief operating decision maker includes the chief executive officer, with such individual also holding the position of chief financial officer.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF CHANNEL
As a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act, Channel is not required to provide the information required by Item 305 of Regulation S-K – “Quantitative and Qualitative Disclosures about Market Risk”.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE OF CHANNEL
Based on information provided by Marcum LLP (“Marcum”), the independent registered public accounting firm of Channel, on November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum, and substantially all of the partners and staff that provided attestation services with Marcum joined CBIZ. On April 11, 2025, Channel was notified by Marcum that Marcum resigned as Channel’s independent registered public accounting firm. On April 11, 2025, with the approval of Channel’s board of directors, CBIZ was engaged as Channel’s independent registered public accounting firm.
Marcum’s report on Channel’s consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2024 and 2023, and through April 11, 2025, the date of Marcum’s resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its reports on Channel’s consolidated financial statements for such periods and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for the previously disclosed identification of material weaknesses in Channel’s internal control over financial reporting.

DESCRIPTION OF LNHC’S BUSINESS
Solely with respect to this “Description of LNHC’s Business” section, “the Company,” “we,” “us” and “our” refers to LNHC, Inc. and its subsidiary.
Overview
LNHC, Inc. (“LNHC” or the “Company”) is a biopharmaceutical company committed to commercializing innovative, safe, and efficacious therapeutic products to help patients with significant unmet medical needs.
LNHC was incorporated in the state of Delaware in September 2023 and was initially formed to facilitate a transaction with Novan, Inc. (“Novan”). On September 27, 2023, Ligand Pharmaceuticals Incorporated (“Ligand”) acquired certain assets of Novan, after providing debtor in possession financing and acquiring specific assets from Novan, under Section 363 of the U.S. Bankruptcy Code. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing ZELSUVMI formerly named SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum. As of the acquisition, all assets and liabilities acquired by Ligand in the Novan acquisition were held by LNHC, which is a wholly owned subsidiary of Ligand.
In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum. ZELSUVMI (berdazimer) topical gel, 10.3%, was approved by the FDA on January 5, 2024.
ZELSUVMI is a nitric oxide (NO) releasing agent indicated for the topical treatment of molluscum contagiosum in adults and pediatric patients 1 year of age and older. ZELSUVMI is the first FDA approved topically applied nitric oxide releasing agent indicated for the treatment of molluscum contagiosum in people ages one year and older and the first and only prescription medication FDA approved for use in non-medical settings that can be safely applied by patients, parents and caregivers. Molluscum contagiosum is a highly contagious viral skin infection that primarily affects children, immunocompromised adults and sexually active persons. The Company estimates that molluscum contagiosum infections afflict an approximately 17 million people of all ages in the United States.
The Company is preparing for the commercialization of ZELSUVMI and is currently building its sales, marketing and commercial team to launch ZELSUVMI. The Company expects pediatricians, pediatric dermatologists, dermatologists and infectious disease specialists will be the target prescribers at launch.
Molluscum Contagiosum
Molluscum contagiosum is caused by a poxvirus and is a common skin infection seen by dermatologists, pediatric dermatologists, and pediatricians, with a prevalence estimated by management to be 17 million people in the United States and an annual incidence estimated by management to be 3-6 million. According to the Centers for Disease Control and Prevention (“CDC”), molluscum contagiosum infections are contagious and spread to others through contact with infected persons or contaminated objects such as towels, toys, furniture, swimming pools, and other surfaces. Children are the most vulnerable to molluscum contagiosum infections as are adults with weakened immune systems. In addition, molluscum contagiosum can be sexually transmitted.
Molluscum contagiosum infections present with raised, skin-colored or red bumps that can appear anywhere on the body, including the face, hands, trunk, genitals, back of the knees, armpits, and other sensitive areas. People with molluscum contagiosum may suffer discomfort from itching, secondary bacterial infections, as well as immense social stigma from having visible molluscum contagiosum lesions which typically last for months or for years. Left untreated, molluscum contagiosum lesions may persist an average of 13 months, with reports of cases remaining unresolved for up to five years. The symptoms of molluscum contagiosum can cause anxiety, and parents frequently seek treatment due to its highly contagious nature and its impact on physical appearance.
ZELSUVMI
ZELSUVMI (berdazimer) topical gel, 10.3% is a nitric oxide (NO) releasing agent indicated for the topical treatment of molluscum contagiosum in adults and pediatric patients one year of age and older. ZELSUVMI was developed using the proprietary nitric oxide-based technology platform, NITRICIL. ZELSUVMI’s mechanism of action against molluscum contagiosum is unknown. In vitro studies of ZELSUVMI’s active ingredient, berdazimer sodium, have demonstrated (i) anti-pox virus activity on vaccinia virus, which is often used as a surrogate for molluscum contagiosum virus; and (ii) reduced early gene expression of molluscum contagiosum virus proteins. ZELSUVMI’s final Phase 3 clinical study included 891 enrolled patients treated with ZELSUVMI and demonstrated statistically significant and clinically meaningful efficacy results on both primary and secondary endpoints, a greater reduction in lesions at every measurement point, and favorable safety results during the 12-week duration. LNHC’s market research indicates physicians have highly favorable opinions about ZELSUVMI’s clinical efficacy, safety, and practicality as the first and only topical medication indicated for molluscum contagiosum that does not require in office administration by a healthcare provider. LNHC believes that. ZELSUVMI is likely to complement or represent a differing treatment regimen of current procedural treatments administered in medical settings such as cryosurgery, cantharidin application and curettage.
Proprietary NITRICIL™ Technology Platform Overview
The NITRICIL proprietary technology platform leverages nitric oxide’s naturally occurring anti-viral, anti-bacterial, anti-fungal, and immunomodulatory potential mechanisms of action in an effort to treat a range of diseases. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. The technology’s ability to harness nitric oxide and its multiple potential mechanisms of action has enabled the creation of a platform with the potential to generate differentiated product candidates. The two key components of the nitric oxide platform are the proprietary NITRICIL technology, which drives the creation of macromolecular New Chemical Entities and formulation science, both of which are used to tune product candidates for specific targeted indications.
The Company believes that the NITRICIL platform’s ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows the potential to improve patient outcomes in a variety of diseases. LNHC’s achievement of an FDA approval for ZELSUVMI has validated the NITRICIL technology platform’s ability to achieve stable, tunable and druggable delivery of nitric oxide on therapeutically and commercially important targets such as molluscum contagiosum. LNHC has an exclusive license to use the NITRICIL Technology Platform as necessary to manufacture ZELSUVMI, as set forth in the license agreement between LNHC, Inc. and Ligand.
Berdazimer sodium is the API that is the backbone of the NITRICIL platform technology, including ZELSUVMI. Different concentrations of berdazimer sodium and different formulations of the finished drug product are what differentiates potential treatment options for various indications. The NITIRCIL technology platform has many other potential product candidates that could be further developed. To date, clinical work has been performed in various indications, including acne (SB204), atopic dermatitis and psoriasis (SB414), tinea pedis and onychomycosis (SB208) and external genital warts (SB207), the rights to which are owned by Ligand.
Licensing and Other Agreements
Ligand
On March 24, 2025, LNHC assigned its IP portfolio related to the Novan acquisition, including the NITRICIL technology, to Ligand and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan.
On March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to the NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer (the “MSA”).
Sato Agreement
On January 12, 2017, the Company entered into a license agreement, and related first amendment, with Sato Pharmaceutical Co., Ltd. (“Sato”), relating to SB204, a drug candidate for the treatment of acne vulgaris in Japan (the “Sato Agreement”). Pursuant to the Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of the Company’s intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 in certain topical dosage forms for the treatment of acne vulgaris, and to make the finished form of such products.

On October 5, 2018, the Company and Sato entered into the second amendment (the “Sato Amendment”) to the Sato Agreement (collectively, the “Amended Sato Agreement”). The Sato Amendment expanded the Sato Agreement to include SB206, a drug candidate for the treatment of viral skin infections. Pursuant to the Amended Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of its intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 or SB206 in certain topical dosage forms for the treatment of acne vulgaris or viral skin infections, respectively, and to make the finished form of such products.
The agreement stipulated that the Company or its designated contract manufacturer will supply study materials to Sato for use in the development of SB204 and SB206 in the licensed territory. The rights granted to Sato do not include the right to manufacture the API of SB204 or SB206; rather, the parties agreed to negotiate a commercial supply agreement pursuant to which the Company or its designated contract manufacturer would be the exclusive supplier to Sato of the API for the commercial manufacture of licensed products in the licensed territory. Under the terms of the Amended Sato Agreement, the Company also has exclusive rights to certain intellectual property that may be developed by Sato in the future, which the Company could choose to use for its own development and commercialization of SB204 or SB206 outside of Japan.
The term of the Amended Sato Agreement (and the period during which Sato must pay royalties under the amended license agreement) expires on the twentieth anniversary of the first commercial sale of a licensed product in the licensed field in the licensed territory (adjusted from the tenth anniversary of the first commercial sale in the Sato Agreement). The term of the Amended Sato Agreement may be renewed with respect to a licensed product by mutual written agreement of the parties for additional two-year periods following expiration of the initial term. All other material terms of the Sato Agreement remain unchanged by the Sato Amendment.
The Sato Agreement was assigned to Ligand on March 24, 2025. Pursuant to the license agreement between LNHC and Ligand, LNHC agrees to supply clinical and commercial quantities of the API to Sato on a cost-plus basis.
International Opportunities
The Company, through its exclusive license of ZELSUVMI from Ligand, has the ability to further seek approval for and commercialize ZELSUVMI through the rest of the world, except for Japan. The Company estimates molluscum contagiosum incidence and prevalence rates in the European Union and Asia to be comparable to the United States. The Company has engaged in several international discussions with distributors seeking supply or license agreements for ZELSUVMI in multiple ex-U.S. territories. Many countries are able to leverage a U.S. FDA approved product in terms of successfully navigating the local regulatory registration process or where U.S. FDA products are available for prescription by the local medical community. LNHC is in the initial stages of exploring ex-U.S. distribution opportunities and indicative distribution offers from distributors seeking FDA approved products for their territories.
Reedy Creek
On April 29, 2019, the Company entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an amount of $25.0 million for the Company to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum contagiosum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis.
If the Company successfully commercializes any such product, including ZELSUVMI, following regulatory approval, the Company will be obligated to pay Reedy Creek a low single digit royalty on net sales of such products in the United States, Mexico or Canada.
Manufacturing and Supply Chain
Background
The Company currently leases its primary operating facility, including 19,265 square feet of laboratory, cGMP manufacturing, warehouse, storage and office space in Durham, North Carolina. The lease, dated January 18, 2021, as amended, has an initial term expiring in 2032, with an option to extend the term of the lease for a period of 5 years. LNHC constructed this bespoke purpose-built facility to serve as the primary berdazimer sodium active pharmaceutical ingredient manufacturing site.
Berdazimer sodium is the API that is the critical component of the NITRICIL platform technology. The Company believes different concentrations of berdazimer sodium and different formulations of the finished drug product may be used to develop additional product candidates for other diseases or conditions. For example, ZELSUVMI (berdazimer) topical gel, 10.3%, which has been approved by the FDA, is one product and indication that has met the regulatory requirements for commercialization. The Company believes the NITIRCIL technology platform could generate other potential product candidates that could be further developed, and, pursuant to the MSA, LNHC may produce the API for such other uses.
The supply chain includes the procurement of raw materials, the conversion of raw materials into API, and the conversion of API to finished product. The Company’s process, as described in more detail below, is effectively as follows:
•	Procurement of underlying raw materials, such as nitric oxide gas;
•	Conversion of raw materials into API, including allocated overhead, fixed and variable costs;
•	Shipment of API to a third-party CMO;
•	Conversion of API into finished product, ZELSUVMI, at the third party CMO; and
•	Shipment of finished product from CMO to a third-party logistics provider for distribution.
LNHC uses various qualified vendors to source raw materials. The conversion of the API and manufacture occurs at its primary operating facility in North Carolina. The API is then shipped to a third-party fill/finish CMO who converts the API into finished products, including ancillary/supportive manufacturing, filling and packaging. The finished product is then shipped back to the U.S. domiciled third-party logistics provider for distribution.
The ZELSUVMI manufacturing process is effectively comprised of four key components: raw materials, supply chain, drug substance (API), and drug product (finished product).
Raw Materials
LNHC currently relies on third-party suppliers to provide the raw materials that are used by it and its third-party manufacturers in the manufacture of ZELSUVMI. There are a limited number of suppliers for raw materials, including nitric oxide, that are used to manufacture the product candidates and commercial products.
Supply Chain
LNHC also relies on third-party logistics vendors to transport raw materials, API, and drug products through our supply chain. Certain materials, including the API, have designated hazard classifications that limit available transportation modes or quantities. Third-party logistics vendors may choose to delay or defer transportation of materials from time to time, which could adversely impact the timing or cost of our manufacturing supply chain activities or other associated development activities.
Drug Substance (Active Pharmaceutical Ingredient)
Due to the complexity of the proprietary manufacturing technology related to the NITRICIL platform, including intellectual property, know-how, trade secrets, production techniques, and the related physical manufacturing requirements and characteristics, the Company previously determined that constructing its custom manufacturing facility was the most effective way to mitigate risk associated with API production. To date, the facility and production process has been fully validated and qualified. Currently, the facility has an operational and integrated QMS (Quality Management System) and ERP governing the operations of the facility.
LNHC has manufactured numerous API batches in its facility since becoming operative, including site registration batches, project validation batches, and commercial batches. In preparing for the expected commercial launch of ZELSUVMI, LNHC has stockpiled numerous batches of commercial API. The operational API manufacturing strategy incorporates redundancy planning, including maintaining a certain API MOH (months-on-hand) quantity to mitigate potential risk, both “upside” and “downside”, related to potential future commercial demand of ZELSUVMI. Manufacturing ZELSUVMI API at its own, U.S.-based facility provides LNHC with critical control over the longest lead time and the most complex component of ZELSUVMI’s supply chain.

LNHC currently has sufficient API manufacturing capacity within its facility, as it is configured, to comfortably meet its current sales forecasts to supply API for ZELSUVMI. In its current configuration, the Company has excess capacity to increase utilization for additional API demand. Furthermore, LNHC also has the ability to add additional manufacturing shifts and team members to manufacture even greater quantities of API, if needed, for current and potential future partners or customers of the NITRICIL technology. Effectively, the Company believes the current API theoretical manufacturing capacity could be roughly doubled, if needed due to one or more of the following: a higher than expected sales demand for ZELSUVMI, demand from current partnerships such as Sato and Ligand, and potential future partnerships for ZELSUVMI and/or the NITRICIL platform. LNHC does not expect to need to invest in material or significant capital expenditures and other fixed costs to bring more manufacturing capacity on-line in the foreseeable future. The Company does expect to incur certain levels of capital expenditures for on-going operations, maintenance and improvements.
Drug Product (ZELSUVMI)
The Company has a long-standing strategic alliance with Orion Corporation (“Orion”), a Finnish full-scale pharmaceutical company with broad experience in cGMP drug manufacturing. Orion manufactures the Company’s commercial supply of its ZELSUVMI finished product. The drug product manufacturing and fill/finish process at Orion has been fully validated and qualified including site registration batches, project validation batches, and commercial batches. Through its contractual relationship with Orion, LNHC has manufactured initial commercial launch quantities of ZELSUVMI. In addition, LNHC has entered into a multi-year supply agreement and provides monthly estimates and forecasts for on-going production runs of finished products. The Company’s supply forecast is informed by the expected sales forecast, with adjustments such as MOH, safety stock, shelf life, and product dating.
ZELSUVMI Commercial Strategy
Commercial Background
ZELSUVMI is the first FDA-approved at-home prescription medication indicated for the treatment of molluscum contagiosum in patients one year of age and older that can administered by patients, parents and caregivers. As a prescription, ZELSUVMI will generally be covered under patients’ pharmacy benefit, differentiating it from procedural reimbursement for cantharidin and cryotherapy. Pediatricians, pediatric dermatologists, dermatologists and infectious disease specialists will be the target prescribers at launch.
Pediatricians diagnose the majority of molluscum contagiosum infections, and the Company believes many patients have not been treated due, in part, to a lack of FDA approved prescription treatment options that can be administered outside of medical settings. The Company believes that pediatricians will be key to expanding the market, increasing peak sales, and sales and marketing efficiency. The Company will seek to position ZELSUVMI as the preferred first line therapy among pediatricians. The Company believes ZELSUVMI will enhance and complement current non-prescription treatment options and referral patterns. Based on the Company’s interactions with healthcare professionals (“HCPs”) to date, the Company believes HCPs would welcome this positioning of ZELSUVMI.
ZELSUVMI fills a medical need in the market as the first safe and efficacious prescription medication for molluscum contagiosum that can be administered outside of medical settings. Based on 2023 data from Veeva Compass, on an annual basis, greater than 390,000 unique patients are affected by molluscum contagiosum and greater than 100,000 unique HCPs are treating the disease in the United States. However, we believe this number underestimates the true number of cases due to a lack of treatment options.
Sales and Distribution Strategy
LNHC plans to market ZELSUVMI primarily to physicians with personal promotion and direct sales efforts with a dedicated sales force supported by a product management team and critical support staff. The sales and marketing effort will focus on increasing awareness, trial, adoption and usage of ZELSUVMI to targeted pediatricians, pediatric dermatologists and dermatologists. LNHC plans to distribute ZELSUVMI via standard retail pharmacy chains, mail order and Amazon pharmacy utilizing a third-party logistics provider. Based on LNHC’s conversations with HCPs, these distribution channels are the most preferred by patients and HCPs. Critical to the launch of ZELSUVMI will be co-pay assistance and managing co-pay and patient out-of-pocket costs as well as prescription “pull-through” strategies and tactics to ensure patient access and utilization of ZELSUVMI. LNHC’s launch plans incorporate these strategies and has been on-boarding the appropriate personnel to execute the launch of ZELSUVMI.

Marketing Strategy
LNHC plans to focus sales and marketing efforts and investment on expanding product awareness and trial of ZELSUVMI initially by means of personal promotion by sales representatives to pediatric, pediatric dermatologist and dermatologist HCPs who have repeatedly included diagnosis codes for molluscum contagiosum infection as part of their claims for reimbursement by health insurers for outpatient visits. LNHC also intends to expand its marketing strategies to include more non-personal promotion strategies and tactics focused on patients and eventually to consumer segments. HCP marketing initiatives focus on driving adoption through targeted initiatives like peer-to-peer education, data-driven digital advertising, and customized sales representative programs tailored to practice needs such as understanding insurance coverage and product acquisition. Consumer marketing initiatives focus on expanding both diagnosed and treated patient populations through strategic social media advertising, sharing impactful patient testimonials, and leveraging trusted influence partnerships.
Market Access Strategy
LNHC’s cross functional, payer and reimbursement account team will prioritize ensuring that the process of accessing ZELSUVMI will be seamless, affordable, and easy with everything our patient customers will need, from step-by-step instructions to co-pay cards for eligible patients, to maximize the probability of having a positive outcome from using LNHC’s product on their child or family member regardless of whatever distributor they prefer to access ZELSUVMI. LNHC’s team will focus on certain channels, including commercial, Medicaid and Managed Medicaid and the use of co-pay cards and coupons for eligible patients for commercially insured patients to ease access regardless of the channel utilized.
Competition
The pharmaceutical industry is subject to rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, compounding facilities, academic institutions, governmental agencies, and public and private research institutions.
ZELSUVMI is the first and only FDA-approved prescription pharmaceutical therapy for the treatment of molluscum contagiosum that can be administered by patients or caregivers outside of a medical setting. The Company believes the key competitive factors affecting the success of ZELSUVMI are likely to be its efficacy, safety, convenience, pricing, and stability. With respect to ZELSUVMI for the treatment of molluscum contagiosum, the Company will be primarily competing with therapies such as other topical products, curettage, cryotherapy, laser surgery, natural oils, off-label drugs, natural remedies, and cantharidin.
Intellectual Property
Under the Exclusive License and Sublicense Agreement with Ligand, dated March 24, 2025, LNHC acquired exclusive rights to a robust IP portfolio that provides material coverage for ZELSUVMI, which includes patents and patent applications covering the ZELSUVMI product and its use for treating molluscum contagiosum; trademarks; and know-how and trade secrets covering various aspects of the nitric oxide NITRICIL Technology Platform in addition to manufacturing, research, development, formulation, analytical chemistry and analytical science know-how.
There are 14 issued U.S. patents covering ZELSUVMI which are listed in the Orange Book and which are expected to expire during the time period beginning in 2026 and ending in 2035. Upon the initial approval of ZELSUVMI, we applied for 1,280 days of patent term extension (“PTE”) for the U.S. patent covering ZELSUVMI compositions. Assuming grant of the PTE application, the term of this patent may be extended from February 27, 2034, to August 30, 2037.
Other Patent Data
Patent Term
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries, in which they are obtained. Generally, utility patents issued from applications in the United States are granted for a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent’s term can be adjusted to recapture a portion of the USPTO’s delay in examining and issuing the patent, and extended to recapture a portion of the patent term effectively lost as a result of the FDA regulatory review period of the drug covered by the patent. However, as to the FDA component, the restoration period cannot be longer than five years, the total patent term including the restoration period must not exceed 14 years following FDA approval of the drug, and the extension may only apply to one patent that covers the approved drug (and to only those patent claims covering the approved drug or a method for using it). There can be no assurance that any such patent term adjustment or extension will be obtained. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent. See the section titled “Risk Factors—Risks Related to LNHC’s Intellectual Property” for a more comprehensive description of risks related to our intellectual property.
Confidentiality
LNHC relies upon trade secrets, know-how, and continuing technological innovation to develop and maintain the Company’s competitive position. The Company protects its proprietary information, in part, using confidentiality agreements with commercial partners, collaborators, employees, and consultants and invention assignment agreements with our employees. The Company also has confidentiality agreements and/or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect LNHC’s proprietary information and, in the case of the invention assignment agreements, to grant the Company ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and LNHC’s may not have adequate remedies for any such breach. In addition, trade secrets may otherwise become known or be independently discovered by competitors. To the extent that commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Trademarks
Further, we have and will continue to pursue trademark protection for our company name and brand. As of March 24, 2025, we in-license pending trademark applications from Ligand, including the ZELSUVMI and NITRICIL marks both of which are allowed by the United States Patent and Trademark Office (“USPTO”). Additionally, we own 4 pending trademark applications covering the LNHC and Pelthos names, all of which are allowed by the USPTO.
Data Privacy and Security Laws
Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the NDA process before it may be legally marketed in the United States.

U.S. drug development process
In the United States, the FDA regulates drugs under the federal FDCA and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a drug may be marketed in the United States generally involves the following:
•	completion of certain preclinical laboratory tests, animal studies and formulation studies in accordance with GLP regulations and other applicable regulations;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•	approval by an IRB, or ethics committee at each clinical site before each trial may be initiated;
•	performance of adequate and well-controlled human clinical trials in accordance with GCPs to evaluate the safety and efficacy of the product candidate for its intended use;
•	submission to the FDA of an NDA after completion of all pivotal trials;
•	satisfactory completion of an FDA advisory committee review, if applicable;
•
satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	satisfactory completion of potential inspection of selected clinical investigation sites to assess compliance with GCPs; and
•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.
Once a product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND. An IND is a request for allowance from the FDA to administer an investigational drug product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the trial includes an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns about on-going or proposed clinical trials or non-compliance with specific FDA requirements, and the trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted.
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs, which include, among other things, the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and a separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.
Furthermore, an independent IRB at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•
Phase 1: The product candidate is initially introduced into healthy human subjects, or in some cases, patients with the target disease or condition, and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

•
Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

•
Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.
Concurrently with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMPs. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
U.S. review and approval process
The results of product development, including results from preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.
In addition, the Pediatric Research Equity Act (“PREA”) requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, NDAs and certain supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is deemed safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.
Once an NDA has been submitted, the FDA conducts a preliminary review of the application within the first 60 days after submission, before accepting it for filing, to determine whether it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once filed, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after it the application is submitted.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCPs.
After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, including additional clinical trials, or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a CRL is issued, the sponsor must resubmit the NDA or, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.
If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct clinical trials designed to further assess a drug’s safety and/or effectiveness following NDA approval, and may require additional testing and surveillance programs to monitor the safety of approved products which have been commercialized. The FDA may also place other conditions on approval, including the requirement for a risk evaluation and mitigation strategy (“REMS”), to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS, which could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA will not approve the NDA without an approved REMS, if required. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.
Post-approval requirements
Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval.
Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws and regulations. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of requirements for post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters, or untitled letters;
•	clinical holds on ongoing or planned clinical studies;
•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
•	mandated modification of promotional materials and labeling and the issuance of corrective information;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
•	injunctions or the imposition of civil or criminal penalties.
In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Marketing exclusivity
Market exclusivity provisions under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or an NDA submitted under Section 505(b)(2) (“505(b)(2) NDA”) submitted by another sponsor for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.
The FDCA alternatively provides three years of non-patent exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct, or obtain a right of reference to, all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of exclusivity attached to another period of existing non-patent regulatory exclusivity or an available patent term if a sponsor conducts clinical trials in children in response to a “written request” from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials, and the FDA’s grant of pediatric exclusivity does not require the FDA to approve labeling containing information on pediatric use based on the studies conducted.
Federal and State Fraud and Abuse and Transparency Laws and Regulations
In addition to FDA restrictions on marketing of pharmaceutical products, federal and state healthcare laws and regulations restrict business practices in the biopharmaceutical industry. These laws may impact, among other things, our current and future business operations, including our clinical research activities, and proposed sales, marketing and education programs and constrain the business or financial arrangements and relationships with healthcare providers and other parties through which we market, sell and distribute our products for which we obtain marketing approval. These laws include anti-kickback and false claims laws and regulations, and transparency laws and regulations, including, without limitation, those laws described below.
The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and other individuals and entities on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance to offer protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers.
The federal civil and criminal false claims laws, including the False Claims Act (“FCA”), prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. Further, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.
HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
In addition, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil FCA, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The Office of Inspector General of the Department of Health and Human Services emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud. To the extent our patient assistance programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.
The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), teaching hospitals, and other health care professionals (such as physician assistants and nurse practitioners), as well as information regarding ownership and investment interests held by physicians and their immediate family members.
We may also be subject to state and foreign law equivalents of each of the above federal laws; state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or that otherwise restrict payments that may be made to healthcare providers; and state laws that require reporting of information related to drug pricing; state and local laws that require the registration of pharmaceutical sales representatives.
Violations of any of these laws or any other governmental regulations that may apply to us can result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Coverage and Reimbursement
The commercial success of ZELSUVMI and our drug candidates, if approved, and our ability to commercialize those products successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicaid, private health insurers and other third-party payors provide adequate coverage and reimbursement. These third-party payors generally develop their own policies as to which drugs they will pay for and the reimbursement levels for the drugs. For example, governmental programs in the United States often require manufacturers to pay certain rebates or otherwise provide discounts to secure coverage of drug products. To control healthcare expenditures generally, in the United States, the EU and other potentially significant markets for ZELSUVMI and our drug candidates, if approved, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies. The measures taken often have resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the EU places additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, as well as drug coverage and reimbursement policies and pricing in general.
Some of the additional requirements and restrictions on coverage and reimbursement levels imposed by third-party payors influence the purchase of healthcare services and products. For example, there may be limited coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. There may also be formulary placements that result in lower reimbursement levels and higher cost-sharing borne by patients. Further, third-party payors are increasingly examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our products may not be considered medically necessary or cost-effective. Even if a third-party payor determines to provide coverage for a drug product, adequate reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.
Healthcare legislative proposals to reform healthcare or reduce costs under government insurance programs may also result in lower reimbursement for our drugs and drug candidates or exclusion of our drugs and drug candidates from coverage altogether. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of ZELSUVMI and any of our approved drug candidates. We cannot provide any assurances that we will be able to obtain and maintain third party coverage or adequate reimbursement for ZELSUVMI or any of our approved drug candidates in whole or in part.
Impact of Healthcare Reform on our Business
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug product candidates, restrict or regulate post-approval activities, and affect the profitable sale of drug product candidates.
Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “ACA”) was passed, which substantially changed the way healthcare is financed by both the government and private insurers and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (i) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; (ii) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs; (iii) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (iv) increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively; (v) expanded the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, thereby potentially increasing manufacturers’ Medicaid rebate liability; (vi) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (vii) established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the American Rescue Plan Act of 2021, which eliminated the statutory Medicaid drug rebate cap, previously set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, effective January 1, 2024. In addition, the Inflation Reduction Act of 2022 (“IRA”) which among other things, extended enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminated the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have an adverse effect on customers for ZELSUVMI and our product candidates, if approved, and, accordingly, our financial operations.
Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries, presidential executive orders and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, the IRA, among other things, (1) directs the Department of Health and Human Services, or HHS, to negotiate the price of certain single-source drugs and biologics that have been on the market at least 7 years covered under Medicare, or the Medicare Drug Price Negotiation Program, and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. These provisions took effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon price of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program.
Further, on December 7, 2023, an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act was announced. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.
At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure, drug price reporting and other transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (SIP) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. Any such approved importation plans, when implemented, may result in lower drug prices for products covered by those programs. Some states have also enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for ZELSUVMI or our approved product candidates or additional pricing pressures. We cannot predict with certainty what impact any federal or state health reforms will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced reimbursement for our products, any of which could adversely affect our business, results of operations and financial condition.
Human Capital
As of April 15, 2025, LNHC had approximately 28 full-time employees, all located in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. LNHC is in the process of hiring a sales, marketing and commercialization team and expect the headcount to increase to approximately 85 people to execute the launch of ZELSUVMI and supportive commercialization activities by mid-year 2025.
LNHC’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants.
Insurance
We currently maintain product liability insurance coverage for our products and clinical trials, if applicable, in amounts consistent with industry standards. However, insurance coverage is becoming increasingly expensive, and we may not be able to obtain or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability.

Corporate Information
LNHC, Inc. is incorporated under the laws of the State of Delaware. The Company’s principal executive offices are located at:
LNHC, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703
Phone: 1-919-908-2400
Email: contact@LNHC.com

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF LNHC
The following discussion and analysis should be read in conjunction with the section titled “Unaudited Pro Forma Financial Statements” and our audited and unaudited financial statements and related notes included elsewhere in this information statement. This discussion and analysis and other parts of this information statement contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the section titled “Risk Factors Related to LNHC’s Business” and elsewhere in this information statement. You should carefully read the “Risk Factors” section of this information statement to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements”.
Solely with respect to this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LNHC”, section, the “Company” “we,” “us” and “our” refers to LNHC, Inc. and its consolidated subsidiary.
Separation from Ligand and Merger Agreement with Channel
Prior to completion of the Merger, LNHC will continue to be a wholly-owned subsidiary of Ligand. We have historically operated as part of Ligand since the Novan Acquisition date on September 27, 2023, and not as a separate, publicly-traded company. Our audited and unaudited financial statements have been derived from Ligand’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the audited and unaudited financial statements. The audited and unaudited financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Ligand’s corporate office and from other Ligand businesses to us and allocations of related assets, liabilities, and Ligand’s investment, as applicable. We believe the allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the audited and unaudited financial statements had we been an entity that operated separately from Ligand during the periods presented. Further, the historical audited and unaudited financial statements may not be reflective of what our results of operations, income (loss), historical financial position, equity or cash flows might be in the future.
We have entered into various agreements with Ligand to provide for the allocation between us and Ligand of Ligand’s assets, employees, liabilities and obligations attributable to periods prior to, at and after the separation and will govern certain relationships between us and Ligand after the separation.
On March 24, 2025, LNHC assigned its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan. In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.
On April 17, 2025, Ligand and Channel announced the signing of a definitive merger agreement to combine LNHC (Ligand’s wholly owned subsidiary) with CHRO Merger Sub Inc., a wholly owned subsidiary of Channel. The merger will be supported by $50 million in capital raised from a group of strategic investors. Upon completion of the transaction, the combined company will operate under the name Pelthos Therapeutics Inc. Channel intends to file an initial listing application for the combined company with the NYSE American exchange. It is expected that the common stock of the combined company will trade on the NYSE American exchange under the ticker symbol PTHS.
The combined company will initially focus on commercializing ZELSUVMI (berdazimer) topical gel, 10.3%, for the treatment of molluscum contagiosum infections (“molluscum”) in adults and pediatric patients one year of age and older. ZELSUVMI was approved by the U.S. Food and Drug Administration (FDA) in 2024 and is the first and only prescription therapy for molluscum infections approved for use at home by patients, parents, and caregivers. The combined company will also retain Channel’s existing NaV 1.7 development programs for the treatment of various types of chronic pain, acute and chronic eye pain, and post-surgical nerve blocks.
Under the terms of the merger agreement, Channel will acquire 100% of the issued and outstanding equity interests of LNHC, and will change its name to Pelthos Therapeutics Inc. In connection with the transaction, Ligand has agreed to invest $18 million in the combined company and a group of strategic investors led by Murchinson has agreed to invest $32 million for a total of $50 million.
Overview
On September 27, 2023, Ligand Pharmaceuticals Incorporated (“Ligand”) acquired certain assets of Novan, Inc. (“Novan”). This transaction (“Novan Acquisition”) was accounted for as a business combination. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum.
In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum which was subsequently approved by the FDA on January 5, 2024, and is commercially known as ZELSUVMI.
As of the effective date of Novan Acquisition, all assets and liabilities acquired by Ligand in the Novan Acquisition have been held by LNHC, which is a wholly owned subsidiary of Ligand.
Unless the context otherwise requires, the “Company,” for periods after the Novan Acquisition, refers to LNHC (“Successor”), and for the periods prior to the Novan Acquisition, refers to the corresponding part of Novan’s business that was subsequently acquired by Ligand in the Novan Acquisition and contributed into LNHC (“Predecessor”). As a result of the Novan Acquisition accounting, the results of operations, financial position and cash flows of the Predecessor and Successor are not directly comparable.
Key Factors Affecting Our Results of Operations and Future Performance
We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties, including those described in the section of this prospectus titled “Risk Factors.”
•	We must effectively implement and maintain sales, marketing and distribution capabilities for our products to successfully commercialize and generate revenues from our products.
•
Our products must achieve a broad degree of physician and patient adoption and use necessary for commercial success. The commercial success of our approved products depends significantly on the broad adoption and use of such products by physicians and patients for approved indications.

•
Our product revenues will be dependent on sales to a few significant wholesale customers and the loss of, or substantial decline in, sales to one of these wholesale customers could have a material adverse effect on our expected future revenues and profitability.

•	Delays or disruptions in our supply chain and the manufacturing of our product could adversely affect our sales and marketing efforts.
•
Unexpected results in the analysis of raw materials, the API or drug product or problems with the execution of or quality systems supporting the analytical testing work, whether conducted internally or by third-party service providers, could adversely affect our commercialization activities.

Components of Results of Operations
Revenue
Revenue in all periods is solely related to recognition of deferred revenue from a collaboration agreement with Sato Pharmaceutical Co., Ltd. (“Sato Agreement”). For information about Sato Agreement, see Note (3), Sato Agreement in the notes to our audited and unaudited financial statements.

Research and Development Expenses
Research and development expenses include all direct and indirect development costs incurred for the development of ZELSUVMI. These expenses include salaries and related costs, including stock-based compensation and travel costs for research and development personnel, allocated facility costs, laboratory and manufacturing materials and supplies, consulting fees, product development, preclinical studies, clinical trial costs, licensing fees and milestone payments under license agreements and other fees and costs related to the development of drug candidates. The cost of tangible and intangible assets that are acquired for use on a particular research and development project, have no alternative future uses, and are not required to be capitalized in accordance with the Company’s capitalization policy, are expensed as research and development costs as incurred.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily consist of salaries, benefits and other personnel-related costs for employees in our executive, accounting and finance, corporate development, office administration, facility, legal and human resources functions as well as professional services fees, such as consulting, audit, tax and legal fees, general corporate costs and allocated overhead expenses. For the periods presented, selling expenses were not significant based on the stage of the business as it relates to its pre-commercial status. We expect that our selling, general and administrative expenses will increase substantially in absolute dollars in future periods, primarily due to the implementation and deployment of the commercial, sales, and marketing infrastructure necessary to sell ZELSUVMI, increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, director and officer insurance and professional services. We expect these expenses to vary from period to period as a percentage of revenue.
Amortization of Intangibles
The amortization of intangibles is related to Ligand purchase accounting of Novan upon which the Company recognized an intangible asset for NITRICIL technology in the amount of $10.7 million. This intangible asset is amortized on a straight-line basis over 15 years.
Interest expense
Interest expense is attributable to expected royalty and milestone payments under the purchase agreement with Reedy Creek Investments LLC (the “Reedy Creek Purchase Agreement”) that was entered into on April 29, 2019, pursuant to which Reedy Creek provided funding to the Company in an amount of $25 million for the Company to pursue the development, regulatory approval and commercialization activities for SB206.
During the Predecessor period this liability was recorded on the balance sheet at historical cost. As of Novan Acquisition date, this liability was recognized at fair value in Ligand purchase accounting of Novan. Subsequently, during the Successor periods, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis. For information about the Reedy Creek Purchase Agreement, see Note (6), Reedy Creek Liability in the notes to our audited financial statements and Note (5), Reedy Creek Liability in the notes to our unaudited condensed financial statements.
Results of Operations
Comparisons of the three months ended March 31, 2025 to the three months ended March 31, 2024.
Revenue

	Three months ended March 31,
(Dollars in thousands)	2025	2024
Revenue	$294	$218

Revenue was $294 thousand during the three months ended March 31, 2025, an increase of $76 thousand, or 35%, compared to $218 thousand for the three months ended March 31, 2024. Revenue in both periods is solely related to recognition of deferred revenue from Sato Agreement. Revenue increased primarily due to more delivery of study materials to Sato.

Operating Expenses

	Three months ended March 31,
(Dollars in thousands)	2025	2024
Operating expenses:
Research and development	$2,732	$3,329
Selling, general and administrative	4,262	3,913
Amortization of intangibles	162	179
Total operating expenses	$7,156	$7,421

Research and development expense was $2.7 million during the three months ended March 31, 2025, a decrease of $0.6 million, or 18%, compared to $3.3 million for the three months ended March 31, 2024. The decrease in research and development expense was primarily attributable to a higher volume of API manufacturing which resulted in a higher level of fixed overheads absorption into the cost of inventory, as well as a one-time success bonus paid to R&D employees upon obtaining the FDA approval which was recorded in Q1 2024 expenses.
Selling, general and administrative expense was $4.3 million during the three months ended March 31, 2025, an increase of $0.3 million, or 9%, compared to $3.9 million for the three months ended March 31, 2024. The increase in selling, general and administrative expense was primarily attributable to ZELSUVMI commercialization work, including marketing and education materials and conference costs, which was partially offset by a one-time success bonus paid to administrative employees upon obtaining the FDA approval which was recorded in Q1 2024 expenses.
Amortization of intangibles was $162 thousand during the three months ended March 31, 2025, a decrease of $17 thousand, or 9%, compared to $179 thousand for the three months ended March 31, 2024. The decrease in amortization of intangibles was related to the transfer of the intangible asset for NITRICIL technology from LNHC to Ligand in March 2025.
Other income (expense)

	Three months ended March 31,
(Dollars in thousands)	2025	2024
Other income (expense), net:
Interest expense	$(626)	$(370)
Other income (expense)	(23)	(6)
Total other income (expense), net	$(649)	$(376)

Interest expense was $626 thousand during the three months ended March 31, 2025, an increase of $256 thousand, or 69%, compared to $370 thousand for the three months ended March 31, 2024. Interest expense is attributable to a long-term liability to Reedy Creek. As of Novan Acquisition date, this liability was recognized at fair value in Ligand’s purchase accounting adjustments of Novan. Subsequently, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis. Interest expense increased primarily due to the increase in effective interest rate as a result of increased ZELSUVMI sales forecast, as well as the increased outstanding balance of the liability that interest rate is applied to as no payments have yet been made.
Income tax benefit
Income tax benefit during the three months ended March 31, 2025 and 2024 amounted to zero and $77 thousand, respectively. The amount of income tax benefit consists of federal deferred income tax benefit.
We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. We assessed the positive and negative evidence to determine if sufficient future taxable income will be generated to use the existing deferred tax assets. Our evaluation of evidence resulted in management concluding that the majority of our deferred tax assets will not be realized.

Comparisons of the year ended December 31, 2024 (Successor) to the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor).
Revenue

	Year Ended December 31,
	2024	2023
	Successor	Successor	Predecessor
(Dollars in thousands)	January 1 to December 31	September 28 to December 31	January 1 to September 27
Revenue	$876	$209	$219

Revenue was $876 thousand during the year ended December 31, 2024 (Successor), an increase of $448 thousand, or 105%, compared to a sum of $219 thousand and $209 thousand for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. Revenue in all periods is solely related to recognition of deferred revenue from Sato Agreement. Revenue amounts for two Successor periods presented are consistent on annualized basis. Predecessor revenue is not comparable to Successor Revenue due to Ligand purchase accounting of Novan deferred revenue as of the Acquisition date.
Operating Expenses

	Year Ended December 31,
	2024	2023
	Successor	Successor	Predecessor
(Dollars in thousands)	January 1 to December 31	September 28 to December 31	January 1 to September 27
Operating expenses:
Research and development	$11,278	$4,633	$11,486
Selling, general and administrative	15,528	3,228	7,499
Amortization of intangibles	714	184	—
Total operating expenses	$27,520	$8,045	$18,985

Research and development expense was $11.3 million during the year ended December 31, 2024 (Successor), a decrease of $4.8 million, or 30%, compared to a sum of $11.5 million and $4.6 million for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. The decrease in research and development expense was primarily attributable to the fact that ZELSUVMI received an FDA approval in January 2024. From that point, the volume of research and development efforts significantly decreased. Also, beginning from the FDA approval date, the Company started to capitalize a portion of labor and overhead into the cost of inventory. The Company also paid a one-time success bonus to its research and development employees upon obtaining the FDA approval which was recorded in 2024 expenses.
Selling, general and administrative expense was $15.5 million during the year ended December 31, 2024 (Successor), an increase of $4.8 million, or 45%, compared to a sum of $7.5 million and $3.2 million for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. The increase in selling, general and administrative expense was primarily attributable to ZELSUVMI commercialization work, including marketing and education materials and conference costs. The Company also paid a one-time success bonus to its administrative employees upon obtaining the FDA approval which was recorded in 2024 expenses.
Amortization of intangibles was $714 thousand during the year ended December 31, 2024 (Successor), an increase of $530 thousand, or 288%, compared to a sum of zero and $184 thousand for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. The increase in amortization of intangibles is related to the application of purchase accounting adjustments to Novan upon which the Company recognized an intangible asset for NITRICIL technology in the amount of $10.7 million. This intangible asset is amortized on a straight-line basis over 15 years. Amortization of intangibles for two Successor periods presented are consistent on annualized basis.

Other income (expense)

	Year Ended December 31,
	2024	2023
	Successor	Successor	Predecessor
(Dollars in thousands)	January 1 to December 31	September 28 to December 31	January 1 to September 27
Other income (expense), net:
Interest income	$—	$—	$66
Interest expense	(1,878)	(360)	—
Other income (expense)	2	(39)	11
Total other income (expense), net	$(1,876)	$(399)	$77

Interest income was zero during the year ended December 31, 2024 (Successor), a decrease of $66 thousand, or (100)%, compared to a sum of $66 thousand and zero for the period from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. The Company had no interest income during the Successor periods as all cash and short-term investments are managed by the Parent company.
Interest expense was $1.9 million during the year ended December 31, 2024 (Successor), an increase of $1.5 million compared to a sum of zero and $360 thousand for the period from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor), respectively. Interest expense is attributable to a long-term liability to Reedy Creek. During the Predecessor period this liability was recorded on the balance sheet at historical cost. As of Novan Acquisition date, this liability was recognized at fair value in Ligand’s purchase accounting adjustments of Novan. Subsequently, during the Successor periods, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis.
Income tax benefit
Income tax benefit during year ended December 31, 2024 (Successor), and for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor) amounted to $290 thousand, zero, and $1.5 million, respectively. The amount of income tax benefit in both Successor periods presented consists of federal deferred income tax benefit for both Successor periods.
We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. We assessed the positive and negative evidence to determine if sufficient future taxable income will be generated to use the existing deferred tax assets. Our evaluation of evidence resulted in management concluding that the majority of our deferred tax assets will not be realized.
Liquidity and Capital Resources
Since Ligand’s acquisition of Novan, we have participated in Ligand’s centralized approach to cash management and financing of its operations. Accordingly, none of the Successor cash, cash equivalents, and short-term investments at the corporate level have been assigned to our company in the audited and unaudited financial statements. Prior to separation, transfers of cash to and from Ligand have been reflected in parent company net investment in the historical audited and unaudited balance sheets, audited and unaudited statements of cash flows and audited and unaudited statements of changes in parent company net investment.
Effective January 1, 2025, we entered into a bridge loan agreement with Ligand under which any amounts of cash transfers from Ligand to us, or settlement of our expenses directly by Ligand, starting from January 1, 2025, will be considered a loan from Ligand to us. The maximum borrowing under the bridge loan agreement is $18 million. The repayment of this loan at closing of the Merger will be offset against Ligand’s funding commitment in the PIPE Financing.
In addition, on April 16, 2025, LNHC entered into a Bridge loan agreement with two third-party lenders, part of the group of strategic investors led by Murchinson, for an aggregate amount of $6 million. This loan will accumulate interest on a risk-free rate, and will be either payable back to the lenders, or reduce their funding commitment with respect to the anticipated merger transaction.

Following the closing of the Merger, our capital structure and sources of liquidity will change significantly from our historical capital structure, and Ligand will no longer be a source of liquidity for us. Following the closing of the Merger, our only sources of liquidity will be cash on hand and cash to be generated from product sales. We expect to continue to incur losses for the foreseeable future, as we continue to invest in commercialization activities for ZELSUVMI, add operational, financial and management information systems and personnel to support our operations and incur additional costs associated with operating as a public company.
Our ability to continue our operations is dependent upon our ability to obtain additional capital in the future and generate cash flows from operations. Based on our current business plan, we expect to be able to obtain additional debt and equity capital on market terms in the near future in the amounts that will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. However, our assumptions about the availability of financing may prove to be incorrect, and such additional financing may not be available on terms acceptable to us or at all. In addition, we may utilize our available financial resources sooner than we currently expect. We will need to raise additional capital in the future if we decide to expand our business to develop other product candidates, or to pursue strategic investments or acquisitions, and we may consider raising additional capital to take advantage of favorable market conditions or financing opportunities or for other reasons.
Our future capital requirements will depend on many factors, including, but not limited to:
•	The level of sales achieved from the commercialization of ZELSUVMI for the treatment of molluscum contagiosum;
•	the costs of commercializing ZELSUVMI, including our business development and marketing efforts;
•	the effect of competing products and other market developments;
•	the extent to which we acquire or seek to develop other product candidates;
•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patents and other intellectual property and proprietary rights, and
•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company.
We anticipate that our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures and other general corporate purposes.
Cash Flow Summary

	Three months ended March 31,
(Dollars in thousands)	2025	2024
Net cash provided by (used in):
Operating activities	$(7,763)	$(6,913)
Investing activities	(15)	$(8)
Financing activities	7,778	$6,921

Net cash used in operating activities for the three months ended March 31, 2025 and 2024 was $7.8 million and $6.9 million, respectively, consisting primarily of the operating loss for the respective period.
Net cash used in investing activities for the three months ended March 31, 2025 and 2024 was $15 thousand and $8 thousand, respectively. It consisted exclusively of purchases of property and equipment.
Net cash provided by financing activities for the three months ended March 31, 2025 and 2024 was $7.8 million and $6.9 million, respectively, consisting exclusively of cash transferred to the Company from parent based on Company cash needs for operating and investing activities. Parent company managed our cash and financing arrangements prior to the completion of the separation.

	Year Ended December 31,
	2024	2023
	Successor	Successor	Predecessor
(Dollars in thousands)	January 1 to December 31	September 28 to December 31	January 1 to September 27
Net cash provided by (used in):
Operating activities	$(24,693)	$(4,022)	$(17,359)
Investing activities	(570)	$—	$(882)
Financing activities	25,263	$4,022	$20,166

Net cash used in operating activities for the year ended December 31, 2024 (Successor), and for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor) was $24.7 million, $17.4 million, and $4.0 million, respectively, consisting primarily of the operating loss for the respective period.
Net cash used in investing activities for the year ended December 31, 2024 (Successor), and for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor) was $570 thousand, $882 thousand and zero, respectively. It consisted exclusively of purchases of property and equipment.
Net cash provided by financing activities for the year ended December 31, 2024 (Successor), and for the periods from January 1, 2023 to September 27, 2023 (Predecessor) and September 28, 2023 to December 31, 2023 (Successor) was $25.3 million, $20.2 million, and $4.0 million, respectively, consisting exclusively of cash transferred to the Company from parent based on Company cash needs for operating and investing activities. Parent company managed our cash and financing arrangements prior to the completion of the separation.
Contractual Obligations and Commitments
We have entered into arrangements that contractually obligate us to make payments that will affect our liquidity and cash flows in future periods. Such arrangements include those related to our lease commitments, long-term debt, and long-term manufacturing agreements.
Lease Commitments
Our lease commitments reflect payments due under our operating lease agreement for our corporate headquarters and small-scale manufacturing site. The lease expires in 2032. As of March 31, 2025, our contractual commitments for the lease were $4.8 million, of which $425 thousand is expected to be paid through the end of 2025, and $4.4 million will be paid over the remaining term of such leases. For additional information on our leases and timing of future payments, please read Note 8, Leases, to the audited financial statements included in this information statement and Note 7, Leases, to the unaudited condensed financial statements included in this information statement.
Reedy Creek
On April 29, 2019, we entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to us in an amount of $25 million for us to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis. For additional information on our Reedy Creek obligation and timing of future payments, please read Note (6), Reedy Creek Liability, to the audited financial statements and the unaudited condensed financial statements included in this information statement.

Other Obligations
In February 2025, LNHC entered into a non-exclusive Contract Management Agreement with Orion Corporation to manufacture and assemble various components related to the ZELSUVMI commercial drug product, including the final fill/finish process and product packaging. This agreement has an initial period of five years, with automatic two-year renewal periods thereafter, unless a notice of non-renewal is provided by either party. This commercial supply agreement includes customary terms governing the manufacture of the ZELSUVMI drug product, including but not limited to, a quality agreement governing the manufacture and quality control of the drug product, required periodic forecasting and demand planning/production scheduling, periodic non-binding, and binding purchase commitments, including minimums, and pricing and cost parameters.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. For additional information, see Note (2), Basis of Presentation and Significant Accounting Policies in the notes to our audited financial statements and unaudited condensed financial statements. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.
Inventory
The Company measures inventory using the first-in, first-out method and values inventory at the lower of cost or net realizable value. Inventory value includes amounts related to materials, manufacturing labor and overheads. The Company adjusts its inventory for potentially obsolete inventory. The adjustment for obsolescence is generally an estimate of the value of inventory that is expected to expire in the future based on projected sales volume and product expiration or expected sell-by dates. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make estimates regarding future product sales.
Prior to obtaining initial regulatory approval for ZELSUVMI in January 2024, the Company expensed costs relating to production of pre-launch inventory as research and development expense in its audited and unaudited statements of operations in the period incurred. Inventory acquired and the related costs after January 5, 2024, the date of the FDA’s approval of ZELSUVMI, are capitalized.
Additionally, the Company’s product is subject to strict quality control and monitoring that is performed throughout the manufacturing process, including release of work-in-process to finished goods. In the event that certain batches or units of product do not meet quality specifications, the Company records a write-down of any potential unmarketable inventory to its estimated net realizable value.

Impairment of Goodwill and Long-Lived Assets
Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at the reporting unit level at least annually during the fourth quarter, or more frequently if an event occurs indicating the potential for impairment. During the goodwill impairment review, we assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance. If, after assessing the totality of these qualitative factors, we determine that it is not more likely than not that the fair value of our reporting unit is less than the carrying amount, then no additional assessment is deemed necessary. The Company performed the annual assessment for goodwill impairment at the reporting unit level during the fourth quarter of 2024, noting no impairment. The Company did not identify indicators of impairment for goodwill at March 31, 2025.
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not identify indicators of impairment for the finite-lived intangibles at March 31, 2025.
Recent Accounting Pronouncements
The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the audited and unaudited financial statements or disclosures.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors of the Combined Company Following the Merger
The combined company’s board of directors will initially be fixed at seven members, consisting of one director selected by Channel, namely Dr. Richard Malamut, one director who is the intended Chief Executive Officer of the surviving corporation, namely Scott Plesha, four directors selected by LNHC, namely Peter Greenleaf, Matthew Pauls, Todd Davis and Richard Baxter, and one member selected by Nomis Bay, namely Ezra Friedberg.
The following table lists the names and ages, as of May 23, 2025, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger.

Name	Age	Position
Executive Officers
Scott Plesha	61	Chief Executive Officer, President and Director
Francis Knuettel II	59	Chief Financial Officer
Non-employee Directors
Todd Davis	64	Chairman of the Board
Richard Baxter(1)(2)(3)	62	Director
Ezra Friedberg(1)	55	Director
Peter Greenleaf	55	Director
Dr. Richard Malamut(2)	65	Director
Matthew Pauls(1)(2)(3)	54	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
Executive Officers
Scott M. Plesha has served as LNHC’s Chief Executive Officer since November 2023. Prior to joining LNHC, Mr. Plesha served as the President and Chief Commercial Officer at BioDelivery Sciences (BDSI), a commercial-stage specialty pharmaceutical company dedicated to patients living with chronic conditions, from January 2018 until it was acquired by Collegium Pharmaceutical in 2022. Mr. Plesha joined BioDelivery Sciences in August 2015 as Senior Vice President, Sales, and assumed the additional responsibility of leading the marketing department in December 2015. He previously served as Senior Vice President of Gastrointestinal Sales at Salix Pharmaceuticals. Before Salix, Mr. Plesha was a Regional Sales Manager for Oclassen Dermatologics, a division of Watson Laboratories, and in commercial roles of increasing responsibility at Solvay Pharmaceuticals. Mr. Plesha received a Bachelor of Arts in Pre-Medical Studies from DePauw University. He was selected to serve as the combined company’s Chief Executive Officer, President and Director due to his previous leadership of LNHC and extensive experience in sales and sales management in the pharmaceutical and medical industries.
Francis Knuettel II has served as Channel’s Chief Executive Officer since July 2023, as Channel’s Chief Financial Officer, Treasurer and Secretary since June 2022, as Channel’s Chief Executive Officer since March 2024, and has served as a member of the Channel board of directors since August 2024. Prior to that, from December 2020 to April 2022, he served as Chief Executive Officer and director of Unrivaled Brands, where he helped grow revenue from an annualized rate of $10 million to $100 million in six quarters by acquiring three companies in the sector. He also served as Chief Financial Officer of OCG, Inc. from June 2019 to January 2021 and held various roles at MJardin Group, including Chief Strategy Officer, from August 2018 to January 2019. Prior to MJardin Group, Mr. Knuettel served as Chief Financial Officer of Aqua Metals in 2018 and held the same position at Marathon Patent Group from 2014 to 2018. During Mr. Knuettel’s career, he has helped raise more than $300 million via venture equity and debt, public equity and debt offerings in the United States and Canada, convertible debt, PIPEs, bridge loans and other instruments. In addition, he has managed more than 15 mergers and acquisition transactions of companies as both buyer and seller and has handled large-scale licensing transactions with fortune 50 companies. Mr. Knuettel is also a board member at Etheros Pharmaceuticals Corp. since 2023. Mr. Knuettel received his BA with honors in Economics from Tufts University and holds an MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

Non-Employee Directors
Todd Davis has served as a member of Channel’s board of directors since January 2023. He is the Chief Executive Officer of Ligand Pharmaceuticals Incorporated since December 2022 and is a member of the board of directors since 2007. He is the founder and has served as the managing partner of RoyaltyRx Capital, LLC, a special opportunities investment firm, since 2018. Since November 2019, he has also served as Chairman and CEO of Benuvia Holdings, LLC, a pharmaceutical holding company. From 2006 to 2018, Mr. Davis was a founder and Managing Partner of HealthCare Royalty Partners, a global healthcare investment firm. From 2004 to 2006, Mr. Davis was a partner at Paul Capital Partners, where he co-managed its royalty investments as a member of the Royalty Management Committee. From 2001 to 2004, he served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a navy veteran and received a B.S. from the U.S. Naval Academy and an M.B.A. from the Harvard Business School. He currently serves on the board of directors of Palvella Therapeutics Inc., Virocell Biologics and Ligand Pharmaceuticals Incorporated. He is also a former board member of the Harvard Business School Healthcare Alumni Association. We believe Mr. Davis is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, including as a founder and managing partner of a special opportunities investment firm.
Richard Baxter has served as Senior Vice President of Investment Operations and a member of the Investment Committee at Ligand since 2024. Mr. Baxter is a co-founder of the healthcare group for the Drawbridge Special Opportunities Fund at Fortress Investment Group and was a Managing Director at Fortress Investment Group from 2004 to 2010. He also previously served as a Managing Director and co-head of the healthcare team at Hayfin Capital Management LLP from 2013 to 2017. Before starting his investment career, he held senior roles in the pharmaceutical industry as Head of Sales, Marketing, and Business Development at PathoGensis Corp., ViroPharma Inc., and Marketing leadership at SmithKline Beecham. He earned an AB (cum laude) from Princeton University and an MBA from Harvard Business School. We believe Mr. Baxter is qualified to serve on the board of directors because of his extensive experience in commercialization and investments in the healthcare industry.
Ezra Friedberg has served as a member of Channel board of directors since May 2021, bringing over 30 years of investment experience across public and private markets. Since co-founding Multiplier Capital in 2011, a private credit fund specializing in sponsor-backed growth companies, he has acted as General Partner and a member of the fund’s investment committee. A seasoned investor, Mr. Friedberg has a strong focus on the biotechnology sector, including his tenure on the board of Humanigen (Nasdaq: HGEN), a clinical-stage biopharmaceutical company developing monoclonal antibodies. His broader portfolio spans private equity, venture capital, and real estate investments. In addition to his work with Multiplier Capital, Mr. Friedberg manages diverse investments and businesses through Liberty Peak Capital, Key Recovery Group, and related entities. A graduate of Johns Hopkins University, he is also deeply committed to civic engagement, having founded and actively served on the boards of several community organizations, including a nonprofit mentoring agency. His extensive investment expertise and understanding of our industry were key factors in his selection to the combined company’s board of directors.
Peter Greenleaf has served as the Chief Executive Officer and member of the Board of Directors of Aurinia Pharmaceuticals Inc. (Nasdaq: AUPH), a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs, since April 2019. From March 2018 to April 2019, he served as the CEO of Cerecor Pharmaceuticals, Inc. (now Avalo Therapeutics, Inc.). From March 2014 to February 2018, Mr. Greenleaf served as CEO and Chairman of Sucampo Pharmaceuticals, Inc. Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to UK pharmaceutical company, Mallinckrodt PLC. From June 2013 to March 2014, he served as CEO and a member of the Board of Directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, he also served as President of MedImmune Ventures, a wholly-owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of the company, responsible for its commercial, corporate development, and strategy functions. He has also held senior commercial roles at Centocor, Inc. (now Jansen Biotechnology, Johnson & Johnson) from 1998 to 2006 and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf previously partnered with Governor Martin O’Malley to chair the Maryland Venture Fund Authority, whose vision was to oversee the implementation of Invest Maryland, a public-private partnership to spur venture capital investment in the state. In addition, he has extensive public and private board experience and has served in leadership roles on both BIO and PhRMA throughout the years. Mr. Greenleaf earned an MBA from St. Joseph’s University and a B.S. from Western Connecticut State University. We have concluded that Mr. Greenleaf should serve as a director based on his background in the commercialization of medicines and extensive corporate pharmaceutical experience.
Dr. Richard Malamut has served as a member of Channel’s board of directors since January 2023. Dr. Malamut is currently Chief Medical Officer at MedinCell Inc. He was most recently Chief Medical Officer and Executive Vice President at Collegium Pharmaceuticals from April 2019 to May 2022 and has also served as Chief Medical Officer for Braeburn Pharmaceuticals, Inc. from 2018 to 2019 where he was responsible for the company’s medical affairs, non-clinical and clinical development, clinical operations, research and development quality assurance, and pharmacovigilance functions. Prior to that, Dr. Malamut had similar responsibilities as Chief Medical Officer at Avanir Pharmaceuticals from 2016 to 2018 and was Senior Vice President of Global Clinical Development at Teva Pharmaceutical Industries Ltd from 2013 to 2016 where he was responsible for Pain, Neuropsychiatry, Oncology, and New Therapeutic Entities. His experience also includes roles of increasing responsibility focusing on early clinical development and translational medicine in Neurology, Psychiatry and Analgesia at Bristol-Myers Squibb and AstraZeneca. Dr. Malamut earned his medical degree from Hahnemann University in Philadelphia and completed both a residency in Neurology and a fellowship in neuromuscular disease. He worked as a board-certified academic and clinical neurologist for 17 years and has more than 50 publications in the fields of pain medicine, neuromuscular disease, autonomic disease, and neurodegenerative disease. He was selected to serve on the combined company’s board of directors due to his experience and knowledge of the combined company’s industries.
Matthew Pauls has served as the Chief Executive Officer of Savara, Inc. (NASDAQ: SVRA), a biopharmaceutical company focused on rare respiratory diseases, since December 2020, as the Chair of Savara’s Board of Directors since September 2020 and was its Interim Chief Executive Officer from September 2020 to December 2020. Mr. Pauls has served as a member of Savara’s Board of Directors since April 2017 and was a member of the board of directors of Mast Therapeutics, Inc. from October 2015 to April 2017. Previously, Mr. Pauls was the founder of Spartan Biopharma Insights, LLC, where he provided strategic advisement to institutional investors, and company management teams on investment thesis assessment, capitalization strategy, mergers and acquisitions, clinical execution, and commercialization from December 2019 to September 2020. Since August 2023, Mr. Pauls has served on the board of directors of Soleno Therapeutics, Inc. (Nasdaq: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for rare diseases, as well as the board of directors of the privately held companies Amplo Biotechnology, Inc., a gene therapy company focused on rare neuromuscular disorders, and Pelthos Therapeutics, a biopharmaceutical company focused on dermatologic infectious diseases. Mr. Pauls served on the board of directors of Zyla Life Sciences (previously Egalet Corporation) (OTCQX: ZCOR), a commercial-stage life sciences company with a portfolio of medicines for pain and inflammation, from January 2019 until its merger with Assertio Therapeutics, Inc. in May 2020. From August 2014 to November 2019, Mr. Pauls served as President and Chief Executive Officer of Strongbridge Biopharma plc (Nasdaq: SBBP) (“Strongbridge”), a biopharmaceutical company focused on therapies that target rare diseases that Mr. Pauls lead through an initial public offering. He also served as a member of the board of directors of Strongbridge from September 2015 to November 2019. From April 2013 to August 2014, Mr. Pauls was Chief Commercial Officer of Insmed, Inc. (Nasdaq: INSM), a publicly traded global biopharmaceutical company focused on rare diseases. From 2007 to April 2013, Mr. Pauls worked at Shire Pharmaceuticals, a global specialty biopharmaceutical company, most recently as Senior Vice President, Head of Global Commercial Operations from May 2012 to April 2013. Earlier in his career, from 1997 to 2007, Mr. Pauls held senior positions at Bristol-Myers Squibb in Brand Management and Payor Marketing and at Johnson & Johnson in various U.S. and global commercial roles. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law. We believe Mr. Pauls’ experience with extensive commercialization, strategic planning and operations in the biopharmaceutical industry, qualifies him to serve as a member of the Board of Directors.
Election of Officers
Each executive officer will serve at the discretion of the combined company’s board of directors. There are no family relationships among any of the combined company’s directors or executive officers.
Board of Directors of the Combined Company Following the Merger
The Channel board of directors currently consists of five directors. Following the completion of the Merger, the Channel board will consist of seven members. It is anticipated that the incoming directors will be appointed to applicable vacant director seats of the combined company board of directors. There are no family relationships among any of the proposed combined company directors and officers.
Committees of the Board of Directors
The Channel board of directors currently has the following standing committees: audit committee, compensation committee and nominating and corporate governance committee. Following the completion of the Merger, the combined company will have the following standing committees: audit committee, compensation committee and nominating and corporate governance committee.
Audit Committee
Following the completion of the Merger, the members of the combined company’s audit committee are expected to be Messrs. Baxter, Friedberg, and Pauls, each of whom qualifies as an independent director for audit committee purposes, as defined under the rules of the SEC and the applicable The NYSE American listing rules and has sufficient knowledge in financial and auditing matters to serve on the combined company’s audit committee. Mr. Friedberg is expected to chair the audit committee. Mr. Friedberg is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act and currently serves as chair of the audit committee for Channel. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of the combined company’s audit committee and the combined company’s board of directors. The combined company’s audit committee will be directly responsible for, among other things:
•	the combined company’s accounting and financial reporting processes, including its financial statement audits and the integrity of its financial statements;
•	the combined company’s compliance with legal and regulatory requirements;
•	reviewing and approving related person transactions;
•	selecting and hiring the combined company’s registered independent public accounting firm;
•	the qualifications, independence and performance of the combined company’s independent auditors; and
•	the preparation of the audit committee report to be included in the combined company’s annual proxy statement.
Compensation Committee
Following the completion of the Merger, the members of the combined company’s compensation committee are expected to be Messrs. Pauls, Baxter, and Malamut, each of whom qualifies as an independent director, as defined under applicable The NYSE American listing rules and also meets the additional, heightened independence criteria applicable to members of the compensation committee. Mr. Pauls is expected to chair the compensation committee.
The combined company’s compensation committee will be responsible for, among other things:
•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;
•	administering our cash-based and equity-based compensation plans; and
•	making recommendations to the combined company’s board of directors regarding any other board of director responsibilities relating to executive compensation.
Nominating and Corporate Governance Committee
Following the completion of the Merger, the members of the combined company’s nominating and corporate governance committee are expected to be Messrs. Baxter and Pauls, each of whom qualifies as an independent director, as defined under applicable The NYSE American listing rules. Mr. Pauls is expected to chair the nominating and corporate governance committee.

The combined company’s nominating and corporate governance committee will be responsible for, among other things:
•	identifying, considering and recommending candidates for membership on the combined company’s board of directors;
•	overseeing the process of evaluating the performance of the combined company’s board of directors; and
•	advising the combined company’s board of directors on other corporate governance matters.
Code of Business Conduct and Ethics
Following the completion of the Merger, the combined company will adopt a written code of business conduct and ethics that will apply to all of the combined company’s directors, officers and employees, including the combined company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of the combined company’s property and information, reporting of illegal or unethical behavior, competition and fair dealing and compliance with legal and regulatory requirements. Following the completion of the Merger, a current copy of the combined company’s code of business conduct and ethics will be posted on the investor relations section of the combined company’s website. If the combined company makes any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, the combined company will disclose the nature of such amendment or waiver on the combined company website or in a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of The NYSE American. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the Merger.
Non-Employee Director Compensation
Prior to the Merger, LNHC did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on its board of directors or committees of its board of directors. In connection with closing of the Merger, it is expected that the board of directors of the combined company will adopt a non-employee director compensation policy designed to enable the combined company to attract and retain, on a long-term basis, highly qualified non-employee directors and align its directors’ interests with those of its stockholders. Employee directors will not receive additional compensation for their services as directors. It is expected that each director who is not an employee will be paid cash and equity compensation for serving on the board of directors of the combined company, the amount and terms of which have not yet been determined. The combined company will also reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending the board of director and committee meetings.

CHANNEL’S EXECUTIVE AND DIRECTOR COMPENSATION
Channel’s named executive officers for 2024 were Mr. Francis Knuettel II, Channel’s Chief Executive Officer and President, Chief Financial Officer, Treasurer and Secretary, and Dr. Eric Lang, Channel’s Chief Medical Officer. Mr. Knuettel was first appointed in June 2022, and Dr. Lang was first appointed in May 2023.
Summary Compensation Table
The following table provides information regarding the compensation of Channel’s named executive officers during the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Francis Knuettel II Chief Executive and Chief Financial Officer	2024	$424,923	$56,666	$361,833	$—	$—	$843,422
	2023	$107,500	$—	$199,510	$—	$—	$307,010
Eric Lang(1) Chief Medical Officer	2024	$446,154	$—	$230,318	$—	$—	$676,472
	2023	$166,767	$—	$120,735	$—	$—	$287,502
Christian Kopfli Former Chief Executive Officer, Former Chief Strategy Officer, and Former Vice Chairman(2)	2024	$—	$—	$—	$—	$—	$—
	2023	$11,280(3)	$—	$149,633	$—	$—	$160,913

(1)
Represents the portion of Dr. Lang’s salary attributable to his services to Channel during the year ended December 31, 2023. Dr. Lang was appointed Chief Medical Officer of Channel, effective May 15, 2023.

(2)
Mr. Kopfli stepped down as Chief Financial Officer with the hiring of Mr. Knuettel, effective June 10, 2022. In addition, in July 2023, Mr. Knuettel assumed the role of Interim Chief Executive Officer and stepped down as Chief Strategy Officer, and Mr. Kopfli was appointed Vice Chairman and Chief Strategy Officer. On December 1, 2023, Channel terminated Mr. Kopfli as Vice Chairman and Chief Strategy Officer.

(3)	Represents the portion of Mr. Kopfli’s salary attributable to his services to Channel during the years ended December 31, 2023.
Employment Agreements and Arrangements
Christian Kopfli
Channel was a party to an amended and restated employment agreement with Christian Kopfli, dated July 28, 2023. Pursuant to such agreement, Mr. Kopfli agreed to serve as Channel’s Vice Chairman and Chief Strategy Officer, in consideration for an annualized salary of $275,000, payable in cash at the rate of $5,000 per month (a minimum of $1,125 per week), with the remainder accrued and paid as of the earliest of a sale or liquidation of Channel, Channel’s bankruptcy or three days after the approval by the Channel board of directors of a funded budget with appropriately established milestones subsequent to the effective date of a Form S-1 registration statement (“Post-registration Approval”). Mr. Kopfli also agreed, as of Post-registration Approval, to resign as Chief Executive Officer of Chromocell Corporation although he could continue to serve on the Channel board of directors of Chromocell Corporation, including as its Channel board of directors Chair. The employment agreement provided that Mr. Kopfli receive an option to acquire 200,000 shares of Channel common stock, vesting quarterly over 10 quarters and beginning October 1, 2022. This option shall have an exercise price equal to the fair market value of Channel common stock on the date of grant and shall expire on the 10th anniversary of the date of grant. The option was awarded as of January 10, 2023. The employment agreement contemplated an annual bonus, as determined by the Channel board of directors. The target bonus was 50% of Mr. Kopfli’s annualized salary and was to be based on achievement of performance goals and objectives agreed to by Mr. Kopfli and the Channel board of directors in January of each year. The Channel board of directors was to increase the bonus in recognition of performance in excess of the performance objectives. Any bonus would have only been paid if Mr. Kopfli remained employed on the date of payment, which would have been no later than March 15 of the year following the year to which the bonus relates. Any bonus for 2022 would have been payable solely in the Channel board of directors’ discretion.
Pursuant to Mr. Kopfli’s employment agreement, in the event he was involuntarily terminated by Channel other than for “Cause” or if he resigns for “Good Reason,” he was entitled to receive (i) six months of salary at the same rate existing immediately prior to his termination, (ii) his target bonus, if performance goals and objectives had been established for the year and prorated for the period of service, and (iii) six months of additional vesting credit with respect to any outstanding time-based equity awards. “Cause” and “Good Reason” are each defined in the employment agreement.
Finally, Mr. Kopfli agreed to certain non-solicitation and non-competition provisions for a period of 12 months following termination and to certain confidentiality obligations. Additional terms and conditions are set forth in the employment agreement.
On November 27, 2023, Mr. Kopfli was removed from the Channel board of directors by the Channel stockholders having a majority of the number of votes necessary to take such action. Mr. Kopfli was then terminated from his position as Vice Chairman and Chief Strategy Officer by Channel for “Cause”, as defined in the employment agreement, effective December 1, 2023.
Camden Capital LLC
Channel entered into a Consultant Agreement with Camden Capital LLC (“Camden”), dated January 10, 2023 (the “Consultant Agreement”). This Consultant Agreement replaced an agreement with Mr. Francis Knuettel II dated June 2, 2022 and pursuant to which, Camden agreed to provide the services of Mr. Knuettel, who was to serve as Channel’s Chief Financial and Strategy Officer, Treasurer and Secretary.
Under the Consultant Agreement, Camden accrued a consulting fee for the period June 6, 2022 through August 31, 2022 of $10,000 per month and effective September 1, 2022, began to accrue a consulting fee of $20,000 per month, payable in cash at the rate of $5,000 per month (a minimum of $1,125 per week), with the remainder accrued. All accrued consulting fees are payable as of the earliest of a sale or liquidation of Channel, Channel’s bankruptcy or three days after Post-registration Approval. The Consultant Agreement provides for the following equity awards to Camden: (i) an option, awarded as of January 10, 2023, to acquire 200,000 shares of Channel common stock, vesting quarterly over 10 quarters and beginning October 1, 2022, with the option having an exercise price equal to the fair market value of Channel common stock on the date of grant and expiring on the 10th anniversary of the date of grant; (ii) an option, awarded as of January 10, 2023, to acquire 25,000 shares of Channel common stock, vesting 100% upon the sooner of the sale of Channel or Post-registration Approval, with the option having an exercise price equal to the fair market value of Channel common stock on the date of grant and expiring on the 10th anniversary of the date of grant; and (iii) a restricted stock unit (“RSU”), awarded as of January 10, 2023, of 150,000 shares of Channel common stock, vesting 100% on the day after the first trading window that opens after Post-registration Approval.
The Consultant Agreement contemplates an additional consulting fee, as determined by the Channel board of directors. The potential additional consulting fee is 50% of the annualized consulting fee and will be based on achievement of performance goals and objectives established by the Channel board of directors in concert with Mr. Knuettel in January of each year. The Channel board of directors may increase the potential additional consulting fee in recognition of performance in excess of the performance objectives. Any amount shall only be paid if Camden continues to provide consulting services to Channel as of the date of payment, which will be no later than March 15 of the year following the year to which the additional consulting fee relates. Any additional consulting fee for 2022 is payable solely in the Channel board of directors’ discretion.
Pursuant to the Consultant Agreement, in the event the relationship with Camden is involuntarily terminated by Channel other than for “Cause” or if Camden terminates the relationship for “Good Reason,” Camden is entitled to receive (i) six months of consulting fees at the same rate existing immediately prior to termination, (ii) a potential additional consulting fee, if performance goals and objectives have been established for the year and prorated for the period of service, and (iii) six months of additional vesting credit with respect to any outstanding time-based equity awards. “Cause” and “Good Reason” are each defined in the Consultant Agreement.
Finally, Camden and Mr. Knuettel agree to certain non-solicitation and non-competition provisions for a period of 12 months following termination of the relationship and to certain confidentiality obligations. Additional terms and conditions are set forth in the Consultant Agreement.
On June 23, 2023, Channel amended and restated the Consultant Agreement by entering into an Amended and Restated Consultant Agreement with Camden whereby the RSU for 16,667 shares of Channel common stock was cancelled, and Channel agreed to grant Camden an option to acquire 27,777 shares of Channel common stock within

30 days of the closing of the IPO. As of June 23, 2023, such RSU for 16,667 shares of Channel common stock had not vested, and no expense was recorded on Channel’s consolidated financial statements. In addition, from and after June 1, 2023, the consulting fee will be paid in cash by Channel. No other material changes were made to the Consultant Agreement.
Effective July 19, 2023, the Channel board of directors appointed Francis Knuettel II as Interim Chief Executive Officer and as of March 13, 2024, the Channel board of directors appointed Francis Knuettel II as Chief Executive Officer of Channel, at which time Mr. Knuettel became an employee of Channel. Mr. Knuettel will serve as Channel’s Chief Executive Officer until a successor is duly elected and qualified, unless sooner removed. In addition to his role as Chief Executive Officer of Channel, Mr. Knuettel will continue to serve in his capacity as Chief Financial Officer, Treasurer and Secretary of Channel.
Eric Lang
Channel was a party to an employment agreement with Eric Lang, effective May 15, 2023. Pursuant to such agreement, Dr. Lang agreed to serve as Channel’s Chief Medical Officer, in consideration for an annualized salary of $400,000. The employment agreement provides that Dr. Lang receive an option to acquire 218,000 shares of Channel common stock, vesting quarterly over 12 quarters and beginning August 15, 2023. This option shall have an exercise price equal to the fair market value of Channel common stock on the date of grant and shall expire on the 10th anniversary of the date of grant. The option was awarded as of May 15, 2023. The employment agreement contemplates an annual bonus, as determined by the Channel board of directors. The target bonus is 50% of Dr. Lang’s annualized salary and will be based on achievement of performance goals and objectives determined by Channel’s Chief Executive Officer. The Chief Executive Officer may increase the bonus in recognition of performance in excess of the performance objectives. Any bonus will be paid if Dr. Lang remains employed on the date of payment, which will be no later than March 15 of the year following the year to which the bonus relates. In addition, the employment agreement contemplates annual equity bonus. The Channel board of directors may, in its sole discretion, and for so long as Dr. Lang remains an employee, make an annual discretionary bonus award of an option to acquire up to 32,000 additional shares of Channel common stock. Any such option shall vest in equal increments on a quarterly basis, beginning one quarter after the date of grant, with the final vesting date on the third anniversary of the date of grant. The option shall have an exercise price equal to the fair market value of Channel common stock on the date of grant and shall expire on the 10th anniversary of the date of grant.
Pursuant to Dr. Lang’s employment agreement, in the event he is involuntarily terminated by Channel other than for “Cause” or if he resigns for “Good Reason,” he is entitled to receive (i) six months of salary at the same rate existing immediately prior to his termination, (ii) 50% of his annualized salary, prorated from January 1 of the year of termination and through the date of termination, (iii) vesting of all outstanding options with time-based vesting, and (iv) coverage of 18 months of group medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, if he elects to continue such benefits. “Cause” and “Good Reason” are each defined in the employment agreement.
Finally, Dr. Lang agreed to certain non-solicitation and non-competition provisions for a period of 12 months following termination and to certain confidentiality obligations. Additional terms and conditions are set forth in the employment agreement.

Equity and Equity-Based Plans
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards of Channel’s named executive officers during the year ended December 31, 2024.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of Common Stock Unvested	Market Value of shares of Common Stock Unvested	Equity Incentive Plan Awards: Number of Unearned Unvested Shares	Equity Incentive Plan Awards: Market or Payout Value of Unearned Unvested Shares
Francis Knuettel II, Chief Executive Officer and Chief Financial Officer	17,778	4,445	—	$22.68	09/30/2032	—	$—	—	$—
Francis Knuettel II, Chief Executive Officer and Chief Financial Officer	2,778	—	—	22.68	1/10/2033	—	—	—	—
Francis Knuettel II, Chief Executive Officer and Chief Financial Officer	27,778	—	—	22.68	5/15/2033	—	—	—	—
Francis Knuettel II, Chief Executive Officer and Chief Financial Officer	81,000	243,000	—	1.30	6/14/2024	—	—	—	—
Eric Lang, Chief Medical Officer	10,093	14,130	—	$22.68	5/15/2033	—	$—	—	$—
Eric Lang, Chief Medical Officer	32,500	97,500	—	1.30	6/14/2034	—	—	—	—

Equity Incentive Plans
The Channel Therapeutics Corporation 2023 Equity Incentive Plan
On January 10, 2023, the Channel board of directors adopted and submitted for stockholder approval the Prior Plan, which Prior Plan was later approved by the Channel stockholders. On February 15, 2023, Channel amended the Prior Plan to increase the number of shares available for issuance thereunder to 444,444 and on October 22, 2024, Channel further amended the Prior Plan to increase the number of shares available for issuance thereunder to

1,944,444. The following summary of the material features of the Prior Plan is qualified in its entirety by reference to the complete text of the Prior Plan. The Prior Plan will terminate on January 10, 2033, in accordance with its terms, although, awards outstanding under the Prior Plan will continue to be governed by their existing terms after the Prior Plan’s expiration.
Share Reserve. Channel has reserved 1,944,444 shares of Channel common stock for issuance under the Prior Plan. Unissued shares of common stock subject to awards that fail to settle, vest or be fully exercised prior to expiration or other termination shall again become available for grant under the terms of the Prior Plan.
Administration. The Channel board of directors currently administers the Prior Plan. The compensation committee of the Channel board of directors administers the Prior Plan. The administrator has complete discretion to make all decisions relating to the Prior Plan and outstanding awards.
Eligibility. Key employees, non-employee members of the Channel board of directors and other persons who render services of special importance to Channel’s management, operation or development are eligible to participate in the Prior Plan.
Types of Awards. The Prior Plan provides for the following types of awards granted with respect to shares of Channel common stock:
•	incentive and nonqualified stock options to purchase shares of Channel’s common stock;
•	stock appreciation rights, whether settled in cash or Channel’s common stock;
•	direct awards or sales of shares of Channel’s common stock, with or without restrictions; and
•	restricted stock units.
The recipient of an award under the Prior Plan is referred to as a participant.
Options. The administrator may grant incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) under the Prior Plan. The administrator determines the number of shares of Channel common stock subject to each option, its exercise price, its duration and the manner and time of exercise; provided, however, that no option may be issued under the Prior Plan with an exercise price that is less than the fair market value of Channel common stock as of the date the option is granted, and no option issued as an ISO will have a duration that exceeds ten years. ISOs may be issued only to Channel’s employees or employees of Channel’s corporate subsidiaries, and in the case of a more than ten percent stockholder, must have an exercise price that is at least 110% of the fair market value of Channel common stock as of the date the option is granted, and may not have a duration of more than five years.
The administrator, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.
The exercise price of an option may be paid in cash, by delivery of a recourse promissory note secured by the Channel common stock acquired upon exercise of the option (except that such a loan would not be available to any of Channel’s executive officers or directors), by means of a “cashless exercise” procedure in which a broker transmits to Channel the exercise price in cash, either as a margin loan or against the optionee’s notice of exercise and confirmation by Channel that Channel will issue and deliver to the broker stock certificates for that number of shares of common stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to Channel in cash upon Channel’s receipt of stock certificates, by delivery of shares of Channel common stock already owned by the optionee, by a “net exercise” in the case of an NSO or by any combination of the methods listed.
Stock Appreciation Rights (“SARs”). The administrator may also grant SARs to participants on such terms and conditions as it may determine. SARs may be granted separately or in connection with an option. No SAR may be issued under the Prior Plan with an exercise price that is less than the Fair Market Value of Channel common stock as of the date the SAR is granted, and no SAR will have a duration that exceeds ten years. Upon the exercise of an SAR, the participant is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Channel common stock for which the SAR is exercised over the exercise price for the Channel common stock under a related option or, if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the SAR.
Payment to the participant may be made in cash or other property, including Channel common stock, in accordance with the provisions of the SAR agreement.

Stock Grants. The administrator may make an award in one or more of the following forms of stock grant. Stock grants (including restricted stock units and performance units after settlement) generally will provide the participant with all of the rights of a stockholder of ours, including the right to vote and to receive payment of dividends.
Stock grant without restriction. The administrator may make a stock grant without any restrictions.
Restricted stock and RSUs. The administrator may issue shares of Channel’s common stock with restrictions determined by the administrator in its discretion. Restrictions could include conditions that require the participant to forfeit the shares in the event that the participant ceases to provide services to Channel or any of Channel’s affiliates thereof before a stated time. RSUs are similar to restricted stock except that no shares are actually issued to the participant on the RSU grant date. Rather, and provided all applicable restrictions are satisfied, shares of common stock are generally delivered at settlement of the award. The period of restriction, the number of shares of restricted stock or the number of RSUs granted, the purchase price, if any, and such other conditions and/or restrictions as the administrator may establish will be set forth in an award agreement. Participants holding RSUs will not have voting rights or other rights as a stockholder until any shares related to the RSU are issued. After all conditions and restrictions applicable to restricted shares and/or RSUs have been satisfied or have lapsed, shares of restricted stock will become freely transferable and RSUs may be settled in cash, in shares of Channel common stock or in some combination of cash and shares of Channel’s common stock, as determined by the administrator and stated in the award agreement.
Performance shares and performance share units (“PSUs”). With respect to an award of performance shares and/or PSUs, the administrator will establish performance periods and performance goals. The extent to which a participant achieves their performance goals during the applicable performance period will determine the value and/or the number of performance shares and/or PSUs earned by such participant. Payment of earned performance shares and/or PSUs will be in cash, shares of Channel’s common stock or some combination of cash and shares of Channel’s common stock, as determined by the administrator and stated in the award agreement.
Other awards. The administrator may issue other types of equity-based or equity-related awards under the Prior Plan, on such terms and conditions as the administrator shall determine in its discretion.
Dividends. Participants holding restricted stock and performance shares will be entitled to receive dividends on Channel’s shares, provided that in the discretion of the administrator, participants will not be entitled to dividends with respect to unvested restricted stock and performance shares until the stock or shares vest, respectively. Dividend equivalent units may, but are not required to, be issued with respect to RSUs or PSUs and may be paid in cash, additional shares of Channel common stock or a combination on the date the shares are delivered, all as determined by the administrator and stated in the award agreement.
Effect of certain corporate transactions. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution on Channel common stock other than an ordinary cash dividend, the administrator shall make equitable adjustments to awards as it, in its sole discretion, deems appropriate. In the case of (1) a merger or consolidation of Channel with or into another entity pursuant to which all of Channel common stock is cancelled or converted into or exchanged for the right to receive cash, securities or other property, (2) any transfer or disposition of all of Channel common stock for cash, securities or other property pursuant to a share exchange or other transaction, (3) the sale or other disposition of all or substantially all of Channel’s assets or (4) any liquidation or dissolution of Channel, the administrator may take any of a number of actions including providing for the assumption of awards, the termination of awards (with advance notice permitting exercise), Awards to become exercisable at or prior to the event, the liquidation of awards or any combination of the foregoing.
Amendments to the Prior Plan. The Channel board of directors may amend, suspend or terminate the Prior Plan in whole or in part at any time provided that stockholder approval shall be required to the extent necessary under the rules applicable to ISOs or under NYSE American or other applicable securities exchange rules.
The administrator may, without stockholder approval, amend the Prior Plan as necessary to enable awards to qualify for favorable foreign tax, securities or other treatment in the case of a participant who is subject to a jurisdiction outside the United States.
Amendments or Termination. The administrator may at any time amend, suspect or terminate the Prior Plan, subject to stockholder approval in the case of an amendment if the amendment increases the number of shares available for issuance or materially changes the class of persons eligible to receive incentive stock options. The Prior Plan will terminate automatically ten years after the later of the date when the Channel board of directors adopted the plan or the date when the Channel board of directors most recently approved an increase in the number of shares of Channel common stock reserved thereunder which was also approved by the Channel stockholders, and as noted above, any awards outstanding under the Prior Plan upon termination will remain outstanding and will continue to be governed by their existing terms.
On January 10, 2023, pursuant to the Prior Plan, Channel granted: (a) options to purchase up to an aggregate of 141,667 shares of Channel common stock to employees and directors and (b) 16,667 RSUs to employees. On March 9, 2023, pursuant to the Prior Plan, Channel granted an option to purchase up to 15,000 shares of Channel common stock to a director. On June 23, 2023, Channel granted options to acquire 52,000 shares of Channel common stock to employees (inclusive of options that have not yet been granted but Channel has agreed to grant in connection with the closing of the IPO) and canceled an RSU for 16,667 shares issued to an employee on January 10, 2023.
The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.
Director Compensation for Fiscal Year 2024
Channel has not implemented a formal policy with respect to compensation payable to Channel’s non-employee directors. From time to time, Channel has granted equity awards to attract individuals to join the Channel board of directors and for their continued service thereon. In 2024, independent directors received $14,396 in cash compensation. In addition, in 2024 Channel directors were granted options to purchase 90,000 shares of Channel common stock at fair market value as of the date of issuance, expiring ten years from issuance and restricted stock units representing 356,664 shares of Channel common stock. In addition, Channel reimburses its directors for expenses associated with attending meetings of the Channel board of directors and its committees. The Channel board of directors is still in the process of considering the non-employee director compensation policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Todd Davis	14,396	52,258	299,215	—	20,000	—	385,869
Ezra Friedberg	14,396	26,111	149,608	—	20,000	—	210,115
Richard Malamut	14,396	26,111	149,608	—	20,000	—	210,115
Chia-Lin Simmons	14,396	—	183,675	—	20,000	—	218,071

(1)
Amounts reflect the aggregate grant date fair value of the stock options granted to each named executive officer during the fiscal year ended December 31, 2024 and 2023, as computed in accordance with Financial Accounting Standards Board ASC 718.

Policies and Practices Related to The Grant of Certain Equity Awards
Channel maintains the Prior Plan through which Channel grants equity awards, including stock options and stock appreciation rights, to Channel’s named executive officers, other employees, and directors as part of Channel’s compensation program. In addition, certain employment agreements with Channel’s named executive officers provide for the grant of such equity awards. Channel does not currently have a formal policy governing the timing of grants of stock options, stock appreciation rights, or similar option-like instruments to named executive officers or directors in relation to the release of material nonpublic information. Equity awards under the Prior Plan have been granted from time to time, including to directors to encourage their initial or continued service on the Channel board of directors. The Channel board of directors is evaluating the adoption of a policy concerning the timing of such awards relative to material non-public information disclosures. Channel has not adopted any practice of timing, and do not time, the release of material non-public information to affect the value of equity awards granted to named executive officers or directors.
During the year ended December 31, 2024, there were no equity grants made to Channel’s executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY
Channel Transactions
Channel’s Audit Committee Charter requires the Channel audit committee to review, consider, and approve in advance all future transactions, in which Channel is a participant, that involve amounts that equal or exceed $120,000 and in which any Related Person has or will have a direct or indirect material interest in such transaction. Related Persons include any of Channel’s directors, executive officers, holder of 5% or more of any class of Channel capital stock, or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K. In approving or rejecting any such proposal, Channel’s audit committee is to consider all available information deemed relevant by the audit committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to Channel than terms Channel could have generally obtained from an unaffiliated third party under the same or similar circumstances.
Related Person Transactions
The following is a summary of transactions among related parties that occurred since Channel’s incorporation, and any ongoing related party relationships:
In May 2021, Chromocell Holdings, Channel and Flamands International Holdings LLC (“Flamands”) commenced negotiations regarding a three-party agreement whereby Chromocell Holdings would spin off assets and liabilities associated with its therapeutics operations to Channel and Flamands would provide funding to Channel. As the parties contemplated various transactional structures, an agreement was never effectuated because significant details concerning the assumption of liabilities were never finalized. Chromocell Holdings instead provided multiple advances to Channel for its operations from May 2021 through August 2022. At December 31, 2021, all amounts previously received from Chromocell Holdings by Channel were recorded as advances payable on Channel’s consolidated financial statements.
On August 10, 2022, Channel and Chromocell Holdings entered into the Contribution Agreement effecting (1) the contribution by Chromocell Holdings to Channel of assets related to Chromocell Holdings’ therapeutics business, which Channel transferred to Channel (the “Therapeutics Business”), including all intellectual property secrets related to Chromocell Holdings’ NaV1.7 program and its clinical-stage CC8464 lead compound, (2) assumption by Channel of direct liabilities related to Chromocell Holdings’ historical Therapeutics Business in the amount of $1,556,323 as well as a cash payment by Channel to Chromocell Holdings of $597,038 within three business days of the closing of the IPO and (3) the issuance by Channel to Chromocell Holdings of 1,111,112 shares of Channel common stock and 600,000 shares of Series A preferred stock.
On August 2, 2023, Channel entered into the Holdings Side Letter to the Contribution Agreement. Pursuant to the Holdings Side Letter, upon closing of the IPO: (a) Chromocell Holdings re-assumed all $1.6 million in direct liabilities previously assumed by Channel in accordance with the Contribution Agreement, (b) Chromocell Holdings waived Channel’s obligations to make a cash payment in the amount of $0.6 million to Chromocell Holdings, and (c) in consideration thereof, Channel issued to Chromocell Holdings 2,600 shares of Channel Series C Preferred Stock.
On April 17, 2023, Chromocell Holdings forfeited 133,745 shares of Channel common stock as Chromocell Holdings did not fund its pro rata allocation in a bridge financing in April 2023 for an aggregate principal amount of $393,808 (the “April Bridge Financing”), per the terms governing the April Bridge Financing.
On December 18, 2024, 747,187 shares of Channel common stock and 2,600 shares of Channel Series C Preferred Stock held by Chromocell Holdings were transferred by Channel to Alexandra Wood (Canada) Inc. (“AWI”) in satisfaction of a default judgement against Chromocell Holdings regarding the default by Chromocell Holdings of a secured promissory note by order of the Supreme Court of the State of New York, County of New York on November 25, 2024 in the matter Alexandra Wood (Canada) Inc v. Chromocell Corp., Index No. 651735/2024. AWI subsequently transferred 173,000 shares of Chromocell Holding’s Channel common stock that it received such that AWI now owns 574,187 shares of the Channel common stock originally issued to Chromocell Holdings in connection with the Contribution Agreement.
On December 6, 2022, Channel and Mr. Todd Davis, one of Channel’s directors, entered into the promissory note in the aggregate principal amount of $175,000 (the “Director Note”). The Director Note has an original issuance discount of $75,000 and matures on December 31, 2023, or, if earlier to occur, upon the closing of an underwritten offering of securities resulting in at least $15 million in gross proceeds. Mr. Davis, as lender, has the right but not the obligation to subscribe to the underwritten offering by presenting the Director Note in whole or in part to purchase such securities as legal tender therefor, on a dollar-for-dollar basis based upon the offering price of such securities to the public. The Director Note bears no interest except in the case of certain events of default. As of December 31, 2023, there was an unamortized debt discount of $0. On December 28, 2023, Channel entered into an amendment to the Director Note, which extended the maturity date to February 29, 2024.
On April 17, 2023, Channel entered into the April Bridge Financing for working capital purposes with various accredited investors, all of whom are pre-existing stockholders, including Chromocell Holdings, Boswell Prayer Ltd., Motif Pharmaceuticals Ltd, Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5% or resulting from a principal at one of the entities being on Channel’s board of directors) in the aggregate principal amount of $389,757, after giving effect to the affiliate transactions with the Representative (as defined below). During the year ended December 31, 2023, Channel received an aggregate of $303,651 in advances prior to the close of the April Bridge Financing from certain of the participating investors. Such advances accrued interest at a rate of eight percent (8%) per annum until close of the April Bridge Financing on April 17, 2023, for a total of $19,323 in aggregate interest on all advances during the year ended December 31. The April Bridge Financing consists of senior secured convertible notes that had a maturity date of October 17, 2023. On October 12, 2023, Channel entered into a first amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 1, 2023. On October 24, 2023, Channel entered into a second amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 14, 2023. On November 13, 2023, Channel entered into a third amendment to the senior secured convertible notes in the April Bridge Financing, which further extended the maturity of the notes to February 29, 2024. Such notes accrue interest on the unpaid principal amount at a rate of eight percent (8%) per annum and will automatically convert into 87,109 shares of Channel common stock in connection with the IPO at a twenty percent (20%) discount to the price per IPO Share (based on the IPO price of $6.00 per IPO Share). The senior secured convertible notes issued in the April Bridge Financing are secured by a security interest in all of Channel’s assets (including its patents and intellectual property licenses). In connection with the April Bridge Financing, on April 17, 2023, Channel also entered into a securities purchase agreement with holders of the notes, pursuant to which Channel is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Channel common stock received by holders of the notes upon conversion of such notes.
On September 1, 2023, Channel entered into a bridge financing in September 2023 for an aggregate principal amount of $198,128 (the “September Bridge Financing” and together with the April Bridge Financing, the “Bridge Financings”) with various accredited investors, certain of which are pre-existing stockholders, including Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5% or resulting from a principal at one of the entities being on Channel’s board of directors) in the aggregate principal amount of $197,421, after giving effect to the Representative Affiliate Transactions. The September Bridge Financing consists of senior secured convertible notes that have a maturity date of March 1, 2024. Such notes accrue interest on the unpaid principal amount at a rate of eight percent (8%) per annum and automatically converted into shares of Channel common stock in connection with the IPO at a twenty percent (20%) discount to the price per IPO Share plus 549 Bonus Shares (43,385 shares, based on the IPO price of $6.00 per IPO Share). The senior secured convertible notes issued in the September Bridge Financing are secured by a security interest in all of Channel’s assets (including its patents and intellectual property licenses). In connection with the September Bridge Financing, on September 1, 2023, Channel also entered into a securities purchase agreement with holders of the notes, pursuant to which Channel is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Channel common stock received by holders of the notes upon conversion of such notes. Additionally, Channel entered into a subordination and intercreditor agreement, effective September 1, 2023, with the holders of the senior secured convertible notes issued in the April Bridge Financing, pursuant to which those notes and certain liens of Channel will be subordinated to the rights of the holders of the notes issued in the September Bridge Financing.
On October 12, 2023, Channel and four existing investors entered into promissory notes (the “October Promissory Notes”) with an aggregate face amount of $210,000 and an aggregate purchase price of $175,000. The October Promissory Notes mature on November 12, 2023 or, if earlier to occur, upon the closing of the IPO. The October Promissory Notes bear no interest except in the case of certain events of default. On November 7, 2023,

Channel amended and restated the October Promissory Notes to extend the maturity dates of the October Promissory Notes to November 17, 2023. On November 13, 2023, Channel amended and restated the October Promissory Notes to further extend the maturity dates of the Promissory Notes to February 29, 2024. The October Promissory Notes were repaid on February 26, 27 and 28, 2024.
On November 22, 2023, Channel commenced a rights offering (the “Rights Offering”) pursuant to which Channel distributed non-transferable subscription rights (the “Subscription Rights”) to each holder of Channel common stock held as of 5:00 p.m. Eastern Standard Time on November 22, 2023, the record date for the Rights Offering. The Subscription Rights could be exercised at any time during the subscription period, which commenced on November 22, 2023 and expired at 5:00 p.m., Eastern Standard Time, on December 1, 2023. The Subscription Rights were offered to all of its pre-existing stockholders, including Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5%, or resulting from a principal at one of the entities being on Channel’s board of directors), and each participated and exercised their Subscription Rights to purchase an aggregate of 1,211,238 shares of Channel common stock at the Subscription Price. In addition, Channel distributed to Mr. Knuettel, its Chief Executive Officer and Chief Financial Officer, and Mrs. Lara Knuettel c/o The Lara H. Knuettel Revocable Trust, a trust for which Mr. Knuettel and his wife are co-trustees (the “Knuettel Trust”), and at no charge to them, additional non-transferable Subscription Rights to purchase up to an aggregate 158,731 shares of Channel common stock in the Rights Offering at the same Subscription Price. On December 27, 2023, the Knuettel Trust made a charitable donation of 27,778 of those shares to Temple Israel of the City of New York. On June 28, 2024, the Knuettel Trust made an additional charitable donation of 5,000 shares to Temple Israel of the City of New York and 15,000 shares to The Hewitt School. Also on December 27, 2023, AME Equities LLC made a charitable donation of 87,778 of its shares to Ballantyne Jewish Center, Inc. Upon the closing of the Rights Offering, Channel issued an aggregate of 2,442,468 shares of Channel common stock and received aggregate net proceeds of $246,201, after giving effect to the Representative Affiliate Transactions, which Channel used primarily for general corporate purposes and expenses associated with its IPO.
On December 23, 2023, Channel entered into the Benuvia License Agreement for the Spray Formulations, diversifying its pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The Diclofenac Spray Formulation is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of migraines as a pill. By a number of clinical measures it is thought to be superior to Sumatriptan. A sublingual formulation of Rizatriptan may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea as a result of the migraine headache. Ondansetron is an anti-emetic that is available in oral and intravenous form. An Ondansetron sublingual spray formulation may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations and Channel will purchase the Spray Formulations exclusively from Benuvia, pursuant to the Benuvia Supply Agreement. The initial sale price per unit for each Spray Formulation payable by Channel to Benuvia pursuant to the Benuvia Supply Agreement shall be subject to good faith negotiations; provided that the initial price for each Spray Formulation and the price for each Spray Formulation during the term of the Benuvia License Agreement in no event shall be less than Benuvia’s cost of manufacturing the respective Spray Formulation plus a gross margin to Benuvia. The price for each Spray Formulation shall be subject to an annual increase in amounts equal to the percentage change in the Producer Price Index, Pharmaceutical Preparations as published by the U.S. Department of Labor, Bureau of Labor Statistics.
Under the terms of the Benuvia License Agreement, Channel obtained exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations. In connection with the Benuvia License Agreement, Channel agreed to pay Benuvia a six and one-half percent (6.5%) royalty on net sales of the Spray Formulations for a period of up to 15 years from the date of the first commercial sale of the Spray Formulations. To date, Channel has paid $0 to Benuvia as royalty on net sales of the Spray Formulations. Pursuant to the Benuvia Stock Issuance Agreement, Channel issued to Benuvia 384,226 shares of Channel common stock, which may be offered and sold pursuant to a resale prospectus. Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, which is capped not to exceed a specific gross margin for Benuvia, and Channel has a most favored nation rate on development and regulatory services.

Under the Benuvia License Agreement, Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations. Further, Channel has the right to request a bid from a third party to manufacture the Spray Formulations once each year.
The Benuvia License Agreement contains standard termination provisions. The Benuvia License Agreement may be terminated in its entirety, on a Spray Formulation by Spray Formulation basis, and by country by county for a material breach not cured within sixty (60) days after written notice thereof. If Channel breaches any of its payment obligations under the terms of the Benuvia License Agreement that are not the subject of a good faith dispute and are not cured within twenty (20) business days following notice thereof, Benuvia may terminate the Agreement upon written notice to Channel. Channel also has the right to terminate the Benuvia License Agreement in the event Channel determines, in its reasonable business judgment, that (i) any of the Spray Formulations will not be differentiated from oral tablets to result in a financially viable product or (ii) after having discussed a Spray Formulations with the FDA, Channel determines in its reasonable business judgment, that the cost of development of such Spray Formulation would exceed any reasonable forecast of a positive financial return. In the event Channel terminates the License Agreement, the parties will negotiate in good faith a license agreement to any improvements Channel made to the Spray Formulations, including any clinical trial data, and Benuvia will pay Channel a pre-determined royalty for such license. Mr. Davis, one of its directors, serves as the Chairman and Chief Executive Officer of Benuvia Holdings, LLC, which is the ultimate parent company of Benuvia.
On February 8, 2024, Channel and certain affiliates of the Representative entered into Bridge Financing Note Amendments. Under the Bridge Financing Note Amendments, both notes issued in the April Bridge Financing and the September Bridge Financing had a maturity date of March 1, 2024, and the full principal amount of both notes and any accrued interest thereon was payable solely in cash upon the consummation of the IPO. Both notes had an annual interest rate of eight percent (8%), which accrued daily, and was calculated on the basis of a 360-day year (consisting of twelve 30 calendar day periods).
On February 10, 2024, Channel entered into a Stock Rescission Agreement (the “Stock Rescission Agreement”) with certain affiliates of the representative of the underwriters of the IPO (the “Representative”), pursuant to which Channel rescinded 111,129 shares of Channel common stock held by such affiliates of the Representative and agreed to refund an aggregate of $91,512 paid by such affiliates of the Representative in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement.
Review, Approval or Ratification of Transactions with Related Parties
Channel has adopted a written related-person transactions policy that provides that its executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of Channel common stock and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with Channel without the review and approval of its audit committee, or a committee composed solely of independent directors in the event it is inappropriate for its audit committee to review such transaction due to a conflict of interest. Such policy provides that any request for Channel to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of its Channel common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of Channel’s total assets at year-end for the last two fiscal years, will be presented to its audit committee for review, consideration and approval. In approving or rejecting any such proposal, Channel expects that its audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Indemnification Agreements with Directors and Executive Officers
Channel has entered into indemnification agreements with each of its directors and executive officers. Each of those indemnification agreements is in the form approved by the Channel board of directors. Those indemnification agreements require that, under the circumstances and to the extent provided for therein, Channel indemnifies such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, and proceedings by reason of the fact that such person is or was a director, officer, employee, or agent of Channel, any entity that was a predecessor corporation of Channel, or any of Channel’s affiliates. The rights of each person who is a party to such an indemnification agreement are, in addition to any other rights such person may have under applicable Nevada law, Channel’s articles of incorporation, Channel’s bylaws, any other agreement, a vote of Channel stockholders, a resolution adopted by the Channel board of directors, or otherwise.
Director Independence
Applicable NYSE American rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, NYSE American rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. The NYSE American independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with Channel. In addition, under applicable NYSE American rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Channel board of directors has determined that all of its non-employee directors, other than Mr. Todd Davis, are independent, as defined under applicable NYSE American rules. In making such determination, the Channel board of directors considered the relationships that each such non-employee director has with Channel and all other facts and circumstances that the Channel board of directors deemed relevant in determining his or her independence, including the beneficial ownership of Channel capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions of the Combined Company”.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Channel’s executive officers are elected by, and serve at the discretion of, the Channel board of directors.
LNHC Transactions
The following includes a summary of transactions since January 1, 2022, to which LNHC has been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average of LNHC’s total assets at year-end for the prior two fiscal years, and in which any of LNHC’s directors, executive officers or, to LNHC’s knowledge, beneficial owners of more than 5% of LNHC capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Interests of LNHC Directors and Executive Officers in the Merger.” LNHC also describes below certain other transactions with its directors, executive officers and holder of more than 5% of LNHC capital stock.
Assignment Agreement
Ligand and LNHC entered into an Assignment Agreement, dated March 24, 2025 (the “Assignment Agreement”), pursuant to which LNHC assigned to Ligand all of its material assets and liabilities (including intellectual property rights and contracts) relating to the NITRICIL platform technology, ZELSUVMI, and product candidates that utilize the NITRICIL platform technology. Ligand’s rights to the assigned assets under the Assignment Agreement are subject to the License Agreement described below.
License Agreement
Ligand and LNHC entered into an Exclusive License and Sublicense Agreement, dated March 24, 2025 (the “License Agreement”), pursuant to which Ligand granted to LNHC an exclusive, sublicensable license under the intellectual property rights assigned to Ligand pursuant to the Assignment Agreement to exploit ZELSUVMI™ (berdazimer) topical gel (the “Licensed Product”) for the treatment of molluscum contagiosum in humans (the

“Licensed Field”) anywhere in the world except Japan (the “Territory”) and to make and have made certain compounds and products as defined in that certain license agreement between Ligand and Sato Pharmaceutical Co., Ltd (“Sato”), pursuant to which Sato has received certain rights to certain compounds and products in Japan.
LNHC will use commercially reasonable efforts to commercialize the Licensed Product in the Licensed Field in the Territory. Within one year of the effective date of the License Agreement, Ligand and LNHC will also negotiate in good faith a development and funding agreement for LNHC to obtain rights to develop and commercialize the product program designated SB207.
LNHC will pay Ligand a royalty in the low double-digit percentages on net sales of the Licensed Product. LNHC will also pay Ligand an aggregate amount of $10 million upon the achievement of certain sales and commercial milestones. LNHC will further pay Ligand a low-mid percentage of non-royalty payments received from its sublicensees.
Unless terminated earlier according to its terms, the License Agreement will expire when LNHC ceases to actively exploit the Licensed Product. Either party may terminate for the other party’s material breach subject to a notice and cure period. Ligand may terminate if LNHC fails to achieve certain regulatory and commercial milestones with respect to certain major markets, if LNHC challenges the licensed patents or if LNHC becomes insolvent.
Master Services Agreement
In connection with drug products developed by Ligand, its affiliates or its licensees (the “Ligand Parties”) utilizing the NITRICIL platform technology, Ligand and LNHC entered into a Master Services Agreement for Product Supply, dated March 24, 2025, pursuant to which LNHC will provide to the Ligand Parties certain development and manufacturing services in connection with such drug products developed by the Ligand Parties. In the event Ligand wishes to manufacture any product that uses the NITRICIL platform technology for other than ZELSUVMI (berdazimer) topical gel for the treatment of molluscum contagiosum in humans, then LNHC will transfer all necessary know-how to enable Ligand or its designee to manufacture such product. The MSA will expire on March 24, 2040, subject to Ligand’s election to renew the MSA for additional five-year periods, provided Ligand gives at least 90 days’ prior written notice thereof to LNHC. Ligand may terminate the MSA for any reason or if LNHC undergoes a change in control, provided Ligand gives at least 30 days’ prior written notice to LNHC. Either party may terminate for the other party’s material breach subject to a notice and cure period or if the other party becomes insolvent or bankrupt.
Ligand Bridge Note
Effective January 1, 2025, LNHC entered into a revolving bridge promissory note with Ligand (the “Ligand Bridge Note”) under which any amounts of cash transfers from Ligand to LNHC, and settlement of LNHC’s expenses directly by Ligand, starting from January 1, 2025, are considered a loan from Ligand to LNHC. The maximum borrowing under the Ligand Bridge Note is $18.0 million. The Ligand Bridge Note will be repaid at the closing of the Merger, and the amount repaid under the Ligand Bridge Note will be offset against Ligand’s funding commitment in the PIPE Financing. The outstanding principal balance under the Ligand Bridge Note bears interest at the rate per annum equal to the rate then-payable on U.S. government treasury bills with a maturity of three (3) months on such date. The Ligand Bridge Note will mature on the later of (i) the closing date of the Merger or (2) 12 months from the effective date of the note.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Certain terms used below, but not otherwise defined, in this section shall have the meanings ascribed to them elsewhere in this information statement.
The following unaudited pro forma condensed combined financial information presents the financial information of Channel, adjusted to give effect to the merger with LNHC and the related PIPE Financing, as well as certain other significant pre-closing transactions completed by LNHC, to the extent not yet reflected in LNHC’s historical financial information (as more fully described below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical balance sheets of Channel and LNHC on a pro forma basis as if the Merger, PIPE Financing and certain pre-closing transactions of LNHC had been consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and year ended December 31, 2024 combine the historical statements of operations of Channel and LNHC for such periods on a pro forma basis as if the Merger and PIPE Financing had been consummated on January 1, 2024, the beginning of the earliest period presented.
Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Channel believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger and PIPE Financing occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The Merger, PIPE Financing and other significant transactions are each described in detail below.
The Merger
On April 16, 2025, Channel, Merger Sub, LNHC, and solely for the purposes of Article III thereof, Ligand, entered into the Merger Agreement, pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LNHC, with LNHC continuing as a wholly owned subsidiary of Channel and the surviving corporation of the Merger. A copy of the Merger Agreement is attached as Annex A to this information statement and incorporated by reference into this notice.
Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each then outstanding share of LNHC capital stock will be converted into the right to receive a number of shares of Channel Series A Preferred Stock (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the exchange ratio set forth in the Merger Agreement. Based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger.
The Merger is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Channel and LNHC are each expected to meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. In addition, LNHC is expected to meet the definition of a VIE given the entity will not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger. Finally, Channel will own 100% of the shares of LNHC following the close of the Merger and will therefore be the primary beneficiary of the LNHC business. As a result, Channel will be deemed to be the accounting acquirer in the Merger, and the Merger will be accounted for as a business combination in which Channel acquires the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger will be recorded at their acquisition date fair values. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price, calculated as described in Note 3. A final determination of these estimated fair values will be based on the actual net assets of LNHC that exist as of the date of completion of the Merger, and the accounting for the acquisition and determination of estimated fair values will be finalized within one year from the completion of the Merger.

PIPE Financing
The PIPE Investors have agreed to subscribe for and purchase an aggregate of 50,100 of shares of Series A Preferred Stock, at a price per share equal to the Purchase Price, subject to adjustment as set forth in the Purchase Agreement, by and among Channel, LNHC and certain investors, which includes Nomis Bay and Ligand. The PIPE Financing is expected to close immediately prior to the closing of the Merger. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million (reduced by amounts previously funded by the Ligand Bridge Loan and PIPE Investors Bridge Loan as further defined and discussed below), before paying estimated expenses. The closing of the PIPE Financing is conditioned upon the closing of the Merger, entry into the Royalty Agreements (as defined in the Purchase Agreement), as well as certain other conditions. A copy of the Purchase Agreement is attached as Annex B to this information statement and incorporated by reference into this notice.
LNHC
Ligand did not account for LNHC, and it was not operated as, an independent, publicly traded company for the periods presented. The unaudited pro forma financial information does not reflect amounts for autonomous entity adjustments as management does not anticipate that the impacts from the separation of LNHC from Ligand and other commercial arrangements between Ligand and LNHC will be materially different from the historical amounts previously allocated from Ligand to LNHC as presented in the historical combined financial statements.
Effective January 1, 2025, LNHC entered into a bridge loan agreement with Ligand based on which any amounts of cash transfers from Ligand to LNHC, or settlement of LNHC expenses directly by Ligand, starting from January 1, 2025, would be considered a loan in the amount up to $18.0 million, of which approximately $6.6 million was funded through April 30, 2025, (the “Ligand Bridge Loan”). The repayment of Ligand Bridge Loan at closing of the Merger will reduce Ligand’s commitment in the PIPE Financing.
On March 24, 2025, LNHC assigned its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan (the “IP Assignment Agreement”). In addition, Ligand and LNHC entered into an Exclusive License and Sublicense Agreement, dated March 24, 2025 (the “IP License Agreement”), pursuant to which Ligand granted to LNHC an exclusive, sublicensable license under the intellectual property rights assigned to Ligand pursuant to the IP Assignment Agreement to exploit ZELSUVMI (berdazimer) topical gel for the treatment of molluscum contagiosum in humans anywhere in the world except Japan. LNHC will pay Ligand royalties on net sales of the licensed program and will also pay milestone payments upon the achievement of certain sales and commercial achievements.
On April 16, 2025, LNHC entered into a bridge loan agreement with two PIPE Investors for an aggregate amount of $6.0 million, (the “PIPE Investor Bridge Loans”). The repayment of the PIPE Investor Bridge Loan at closing of the Merger will partially offset the respective PIPE Investors’ obligation to pay the purchase price for their respective commitments in the PIPE Financing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2025

(in thousands)

	Channel Therapeutics (Historical)	LNHC Inc (As Adjusted) (Note 5)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$131	$6,000	$36,881	4(e)	$38,840
			(2,400)	4(c)
			325	4(k)
			(2,097)	4(k)
Accounts receivable, net		167			167
Inventory	—	5,319	11,364	4(h)	16,683
Prepaid expenses and other current assets	780	638			1,418
Total current assets	911	12,124	44,073		57,108
Intangible assets, net	—	—	23,800	4(b)	23,800
Goodwill	—	6,604	11,331	4(d)	17,935
Property and equipment, net	—	11,040	—		11,040
Operating lease right-of-use assets, net	—	3,550	40	4(i)	3,590
Other assets	—	529			529
Total assets	$911	$33,847	$79,244		$114,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,603	$2,163	$(1,800)		$2,966
Operating lease liabilities, current portion	—	561			561
Deferred revenue, current portion	—	1,125			1,125
Loan payable, net of debt discount	2,372	12,619	(12,619)	4(e)	—
			325	4(k)
			(2,697)	4(k)
Loan payable - related party, net of debt discount	132	—			132
Total current liabilities	5,107	16,468	(16,791)		4,784
Deferred revenue, net of current portion	—	2,005			2,005
Operating lease liabilities, net of current portion	—	3,029			3,029
Deferred tax liability	—	—	9,143	4(j)	9,143
Other long-term liabilities	—	16,564	2,857	4(g)	19,421
Total liabilities	5,107	38,066	(4,791)		38,382
Commitments and contingencies
Parent company net investment	—	(4,219)	4,219	4(f)	—
Series A convertible preferred stock	—	—	—	4(a)	—
			—	4(e)
Series C preferred stock	—	—			—
Common stock	1	—	—	4(k)	1
Additional paid in capital	19,246	—	30,316	4(a)	100,077
			49,500	4(e)
			600	4(k)
			415	4(l)
Accumulated deficit	(23,443)	—	(600)	4(c)	(24,458)
			(415)	4(l)
Total stockholders’ deficit	(4,196)	(4,219)	84,035		75,620
Total liabilities and stockholders’ deficit	$911	$33,847	$79,244		$114,002

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

(in thousands, except share and per share amounts)

	Channel Therapeutics (Historical)	LNHC Inc (As Adjusted) (Note 5)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$—	$294	$—		$294
Operating expenses:
Selling, general and administrative expenses	1,640	2,732			4,372
Research and development	194	4,262			4,456
Amortization of intangible assets	—	—	469	4(m)	469
Total operating expenses	1,834	6,994	469		9,297
Operating loss	(1,834)	(6,700)	(469)		(9,003)
Other income (expense), net:
Interest expense	(134)	(764)	138	4(o)	(626)
			134	4(p)
Other income	—	(23)			(23)
Total other (expense) income	(134)	(787)	272		(649)
Net loss before provision for income taxes	(1,968)	(7,487)	(197)		(9,652)
Provision for income taxes	—		—	4(q)
Net loss	$(1,968)	$(7,487)	$(197)		$(9,652)

Net loss per common share - basic and diluted	$(0.32)				$(1.58)	4(s)

Weighted average number of common shares outstanding during the year - basic and diluted	6,127,924				6,127,924

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share amounts)

	Channel Therapeutics (Historical)	LNHC Inc (As Adjusted) (Note 5)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Revenues	$—	$876	$—		$876
Operating expenses:
Selling, general and administrative expenses	6,392	15,528	600	4(n)	22,935
			415	4(r)
Research and development	1,179	11,278			12,457
Amortization of intangible assets	—	—	1,874	4(m)	1,874
Total operating expenses	7,571	26,806	2,889		37,266
Operating loss	(7,571)	(25,930)	(2,889)		(36,390)
Other income (expense), net:
Interest expense	(786)	(2,428)	550	4(o)	(1,878)
			786	4(p)
Other income	39	2			41
Gain on default judgement	363	—			363
Total other (expense) income	(384)	(2,426)	1,336		(1,474)
Net loss before provision for income taxes	(7,955)	(28,356)	(1,553)		(37,864)
Provision for income taxes	—	290	—	4(q)	290
Net loss	$(7,955)	$(28,066)	$(1,553)		$(37,574)

Net loss per common share - basic and diluted	$(1.43)				$(6.74)	4(s)

Weighted average number of common shares outstanding during the year - basic and diluted	5,574,473				5,574,473

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 – Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information presents the financial information of Channel, adjusted to give effect to the Merger with LNHC and the related PIPE Financing. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The Merger is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Channel and LNHC are each expected to meet the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs, and the Merger will be therefore accounted for a business combination. In addition, LNHC is expected to meet the definition of a VIE given the entity will not have sufficient equity to finance its activities without additional financial support, as assessed immediately prior to the Merger, with some or all of the support being invested at the time of the close of the Merger. Finally, Channel will own 100% of the shares of LNHC following the close of the Merger and will therefore be the primary beneficiary of the LNHC business. As a result, Channel will be deemed to be the accounting acquirer in the Merger, and the Merger will be accounted for as a business combination in which Channel acquires the LNHC business. The LNHC assets acquired, and liabilities assumed in connection with the Merger will be recorded at their acquisition date fair values. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price, calculated as described in Note 3. A final determination of these estimated fair values will be based on the actual net assets of LNHC that exist as of the date of completion of the Merger, and the accounting for the acquisition and determination of estimated fair values will be finalized within one year from the completion of the Merger.
The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical balance sheets of Channel and LNHC on a pro forma basis as if the Merger and PIPE Financing had been consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and year ended December 31, 2024 combine the historical statements of operations of Channel and LNHC for such periods on a pro forma basis as if the Merger and PIPE Financing had been consummated on January 1, 2024, the beginning of the earliest period presented.
The unaudited pro forma condensed combined balance sheet as of March 31, 2025 has been prepared using, and should be read in conjunction with:
•
Channel’s unaudited consolidated balance sheet as of March 31, 2025 and the related notes thereto included in Channel’s Form 10-Q filed with the SEC on May 13, 2025 included elsewhere in this information statement; and

•	LNHC’s unaudited combined balance sheet as of March 31, 2025 and the related notes thereto included in LNHC’s historical results included elsewhere in this information statement.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and year ended December 31, 2024 have been prepared using, and should be read in conjunction with:
•
Channel’s unaudited consolidated statement of operations for the three months ended March 31, 2025 and the related notes thereto included in Channel’s Form 10-Q filed with the SEC on May 13, 2025 included elsewhere in this information statement;

•
Channel’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Channel’s Annual Report on Form 10-K filed with the SEC on March 27, 2025 included elsewhere in this information statement;

•
LNHC’s unaudited combined statement of operations for the three months ended March 31, 2025 and the related notes thereto included in LNHC’s historical results included elsewhere in this information statement; and

•
LNHC’s audited combined statement of operations for the year ended December 31, 2024 and the related notes thereto included in LNHC’s historical results included elsewhere in this information statement.

LNHC (as adjusted) in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 is derived from the pro forma balance sheet information, as presented in Note 5, which reflects the historical balance sheet of LNHC, inclusive of the Ligand Bridge Loan and PIPE Investor Bridge Loans on a pro forma basis as if the transactions had been consummated on March 31, 2025. LNHC (as adjusted) in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and three months ended March 31, 2025 are derived from the pro forma statement of operation information, as presented in Note 5, which reflects the historical statement of operations of LNHC, inclusive of the Ligand Bridge Loan, PIPE Investor Bridge Loans and IP Assignment, on a pro forma basis as if the transactions had been consummated on January 1, 2024.
Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger and PIPE Financing occurred on the dates indicated. The actual financial position and results of operations may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of changes in the fair value per share of Channel Series A Preferred Stock, the timing of the closing of the Merger, and other changes in LNHC assets and liabilities that occur prior to the completion of the Merger.
The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Channel and LNHC historical financial statements included elsewhere or incorporated by reference in this information statement.
Note 2 – Accounting Policies and Reclassifications
During the preparation of the unaudited pro forma condensed combined financial statements, Channel performed a preliminary analysis to identify differences in LNHC’s and Channel’s historical financial statement presentation and significant accounting policies. Based on its initial analysis, Channel did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. No reclassification adjustments have been made to conform LNHC’s historical financial statement captions to Channel’s financial statement captions in the unaudited pro forma condensed combined financial statements.
Following the completion of the Merger, or as more information becomes available, Channel will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform LNHC’s presentation to that of Channel due to limitations on the availability of information as of the date of this information statement. Accounting policy differences and reclassification adjustments may be identified as more information becomes available.
Note 3 – Estimated Merger Consideration and Preliminary Purchase Price Allocation
Estimated Merger Consideration
The fair value of the merger consideration to be transferred upon completion of the Merger will include the fair value of Channel Series A Preferred Stock to be issued to the holder of LNHC common stock pursuant to the Merger Agreement.
The following table summarizes the components of the estimated preliminary merger consideration (in thousands, except share and per share amounts):

Estimated shares of Series A Preferred Stock to be issued in the Merger(a)	31,254
Estimated Channel Series A Preferred Stock per share price(b)	$970
Estimated total merger consideration	$30,316

(a)
Represents the estimated number of shares of Channel Series A Preferred Stock to be issued to LNHC’s shareholders based on the exchange ratio as set forth in the Merger Agreement and Channel and LNHC’s capitalization as of May 23, 2025.

(b)
As the Channel Series A Preferred Stock is immediately convertible into Channel common stock at a ratio of 1 to 1,000, the fair value estimate of the Channel Series A Preferred Stock is calculated as the closing Channel common stock price on May 23, 2025 multiplied by 1,000.

The estimated total merger consideration at closing may change materially from the amount shown above due to multiple factors including, but not limited to, changes in the number of shares of Channel Series A Preferred Stock to be issued and changes in the estimated fair value of the Channel Series A Preferred Stock, based on the closing stock price of Channel common stock. Accordingly, the estimated total merger consideration could differ from the amount calculated above, and that difference may be material.
The following table shows the effect of changes in Channel’s common stock fair value and the resulting impact on the estimated total merger consideration (in thousands, except preferred stock price):

	Channel Series A Preferred Stock per share price	Estimated total merger consideration
As presented	$970	$30,316
10% increase	$1,067	$33,348
10% decrease	$873	$27,284

Any change to the estimated total merger consideration is expected to be assigned primarily to goodwill.
Preliminary Purchase Price Allocation
Under the acquisition method of accounting in accordance with ASC 805, LNHC’s identifiable assets acquired and liabilities assumed by Channel are expected to be recorded at their acquisition-date fair value and combined with the assets and liabilities of Channel. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which Channel believes are reasonable to illustrate the estimated effects of the merger. The fair value of certain assets and liabilities are estimated to approximate their book values, thus no adjustments are reflected. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the merger and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.
The following table sets forth a preliminary allocation of the estimated merger consideration to LNHC’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by Channel, as if the Merger had been completed on March 31, 2025 (in thousands):

Estimated total consideration transferred	$30,316
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	6,000
Accounts receivable, net	167
Inventory	16,683
Prepaid expenses and other current assets	638
Intangible assets	23,800
Property and equipment	11,040
Operating lease right-of-use assets	3,590
Other assets	529
Accounts payable and accrued expenses	(2,163)
Operating lease liabilities, current portion	(561)
Deferred revenue, current portion	(1,125)
Loan Payable	(12,619)
Deferred revenue, net of current portion	(2,005)
Operating lease liabilities, net of current portion	(3,029)
Deferred tax liability	(9,143)
Other long-term liabilities	(19,421)
Total estimated fair value of net assets acquired	12,381
Estimated goodwill	$17,935

Preliminary goodwill is calculated as the excess of the estimated merger consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the transaction is primarily attributable to expected synergies. The final calculation of goodwill could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors including, but not limited to, fluctuations in the fair value of Channel’s common stock, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the Merger. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill.
The following table shows the effect of changes in the fair value of Channel Series A Preferred Stock and the resulting impact to estimated goodwill (in thousands, except preferred stock price):

	Series A Preferred Stock Price	Estimated goodwill
As presented	$970	$17,935
10% increase	$1,067	$20,967
10% decrease	$873	$14,903

A decrease in the fair value of LNHC’s assets or an increase in the fair value of LNHC’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill as presented above. An increase in the fair value LNHC’s assets or a decrease in the fair value of LNHC’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar decrease in the estimated amount of goodwill.
Note 4 – Pro Forma Transaction Accounting Adjustments
The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 to reflect the effects of the Merger and PIPE Financing:
4(a) Reflects the total estimated merger consideration as outlined in Note 3, consisting of the estimated fair value of Channel Series A Preferred Stock issued of $30.3 million. See Note 3 for significant estimates and assumptions used to estimate the total merger consideration for the purpose of preparing the pro forma condensed combined financial information.
4(b) Reflects a net adjustment to recognize the estimated fair value of LNHC’s identifiable intangible assets. The estimated net fair value and the useful life of the intangible assets expected to be acquired is as follows (in thousands):

	Estimated fair value	Average estimated useful life	Annual amortization expense	Quarterly amortization expense
Developed technology	$22,900	13	$1,762	$440
Sato licensing agreement	900	8	113	28
Total estimated fair value of intangible assets acquired	23,800		1,874	469

The preliminary fair value of developed technology was estimated using the “multi-period excess earnings” method, an income approach that considers the net cash flows expected to be generated by the intangible asset by excluding any cash flows related to contributory assets. Significant assumptions include the expected useful life of the patent, contributory asset charges and the concluded discount rate.
The preliminary fair value of the Sato licensing agreement was estimated using the “relief from royalty” method, an income approach that considers the market-based royalty a company would pay to enjoy the benefits of the trade name or technology in lieu of actual ownership of the technology. Significant assumptions include the royalty rate, forecasted cash flows of the license agreement and concluded discount rate.
The identified intangible assets and related amortization are preliminary and based on preliminary valuations prepared by third-party advisors and reviewed by management. As discussed above, the amount that will ultimately be allocated to identified intangible assets and the subsequent amortization expense may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identified intangible asset.
Amortization related to the identified intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above, as further described in Note 4(m). The useful life assigned to the intangibles is derived based on the expected timeline of cumulative cash flows from the intangible asset.
4(c) Reflects total estimated merger-related transaction costs incurred or expected to be incurred by Channel of $2.4 million, all of which expected to be paid at or prior to the closing and is presented as an adjustment to cash and cash equivalents. Of the total estimated merger-related transaction costs, $1.8 million was incurred and accrued as of March 31, 2025 and $0.6 million was not yet incurred and is reflected as an adjustment to accumulated deficit.
4(d) Reflects a net adjustment to recognize the preliminary estimated goodwill expected to arise from the merger, partially offset by the elimination of LNHC’s historical goodwill balance. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of goodwill for the purpose of preparing the pro forma condensed combined financial information. Goodwill arising from the Merger may change materially from the amount presented due to a number of factors. A sensitivity analysis of goodwill is presented in Note 3.
4(e) Represents the planned sale and issuance of 50,100 shares of Channel Series A Preferred Stock with a par value of $0.0001, at a per share price of $1,000, as a result of the PIPE Financing for gross proceeds of $50.1 million reduced by the repayment of the Ligand Bridge Loan and PIPE Investor Bridge Loans through an offset of their respective funding commitments in the PIPE Financing (see Note 5(a) and Note 5(b)), and $0.6 million in estimated issuance costs. The completion of the PIPE Financing is contingent upon the closing of the Merger.
4(f) Reflects the elimination of LNHC’s historical net parent investment.
4(g) Represents the purchase accounting adjustment to increase LNHC’s liability associated with Reedy Creek to its estimated fair value.
4(h) Represents the purchase accounting adjustment to step-up inventory balances to their estimated fair value.
4(i) Represents the purchase accounting adjustment to increase the Right-of-use asset balance for lease agreements to their estimated fair value.
4(j) Represents an adjustment to deferred tax liability, record the estimated deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to intangible assets and inventory.
4(k) Represents the proceeds received from Channel’s May 2025 bridge note of $0.3 million and expected settlement of Channel’s loan payable, including bridge notes, of which approximately $0.6 million will be converted into common shares prior to closing and approximately $2.1 million is expected to be repaid at the closing of the Transactions.
4(l) Represents the expected impact of equity-based compensation granted in April 2025 in contemplation of the Merger and the expected impact of the accelerated vesting of certain equity-based compensation awards upon closing of the Merger.
The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations for three months ended March 31, 2025 and year ended December 31, 2024 to reflect the effects of the Merger and PIPE Financing:
4(m) Reflects the estimated amortization expense related to the acquired intangible assets, which is calculated assuming a straight-line method of amortization based on the preliminary estimated fair values and useful lives presented Note 4(b) above. The amount of amortization will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount following the Merger may differ significantly between periods based upon the final values assigned and amortization methodology used for each intangible asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $0.04 million to the quarterly amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025, assuming a weighted average estimated useful life of 12.8 years.
A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $0.2 million to the annual amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, assuming a weighted average estimated useful life of 12.8 years.
4(n) Reflects a non-recurring adjustment to record the total estimated merger-related transaction costs of approximately $2.4 million expected to be incurred by Channel, net of $1.8 million accrued in Channel’s historical statement of operations for the three months ended March 31, 2025. Direct transaction costs are expensed as incurred and these additional transaction costs are reflected as if incurred on January 1, 2024, the date the Merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations.
4(o) Reflects the removal of interest expense associated with the Ligand Bridge Loan and PIPE Investor Bridge Loans executed in March and April 2025, respectively, which are expected to be repaid as part of the PIPE Financing as discussed in Note 4(e).
4(p) Reflects the removal of interest expense associated with Channel’s loan payable expected to be converted into common shares or repaid at or prior to closing of the Transactions as discussed in Note 4(k).
4(q) No income tax adjustment is reflected for the three months ended March 31, 2025 and year ended December 31, 2024 based on combined estimated annual effective tax rate and having a full valuation allowance on the combined net deferred tax asset.
4(r) Represents the expected impact of equity-based compensation granted in April 2025 in contemplation of the Merger and the expected impact of the accelerated vesting of certain equity-based compensation awards upon closing of the Merger.
4(s) Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein for the three months ended March 31, 2025 and year ended December 31, 2024. Weighted average shares outstanding are based on Channel’s weighted average shares outstanding for the three months ended March 31, 2025 and twelve months ended December 31, 2024.
Note 5 – As Adjusted LNHC
For purposes of preparing LNHC (as adjusted), presented in the pro forma condensed combined balance sheet as of December 31, 2024 and the pro forma condensed combined statement of operations for the three months ended March 31, 2025 and year-ended December 31, 2024, certain pre-acquisition adjustments have been made to incorporate the Ligand Bridge Loan, PIPE Investor Bridge Loans and IP Assignment discussed herein.
The adjustments to reflect the effects of the Ligand Bridge Loan and PIPE Investors Bridge Loans on LNHC’s historical unaudited consolidated balance sheet as of March 31, 2025 are summarized as follows:

	Historical LNHC Inc (As Reported)	Transaction Adjustments (Note 5)	Note	LNHC Inc (As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$—	6,000	5(b)	$6,000
Accounts receivable, net	167			167
Inventory	5,319			5,319
Prepaid expenses and other current assets	638			638
Total current assets	6,124	6,000		12,124
Intangible assets, net	—			—
Goodwill	6,604			6,604
Property and equipment, net	11,040			11,040
Operating lease right-of-use assets, net	3,550			3,550
Other assets	529			529
Total assets	$27,847	$6,000		$33,847

	Historical LNHC Inc (As Reported)	Transaction Adjustments (Note 5)	Note	LNHC Inc (As Adjusted)
LIABILITIES AND PARENT COMPANY NET INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	$2,163	$—		$2,163
Operating lease liabilities, current portion	561			561
Loan payable, net of debt discount	—	6,619	5(a)	12,619
		6,000	5(b)
Deferred revenue, current portion	1,125			1,125
Total current liabilities	3,849	12,619		16,468
Deferred revenue, net of current portion	2,005			2,005
Operating lease liabilities, net of current portion	3,029			3,029
Other long-term liabilities	16,564			16,564
Total liabilities	25,447	12,619		38,066
Commitments and contingencies
Parent company net investment	2,400	(6,619)	5(a)	(4,219)
Total stockholders’ deficit	2,400	(6,619)		(4,219)
Total liabilities and stockholders’ deficit	$27,847	6,000		$33,847

5(a) Reflects the outstanding balance of the Ligand Bridge Loan, which represents the amount of cash transfers from Ligand to LNHC, and the settlement of LNHC’s expenses directly by Ligand, from January 1, 2025 through April 30, 2025. Such amounts are included in parent company net investment in LNHC’s unaudited condensed consolidated balance sheet as of March 31, 2025, and are included in Loan payable, net of debt discount in the As Adjusted LNHC balance sheet as of March 31, 2025. The maximum borrowing under the Ligand Bridge Loan agreement is $18 million.
5(b) Reflects the cash proceeds received from the PIPE Investor Bridge Loans as executed on April 16, 2025 with two PIPE investors.
The adjustments to reflect the effects of the Ligand Bridge Loan, PIPE Investor Bridge Loans and IP Assignment on LNHC’s historical unaudited consolidated statement of operations for the three months ended March 31, 2025 are summarized as follows:

	Historical LNHC Inc (As Reported)	Transaction Adjustments (Note 5)	Note	LNHC Inc (As Adjusted)
Revenues	$294			$294
Operating expenses:
Research and development	2,732			2,732
General and administrative	4,262			4,262
Amortization of intangibles	162	(162)	5(c)	—
Total operating expenses	7,156	(162)		6,994
Operating loss	(6,862)	162		(6,700)
Other income (expense), net:
Interest income	—			—
Interest expense	(626)	(138)	5(d)	(764)
Other income (expense)	(23)			(23)
Total other (expense) income	(649)	(138)		(787)
Net loss before provision for income taxes	(7,511)	24		(7,487)
Provision for income taxes	—			—
Net loss	$(7,511)	$24		$(7,487)

The adjustments to reflect the effects of the Ligand Bridge Loan, PIPE Investor Bridge Loans and IP Assignment on LNHC’s historical audited consolidated statement of operations for the year ended December 31, 2024 are summarized as follows:

	Historical LNHC Inc (As Reported)	Transaction Adjustments (Note 5)	Note	LNHC Inc (As Adjusted)
Revenues	$876			$876
Operating expenses:
Research and development	11,278			11,278
General and administrative	15,528			15,528
Amortization of intangibles	714	(714)	5(c)	—
Total operating expenses	27,520	(714)		26,806
Operating loss	(26,644)	714		(25,930)
Other income (expense), net:
Interest income	—			—
Interest expense	(1,878)	(550)	5(d)	(2,428)
Other income (expense)	2			2
Total other (expense) income	(1,876)	(550)		(2,426)
Net loss before provision for income taxes	(28,520)	164		(28,356)
Provision for income taxes	290			290
Net loss	$(28,230)	$164		$(28,066)

5(c) Reflects the elimination of amortization expense related to the IP which was transferred to Ligand through the IP Assignment.
5(d) Reflects the interest expense associated with the Ligand Bridge Loan and PIPE Investor Bridge Loans executed in March and April 2025, respectively, at a rate of 4.36%, which reflects the three month U.S. treasury rate as of May 23, 2025.

DESCRIPTION OF SECURITIES
General
The following description of Channel’s securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation, and our bylaws, each of which are filed as an exhibit to Channel’s Annual Report on Form 10-K for the year ended December 31, 2024. Copies of these documents can be accessed through hyperlinks to those documents in the list of exhibits in our Annual Report on Form 10-K for the fiscal year ending December 31, 2024.
Authorized Capital Shares
Channel’s authorized capital shares consist of (a) 200,000,000 shares of Channel common stock and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (our “Preferred Stock”). The outstanding shares of our Channel common stock are fully paid and nonassessable.
Voting Rights
The holders of shares of Channel common stock vote together as one class on all matters as to which holders of Channel common stock are entitled to vote. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of Channel common stock with each share of Channel common stock being entitled to one vote, including in all elections of directors. The vote of the holders of a majority of the issued and outstanding shares of Channel common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.
Dividend Rights
Subject to the rights of holders of outstanding shares of Channel preferred stock, if any, holders of Channel common stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of Channel when, as and if declared thereon by the Channel board of directors from time to time out of assets or funds of Channel legally available therefor.
Liquidation Rights
Subject to the rights of holders of outstanding shares of Channel preferred stock, if any, upon our liquidation, dissolution or winding up, the holders of Channel common stock will be entitled to share ratably in the net assets and funds legally available for distribution to stockholders after the payment of all of Channel’s debts and other liabilities.
Other Rights and Preferences
Holders of Channel common stock have no preemptive rights or other subscription rights, conversion rights, registration rights, redemption or sinking fund provisions by virtue of only holding such shares.
Preferred Stock
Channel’s board of directors has the authority, without further action by Channel stockholders, to issue up to 20,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholder. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of Common Stock. The issuance of Channel preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon Channel’s liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.
Series A Convertible Preferred Stock
In connection with the close of the Merger, Channel will file a Series A Certificate of Designations with the Secretary of State of the State of Nevada designating 150,000 shares of preferred stock as Channel Series A Preferred Stock.

Dividend Rights
Holders of Channel Series A Preferred Stock are entitled to receive dividends as and when declared by Channel’s board of directors, in its sole discretion. Any such dividends are payable in cash out of legally available funds and are calculated based on the stated value of each share of Channel Series A Preferred Stock. Dividends are not guaranteed and will only be paid if and when declared by Channel’s board of directors.
Voting Rights
Holders of Channel Series A Preferred Stock are entitled to receive notice of and vote at all shareholder meetings alongside holders of Channel common stock, voting together as a single class provided, that each Holder will be deemed to have waived any voting rights such that the aggregate voting rights of any Channel common stock beneficially owned by such holder and/or any of its Attribution Parties (as defined in the Series A Certificate of Designations), collectively, on any record date shall not exceed the Maximum Percentage (as defined below). Each share of Channel Series A Preferred Stock has the right to vote together with the shares of Channel common stock in an amount equal to the voting power of the aggregate number of shares of Channel common stock that would be issuable to such holder upon conversion of such share of Channel Series A Preferred Stock as if the conversion price of such share of Channel Series A Preferred Stock was $1.255 (the “Voting Conversion Price”), such that each share of Channel Series A Preferred Stock shall be entitled to vote, with the aggregate voting power of a holder’s Channel Series A Preferred Stock limited by the Maximum Percentage, subject to adjustment in the event of stock splits, combinations, or stock dividends affecting the Channel common stock. Except as otherwise required by the Charter, Bylaws, or applicable law, Channel Series A Preferred Stock holders have no special voting rights. However, where Nevada law requires a separate class or series vote for certain corporate actions, approval by the holders of a majority of the outstanding Channel Series A Preferred Stock, voting together as a class, will be sufficient.
Conversion
Each share of Channel Series A Preferred Stock will be convertible at any time at the holder’s option into a number of shares of Channel common stock equal to (i) $1,000, subject to adjustment, plus any all declared and unpaid dividends thereon as of such date of determination, plus any other amounts owed to such holder pursuant to the Series A Certificate of Designations, divided by (ii) $1, subject to adjustments.
In general, a holder will not have the right to convert any portion of Channel Series A Preferred Stock if the holder (together with its Attribution Parties) would beneficially own in excess of 49.9%, in the case of Ligand, and 4.99%, in the case of the other PIPE Investors (in each case, the “Maximum Percentage”), of the number of shares of Channel common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Certificate of Designations. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.
The Series A Certificate of Designations requires liquidated damages and “buy-in” payments to be made by us for failure to deliver shares of Channel common stock issuable upon conversion.
Liquidation Rights
In the event of a liquidation event, the holders of the Channel Series A Preferred Stock shall be entitled to receive in cash out of the assets of Channel, whether from capital or from earnings available for distribution to its shareholders, the amount per share such holder would receive if such holder converted such shares of Channel Series A Preferred Stock into Channel’s common stock immediately prior to the date of such payment (without regard to any limitation on conversion set forth herein). Upon payment of such amount in full on the outstanding Channel Series A Preferred Stock, holders of the Channel Series A Preferred Stock will have no rights to Channel’s remaining assets or funds, if any.
Series C Convertible Redeemable Preferred Stock
Channel has filed a Certificate of Designation of Series C Redeemable Convertible Redeemable Preferred Stock with the Secretary of State of the State of Nevada designating 5,000 shares of preferred stock as Series C Convertible Redeemable Preferred Stock.

Dividend Rights
The Series C Preferred Stock has no dividend rights.
Voting Rights
Holders of Channel Series C Preferred Stock are not entitled to vote, unless otherwise permitted by the NRS.
Redemption Rights
The Company, at its option shall have the right to redeem a portion or all of the outstanding shares of Series C Preferred Stock at any time; provided, however, that Channel may not redeem any share of Channel Series C Preferred Stock prior to the expiration of the lock-up period associated with this IPO without first obtaining consent of the holder of shares being redeemed. The Company shall pay in cash an amount equal to the Stated Value (as defined in the Certificate of Designation of Series C Convertible Redeemable Preferred Stock) per share of Series C Convertible Redeemable Preferred Stock redeemed.
Conversion
Each share of Series C Convertible Redeemable Preferred Stock will be convertible at any time at the holder’s option into a number of shares of Channel common stock determined by (i) multiplying the number of Series C Convertible Redeemable Preferred Shares by the Stated Value of the Channel Series C Preferred Stock, and then (ii) dividing the value obtained from the preceding clause (i) by 125% of the IPO Price (as defined in the Certificate of Designation of Series C Convertible Redeemable Preferred Stock). If the Channel common trades for twenty (20) consecutive trading days above 175% of the IPO Price, each share of Series C Convertible Redeemable Preferred Stock shall mandatorily convert into a number of shares of Channel common stock equal to the result by multiplying 120% with the quotient obtained by dividing the Stated Value by the price per IPO Share issued to the public in connection with the IPO.
Liquidation Rights
The shares of Series C Convertible Redeemable Preferred Stock will be entitled to a liquidation preference of $1,000 per share of Series C Convertible Redeemable Preferred Stock (the “Channel Series C Liquidation Preference”). In the event that Channel voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the shares of Series C Convertible Redeemable Preferred Stock are entitled to receive out of Channel’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series C Convertible Redeemable Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of Channel’s business and affairs, and before Channel makes any distribution or payment out of Channel’s assets to the holders of Channel common stock or any other class or series of Channel’s capital stock ranking junior to the Series C Convertible Redeemable Preferred Stock with respect to distributions upon Channel’s liquidation, dissolution, or winding-up, an amount per share equal to the Channel Series C Liquidation Preference.
Anti-Takeover Provisions
Some features of the NRS, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.
Acquisition of Controlling Interest
The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied.

Combination with Interested Stockholder
The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of Channel in the future.
A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:
•
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.
Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:
•	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
•	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
•	representing 10% or more of the earning power or net income of the corporation.
Channel’s articles of incorporation expressly includes a provision by which the combined company elects to opt out of these provisions if and when Channel becomes a “resident domestic corporation” (as defined in NRS Section 78.427).
Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws
Channel’s provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Channel common stock then entitled to vote. Except as otherwise provided in Channel’s bylaws and articles of incorporation, any vacancies or newly created directorships on Channel’s board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Channel’s bylaws also provide that only our chairman of the board of directors, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.
The combination of these provisions makes it more difficult for Channel’s existing stockholders to replace Channel’s board of directors as well as for another party to obtain control of us by replacing Channel’s board of directors. Since Channel’s board of directors has the power to retain and discharge Channel’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Channel preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change Channel’s control.
These provisions are intended to enhance the likelihood of continued stability in the composition of Channel’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Channel’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Channel’s shares and may have the effect of delaying changes in Channel’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Channel’s common stock that could result from actual or rumored takeover attempts. Channel believes that the benefits of these provisions, including increased protection of Channel’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Channel, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Listing
Shares of Channel common stock are listed on the NYSE American LLC under the symbol “CHRO”.
Transfer Agent and Registrar
The transfer agent and registrar for Channel common stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-0626.

COMPARISON OF RIGHTS OF HOLDERS OF CHANNEL CAPITAL STOCK AND LNHC CAPITAL STOCK
The Channel articles of incorporation differs in several respects from the certificate of incorporation of LNHC. Set forth below is a table summarizing certain material differences in the rights of LNHC under Delaware law as compared with the rights of Channel stockholders under Nevada law, and under the respective charters and bylaws. This chart does not attempt to address each difference, but instead focuses on those differences which we believe are most relevant and material to LNHC. This chart is qualified in its entirety by reference to the NRS, the Channel articles of incorporation (the “Nevada Articles of Incorporation”), the Channel bylaws (the “Nevada Bylaws”), the DGCL, the LNHC certificate of incorporation (the “Delaware Certificate of Incorporation”) and the LNHC bylaws (the “Delaware Bylaws”).

Provisions	Nevada	Delaware
Corporate Name	Channel Therapeutics Corporation	LNHC, Inc.

Charter regarding increase and/or decrease of authorized capital stock
The Nevada Articles of Incorporation provide that, subject to the rights of the holders of any series of Channel preferred stock pursuant to a certificate of designation currently in effect establishing such series of preferred stock in accordance with the NRS and any provision of the NRS requiring otherwise, the number of authorized shares of any of the Channel capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the vote required by the holders of such Channel capital stock pursuant to the Nevada Bylaws.
The Delaware Certificate of Incorporation does not expressly condition the increase or decrease or the number of authorized shares by the holders of LNHC capital stock.

Charter regarding voting
The Nevada Articles of Incorporation provide that holders of shares of Channel common stock will not be entitled to vote on any amendment to the Nevada Articles of Incorporation (including any certificate of designation for any Channel preferred stock) that relates solely to the terms of one or more outstanding series of Channel preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Nevada Articles of Incorporation (including any certificate of designation for any Channel preferred stock) or the NRS.

The Delaware Certificate of Incorporation provides that LNHC has the right, subject to any express provisions or restrictions contained in the Delaware Certificate of Incorporation or the Delaware Bylaws, from time to time, to amend the Delaware Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of LNHC by the Delaware Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Charter regarding distributions to holders of common stock
The Nevada Articles of Incorporation provide that subject to the rights of the holders of any series of Channel preferred stock, holders of shares of Channel common stock will be entitled to receive (i) such dividends and distributions and other distributions in
The Delaware Certificate of Incorporation does not expressly confer upon the holders of shares of LNHC common stock the right to receive dividends and distributions.

Provisions	Nevada	Delaware

cash, stock or property of Channel when, as and if declared thereon by the Channel board of directors from time to time out of assets or funds of Channel legally available therefor; and (ii) the assets and funds of Channel available for distribution in the event of any liquidation, dissolution or winding up of the affairs of Channel, whether voluntary or involuntary (“Liquidation”), which Liquidation, will not be deemed to be occasioned by or to include any consolidation or merger of Channel with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

Charter regarding amendment of Bylaws
The Nevada Articles of Incorporation provide that the Channel board of directors may make, amend, and repeal the Nevada Bylaws (except as specified in any such Nevada Bylaw so made or amended) or by the stockholders in the manner provided in the Nevada Bylaws.

The Delaware Certificate of Incorporation provides that the LNHC board of directors is expressly authorized to adopt, amend or repeal the Delaware Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Delaware Bylaw adopted or amended by the LNHC board of directors, and any powers thereby conferred, may be amended, altered or repealed by the LNHC stockholders.

Charter regarding limitation of liability
The Nevada Articles of Incorporation provide that to the full extent permitted by the NRS and any other applicable law currently or thereafter in effect, no director or officer of Channel will be personally liable to Channel or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director. Any repeal or modification of this provision will not adversely affect the protection of any director provided thereby in relation to any breach of fiduciary duty or other act or omission as a director occurring prior to the effectiveness of such repeal or modification. If any provision of the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

The Delaware Certificate of Incorporation provides that to the fullest extent permitted by law, a director of LNHC will not be personally liable to LNHC or to its stockholders for monetary damages for any breach of a fiduciary duty as a director. No amendment to, modification of, or repeal of this limitation of liability shall apply to or have any effect on the liability or alleged liability of any director of LNHC for or with respect to any acts or omission of such director occurring prior to such amendment.

Provisions	Nevada	Delaware

Charter regarding forum adjudication for disputes
The Nevada Articles of Incorporation provide that unless Channel consents in writing to the selection of an alternative forum, (a) the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Channel, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of Channel to Channel or to Channel’s stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the NRS or the Nevada Bylaws or the Nevada Articles of Incorporation (as either may be amended and/or restated from time to time); and (b) subject to the preceding provisions thereof, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

The Delaware Certificate of Incorporation provides that, unless LNHC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brough on behalf of LNHC, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of LNHC to LNHC or LNHC’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Delaware Certificate of Incorporation or the Delaware Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Charter regarding inapplicability of combinations with interested stockholders statutes
The Nevada Articles of Incorporation provide that if Channel becomes a “resident domestic corporation” (as defined in NRS Section 78.427), Channel expressly elects that it will not be subject to, or governed by, any of the provisions in NRS Sections 78.411 through 78.444 (Combinations with Interested Stockholders), inclusive, as may be amended from time to time, and Sections 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, as may be amended from time to time, or any successor statutes.
The Delaware Certificate of Incorporation does not expressly address the applicability of combinations with interested stockholders statutes.

Provisions	Nevada	Delaware
Bylaws regarding voting
The Nevada Bylaws provide that at all meetings of Channel’s stockholders, other than for the approval of the election of directors, all other matters or questions shall, unless otherwise provided by applicable law, the Nevada Articles of Incorporation or the Nevada Bylaws, be decided by a majority of all of the votes cast by the holders of shares of stock entitled to vote thereon.

The Delaware Bylaws provide that at all meetings of LNHC’s stockholders, other than for the approval of the election of directors, all other matters to be acted upon shall, unless otherwise provided by law, the Delaware Certificate of Incorporation or the Delaware Bylaws, be decided by the vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on such questions that are present in person or by proxy at the meeting, provided a quorum, as defined in the Delaware Bylaws, is present at the meeting.

Bylaws regarding action by written consent of stockholders
The Nevada Bylaws provide that unless otherwise restricted by the Nevada Articles of Incorporation, any action required or permitted to be taken at any annual or special meeting of Channel’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding stock of Channel entitled to vote thereon and shall be delivered to Channel.

The Delaware Bylaws provide that unless the power of LNHC stockholders to act by consent without a meeting is restricted or eliminated by the Delaware of the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of LNHC stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding LNHC common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Bylaws regarding stockholder meetings through electronic communications
The Nevada Bylaws provide that unless otherwise required by applicable law or the Nevada Articles of Incorporation, stockholders may participate in a meeting of the stockholders by any means of electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS and utilized by Channel.

The Delaware Bylaws provide that, if authorized by the LNHC board of directors in accordance with the Delaware Bylaws and applicable law, LNHC stockholders and proxyholders not physically present at a meeting of LNHC stockholders may, by means of remote communication, (1) participate in a meeting of LNHC stockholders and (2) be deemed present in person and vote at a meeting of LNHC stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) LNHC will implement reasonable measures to verify that each person deemed present and permitted to

Provisions	Nevada	Delaware

vote at the meeting by means of remote communication is a LNHC stockholder or proxyholder, (ii) LNHC will implement reasonable measures to provide such LNHC stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the LNHC stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any LNHC stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by LNHC.

Charter/Bylaws regarding indemnification
The Nevada Articles of Incorporation provide an indemnification section, which sets forth the terms and procedures regarding the right to indemnification by a director, officer, employee, agent or other Indemnitee (as defined in the Nevada Articles of Incorporation). The Nevada Bylaws do not contain a corresponding provision.

The Delaware Certificate of Incorporation provides an indemnification section, which sets for the terms regarding the right to indemnification by a director, officer, employee or agent of LNHC. The Delaware Bylaws provides the procedures regarding the rights to such indemnification.

COMPARISON OF STOCKHOLDER RIGHTS UNDER DELAWARE AND NEVADA LAW
The rights of Channel stockholders are currently governed by the NRS, the Nevada Articles of Incorporation and the Nevada Bylaws. Following completion of the Transactions, the rights of the combined company’s stockholders will be governed by the NRS.
The statutory corporate laws of Delaware, as governed by the DGCL, are similar in many respects to those of Nevada, as governed by the NRS. However, there are certain differences that may affect your rights as a stockholder, as well as the corporate governance of the combined company. The following are brief summaries of material differences between the current rights of Channel stockholders and the rights of stockholders of the combined company following consummation of the Transactions. The following discussion does not provide a complete description of the differences that may affect your rights as a stockholder. This summary is qualified in its entirety by reference to the NRS and DGCL as well as to the Delaware Articles of Incorporation and Delaware Bylaws and the Nevada Articles of Incorporation and Nevada Bylaws.
Comparison of Rights under the DGCL and the Chapter 78 of the NRS
The corporate laws of the State of Nevada, as governed by Chapters 78 (concerning Nevada corporations generally) and 92A (concerning mergers) of the NRS, are similar in many respects to those of the State of Delaware, as governed by the DGCL. However, there are certain differences that may affect your rights as a stockholder, as well as the corporate governance of Channel. The following are summaries of the material differences between the DGCL and the NRS with respect to how they govern the current rights of Ligand and the rights of stockholders of Channel in the event of the consummation of the Transactions.
The following discussion is a summary. It is not intended to provide a complete description of the differences that may affect you as a stockholder of the combined company. You should also refer to the Nevada Articles of Incorporation, the Nevada Bylaws, the relevant provision of the DGCL, Chapters 78 and 92A of the NRS, as well as the forms of Nevada Articles of Incorporation and Nevada Bylaws,.
General. Delaware for many years has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that Delaware periodically updates and revises to meet changing business needs. Because of Delaware’s prominence as a state of incorporation for many large corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. Because Nevada case law concerning the governing and effects of its statutes and regulations is more limited, Channel and its stockholders may experience less predictability with respect to the legality of corporate affairs and transactions and stockholders’ rights to challenge them.
Removal of Directors. Pursuant to the DGCL, directors of a corporation may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors, except that (i) stockholders of a corporation whose board is classified may effect such removal only for cause, unless the certificate of incorporation provides otherwise and (ii) if the corporation has cumulative voting, if less than the full board is to be removed, director may not be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors (or election of a class of directors if the board is classified). Pursuant to the NRS, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock entitled to vote at an election of directors. The NRS does not distinguish between removal of directors with or without cause.
Fiduciary Duty and Business Judgment. Nevada, like most jurisdictions, requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation but, unlike other jurisdictions, fiduciary duties of directors and officers are codified in the NRS. As a matter of law, directors and officers are presumed to act in good faith, on an informed basis, and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements, and other financial data prepared or presented by corporate directors, officers, or employees who are reasonably believed to be reliable and competent. Professional reliance may also be extended to legal counsel, public accountants, advisers, bankers, or other persons reasonably believed to be competent, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account, or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
In Delaware, directors and members of any committee designated by the board are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports, and statements presented to the corporation by corporate officers, employees, committees of the board of directors, or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Unlike Nevada, Delaware does not extend the statutory protection for reliance on such persons to corporate officers.
Flexibility for Decisions, including Takeovers. Nevada provides directors with more discretion than Delaware in making corporate decisions, including decisions made in takeover situations. In Nevada, director and officer actions taken in response to a change or potential change in control that do not disenfranchise stockholders are granted the benefits of the business judgment rule. However, in the case of an action that impedes the rights of stockholders to vote for or remove directors, directors will only be given the advantages of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists and the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat. In exercising their powers in response to a change or potential change of control, directors and officers of Nevada corporations may consider the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, the interests of the community, and the economy. To underscore the discretion of directors and officers of Nevada corporations, the NRS specifically states that such directors and officers are not required to consider the effect of a proposed corporate action upon any particular group or constituency having an interest in the corporation as a dominant factor.
The DGCL does not provide a similar list of statutory factors that corporate directors and officers may consider in making decisions. In fact, in a number of cases, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders. Thus, the flexibility granted to directors of Nevada corporations when making business decisions, including in the context of a hostile takeover are greater than those granted to directors of Delaware corporations.
Limitation on Personal Liability of Directors. Under Nevada law it is not necessary to adopt provisions in the articles of incorporation limiting personal liability as this limitation is provided by statute. A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.
While Nevada law has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in three respects. First, the Nevada provision applies to both directors and officers. Second, while the Delaware provision excepts from the limitation on liability a breach of the duty of loyalty, the Nevada counterpart has a significantly higher threshold before such exception is applied, which requires the aforementioned presumption of the director or officer in question, acting in good faith, on an informed basis and with a view to the interests of the corporation, to have been rebutted and that it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties and that such breach involved intentional misconduct, fraud or a knowing violation of law. Third, Nevada law, with respect to the elimination of liability for directors and officers, expressly applies to liabilities owed to creditors of the corporation. Thus, the Nevada provision is comparatively more flexible than its Delaware counterpart with respect to limitation of personal liability of directors and officers.
Indemnification of Officers and Directors and Advancement of Expenses. Although Delaware and Nevada law have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents, Nevada provides broader indemnification in connection with stockholder derivative lawsuits, in particular with respect to advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or other proceeding. Both Delaware and Nevada law provide for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding: expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Both Delaware and Nevada corporations have the discretion to decide whether or not to advance expenses, unless its certificate of incorporation, or bylaws, with respect to a Delaware corporation, or articles of incorporation, bylaws or an agreement made by the corporation, with respect to a Nevada corporation, provide for mandatory advancement.
Action by Written Consent of Directors. Both the DGCL and the NRS provide that, unless the certificate of incorporation or articles of incorporation, as applicable, or the bylaws of a corporation provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.
Actions by Written Consent of Stockholders. The DGCL and the NRS are similar in their provisions on actions by written consent of stockholders. The DGCL provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders consent to the action in writing. In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. There is no equivalent requirement under the NRS. Nevada law provides that, unless the articles of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In particular, Nevada law also permits a corporation to prohibit stockholder action by written consent in lieu of a meeting of stockholders by including such prohibition in its bylaws. The Nevada Bylaws do not contain such a prohibition.
Dividends. Delaware law is more restrictive than Nevada law with respect to when dividends may be paid. Pursuant to the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares for cash or other property only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation, except that a corporation other than a nonstock corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.
Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.
To date, Channel has not paid dividends on its shares of Channel common stock. The holders of the shares of Channel Series C Preferred Stock are not entitled to receive dividends pursuant to Channel Series C Certificate of Designation. The payment of dividends following the consummation of the Transactions, if any, will be within the discretion of the board of directors of the combined company. The board of directors of the combined company intends to retain its future earnings to support operations and to finance expansion and, therefore, we do not anticipate that combined company will pay any cash dividends on shares of common stock of the combined company in the foreseeable future.
Restrictions on Business Combinations. Both Delaware and Nevada law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Pursuant to the DGCL, certain “business combinations” with “interested stockholders” of a company are subject to a three-year moratorium unless specified conditions are met. For purposes of Section 203 of the DGCL, the term “business combination” is defined broadly to include (i) mergers with or caused by the interested stockholder; (ii) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of either the corporation’s consolidated assets or its outstanding stock; (iii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or (iv) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary. The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) such interested stockholder owns 85% or more of the outstanding voting stock of the corporation upon consummation of the transaction that makes the person an interested stockholder (excluding from the 85% calculation shares owned by persons who are both officers and directors of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender exchange offer); or (iii) on or after the date such stockholder becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least two-thirds of the corporation’s outstanding voting stock not owned by the interested stockholder at an annual or special stockholder meeting. The DGCL defines “interested stockholder” generally as a person who owns 15% or more of the outstanding shares of a corporation’s voting stock.
The NRS imposes a maximum moratorium of two years versus the DGCL’s three-year moratorium on business combinations with an interested stockholder. However, the NRS regulates business combinations more stringently. The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding voting shares of the corporation. Second, the two-year moratorium can be lifted only by advance approval of the combination or the transaction by which such person first becomes an interested stockholder by a corporation’s board of directors or unless the combination is approved by the board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates, as opposed to Delaware’s provision that allows interested stockholder combinations with stockholder approval at the time of such combination. In addition, combinations with an interested stockholder remain prohibited for two years after such holder became an interested stockholder unless (i) the combination or transaction is approved by the board of directors, the disinterested stockholders or by a majority of the outstanding voting power of the corporation not beneficially owned by such interested stockholder or any affiliate or associate of such interested stockholder or (ii) the interested stockholders satisfy certain fair value requirements. But note that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. The combinations statutes in Nevada apply only to Nevada corporations with 200 or more stockholders of record. As in Delaware, a Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation. The Nevada Articles of Incorporation includes a provision by which the combined company elects to opt out of these provisions if and when Channel becomes a “resident domestic corporation” (as defined in NRS Section 78.427).
Acquisition of Controlling Interests. In addition to the restrictions on business combinations with interested stockholders, the NRS also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. Delaware law does not have similar provisions.
Pursuant to the NRS, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. The NRS provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under the NRS and demand payment for the fair value of such person’s shares.

The NRS provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, the NRS provides that the controlling interest statutes apply as of a particular date only to a corporation that has 200 or more stockholders, at least 100 of whom are stockholders of record and have addresses in the State of Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business directly or indirectly in the State of Nevada. The NRS also provides that the corporation may impose stricter requirements if it so desires.
Stockholder Vote for Mergers and Other Corporate Reorganizations. The DGCL requires, unless the certificate of incorporation specifies a higher percentage, the shareholders of a corporation that is being acquired in a merger or selling substantially all of its assets must authorize such merger or sale of assets by vote of an absolute majority of outstanding shares entitled to vote. The corporation’s board of directors must also approve such transaction. Pursuant to the NRS, unless the articles of incorporation provide otherwise, board approval and authorization of stockholders by a majority of outstanding shares entitled to vote is required for a merger or sale of all of the assets of a corporation. Although a substantial body of law has been developed in Delaware as to what constitutes the “sale of substantially all of the assets” of a corporation, it is not as easy to determine at what point a sale of virtually all, but less than all, of the assets of a corporation would be considered a “sale of all the corporation’s assets” requiring stockholder approval under Nevada law, although it is likely that many sales of less than all of the assets of a corporation requiring stockholder authorization under Delaware law would not require stockholder authorization under Nevada law.
Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of the common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such surviving corporation outstanding immediately prior to the effective date of the merger. Nevada law does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.
Appraisal and Dissenter’s Rights. Pursuant to each of the DGCL and the NRS, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash generally equal to the fair market value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.
Pursuant to the NRS, a stockholder is entitled to dissent from, and obtain payment for the fair value of such holder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii) consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (v) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares or (vi) any corporate action to which the shareholder would be obligated, as a result of the corporate action, to accept money or script rather than receive a fraction of a share in exchange for the cancellation of all the shareholder’s outstanding shares, except where the shareholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
Holders of covered securities (generally those listed on a national securities exchange), any shares traded in an organized market and held by at least 2,000 stockholders of record, with a market value of at least $20,000,000, and any shares issued by an open end management investment company registered under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value are not entitled to dissenter’s rights. This exception is not available if (i) the articles of incorporation of the corporation issuing the shares state that such exception is not available, or (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provides otherwise or (iii) the holders of the class or series of stock are required by the terms of the corporation action to accept for the shares anything except cash, shares of stock or other securities as described in Nev. Rev. Stat. § 92A.390 (3)(b), or any combination thereof. Nevada law prohibits a dissenting shareholder from voting such holder’s shares or receiving certain dividends or distributions after dissenting.
Pursuant to the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger, conversion or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock or depositary receipts in respect thereof are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or is held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.
The DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a nominal plaintiff and makes it easier to withdraw from the appraisal process and accept the terms offered in the merger, conversion or consolidation. Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval.
The Nevada Articles of Incorporation and Bylaws do not currently provide for appraisal rights in addition to those provided by the NRS. Therefore, because Channel common stock is listed on NYSE American, and holders of shares of Channel’s capital stock will receive in the Transactions the equivalent shares of Channel capital stock, amongst which, the Channel common stock issuable upon conversion of such capital stock will be listed on NYSE American, holders of shares of Channel capital stock will not be entitled to appraisal rights in the Transactions with respect to their shares of our capital stock.
Special Meetings of the Stockholders. The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors, or the president, unless the articles of incorporation or bylaws provide otherwise. Under the Nevada Bylaws, a special meeting of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the president or the board of directors. The Delaware Bylaws would require the calling of a special meeting of stockholders pursuant to a resolution approved by the majority of the board of directors, the Chief Executive Officer, the Chairman of the Board (if any) or by the holders of a majority of the outstanding stock of the combined corporation.
Special Meetings Pursuant to Petition of Stockholders. The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors instead of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting. Pursuant to the NRS, stockholders having not less than 15% of the voting power may petition to the district court to order a stockholder meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.
Adjournment of Stockholder Meetings. Pursuant to the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. Pursuant to the NRS, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board of directors of the corporation fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.

Duration of Proxies. Pursuant to the DGCL, a proxy executed by a stockholder will remain valid for a period of three years from its date, unless the proxy provides for a longer period. Pursuant to the NRS, a proxy is effective only for a period of six months unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years. The NRS also provides for irrevocable proxies, without limitation on duration, in limited circumstances.
Increasing or Decreasing Authorized Shares. The NRS allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in a class or series of the corporation’s shares (and change the par value thereof) and correspondingly effect a forward or reverse split of any class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not adversely change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Delaware law contains no such similar provision.
Stockholder Inspection Rights. Pursuant to the DGCL, any stockholder or beneficial owner of shares may, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, inspect and make copies and extracts from a corporation’s stock ledger, list of stockholders and its other books and records for any proper purpose. Inspection rights under Nevada law are more limited. The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five (5) days’ written demand the right to inspect in person or by agent or attorney, during usual business hours, (i) a copy of the articles of incorporation, and all amendments thereto, certified by the Secretary of State of the State of Nevada, (ii) the bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation. In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a corporation for any proper purpose upon at least 5 days’ written demand; such right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation or who has been authorized in writing by the holders of at least 15% of such shares. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to such holder’s interest as a stockholder of the corporation.
Business Opportunities. Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for their own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for their own, the corporate fiduciary will thereby be placed in a position inimical to his or her duties to the corporation. The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of the board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. Similar to the DGCL, the NRS permits a Nevada corporation to renounce, in its articles of incorporation or by action of the board of directors, any interest or expectancy to participate in specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.
NO APPRAISAL OR DISSENTERS’ RIGHTS
Under the NRS and the Channel Articles of Incorporation and Channel Bylaws, the holders of shares of Channel common stock are not entitled to appraisal or dissenters’ rights in connection with the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHANNEL
The following table sets forth certain information regarding the beneficial ownership of our capital stock as of May 23, 2025 by (a) each person, or group of affiliated persons, who is known to us to own beneficially 5% or more of our outstanding equity securities; (b) each of our directors; (c) each of our named executive officers; and (d) all of our named executive officers and directors as a group. Except as otherwise indicated in the footnotes below, we believe, based on the information provided to us, that all persons listed below have sole voting power and investment power with respect to their shares of Channel common stock or other equity securities that they beneficially own, subject to community property laws where applicable.
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Channel common stock or other equity securities of Channel that such person has the right to acquire within sixty (60) days of May 23, 2025. For purposes of computing the percentage of outstanding shares of Channel common stock or other equity securities of Channel held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of May 23, 2025 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership information shown in the table is based upon 6,595,850 shares of Channel common stock issued and outstanding as of May 23, 2025. The inclusion herein of any shares of Channel common stock or other equity securities of Channel listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and executive officers is 4400 Route 9 South, Suite 1000, Freehold, NJ 07728.

Name of and Address of Beneficial Owner(1):	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and executive officers
Francis Knuettel II(2)	342,932	5.0%
Ezra Friedberg(3)	577,813	8.7%
Todd Davis(4)	165,758	2.5%
Richard Malamut(5)	67,494	1.0%
Chia-Lin Simmons(6)	60,000	*
Eric Lang(7)	81,149	1.2%
All executive officers and directors as a group (6 persons)	1,295,145	18.0%

5% or greater stockholders:
Alexandra Wood (Canada) Inc.(8)	574,187	8.7%
Boswell Prayer Ltd(9)	471,592	7.1%
Motif Pharmaceuticals Ltd.(10)	483,406	7.3%
Balmoral Financial Group LLC(11)	520,719	7.9%
AME Equities LLC(12)	369,178	5.6%
Aperture Healthcare Ventures Ltd.(13)	577,291	8.8%
Benuvia Operations, LLC(14)	384,226	5.8%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Channel common stock shown as beneficially owned by them.
(2)
For Mr. Knuettel, includes 22,223 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share, 2,778 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share, 27,778 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share, 162,000 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $1.30 per share and 128,153 shares held by the Lara Knuettel Revocable Trust. The option for 162,000 shares is owned by Mr. Knuettel directly and all other stock options are held of record by Camden. Mr. Knuettel serves as Managing Member of Camden and co-trustee, with individual dispositive power of the Lara Knuettel Revocable Trust, and accordingly, may be deemed to beneficially own the shares of Channel common stock owned directly by Camden and the Lara Knuettel Revocable Trust.

(3)
For Mr. Friedberg, includes 16,667 shares of Channel common stock issuable upon the exercise stock options held by Mr. Friedberg, which are exercisable for shares of Channel common stock at a price of $22.68 per share, an RSU for 40,427 shares and 520,719 shares of Channel common stock owned by Balmoral Financial Group LLC (“Balmoral”). In addition, Mr. Friedberg serves as a manager with individual dispositive power of Balmoral, and accordingly, may be deemed to beneficially own the shares of Channel common stock owned directly by Balmoral.

(4)
For Mr. Davis, includes 33,334 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Channel common stock at a price of $22.68 per share, 22,223 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Channel common stock at a price of $22.68 per share, an RSU for 81,034 shares and an additional 29,167 shares of Channel common stock issued in a private placement in full satisfaction of Channel’s obligations under the Director Note.

(5)
For Mr. Malamut, includes 16,667 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Malamut, which are exercisable for shares of Channel common stock at a price of $22.68 per share, an RSU for 40,427 shares and 10,400 shares of common stock.

(6)
For Ms. Simmons, includes 15,000 shares of Channel common stock issuable upon the exercise of stock options held by Ms. Simmons, which are exercisable for shares of Channel common stock at a price of $22.68 per share and 45,000 shares of Channel common stock issuable upon the exercise of stock options held by Ms. Simmons, which are exercisable for shares of Channel common stock at a price of $1.30.

(7)
For Dr. Lang, includes 16,149 shares of Channel common stock issuable upon the exercise of stock options held by Dr. Lang, which are exercisable for shares of Channel common stock at a price of $22.68 per share and 65,000 shares of Channel common stock issuable upon the exercise of stock options held by Dr. Lang, which are exercisable for shares of Channel common stock at a price of $1.30.

(8)
Alexandra Wood (Canada) Inc. has sole voting power and dispositive power over the shares held by Alexandra Wood (Canada) Inc. The principal executive office of Alexandra Wood (Canada) Inc. is 45 Adelaide Street West, Toronto ON M5H 4E5, Canada.

(9)
Rochelle Gross has sole voting and dispositive power over the shares held by Boswell Prayer Ltd. The principal executive office of Boswell Prayer Ltd. is 145 Adelaide Street West, Toronto ON M5H 4E5, Canada.

(10)
None of the directors of Motif Pharmaceuticals Ltd. board of directors has sole voting or dispositive power with respect to the shares of Channel common stock held by Motif Pharmaceuticals Ltd. The principal executive office of Motif Pharmaceuticals Ltd. is 25 and 28 North Wall Quay, Dublin 1, Ireland.

(11)	Ezra Friedberg has sole voting and dispositive power over the shares held by Balmoral. The principal executive office of Balmoral is 106 Court Road, Suite 202, Baltimore, MD 21208.
(12)	Ruth Friedman has sole voting and dispositive power over the shares held by AME Equities LLC. The principal executive office of AME Equities LLC is 3012 Luke Crossing Drive, Charlotte, NC 28226.
(13)
None of the directors of the Aperture Healthcare Ventures Ltd. board of directors has sole voting or dispositive power with respect to the shares of Channel common stock held by Aperture Healthcare Ventures Ltd. The principal executive office of Aperture Healthcare Ventures Ltd. is 970 Lawrence Ave W. Suite 904, Toronto, ON M6A 3B6, Canada.

(14)	Darwin Richardson has sole voting and dispositive power over the shares held by Benuvia. The principal executive office of Benuvia is 3950 N. Mays Street Round Rock, TX 78665.
Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under the Plan (excluding securities reflected in column (a)(2))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,004,437	$5.58	940,007
Equity compensation plans not approved by security holders
Total			940,007

(1)
Represents the shares of Channel common stock authorized for issuance under the Amended and Restated 2023 Plan. In February 2024, the Channel board of directors approved an amendment to the Prior Plan, subject to stockholder approval which was subsequently obtained. An aggregate of 3,000,000 shares were originally authorized for issuance under the Prior Plan, and after the amendment and Channel’s Reverse Stock Split in connection with the IPO, an aggregate of 444,444 shares have been authorized under the Prior Plan. On June 12, 2024, the Channel board of directors authorized an amendment to the Prior Plan to increase the number of shares of Channel common stock authorized for issuance thereunder by 1,500,000 from 444,444 shares to 1,944,444 shares. On October 22, 2024, the increase in the number of shares in the Prior Plan was approved by the affirmative vote of a majority of the outstanding shares of Channel common stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting. As of May 23, 2025, options to purchase an aggregate of 1,004,437 shares of Channel common stock with a weighted-average exercise price of $5.58 per share, were outstanding under the Amended and Restated 2023 Plan, with 940,007 shares of Channel common stock remaining available for future issuance. Unissued shares subject to awards that expire, are forfeited, or are cancelled will again become available for issuance under the Amended and Restated 2023 Plan.

(2)	As of May 23, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LNHC
As of May 23, 2025, LNHC had 100 shares of common stock issued and outstanding, all of which were owned by Ligand. None of LNHC’s directors or executive officers own any shares of common stock of LNHC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY
The following table sets forth certain information regarding beneficial ownership of the combined company common stock immediately after consummation of the Merger, assuming the consummation of the Merger, including the PIPE Financing, occurred on May 23, 2025 for:
•	each person or group of affiliated persons expected by Channel and LNHC to become the beneficial owner of more than 5% of the combined company common stock;
•	each person expected to be a named executive officer of the combined company;
•	each person expected to be a director of the combined company; and
•	all of the combined company’s expected directors and executive officers as a group.
Beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to LNHC’s securities. Unless otherwise indicated below, to LNHC’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
The percentage of beneficial ownership is calculated based on 88,350,866 shares of common stock expected to be outstanding upon consummation of the Merger and the closing of the PIPE Financing. The number of shares beneficially owned includes shares of common stock that each person has the right to acquire within 60 days of May 23, 2025, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined company common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by any other person.
The table below assumes that, based on Channel’s and LNHC’s capitalization as of May 23, 2025, Ligand is expected to receive an aggregate of approximately 31,253.76 shares of Channel Series A Preferred Stock in the Merger.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Channel Therapeutics Corporation, 4400 Route 9 South, Suite 1000, Freehold, NJ 07728.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% stockholders:
Ligand Pharmaceuticals Incorporated(1)	49,599,438	49.9%
Directors and Named Executive Officers:
Scott Plesha	—	*
Francis Knuettel II(2)	349,932	*
Peter Greenleaf	—	*
Richard Baxter	—	*
Todd Davis(3)	165,758	*
Ezra Friedberg(4)	577,813	*
Dr. Richard Malamut(5)	67,494	*
Matt Pauls	—	*
All current executive officers and directors as a group 8 individuals	1,153,996	1.3%

*	Less than 1%.
(1)
Includes 49,599,438 shares of Channel common stock issuable upon conversion of Channel Series A Preferred Stock held by Ligand. Pursuant to the terms of the Series A Certificate of Designations, Ligand may not exercise any portion of the Channel Series A Preferred Stock which would result in the aggregate number of shares of Channel common stock held by Ligand to exceed 49.9% of the total number of issued and outstanding shares of Channel common stock. The business address for Ligand is 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.

(2)
For Mr. Knuettel, includes 22,223 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share, 2,778 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share, 27,778 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $22.68 per share,

121,500 shares of Channel common stock issuable upon the exercise of stock options which are exercisable for shares of Channel common stock at a price of $1.30 per share and 110,953 shares held by the Lara Knuettel Revocable Trust. The option for 121,500 shares is owned by Mr. Knuettel directly and all other stock options are held of record by Camden. Mr. Knuettel serves as Managing Member of Camden and co-trustee, with individual dispositive power of the Lara Knuettel Revocable Trust, and accordingly, may be deemed to beneficially own the shares of Channel common stock owned directly by Camden and the Lara Knuettel Revocable Trust.
(3)
For Mr. Davis, includes 20,001 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Channel common stock at a price of $22.68 per share, 22,223 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Channel common stock at a price of $22.68 per share, an RSU for 64,039 shares and an additional 29,167 shares of Channel common stock issued in a private placement in full satisfaction of Channel’s obligations under the Director Note.

(4)
For Mr. Friedberg, includes 15,000 shares of Channel common stock issuable upon the exercise stock options held by Mr. Friedberg, which are exercisable for shares of Channel common stock at a price of $22.68 per share, a RSU for 31,934 shares and 520,711 shares of Channel common stock owned by Balmoral Financial Group LLC (“Balmoral”). In addition, Mr. Friedberg serves as a manager with individual dispositive power of Balmoral, and accordingly, may be deemed to beneficially own the shares of Channel common stock owned directly by Balmoral.

(5)
For Mr. Malamut, includes 15,000 shares of Channel common stock issuable upon the exercise of stock options held by Mr. Malamut, which are exercisable for shares of Channel common stock at a price of $22.68 per share and an RSU for 31,934 shares.

HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements and notices with respect to two or more stockholders sharing the same address by delivering a single information statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household information statement materials, delivering a single information statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this information statement by contacting Channel at (877) 265-8266 or in writing at Channel Therapeutics Corporation, 4400 Route 9 South, Suite 1000, Freehold, NJ 07728.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investors” section of our website at https://channeltherapeutics.com/. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

We undertake to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of this information statement. You may request a copy of these filings by writing or telephoning us at the following address:
Channel Therapeutics Corporation

4400 Route 9 South, Suite 1000
Freehold, NJ 07728
(877) 265-8266
Ligand and LNHC have supplied, and we have not independently verified, the information in this information statement relating to Ligand and LNHC.
Stockholders should not rely on information that purports to be made by or on behalf of us other than that contained in this information statement. We have not authorized anyone to provide information on behalf of us that is different from that contained in this information statement. This information statement is dated May 27, 2025. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

CHANNEL THERAPEUTICS CORPORATION

CHANNEL THERAPEUTICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$131,317	$513,443
Prepaid expenses	16,337	65,300
Due from Chromocell Corporation	40,400	40,400
Deferred offering costs	723,125	750,000
TOTAL CURRENT ASSETS	911,179	1,369,143
TOTAL ASSETS	$911,179	$1,369,143
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,603,605	$1,897,127
Loan payable, net of debt discount	2,371,540	2,054,202
Loan payable - related party, net of debt discount	131,868	131,868
TOTAL CURRENT LIABILITIES	5,107,013	4,083,197
TOTAL LIABILITIES	5,107,013	4,083,197
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock Series A, $0.0001 par value, 700,000 shares authorized, no shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series C, $0.0001 par value, 5,000 shares authorized, 2,600 and 2,600 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized, 6,183,562 and 6,103,813 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	621	613
Additional paid in capital	19,246,143	18,760,320
Accumulated deficit	(23,442,598)	(21,474,987)
TOTAL STOCKHOLDERS’ DEFICIT	(4,195,834)	(2,714,054)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$911,179	$1,369,143

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
OPERATING EXPENSES
General and administrative expenses	$1,090,049	$787,561
Research and development	194,298	466,606
Professional fees	549,630	679,815
Total operating expenses	1,833,977	1,933,982
NET LOSS FROM OPERATIONS	(1,833,977)	(1,933,982)
OTHER EXPENSE
Interest expense	(133,634)	(628,348)
Total other expense	(133,634)	(628,348)
Net loss before provision for income taxes	(1,967,611)	(2,562,330)
Provision for income taxes	—	—
NET LOSS	$(1,967,611)	$(2,562,330)
Net loss per common share - basic and diluted	$(0.32)	$(0.55)
Weighted average number of common shares outstanding during the period - basic and diluted	6,127,924	4,690,989

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(Unaudited)

	Preferred A Shares	Preferred A Shares Par	Preferred C Shares	Preferred C Shares Par	Common Shares	Par	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2023	600,000	$60	—	$—	3,906,300	$391	$7,074,646	$(13,519,649)	$(6,444,552)
Stock-based compensation	—	—	—	—	—	—	292,552	—	292,552
Issuance cost from common stock issued for extension of bridge loan	—	—	—	—	81,112	9	447,770	—	447,779
Conversion of preferred stock into Common Stock	(600,000)	(60)	—	—	499,429	50	10	—	—
Common stock issued for cash	—	—	—	—	1,100,000	110	5,971,890	—	5,972,000
Standby agreement	—	—	—	—	37,500	4	(4)	—	—
Recission of common stock	—	—	—	—	(111,129)	(11)	(91,501)	—	(91,512)
Transfer of liabilities to Channel Corp. for Preferred C share	—	—	2,600	—	—	—	2,153,362	—	2,153,362
Common Stock issued for conversion notes	—	—	—	—	253,492	25	1,362,796	—	1,362,821
Net loss	—	—	—	—	—	—	—	(2,562,330)	(2,562,330)
Balance March 31, 2024	—	$—	2,600	$—	5,766,704	$578	$17,211,521	$(16,081,979)	$1,130,120

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(Unaudited)

	Preferred A Shares	Preferred A Shares Par	Preferred C Shares	Preferred C Shares Par	Common Shares	Par	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2024	—	$—	2,600	$—	6,103,813	$613	$18,760,320	$(21,474,987)	$(2,714,054)
Stock-based compensation	—	—	—	—	—	—	403,921	—	403,921
Restricted Stock Units expense	—	—	—	—	46,345	4	51,906	—	51,910
Shares issued for services	—	—	—	—	16,904	2	29,998	—	30,000
Shares issued for cash	—	—	—	—	16,500	2	(2)	—	—
Net loss	—	—	—	—	—	—	—	(1,967,611)	(1,967,611)
Balance March 31, 2025	—	$—	2,600	$—	6,183,562	$621	$19,246,143	$(23,442,598)	$(4,195,834)

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,967,611)	$(2,562,330)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	94,213	605,630
Stock-based compensation	485,831	292,552
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	706,478	90,994
Accrued compensation	—	(152,023)
Due from Chromocell Corporation	—	(45,786)
Prepaid expenses	48,963	(220,930)
Net Cash Used In Operating Activities	(632,126)	(1,991,893)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable, net of debt discount	250,000	—
Payment of bridge loan, net of debt discount	—	(214,757)
Common stock issued for cash	—	5,972,000
Recission of common stock	—	(91,512)
Net Cash Provided By Financing Activities	250,000	5,665,731
NET CHANGE IN CASH	(382,126)	3,673,838
CASH AT BEGINNING OF YEAR	513,443	96,391
CASH AT END OF YEAR	$131,317	$3,770,229
Supplemental cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest expense	$11,250	$—
NONCASH INVESTING AND FINANCING ACTIVITIES:
Debt discount from common stock issued for extension of bridge loan	$—	$447,779
Conversion of notes to common stock	$—	$1,362,821
Transfer of liabilities to Chromocell Corporation for Series C Preferred Stock	$—	$2,153,362
Offering costs recorded to debt discount	$26,875	$—

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS
Company Background
Channel Therapeutics Corporation (“Channel” or the “Company”) was incorporated in Delaware on March 19, 2021. On November 18, 2024 (“Reincorporation Merger Effective Date”), Chromocell Therapeutics Corporation, a Delaware corporation (the “Predecessor”), merged with and into its wholly-owned subsidiary, Channel Therapeutics Corporation, a Nevada corporation (the “Reincorporation Merger”), pursuant to an agreement and plan of merger, dated as of November 18, 2024 (the “Reincorporation Merger Agreement”). All information disclosed in this Form 10-Q for periods prior to the Reincorporation Merger Effective Date relates to the Predecessor, and all information disclosed in this Form 10-Q for periods after the Reincorporation Merger Effective Date relates to Channel Therapeutics Corporation, a Nevada corporation.
On August 10, 2022, the Company entered into that certain Contribution Agreement (the “Contribution Agreement”) with Chromocell Corporation, a Delaware corporation (“Chromocell Holdings”), pursuant to which, effective July 12, 2022 (the “Contribution Date”), Chromocell Holdings contributed all assets and liabilities related to Chromocell Holdings’ historical therapeutic business, including all patents, pre-clinical and Phase I study results and data, and trade secrets related to the CC8464 compound to the Company (See Note 4). On October 22, 2024, the Company’s shareholders approved a reincorporation merger of the Company in the State of Nevada with and into Channel Therapeutics Corporation, wholly-owned subsidiary of the Company, with Channel Therapeutics Corporation remaining as the surviving corporation immediately following the reincorporation merger (the “Reincorporation Merger”). The Reincorporation Merger occurred on November 18, 2024.
The Company is a clinical-stage biotech company focused on developing and commercializing new therapeutics to alleviate pain. The Company’s clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the central nervous system (“CNS”). The Company’s goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system.
Overview
The Company has a limited operating history and has not generated revenue from its intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include changes in the biotechnology regulatory environment, technological advances that render the Company’s technologies obsolete, availability of resources for clinical trials, acceptance of technologies into the medical community, and competition from larger, more well-funded companies.
Initial Public Offering
On February 21, 2024, the Company completed the initial public offering of its Common Stock (the “IPO”) and issued 1,100,000 shares of its Common Stock at a price of $6.00 per share. The aggregate net proceeds from the IPO were approximately $5.7 million after deducting $0.9 million in underwriting discounts and commissions and offering expenses.
Reincorporation Merger and Name Change
On October 22, 2024, the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting approved the Reincorporation Merger. The Reincorporation Merger occurred on November 18, 2024.
NOTE 2 – LIQUIDITY AND GOING CONCERN
A fundamental principle of the preparation of financial statements in accordance with GAAP is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. In accordance with this requirement, the Company has prepared its accompanying consolidated financial statements assuming the Company will continue as a going concern.
During the three months ended March 31, 2025, the Company had a net loss of approximately $2.0 million. As of March 31, 2025, the Company has cash of approximately $0.1 million and a working capital deficit $4.2 million.
Based on the Company’s current projections, management believes there is substantial doubt about its ability to continue to operate as a going concern and fund its operations through at least the next twelve months following the issuance of these consolidated financial statements. While the Company will continue to invest in its business and the development of CC8464, CT2000, and CT3000, and potentially other molecules, it is unlikely that the Company will generate product or licensing revenue during the next twelve months. During the three months ended March 31, 2024, the Company completed its initial public offering, raising $5.7 million, after deducting the underwriting discounts and commissions and offering expenses, and it is likely the Company will need to raise additional funds through either strategic partnerships or the capital markets. However, there is no assurance that the Company will be able to raise such additional funds on acceptable terms, if at all. If the Company raises additional funds by issuing securities, existing stockholders may be diluted.
The consolidated financial statements included in this report do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While the Company believes in the viability of the Company’s strategy to generate sufficient revenue, control costs, and raise additional funds, when necessary, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon the ability to implement the business plan, generate sufficient revenues, raise capital, and to control operating expenses.
NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended March 31, 2025 and 2024. Although management believes that the disclosures in these unaudited condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in condensed consolidated financial statements that have been prepared in accordance U.S. GAAP have been omitted pursuant to the rules and regulations of the SEC.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s financial statements and notes related thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025. The interim results for the three months ended March 31, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Principles of consolidation
The consolidated financial statements include the accounts of Channel Therapeutics Corporation and its wholly owned subsidiary, Chromocell Therapeutics Australia Pty. Ltd. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, estimating the valuation of deferred income taxes.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2025 and December 31, 2024, the Company did not have any cash equivalents.
As of March 31, 2025, the Company did not have deposits in excess of federally insured limits.
Research and Development
The Company incurs research and development (“R&D”) costs during the process of researching and developing technologies and future offerings. The Company expenses these costs as incurred unless such costs qualify for capitalization under applicable guidance. The Company reviews acquired R&D and licenses to determine if they should be capitalized or expensed under U.S. GAAP standards.
Below is a disaggregation of R&D expenses:

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Consultant	$88,255	$30,033
Lab Materials	605	—
Lab Cell Storage	15,428	24,127
Chemistry Manufacturing and Controls (“CMC”)	82,170	303,397
IP Services	7,840	109,049
Total	$194,298	$466,606

Fair Value Measurements and Fair Value of Financial Instruments
The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•	Level 1 Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
•
Level 2 Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•
Level 3 Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC Topic 820.
Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. Pursuant to ASC 718, the Company can elect to either recognize the expenses on a straight-line or graded basis and has elected to do so under the straight-line basis.
Basic and Diluted Net Loss per Common Share
Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of March 31, 2025, 870,449 stock options, 55,000 warrants, and 245,821 unvested restricted stock units (“RSUs”) were excluded from dilutive earnings per share as their effects were anti-dilutive. As of March 31, 2024, 197,560 stock options and 55,000 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive.
Income Taxes
The Company accounts for income taxes pursuant to the provision of ASC 740 “Accounting for Income Taxes,” (“ASC 740”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.
The Company follows the provision of the ASC 740 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, it is more likely than not that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is most likely that not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions will more likely than not be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.
The federal and state income tax returns of the Company are subject to examination by the Internal Revenue Service and state taxing authorities, generally for three years after they were filed. The Company has filed its tax returns for the year ended December 31, 2023 and after review of the prior year consolidated financial statements and the results of operations through December 31, 2024, the Company has recorded a full valuation allowance on its deferred tax asset.
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual periods beginning after December 15, 2024. The Company is currently evaluating the impact ASU No. 2023-09 will have on its condensed consolidated financial statements.
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, “Disaggregation of Income Statement Expenses,” which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed consolidated financial statements.
NOTE 4 – RELATED PARTY TRANSACTIONS
Due from/to Chromocell Holdings
As of March 31, 2025 and December 31, 2024, the Company had a $40,400 asset due from Chromocell Holdings. This amount is comprised of expenses paid by the Company to be reimbursed by Chromocell Holdings. No interest is incurred on these amounts.
Related Party Note
On May 10, 2024, the Company and Camden Capital LLC, a company controlled by Mr. Knuettel, the Company’s Chief Executive Officer and Chief Financial Officer, converted certain payables into a promissory note for $131,868. The note matures on December 15, 2024, or, if earlier to occur, upon the closing of a public or private offering or other financing or capital-raising transaction of any kind. As of March 31, 2025, the note was in default, though the Company has not received any notice from Mr. Knuettel. The note accrued interest at the rate of 4.86% per annum through December 15, 2024 and 6.86% thereafter. As of March 31, 2025, the note had an outstanding principal of $131,868 and accrued interest of $6,472.
Outstanding Principal on Related Party Notes

Note Payable – Related Party	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Related Party Note	$131,868	$—	$131,868
Total As of March 31, 2025	$131,868	$—	$131,868

Note Payable – Related Party	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Related Party Note	$131,868	$—	$131,868
Total As of December 31, 2024	$131,868	$—	$131,868

NOTE 5 – NOTES PAYABLE
May Promissory Note
On May 10, 2024, the Company converted accounts payable with a professional advisor into a promissory note in the amount of $1,455,416. The note matures on December 15, 2024 or, if earlier to occur, upon the closing of a public or private offering or other financing or capital-raising transaction of any kind. As of March 31, 2025, the note was in default, though the Company has not received any notice from the professional advisor. The note accrued interest at the rate of 4.86% per annum through December 15, 2024 and 6.86% thereafter. As of March 31, 2025, the note had an outstanding principal of $1,455,416 and accrued interest of $71,435.
Convertible Note
On July 24, 2024, the Company entered into a securities purchase agreement with an accredited investor (the “July Note Holder”), pursuant to which the Company issued to the July Note Holder a senior unsecured convertible note (the “July Note”) in the aggregate principal amount of $750,000, which is convertible into shares of Common Stock. The July Note accrues interest at a rate of 6% per annum (which increases to 12% in the event of a default) and matures on August 24, 2025 (the “July Note Maturity Date”). Interest is guaranteed through the July Note Maturity Date regardless of whether the July Note is earlier converted or redeemed. The July Note is convertible by the holder thereof in whole or in part at any time after issuance and prior to the July Note Maturity Date into shares of Common Stock based on a conversion price (the “July Note Conversion Price”) of $1.506 per share (the “July Note Conversion Shares”), which cannot be reduced below $0.231 per share, and is subject to customary adjustments for stock splits, stock dividends, recapitalization and other similar transactions. Notwithstanding the foregoing, such conversions are subject to (i) a 4.99% beneficial ownership limitation contained in the Note, which may be increased to 9.99% upon 61 days’ prior written notice to the Company by the July Note Holder, and (ii) the Exchange Cap (as defined below). The Company has agreed to hold a meeting of its stockholders to seek approval of a waiver of the Exchange Cap - no later than ninety (90) days from July 24, 2024. Under the applicable rules of the NYSE American LLC, in no event may the Company issue to July Note Holder and any of its affiliates under the CEF Purchase Agreement (as defined below), or otherwise, more than 1,152,764 shares of Common Stock, which number of shares represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the CEF Purchase Agreement (the “Exchange Cap”).
The July Note is redeemable by the Company in whole or in part at any time after issuance and prior to the July Note Maturity Date in cash at a price equal to 110% of the greater of (i) the July Note’s outstanding principal amount, plus all accrued but unpaid interest and late charges due under the July Note (the “July Note Conversion Amount”) being redeemed as of the date on which such redemption will occur (the “Company Optional Redemption Date”) and (ii) the product of (1) the number of July Note Conversion Shares then issuable under the July Note multiplied by (2) the highest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding the date of the Company Optional Redemption Notice (as defined below) and ending on the trading day immediately prior to the date the Company makes the entire payment. The Company may deliver only one notice to exercise its right to require redemption (the “Company Optional Redemption Notice”) in any given 20 trading day period and each Company Optional Redemption Notice is irrevocable. At any time prior to the date on which such optional redemption payment is paid in full, the July Note may be converted by the July Note Holder into shares of Common Stock in accordance with the conversion terms thereof.
As of March 31, 2025, there was ($307) in accrued interest and $88,740 unamortized debt discount on the July Note. Interest expense totalled $10,744 for the three months ended March 31, 2025, compared to $0 for three months ended March 31, 2024. The Company recognized $65,561 and $0, respectively, of amortization of debt discount included in interest expense on the statements of operations for the three months ended March 31, 2025 and 2024. As of March 31, 2025 there was $726,212 in outstanding principal on the July Note.

Waiver of Exchange Cap
On October 22, 2024, the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting approved the waiver of the Exchange Cap in connection with the July Note and the CEF Purchase Agreement.
February Bridge Note
On February 25, 2025, the Company issued an unsecured promissory note in the aggregate principal amount of $325,000 (the “February Bridge Note”) to 3i, L.P., a Delaware limited partnership (the “Holder”), for a purchase price of $250,000, pursuant to which the Company promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the February Bridge Note together with interest. The February Bridge Note bears interest on the outstanding principal amount at an annual rate equal to 6.0%. The February Bridge Note may be prepaid by the Company without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the February Bridge Note, will otherwise be due and payable on the earliest of: (i) May 25, 2025, (ii) the consummation of a Corporate Event (as defined in the February Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the February Bridge Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the February Bridge Note.
As of March 31, 2025, there was $1,816 in accrued interest and $46,348 unamortized debt discount on the February Bridge Note. Interest expense totalled $1,816 for the three months ended March 31, 2025, compared to $0 for three months ended March 31, 2024. The Company recognized $28,652 and $0, respectively, of amortization of debt discount included in interest expense on the statements of operations for the three months ended March 31, 2025 and 2024. As of March 31, 2025, there as $325,000 in outstanding principal on the February Bridge Note.
Outstanding Principal on Notes

Loan Payable	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
May Promissory Note	$1,455,416	$—	$1,455,416
Convertible Note	726,212	(88,740)	637,472
February Bridge Note	325,000	(46,348)	278,652
Total As of March 31, 2025	$2,506,628	$(135,088)	$2,371,540

Loan Payable	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
May Promissory Note	$1,455,416	$—	$1,455,416
Convertible Note	726,212	(127,426)	598,786
Total As of December 31, 2024	$2,181,628	$(127,426)	$2,054,202

NOTE 6 – STOCKHOLDERS’ EQUITY
Initial Public Offering
On February 21, 2024, the Company completed its IPO and issued 1,100,000 shares of Common Stock at a price of $6.00 per share. The aggregate net proceeds from the IPO were approximately $5.9 million after deducting approximately $0.9 million of underwriting discounts and commissions and offering expenses.
Stock Split
On February 15, 2024, the Company effected a 9-for-1 reverse stock split. All share and per share amounts have been retrospectively adjusted for the reverse stock split.
2023 Plan Amendment
On June 12, 2024, the Board authorized an amendment to the Channel Therapeutics Corporation 2023 Equity Incentive Plan (the “2023 Plan”) to increase the number of shares of Common Stock authorized for issuance thereunder by 1,500,000 from 444,444 shares to 1,944,444 shares. On October 22, 2024, the 2023 Plan Amendment was approved by the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting.
Share Forfeiture
Pursuant to the terms of the April Bridge Financing, Chromocell Holdings forfeited 133,745 of the shares of Common Stock of the Company on April 17, 2023. All shareholders with ownership stakes greater than 5% of the Company agreed that the failure to invest its pro rata allocation in the April Bridge Financing would result in the forfeiture of a pro rata percentage of their shares. Chromocell Holdings did not invest its full pro rata allocation, leading to the forfeiture of a portion of their shares of Common Stock of the Company.
Standby Investor Side letter
On October 11, 2023, the Company entered into a securities purchase agreement with an institutional investor (the “Standby Investor”), pursuant to which (i) the Standby Investor agreed to purchase, upon close of the IPO and at the Company’s election, an aggregate of up to 750 shares of Series B Convertible Preferred Stock, par value of $0.0001 per share (the “Series B Preferred Stock”) for a purchase price of $1,000 per share, and (ii) in consideration therefor, the Company would issue upon close of the IPO, and regardless of whether the Company would have issued any shares of Series B Preferred Stock, an aggregate of 4,167 shares (such shares, the “Standby Shares”) of Common Stock to the Standby Investor (such agreement, the “Series B Securities Purchase Agreement”). In addition, pursuant to the Series B Securities Purchase Agreement, the Company was required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of the Standby Shares and shares of Common Stock issuable upon conversion of the Series B Preferred Stock, if issued.
Effective November 13, 2023, the Company entered into a side letter with the Standby Investor (the “Standby Investor Side Letter”), pursuant to which it (i) waived in full the Standby Investor’s obligation to fund the aggregate amount to be paid for the Series B Preferred Stock to be purchased under the Series B Securities Purchase Agreement and (ii) agreed to continue to have the obligation to issue the full amount of the Standby Shares upon the closing of the IPO. The Company and the Standby Investor also agreed to terminate each of their obligations solely with respect to the Series B Preferred Stock under the Series B Securities Purchase Agreement and a certain Registration Rights Agreement between the Company and the Standby Investor, which was required to be delivered pursuant to the Series B Securities Purchase Agreement.
Rights Offering
On November 22, 2023, the Company commenced a rights offering (the “Rights Offering”) pursuant to which the Company distributed non-transferable subscription rights (“Subscription Rights”) to each holder of its Common Stock held as of 5:00 p.m. Eastern Standard Time on November 22, 2023, the record date for the Rights Offering (the “Rights Offering Record Date”). The Subscription Rights could be exercised at any time during the subscription period, which commenced on November 22, 2023 and expired at 5:00 p.m., Eastern Standard Time, on December 1, 2023. Each Subscription Right entitled the eligible holder to purchase up to three shares of the Company’s Common Stock at a price per whole share of Common Stock of $0.1008 (the “Subscription Price”). Holders who fully exercised their rights could also subscribe for additional shares of Common Stock not subscribed for by other holders on a pro rata basis. In addition, the Company could distribute to one or more additional persons, at no charge to such person, additional non-transferable subscription rights to purchase shares of its Common Stock in the Rights Offering at the same Subscription Price, without notice to the holders of its Common Stock. Upon the closing of the Rights Offering, the Company issued an aggregate of 2,533,853 shares of Common Stock and received aggregate net proceeds of $255,412, after giving effect to (i) the amendments to the senior secured convertible notes issued to such affiliates of the A.G.P. (the “Representative”) in April 2023 for an aggregate principal amount of $393,808 (the “April Bridge Financing”) and amendment to the senior secured convertible notes issued to such affiliates of the Representative in September 2023 for an aggregate principal amount of $198,128 (the “September Bridge Financing”) to remove the automatic conversion features from such notes and (i) the Stock Rescission Agreement (as defined below) with certain affiliates of the Representative (collectively, the “Representative Affiliate Transactions”), which it intended to use primarily for general corporate purposes and expenses associated with the IPO.
Stock Recission Agreement
On February 10, 2024, the Company entered into a Stock Rescission Agreement with certain affiliates of A.G.P. (the “Stock Recission Agreement”) pursuant to which the Company rescinded 111,129 shares of Common Stock held by such affiliates of A.G.P. and agreed to refund an aggregate of $91,512 paid by such affiliates of A.G.P. in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement. At March 31, 2025 and December 31, 2024, all such amounts have been paid pursuant to the Representative Affiliate Transactions and there are no remaining obligations thereto.
Equity Issuances
On June 12, 2024, the Company entered into a twelve-month agreement with a vendor to issue up to 7,500 share of Common Stock per month for services performed by such vendor. As of March 31, 2025, the Company has issued 68,091 shares of Common Stock pursuant to this agreement, of which 16,904 shares were issued during the three months ended March 31, 2025.
Committed Equity Financing
On July 26, 2024, the Company entered into a Common Stock Purchase Agreement, dated as of July 26, 2024 (the “CEF Purchase Agreement”), with Tikkun Capital LLC (“Tikkun”), providing for a committed equity financing facility, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the CEF Purchase Agreement, Tikkun has committed to purchase, at the Company’s direction in its sole discretion, up to an aggregate of $30,000,000 (the “Total Commitment”) of the shares of Common Stock (the “Purchase Shares”), subject to certain limitations set forth in the CEF Purchase Agreement, from time to time during the term of the CEF Purchase Agreement. Concurrently with the execution of the CEF Purchase Agreement, the Company and Tikkun also entered into a Registration Rights Agreement, dated as of July 26, 2024, pursuant to which the Company agreed to file with the SEC one or more registration statements, to register under the Securities Act, the offer and resale by Tikkun of all of the Purchase Shares that may be issued and sold by the Company to Tikkun from time to time under the CEF Purchase Agreement.
Stock Repurchase Plan
On August 5, 2024, the Board authorized a stock repurchase plan (the “Repurchase Plan”) pursuant to which up to $250,000 of the Company’s Common Stock may be repurchased prior to December 31, 2024, unless completed sooner or otherwise extended. During the three months ended March 31, 2025, the Company repurchased 0 shares of Common Stock. Open market purchases are intended to be conducted in accordance with applicable Securities and Exchange Commission regulations, including the guidelines and conditions of Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The timing and actual number of shares repurchased will depend on a variety of factors including trading price, the Company’s financial performance, corporate and regulatory requirements and other market conditions.
Repurchase Plan Amendment
On October 22, 2024, the Board authorized an amendment (the “Amendment”) to the Repurchase Plan to increase the total value of shares of Common Stock available for repurchase by the Company under the Repurchase Plan by an additional $500,000, to $750,000. In addition, the Amendment extended the termination date of the Repurchase Plan from December 31, 2024 to June 30, 2025, prior to which Common Stock may be repurchased, unless completed sooner or otherwise extended.
Chromocell Holdings Share Transfers
On December 18, 2024, 747,187 shares of Common Stock and 2,600 shares of Series C Preferred Stock held by Chromocell Holdings were transferred by the Company to Alexandra Wood (Canada) Inc. (“AWI”) in satisfaction of a default judgement against Chromocell Holdings regarding the default by Chromocell Holdings of a secured promissory note by order of the Supreme Court of the State of New York, County of New York on November 25, 2024 in the matter Alexandra Wood (Canada) Inc v. Chromocell Corp., Index No. 651735/2024. AWI subsequently transferred 173,000 shares of Chromocell Holding’s Common Stock that it received such that AWI now owns 574,187 shares of the Common Stock originally issued to Chromocell Holdings in connection with the Contribution Agreement.
Options
During the three months ended March 31, 2025 and 2024, the Company granted no stock options related to the Company’s common stock.

With certain adjustments outlined below, the Company based its determination of the underlying fair value of the Company’s Common Stock on the findings of an independent third party engaged by the Company to determine the fair value of the Company’s intellectual property. The Company had the analysis conducted in conjunction with the Contribution Agreement, which was executed on August 10, 2022. The analysis determined that the fair value of the Company’s intellectual property was $44.8 million. At the time of the Contribution Agreement and the option grants, there was 1,187,302 shares (on an as converted basis reflecting the conversion of the 600,000 Series A Convertible Preferred Stock held by Chromocell Holdings). As of March 31, 2025, all of the Series A Convertible Preferred Stock shares have been converted. The resulting value per share of common stock was $37.71. The Company then adjusted this value in accordance with the following:

Value of intellectual property	$44.8 million
Common shares outstanding (as converted)	1,187,302
Value per common share	$37.71
Illiquidity discount	20%
Minority discount	20%
Fair value of the common stock	$22.68

After the completion of the Company’s IPO, the trading price of the Company’s Common Stock is used as the fair value of the Company’s Common Stock.
The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.
The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared nor paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.
The Company recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.
The following is an analysis of the stock option grant activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Options
Outstanding December 31, 2024	870,449	$5.85	9.19
Granted	—	—	—
Expired	—	—	—
Exercised	—	—	—
Outstanding March 31, 2025	870,449	$5.85	8.94
Exercisable March 31, 2025	409,679	$9.60	8.69

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Options
Outstanding December 31, 2023	197,560	$22.68	9.08
Granted	—	$—	—
Expired	—	$—	—
Exercised	—	$—	—
Outstanding March 31, 2024	197,560	$22.68	8.83
Exercisable March 31, 2024	127,723	$22.68	8.83

A summary of the status of the Company’s nonvested options as of March 31, 2025 and 2024, and changes during three months ended March 31, 2025 and 2024, is presented below:

Non-vested Options	Options	Weighted- Average Exercise Price
Non-vested at December 31, 2024	560,928	$2.93
Granted	—	—
Vested	(100,158)	4.85
Forfeited	—	—
Non-vested at March 31, 2025	460,770	$2.51

Non-vested Options	Options	Weighted- Average Exercise Price
Non-vested at December 31, 2023	113,429	$22.68
Granted	—	—
Vested	(43,592)	22.68
Forfeited	—	—
Non-vested at March 31, 2024	69,837	$22.68

The total number of options granted during the three months ended March 31, 2025 and 2024 was 0 and 0, respectively.
The Company recognized stock-based compensation expense related to option vesting amortization of $403,921 and $292,552 for the three months ended March 31, 2025 and 2024, respectively, which is included in general and administrative expenses in the consolidated statements of operations.
As of March 31, 2025, the unamortized stock option expense was $891,399. As of March 31, 2025, the weighted average period for the unamortized stock compensation to be recognized is 1.07 years.
Warrants
The following is an analysis of the stock warrant grant activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Warrants
Outstanding December 31, 2024	55,000	$7.50	4.13
Granted	—	—	—
Expired	—	—	—
Exercised	—	—	—
Outstanding March 31, 2025	55,000	$7.50	3.88
Exercisable March 31, 2025	55,000	$7.50	3.88

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Warrants
Outstanding December 31, 2023	—	$—	—
Granted	55,000	7.50	4.88
Expired	—	—	—

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Exercised	—	—	—
Outstanding March 31, 2024	55,000	$7.50	4.88
Exercisable March 31, 2024	55,000	$7.50	4.88

A summary of the status of the Company’s nonvested warrants as of March 31, 2025 and 2024, and changes during the three months ended March 31, 2025 and 2024, is presented below:

Non-vested Warrants	Warrants	Weighted- Average Exercise Price
Non-vested at December 31, 2024	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested at March 31, 2025	—	$—

Non-vested Warrants	Warrants	Weighted- Average Exercise Price
Non-vested at December 31, 2023	—	$—
Granted	55,000	7.50
Vested	(55,000)	7.50
Forfeited	—	—
Non-vested at March 31, 2024	—	$—

The total number of warrants granted during the three months ended March 31, 2025 and 2024 was 0 and 55,000, respectively. The exercise price for these warrants was $7.50 per share and there was an intrinsic value of $0.
The Company recognized stock-based compensation expense related to warrant vesting amortization of $0 and $0 for the three months ended March 31, 2025 and 2024, respectively.
RSUs
A summary of the status of the Company’s nonvested RSUs as of March 31, 2025, and changes during the three months ended March 31, 2025, is presented below:

Non-vested RSUs	RSUs	Weighted- Average Exercise Price
Non-vested at December 31, 2024	292,166	$1.08
Granted	—	—
Vested	(46,345)	(1.10)
Forfeited	—	—
Non-vested at March 31, 2025	245,821	$1.07

The total number of RSUs granted during the three months ended March 31, 2025 and 2024 was 0 and 0, respectively.
The Company recognized stock-based compensation expense related to warrant vesting amortization of $51,910 and $0 for the three months ended March 31, 2025 and 2024, respectively, which is included in general and administrative expenses in the consolidated statements of operations.

NOTE 7 – LEGAL
Parexel Claim
On July 31, 2024, the Company received a demand letter from an attorney representing Parexel International (IRL) Limited (“Parexel”). The letter, which was addressed to both the Company and Chromocell Holdings, purports to be a notice of default of a note (the “Promissory Note”) between Chromocell Holdings and Parexel and seeks the payment of allegedly unpaid principal in the amount of $682,551 plus interest exceeding $177,000. The Company denies that it is liable for any of the amounts sought by Parexel; the Company is not a party to the Promissory Note and does not believe it is liable for any amounts allegedly due thereunder. The Company intends to defend itself vigorously in the matter.
NOTE 8 – SEGMENT DISCLOSURE
The clinical-stage biotech segment focused on developing and commercializing new therapeutics to alleviate pain. Our clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the CNS. Our goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system. This segment is currently pre-revenue.
The accounting policies of the clinical-stage biotech segment are the same as those described in the summary of significant accounting policies.
The chief operating decision maker assesses performance for the clinical-stage biotech segment and decides how to allocate resources based on net loss that also is reported on the statement of operations as consolidated net loss.
The measure of segment assets is reported on the balance sheet as total assets.
The chief operating decision maker uses net loss to evaluate spending in deciding how funds should be allocated in preforming the Company’s research and development. Net loss is used to monitor budget versus actual results.
The Company has one reportable segment: clinical-stage biotech. This segment performs research and development for biotech products. Since the Company only has one segment, the segment information is the same as the consolidated financials.
The Company’s chief operating decision maker is the chief executive officer, with such individual also holding the position of chief financial officer.
NOTE 9 – SUBSEQUENT EVENTS
Merger Agreement
On April 16, 2025, the Company, CHRO Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and LNHC, Inc., a Delaware corporation (“LNHC”), and solely for the purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation and the parent of LNHC (“Ligand”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LNHC, with LNHC continuing as a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or, in the event that the former stockholders of LNHC and certain other persons are in “control” of the Company immediately after the Merger (within the meaning of Section 368(c) of the Code), the Merger is also intended to qualify as a non-taxable exchange of shares of LNHC capital stock for the Company’s Common Stock, within the meaning of Section 351(a) of the Code.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each then outstanding share of LNHC capital stock will be converted into the right to receive a number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of the Company (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the Merger Agreement (the ratio of such conversion, the “Exchange Ratio”). The Exchange Ratio represents the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that will be received for each

LNHC share outstanding immediately prior to the Merger. It is calculated by dividing the shares of Common Stock (derived from the post-closing shares of Common Stock and the LNHC allocation percentage based on the relative valuations of $67 million for LNHC and $15 million for the Company) by the total number of LNHC shares outstanding.
Based on current capitalization, upon the closing of the Merger, after giving effect to the PIPE Financing (as defined below), on a pro forma basis and based upon the number of shares of Common Stock expected to be issued in the Merger, the Company securityholders as of immediately prior to the Merger are expected to own approximately 7.9% of the outstanding shares of capital stock of the Company, Ligand, including its participation in the PIPE Financing, is expected to own approximately 55.7% of the outstanding shares of capital stock of the Company, and the other PIPE Investors (as defined below) are expected to own approximately 36.3% of the outstanding shares of capital stock of the Company, in each case, on a fully-diluted basis, calculated using the treasury stock method, subject to certain assumptions, including, but not limited to, a valuation for LNHC equal to $67 million and a valuation for the Company equal to $15 million, in each case as further described in the Merger Agreement. For purposes of calculating the Exchange Ratio, shares of Common Stock underlying the Company stock options outstanding as of immediately prior to the closing of the Merger with an exercise price of less than the volume weighted average closing trading price of a share of Common Stock on The NYSE American LLC (the “NYSE American”) for the five consecutive trading days ending five trading days immediately prior to the closing of the Merger will be deemed to be outstanding, and, such shares will be calculated using the treasury stock method.
Each of the Company and LNHC has agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants relating to (i) obtaining the requisite approvals of their respective stockholders, (ii) non-solicitation of alternative acquisition proposals, (iii) the conduct of their respective businesses during the period between the date of signing the Merger Agreement and the closing of the Merger and (iv) the Company using its commercially reasonable efforts to maintain the existing listing of the Common Stock on the NYSE American and the Company causing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock to be issued in connection with the Merger to be approved for listing on the NYSE American at or prior to the Effective Time.
The consummation of the Merger is subject to certain closing conditions, including, among other things, (i) the Merger Agreement having been approved by means of written consents by the requisite stockholders of LNHC and the Company, (ii) the issuance of the Common Stock and the amendment to the Company’s articles of incorporation to change the name of the Company to “Pelthos Therapeutics Inc.” having been approved and ratified, respectively, by means of the written consent by the requisite consent of the Company stockholders under applicable law and the NYSE American regulations, (iii) no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, (iv) the approval of the listing of the additional shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the NYSE American having been obtained and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing, subject to official notice of issuance, on the NYSE American; (v) entry into the Royalty Agreements (as defined in therein), and (vi) the PIPE Financing having been consummated or being consummated concurrently with the closing of the Merger or immediately before the closing of the Merger in accordance with the terms of the Securities Purchase Agreement (as defined below). Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including the representations and warranties of the other party being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, generally subject to an overall material adverse effect qualification, the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the closing of the Merger, and the absence of any material adverse effect affecting the other party that is continuing on the closing date.
The Merger Agreement contains certain termination rights of each of the Company and LNHC, including, subject to compliance with the applicable terms of the Merger Agreement, the right of each party to terminate the Merger Agreement if the other party exercises its “fiduciary out” prior to receiving the requisite stockholder consent. All fees and expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.

Notwithstanding the foregoing, the Company and LNHC will equally share (i) all fees and expenses of the exchange agent and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing filing and mailing of an information statement and any amendments or supplements thereto.
Immediately following the Merger, the board of directors of the combined company will consist of Mr. Scott Plesha, Mr. Peter Greenleaf, Mr. Matt Pauls, Mr. Todd Davis, Mr. Richard Baxter, Dr. Richard Malamut and Mr. Ezra Friedberg.
Immediately following the Merger, the executive management team of the combined company is expected to consist of members of the LNHC and CHRO executive management teams prior to the Merger, including Scott Plesha as Chief Executive Officer and Francis Knuettel II as Chief Financial Officer.
Securities Purchase Agreement
On April 16, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement” and together with the Merger Agreement, the “Transaction Agreements”) with LNHC, and certain investors, which includes Nomis Bay Ltd (“Nomis Bay”) and Ligand (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase in cash an aggregate of approximately 50,100 of shares of Series A Preferred Stock, at a price per share equal to $1,000 (the “Purchase Price”) (such transaction, the “PIPE Financing” and together with the Merger, the “Transactions”). The PIPE Financing is expected to close immediately prior to the closing of the Merger. The gross proceeds from the PIPE Financing are expected to be approximately $50.1 million, which amount will include the cancellation of any outstanding amounts under certain bridges notes provided by certain of the PIPE Investors, before paying estimated expenses. The closing of the PIPE Financing is conditioned upon the closing of the Merger, entry into the Royalty Agreements (as defined in the Securities Purchase Agreement), as well as certain other conditions. The Series A Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued in the PIPE Financing will be issued pursuant to an exemption from the registration requirements of the Securities Act, and the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be registered pursuant to a resale registration statement (the “Registration Statement”).
The Company also agreed to defend, indemnify and hold harmless the PIPE Investors and their respective stockholders, partners, members, officers, directors, employees, direct or indirect investors, and any of their agents or other representatives against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (including reasonable attorneys’ fees) arising out of or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Company or its subsidiaries, (ii) any breach of any covenant, agreement or obligation owed by the Company or its subsidiaries, or (iii) any cause of action, suit, proceeding or claim brought by a third party, including any derivative action, that arises out of or relates to (A) the execution, delivery, performance or enforcement of the Purchase Agreement and related transaction documents, (B) any transaction financed or to be financed in whole or in part with the proceeds of the PIPE Financing, or (C) the status of such PIPE Investor either as an investor in the Company pursuant to the transactions contemplated by the Purchase Agreement or as a party to the Purchase Agreement and related transaction documents.
July Note Conversions
On July 24, 2024, the Company entered into a securities purchase agreement with the July Note Holder, pursuant to which the Company issued to the July Note Holder the July Note in the aggregate principal amount of $750,000, which is convertible into shares of Common Stock. On April 16, 2025, the July Note Holder converted $400,000 of principal of its note, at a conversion price of $1.506 per share, into 265,606 shares of the Company’s common stock and on April 21, the July Note Holder further converted $200,000 of principal of its note, at a conversion price of $1.506 per share, into 132,803 shares of the Company’s Common Stock. Following these conversions, approximately $131,868 of the original $750,000 principal remains outstanding.
May Bridge Note
On May 8, 2025, the Company issued an unsecured promissory note in the aggregate principal amount of $325,000 (the “May Bridge Note”) to the Holder, for a purchase price of $250,000, pursuant to which the Company promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the May Note together with interest. The May Bridge Note bears interest on the outstanding principal amount at an annual rate equal to 6.0%. The May Bridge Note may be prepaid by the Company without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the May Bridge Note, will otherwise be due and payable on the earliest of: (i) September 30, 2025, (ii) the consummation of a Corporate Event (as defined in the May Bridge Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the May Bridge Note.
February Bridge Note Amendment
On May 12, 2025, the Company executed a first amendment (the “February Bridge Note Amendment”) to the February Bridge Note. The February Bridge Note Amendment extends the maturity date of the February Bridge Note from May 25, 2025 to September 30, 2025. Aside from extending the maturity date of the February Bridge Note, the February Bridge Note Amendment does not amend, alter, restate or otherwise change the principal terms and conditions of the February Bridge Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Channel Therapeutics Corporation
Freehold, New Jersey
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Channel Therapeutics Corporation (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph - Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021.
Hartford, Connecticut
March 27, 2025

CHANNEL THERAPEUTICS CORP
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash	$513,443	$96,391
Prepaid expenses	65,300	—
Due from Chromocell Corporation	40,400	—
Deferred offering costs	750,000	—
TOTAL CURRENT ASSETS	1,369,143	96,391
TOTAL ASSETS	$1,369,143	$96,391
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,897,127	$4,620,925
Accrued compensation	—	645,947
Investor Note, net of debt discount	—	316,324
Loan payable, net of debt discount	2,054,202	202,279
Loan payable - related party, net of debt discount	131,868	750,082
Due to Chromocell Corporation	—	5,386
TOTAL CURRENT LIABILITIES	4,083,197	6,540,943
TOTAL LIABILITIES	4,083,197	6,540,943
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock Series A, $0.0001 par value, 700,000 shares authorized, 0 and 600,000 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	60
Preferred stock Series C, $0.0001 par value, 5,000 shares authorized, 2,600 and 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized, 6,103,813 and 3,906,300 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	613	391
Additional paid in capital	18,760,320	7,074,646
Accumulated deficit	(21,474,987)	(13,519,649)
TOTAL STOCKHOLDERS’ DEFICIT	(2,714,054)	(6,444,552)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,369,143	$96,391

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Years Ended December 31,
	2024	2023
OPERATING EXPENSES
General and administrative expenses	$4,110,045	$2,738,948
Research and development	1,179,436	2,579,418
Professional fees	2,281,968	1,543,918
Total operating expenses	7,571,449	6,862,284
NET LOSS FROM OPERATIONS	(7,571,449)	(6,862,284)
OTHER (EXPENSE) INCOME
Interest expense	(786,393)	(518,509)
Other income	39,413	—
Gain on default judgement	363,091	—
Total other (expense) income	(383,091)	(518,509)
Net loss before provision for income taxes	(7,955,338)	(7,380,793)
Provision for income taxes	—	—
NET LOSS	$(7,955,338)	$(7,380,793)
Net loss per common share - basic and diluted	$(1.43)	$(5.78)
Weighted average number of common shares outstanding during the year - basic and diluted	5,574,473	1,276,543

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred A Shares	Preferred A Shares Par	Preferred C Shares	Preferred C Shares Par	Common Shares	Par	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2022	600,000	$60	—	$—	1,111,112	$111	$2,432,148	$(6,138,856)	$(3,706,537)
Stock-based compensation	—	—	—	—	—	—	1,733,233	—	1,733,233
Shares issued for extension of bridge loan	—	—	—	—	18,892	2	428,398	—	428,400
Shares issued for license	—	—	—	—	384,226	38	2,225,695	—	2,225,733
Shares issued for cash	—	—	—	—	2,525,815	253	255,159	—	255,412
Shares forfeited	—	—	—	—	(133,745)	(13)	13	—	—
Net loss	—	—	—	—	—	—	—	(7,380,793)	(7,380,793)
Balance December 31, 2023	600,000	$60	—	$—	3,906,300	$391	$7,074,646	$(13,519,649)	$(6,444,552)

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred A Shares	Preferred A Shares Par	Preferred C Shares	Preferred C Shares Par	Common Shares	Par	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2023	600,000	$60	—	$—	3,906,300	$391	$7,074,646	$(13,519,649)	$(6,444,552)
Stock-based compensation	—	—	—	—	—	—	1,455,561	—	1,455,561
Issuance cost from shares issued on extension of bridge loan	—	—	—	—	81,112	9	447,770	—	447,779
Conversion of preferred stock into Common Stock	(600,000)	(60)	—	—	499,429	50	10	—	—
Shares issued for cash in Initial Public Offering	—	—	—	—	1,100,000	110	5,971,890	—	5,972,000
Shares issued for Standby agreement	—	—	—	—	37,500	4	(4)	—	—
Recission of common stock	—	—	—	—	(111,129)	(11)	(91,501)	—	(91,512)
Transfer of liabilities to Chromocell Corp. for Preferred stock	—	—	2,600	—	—	—	2,153,362	—	2,153,362
Conversion of notes into Common Stock	—	—	—	—	253,492	25	1,362,796	—	1,362,821
Restricted Stock Units expense	—	—	—	—	64,498	6	104,478	—	104,484
Shares issued for services	—	—	—	—	192,854	21	239,229	—	239,250
Shares issued for payment of accounts payable	—	—	—	—	10,000	1	7,338	—	7,339
Repurchase of Common Stock	—	—	—	—	(86,196)	(9)	(74,991)	—	(75,000)
Shares issued for cash under equity line of credit, net of issuance costs and for paydown on notes payable and accrued interest	—	—	—	—	155,953	16	109,736	—	109,752
Net loss	—	—	—	—	—	—	—	(7,955,338)	(7,955,338)
Balance December 31, 2024	—	$—	2,600	$—	6,103,813	$613	$18,760,320	$(21,474,987)	$(2,714,054)

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,955,338)	$(7,380,793)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	692,020	188,119
Issuance cost from shares issued on extension of investor note	—	201,600
Stock-based compensation	1,799,295	1,733,233
Shares issued for license	—	2,225,733
Gain on default judgement	(363,091)	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	1,178,573	1,627,005
Accrued compensation	(282,856)	424,072
Due from Chromocell Corporation	(45,786)	—
Prepaid expenses	(65,300)	—
Deferred offering costs	(750,000)	—
Net Cash Used In Operating Activities	(5,792,483)	(981,031)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable, net of debt discount	536,184	201,008
Proceeds from loan payable - related party, net of debt discount	—	565,928
Payment of bridge loan, net of debt discount	(214,757)	—
Common stock issued for cash	5,972,000	255,412
Recission of common stock	(91,512)	—
Repurchase of Common Stock under Stock Repurchase Plan	(75,000)	—
Shares issued for cash under equity line of credit	82,620	—
Net Cash Provided By Financing Activities	6,209,535	1,022,348
NET INCREASE IN CASH	417,052	41,317
CASH AT BEGINNING OF YEAR	96,391	55,074
CASH AT END OF YEAR	$513,443	$96,391
Supplemental cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest expense	$—	$—
NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares forfeited		$$13
Debt discount from common stock issued for extension of bridge loan	$447,779	$428,400
Conversion of notes to common stock	$1,362,821	$—
Transfer of liabilities to Chromocell Corp for Series C Preferred Stock	$2,153,362	$—
Accounts payable and accrued expenses converted to loans payable	$1,455,416	$—
Accounts payable and accrued expenses converted to loans payable - related party	$131,868	$—
Shares issued for payment of accounts payable	$7,339	$—
Shares issued for payment of accrued interest	$3,344	$—
Shares issued for payment of principal on loan payable	$23,788	$—

The accompanying notes are an integral part of these consolidated financial statements.

CHANNEL THERAPEUTICS CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS
Company Background
Channel Therapeutics Corporation (“Channel” or the “Company”) was incorporated in the State of Delaware on March 19, 2021. On August 10, 2022, the Company entered into that certain Contribution Agreement (the “Contribution Agreement”) with Chromocell Corporation, a Delaware corporation (“Chromocell Holdings”), pursuant to which, effective July 12, 2022 (the “Contribution Date”), Chromocell Holdings contributed all assets and liabilities related to Chromocell Holdings’ historical therapeutic business, including all patents, pre-clinical and Phase I study results and data, and trade secrets related to the CC8464 compound to the Company (See Note 4). On October 22, 2024, the Company’s shareholders approved a reincorporation merger of the Company in the State of Nevada with and into Channel Therapeutics Corporation, wholly-owned subsidiary of the Company, with Channel Therapeutics Corporation remaining as the surviving corporation immediately following the reincorporation merger (the “Reincorporation Merger”). The Reincorporation Merger occurred on November 18, 2024.
The Company is a clinical-stage biotech company focused on developing and commercializing new therapeutics to alleviate pain. The Company’s clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the central nervous system (“CNS”). The Company’s goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system.
Overview
The Company has a limited operating history and has not generated revenue from its intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include changes in the biotechnology regulatory environment, technological advances that render the Company’s technologies obsolete, availability of resources for clinical trials, acceptance of technologies into the medical community, and competition from larger, more well-funded companies.
Initial Public Offering
On October 22, 2024, the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting approved the Reincorporation Merger. The Reincorporation Merger occurred on November 18, 2024.
Reincorporation Merger and Name Change
On October 22, 2024, the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting approved the Reincorporation Merger. The Reincorporation Merger occurred on November 18, 2024.
NOTE 2 - LIQUIDITY AND GOING CONCERN
A fundamental principle of the preparation of financial statements in accordance with GAAP is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. In accordance with this requirement, the Company has prepared its accompanying consolidated financial statements assuming the Company will continue as a going concern.
During the year ended December 31, 2024,During the year ended December 31, 2024, the Company had a net loss of approximately $8.0 million. As of December 31, 2024, the Company has cash of approximately $0.5 million and a working capital deficit. During the year ended December 31, 2024, the Company had a net loss of approximately $8.0 million. As of December 31, 2024, the Company has cash of approximately $0.5 million and a working capital deficit $8.0 million. As of December 31, 2024, the Company has cash of approximately $0.5 million and a working capital deficit of approximately $2.7 million, compared to approximately $0.1 million in cash and a working capital deficit of approximately $6.4 million at December 31, 2023.
Based on the Company’s current projections, management believes there is substantial doubt about its ability to continue to operate as a going concern and fund its operations through at least the next twelve months following the issuance of these consolidated financial statements. While the Company will continue to invest in its business and the development of CC8464, CT2000, and CT3000, and potentially other molecules, it is unlikely that the Company will generate product or licensing revenue during the next twelve months. During the year ended December 31, 2024, the Company completed its initial public offering, raising $5.7 million, after deducting the underwriting discounts and commissions and offering expenses, and it is likely the Company will need to raise additional funds through either strategic partnerships or the capital markets. However, there is no assurance that the Company will be able to raise such additional funds on acceptable terms, if at all. If the Company raises additional funds by issuing securities, existing stockholders may be diluted.
The consolidated financial statements included in this report do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While the Company believes in the viability of the Company’s strategy to generate sufficient revenue, control costs, and raise additional funds, when necessary, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon the ability to implement the business plan, generate sufficient revenues, raise capital, and to control operating expenses.
NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying audited financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Revision of previously issued financial statements
During the course of preparing the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company identified a misstatement in the prior year financial statements. This misstatement related to the reporting an incorrect number of shares of Common Stock issued for cash in the Company’s consolidated statement of changes in stockholders’ deficit. This led to an incorrect amount of total common shares outstanding on the Company’s consolidated statement of changes in stockholders’ deficit and on the Company’s consolidated balance sheet. On the Company’s consolidated balance sheet as of December 31, 2023, the Company disclosed shares of Common Stock issued and outstanding of 3,914,338. This amount of shares has been revised to 3,906,300, a change of 8,038 shares. On the Company’s consolidated statement of changes in stockholders’ deficit for the year ended December 31, 2023, the Company disclosed shares of Common Stock issued for cash of 2,533,853. This amount of shares has been revised to 2,525,815, a change of 8,038 shares. Also, on the Company’s consolidated statement of changes in stockholders’ deficit for the year ended December 31, 2023, the Company disclosed total shares of Common Stock issued and outstanding as of December 31, 2023 of 3,914,338. This amount of shares has been revised to 3,906,300, a change of 8,038 shares.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Principles of consolidation
The consolidated financial statements include the accounts of Channel Therapeutics Corporation and its wholly owned subsidiary, Chromocell Therapeutics Australia Pty. Ltd. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, estimating the valuation of deferred income taxes.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2024 and December 31, 2023, the Company did not have any cash equivalents.
As of December 31, 2024, the Company had deposits in excess of federally insured limits.
Research and Development
The Company incurs research and development (“R&D”) costs during the process of researching and developing technologies and future offerings. The Company expenses these costs as incurred unless such costs qualify for capitalization under applicable guidance. The Company reviews acquired R&D and licenses to determine if they should be capitalized or expensed under U.S. GAAP standards.
Below is a disaggregation of R&D expenses:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Consultant	$286,680	$68,900
Lab Materials	1,818	—
Lab Cell Storage	88,662	48,572
Chemistry Manufacturing and Controls (“CMC”)	642,304	—
IP Services	159,972	2,461,946
Total	$1,179,436	$2,579,418

Fair Value Measurements and Fair Value of Financial Instruments
The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•	Level 1 Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
•
Level 2 Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•
Level 3 Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC Topic 820.
Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. Pursuant to ASC 718, the Company can elect to either recognize the expenses on a straight-line or graded basis and has elected to do so under the straight-line basis.
Basic and Diluted Net Loss per Common Share
Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2024, 870,449 stock options, 55,000 warrants, and 243,100 unvested restricted stock units (“RSUs”) were excluded from dilutive earnings per share as their effects were anti-dilutive. As of December 31, 2023, 197,560 stock options were excluded from dilutive earnings per share as their effects were anti-dilutive.
Income Taxes
The Company accounts for income taxes pursuant to the provision of ASC 740 “Accounting for Income Taxes,” (“ASC 740”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.
The Company follows the provision of the ASC 740 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, it is more likely than not that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is most likely that not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions will more likely than not be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.
The federal and state income tax returns of the Company are subject to examination by the Internal Revenue Service and state taxing authorities, generally for three years after they were filed. The Company has filed its tax returns for the year ended December 31, 2023 and after review of the prior year consolidated financial statements and the results of operations through December 31, 2024, the Company has recorded a full valuation allowance on its deferred tax asset.
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual periods beginning after December 15, 2024. The Company is currently evaluating the impacts of adoption of this ASU.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The purpose of the amendment is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The guidance is to be applied retrospectively to all prior periods presented in the consolidated financial statements. The Company adopted this ASU in 2024, see Note 9.
NOTE 4 - RELATED PARTY TRANSACTIONS
Employment Agreement
On February 14, 2024, the board of directors of the Company (the “Board”) received a demand letter from an attorney representing Chromocell Holdings and Christian Kopfli, the Company’s former Chief Executive Officer and former Chief Strategy Officer. Mr. Kopfli alleged an improper termination for “cause” and claimed to seek monetary damages in the amount of $479,169. Of the $479,169 asserted by Mr. Kopfli, as of December 31, 2024, the Company had accrued $363,091 in compensation expenses associated with Mr. Kopfli’s prior employment with the Company. However, the Company believed the assertions made by Mr. Kopfli were without merit and commenced a lawsuit against Mr. Kopfli and Chromocell Holdings in the Supreme Court for the State of New York, County of New York on June 7, 2024 (Index No. 652917/2024, the “New York Action”), asserting causes of action against Mr. Kopfli for breach of the Employment Agreement entered into on January 10, 2023 between the Company and Mr. Kopfli, breach of fiduciary duty by Mr. Kopfli, as well as breach of contract against Chromocell Holdings in connection with the Contribution Agreement between the Company and Chromocell Holdings. The Company also asserted a “faithless servant” claim against Mr. Kopfli, seeking a ruling that Mr. Kopfli was not entitled to compensation from the Company. The Company sought monetary damages against Mr. Kopfli and Chromocell Holdings in the New York Action, plus disgorgement of all compensation previously paid or accrued to Mr. Kopfli by the Company.
By Order dated October 3, 2024, the court in the New York Action awarded the Company a default judgment against Mr. Kopfli and Chromocell Holdings on all claims and ordered an assessment of damages against Mr. Kopfli and Chromocell Holdings (currently scheduled to be held in May 2025). As of December 31, 2024, the Company has removed the accrual of $363,091 in compensation expenses and recorded a gain on default judgement in the same amount.

Camden Consulting LLC
The Company entered into a Consultant Agreement with Camden Capital LLC (“Camden”), dated January 10, 2023 (the “Consultant Agreement”). This Consultant Agreement replaced an agreement with Mr. Francis Knuettel II dated June 2, 2022, and pursuant to which, Camden agreed to provide the services of Mr. Knuettel, who was to serve as the Company’s Chief Financial and Strategy Officer, Treasurer and Secretary.
Under the Consultant Agreement, Camden accrued a consulting fee for the period June 6, 2022 through August 31, 2022 of $10,000 per month and effective September 1, 2022, began to accrue a consulting fee of $20,000 per month, payable in cash at the rate of $5,000 per month (a minimum of $1,125 per week), with the remainder accrued. All accrued consulting fees are payable as of the earliest of a sale or liquidation of the Company, the Company’s bankruptcy or three days after Post-registration Approval. The Consultant Agreement provides for the following equity awards to Camden: (i) an option, awarded as of January 10, 2023, to acquire 22,223 shares of the Company’s Common Stock, vesting quarterly over 10 quarters and beginning October 1, 2022, with the option having an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and expiring on the 10th anniversary of the date of grant; (ii) an option, awarded as of January 10, 2023, to acquire 2,778 shares of the Company’s Common Stock, vesting 100% upon the sooner of the sale of the Company or Post-registration Approval, with the option having an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and expiring on the 10th anniversary of the date of grant; and (iii) a RSU, awarded as of January 10, 2023, of 16,667 shares of the Company’s Common Stock, vesting 100% on the day after the first trading window that opens after Post-registration Approval.
The Consultant Agreement contemplates an additional consulting fee, as determined by the Board. The potential additional consulting fee is 50% of the annualized consulting fee and will be based on achievement of performance goals and objectives established by the Board in concert with Mr. Knuettel in January of each year. The Board may increase the potential additional consulting fee in recognition of performance in excess of the performance objectives. Any amount shall only be paid if Camden continues to provide consulting services to the Company as of the date of payment, which will be no later than March 15 of the year following the year to which the additional consulting fee relates. Any additional consulting fee for 2022 is payable solely in the Board’s discretion.
Pursuant to the Consultant Agreement, in the event the relationship with Camden is involuntarily terminated by the Company other than for “Cause” or if Camden terminates the relationship for “Good Reason,” Camden is entitled to receive (i) six months of consulting fees at the same rate existing immediately prior to termination, (ii) a potential additional consulting fee, if performance goals and objectives have been established for the year and prorated for the period of service, and (iii) six months of additional vesting credit with respect to any outstanding time-based equity awards. “Cause” and “Good Reason” are each defined in the Consultant Agreement.
Finally, Camden and Mr. Knuettel agree to certain non-solicitation and non-competition provisions for a period of 12 months following termination of the relationship and to certain confidentiality obligations. Additional terms and conditions are set forth in the Consultant Agreement.
On June 23, 2023, we amended and restated the Consultant Agreement by entering into an Amended and Restated Consultant Agreement with Camden whereby the RSU for 16,667 shares of Common Stock was cancelled, and the Company agreed to grant Camden an option to acquire 27,777 shares of Common Stock within 30 days of the closing of the IPO. As of June 23, 2023, such RSU for 16,667 shares of the Company’s Common Stock had not vested, and no expense was recorded on the Company’s consolidated financial statements. In addition, from and after June 1, 2023, the consulting fee will be paid in cash by the Company. No other material changes were made to the Consultant Agreement.
Effective July 19, 2023, the Board appointed Francis Knuettel II as Interim Chief Executive Officer and as of March 13, 2024, the Board appointed Francis Knuettel II as Chief Executive Officer of the Company, at which time Mr. Knuettel became an employee of the Company. Mr. Knuettel will serve as the Company’s Chief Executive Officer until a successor is duly elected and qualified, unless sooner removed. In addition to his role as Chief Executive Officer of the Company, Mr. Knuettel will continue to serve in his capacity as Chief Financial Officer, Treasurer and Secretary of the Company.
Director Note
On December 6, 2022, the Company and Mr. Todd Davis, one of the Company’s directors, entered into the Director Note for $175,000. The Director Note has an original issuance discount of $75,000, and matures on December 31, 2023, or, if earlier to occur, upon the closing of an underwritten offering of securities resulting in at least $15 million in gross proceeds. On December 28, 2023, the Company entered into an amendment to the Director Note, which extended the maturity date to February 29, 2024. On February 21, 2024, the principal and accrued interest on this note converted into 29,167 shares of the Company’s Common Stock.
April and September Bridge Financings
On April 17, 2023 and September 1, 2023, the Company entered into bridge notes, the investors in which were almost entirely existing investors. Related party investors in the April Bridge Financing include Chromocell Holdings, Boswell Prayer Ltd., Motif Pharmaceuticals Ltd, Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral Financial Group LLC and AME Equities LLC (each a related party based on share ownership in excess of 5% or resulting from a principal at one of the entities being on the Board). All of these investors, except Chromocell Holdings, also participated in the September Bridge Financing. On February 21, 2024, the principal and accrued interest on these notes converted into 130,494 shares of the Company’s Common Stock. See Note 5 for terms of these notes.
Due from/to Chromocell Holdings
As of December 31, 2024, the Company had a $40,400 receivable due from Chromocell Holdings, from which the Company was spun out in August 2022. This amount is comprised of expenses paid by the Company to be reimbursed by Chromocell Holdings. No interest is incurred on these amounts.
As of December 31, 2023, the Company had a $5,386 liability due to Chromocell Holdings. This amount is comprised of expenses paid by Chromocell Holdings to be reimbursed by the Company. No interest is incurred on these amounts.
Side Letter to the Contribution Agreement and Issuance of Series C Convertible Redeemable Preferred Stock
On August 2, 2023, the Company entered into a side letter to the Contribution Agreement (the “Holdings Side Letter”) with Chromocell Holdings. Pursuant to the side letter, upon closing of the Company’s IPO: (a) Chromocell Holdings re-assumed all $1.6 million in direct liabilities previously assumed by the Company in accordance with the Contribution Agreement, (b) Chromocell Holdings waived the Company’s obligations to make a cash payment in the amount of $0.6 million to Chromocell Holdings, and (c) in consideration thereof, the Company issued to Chromocell Holdings 2,600 shares of Series C Convertible Redeemable Preferred Stock of the Company, par value of $0.0001 per share (the “Series C Preferred Stock”).
The Series C Preferred Stock has a liquidation preference of $1,000 per share. Holders of the Series C Preferred Stock are not entitled to dividends, have no voting rights other than as required by law, and the shares of Series C Preferred Stock are convertible into shares of Common Stock at a price of $7.50 per share of Common Stock. Following the IPO, at the Company’s option, the shares of Series C Preferred Stock are convertible into shares of Common Stock automatically if, the trading price of the Common Stock exceeds certain thresholds and are redeemable by the Company for cash.
Related Party Note
On May 10, 2024, the Company and Camden Capital LLC, a company controlled by Mr. Knuettel, the Company’s Chief Executive Officer and Chief Financial Officer, entered converted certain payables into a promissory note for $131,868. The note matures on December 15, 2024, or, if earlier to occur, upon the closing of a public or private offering or other financing or capital-raising transaction of any kind. As of December 31, 2024, the note was in default, though the Company has not received any notice from Mr. Knuettel. The note accrued interest at the rate of 4.86% per annum through December 15, 2024 and 6.86% thereafter. As of December 31, 2024, the note had an outstanding principal of $131,868 and accrued interest of $4,242.
Outstanding Principal on Related Party Notes

Note Payable - Related Party	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Related Party Note	$131,868	$—	$131,868
Total as of December 31, 2024	$131,868	$—	$131,868

Note Payable - Related Party	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Director Note	$175,000	$—	$175,000
September and April Bridge financings	596,928	(21,846)	575,082
Total as of December 31, 2023	$771,928	$(21,846)	$750,082

NOTE 5 - NOTES PAYABLE
Investor Note
On February 4, 2022, the Company entered into a note payable for $450,000 (the “Investor Note”) with a third party. This Investor Note had an original issuance discount of $150,000, representing an implicit interest rate of 50%, a maturity date of February 3, 2023, and accrues no interest beyond the original issuance discount. During the year ended December 31, 2024, the Company issued 81,112 shares of common stock to extend the maturity date of the note, resulting in an additional debt discount of $447,379. The Company recognized $581,055 and $309,094, respectively, of amortization of debt discount included in interest expense on the statement of operations for the years ended December 31, 2024 and 2023 related to the Investor Note. As of December 31, 2024, the debt discount associated with this Investor Note was fully amortized.
On February 27, 2023, the Investor Note was amended. The maturity date was extended from its original due date of February 3, 2023 to May 15, 2023, in return for the Company agreeing to pay 2% per month in accrued interest and the third party agreeing to settle its outstanding debt, including accrued interests in shares of Common Stock at the IPO.
On June 23, 2023, the Company entered into a side letter with the holder of the Investor Note pursuant to which the Company (i) amended and restated the Investor Note to extend the maturity date to August 15, 2023 and (ii) in consideration therefor, issued to such holder 50,000 shares of Common Stock. The Company determined that this extension qualified as a modification of the Investor Note rather than an extinguishment. The Company recorded an expense of $126,000 from the issuance of the 556 shares of Common Stock based on a share price of $22.68. The $22.68 share price was based on a third-party valuation of the Company’s Common Stock, with certain adjustments as set forth below in detail in Note 7 - Stockholders’ Equity.
On August 17, 2023, the Company entered into a second side letter with the holder of the Investor Note (the “August Investor Note Side Letter” and, together with the June Investor Note Side Letter, the “Investor Note Side Letters”) pursuant to which the Company (i) amended and restated the Investor Note to extend the maturity date to September 30, 2023 and (ii) in consideration therefor, issued to such holder 30,000 shares of Common Stock. On September 24, 2023, the Company entered into an amendment to the Investor Note, which further extended the maturity date to October 10, 2023. The Investor Note provides for the accrual of interest equal to 2% monthly ($9,000 per month) of the face amount of $450,000 and obligates the holder to subscribe for securities in the IPO in full satisfaction of the Company’s repayment obligations. In addition, pursuant to the Investor Note Side Letters, the Company agreed to register the 8,890 shares of Common Stock (5,556 issued for the June 23, 2023 side letter, and 3,334 issued for the August 17, 2023 side letter) for resale. The Company recorded an expense of $75,600 from the issuance of the 3,333 shares of Common Stock based on a share price of $22.68. The $22.68 share price was based on a third-party valuation of the Company’s Common Stock, with certain adjustments as set forth below in detail in Note 7 - Stockholders’ Equity.
Effective October 10, 2023, the Company entered into a side letter with the Holder of the Investor Note, which extended the maturity date of the Investor Note to November 14, 2023, and the Company issued to the Holder of the Investor Note 3,334 shares of Common Stock.
Effective November 13, 2023, the Company entered into another side letter with the holder of the Investor Note pursuant to which the Company (i) amended and restated the Investor Note to extend the maturity date to January 31, 2024, and (ii) in consideration therefor, agreed to issue to such Holder of the Investor Note 3,334 shares of Common Stock on each of November 29, 2023, December 29, 2023 and January 29, 2024, provided the Investor Note remained outstanding as of such date.
Effective January 30, 2024, the Company entered into another side letter with the holder of the Investor Note (the “January Investor Note Side Letter”) pursuant to which the Company (i) amended and restated the Investor

Note to extend the maturity date to February 29, 2024, and (ii) in consideration therefor, agreed to issue to such Holder of the Investor Note 77,778 shares of Common Stock on the earlier to occur of the IPO or February 29, 2024.
As of December 31, 2024, the Investor Note and the accrued interest on the note has been fully paid off. As of December 31, 2023, there was $98,036 in accrued interest on the note. Interest expense totaled $15,517 for the year ended December 31, 2024, compared to $98,036 the year ended December 31, 2023. The net principal amount of this note was $316,324 as of December 31, 2023. These notes were exchanged for 93,831 shares of Common Stock at the time of the Company’s IPO.
Director Note
On December 6, 2022, the Company and Mr. Todd Davis, one of the Company’s directors, entered into a note payable agreement (the “Director Note”) for $175,000. The Director Note had an original issuance discount of $75,000, no other interest and matures on December 31, 2023, or, if earlier to occur, upon the closing of an underwritten offering of securities resulting in at least $15 million in gross proceeds. Mr. Davis, as lender, has the right but not the obligation to subscribe to the underwritten offering by presenting the Director Note in whole or in part to purchase such securities as legal tender therefor, on a dollar-for-dollar basis based upon the offering price of such securities to the public. The Director Note bears no interest except in the case of certain events of default.
On December 28, 2023, the Company entered into an amendment to the Director Note, which extended the maturity date to February 29, 2024. The Director Note was exchanged for 29,167 shares of Common Stock at the time of the Company’s IPO.
April Bridge Financing
On April 17, 2023, the Company entered into a bridge loan for working capital purposes, with various accredited investors, all of whom are pre-existing stockholders, in the aggregate principal amount of $393,808 (the “April Bridge Financing”). During the year ended December 31, 2023, the Company received $389,808, in Advances from certain participating investors. Such Advances accrued interest at a rate of 8% per annum until close of the April Bridge Financing on April 17, 2023, for a total of $1,870 in aggregate interest on all Advances. The April Bridge Financing consisted of senior secured convertible notes that had a maturity date of October 17, 2023. Such notes accrued interest on the unpaid principal amount at a rate of 8% per annum and automatically converted into shares of Common Stock at the IPO of shares of Common Stock at a 20% discount to the price per IPO Share. The senior secured convertible notes issued in the April Bridge Financing were secured by a security interest in all of the Company’s assets (including the Company’s patents and intellectual property licenses). In connection with the April Bridge Financing, on April 17, 2023, the Company also entered into a securities purchase agreement with holders of the notes, pursuant to which the Company is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Common Stock received by holders of the notes upon conversion of such notes.
On October 12, 2023, the Company entered into a first amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 1, 2023. On October 24, 2023, the Company entered into a second amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 14, 2023. On November 13, 2023, the Company entered into a third amendment to the senior secured convertible notes in the April Bridge Financing, which further extended the maturity of the notes to February 29, 2024. These notes were exchanged for 87,727 shares of Common Stock at the time of the Company’s IPO.
September Bridge Financing
On September 1, 2023, the Company entered into a bridge loan for working capital purposes, with various accredited investors, certain of which are pre-existing stockholders, in the aggregate principal amount of $198,128 (the “September Bridge Financing”). The September Bridge Financing consisted of senior secured convertible notes that had a maturity date of March 1, 2024. Such notes accrued interest on the unpaid principal amount at a rate of eight percent (8%) per annum and automatically converted into shares of Common Stock in connection with the IPO at a twenty percent (20%) discount to the price per IPO Share plus an additional 62 shares of Common Stock issuable as further consideration for the September Bridge Financing. The senior secured convertible notes issued in the September Bridge Financing were secured by a security interest in all of the Company’s assets (including patents and intellectual property licenses). In connection with the September Bridge Financing, on September 1, 2023, the

Company also entered into a securities purchase agreement with holders of the notes, pursuant to which the Company is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Common Stock received by holders of the notes upon conversion of such notes. Additionally, the Company entered into a subordination and intercreditor agreement, effective September 1, 2023, with the holders of the senior secured convertible notes issued in the April Bridge Financing, pursuant to which those notes and certain liens of the Company would be subordinated to the rights of the holders of the notes issued in the September Bridge Financing. These notes were exchanged for 42,767 shares of Common Stock at the time of the Company’s IPO.
October Promissory Notes
On October 12, 2023, the Company and four existing investors entered into promissory notes (the “October Promissory Notes”) with an aggregate face amount of $210,000 and an aggregate purchase price of $175,000. The October Promissory Notes matured on November 12, 2023 or, if earlier to occur, upon the closing of the IPO. The October Promissory Notes bore no interest except in the case of certain events of default. On November 7, 2023, the Company amended and restated the October Promissory Notes to extend the maturity dates of the October Promissory Notes to November 17, 2023. On November 13, 2023, the Company amended and restated the October Promissory Notes to further extend the maturity dates of the October Promissory Notes to February 29, 2024. The Company recognized $24,575 and $10,425, respectively, of amortization of debt discount included in interest expense on the statements of operations for the years ended December 31, 2024 and 2023. As of December 31, 2024, the October Promissory Notes have been fully paid off in cash.
Bridge Financing Note Amendments and Recission Agreement
On February 8, 2024, the Company and certain affiliates of A.G.P./Alliance Global Partners (“A.G.P.”) entered into amendments to the senior secured convertible notes issued to such affiliates of the A.G.P. in the April Bridge Financing and September Bridge Financing to remove the automatic conversion features from such notes (the “Bridge Financing Note Amendments”). Under the Bridge Financing Note Amendments, both notes issued in the April Bridge Financing and the September Bridge Financing have a maturity date of March 1, 2024, and the full principal amount of both notes and any accrued interest thereon shall be payable solely in cash upon the consummation of the IPO. Both notes have an annual interest rate of 8%, which accrues daily, and is calculated on the basis of a 360-day year (consisting of twelve 30 calendar day periods), giving an effective interest rate of 8.3%. During the year ended December 31, 2024, the Company issued 81,112 shares of common stock to extend the maturity date of the note, resulting in an additional debt discount of $447,379.
On February 10, 2024, the Company entered into a Stock Rescission Agreement with certain affiliates of A.G.P. (the “Stock Rescission Agreement” and, together with the Bridge Financing Note Amendments, the “Representative Affiliate Transactions”), pursuant to which the Company rescinded 111,129 shares of Common Stock held by such affiliates of A.G.P. and agreed to refund an aggregate of $91,512 paid by such affiliates of A.G.P. in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement. At December 31, 2024, all such amounts have been paid pursuant to the Representative Affiliate Transactions and there are no remaining obligations thereto.
May Promissory Note
On May 10, 2024, the Company converted accounts payable with a professional advisor into a promissory note in the amount of $1,455,416. The note matures on December 15, 2024 or, if earlier to occur, upon the closing of a public or private offering or other financing or capital-raising transaction of any kind. As of December 31, 2024, the note was in default, though the Company has not received any notice from the professional advisor. The note accrued interest at the rate of 4.86% per annum through December 15, 2024 and 6.86% thereafter. As of December 31, 2024, the note had an outstanding principal of $1,455,416 and accrued interest of $46,817.
Convertible Note
On July 24, 2024, the Company entered into a securities purchase agreement with an accredited investor (the “July Note Holder”), pursuant to which the Company issued to the July Note Holder a senior unsecured convertible note (the “July Note”) in the aggregate principal amount of $750,000, which is convertible into shares of Common Stock. The July Note accrues interest at a rate of 6% per annum (which increases to 12% in the event of a default) and matures on August 24, 2025 (the “July Note Maturity Date”). Interest is guaranteed through the July

Note Maturity Date regardless of whether the July Note is earlier converted or redeemed. The July Note is convertible by the holder thereof in whole or in part at any time after issuance and prior to the July Note Maturity Date into shares of Common Stock based on a conversion price (the “July Note Conversion Price”) of $1.506 per share (the “July Note Conversion Shares”), which cannot be reduced below $0.231 per share, and is subject to customary adjustments for stock splits, stock dividends, recapitalization and other similar transactions. Notwithstanding the foregoing, such conversions are subject to (i) a 4.99% beneficial ownership limitation contained in the Note, which may be increased to 9.99% upon 61 days’ prior written notice to the Company by the July Note Holder, and (ii) the Exchange Cap (as defined below). The Company has agreed to hold a meeting of its stockholders to seek approval of a waiver of the Exchange Cap - no later than ninety (90) days from July 24, 2024. Under the applicable rules of the NYSE American LLC, in no event may the Company issue to July Note Holder and any of its affiliates under the CEF Purchase Agreement (as defined below), or otherwise, more than 1,152,764 shares of Common Stock, which number of shares represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the CEF Purchase Agreement (the “Exchange Cap”).
The July Note is redeemable by the Company in whole or in part at any time after issuance and prior to the July Note Maturity Date in cash at a price equal to 110% of the greater of (i) the July Note Note’s outstanding principal amount, plus all accrued but unpaid interest and late charges due under the July Note (the “July Note Conversion Amount”) being redeemed as of the date on which such redemption will occur (the “Company Optional Redemption Date”) and (ii) the product of (1) the number of July Note Conversion Shares then issuable under the July Note multiplied by (2) the highest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding the date of the Company Optional Redemption Notice (as defined below) and ending on the trading day immediately prior to the date the Company makes the entire payment. The Company may deliver only one notice to exercise its right to require redemption (the “Company Optional Redemption Notice”) in any given 20 trading day period and each Company Optional Redemption Notice is irrevocable. At any time prior to the date on which such optional redemption payment is paid in full, the July Note may be converted by the July Note Holder into shares of Common Stock in accordance with the conversion terms thereof.
As of December 31, 2024, there was $199 in accrued interest and $127,426 in unamortized debt discount on the note. Interest expense totaled $19,418 for the year ended December 31, 2024, compared to $0 for year ended December 31, 2023. The Company recognized $86,390 and $0, respectively, of amortization of debt discount included in interest expense on the statements of operations for the years ended December 31, 2024 and 2023. As of December 31, 2024 there as $726,212 in outstanding principal on this note.
Waiver of Exchange Cap
On October 22, 2024, the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting approved the waiver of the Exchange Cap in connection with the July Note and the CEF Purchase Agreement.

Outstanding Principal on Notes
Schedule of Outstanding Principal on Notes

Loan Payable	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
May Promissory Note	$1,455,416	$—	$1,455,416
Convertible Note	726,212	(127,426)	598,786
Total as of December 31, 2024	$2,181,628	$(127,426)	$2,054,202

Loan Payable	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Investor Note	$205,008	(2,729)	$202,279
Total as of December 31, 2023	$205,008	$(2,729)	$202,279

Investor Loan	Outstanding Principal	Unamortized Debt Discount	Outstanding Principal, net of Debt Discount
Investor Note	$450,000	(133,676)	$316,324
Total as of December 31, 2023	$450,000	$(133,676)	$316,324

NOTE 6 - STOCKHOLDERS’ EQUITY
Initial Public Offering
On February 21, 2024, the Company completed its IPO and issued 1,100,000 shares of Common Stock at a price of $6.00 per share. The aggregate net proceeds from the IPO were approximately $5.9 million after deducting approximately $0.9 million of underwriting discounts and commissions and offering expenses.
Stock Split
On February 15, 2024, the Company effected a 9-for-1 reverse stock split. All share and per share amounts have been retrospectively adjusted for the reverse stock split.
2023 Plan Amendment
On June 12, 2024, the Board authorized an amendment to the Chromocell Therapeutics Corporation 2023 Equity Incentive Plan (the “2023 Plan”) to increase the number of shares of Common Stock authorized for issuance thereunder by 1,500,000 from 444,444 shares to 1,944,444 shares. On October 22, 2024, the 2023 Plan Amendment was approved by the affirmative vote of a majority of the outstanding shares of Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting.
Share Forfeiture
Pursuant to the terms of the April Bridge Financing, Chromocell Holdings forfeited 133,745 of the shares of Common Stock of the Company on April 17, 2023. All shareholders with ownership stakes greater than 5% of the Company agreed that the failure to invest its pro rata allocation in the April Bridge Financing would result in the forfeiture of a pro rata percentage of their shares. Chromocell Holdings did not invest its full pro rata allocation, leading to the forfeiture of a portion of their shares of Common Stock of the Company.
Standby Investor Side letter
On October 11, 2023, the Company entered into a securities purchase agreement with an institutional investor (the “Standby Investor”), pursuant to which (i) the Standby Investor agreed to purchase, upon close of the IPO and at the Company’s election, an aggregate of up to 750 shares of Series B Convertible Preferred Stock, par value of $0.0001 per share (the “Series B Preferred Stock”) for a purchase price of $1,000 per share, and (ii) in consideration therefor, the Company would issue upon close of the IPO, and regardless of whether the Company would have issued any shares of Series B Preferred Stock, an aggregate of 4,167 shares (such shares, the “Standby Shares”) of Common Stock to the Standby Investor (such agreement, the “Series B Securities Purchase Agreement”). In addition, pursuant to the Series B Securities Purchase Agreement, the Company was required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of the Standby Shares and shares of Common Stock issuable upon conversion of the Series B Preferred Stock, if issued.
Effective November 13, 2023, the Company entered into a side letter with the Standby Investor (the “Standby Investor Side Letter”), pursuant to which it (i) waived in full the Standby Investor’s obligation to fund the aggregate amount to be paid for the Series B Preferred Stock to be purchased under the Series B Securities Purchase Agreement and (ii) agreed to continue to have the obligation to issue the full amount of the Standby Shares upon the closing of the IPO. The Company and the Standby Investor also agreed to terminate each of their obligations solely with respect to the Series B Preferred Stock under the Series B Securities Purchase Agreement and a certain Registration Rights Agreement between the Company and the Standby Investor, which was required to be delivered pursuant to the Series B Securities Purchase Agreement.
Rights Offering
On November 22, 2023, the Company commenced a rights offering (the “Rights Offering”) pursuant to which the Company distributed non-transferable subscription rights (“Subscription Rights”) to each holder of its Common Stock held as of 5:00 p.m. Eastern Standard Time on November 22, 2023, the record date for the Rights Offering (the “Rights Offering Record Date”). The Subscription Rights could be exercised at any time during the subscription period, which commenced on November 22, 2023 and expired at 5:00 p.m., Eastern Standard Time, on December 1, 2023. Each Subscription Right entitled the eligible holder to purchase up to three shares of the Company’s Common Stock at a price per whole share of Common Stock of $0.1008 (the “Subscription Price”). Holders who fully exercised their rights could also subscribe for additional shares of Common Stock not subscribed for by other holders on a pro rata basis. In addition, the Company could distribute to one or more additional persons, at no charge to such person, additional non-transferable subscription rights to purchase shares of its Common Stock in the Rights Offering at the same Subscription Price, without notice to the holders of its Common Stock. Upon the closing of the Rights Offering, the Company issued an aggregate of 2,533,853 shares of Common Stock and received aggregate net proceeds of $255,412, after giving effect to the Representative Affiliate Transactions (as defined below), which it intended to use primarily for general corporate purposes and expenses associated with the IPO.
Recission Agreement
On February 10, 2024, the Company entered into a Stock Rescission Agreement with certain affiliates of A.G.P. pursuant to which the Company rescinded 111,129 shares of Common Stock held by such affiliates of A.G.P. and agreed to refund an aggregate of $91,512 paid by such affiliates of A.G.P. in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement. At December 31, 2024, all such amounts have been paid pursuant to the Representative Affiliate Transactions and there are no remaining obligations thereto.
Equity Issuances
On June 12, 2024, the Company issued 50,000 shares of Common Stock to a vendor in considerations for the services provided by the vendor to the Company.
On June 12, 2024, the Company entered into a twelve-month agreement with a vendor to issue up to 7,500 share of Common Stock per month for services performed by such vendor. As of December 31, 2024, the Company has issued 51,187 shares of Common Stock pursuant to this agreement.
On August 12, 2024, the Company issued 10,000 shares of Common Stock to a vendor in exchange for outstanding invoices related to services provided by the vendor to the Company, with such shares issued on October 22, 2024.
On October 22, 2024, the Company issued 50,000 shares of Common Stock to a vendor in considerations for the services provided by the vendor to the Company.
On November 18, 2024, the Company issued 25,000 shares of Common Stock to a vendor in considerations for the services provided by the vendor to the Company.
During the year ended December 31, 2024, the Company issued 16,667 shares of Common Stock to a vendor in considerations for the services provided by the vendor to the Company, with such shares granted on October 22, 2024.

Committed Equity Financing
On July 26, 2024, the Company entered into a Common Stock Purchase Agreement, dated as of July 26, 2024 (the “CEF Purchase Agreement”), with Tikkun Capital LLC (“Tikkun”), providing for a committed equity financing facility, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the CEF Purchase Agreement, Tikkun has committed to purchase, at the Company’s direction in its sole discretion, up to an aggregate of $30,000,000 (the “Total Commitment”) of the shares of Common Stock (the “Purchase Shares”), subject to certain limitations set forth in the CEF Purchase Agreement, from time to time during the term of the CEF Purchase Agreement. Concurrently with the execution of the CEF Purchase Agreement, the Company and Tikkun also entered into a Registration Rights Agreement, dated as of July 26, 2024, pursuant to which the Company agreed to file with the SEC one or more registration statements, to register under the Securities Act, the offer and resale by Tikkun of all of the Purchase Shares that may be issued and sold by the Company to Tikkun from time to time under the CEF Purchase Agreement.
Stock Repurchase Plan
On August 5, 2024, the Board authorized a stock repurchase plan (the “Repurchase Plan”) pursuant to which up to $250,000 of the Company’s Common Stock may be repurchased prior to December 31, 2024, unless completed sooner or otherwise extended. During the year ended December 31, 2024, the Company repurchased 86,196 shares of Common Stock for $75,000. The 86,186 shares of Common Stock repurchased by the Company were subsequently cancelled. Open market purchases are intended to be conducted in accordance with applicable Securities and Exchange Commission regulations, including the guidelines and conditions of Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The timing and actual number of shares repurchased will depend on a variety of factors including trading price, the Company’s financial performance, corporate and regulatory requirements and other market conditions.
Repurchase Plan Amendment
On October 22, 2024, the Board authorized an amendment (the “Amendment”) to the Repurchase Plan to increase the total value of shares of Common Stock available for repurchase by the Company under the Repurchase Plan by an additional $500,000, to $750,000. In addition, the Amendment extended the termination date of the Repurchase Plan from December 31, 2024 to June 30, 2025, prior to which Common Stock may be repurchased, unless completed sooner or otherwise extended.
Chromocell Holdings Share Transfers
On December 18, 2024, 747,187 shares of Common Stock and 2,600 shares of Series C Preferred Stock held by Chromocell Holdings were transferred by the Company to Alexandra Wood (Canada) Inc. (“AWI”) in satisfaction of a default judgement against Chromocell Holdings regarding the default by Chromocell Holdings of a secured promissory note by order of the Supreme Court of the State of New York, County of New York on November 25, 2024 in the matter Alexandra Wood (Canada) Inc v. Chromocell Corp., Index No. 651735/2024. AWI subsequently transferred 173,000 shares of Chromocell Holding’s Common Stock that it received such that AWI now owns 574,187 shares of the Common Stock originally issued to Chromocell Holdings in connection with the Contribution Agreement.
Options
During the year ended December 31, 2024, the Company granted a total of 684,000 stock options related to the Company’s common stock. These stock options had a life of 10 years and an exercise price of $1.30 or $0.73 per option. During the year ended December 31, 2023, the Company granted a total of 158,670 stock options. These stock options had a life of 10 years and an exercise price of $22.68 per option.

During the years ended December 31, 2024 and 2023, the fair value of each stock option granted was estimated using the Black-Scholes Option Pricing Model using the following inputs:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Exercise price	$0.73-1.30	$22.68
Expected dividend yield	0%	0%
Risk free interest rate	4.20%	3.50-3.93%
Expected life in years	10	10
Expected volatility	196-201%	157-158%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States Government Bond Equivalent Yield appropriate for the expected term of the options.
With certain adjustments outlined below, the Company based its determination of the underlying fair value of the Company’s Common Stock on the findings of an independent third party engaged by the Company to determine the fair value of the Company’s intellectual property. The Company had the analysis conducted in conjunction with the Contribution Agreement, which was executed on August 10, 2022. The analysis determined that the fair value of the Company’s intellectual property was $44.8 million. At the time of the Contribution Agreement and the option grants, there was 1,187,302 shares (on an as converted basis reflecting the conversion of the 600,000 Series A Convertible Preferred Stock held by Chromocell Holdings). As of December 31, 2024, all of the Series A Convertible Preferred Stock shares have been converted. The resulting value per share of common stock was $37.71. The Company then adjusted this value in accordance with the following:

Value of intellectual property	$44.8 million
Common shares outstanding (as converted)	1,187,302
Value per common share	$37.71
Illiquidity discount	20%
Minority discount	20%
Fair value of the common stock	$22.68

After the completion of the Company’s IPO, the trading price of the Company’s Common Stock is used as the fair value of the Company’s Common Stock.
The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.
The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared nor paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.
The Company recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

The following is an analysis of the stock option grant activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Options
Outstanding December 31, 2023	197,560	$22.68	9.08
Granted	684,000	$1.26	10.00
Expired	(11,111)	$(22.68)	—
Exercised	—	$—	—
Outstanding December 31, 2024	870,449	$5.85	9.19
Exercisable December 31, 2024	309,521	$11.14	9.38

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Stock Options
Outstanding December 31, 2022	50,002	$22.68	9.76
Granted	158,670	$22.68	9.16
Expired	(11,111)	$22.68	—
Exercised	—	$—	—
Outstanding December 31, 2023	197,560	$22.68	9.08
Exercisable December 31, 2023	84,131	$22.68	8.98

A summary of the status of the Company’s nonvested options as of December 31, 2024, and 2023, and changes during years ended December 31, 2024, and 2023, is presented below:

Non-vested Options	Options	Weighted- Average Exercise Price
Non-vested at December 31, 2023	113,429	$22.68
Granted	684,000	$1.26
Vested	(236,501)	$7.58
Forfeited	—	$—
Non-vested at December 31, 2024	560,928	$2.93

Non-vested Options	Options	Weighted- Average Exercise Price
Non-vested at December 31, 2022	45,556	$22.68
Granted	158,670	$22.68
Vested	(90,797)	$22.68
Forfeited	—	$—
Non-vested at December 31, 2023	113,429	$22.68

The total number of options granted during the years ended December 31, 2024 and 2023 was 684,000 and 158,670, respectively. The exercise price for these options was $0.73, $1.30 or $22.68 per share. There was an intrinsic value of $0 and $0 as of December 31, 2024 and 2023, respectively.

The Company recognized stock-based compensation expense related to option vesting amortization of $1,455,561 and $1,733,233 for the years ended December 31, 2024 and 2023, respectively, which is included in general and administrative expenses in the consolidated statements of operations.
As of December 31, 2024, the unamortized stock option expense was $1,295,319. As of December 31, 2024, the weighted average period for the unamortized stock compensation to be recognized is 1.75 years.
Warrants
The following is an analysis of the stock warrant grant activity:

		Weighted Average	Weighted Average
	Number of Shares	Exercise Price	Remaining Life
Stock Warrants
Outstanding December 31, 2023	—	$—	—
Granted	55,000	$7.50	4.99
Expired	—	$—	—
Exercised	—	$—	—
Outstanding December 31, 2024	55,000	$7.50	4.13
Exercisable December 31, 2024	55,000	$7.50	4.38

A summary of the status of the Company’s nonvested warrants as of December 31, 2024, and changes during the year ended December 31, 2024, is presented below:

Non-vested Warrants	Warrants	Weighted- Average Exercise Price
Non-vested at December 31, 2023	—	$—
Granted	55,000	$7.50
Vested	(55,000)	$7.50
Forfeited	—	$—
Non-vested at December 31, 2024	—	$—

The total number of warrants granted during the years ended December 31, 2024 and 2023 was 55,000 and 0, respectively. The exercise price for these warrants was $7.50 per share and there was an intrinsic value of $0.
The Company recognized stock-based compensation expense related to warrant vesting amortization of $0 and $0 for the years ended December 31, 2024 and 2023, respectively.
On February 21, 2024, the Company issued warrants to purchase up to 55,000 shares of Common Stock to the representative of the underwriters of the IPO (the “Representative”). These warrants have an exercise price of $7.50, have a cashless exercise provision, are exercisable 180 days following the commencement of sales of the shares of Common Stock of the IPO and have an expiration date of February 21, 2029. No expense was recognized to the warrants issued to such warrants from the IPO as these warrants constituted offering costs of the IPO.

RSUs
A summary of the status of the Company’s nonvested RSUs as of December 31, 2024, and changes during the year ended December 31, 2024, is presented below:

Non-vested RSUs	RSUs	Weighted- Average Exercise Price
Non-vested at December 31, 2023	—	$—
Granted	356,664	$1.12
Vested	64,498	$(1.30)
Forfeited	—	$—
Non-vested at December 31, 2024	292,166	$1.08

The total number of RSUs granted during the years ended December 31, 2024 and 2023 was 356,664 and 16,667, respectively. The exercise price for these RSUs was $0.64 or $1.30 per share.
On June 23, 2023, the Company and Camden Capital LLC amended and restated the Consultant Agreement by entering into an Amended and Restated Consultant Agreement, whereby the RSU for 16,667 shares of common stock was cancelled, and the Company agreed to grant Camden Capital LLC an option to acquire 27,778 shares of common stock within 30 days of the closing of the IPO. As of June 23, 2023, such RSU for 16,667 shares of common stock had not vested, and no expense was recorded on the Company’s financial statements.
The Company recognized stock-based compensation expense related to warrant vesting amortization of $104,484 and $0 for the years ended December 31, 2024 and 2023, respectively, which is included in general and administrative expenses in the consolidated statements of operations.
NOTE 7 - LEGAL
Demand Letter from Mr. Kopfli’s Attorney
On February 14, 2024, the Board received a demand letter from an attorney representing Chromocell Holdings and the Company’s former Chief Executive Officer and former Chief Strategy Officer, Mr. Christian Kopfli, who was released for “cause” as disclosed elsewhere in this Report. Mr. Kopfli alleged an improper termination for “cause” and claimed to seek monetary damages in the amount of $479,169. Of the $479,169 asserted by Mr. Kopfli, as of December 31, 2024, the Company had accrued $363,091 in compensation expenses associated with Mr. Kopfli’s prior employment with the Company. However, the Company believed the assertions made by Mr. Kopfli are without merit and commenced a lawsuit against Mr. Kopfli and Chromocell Holdings in New York Action, asserting causes of action against Mr. Kopfli for breach of the Employment Agreement entered into on January 10, 2023 between the Company and Mr. Kopfli, breach of fiduciary duty by Mr. Kopfli, as well as breach of contract against Chromocell Holdings in connection with the Contribution Agreement between the Company and Chromocell Holdings. The Company also asserted a “faithless servant” claim against Mr. Kopfli, seeking a ruling that Mr. Kopfli was not entitled to compensation from the Company. The Company sought monetary damages against Mr. Kopfli and Chromocell Holdings in the New York Action, plus disgorgement of all compensation previously paid or accrued to Mr. Kopfli by the Company.
By Order dated October 3, 2024, the court in the New York Action awarded the Company a default judgment against Mr. Kopfli and Chromocell Holdings on all claims, and ordered an assessment of damages against Mr. Kopfli and Chromocell Holdings (currently scheduled to be held in May 2025). As of December 31, 2024, the Company has removed the accrual of $363,091 in compensation expenses and recorded a gain on default judgement in the same amount.
Parexel Claim
On July 31, 2024, the Company received a demand letter from an attorney representing Parexel International (IRL) Limited (“Parexel”). The letter, which was addressed to both the Company and Chromocell Holdings, purports to be a notice of default of a note (the “Promissory Note”) between Chromocell Holdings and Parexel and seeks the payment of allegedly unpaid principal in the amount of $682,551 plus interest exceeding $177,000. The Company denies that it is liable for any of the amounts sought by Parexel; the Company is not a party to the Promissory Note and does not believe it is liable for any amounts allegedly due thereunder. The Company intends to defend itself vigorously in the matter.

NOTE 8 - INCOME TAX
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company used the separate return method for the preparation of the income tax provision.
For the years ended December 31, 2024 and 2023, there was no income tax provision recorded. The tax benefit was added to the net operating loss to which a full valuation allowance was applied.
A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	2024	2023
Income taxes at U.S. statutory rate	21.00%	19.11%
Income taxes at state rate	—%	9.00%
Change in valuation allowance	(21.00)%	(28.11)%
Total provision for income taxes	—%	—%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are comprised of the following:

	December 31,
	2024	2023
Deferred tax assets
Net operating loss carryforwards	$4,297,287	$2,248163
Stock-based compensation	470,245	518,174
Accrued compensation	—	181,576
Capitalized organizational costs	—	22,016
Capitalized intellectual property costs	—	620,440
Interest expense limitation	24,664	36,202
Capitalized R&D	799,623	—
Total deferred tax assets	5,591,819	3,626,571
Valuation allowance	(5,591,819)	(3,626,571)
Net deferred tax assets	—	—
Deferred tax liabilities
Total deferred tax liabilities	—	—
Net deferred taxes	$—	$—

For the years ended December 31, 2024 and 2023, the Company recorded a full valuation allowance of its deferred tax assets.

The Company has a net operating loss carryforward for federal tax purposes totalling approximately $16.4 million at December 31, 2024. Approximately $16.4 million net operating losses incurred in fiscal 2018 through fiscal 2024 that do not expire and can be utilized to offset up to 80% of future taxable income under the Tax Cuts and Jobs Act.
Utilization of NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as amended, as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.
NOTE 9 - SEGMENT DISCLOSURE
The clinical-stage biotech segment focused on developing and commercializing new therapeutics to alleviate pain. Our clinical focus is to selectively target the sodium ion-channel known as “NaV1.7”, which has been genetically validated as a pain receptor in human physiology. A NaV1.7 blocker is a chemical entity that modulates the structure of the sodium-channel in a way to prevent the transmission of pain perception to the central nervous system (“CNS”). Our goal is to develop a novel and proprietary class of NaV blockers that target the body’s peripheral nervous system. This segment is currently pre-revenue.
The accounting policies of the clinical-stage biotech segment are the same as those described in the summary of significant accounting policies.
The chief operating decision maker assesses performance for the clinical-stage biotech segment and decides how to allocate resources based on net loss that also is reported on the statement of operations as consolidated net loss.
The measure of segment assets is reported on the balance sheet as total assets.
The chief operating decision maker uses net loss to evaluate spending in deciding how funds should be allocated in preforming the Company’s research and development. Net loss is used to monitor budget versus actual results.
The Company has one reportable segment: clinical-stage biotech. This segment performs research and development for biotech products. Since the Company only has one segment, the segment information is the same as the consolidated financials.
The Company’s chief operating decision maker is the chief executive officer, with such individual also holding the position of chief financial officer.
NOTE 10 - SUBSEQUENT EVENTS
Bridge Note
On February 25, 2025, the Company issued an unsecured promissory note in the aggregate principal amount of $325,000 (the “Bridge Note”) to 3i, L.P., a Delaware limited partnership (the “Holder”), for a purchase price of $250,000, pursuant to which the Company promises to pay the Holder or its registered assigns the principal sum of $325,000 or such amount equal to the outstanding principal amount of the Note together with interest. The Note will bear interest on the outstanding principal amount at an annual rate equal to 6.0%. The Note may be prepaid by the Company without penalty, in whole or in part, upon two days’ prior written notice to the Holder. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the Note, will otherwise be due and payable on the earliest of: (i) May 25, 2025, (ii) the consummation of a Corporate Event (as defined in the Note), or (iii) when, upon or after the occurrence of an Event of Default (as defined in the Note), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of the Note.

LNHC, Inc.
Condensed Balance Sheets
(in thousands)

	(Unaudited) March 31, 2025	December 31, 2024
ASSETS
Current assets:
Accounts receivable, net	$167	$—
Inventory	5,319	4,526
Prepaid expenses and other current assets	638	798
Total current assets	6,124	5,324
Intangible assets, net	—	9,802
Goodwill	6,604	6,604
Property and equipment, net	11,040	11,483
Operating lease right-of-use assets, net	3,550	3,646
Other assets	529	501
Total assets	$27,847	$37,360
LIABILITIES AND PARENT COMPANY NET INVESTMENT
Current liabilities:
Accounts payable	$532	$1,712
Accrued expenses	1,631	2,041
Operating lease liabilities, current portion	561	617
Deferred revenue, current portion	1,125	1,178
Total current liabilities	3,849	5,548
Deferred revenue, net of current portion	2,005	2,246
Deferred income tax liability	—	85
Operating lease liabilities, net of current portion	3,029	3,117
Other long-term liabilities	16,564	15,939
Total liabilities	25,447	26,935
Commitments and contingencies (Note 11)
Parent company net investment:
Parent company net investment	2,400	10,425
Total parent company net investment	2,400	10,425
Total liabilities and parent company net investment	$27,847	$37,360

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands)

	Three months ended March 31,
	2025	2024
Revenues	$294	$218
Operating expenses:
Research and development	2,732	3,329
Selling, general and administrative	4,262	3,913
Amortization of intangibles	162	179
Total operating expenses	7,156	7,421
Operating loss	(6,862)	(7,203)
Other income (expense), net:
Interest expense	(626)	(370)
Other income (expense)	(23)	(6)
Total other income (expense), net	(649)	(376)
Loss before income tax	(7,511)	(7,579)
Income tax benefit (expense)	—	77
Net loss	$(7,511)	$(7,502)

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.
Condensed Statements of Changes in Parent Company Net Investment
(Unaudited)
(in thousands)

Parent company net investment
Balance as of January 1, 2025	$10,425
Net loss	(7,511)
Parent allocation of share-based compensation	1,348
Transfer of intangible asset to parent company	(9,640)
Net transfers from parent company	7,778
Balance as of March 31, 2025	$2,400
Balance as of January 1, 2024	$9,294
Net loss	(7,502)
Parent allocation of share-based compensation	981
Net transfers from parent company	6,921
Balance as of March 31, 2024	$9,694

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended March 31,
	2025	2024
Cash flow from operating activities:
Net loss	$(7,511)	$(7,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Parent allocation of share-based compensation	1,348	981
Accretion of interest for Reedy Creek obligation	626	370
Depreciation of property and equipment	458	470
Amortization of intangibles	162	179
Lease amortization expense	174	174
Changes in operating assets and liabilities:
Accounts receivable	(167)	(6)
Inventory	(793)	(471)
Prepaid expenses	160	37
Operating lease right-of-use assets	(78)	(83)
Accounts payable	(1,180)	(42)
Accrued expenses	(410)	(654)
Operating lease liabilities	(144)	(73)
Deferred revenue	(294)	(219)
Deferred income tax	(85)	(77)
Other assets and liabilities	(29)	3
Net cash used in operating activities	(7,763)	(6,913)
Cash flow from investing activities:
Purchases of property and equipment	(15)	(8)
Net cash used in investing activities	(15)	(8)
Cash flow from financing activities:
Net transfer from parent	7,778	6,921
Net cash provided by financing activities	7,778	6,921
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents as of beginning of period	—	—
Cash and cash equivalents as of end of period	$—	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment with accounts payable and accrued expenses as of end of period	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.
Notes to Condensed Financial Statements
(dollar values in thousands, except for per share amounts)
Note 1: Organization and Nature of Operations
LNHC, Inc. is a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”) initially incorporated for the purpose to hold the assets and liabilities acquired from Novan, Inc. (“Novan”). On September 27, 2023, Ligand, through LNHC, Inc., acquired certain assets and liabilities of Novan. This transaction (the “Novan Acquisition”) was accounted for by Ligand as a business combination. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum.
In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum which was subsequently approved by the FDA on January 5, 2024, and is commercially known as ZELSUVMI™.
ZELSUVMI is a topical medication for the treatment of molluscum contagiosum in adults and pediatric patients one year of age or older. The FDA approved ZELSUVMI as a novel drug for the treatment of molluscum infections. ZELSUVMI is the first and only topical prescription medication that can be applied by patients, parents, or caregivers at home, outside of a physician’s office, or other medical setting to treat this highly contagious viral skin infection.
From the date of the Novan Acquisition through March 24, 2025, LNHC held an IP portfolio that consisted of over 45 U.S. patents, 120 non-U.S. patents, and 25 pending patent applications worldwide along with substantial know-how and trade secrets. In addition to ZELSUVMI, this IP portfolio provides material coverage for the NITRICIL platform technologies, licensed products and product candidates. There are 14 issued U.S. patents covering ZELSUVMI which are expected to be listed in the Orange Book and which are expected to expire beginning in 2026 and ending in 2035 (or potentially 2037 with patent extension).
On March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan. In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC for LNHC to provide Ligand active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested by Ligand, for products utilizing NITRICIL technology other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.
Note 2: Basis of Presentation and Significant Accounting Policies
Basis of Presentation
Unless the context otherwise requires, “LNHC” or the “Company”, refers to LNHC, Inc. The Company’s condensed financial statements have been prepared on a stand-alone basis, in conformity with United States generally accepted accounting principles (“U.S. GAAP”).
Parent Company Net Investment
The Company is under the control of Ligand (commonly referred to as “Parent” or “Parent Company”). Accordingly, the Parent Company net investment in the Company is shown in lieu of stockholder’s equity in the condensed financial statements. All significant intercompany transactions with the Parent Company are deemed to have been paid in the period the costs were incurred. Expenses related to corporate allocations are considered to be effectively settled for cash in the condensed financial statements at the time the transaction was recorded.
Corporate Allocations
The condensed financial statements include all revenues, expenses, assets and liabilities directly associated with the Company’s business activity, as well as an allocation of certain general and administrative expenses related to facilities, functions and services provided by the Parent.

Corporate expenses have been allocated to the Company based on a relative usage of (benefit from) certain corporate divisions, or specific corporate employees, in the Company’s business. Management believes that methodology applied to the Company corporate expenses allocations are reasonable and consistent across the Company’s reporting periods.
All of the allocations and estimates in the condensed financial statements are based on assumptions that management believes are reasonable. However, the condensed financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future or if the Company had been a separate, stand-alone publicly traded entity during the periods presented.
Liquidity and Capital Resources
Since the Novan Acquisition, LNHC was dependent upon Ligand for all of its working capital and financing requirements, as Ligand uses a centralized approach for cash management and financing its operations. There were no cash amounts specifically attributable to LNHC for the historical periods presented; therefore, there is no cash reflected in the condensed financial statements. Accordingly, cash and cash equivalents have not been allocated to LNHC in the condensed financial statements. Financing transactions related to LNHC are accounted for as a component of net Parent investment in the condensed balance sheets and as a financing activity including an interest expense component allocation on the accompanying condensed statements of cash flows.
LNHC expects to continue to incur losses for the foreseeable future, as it continues to invest in commercialization activities for ZELSUVMI, add operational, financial and management information systems and personnel to support Company operations and incur additional costs associated with operating as a public company. LNHC’s ability to continue its operations is dependent upon its ability to obtain additional capital in the future and generate cash flows from operations. Funding from Ligand is the primary source of LNHC’s liquidity and Ligand has both the intent and ability to provide such funding to support LNHC’s operations through at least 12 months following the issuance date of the condensed financial statements.
The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Use of Estimates
The preparation of condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Inventory
The Company measures inventory using the first-in, first-out method and values inventory at the lower of cost or net realizable value. Inventory value includes amounts related to materials, manufacturing labor and overheads. The Company performs an analysis and records a provision for potentially obsolete inventory. The reserve for obsolescence is generally an estimate of the amount of inventory held at period end that is expected to expire in the future based on projected sales volume and expected product expiration or sell-by dates. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make estimates regarding future product sales.
Prior to obtaining initial regulatory approval for ZELSUVMI, the Company expensed costs relating to production of pre-launch inventory as research and development expense in its condensed statements of operations in the period incurred. Inventory acquired and the related costs after January 5, 2024, the date of the FDA’s approval of ZELSUVMI, are capitalized. For further information about inventory, see Note (6), Balance Sheet Account Details.
Additionally, the Company’s product is subject to strict quality control and monitoring that is performed throughout the manufacturing process, including release of work-in-process to finished goods. In the event that certain batches or units of product do not meet quality specifications, the Company records a write-down of any potential unmarketable inventory to its estimated net realizable value. The amount of expense related to inventory write down as a result of excess, obsolescence, scrap, or other reasons is recorded as research and development expense in the condensed statements of operations. The Company did not have any inventory write down during the three months ended March 31, 2025 and 2024. Any of such expenses incurred subsequent to ZELSUVMI commercial launch date, will be recorded as cost of sales.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Computer equipment	3 years
Software	3-5 years
Furniture and fixtures	5-7 years
Manufacturing and laboratory equipment	7 years

Leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of an asset are capitalized. Leases for real estate often include tenant improvement allowances, which the Company assesses according to applicable accounting guidance to determine the appropriate owner, and capitalizes such tenant improvement assets accordingly.
Leases
The Company leases office space under non-cancelable lease agreements. The Company applies the accounting guidance in ASC 842, Leases. As such, the Company assesses all arrangements, that convey the right to control the use of property, plant and equipment, at inception, to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, the Company determines the lease classification, recognition, and measurement at the lease commencement date. For arrangements that contain a lease, the Company: (i) identifies lease and non-lease components; (ii) determines the consideration in the contract; (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease Right of Use (“ROU”) assets and corresponding lease liabilities. Lease liabilities are recorded based on the present value of lease payments over the expected lease term. The corresponding ROU asset is measured from the initial lease liability, adjusted by (i) accrued or prepaid rents; (ii) remaining unamortized initial direct costs and lease incentives; and (iii) any impairments of the ROU asset.
The Company elected the practical expedient to not separate non-lease components from the lease components. Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the condensed statements of operations. The Company has elected the short-term lease exemption and, therefore, does not recognize an ROU asset or corresponding liability for lease arrangements with an original term of 12 months or less.
The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.
Impairment of Goodwill and Long-Lived Assets
Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at the reporting unit level at least annually during the fourth quarter, or more frequently if an event occurs indicating the potential for impairment. During the goodwill impairment review, management performs an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance. If, after assessing the totality of these qualitative factors, management determines that it is not more likely than not that the fair value of reporting unit is less than the carrying amount, then no additional assessment is deemed necessary. The Company did not identify indicators of impairment for goodwill during the three months ended March 31, 2025 and 2024.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not identify indicators of impairment for the finite-lived intangibles during the three months ended March 31, 2025 and 2024.
Fair Value of Financial Instruments
Accounts receivable, other current assets, accounts payable, accrued expenses, operating lease liabilities and other long-term liabilities (Reedy Creek liability) are financial instruments and are recorded at cost in the condensed balance sheets.
The estimated fair value of Reedy Creek liability as of March 31, 2025, was $19,421 compared to a carrying value of $16,564. The estimated fair value of Reedy Creek liability as of December 31, 2024, was $19,100 compared to a carrying value of $15,939. The fair value of Reedy Creek liability is classified as Level 3 within the fair value hierarchy (Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions) since it is determined based upon inputs that are both significant and unobservable. This liability was fair valued based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the related programs mentioned above, by applying a discount rate of 14% (revenue risk-adjusted discount rate).
The estimated fair value of the remaining financial instruments approximates their carrying value as of March 31, 2025 and December 31, 2024.
Revenue Recognition
To determine revenue recognition for arrangements with customers, the Company performs the following five steps: (i) identify the contracts with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, the Company assesses the goods or services promised to a customer within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
Upon the occurrence of a contract modification, the Company conducts an evaluation pursuant to the modification framework in Topic 606 to determine the appropriate revenue recognition. The framework centers around key questions, including (i) whether the modification adds additional goods and services, (ii) whether those goods and services are distinct, and (iii) whether the contract price increases by an amount that reflects the standalone selling price for the new goods or services. The resulting conclusions will determine whether the modification is treated as a separate, standalone contract or if it is combined with the original contract and accounted for in that manner. In addition, some modifications are accounted for on a prospective basis and others on a cumulative catch-up basis.
Research and Development Expenses
Research and development expenses include all direct and indirect development costs incurred for the development of the Company’s drug product SB206. These expenses include salaries and related costs, including stock-based compensation and travel costs for research and development personnel, allocated facility costs, laboratory and manufacturing materials and supplies, consulting fees, product development, preclinical studies, clinical trial costs, licensing fees and milestone payments under license agreements and other fees and costs related to the development of drug candidates. The cost of tangible and intangible assets that are acquired for use on a particular research and development project, have no alternative future uses, and are not required to be capitalized in accordance with the Company’s capitalization policy, are expensed as research and development costs as incurred.

Income Taxes
Provision for income taxes, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. Significant judgments and estimates based on interpretations of existing tax laws or regulations in the United States are required in determining the Company provision for income taxes. Changes in tax laws, statutory tax rates, and estimates of our future taxable income could impact the deferred tax assets and liabilities provided for in the condensed financial statements and would require an adjustment to the provision for income taxes.
Deferred tax assets are regularly assessed to determine the likelihood they will be recovered from future taxable income. A valuation allowance is established when management believes it is more likely than not the future realization of all or some of a deferred tax asset will not be achieved. In evaluating our ability to recover deferred tax assets within the jurisdiction which they arise, management considers all available positive and negative evidence. Factors reviewed include the cumulative pre-tax book income for the past three years, scheduled reversals of deferred tax liabilities, Company history of earnings and reliability of management forecasts, projections of pre-tax book income over the foreseeable future, and the impact of any feasible and prudent tax planning strategies.
The Company recognizes the impact of a tax position in its condensed financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Tax authorities regularly examine our returns in the jurisdictions in which the Company does business and management performs a regular assessment of tax risk of Company’s return filing positions. Due to the complexity of some of the uncertainties, the ultimate resolution may result in payments that are materially different from current estimate of the tax liability. These differences, as well as any interest and penalties, will be reflected in the provision for income taxes in the period in which they are determined.
Recently Issued Accounting Standards Not Yet Adopted
The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the condensed financial statements or disclosures.
Note 3: Sato Agreement
On January 12, 2017, the Company entered into a license agreement, and related first amendment, with Sato Pharmaceutical Co., Ltd. (“Sato”), relating to SB204, its drug candidate for the treatment of acne vulgaris in Japan (the “Sato Agreement”). Pursuant to the Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of the Company’s intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 in certain topical dosage forms for the treatment of acne vulgaris, and to make the finished form of such products.
On October 5, 2018, the Company and Sato entered into the second amendment (the “Sato Amendment”) to the Sato Agreement (collectively, the “Amended Sato Agreement”). The Sato Amendment expanded the Sato Agreement to include SB206, the Company’s drug candidate for the treatment of viral skin infections. Pursuant to the Amended Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of its intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 or SB206 in certain topical dosage forms for the treatment of acne vulgaris or viral skin infections, respectively, and to make the finished form of such products.
The Company or its designated contract manufacturer will supply study materials to Sato for use in the development of SB204 and SB206 in the licensed territory. The rights granted to Sato do not include the right to manufacture the active pharmaceutical ingredient (“API”) of SB204 or SB206; rather, the parties agreed to negotiate a commercial supply agreement pursuant to which the Company or its designated contract manufacturer would be the exclusive supplier to Sato of the API for the commercial manufacture of licensed products in the licensed territory. Under the terms of the Amended Sato Agreement, the Company also has exclusive rights to certain intellectual property that may be developed by Sato in the future, which the Company could choose to use for its own development and commercialization of SB204 or SB206 outside of Japan.
The term of the Amended Sato Agreement (and the period during which Sato must pay royalties under the amended license agreement) expires on the twentieth anniversary of the first commercial sale of a licensed product in the licensed field in the licensed territory (adjusted from the tenth anniversary of the first commercial sale in the

Sato Agreement). The term of the Amended Sato Agreement may be renewed with respect to a licensed product by mutual written agreement of the parties for additional two-year periods following expiration of the initial term. All other material terms of the Sato Agreement remain unchanged by the Sato Amendment.
Sato is responsible for funding the development and commercial costs for the program that are specific to Japan. The Company is obligated to perform certain oversight, review and supporting activities for Sato, including: using commercially reasonable efforts to obtain marketing approval of SB204 and SB206 in the United States and sharing all future scientific information the Company may obtain during the term of the Amended Sato Agreement pertaining to SB204 and SB206; and participating in a joint committee that oversees, reviews and approves Sato’s development and commercialization activities under the Amended Sato Agreement. Additionally, the Company has granted Sato the option to use the Company’s trademarks in connection with the commercialization of licensed products in the licensed territory for no additional consideration, subject to the Company’s approval of such use.
The Company concluded that Sato is a customer with respect to all promises in the Amended Sato Agreement, and as such, revenue is recognized in accordance with ASC 606. The Company allocated the transaction price (including the upfront payments received and the unconstrained variable consideration), between the individual performance obligations based on their relative standalone-selling prices. In future periods, the Company would lift the variable consideration constraint from each contingent payment if there were no longer a probable likelihood of significant revenue reversal.
A portion of transaction price allocated to license performance obligation was recognized in revenues on the date of license delivery. For all other performance obligations, the Company concluded that a cost-based input method for revenue recognition is most appropriate. The Company monitors and reassesses actual and estimated costs over the expected development period to calculate a percentage of completeness for purposes of revenue recognition during each reporting period.
The Company currently estimates the end of development period in the first quarter of 2028, based upon a Sato-prepared Japanese development program timeline. The estimated percentage of completeness remains subject to prospective reassessment and adjustment based upon Sato’s interaction with the Japanese regulatory authorities and other developmental and timing considerations.
All contract liabilities (deferred revenue) recognized on the condensed balance sheets as of March 31, 2025 and December 31, 2024, were related to the Sato Agreement. All revenue recognized for the three months ended March 31, 2025 and 2024 was related to the Sato Agreement, and was recognized out of the deferred revenue balance as of the beginning of respective period. The net amount of existing performance obligations under long-term contracts unsatisfied as of March 31, 2025 was $3,130, out of which the Company expects to recognize approximately $1,125 in revenue over the next 12 months, and the remaining balance thereafter.
The Sato Agreement may be terminated by (i) Sato without cause upon 120 days’ advance written notice to the Company; (ii) either party in the event of the other party’s uncured material breach upon 60 days’ advance written notice; (iii) force majeure; (iv) either party in the event of the other party’s dissolution, liquidation, bankruptcy or insolvency; and (v) the Company immediately upon written notice if Sato challenges the validity, patentability, or enforceability of any of the Company’s patents or patent applications licensed to Sato under the Amended Sato Agreement. In the event of a termination, no portion of the upfront fees received from Sato are refundable. The payment terms contained within the Sato Agreement related to upfront, developmental milestone and sales milestone payments are of a short-term nature and, therefore, do not represent a financing component requiring additional consideration.
On March 24, 2025, LNHC assigned the Sato Agreement to Ligand, however, LNHC agreed to assume all contractual liabilities under the Sato Agreement and certain agreements related to the Sato Agreement, and Ligand is obligated to pass-through all future payments received from Sato to LNHC, starting from March 24, 2025. As such, the amount of Sato deferred revenue in the carve-out financials has not changed as a result of the assignment of the Sato Agreement to Ligand.

Note 4: License Agreements
The Company has entered into various licensing agreements with universities and other research institutions under which the Company receives the rights, and in some cases substantially all of the rights, of the inventors, assignees or co-assignees to produce and market technology protected by certain patents and patent applications. The Company’s primary license agreement is with the University of North Carolina at Chapel Hill (“UNC”) and is described in further detail within the subsection below.
The Company is generally required to make milestone payments based on development milestones and will be required to make royalty payments based on a percentage of future sales of covered products or a percentage of sublicensing revenue. Costs to acquire rights under license agreements and pre-commercialization milestone payments are classified as research and development expenses in the condensed statements of operations. Research and development expense recognized in connection with the incurrence of such costs totaled $115 and $130 during the three months ended March 31, 2025 and 2024, respectively.
The Company is generally required by the various licensing agreements to reimburse the licensor for certain legal and other patent related costs. These costs are expensed as incurred and are classified as general and administrative expenses in the condensed statements of operations. The Company’s general and administrative expense recognized in connection with the incurrence of such costs totaled to $2 and $19 for the three months ended March 31, 2025 and 2024, respectively.
These license arrangements could require the Company to make payments upon achievement of certain milestones by the Company. As future royalty payments are directly related to future revenues (either sales or sublicensing), future commitments cannot be determined. No accrual for future payments under these agreements has been recorded, as the Company cannot estimate if, when or in what amount payments may become due.
UNC License Agreement
The Company acquired exclusive rights to intellectual property, including those that were ultimately developed by the Company into the specific library of NITRICIL compounds, pursuant to license agreements with the University of North Carolina at Chapel Hill (“UNC”), entered into in July 2007 and October 2009, which were subsequently amended, restated and consolidated in June 2012 (the “UNC License Agreement”). Under the UNC License Agreement, the Company was granted an exclusive, worldwide license, with the ability to sublicense, to develop and commercialize products utilizing the licensed intellectual property. The Company has amended the UNC License Agreement multiple times since June 2012 to both expand the scope of licensed patents to cover additional nitric oxide technologies and to modify certain regulatory and/or commercial milestones under the UNC License Agreement.
The UNC License Agreement currently requires the Company to pay UNC up to $365 in regulatory and commercial milestones on a licensed product by licensed product basis and a running royalty percentage in the low single digits on net sales of licensed products. Licensed products include any products being developed by the Company or by its sublicensees. In addition, under the UNC License Agreement, the Company is obligated to reimburse UNC for reasonable prosecution and maintenance costs related to intellectual property. Pursuant to the UNC License Agreement, the Company has the first right to defend against third-party claims of patent infringement with respect to the licensed products and to enforce the licensed patents against third-party infringers.
Unless earlier terminated by the Company at its election, or if the Company were to materially breach the agreement or become bankrupt, the UNC License Agreement remains in effect on a country by country and licensed product by licensed product basis until the expiration of the last to expire issued patent covering such licensed product in the applicable country, and upon such expiration, the Company will receive a perpetual, unrestricted, fully-paid and royalty free right to develop and commercialize such licensed product in such country.
UNC may terminate the agreement or render the license granted thereunder non-exclusive for the Company’s material breach of the agreement that remains uncured after 90 days of receipt of written notice thereof from UNC and may also terminate the agreement or render the license granted thereunder non-exclusive upon providing written notice for our bankruptcy or insolvency-related events within 30 days of the occurrence of such events. The Company may terminate the agreement at any time for convenience upon providing written notice of not less than 30 days to UNC. On March 24, 2025, LNHC assigned the UNC License Agreement to Ligand.

NITRICIL Platform and Other Nitric Oxide Releasing Compounds
The UNC License Agreement provided the Company with a library of compounds, patents and related intellectual property associated with nitric oxide releasing materials (“UNC IP”). Certain portions of the UNC IP relate to what has been developed by the Company into the NITRICIL technology platform, including NVN1000 (also known as berdazimer sodium), the new chemical entity (“NCE”) which is the active pharmaceutical ingredient for ZELSUVMI, the Company’s first U.S. Food and Drug Administration (“FDA”) approved commercial product. Other nitric oxide releasing materials, unrelated to berdazimer sodium, were a part of the UNC IP but have not been developed subsequent to the execution of the UNC License Agreement by the Company, or have been sublicensed to other parties. On March 24, 2025, LNHC assigned its rights to these patents to Ligand.
NITRICIL Platform
As of March 31, 2025 the last to expire patent related to ZELSUVMI originating from the UNC License Agreement is May 2026. The Company has progressed the development of that in-licensed intellectual property portfolio from the UNC License Agreement and has since obtained 12 U.S. patents, in addition to two U.S. patents obtained with the original UNC License Agreement, resulting in a total of 14 issued U.S. patents covering ZELSUVMI. These 14 U.S. patents are expected to expire during the time period beginning in 2026 and ending in 2035. Upon the initial FDA approval of ZELSUVMI, the Company applied for 1,280 days of patent term extension (“PTE”), for the U.S. patent covering ZELSUVMI compositions. Assuming grant of the PTE application, the term of this patent may be extended from February 27, 2034, to August 30, 2037. On March 24, 2025, LNHC assigned its rights to these patents to Ligand.
Note 5: Reedy Creek Liability
On April 29, 2019, the Company entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an amount of $25,000 for the Company to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis.
If the Company successfully commercializes any such product, following regulatory approval, the Company will be obligated to pay Reedy Creek a low single digit royalty on net sales of such products in the United States, Mexico or Canada.
Pursuant to the Purchase Agreement, the Company will pay Reedy Creek ongoing quarterly payments, calculated based on an applicable percentage per product of any upfront fees, milestone payments, royalty payments or equivalent payments received by the Company pursuant to any out-license agreement for SB204, SB206 or SB414 in the United States, Mexico or Canada, net of any upfront fees, milestone payments, royalty payments or equivalent payments paid by the Company to third parties pursuant to any agreements under which the Company has in-licensed intellectual property with respect to such products in the United States, Mexico or Canada. The applicable percentage used for determining the ongoing quarterly payments, applied to amounts received directly by the Company pursuant to any out-license agreement for each product, ranges from 10% for SB206 to 20% for SB204 and SB414.
However, the agreement provides that the applicable percentage for each product will be 25% for fees or milestone payments received by the Company (but not royalty payments received by the Company) until Reedy Creek has received payments under the Purchase Agreement equal to the total funding amount provided by Reedy Creek under the Purchase Agreement. If the Company decides to commercialize any product on its own following regulatory approval, as opposed to commercializing through an out-license agreement or other third-party arrangement, the Company will only be obligated to pay Reedy Creek a low single digits royalty on net sales of such products.
The Company determined that the Reedy Creek Purchase Agreement is within the scope of ASC 730-20, Research and Development Arrangements (“ASC 730-20”), and that there has not been a substantive and genuine transfer of risk related to the Reedy Creek Purchase Agreement. As such, the Company determined that the appropriate accounting treatment under ASC 730-20 was to record the proceeds of $25,000 as cash and cash equivalents, as the Company had the ability to direct the usage of funds, and a long-term liability (“Reedy Creek Liability”) within the condensed balance sheets. The Reedy Creek liability would remain until the Company receives future milestones from other potential third parties, as defined within the Purchase Agreement, of which 25% will be contractually owed to Reedy Creek. If potential future milestones or other payments are received by the Company, and become partly due to Reedy Creek, the corresponding partial repayment to Reedy Creek will result in a ratable reduction of the total long-term obligation to repay the initial purchase price.
As of the Novan Acquisition date, the Reedy Creek liability was measured at fair value in the amount of $13,700. This long-term liability is subsequently measured at amortized cost using the prospective effective interest method described in ASC 835-30, Imputation of Interest. The effective interest rate is calculated by forecasting the expected cash flows to be paid over the life of the liability relative to its fair value as of the Novan Acquisition date. The effective interest rate is recalculated in each reporting period as the difference between expected cash flows and actual cash flows are realized and as there are changes to expected future cash flows. The carrying value of the Reedy Creek liability is made up of the opening balance, which is increased by accrued interest expense, and decreased by any cash payments made to Reedy Creek during the period to arrive at the ending balance.
Note 6: Balance Sheet Account Details
Prepaid expenses and other current assets consisted of the following:

	March 31, 2025	December 31, 2024
Prepaid Prescription Drug User Fee Act (PDUFA) fees	$303	$404
Study materials under Sato Agreement	—	162
Other	395	232
Total prepaid expenses and other current assets	$698	$798

Inventory consisted of the following:

	March 31, 2025	December 31, 2024
Raw materials	$583	$603
Work-in-process	3,909	3,923
Finished goods	827	—
Total inventory	$5,319	$4,526

Property and equipment consisted of the following:

	March 31, 2025	December 31, 2024
Manufacturing and laboratory equipment	$2,810	$2,810
Software	1,225	1,225
Furniture and fixtures	100	100
Computer equipment	21	21
Leasehold improvements	7,957	7,957
Construction-in-progress	1,683	1,668
Property and equipment, cost	13,796	13,781
Less: Accumulated depreciation and amortization	(2,756)	(2,298)
Total property and equipment, net	$11,040	$11,483

The Company’s depreciation and amortization expense was $458 and $470 for the three months ended March 31, 2025 and 2024, respectively.

Goodwill and other identifiable intangible assets consisted of the following:

	March 31, 2025	December 31, 2024
Indefinite-lived intangible assets
Goodwill	$6,604	$6,604
Definite-lived intangible assets
Complete technology	—	10,700
Less: accumulated amortization	—	(898)
Total definite-lived intangible assets	—	9,802
Total goodwill and other identifiable intangible assets, net	$6,604	$16,406

Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful life of the asset of 15 years. The Company’s amortization expense was $162 and $179 for the three months ended March 31, 2025 and 2024, respectively. The Company had no impairment of goodwill or intangible assets.
Other long-term assets consisted of the following:
Other long-term assets as of March 31, 2025 and December 31, 2024, are comprised of finished products (berdazimer gel, 10.3%). These finished products, while not currently available for commercial sale due to the different labeling utilized, the Company expects to use these units in the future as part of a patient assistance program. These items will be expensed when distributed.
Accrued expenses consisted of the following:

	March 31, 2025	December 31, 2024
Compensation	$448	$1,095
Drug product manufacturing subcontractor	600	353
Other	583	593
Total accrued expenses	$1,631	$2,041

Note 7: Leases
On January 18, 2021, the Company entered into a lease with an initial term expiring in 2032, as amended for 19,265 rentable square feet, located in Durham, North Carolina. This lease dated as of January 18, 2021, as amended (the “TBC Lease”), is by and between the Company and Copper II 2020, LLC (the “TBC Landlord”), pursuant to which the Company is leasing space serving as its corporate headquarters and primary API manufacturing site (the “Premises”) located within the Triangle Business Center. The lease executed on January 18, 2021, as amended, was further amended on November 23, 2021 to expand the Premises by approximately 3,642 additional rentable square feet from 15,623 rentable square feet.
The TBC Lease commenced on January 18, 2021 (the “Lease Commencement Date”). Rent under the TBC Lease commenced in October 2021 (the “Rent Commencement Date”). The term of the TBC Lease expires on the last day of the 123 calendar month after the Rent Commencement Date. The TBC Lease provides the Company with one option to extend the term of the TBC Lease for a period of 5 years, which would commence upon the expiration of the original term of the TBC Lease, with base rent of a market rate determined according to the TBC Lease; however, the renewal period was not included in the calculation of the lease obligation as the Company determined it was not reasonably certain to exercise the renewal option.
The monthly base rent for the Premises is approximately $39 for months 1-10 and approximately $49 for months 11-12, per the second amendment to the primary lease. Beginning with month 13 and annually thereafter, the monthly base rent will be increased by 3%. Subject to certain terms, the TBC Lease provided that base rent was abated for three months following the Rent Commencement Date. The Company is obligated to pay its pro-rata portion of taxes and operating expenses for the building as well as maintenance and insurance for the Premises, all as provided for in the TBC Lease.

The TBC Landlord has agreed to provide the Company with a tenant improvement allowance in an amount not to exceed $130 per rentable square foot, totaling approximately $2,450, per the primary lease, inclusive of the first amendment, and $115 per rentable square foot, totaling $419, per the second amendment to the TBC Lease. Pursuant to the terms of the TBC Lease, the Company delivered to the TBC Landlord a letter of credit in the amount of $583, as amended, as collateral for the full performance by the Company of all of its obligations under the TBC Lease and for all losses and damages the TBC Landlord may suffer as a result of any default by the Company under the TBC Lease.
The Company’s rent cost was $174 and $174 for the three months ended March 31, 2025 and 2024, respectively. A portion of the above rent cost of $32 and $10 was capitalized to inventory cost for the three months ended March 31, 2025 and 2024, respectively. Cash paid for amounts included in the measurement of operating lease liabilities was $161 and $156 for the three months ended March 31, 2025 and 2024, respectively.
The weighted average remaining lease term for the TBC Lease and weighted average discount rate for the TBC Lease are 6.8 years and 8.4%, respectively, as of March 31, 2025.
Future minimum lease payments as of March 31, 2025, were as follows:

Maturity of Lease Liabilities	Operating Leases
2025	$425
2026	665
2027	685
2028	705
2029	726
2030 and beyond	1,583
Total future undiscounted lease payments	4,789
Less: imputed interest	(1,199)
Total reported lease liability	$3,590

8. Income Taxes
Our effective tax rate may vary from the U.S. federal statutory tax rate due to the valuation allowance. The effective tax rate for the three months ended March 31, 2025 and 2024 was zero and 1%, respectively. The variance from the U.S. federal statutory tax rate of 21% for the three months ended March 31, 2025 and 2024 was primarily due to valuation allowance.
Note 9: Relationship with Parent and Related Entities
Historically, the Company’s business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in its condensed financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Company for purposes of its stand-alone condensed financial statements. However, the expenses reflected in the condensed financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the condensed financial statements may not be indicative of related expenses that will be incurred in the future by the Company.
The condensed statements of operations include expenses for certain centralized functions (such as accounting, treasury, audit, purchasing, human resources, legal and facilities), executive compensation and other programs provided and/or administered by Parent that are charged directly to the Company. A portion of these costs benefits the Company and is allocated using a pro-rata method based on measures that management believes are consistent and reasonable.

The amounts of corporate expenses allocated to the Company are summarized in a table below:

	Three months ended March 31,
	2025	2024
Payroll and related expenses	$863	$529
Share-based compensation	1,348	981
Other non-employee related corporate expenses	213	166
Total corporate expenses allocated to the Company	$2,424	$1,676

LNHC participates in Ligand’s centralized cash management and financing programs and will continue to participate in Ligand’s centralized cash management until it becomes an independent company.
While most of vendors disbursements are made directly by LNHC, all Company’s obligations are financed by Ligand and financing decisions are determined by central Ligand treasury operations. Certain Company’s expenses are settled directly by Ligand, including personnel-related expenses.
On March 24, 2025, LNHC entered into a Bridge loan agreement with Ligand based on which any amounts of cash transfers from Ligand to LNHC, or settlement of LNHC expenses directly by Ligand, starting from January 1, 2025, would be considered a loan in the amount up to $18,000. This loan will accumulate interest on a risk-free rate, and will be either payable back to Ligand, or reduce Ligand’s funding commitment with respect to an anticipated merger transaction.
As mentioned in Note 1, on March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan. An IP transfer transaction was accounted as a non-cash distribution from LNHC to the Parent, resulting in a reduction of Parent Company Net Investments (PCNI) balance by the amount of IP’s net book value as of the date of the transfer. The IP was licensed back to LNHC on the same date, and based on the license agreement, in the future LNHC will pay an aggregate amount of $10,000 upon the achievement of certain sales and commercial milestones, a low double-digit percentage royalty (reduced to lower double-digit percentage royalty after expiration date for the licensed patents covering ZELSUVMI), and a low-mid percentage of non-royalty payments received from LNHC's sublicensees.
Also, as mentioned in Note 1, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. The agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.
Note 10: Stock Based Compensation
LNHC does not have its own equity-based incentive plans, and employees of LNHC do not participate in Parent’s equity-based incentive plans. However, a portion of certain Parent corporate employees’ share-based compensation expenses was allocated to LNHC based on their involvement in LNHC operations. Under the Ligand 2002 Stock Incentive Plan (“2002 Plan”), Parent employees were awarded share-based incentive awards in a number of forms, including non-statutory stock options, incentive stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other cash-based or share-based awards. Awards granted to Parent employees under the incentive plans typically vest 1/8 on the six month anniversary of the date of grant, and 1/48 each month thereafter for forty-two months. The Company’s share-based compensation expense is recognized based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration of forfeitures as they occur.
The Company measures share-based compensation for all share-based incentive awards at fair value on the grant date. The Black-Scholes option-pricing model is used to estimate the fair value of stock options granted. The model assumptions include expected volatility, term, dividends, and the risk-free interest rate. Management looks to historical and implied volatility of the underlying stock to determine the expected volatility. The expected term of an award is based on historical forfeiture experience, exercise activity, and on the terms and conditions of the stock awards. The expected dividend yield is determined to be 0% given that the Parent Company currently does not expect to pay cash dividends or make any other distributions on common stock in the future. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The fair value of RSUs is determined by the closing market price of the underlying stock on the date of grant.
Total stock-based compensation expense included in the condensed statements of operations is as follows:

	Three months ended March 31,
	2025	2024
Research and development	$51	$—
Selling, general and administrative	1,297	981
Total	$1,348	$981

Note 11: Commitments and Contingencies
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.
The Company is not currently a party to any material legal proceedings and is not aware of any claims or actions pending against the Company that the Company believes could have a material adverse effect on the Company’s business, operating results, cash flows or condensed financial statements. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business.
The Company has entered into, and expects to continue to enter into, contracts in the normal course of business with various third parties who support its development work, commercialization activities, including drug product manufacturing, technical transfers, finished commercial product production and supportive costs. The scope of the services under these agreements can generally be modified at any time, and these agreements can generally be terminated by either party after a period of notice and receipt of written notice. There have been no material contract terminations as of March 31, 2025.
Note 12: Retirement Plan
The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company had made discretionary matching contributions of 50% of the employee’s contributions, up to a maximum of $6 per year, and contributed $101 for three months ended March 31, 2024. Since January 1, 2025, the Company has made discretionary matching contributions of 100% of the first 4% of employee’s contribution, with no cap, and contributed $80 for three months ended March 31, 2025.
Note 13: Subsequent Events
On April 16, 2025, LNHC entered into a Bridge loan agreement with two third party lenders for an aggregate amount of $6,000. This loan will accumulate interest on a risk-free rate, and will be either payable back to the lenders, or reduce their funding commitment with respect to a anticipated merger transaction.
On April 16, 2025, LNHC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Channel Therapeutics Corporation, a Nevada corporation (“Channel”), CHRO Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Channel (the “Merger Sub”), and solely for the purposes of Article III thereof, Ligand, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LNHC, with LNHC continuing as a wholly-owned subsidiary of Channel and the surviving corporation of the merger (the “Merger”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each then outstanding share of LNHC capital stock will be converted into the right to receive a number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of Channel (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the Merger Agreement (the ratio of such conversion, the “Exchange Ratio”). The Exchange Ratio represents the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that will be received for each LNHC share outstanding immediately prior to the Merger. It is calculated by dividing the shares of Channel common stock (derived from the post-closing shares of common stock and the LNHC allocation percentage based on the relative valuations of $67,000 for LNHC and $15,000 for Channel) by the total number of LNHC shares outstanding.
The consummation of the Merger is subject to certain closing conditions, including, among other things, (i) no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, (ii) the approval of the listing of the additional shares of common stock issuable upon conversion of the Series A Preferred Stock on the NYSE American having been obtained and the shares of common stock issuable upon conversion of the Series A Preferred Stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing, subject to official notice of issuance, on the NYSE American; (iii) entry into certain royalty agreements, (iv) the PIPE Financing (as defined in the Merger Agreement) having been consummated or being consummated concurrently with the closing of the Merger or immediately before the closing of the Merger, (v) 20 calendar days shall have elapsed following the commencement of mailing of an information statement on Schedule 14C to Channel’s shareholders; and (vi) other customary conditions.
Management is currently assessing the accounting for the above transactions and their impact on the Company’s condensed financial statements for the respective periods.

Report of Independent Auditor
To the Board of Directors and Management of Ligand Pharmaceuticals Incorporated
Opinion
We have audited the financial statements of LNHC, Inc. (a wholly-owned subsidiary of Ligand Pharmaceuticals, Incorporated) (the Company), which comprise the balance sheets as of December 31, 2023 and 2024, and the related statements of operations, changes in parent company net investment and cash flows for the period September 28, 2023 (Inception) to December 31, 2023 (Successor) and year ended December 31, 2024 (Successor), and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company for the period September 28, 2023 (Inception) to December 31, 2023 and at December 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Ernst & Young LLP
San Diego, California
May 07, 2025

Independent Auditor's Report
To the Board of Directors of Ligand Pharmaceuticals Incorporated
San Diego, California
Opinion
We have audited the financial statements of the predecessor to LNHC, Inc. (the Company), which comprise the statement of operations, changes in parent company net investment, and cash flows for the period from January 1, 2023 to September 27, 2023, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the results of the Company’s operations and its cash flows for the period from January 1, 2023 to September 27, 2023 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO USA, P.C.
Raleigh, North Carolina
May 7, 2025

LNHC, Inc.
Balance Sheets
(in thousands)

	As of December 31,
	2024	2023
	Successor	Successor
ASSETS
Current assets:
Accounts receivable, net	$—	$9
Inventory	4,526	—
Prepaid expenses and other current assets	798	412
Total current assets	5,324	421
Intangible assets, net	9,802	10,516
Goodwill	6,604	6,604
Property and equipment, net	11,483	12,584
Operating lease right-of-use assets, net	3,646	4,015
Other assets	501	—
Total assets	$37,360	$34,140
LIABILITIES AND PARENT COMPANY NET INVESTMENT
Current liabilities:
Accounts payable	$1,712	$725
Accrued expenses	2,041	1,410
Operating lease liabilities, current portion	617	540
Deferred revenue, current portion	1,178	876
Total current liabilities	5,548	3,551
Deferred revenue, net of current portion	2,246	3,423
Deferred income tax liability	85	376
Operating lease liabilities, net of current portion	3,117	3,436
Other long-term liabilities	15,939	14,060
Total liabilities	26,935	24,846
Commitments and contingencies (Note 12)
Parent company net investment:
Parent company net investment	10,425	9,294
Total liabilities and parent company net investment	$37,360	$34,140

The accompanying notes are an integral part of these financial statements.

LNHC, Inc.
Statements of Operations
(in thousands)

	2024	2023
	Successor	Successor	Predecessor
	January 1 to December 31	September 28 to December 31	January 1 to September 27
Revenues	$876	$209	$219
Operating expenses:
Research and development	11,278	4,633	11,486
Selling, general and administrative	15,528	3,228	7,499
Amortization of intangibles	714	184	—
Total operating expenses	27,520	8,045	18,985
Operating loss	(26,644)	(7,836)	(18,766)
Other income (expense), net:
Interest income	—	—	66
Interest expense	(1,878)	(360)	—
Other income (expense)	2	(39)	11
Total other income (expense), net	(1,876)	(399)	77
Loss before income tax	(28,520)	(8,235)	(18,689)
Income tax benefit	290	1,506	—
Net loss	$(28,230)	$(6,729)	$(18,689)

The accompanying notes are an integral part of these financial statements.

LNHC, Inc.
Statements of Changes in Parent Company Net Investment
(in thousands)

Parent company net investment
Balance as of January 1, 2023 (Predecessor)	$(11,105)
Net loss	(18,689)
Parent allocation of share-based compensation	1,928
Net transfers from parent company	20,166
Balance as of September 27, 2023 (Predecessor)	$(7,700)

Balance as of September 28, 2023 (Successor)	$10,988
Net loss	(6,729)
Parent allocation of share-based compensation	1,013
Net transfers from parent company	4,022
Balance as of December 31, 2023 (Successor)	$9,294

Balance as of January 1, 2024 (Successor)	$9,294
Net loss	(28,230)
Parent allocation of share-based compensation	4,098
Net transfers from parent company	25,263
Balance as of December 31, 2024 (Successor)	$10,425

The accompanying notes are an integral part of these financial statements.

LNHC, Inc.
Statements of Cash Flows
(in thousands)

	2024	2023
	Successor	Successor	Predecessor
	January 1 to December 31	September 28 to December 31	January 1 to September 27
Cash flow from operating activities:
Net loss	$(28,230)	$(6,729)	$(18,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Parent allocation of share-based compensation	4,098	1,013	1,928
Accretion of interest for Reedy Creek obligation	1,879	360	—
Depreciation of property and equipment	1,828	470	1,166
Amortization of intangibles	714	184	—
Lease amortization expense	695	174	301
Write-off of indefinite lived intangible asset	—	—	(75)
Changes in operating assets and liabilities:
Accounts receivable	9	(9)	—
Inventory	(4,526)	—	—
Prepaid expenses	(386)	(275)	97
Operating lease right-of-use assets	(326)	(85)	(272)
Accounts payable	825	725	(801)
Accrued expenses	631	1,410	(812)
Operating lease liabilities	(242)	(128)	(182)
Deferred revenue	(876)	(208)	(219)
Deferred income tax	(291)	(1,506)	—
Other assets and liabilities	(495)	582	199
Net cash used in operating activities	(24,693)	(4,022)	(17,359)
Cash flow from investing activities:
Purchases of property and equipment	(570)	—	(882)
Net cash used in investing activities	(570)	—	(882)
Cash flow from financing activities:
Net transfer from parent	25,263	4,022	20,166
Net cash provided by financing activities	25,263	4,022	20,166
Net increase in cash and cash equivalents	—	—	1,925
Cash and cash equivalents as of beginning of period	—	—	5,126
Cash and cash equivalents as of end of period	$—	$—	$7,051

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment with accounts payable and accrued expenses as of end of period	$162	$—	$5

The accompanying notes are an integral part of these financial statements.

LNHC, Inc.
Notes to Financial Statements
(dollar values in thousands, except for per share amounts)
Note 1: Organization and Nature of Operations
LNHC, Inc. is a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”) initially incorporated for the purpose to hold the assets and liabilities acquired from Novan, Inc. (“Novan”). On September 27, 2023, Ligand, through LNHC, Inc., acquired certain assets and liabilities of Novan. This transaction (the “Novan Acquisition”) was accounted for by Ligand as a business combination. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum.
In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum which was subsequently approved by the FDA on January 5, 2024, and is commercially known as ZELSUVMI™.
ZELSUVMI is a topical medication for the treatment of molluscum contagiosum in adults and pediatric patients one year of age or older. The FDA approved ZELSUVMI as a novel drug for the treatment of molluscum infections. ZELSUVMI is the first and only topical prescription medication that can be applied by patients, parents, or caregivers at home, outside of a physician's office, or other medical setting to treat this highly contagious viral skin infection.
Through the Novan Acquisition, LNHC holds an IP portfolio that consisted of over 45 U.S. patents, 120 non-U.S. patents, and 25 pending patent applications worldwide along with substantial know-how and trade secrets. In addition to ZELSUVMI, this IP portfolio provides material coverage for the NITRICIL platform technologies, licensed products and product candidates. There are 14 issued U.S. patents covering ZELSUVMI which are expected to be listed in the Orange Book and which are expected to expire beginning in 2026 and ending in 2035 (or potentially 2037 with patent extension).
Note 2: Basis of Presentation and Significant Accounting Policies
Basis of Presentation
Unless the context otherwise requires, “LNHC” or the “Company,” for periods after the Novan Acquisition, refers to LNHC, Inc. (“Successor”), and for the periods prior to the Novan Acquisition, refers to the corresponding part of Novan's business (“Predecessor”).
As a result of the Novan Acquisition accounting, the results of operations, financial position and cash flows of the Predecessor and Successor are not directly comparable. The accompanying financial statements include a Predecessor period (which includes the period from January 1, 2023 through September 27, 2023 (date of Novan Acquisition), and a Successor period (from September 28, 2023 through December 31, 2024). A black line between the Successor and Predecessor periods has been placed in the financial statements and in the tables to the notes to the financial statements to highlight the lack of comparability between these two periods.
The Successor's and Predecessor's financial statements have been prepared on a stand-alone basis, in conformity with United States generally accepted accounting principles (U.S. GAAP), and are derived from consolidated accounting records of Ligand and Novan, respectively.
Parent Company Net Investment
Successor and Predecessor are under the control of Ligand and Novan, respectively (commonly referred to as “Parent” or “Parent Company”). Accordingly, the Parent Company net investment in Successor and Predecessor is shown in lieu of stockholder’s equity in the financial statements. All significant intercompany transactions with the Parent Company are deemed to have been paid in the period the costs were incurred. Expenses related to corporate allocations are considered to be effectively settled for cash in the financial statements at the time the transaction was recorded.
Corporate Allocations
The financial statements include all revenues, expenses, assets a liabilities directly associated with the Company's business activity, as well as an allocation of certain general and administrative expenses related to facilities, functions and services provided by the Parent.

Corporate expenses have been allocated to the Successor based on a relative usage of (benefit from) certain corporate divisions, or specific corporate employees, in the Successor business. Management believes that methodology applied to Successor corporate expenses allocations are reasonable and consistent across the Successor reporting periods. Corporate expenses have been allocated to the Predecessor based on a relative salary percentage between non-corporate divisions of Novan. Management believes that methodology applied to Predecessor corporate expenses allocations is reasonable.
All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable. However, the financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future or if the Company had been a separate, stand-alone publicly traded entity during the periods presented.
Liquidity and Capital Resources
Since the Novan Acquisition, LNHC was dependent upon Ligand for all of its working capital and financing requirements, as Ligand uses a centralized approach for cash management and financing its operations. There were no cash amounts specifically attributable to LNHC for the historical periods presented; therefore, there is no cash reflected in the financial statements. Accordingly, cash and cash equivalents have not been allocated to LNHC in the financial statements. Financing transactions related to LNHC are accounted for as a component of net Parent investment in the balance sheets and as a financing activity including an interest expense component allocation on the accompanying statements of cash flows.
LNHC expects to continue to incur losses for the foreseeable future, as it continues to invest in commercialization activities for ZELSUVMI, add operational, financial and management information systems and personnel to support Company operations and incur additional costs associated with operating as a public company. LNHC’s ability to continue its operations is dependent upon our ability to obtain additional capital in the future and generate cash flows from operations. Funding from Ligand is the primary source of LNHC's liquidity and Ligand has both the intent and ability to provide such funding to support our operations through at least 12 months following the issuance date of the financial statements.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Inventory
The Company measures inventory using the first-in, first-out method and values inventory at the lower of cost or net realizable value. Inventory value includes amounts related to materials, manufacturing labor and overheads. The Company performs an analysis and records a provision for potentially obsolete inventory. The reserve for obsolescence is generally an estimate of the amount of inventory held at period end that is expected to expire in the future based on projected sales volume and expected product expiration or sell-by dates. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make estimates regarding future product sales.
Prior to obtaining initial regulatory approval for ZELSUVMI, the Company expensed costs relating to production of pre-launch inventory as research and development expense in its statements of operations in the period incurred. Inventory acquired and the related costs after January 5, 2024, the date of the FDA’s approval of ZELSUVMI, are capitalized. As of December 31, 2024, the amount of LNHC inventory consisted of $3,923 work-in-progress and $603 raw materials. Products used in clinical trials are expensed as research and development expense in the statements of operations.
Additionally, the Company’s product is subject to strict quality control and monitoring that is performed throughout the manufacturing process, including release of work-in-process to finished goods. In the event that certain batches or units of product do not meet quality specifications, the Company records a write-down of any potential unmarketable inventory to its estimated net realizable value. The amount of expense related to inventory write down as a result of excess, obsolescence, scrap, or other reasons during the year ended December 31, 2024 amounted to $239, and was recorded as research and development expense in the statements of operations. Any of such expenses incurred subsequent to ZELSUVMI commercial launch date, will be recorded as cost of sales.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Computer equipment	3 years
Software	3-5 years
Furniture and fixtures	5-7 years
Manufacturing and laboratory equipment	7 years

Leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of an asset are capitalized. Leases for real estate often include tenant improvement allowances, which the Company assesses according to applicable accounting guidance to determine the appropriate owner, and capitalizes such tenant improvement assets accordingly.
Leases
The Company leases office space under non-cancelable lease agreements. The Company applies the accounting guidance in ASC 842, Leases. As such, the Company assesses all arrangements, that convey the right to control the use of property, plant and equipment, at inception, to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, the Company determines the lease classification, recognition, and measurement at the lease commencement date. For arrangements that contain a lease the Company: (i) identifies lease and non-lease components; (ii) determines the consideration in the contract; (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease Right of Use (“ROU”) assets and corresponding lease liabilities. Lease liabilities are recorded based on the present value of lease payments over the expected lease term. The corresponding ROU asset is measured from the initial lease liability, adjusted by (i) accrued or prepaid rents; (ii) remaining unamortized initial direct costs and lease incentives; and (iii) any impairments of the ROU asset.
The Company elected the practical expedient to not separate non-lease components from the lease components. Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the statements of operations. The Company has elected the short-term lease exemption and, therefore, does not recognize an ROU asset or corresponding liability for lease arrangements with an original term of 12 months or less.
The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.
Impairment of Goodwill and Long-Lived Assets
Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at the reporting unit level at least annually during the fourth quarter, or more frequently if an event occurs indicating the potential for impairment. During the goodwill impairment review, management performs an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance. If, after assessing the totality of these qualitative factors, management determines that it is not more likely than not that the fair value of reporting unit is less than the carrying amount, then no additional assessment is deemed necessary. The Company performed the annual assessment for goodwill impairment at the reporting unit level during the fourth quarter of 2024, noting no impairment.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not identify indicators of impairment for the finite-lived intangibles at December 31, 2024.
Fair Value of Financial Instruments
Accounts receivable, other current assets, accounts payable, accrued expenses, operating lease liabilities and other long-term liabilities (Reedy Creek liability) are financial instruments and are recorded at cost in the balance sheets.
The estimated fair value of Reedy Creek liability as of December 31, 2024, was $19,100 compared to a carrying value of $15,939. The estimated fair value of Reedy Creek liability as of December 31, 2023, approximates its carrying value. The fair value of Reedy Creek liability is classified as Level 3 within the fair value hierarchy (Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions) since it is determined based upon inputs that are both significant and unobservable. This liability was fair valued based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the related programs mentioned above, by applying a discount rate of 14% (revenue risk-adjusted discount rate).
The estimated fair value of the remaining financial instruments approximates their carrying value as of December 31, 2024, and 2023.
Revenue Recognition
To determine revenue recognition for arrangements with customers, the Company performs the following five steps: (i) identify the contracts with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, the Company assesses the goods or services promised to a customer within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
Upon the occurrence of a contract modification, the Company conducts an evaluation pursuant to the modification framework in Topic 606 to determine the appropriate revenue recognition. The framework centers around key questions, including (i) whether the modification adds additional goods and services, (ii) whether those goods and services are distinct, and (iii) whether the contract price increases by an amount that reflects the standalone selling price for the new goods or services. The resulting conclusions will determine whether the modification is treated as a separate, standalone contract or if it is combined with the original contract and accounted for in that manner. In addition, some modifications are accounted for on a prospective basis and others on a cumulative catch-up basis.
Research and Development Expenses
Research and development expenses include all direct and indirect development costs incurred for the development of the Company’s drug product SB206. These expenses include salaries and related costs, including stock-based compensation and travel costs for research and development personnel, allocated facility costs, laboratory and manufacturing materials and supplies, consulting fees, product development, preclinical studies, clinical trial costs, licensing fees and milestone payments under license agreements and other fees and costs related to the development of drug candidates. The cost of tangible and intangible assets that are acquired for use on a particular research and development project, have no alternative future uses, and are not required to be capitalized in accordance with the Company’s capitalization policy, are expensed as research and development costs as incurred.

Income Taxes
Provision for income taxes, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management's best assessment of estimated future taxes to be paid. Significant judgments and estimates based on interpretations of existing tax laws or regulations in the United States are required in determining the Company provision for income taxes. Changes in tax laws, statutory tax rates, and estimates of our future taxable income could impact the deferred tax assets and liabilities provided for in the financial statements and would require an adjustment to the provision for income taxes.
Deferred tax assets are regularly assessed to determine the likelihood they will be recovered from future taxable income. A valuation allowance is established when management believes it is more likely than not the future realization of all or some of a deferred tax asset will not be achieved. In evaluating our ability to recover deferred tax assets within the jurisdiction which they arise, management considers all available positive and negative evidence. Factors reviewed include the cumulative pre-tax book income for the past three years, scheduled reversals of deferred tax liabilities, Company history of earnings and reliability of management forecasts, projections of pre-tax book income over the foreseeable future, and the impact of any feasible and prudent tax planning strategies.
The Company recognizes the impact of a tax position in its financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Tax authorities regularly examine our returns in the jurisdictions in which the Company does business and management performs a regular assessment of tax risk of Company's return filing positions. Due to the complexity of some of the uncertainties, the ultimate resolution may result in payments that are materially different from current estimate of the tax liability. These differences, as well as any interest and penalties, will be reflected in the provision for income taxes in the period in which they are determined.
Recently Issued Accounting Standards Not Yet Adopted
The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the financial statements or disclosures.
Note 3: Novan Acquisition
On September 27, 2023, Ligand closed the Novan Acquisition to acquire certain assets of Novan pursuant to the agreement Ligand entered into with Novan on July 17, 2023 for $15,000 in cash (which agreement contemplated Novan filing for bankruptcy relief) and provide up to $15,000 in debtor-in-possession (“DIP”) financing inclusive of a $3,000 bridge loan funded on the same day. Novan filed for Chapter 11 reorganization on July 17, 2023. On September 27, 2023, the bankruptcy court approved Ligand's $12,200 bid to purchase from Novan its lead product candidate berdazimer gel, 10.3%, all other assets related to the NITRICIL technology platform and the rights to one commercial stage asset. The remaining commercial assets of Novan were to be sold to other parties pursuant to the bankruptcy court's order. The approved $12,200 bid was credited to the $15,000 DIP financing, with the balance of $2,800 and accrued interest repaid to Ligand.
The Novan Acquisition was accounted for as a business combination. The following table sets forth an allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded to goodwill (in thousands):

Restricted cash	$583
Property and equipment, net	13,054
Operating lease right-of-use asset	4,104
Other assets	137
Intangible assets acquired	10,700
Goodwill	6,604
Deferred revenue	(4,508)
Operating lease liabilities	(4,104)
Deferred tax liability	(1,882)
Other liabilities	(13,700)
Cash paid for Novan, including restricted cash received	10,988
DIP loan fees and interest	1,162
Total consideration	$12,150

Acquired intangible assets of $10,700 are related to NITRICIL technology (see Note 5). The fair value of NITRICIL technology was based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the licensing of the related technologies. These projected cash flows were discounted to present value using a discount rate of 29%. The fair value of the core technology is being amortized on a straight-line basis over the estimated useful life of 15 years.
Assumed deferred revenue of $4,508 was related to the Amended Sato Agreement (see Note 4).
Assumed other liabilities of $13,700 were related to Reedy Creek Liability (see Note 6). This liability was fair valued based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the related programs mentioned above, by applying a discount rate of 14% (revenue risk-adjusted discount rate).
Note 4: Sato Agreement
On January 12, 2017, the Company entered into a license agreement, and related first amendment, with Sato Pharmaceutical Co., Ltd. (“Sato”), relating to SB204, its drug candidate for the treatment of acne vulgaris in Japan (the “Sato Agreement”). Pursuant to the Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of the Company’s intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 in certain topical dosage forms for the treatment of acne vulgaris, and to make the finished form of such products.
On October 5, 2018, the Company and Sato entered into the second amendment (the “Sato Amendment”) to the Sato Agreement (collectively, the “Amended Sato Agreement”). The Sato Amendment expanded the Sato Agreement to include SB206, the Company’s drug candidate for the treatment of viral skin infections. Pursuant to the Amended Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of its intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 or SB206 in certain topical dosage forms for the treatment of acne vulgaris or viral skin infections, respectively, and to make the finished form of such products.
The Company or its designated contract manufacturer will supply study materials to Sato for use in the development of SB204 and SB206 in the licensed territory. The rights granted to Sato do not include the right to manufacture the active pharmaceutical ingredient (“API”) of SB204 or SB206; rather, the parties agreed to negotiate a commercial supply agreement pursuant to which the Company or its designated contract manufacturer would be the exclusive supplier to Sato of the API for the commercial manufacture of licensed products in the licensed territory. Under the terms of the Amended Sato Agreement, the Company also has exclusive rights to certain intellectual property that may be developed by Sato in the future, which the Company could choose to use for its own development and commercialization of SB204 or SB206 outside of Japan.
The term of the Amended Sato Agreement (and the period during which Sato must pay royalties under the amended license agreement) expires on the twentieth anniversary of the first commercial sale of a licensed product in the licensed field in the licensed territory (adjusted from the tenth anniversary of the first commercial sale in the Sato Agreement). The term of the Amended Sato Agreement may be renewed with respect to a licensed product by mutual written agreement of the parties for additional two-year periods following expiration of the initial term. All other material terms of the Sato Agreement remain unchanged by the Sato Amendment.
Sato is responsible for funding the development and commercial costs for the program that are specific to Japan. The Company is obligated to perform certain oversight, review and supporting activities for Sato, including: using commercially reasonable efforts to obtain marketing approval of SB204 and SB206 in the United States and sharing all future scientific information the Company may obtain during the term of the Amended Sato Agreement pertaining to SB204 and SB206; and participating in a joint committee that oversees, reviews and approves Sato’s development and commercialization activities under the Amended Sato Agreement. Additionally, the Company has granted Sato the option to use the Company’s trademarks in connection with the commercialization of licensed products in the licensed territory for no additional consideration, subject to the Company’s approval of such use.
The Company concluded that Sato is a customer with respect to all promises in the Amended Sato Agreement, and as such, revenue is recognized in accordance with ASC 606. The Company allocated the transaction price

(including the upfront payments received and the unconstrained variable consideration), between the individual performance obligations based on their relative standalone-selling prices. In future periods, the Company would lift the variable consideration constraint from each contingent payment if there were no longer a probable likelihood of significant revenue reversal.
A portion of transaction price allocated to license performance obligation was recognized in revenues on the date of license delivery. For all other performance obligations, the Company concluded that a cost-based input method for revenue recognition is most appropriate. The Company monitors and reassesses actual and estimated costs over the expected development period to calculate a percentage of completeness for purposes of revenue recognition during each reporting period.
The Company currently estimates the end of development period in the first quarter of 2028, based upon a Sato-prepared Japanese development program timeline. The estimated percentage of completeness remains subject to prospective reassessment and adjustment based upon Sato’s interaction with the Japanese regulatory authorities and other developmental and timing considerations.
All contract liabilities (deferred revenue) recognized on the balance sheets as of December 31, 2024, and 2023, were related to the Sato Agreement. All revenue recognized for the year ended December 31, 2024, and for the periods from September 28, 2023, to December 31, 2023, and from January 1, 2023, to September 27, 2023, was related to the Sato Agreement, and was recognized out of the deferred revenue balance as of the beginning of respective period. The net amount of existing performance obligations under long-term contracts unsatisfied as of December 31, 2024, was $3,424, out of which the Company expects to recognize approximately $1,178 in revenue over the next 12 months, and the remaining balance thereafter.
The Sato Agreement may be terminated by (i) Sato without cause upon 120 days’ advance written notice to the Company; (ii) either party in the event of the other party’s uncured material breach upon 60 days’ advance written notice; (iii) force majeure; (iv) either party in the event of the other party’s dissolution, liquidation, bankruptcy or insolvency; and (v) the Company immediately upon written notice if Sato challenges the validity, patentability, or enforceability of any of the Company’s patents or patent applications licensed to Sato under the Amended Sato Agreement. In the event of a termination, no portion of the upfront fees received from Sato are refundable. The payment terms contained within the Sato Agreement related to upfront, developmental milestone and sales milestone payments are of a short-term nature and, therefore, do not represent a financing component requiring additional consideration.
Note 5: License Agreements
The Company has entered into various licensing agreements with universities and other research institutions under which the Company receives the rights, and in some cases substantially all of the rights, of the inventors, assignees or co-assignees to produce and market technology protected by certain patents and patent applications. The Company’s primary license agreement is with the University of North Carolina at Chapel Hill (“UNC”) and is described in further detail within the subsection below.
The Company is generally required to make milestone payments based on development milestones and will be required to make royalty payments based on a percentage of future sales of covered products or a percentage of sublicensing revenue. Costs to acquire rights under license agreements and pre-commercialization milestone payments are classified as research and development expenses in the statements of operations. Research and development expense recognized in connection with the incurrence of such costs totaled $430 and zero during the years ended December 31, 2024 and 2023, respectively.
The Company is generally required by the various licensing agreements to reimburse the licensor for certain legal and other patent related costs. These costs are expensed as incurred and are classified as general and administrative expenses in the statements of operations. Successor's general and administrative expense recognized in connection with the incurrence of such costs totaled to $92 and $9 for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023, respectively. Predecessor's general and administrative expense recognized in connection with the incurrence of such costs totaled to $82 for the period from January 1, 2023 to September 27, 2023.

These license arrangements could require the Company to make payments upon achievement of certain milestones by the Company. As future royalty payments are directly related to future revenues (either sales or sublicensing), future commitments cannot be determined. No accrual for future payments under these agreements has been recorded, as the Company cannot estimate if, when or in what amount payments may become due.
UNC License Agreement
The Company acquired exclusive rights to intellectual property, including those that were ultimately developed by the Company into the specific library of NITRICIL compounds, pursuant to license agreements with the University of North Carolina at Chapel Hill (“UNC”), entered into in July 2007 and October 2009, which were subsequently amended, restated and consolidated in June 2012 (the “UNC License Agreement”). Under the UNC License Agreement, the Company was granted an exclusive, worldwide license, with the ability to sublicense, to develop and commercialize products utilizing the licensed intellectual property. The Company has amended the UNC License Agreement multiple times since June 2012 to both expand the scope of licensed patents to cover additional nitric oxide technologies and to modify certain regulatory and/or commercial milestones under the UNC License Agreement.
The UNC License Agreement currently requires the Company to pay UNC up to $365 in regulatory and commercial milestones on a licensed product by licensed product basis and a running royalty percentage in the low single digits on net sales of licensed products. Licensed products include any products being developed by the Company or by its sublicensees. In addition, under the UNC License Agreement, the Company is obligated to reimburse UNC for reasonable prosecution and maintenance costs related to intellectual property. Pursuant to the UNC License Agreement, the Company has the first right to defend against third-party claims of patent infringement with respect to the licensed products and to enforce the licensed patents against third-party infringers.
Unless earlier terminated by the Company at its election, or if the Company were to materially breach the agreement or become bankrupt, the UNC License Agreement remains in effect on a country by country and licensed product by licensed product basis until the expiration of the last to expire issued patent covering such licensed product in the applicable country, and upon such expiration, the Company will receive a perpetual, unrestricted, fully-paid and royalty free right to develop and commercialize such licensed product in such country.
UNC may terminate the agreement or render the license granted thereunder non-exclusive for the Company’s material breach of the agreement that remains uncured after 90 days of receipt of written notice thereof from UNC and may also terminate the agreement or render the license granted thereunder non-exclusive upon providing written notice for our bankruptcy or insolvency-related events within 30 days of the occurrence of such events. The Company may terminate the agreement at any time for convenience upon providing written notice of not less than 30 days to UNC.
NITRICIL Platform and Other Nitric Oxide Releasing Compounds
The UNC License Agreement provided the Company with a library of compounds, patents and related intellectual property associated with nitric oxide releasing materials (“UNC IP”). Certain portions of the UNC IP relate to what has been developed by the Company into the NITRICIL technology platform, including NVN1000 (also known as berdazimer sodium), the new chemical entity (“NCE”) which is the active pharmaceutical ingredient for ZELSUVMI, the Company’s first U.S. Food and Drug Administration (“FDA”) approved commercial product. Other nitric oxide releasing materials, unrelated to berdazimer sodium, were a part of the UNC IP but have not been developed subsequent to the execution of the UNC License Agreement by the Company, or have been sublicensed to other parties.
NITRICIL Platform
As of December 31, 2024, the last to expire patent related to ZELSUVMI originating from the UNC License Agreement is May 2026. The Company has progressed the development of that in-licensed intellectual property portfolio from the UNC License Agreement and has since obtained 12 U.S. patents, in addition to two U.S. patents obtained with the original UNC License Agreement, resulting in a total of 14 issued U.S. patents covering ZELSUVMI. These 14 U.S. patents are expected to expire during the time period beginning in 2026 and ending in 2035. Upon the initial FDA approval of ZELSUVMI, the Company applied for 1,280 days of patent term extension (“PTE”), for the U.S. patent covering ZELSUVMI compositions. Assuming grant of the PTE application, the term of this patent may be extended from February 27, 2034, to August 30, 2037.

Other Nitric Oxide Releasing Compounds
Other patents licensed by the Company per the UNC License Agreement, which are not associated with ZELSUVMI, are projected to expire between 2026 and 2042.
Note 6: Reedy Creek Liability
On April 29, 2019, the Company entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an amount of $25,000 for the Company to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis.
If the Company successfully commercializes any such product, following regulatory approval, the Company will be obligated to pay Reedy Creek a low single digit royalty on net sales of such products in the United States, Mexico or Canada.
Pursuant to the Purchase Agreement, the Company will pay Reedy Creek ongoing quarterly payments, calculated based on an applicable percentage per product of any upfront fees, milestone payments, royalty payments or equivalent payments received by the Company pursuant to any out-license agreement for SB204, SB206 or SB414 in the United States, Mexico or Canada, net of any upfront fees, milestone payments, royalty payments or equivalent payments paid by the Company to third parties pursuant to any agreements under which the Company has in-licensed intellectual property with respect to such products in the United States, Mexico or Canada. The applicable percentage used for determining the ongoing quarterly payments, applied to amounts received directly by the Company pursuant to any out-license agreement for each product, ranges from 10% for SB206 to 20% for SB204 and SB414.
However, the agreement provides that the applicable percentage for each product will be 25% for fees or milestone payments received by the Company (but not royalty payments received by the Company) until Reedy Creek has received payments under the Purchase Agreement equal to the total funding amount provided by Reedy Creek under the Purchase Agreement. If the Company decides to commercialize any product on its own following regulatory approval, as opposed to commercializing through an out-license agreement or other third-party arrangement, the Company will only be obligated to pay Reedy Creek a low single digits royalty on net sales of such products.
The Predecessor determined that the Reedy Creek Purchase Agreement is within the scope of ASC 730-20, Research and Development Arrangements (“ASC 730-20”), and that there has not been a substantive and genuine transfer of risk related to the Reedy Creek Purchase Agreement. As such, the Company determined that the appropriate accounting treatment under ASC 730-20 was to record the proceeds of $25,000 as cash and cash equivalents, as the Company had the ability to direct the usage of funds, and a long-term liability (“Reedy Creek Liability”) within the balance sheets. The Reedy Creek liability would remain until the Company receives future milestones from other potential third parties, as defined within the Purchase Agreement, of which 25% will be contractually owed to Reedy Creek. If potential future milestones or other payments are received by the Company, and become partly due to Reedy Creek, the corresponding partial repayment to Reedy Creek will result in a ratable reduction of the total long-term obligation to repay the initial purchase price.
As of the Novan Acquisition date, the Reedy Creek liability was measured at fair value in the amount of $13,700. This long-term liability is subsequently measured at amortized cost using the prospective effective interest method described in ASC 835-30 Imputation of Interest. The effective interest rate is calculated by forecasting the expected cash flows to be paid over the life of the liability relative to its fair value as of the Novan Acquisition date. The effective interest rate is recalculated in each reporting period as the difference between expected cash flows and actual cash flows are realized and as there are changes to expected future cash flows. The carrying value of the Reedy Creek liability is made up of the opening balance, which is increased by accrued interest expense, and decreased by any cash payments made to Reedy Creek during the period to arrive at the ending balance.

Note 7: Balance Sheet Account Details
Prepaid expenses and other current assets consisted of the following:

	December 31,
	2024	2023
	Successor	Successor
Drug product manufacturing subcontractor	$—	$129
Prepaid Prescription Drug User Fee Act (PDUFA) fees	404	—
Study materials under Sato Agreement	162	—
Other	232	283
Total prepaid expenses and other current assets	$798	$412

Property and equipment consisted of the following:

	December 31,
	2024	2023
	Successor	Successor
Manufacturing and laboratory equipment	$2,810	$2,780
Software	1,225	—
Furniture and fixtures	100	100
Computer equipment	21	21
Leasehold improvements	7,957	7,957
Construction-in-progress	1,668	2,196
Property and equipment, cost	13,781	13,054
Less: Accumulated depreciation and amortization	(2,298)	(470)
Total property and equipment, net	$11,483	$12,584

Successor’s depreciation and amortization expense was $1,828 and $470 for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023, respectively. Predecessor’s depreciation and amortization expense was $1,166 for the period from January 1, 2023 to September 27, 2023.
Goodwill and other identifiable intangible assets consist of the following:

	December 31,
	2024	2023
	Successor	Successor
Indefinite-lived intangible assets
Goodwill	$6,604	$6,604
Definite-lived intangible assets
Complete technology	10,700	10,700
Less: accumulated amortization	(898)	(184)
Total definite-lived intangible assets	9,802	10,516
Total goodwill and other identifiable intangible assets, net	$16,406	$17,120

Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful life of the asset of 15 years. Successor’s amortization expense was $714 and $184 for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023, respectively. There was no amortization expense for the period from January 1, 2023 to September 27, 2023. Estimated amortization expense for the years ending December 31, 2025 through 2029 is $713 per year. The Company had no impairment of goodwill or intangible assets.

Other long-term assets consist of the following:
Other long-term assets as of December 31, 2024, are comprised of finished products (berdazimer gel, 10.3%). These finished products, while not currently available for commercial sale due to the different labeling utilized, the Company expects to use these units in the future as part of a patient assistance program. These items will be expensed when distributed.
Accrued expenses consisted of the following:

	December 31,
	2024	2023
	Successor	Successor
Compensation	$1,095	$1,110
Drug product manufacturing subcontractor	353	—
Other	593	300
Total accrued expenses	$2,041	$1,410

Note 8: Leases
On January 18, 2021, the Company entered into a lease with an initial term expiring in 2032, as amended for 19,265 rentable square feet, located in Durham, North Carolina. This lease dated as of January 18, 2021, as amended (the “TBC Lease”), is by and between the Company and Copper II 2020, LLC (the “TBC Landlord”), pursuant to which the Company is leasing space serving as its corporate headquarters and primary API manufacturing site (the “Premises”) located within the Triangle Business Center. The lease executed on January 18, 2021, as amended, was further amended on November 23, 2021 to expand the Premises by approximately 3,642 additional rentable square feet from 15,623 rentable square feet.
The TBC Lease commenced on January 18, 2021 (the “Lease Commencement Date”). Rent under the TBC Lease commenced in October 2021 (the “Rent Commencement Date”). The term of the TBC Lease expires on the last day of the 123 calendar month after the Rent Commencement Date. The TBC Lease provides the Company with one option to extend the term of the TBC Lease for a period of 5 years, which would commence upon the expiration of the original term of the TBC Lease, with base rent of a market rate determined according to the TBC Lease; however, the renewal period was not included in the calculation of the lease obligation as the Company determined it was not reasonably certain to exercise the renewal option.
The monthly base rent for the Premises is approximately $39 for months 1-10 and approximately $49 for months 11-12, per the second amendment to the primary lease. Beginning with month 13 and annually thereafter, the monthly base rent will be increased by 3%. Subject to certain terms, the TBC Lease provided that base rent was abated for three months following the Rent Commencement Date. The Company is obligated to pay its pro-rata portion of taxes and operating expenses for the building as well as maintenance and insurance for the Premises, all as provided for in the TBC Lease.
The TBC Landlord has agreed to provide the Company with a tenant improvement allowance in an amount not to exceed $130 per rentable square foot, totaling approximately $2,450, per the primary lease, inclusive of the first amendment, and $115 per rentable square foot, totaling $419, per the second amendment to the TBC Lease. Pursuant to the terms of the TBC Lease, the Company delivered to the TBC Landlord a letter of credit in the amount of $583, as amended, as collateral for the full performance by the Company of all of its obligations under the TBC Lease and for all losses and damages the TBC Landlord may suffer as a result of any default by the Company under the TBC Lease.
Successor’s rent expense was $695 and $174 for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023, respectively. Predecessor’s rent expense was $301 for the period from January 1, 2023 to September 27, 2023. Cash paid for amounts included in the measurement of operating lease liabilities was $626 and $154, respectively, for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023. Cash paid for amounts included in the measurement of operating lease liabilities was $454 for the period from January 1, 2023 to September 27, 2023.
The weighted average remaining lease term for the TBC Lease and weighted average discount rate for the TBC Lease are 7.1 years and 8.4%, respectively, as of December 31, 2024.

Future minimum lease payments as of December 31, 2024, were as follows:

Maturity of Lease Liabilities	Operating Leases
2025	$645
2026	665
2027	685
2028	705
2029	726
2030 and beyond	1,583
Total future undiscounted lease payments	5,009
Less: imputed interest	(1,275)
Total reported lease liability	$3,734

9. Income Taxes
For Federal and State tax reporting purposes, LNHC is a member of Ligand and Novan consolidated reporting group during the Successor and Predecessor reporting period, respectively. The basis of presentation for these financial statements is on a separate standalone basis as if the LNHC was not a member of a consolidated group and operating as an independent entity. Settlements of tax balances that differ from the separate entity computations are treated as either increases or decreases in equity. There were no settlements of tax balances between the entity and the parent during the periods presented.
A reconciliation of income tax benefit to the amount computed by applying the statutory federal income tax rate to the net loss is summarized as follows (in thousands):

	2024	2023
	Successor	Successor	Predecessor
	January 1 to December 31	September 28 to December 31	January 1 to September 27
Tax at statutory federal rate	$(5,989)	$(1,730)	$(3,925)
State, net of federal benefit	(231)	(81)	(369)
Non-Deductible expense	2	1	2
Stock-based compensation	822	213	—
Research and development credits	(139)	(39)	(541)
Change in uncertain tax positions	—	—	—
Rate change for changes in federal or state law	—	(47)	—
Change in valuation allowance	5,245	177	4,825
Other	—	—	8
	$(290)	$(1,506)	$—

The amount of income tax benefit consists of federal deferred income tax benefit for both Successor periods.
Management remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. Significant components of the our deferred tax assets and liabilities as of December 31, 2024 and 2023 are shown below. Management performs an assessment of positive and negative evidence to determine if sufficient future taxable income will be generated to use the existing deferred tax assets. Management's evaluation of evidence resulted in management concluding that the majority of the deferred tax assets will not be realized.

The Company offsets all deferred tax assets and liabilities by jurisdiction, as well as any related valuation allowance, and presents them on the balance sheet as a non-current deferred income tax asset or liability (as applicable). Deferred tax assets (liabilities) are comprised of the following (in thousands):

	December 31,
	2024	2023
	Successor	Successor
Deferred tax assets:
Net operating loss carryforwards	$4,514	$1,474
R&D credit carryforwards	175	39
Deferred revenue	753	945
Stock-based compensation	40	—
Lease liabilities	821	882
R&D funding	3,503	3,090
Capitalized research expenses	3,227	1,536
Other	237	238
Total deferred tax assets	13,270	8,204
Less valuation allowance for deferred tax assets	(8,358)	(3,113)
Net deferred tax assets	4,912	5,091

Deferred tax liabilities:
Fixed assets and intangibles	(4,196)	(4,593)
Right-of-use assets	(801)	(874)
Net noncurrent deferred tax assets (liabilities)	$(85)	$(376)

As of December 31, 2024, the Company had $20,500 of federal net operating loss carryforwards that have no expiration date, and $20,500 of state net operating loss carryforwards that begin to expire in 2038. The Company also had $200 of federal research and development credit carryforwards, which expire through 2043.
In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Evaluating the need for a valuation allowance for deferred tax assets often requires judgement and analysis of all the positive and negative evidence available, including cumulative losses in recent years and projected future taxable income, to determine whether all or some portion of the deferred tax assets will not be realized.
Pursuant to Section 382 and 383 of the Internal Revenue Code of 1986, as amended, utilization of our net operating losses and credits may be subject to annual limitations in the event of any significant future changes in its ownership structure. These annual limitations may result in the expiration of net operating losses and credits prior to utilization.
The Company accounts for income taxes by evaluating a probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company does not have any uncertain tax positions for the periods covered.
Note 10: Relationship with Parent and Related Entities
Historically, the Company's business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in its financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Company for purposes of its stand-alone financial statements. However, the expenses reflected in the financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of related expenses that will be incurred in the future by the Company.
The statements of operations include expenses for certain centralized functions (such as accounting, treasury, audit, purchasing, human resources, legal and facilities), executive compensation and other programs provided and/or administered by Parent that are charged directly to the Company. A portion of these costs benefits the Company and is allocated using a pro-rata method based on measures that management believes are consistent and reasonable.
The amounts of corporate expenses allocated to the Company are summarized in a table below:

	2024	2023
	Successor	Successor	Predecessor
	January 1 to December 31	September 28 to December 31	January 1 to September 27
Payroll and related expenses	$2,214	$402	$1,737
Share-based compensation	3,915	1,013	1,928
Other non-employee related corporate expenses	888	183	784
Total corporate expenses allocated to the Company	$7,017	$1,598	$4,449

LNHC participates in Ligand's centralized cash management and financing programs and will continue to participate in Ligand's centralized cash management until it becomes an independent company.
While most of vendors disbursements are made directly by LNHC, all Company's obligations are financed by Ligand and financing decisions are determined by central Ligand treasury operations. Certain Company's expenses are settled directly by Ligand, including personnel-related expenses.
Note 11: Stock Based Compensation
Successor Plan
LNHC does not have its own equity-based incentive plans, and employees of LNHC do not participate in Parent’s equity-based incentive plans. However, a portion of certain Parent corporate employees' share-based compensation expenses was allocated to LNHC based on their involvement in LNHC operations.
Under the Ligand 2002 Stock Incentive Plan (2002 Plan), Parent employees were awarded share-based incentive awards in a number of forms, including non-statutory stock options, incentive stock options, restricted stock units (RSUs), performance stock units (PSUs) and other cash-based or share-based awards. Awards granted to Parent employees under the incentive plans typically vest 1/8 on the six month anniversary of the date of grant, and 1/48 each month thereafter for forty-two months.
Successor's share-based compensation expense is recognized based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration of forfeitures as they occur.
Predecessor Plan
Certain Predecessor employees participated in Novan's equity-based incentive plans. For the period from January 1, 2023 to September 27, 2023, Novan continued to administer and grant awards under the 2016 Incentive Award Plan, as amended (the “2016 Plan”), Novan’s only active equity incentive plan. The 2016 Plan provides for the grant of the various awards, including incentive stock options, nonstatutory stock options, restricted stock units and other stock awards. Eligible plan participants include employees, directors, and consultants.
The terms of the RSUs, including the vesting provisions, are determined by the board of directors. Each RSU represents the contingent right to receive one share of common stock of the Company. The RSUs granted typically cliff vest after a one-year period for grants to directors and a two-year period for grants to employees, provided that the grantee remains a director, employee or consultant of the Company as of such vesting date.
Predecessor's share-based compensation expense is recognized based on the fair value on a straight-line basis over the requisite service periods of the awards, net of estimated forfeitures.
General
The Company measures share-based compensation for all share-based incentive awards at fair value on the grant date. The Black-Scholes option-pricing model is used to estimate the fair value of stock options granted. The model assumptions include expected volatility, term, dividends, and the risk-free interest rate. Management looks to historical and implied volatility of the underlying stock to determine the expected volatility. The expected term of an award is based on historical forfeiture experience, exercise activity, and on the terms and conditions of the stock awards. The expected dividend yield is determined to be 0% given that the Parent Company currently does not expect to pay cash dividends or make any other distributions on common stock in the future. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The fair value of RSUs is determined by the closing market price of the underlying stock on the date of grant.
Total Successor’s and Predecessor's stock-based compensation expense included in the statements of operations is as follows:

	2024	2023
	Successor	Successor	Predecessor
	January 1 to December 31	September 28 to December 31	January 1 to September 27
Research and development	$183	$—	$974
Selling, general and administrative	3,915	1,013	954
Total	$4,098	$1,013	$1,928

Note 12: Commitments and Contingencies
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.
The Company is not currently a party to any material legal proceedings and is not aware of any claims or actions pending against the Company that the Company believes could have a material adverse effect on the Company’s business, operating results, cash flows or financial statements. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business.
The Company has entered into, and expects to continue to enter into, contracts in the normal course of business with various third parties who support its development work, commercialization activities, including drug product manufacturing, technical transfers, finished commercial product production and supportive costs. The scope of the services under these agreements can generally be modified at any time, and these agreements can generally be terminated by either party after a period of notice and receipt of written notice. There have been no material contract terminations as of December 31, 2024.
Note 13: Retirement Plan
The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Successor has made discretionary matching contributions of 50% of the employee’s contributions, up to a maximum of $6 per year, and contributed $141 and $27 for the year ended December 31, 2024 and for the period from September 28, 2023 to December 31, 2023, respectively. Predecessor has made discretionary matching contributions, up to 5% of gross wages and contributed $259 for the period from January 1, 2023 to September 27, 2023.
Note 14: Subsequent Events
In February 2025, LNHC entered into a non-exclusive Contract Management Agreement with Orion Corporation to manufacture and assemble various components related to the ZELSUVMI commercial drug product, including the final fill/finish process and product packaging. This agreement has an initial period of five years, with automatic two-year renewal periods thereafter, unless a notice of non-renewal is provided by either party. This commercial supply agreement includes customary terms governing the manufacture of the ZELSUVMI drug product, including but not limited to, a quality agreement governing the manufacture and quality control of the drug product, required periodic forecasting and demand planning/production scheduling, periodic non-binding, and binding purchase commitments, including minimums, and pricing and cost parameters.

On March 24, 2025, LNHC assigned its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan.
In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.
On March 24, 2025, LNHC entered into a Bridge loan agreement with Ligand based on which any amounts of cash transfers from Ligand to LNHC, or settlement of LNHC expenses directly by Ligand, starting from January 1, 2025, would be considered a loan in the amount up to $18,000. This loan will accumulate interest on a risk-free rate, and will be either payable back to Ligand, or reduce Ligand's funding commitment with respect to a anticipated merger transaction.
On April 16, 2025, LNHC entered into a Bridge loan agreement with two third party lenders for an aggregate amount of $6,000. This loan will accumulate interest on a risk-free rate, and will be either payable back to the lenders, or reduce their funding commitment with respect to a anticipated merger transaction.
On April 16, 2025, LNHC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Channel Therapeutics Corporation, a Nevada corporation (“Channel”), CHRO Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Channel (the “Merger Sub”), and solely for the purposes of Article III thereof, Ligand, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LNHC, with LNHC continuing as a wholly-owned subsidiary of Channel and the surviving corporation of the merger (the “Merger”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each then outstanding share of LNHC capital stock will be converted into the right to receive a number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of Channel (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the Merger Agreement (the ratio of such conversion, the “Exchange Ratio”). The Exchange Ratio represents the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that will be received for each LNHC share outstanding immediately prior to the Merger. It is calculated by dividing the shares of Channel common stock (derived from the post-closing shares of common stock and the LNHC allocation percentage based on the relative valuations of $67,000 for LNHC and $15,000 for Channel) by the total number of LNHC shares outstanding.
The consummation of the Merger is subject to certain closing conditions, including, among other things, (i) no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, (ii) the approval of the listing of the additional shares of common stock issuable upon conversion of the Series A Preferred Stock on the NYSE American having been obtained and the shares of common stock issuable upon conversion of the Series A Preferred Stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing, subject to official notice of issuance, on the NYSE American; (iii) entry into certain royalty agreements, (iv) the PIPE Financing (as defined in the Merger Agreement) having been consummated or being consummated concurrently with the closing of the Merger or immediately before the closing of the Merger, (v) 20 calendar days shall have elapsed following the commencement of mailing of an information statement on Schedule 14C to Channel’s shareholders; and (vi) other customary conditions.
Management is currently assessing the accounting for the above transactions and their impact on the Company's financial statements for the respective periods.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

CHANNEL THERAPEUTICS CORPORATION,

CHRO MERGER SUB INC.,

LNHC, INC.,

and solely for purposes of Article III,

LIGAND PHARMACEUTICALS INCORPORATED

Dated as of April 16, 2025

A-i

A-ii

Exhibit A-1	Form of Lock-Up Agreement – Public Company and Merger Partner Directors and Officers
Exhibit A-2	Form of Lock-Up Agreement –Lead Investors in Concurrent Financing
Exhibit A-3	Form of Lock-Up Agreement – Other Concurrent Financing Participants
Exhibit A-4	Form of Lock-Up Agreement – 3i, LP
Exhibit B-1	Form of Surviving Corporation Certificate of Incorporation
Exhibit B-2	Form of Surviving Corporation Bylaws
Exhibit C	Form of Securities Purchase Agreement
Exhibit D	Form of Certificate of Designations
Annex A	Illustration of Exchange Ratio
Annex B	Directors

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2025, is entered into by and among Channel Therapeutics Corporation, a Nevada corporation (“Public Company”), CHRO Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (the “Merger Sub”), LNHC, Inc., a Delaware corporation (“Merger Partner”), and for purposes of Article III hereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”).
WHEREAS, the board of directors of Public Company (the “Public Company Board”) and the board of directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger (as defined below) is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement, including the authorization of a class of Series A Convertible Preferred Stock, $0.0001 par value per share, of Public Company, as contemplated by the Certificate of Designations (as defined below) (the “Public Company Series A Preferred Stock”), and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, (A) the approval of the issuance of shares of Public Company Series A Preferred Stock pursuant to this Agreement and the Concurrent Financing (as defined below), in each case pursuant to Sections 710-713 of the NYSE American LLC Company Guide (the “Share Issuances”), and (B) approval, to the extent required under applicable Nevada Revised Statutes (“NRS”) statutes, of the Public Company Charter Amendment (the “Charter Amendment Proposal”) and (C) the adoption of amendments to, or an amendment and restatement of, the Public Company Equity Incentive Plan (as defined below) (the “Equity Incentive Plan Amendment Proposal”);
WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly-owned subsidiary of Public Company;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s and Merger Partner’s willingness to enter into this Agreement, each of (i) the officers and directors of the Public Company immediately prior to the Effective Time and listed on Schedule A of the Public Company Disclosure Schedule have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-1, (ii) the officers and directors of Merger Partner immediately prior to the Effective Time and listed on Schedule A of the Merger Partner Disclosure Schedule have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-2, (iii) certain investors who have entered into the Securities Purchase Agreements (as defined below) in connection with the Concurrent Financing (as defined below) have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-3, and (iv) 3i, LP, a Delaware limited partnership (“3i”), has entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-4 (Exhibits A-1, A-2, A-3 and A-4, collectively, the “Lock-Up Agreements”);
WHEREAS, for United States federal income tax purposes, (i) it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or that the Merger and the Concurrent Financing shall be treated as an integrated transaction that qualifies as an exchange of shares of common stock, par value $0.01 per share of Merger Partner (“Merger Partner Capital Stock”) and cash for shares of Public Company Series A Preferred Stock within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors shall have entered into a securities purchase agreement, substantially in the form attached hereto as Exhibit C (the “Securities Purchase Agreement”), representing an aggregate commitment of not less than $50,000,000, pursuant to which such investors have agreed to purchase the number of shares of Public Company Series A Preferred Stock set forth therein immediately prior to the Effective Time (the “Concurrent Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:
ARTICLE I
THE MERGER
1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).
1.2 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time (or at such other time as Public Company and Merger Partner mutually agree upon, orally or in writing), on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions by remote exchange of electronic documents, unless another date or time is agreed to in writing by Public Company and Merger Partner). For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.
1.3 Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on Exhibit B-2, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
1.4 Directors and Officers of the Surviving Corporation.
(a) The individuals named on Section 1.4(a) of the Merger Partner Disclosure Schedule shall be and constitute all of the directors of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b) The individuals named on Section 1.4(b) of the Merger Partner Disclosure Schedule (or such other executive officers of Merger Partner designated by Merger Partner prior to the Effective Time) shall be and constitute all of the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.5 Public Company Matters.
(a) Board of Directors. Public Company shall take such actions as may be reasonably necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board) so that, immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7) and shall consist of (i) four (4) directors selected by Merger Partner that are listed on Section 1.5(a) of the Merger Partner Disclosure Schedule (the “Merger Partner Designees”), (ii) the intended Chief Executive Officer of Public Company following the Closing that is listed on Section 1.5(a) of the Merger Partner Disclosure Schedule, (iii) one (1) director selected by the Public Company Board listed on

Section 1.5(a) of the Public Company Disclosure Schedule (the “Public Company Designee”), and (iv) one (1) director selected by Nomis Bay listed on Annex B (the “Nomis Bay Designee”). If any Merger Partner Designee, Public Company Designee or Nomis Bay Designee is unable or unwilling to serve as director of Public Company, the party appointing such Person shall designate a successor.
(b) Officers. Public Company shall take such actions as may be reasonably necessary (including, to the extent necessary, procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of Public Company) so that the officers of Merger Partner immediately prior to the Effective Time shall constitute all of the officers of Public Company immediately after the Effective Time (or if such individual is unable or unwilling to serve as an officer of the Public Company Board immediately following the Effective Time, then another individual that is designated by Merger Partner prior to the Effective Time), each having the same title as he or she had as an officer of Merger Partner immediately prior to the Effective Time.
(c) Charter Amendments. Public Company shall, immediately prior to the Concurrent Investment, file the Public Company Charter Amendment and the Certificate of Designations with the Nevada Secretary of State.
ARTICLE II
CONVERSION OF SECURITIES
2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
(b) Cancellation of Treasury Stock. All shares of Merger Partner Capital Stock that are held in treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.
(c) Conversion of Merger Partner Capital Stock. Subject to Section 2.2, each share of Merger Partner Capital Stock, other than shares to be cancelled in accordance with Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of Public Company Series A Preferred Stock equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Merger Partner Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Series A Preferred Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Series A Preferred Stock to be issued or paid in consideration therefor and any amounts payable upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:
(i) “Aggregate Valuation” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.
(ii) “Merger Partner Allocation Percentage” the quotient determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.
(iii) “Merger Partner Merger Shares” means the product determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.
(iv) “Merger Partner Outstanding Shares” means the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Merger Partner Capital Stock basis calculated using the Treasury Stock Method.
(v) “Merger Partner Valuation” means $67,000,000.
(vi) “Post-Closing Public Company Shares” means the quotient determined by dividing (i) the Public Company Outstanding Shares by (ii) the Public Company Allocation Percentage.

(vii) “Public Company Allocation Percentage” means the quotient determined by dividing (i) the Public Company Valuation by (ii) the Aggregate Valuation.
(viii) “Public Company Closing Price” means the volume weighted average closing trading price of a share of Public Company Common Stock on the NYSE American for the five (5) consecutive trading days ending five (5) trading days immediately prior to the date upon which the Draft Exchange Ratio Schedule is delivered pursuant to Section 6.16(a).
(ix) “Public Company Outstanding Shares” means the total number of shares of Public Company Common Stock that are issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Public Company Common Stock basis, calculated using the Treasury Stock Method and assuming, without duplication, the conversion of all Public Company Preferred Stock outstanding as of immediately prior to the Effective Time (on an as-converted to Public Company Common Stock basis). For the avoidance of doubt, (1) no Public Company Stock Options that are (x) unvested and outstanding as of immediately prior to the Effective Time or (y) vested and outstanding as of immediately prior to the Effective Time with an exercise price equal to or greater than the Public Company Closing Price shall be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares, and (2) other than with respect to Public Company Common Stock underlying vested outstanding Public Company Stock Options and Public Company Warrants with an exercise price less than the Public Company Closing shares of Public Company Common Stock reserved for issuance under the Public Company Stock Plans as of immediately prior to the Effective Time shall not be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares.
(x) “Public Company Valuation” means $15,000,000.
(xi) “Treasury Stock Method” means, with respect to Public Company, a calculation that assumes on a pro forma basis that all outstanding, vested and unexercised Public Company Stock Options (as defined below) with an exercise price less than the Public Company Closing Price, are exercised on a cashless basis (i.e., that the proceeds from such exercises are used to repurchase shares of Public Company Common Stock at the Public Company Closing Price, thereby reducing the number of shares outstanding, with the net effect representing the potential dilution from the vesting and exercise of all such Public Company Stock Options). For the avoidance of doubt, the Treasury Stock Method shall exclude entirely any Public Company Stock Options with a per-share exercise price greater than the Public Company Closing Price.
For the avoidance of doubt, neither the proceeds from the Concurrent Financing nor the shares of Public Company Series A Preferred Stock to be issued in connection therewith shall be included in the calculation or determination of the Exchange Ratio or any component thereof. For illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Annex A.
(d) Treatment of Public Company Equity Based Awards. As of the Closing, each Public Company Stock Option and Public Company RSU Award, whether vested or unvested, that is issued and outstanding immediately prior to the Closing shall continue to remain an issued and outstanding Public Company Stock Option or Public Company RSU Award, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Public Company Stock Plans and applicable award agreement.
(e) Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Merger Partner Capital Stock, Public Company Common Stock or Public Company Preferred Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 2.1(d) shall be construed to permit Merger Partner, Public Company or any Subsidiary of Public Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Capital Stock for Public Company Series A Preferred Stock pursuant to the Merger are as follows:
(a) Exchange Agent. At the Effective Time, Public Company shall deposit with Nevada Agency and Transfer Company or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates or non-certificated book entries representing the shares of Public Company Series A Preferred (such shares of Public Company Series A Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Capital Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(b), and (iii) any dividends or distributions to which holders of non-certificated book entries that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Capital Stock, whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Series A Preferred Stock, may be entitled.
(b) No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Series A Preferred Stock shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Series A Preferred Stock shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Series A Preferred Stock multiplied by the last reported sale price of Public Company Series A Preferred Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The NYSE American LLC (the “NYSE American”) on the last trading day prior to the Effective Time.
(c) No Further Ownership Rights in Merger Partner Capital Stock. All shares of Public Company Series A Preferred Stock issued in accordance with the terms hereof (including any cash, pursuant to Section 2.2(b), or dividends or other distributions paid) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Capital Stock that were outstanding immediately prior to the Effective Time.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Capital Stock for one (1) year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Series A Preferred Stock, any cash in lieu of fractional shares of Public Company Series A Preferred Stock and any dividends or distributions with respect to Public Company Series A Preferred Stock.
(e) No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Capital Stock or Public Company Series A Preferred Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to, or contemplated by, this Agreement to any holder of shares of Merger Partner Capital Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law; provided, however, that so long as an Internal Revenue Service (“IRS”) Form W-9 is provided by Ligand, no withholding shall apply on payments to Ligand absent a change in Tax Law after the date hereof requiring otherwise. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Capital Stock of its intent to deduct or withhold Taxes on payments for Merger Partner Capital Stock and shall reasonably cooperate with such holder in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental

Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Capital Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER
Except as set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”), Ligand and Merger Partner represent and warrant to Public Company and Merger Sub as follows:
3.1 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.
3.2 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 100 shares of Merger Partner Capital Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 100 shares of Merger Partner Capital Stock are issued and outstanding, and (ii) 0 shares of Merger Partner Capital Stock are held in the treasury of Merger Partner.
(b) Except (i) as set forth in this Section 3.2 and (ii) as set forth on Section 3.2(b) of the Merger Partner Disclosure Schedules, as of the date of this Agreement, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, stock appreciation, phantom stock, profit participation, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner is not a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2(b), there are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.
(c) All outstanding shares of Merger Partner Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

3.3 Subsidiaries.
(a) A list of all Merger Partner Subsidiaries is set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule. Each Merger Partner Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect on such Merger Partner Subsidiary.
(b) Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any of the Merger Partner Subsidiaries controls directly or indirectly or has any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person. Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, the Merger Partner is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Merger Partner has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Partner has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.
3.4 Authority; No Conflict; Required Filings and Consents.
(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Stockholder Proposal”) by Merger Partner’s stockholder under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a duly called meeting at which all directors were present, by a unanimous vote, or via unanimous written consent (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholder, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholder of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner or the Merger Partner Subsidiaries, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s or any Merger Partner Subsidiary’s assets (including Merger Partner Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(a) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any Merger Partner Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner or any Merger Partner Subsidiary in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Information Statement with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (iv) such other consents, declarations, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.
(d) The affirmative vote in favor of the Merger Partner Stockholder Proposal by the sole holder of the vote represented by the outstanding shares of Merger Partner Capital Stock (the “Merger Partner Written Consent”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary for the adoption of this Agreement by Merger Partner and for the consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.
3.5 Financial Statements; Information Provided.
(a) Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except (x) that the unaudited Financial Statements do not contain footnotes and (y) as may be indicated in the notes to such Financial Statements) and (ii) fairly present in all material respects the financial position of Merger Partner as of the dates thereof, except that the unaudited interim Financial Statements are subject to normal year-end adjustments, that are not expected to be material in amount. For purposes of this Agreement, “Financial Statements” means (A) the unaudited balance sheet as of December 31, 2024 (the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended, and (B) the audited balance sheet as of December 31, 2023, and the related audited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended. The books of account and other financial records of Merger Partner and each Merger Partner Subsidiary are true and complete in all material respects.
(b) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the Information Statement to be filed by Public Company with respect to the approval of (i) the Share Issuances under the NYSE American rules or applicable NRS provisions, (ii) the Charter Amendment Proposal (clauses (i) and (ii) collectively, the “Required Public Company Stockholder Proposals”) and (iii) the Equity Incentive Plan Amendment Proposal (the “Other Public Company Stockholder Proposal” and, collectively with any other approvals, the “Required Public Company Stockholder Approvals”), which information shall be deemed to include all material information about or relating to Merger Partner and/or the Merger Partner Stockholder Proposal, shall not, on the date the Information Statement and any amendments or supplements thereto is first filed with the SEC and at the time it is first mailed to stockholders of Public Company, or at any time thereafter up to and including the Effective Time, contain any untrue statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Required Public Company Stockholder Approvals that has become false or misleading.

(c) Section 3.5(c) of the Merger Partner Disclosure Schedule sets forth all Indebtedness of Merger Partner and its Subsidiaries as of the date hereof, and except as set forth in Section 3.5(c) of the Merger Partner Disclosure Schedule, the execution and delivery of this Agreement by Merger Partner and the consummation by Merger Partner of the transactions contemplated by this Agreement will not result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, or otherwise accelerate amounts payable or increase the amounts outstanding in respect of such Indebtedness.
3.6 No Undisclosed Liabilities. Neither Merger Partner nor any Merger Partner Subsidiary has any material Liability, except for (i) Liabilities shown on the Most Recent Balance Sheet, (ii) Liabilities of a type required to be shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (iv) Liabilities which would not have a Merger Partner Material Adverse Effect.
3.7 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, each of Merger Partner and each Merger Partner Subsidiary has conducted its business only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 3.7 of the Merger Partner Disclosure Schedule, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Merger Partner Material Adverse Effect, or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.
3.8 Taxes.
(a) Each of Merger Partner and each Merger Partner Subsidiary has properly filed all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Merger Partner and each Merger Partner Subsidiary has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable.
(b) Neither Merger Partner nor any Merger Partner Subsidiary is, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Merger Partner or Ligand. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business, Merger Partner and each Merger Partner Subsidiary (i) does not have any material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor for any Taxes of any Person other than Merger Partner or Ligand, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(c) All material Taxes that Merger Partner and each Merger Partner Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
(d) No examination or audit of any Tax Return of Merger Partner or any Merger Partner Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, has been threatened by any Governmental Entity. No deficiencies for material Taxes of Merger Partner or any Merger Partner Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing that remain unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has received a claim in writing by any jurisdiction in which it does not file a Tax Return that the jurisdiction believes that Person was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction that remains unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has (i) waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary), which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any material Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary).

(e) Neither Merger Partner nor any Merger Partner Subsidiary has made any payment or provided any benefit that has resulted in, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in, any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(f) Merger Partner is not, and has not been during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(g) Merger Partner has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.
(h) There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner or any Merger Partner Subsidiary, other than with respect to Taxes not yet due and payable or being contested in good faith.
(i) Merger Partner will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made prior to the Closing Date outside the Ordinary Course of Business, or (iii) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course of Business.
(j) Merger Partner has not participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(k) Merger Partner (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes and (ii) since Merger Partner Incorporation has always been classified as an association taxable as a C corporation for U.S. federal income tax purposes.
(l) None of the Merger Partner Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Merger Partner in connection with the performance of services that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).
(m) Neither Merger Partner nor any Merger Partner Subsidiary is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.
(n) To the knowledge of Merger Partner, neither Merger Partner nor any Merger Partner Subsidiary or any of its Affiliates has taken or agreed to take any action, or has any knowledge of any fact or circumstance, the taking or existence of which, as the case may be, would reasonably be expected to prevent the Merger and the Concurrent Financing from qualifying for the Intended Tax Treatment.
3.9 Owned and Leased Real Properties.
(a) Neither Merger Partner nor any Merger Partner Subsidiary owns nor has it ever owned any real property.
(b) Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner or any Merger Partner Subsidiary as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner, any Merger Partner Subsidiary nor, to their knowledge, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Merger Partner Material Adverse Effect. Merger Partner does not lease, sublease or license any real property to any Person other than Merger Partner. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.
3.10 Intellectual Property.
(a) Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owner(s), as applicable except that, for any Merger Partner Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Merger Partner Registrations to Merger Partner or its Merger Partner Subsidiary have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner or Merger Partner Subsidiary. To the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.
(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Merger Partner, threatened, with respect to any Patent Rights included in the Merger Partner Registrations. None of the Patent Rights included in the Merger Partner Registrations have been abandoned. Merger Partner and each Merger Partner Subsidiary has materially complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications. Merger Partner has no knowledge of any information that would preclude Merger Partner or any Merger Partner Subsidiary from having clear title to the Merger Partner Registrations.
(c) Merger Partner or Merger Partner Subsidiary, as applicable, is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule. None of the Merger Partner Intellectual Property is subject to any orders, decrees or injunctions.
(d) Merger Partner or Merger Partner Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner or Merger Partner Subsidiary.
(e) To the knowledge of Merger Partner, the operations of Merger Partner and each Merger Partner Subsidiary as currently conducted do not infringe, misappropriate or otherwise violate and have not since Merger Partner Incorporation infringed, misappropriated or otherwise violated the valid and enforceable Intellectual Property rights of any individual or entity in any material respect. To Merger Partner’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Intellectual Property that are exclusively licensed to Merger Partner or a Merger Partner Subsidiary in any material respect, and neither Merger Partner nor any Merger Partner Subsidiary has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or a Merger Partner Subsidiary or, to Merger Partner’s knowledge, threatened or otherwise filed any action or proceeding alleging that Merger Partner or any Merger Partner Subsidiary has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner or any Merger Partner Subsidiary received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.
(f) Merger Partner has made available to Public Company copies of all material written complaints, claims, notices or threats, or disclosed to Public Company all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Merger Partner Intellectual Property.

(g) Section 3.10(g) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has granted rights to any Merger Partner Licensed Intellectual Property in any material respect, and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has granted any joint ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.
(h) Section 3.10(h) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner or a Merger Partner Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) excluded for Excluded Contracts.
(i) To Merger Partner’s knowledge, no Worker of Merger Partner or any Merger Partner Subsidiary is in material default under or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner or a Merger Partner Subsidiary, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Merger Partner Intellectual Property. To the extent that any Merger Partner Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Merger Partner or a Merger Partner Subsidiary by any individual while a Worker, Merger Partner or such Merger Partner Subsidiary, as applicable, has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.
(j) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Merger Partner Intellectual Property, (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Public Company Intellectual Property, or (iv) Merger Partner, any Merger Partner Subsidiary, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.
3.11 Contracts.
(a) Section 3.11(a) of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):
(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Merger Partner of more than $200,000 annually, or (B) in which Merger Partner has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;
(ii) any Contract under which Merger Partner has granted to a third party a license under, or option or covenant not to sue with respect to, any Merger Partner Intellectual Property;
(iii) any Contract under which Merger Partner is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
(iv) any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction,

retention or other special remuneration) that provides for base salary and target bonus, when taken together, of at least $200,000 annually and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $100,000 within any twelve (12) month period;
(v) any Contract, plan, policy or program providing for retention or stay pay, change in control payments or transaction-based bonuses;
(vi) any Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(vii) any Contract relating to the disposition or acquisition of material assets or any ownership interest in Merger Partner or any of its Subsidiaries, in each case, involving payments in excess of $100,000 in the aggregate;
(viii) any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;
(ix) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;
(x) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner or Merger Partner Subsidiary, as applicable;
(xi) except with respect to Indebtedness between or among Merger Partner and its Subsidiaries, any Contract relating to (A) Indebtedness or (B) any financial guaranty;
(xii) any Contract or commitment with any Person, including any financial advisor, broker, finder, investment banker, attorneys or other Person, providing advisory services or other services for Merger Partner or Merger Partner Subsidiary in connection with the transactions contemplated by this Agreement; and
(xiii) any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Merger Partner Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to, any Merger Partner Intellectual Property; or (C) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.
(b) Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(a), 3.10(g), 3.10(h), and 3.11(a) of the Merger Partner Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Merger Partner, nor, to the knowledge of Merger Partner, any other party, is in material breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.
3.12 Litigation. Except as otherwise set forth on Section 3.12 of the Merger Partner Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner or any Merger Partner Subsidiary that (i) seeks either damages in excess of $250,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Merger Partner or any Merger Partner Subsidiary.

3.13 Environmental Matters.
(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect: (i) Merger Partner and each Merger Partner Subsidiary has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Merger Partner, formerly owned, leased or operated by Merger Partner and each Merger Partner Subsidiary (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) neither Merger Partner nor any Merger Partner Subsidiary has received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) neither Merger Partner nor any Merger Partner Subsidiary has released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.
(b) As of the date of this Agreement, neither Merger Partner nor any Merger Partner Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Merger Partner or any of its Subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.
(c) Neither Merger Partner nor any Merger Partner Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.
3.14 Employee Benefit Plans. As of the date of this Agreement, Merger Partner does not sponsor, maintain or contribute to, and has never sponsored, maintained or, contributed to (nor been required to contribute to) any Employee Benefit Plan. Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, none of the ERISA Affiliates of Merger Partner has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, no Employee Benefit Plan sponsored by an ERISA Affiliate of Merger Partner (i) that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, (ii) is funded with or otherwise holds securities issued by Merger Partner, Public Company or any of their respective ERISA Affiliates, (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
3.15 Compliance With Laws. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner and each Merger Partner Subsidiary has since Merger Partner Incorporation complied with, is not in violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.
3.16 Permits and Regulatory Matters.
Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect:
(a) Merger Partner and each Merger Partner Subsidiary has all required permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entity (collectively, “Permits”) to the conduct of its business as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”), such as authorization of an Investigational New Drug application (“IND”), or by any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceutical or biological products (together with the FDA, the “Regulating Authorities”). Section 3.16(a) of the Merger Partner Disclosure Schedules lists all material Permits, including such Permits relating to environmental matters.

(b) All Permits that are necessary for the conduct of the business of Merger Partner and each Merger Partner Subsidiary as currently conducted (“Merger Partner Authorizations”) are in full force and effect. No Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner and each Merger Partner Subsidiary is in compliance with the terms of each such Merger Partner Authorization. All material applications, reports, notices and other documents required to be filed by Merger Partner and each Merger Partner Subsidiary with any Governmental Entity have been timely filed and are complete and correct as of the date filed or as amended prior to the date of this Agreement. Neither Merger Partner nor any Merger Partner Subsidiary, and to Merger Partner’s knowledge, nor any officer, employee or agent of Merger Partner or any Merger Partner Subsidiary has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.
(c) Merger Partner and each Merger Partner Subsidiary: (i) is and since Merger Partner Incorporation has been in compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Merger Partner or such Merger Partner Subsidiary; (ii) has not since Merger Partner Incorporation received or been subject to any unresolved FDA Form 483s, FDA Notices of Adverse Findings or warning letters, or any written notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Merger Partner Authorizations; and (iii) has not since Merger Partner Incorporation received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Merger Partner Authorizations and, to the knowledge of Merger Partner, there is no action or proceeding pending or threatened against Merger Partner or any Merger Partner Subsidiary by any Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Merger Partner or a Merger Partner Subsidiary is in material noncompliance with applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Merger Partner nor any Merger Partner Subsidiary nor, to Merger Partner’s knowledge, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Merger Partner Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Merger Partner Authorizations.
(d) To Merger Partner’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Merger Partner were and, if still pending, are being conducted in compliance with applicable Laws. Merger Partner is not aware of any studies, tests or trials the results of which would cause Merger Partner or any Merger Partner Subsidiary to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Merger Partner or any Merger Partner Subsidiary, and neither Merger Partner nor any Merger Partner Subsidiary has received since Merger Partner Incorporation any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies or tests or chemistry, manufacturing and control activities and, to Merger Partner’s knowledge, there are no facts that would reasonably be expected to give rise to such an action.
3.17 Employees.
(a) All current and past key employees of Merger Partner and each Continuing Employee have entered into confidentiality and assignment of inventions agreements with Merger Partner or one of its Affiliates, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner or Continuing Employee is in material violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner because of the nature of the business currently conducted by Merger Partner or to the use of Intellectual Property of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees of Merger Partner or Continuing Employee has any plans to terminate employment with Merger Partner or following the Closing with Public Company and its Subsidiaries.
(b) Merger Partner is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Merger Partner, have there been any labor organizing activities with respect to any employees of Merger Partner or any Continuing Employees. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.
(c) Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner is and has been in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including without limitation Laws related to discrimination, harassment, and retaliation), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all Workers of Merger Partner and all Continuing Employees are lawfully authorized to work in the United States.
(d) Merger Partner has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner or any Continuing Employee, nor, to the knowledge of Merger Partner, has any such charge been threatened since Merger Partner Incorporation. No current or former employee of Merger Partner or any Continuing Employee has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made since Merger Partner Incorporation.
(e) Merger Partner has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
3.18 Insurance. Ligand maintains insurance policies (the “Ligand Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses as Merger Partner. Each Ligand Insurance Policy is in full force and effect. Merger Partner has complied in all material respects with the provisions of each Ligand Insurance Policy under which it is the insured party. No insurer under any Ligand Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. From and after the Effective Time, Merger Partner and any Merger Partner Subsidiary shall cease to be insured by the Ligand Insurance Policies, and Merger Partner will not be eligible to seek, through any means, to benefit from the Ligand Insurance Policies.
3.19 Brokers; Fees and Expenses. Except as set forth on Section 3.19 of the Merger Partner Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
3.20 Certain Business Relationships with Affiliates. Except as otherwise set forth on Section 3.20 of Merger Partner Disclosure Schedule, neither any Affiliate of Merger Partner nor any of its or their equityholders, directors, officers, or employees (a) owns any material property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any material claim or cause of action against Merger Partner, (c) owes any material money to, or is owed any material money by, Merger Partner, (d) has or has had any direct or indirect interest of any kind in, or controls or has controlled, or is an officer, manager, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, as applicable, (i) any Person that is a client, customer, supplier, vendor, distributor, lessor, lessee, debtor, creditor or competitor of Merger Partner or

(ii) any property, asset or right that is owned, held or used by Merger Partner. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Section 3.20(e) of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner, on the one hand, and any Affiliate thereof or any officer, manager, director, equityholder or employee of such Affiliate, on the other hand, which were entered into or have been in effect at any time since Merger Partner Incorporation, other than (i) any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation and entered into in the Ordinary Course of Business.
3.21 Controls and Procedures, Certifications and Other Matters.
(a) Merger Partner and each Merger Partner Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Merger Partner’s and each Merger Partner Subsidiary’s consolidated assets, (iii) access to assets of Merger Partner and each Merger Partner Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner and each Merger Partner Subsidiary is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(b) Neither Merger Partner nor any Merger Partner Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner or Merger Partner Subsidiary.
(c) Merger Partner satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1)
3.22 Books and Records. The minute books and other similar records of Merger Partner and each Merger Partner Subsidiary contain accurate summaries, in all material respects, of all actions taken at any meetings of Merger Partner’s or Merger Partner Subsidiary’s, as applicable, stockholders, the board of directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting.
3.23 Ownership of Public Company Common Stock. Except as set forth on Section 3.23 of the Merger Partner Disclosure Schedule, Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “own,” beneficially or otherwise, and at all times since Merger Partner Incorporation prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL. None of Merger Partner and its “affiliates” or “associates” is, or has been at any time since Merger Partner Incorporation prior to the date of this Agreement, an “interested stockholder” of Public Company or a “beneficial owner” of Public Company Common Stock, as those terms are defined in NRS Chapter 78.
3.24 Privacy and Data Protection.
(a) Merger Partner and each Merger Partner Subsidiary has complied at all times, and currently complies, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under data protection and privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Merger Partner and each Merger Partner Subsidiary have all material rights necessary to process all personal data used in the business of the Merger Partner or Merger Partner Subsidiary, as applicable. Neither Merger Partner nor any Merger Partner Subsidiary has received any written notice or complaint from any individual, third party and/or Governmental Entity, or to the knowledge of Merger Partner, has not been threatened with any written notice or complaint from any individual, third party and/or Governmental Entity (x) alleging non-compliance by Merger Partner or any Merger Partner Subsidiary with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.
(b) Merger Partner and each Merger Partner Subsidiary has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since Merger Partner Incorporation, no material breach or material security incident in relation to Merger Partner’s or any Merger Partner Subsidiary personal data and/or proprietary data has occurred or, to Merger Partner’s knowledge, is threatened, and there has been no actual or, to Merger Partner’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Merger Partner’s or any Merger Partner Subsidiary’s personal data and/or proprietary data.
3.25 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other Person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) or any representations and warranties of a signatory to any Lock-Up Agreements) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND THE MERGER SUB
Except (i) as disclosed in the Public Company SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (ii) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub represent and warrant, jointly and not severally, to Merger Partner as follows:
4.1 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Each of Public Company and Merger Sub has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.
4.2 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Public Company consists of 200,000,000 shares of Public Company Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of incorporation, as amended (as defined in NRS 78.010(1)(b)). As of the close of business on the Business Day immediately prior to the date of this

Agreement, (i) 6,028,011 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) 2,600 shares of Public Company Preferred Stock were issued or outstanding.
(b) As of the date of this Agreement, there are outstanding options to purchase 925,449 shares of Public Company Common Stock (each, a “Public Company Stock Option” and collectively, the “Public Company Stock Options”) and 356,554 shares of Public Company Common Stock issuable pursuant to awards of restricted stock units relating to Public Company Stock (“Public Company RSU Awards” and together with Public Company Stock Options, “Public Company Equity Awards”). Public Company has made available to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company (collectively, the “Public Company Stock Plans”), the standard forms of all award agreements evidencing the Public Company Equity Awards and a copy of each agreement evidencing a Public Company Equity Award that does not conform in all material respects to a standard form agreement. As of the date of this Agreement, Public Company has reserved 1,944,444 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2023 Equity Incentive Plan, as amended (the “Public Company EIP”), of which 1,018,995 shares remain available for issuance thereunder as of the date hereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Equity Awards on the Business Day prior to the date of this Agreement or on the date of this Agreement. With respect to each Public Company Equity Award (whether outstanding or previously exercised or settled) (i) each grant of a Public Company Equity Award was duly authorized no later than the date on which the grant of such Public Company Equity Award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry. Each Public Company Stock Option has an exercise price that is no less than the fair market value of the underlying shares on the date of grant, as determined in accordance with Section 409A of the Code. Section 4.2(b) of the Public Company Disclosure Schedule sets forth a true and complete list of each Public Company Equity Award outstanding as of the date of this Agreement, including: (A) the name of the holder, (B) the number of shares of Public Company Common Stock subject thereto, (C) the date of grant thereof, (D) the exercise price thereof, if applicable, (E) the expiration date thereof, if applicable, (F) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares subject thereto, and (G) in the case of a Public Company Stock Option, whether the Public Company Stock Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option.
(c) Section 4.2(c) of the Public Company Disclosure Schedule lists, as of the date hereof, the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.
(d) Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement, (iii) as reserved for issuance and issuable upon conversion of outstanding shares of Public Company Preferred Stock, (iv) for the rights to acquire shares pursuant to the Public Company EIP, (v) commitments to issue shares of Public Company Common Stock pursuant to the Securities Purchase Agreement in the Concurrent Financing, as of the date of this Agreement, and (vi) as reserved for issuance and issuable upon conversion of the outstanding promissory note with 3i, LP and upon exercise of the A.G.P. warrant, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, stock appreciation, phantom stock, profit participation, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, other than pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as otherwise set forth on Section 4.2(d) of the Public Company Disclosure Schedule, as contemplated by this Agreement, the Securities Purchase Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger, and the Public Company Board has not adopted or approved any resolution pursuant to the NRS or otherwise granting dissenter’s, appraisal or similar rights to any holder of shares of Public Company Common Stock or any other equity interests of or in Public Company, or to any other Person.
(e) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of NRS Chapter 78, Public Company’s articles of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Public Company to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock. All outstanding shares of Public Company have been offered, issued and sold by Public Company in compliance with all applicable federal and state securities Laws.
4.3 Subsidiaries.
(a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company (including Merger Sub): (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.
(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.
(c) Public Company has made available to Merger Partner complete and accurate copies of the articles of incorporation, bylaws, or other organizational documents of each Subsidiary of Public Company.

(d) Except as set forth on Section 4.3(a) of the Public Company Disclosure Schedule, Public Company does not own any shares of capital stock or any interest in any other Person nor does Public Company control directly or indirectly or have any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person which is not a Subsidiary of Public Company. Except as set forth on Section 4.3(d) of the Public Company Disclosure Schedule, Public Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Public Company has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Public Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.
4.4 Authority; No Conflict; Required Filings and Consents.
(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the stockholders of Public Company of the Required Public Company Stockholder Approvals and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a duly called meeting at which all directors were present, by the unanimous vote, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Required Public Company Stockholder Approvals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Required Public Company Stockholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Required Public Company Stockholder Approvals and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Public Company or Merger Sub or of the certificate of incorporation or bylaws, or any other organizational document, of any other Subsidiary of Public Company, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets (including Public Company Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(a) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Required Public Company Stockholder Approvals and compliance with the requirements specified in clauses (i) through (vi) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Information Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (v) the filing of a listing application for the Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock on the NYSE American, in the form required by NYSE American, with respect to the shares of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock to be issued pursuant to this Agreement (the “NYSE American Listing Application”), and (vi) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.
(d) The affirmative vote in favor of the Charter Amendment Proposal (as it relates to the Public Company Charter Amendment to change the name of Public Company to “Pelthos Therapeutics Inc.”) , the Share Issuance, and the Other Public Company Stockholder Proposal by the holders of a majority of the outstanding Public Company Common Stock is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Charter Amendment Proposal, the Share Issuance, and the Other Public Company Stockholder Proposal (collectively, the “Public Company Written Consent”). There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.
4.5 SEC Filings; Financial Statements; Information Provided.
(a) Public Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Public Company with the SEC for a period of at least twelve (12) calendar months immediately preceding the execution of this Agreement. All such registration statements, forms, reports, certifications, and other documents, as amended prior to the date hereof, and those that Public Company may file or furnish after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (i) were or will be filed or furnished, as applicable on a timely basis, (ii) at the time filed or furnished (or if amended prior to the date hereof, when so amended), complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (iii) did not or will not at the time they were filed or furnished (or if amended prior to the date hereof, when so amended) or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.
(b) Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present in all material respects the financial position of Public Company and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount. The balance sheet of Public Company as of September 30, 2024 is referred to herein as the “Public Company Balance Sheet.”
(c) Since January 1, 2025 and prior to the date of this Agreement, Public Company has not received any correspondence from the NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Public Company Common Stock on the NYSE American. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Public Company SEC Reports.

(d) Public Company’s auditor has at all times since its engagement by Public Company been “independent” with respect to Public Company within the meaning of Regulation S-X under the Exchange Act and, to the knowledge of Public Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(e) The information to be supplied by or on behalf of Public Company for inclusion in the Information Statement to be sent to the stockholders of Public Company and Merger Partner in connection with the Required Public Company Stockholder Approvals, which information shall be deemed to include all material information about or relating to Public Company, the Required Public Company Stockholder Approvals or the Public Company Written Consent, shall not, on the date the Information Statement and any amendments or supplements thereto is first filed with the SEC and at the time it is first mailed to stockholders of Public Company or Merger Partner, or at any time thereafter up to and including the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, Public Company makes no representations or warranties as to the information contained in or omitted from the Information Statement in reliance upon and in conformity with information furnished in writing to Public Company by or on behalf of Merger Partner specifically for inclusion in the Information Statement which is misleading by virtue of such reliance or conformity.
(f) Section 4.5(f) of the Public Company Disclosure Schedule sets forth all Indebtedness of Public Company and its Subsidiaries as of the date hereof, and except as set forth in Section 4.5(f) of the Public Company Disclosure Schedule, the execution and delivery of this Agreement by Merger Partner and the consummation by Public Company of the transactions contemplated by this Agreement will not result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, or otherwise accelerate amounts payable or increase the amounts outstanding in respect of such Indebtedness.
4.6 No Undisclosed Liabilities. Neither Public Company nor any of its Subsidiaries has any material Liability, except for (i) Liabilities described in the Public Company SEC Reports, (ii) Liabilities shown on the Public Company Balance Sheet, (iii) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iv) liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (v) Liabilities which would not have a Public Company Material Adverse Effect.
4.7 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 4.7 of the Public Company Disclosure Schedule, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.
4.8 Taxes.
(a) Each of Public Company and its Subsidiaries has properly filed all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable.
(b) Neither Public Company nor any of its Subsidiaries is, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business, neither Public Company nor any of its Subsidiaries (i) has any material liability under

Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor for any Taxes of any Person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(c) All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
(d) No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, has been threatened by any Governmental Entity. No deficiencies for material Taxes of Public Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing that remain unresolved. Neither Public Company nor any of its Subsidiaries has received a claim in writing by any jurisdiction in which Public Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction that remains unresolved. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any material Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company).
(e) Except as set forth on Section 4.8(e) of the Public Company Disclosure Schedule, neither Public Company nor any of its Subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(f) Neither Public Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes or (ii) since the date of its formation or the formation of any predecessor thereof, has always been, for all U.S. federal income tax purposes, classified as an association taxable as a C corporation.
(g) Public Company is not, and has not been during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(h) Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.
(i) There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.
(j) Neither Public Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made prior to the Closing Date outside the Ordinary Course of Business, or (iii) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course of Business.
(k) Neither Public Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(l) None of the capital stock of Public Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Public Company in connection with the performance of services that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).
(m) Neither Public Company nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.
(n) Neither Public Company nor any of its Affiliates has taken or agreed to take any action, or has any knowledge of any fact or circumstance, the taking or existence of which, as the case may be, would reasonably be expected to prevent the Merger and the Concurrent Financing from qualifying for the Intended Tax Treatment.
4.9 Owned and Leased Real Properties.
(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.
(b) Except as otherwise set forth on Section 4.9(b) of the Public Company Disclosure Schedule, (i) neither the Public Company nor any of its Subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Public Company Leases”) and (ii) all of its previous Public Company Leases have been terminated and neither Public Company nor any of its Subsidiaries has any remaining affirmative obligations under such Public Company Leases and termination agreements. Neither the Public Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.
4.10 Intellectual Property.
(a) Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, except that, for any Public Company Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). Except as set forth on Section 4.10(a) of the Public Company Disclosure Schedule, all assignments of Public Company Registrations to Public Company have been properly executed and recorded, and, to the knowledge of Public Company or any of its Subsidiaries, all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid (other than any such payments for which a bona fide grace period applies under applicable Law) by or on behalf of the Public Company or any of its Subsidiaries. To the knowledge of Public Company, all Public Company Registrations are valid and enforceable.
(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. Except as set forth on Section 4.10(b) of the Public Company Disclosure Schedule, none of the Patent Rights included in the Public Company Registrations have been abandoned. Public Company and each of its Subsidiaries have complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company or any of its Subsidiaries from having clear title to the Public Company Registrations.
(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Public Company Owned Intellectual Property listed in Section 4.10(c) of the Public Company Disclosure Schedule. None of the Public Company Intellectual Property is subject to any orders, decrees or injunctions.
(d) Public Company, or any of its Subsidiaries, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company or any of its Subsidiaries.
(e) To the knowledge of Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past five (5) years infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any individual or entity. To Public Company’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No individual or entity has filed and served upon Public Company or any of its Subsidiaries or, to Public Company’s knowledge, threatened or otherwise filed any action or proceeding alleging that Public Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Public Company or any of its Subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.
(f) Public Company has made available to Merger Partner copies of all material written complaints, claims, notices or threats, or disclosed to Merger Partner all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Public Company Intellectual Property.
(g) Section 4.10(g) of the Public Company Disclosure Schedule identifies each (i) license or other agreement pursuant to which Public Company or any of its Subsidiaries has granted rights to any Public Company Licensed Intellectual Property, and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company or any of its Subsidiaries has granted any joint ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.
(h) Section 4.10(h) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company or any of its Subsidiaries has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company or any of its Subsidiaries pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.
(i) To Public Company’s knowledge, no Worker of Public Company or any of its Subsidiaries is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or any of its Subsidiaries, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Public Company Intellectual Property. To the extent that any Public Company Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Public Company or any of its Subsidiaries by any individual while a Worker, Public Company or such Subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j) The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Public Company Intellectual Property; (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Public Company Intellectual Property; (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Merger Partner Intellectual Property; or (iv) Merger Partner, any Merger Partner Subsidiary, Public Company, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.
4.11 Contracts.
(a) Section 4.11(a) of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its Subsidiaries in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):
(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Public Company or any of its Subsidiaries in excess of $200,000 annually, or (B) in which Public Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;
(ii) any Contract under which Public Company or any of its Subsidiaries has granted to a third party a license under, or option or covenant not to sue with respect to, any Public Company Intellectual Property;
(iii) any Contract under which Public Company or any of its Subsidiaries is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
(iv) any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $50,000 within any twelve (12) month period;
(v) any Contract, plan, policy or program providing for retention or stay pay, change in control payments or transaction-based bonuses;
(vi) any Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(vii) any Contract relating to the disposition or acquisition of material assets or any ownership interest in Public Company or any of its Subsidiaries, in each case, involving payments in excess of $100,000 in the aggregate;
(viii) any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;
(ix) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;
(x) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its Subsidiaries;
(xi) except with respect to Indebtedness between or among Public Company and its Subsidiaries, any Contract relating to (A) Indebtedness or (B) any financial guaranty;

(xii) any Contract or commitment with any Person, including any financial advisor, broker, finder, investment banker, attorneys or other Person, providing advisory services or other services for Public Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; and
(xiii) any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Public Company Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to any Public Company Intellectual Property, or (C) Public Company or any of its Subsidiaries being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.
(b) Public Company has made available to Merger Partner a complete and accurate copy of each Contract listed in Sections 4.10(a), 4.10(g), 4.10(h) and 4.11(a) of the Public Company Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in material breach or violation of, or default under, any such Contract no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.
4.12 Litigation. Except as otherwise set forth on Section 4.12 of the Public Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries that (i) seeks either damages in excess of $250,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.
4.13 Environmental Matters.
(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect: (i) Public Company and each of its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Public Company, formerly owned, leased or operated by Public Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) neither Public Company nor any of its Subsidiaries has received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) neither Public Company nor any of its Subsidiaries has released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.
(b) As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.
(c) Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.14 Employee Benefit Plans.
(a) Section 4.14(a) of the Public Company Disclosure Schedule contains a true and complete list of all material Public Company Employee Plans. As applicable with respect to each material Public Company Employee Plan, Public Company has made available to Merger Partner true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Benefit Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the three (3) most recent years for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three (3) most recent plan years and (vii) all material, non-routine notices, filings or correspondence during the past three (3) years with any Governmental Entity.
(b) Each Public Company Employee Plan is and has been established and administered in all material respects in compliance with ERISA, the Code, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”), and all other applicable Laws and the regulations thereunder and in accordance with its terms, and each of Public Company and its Subsidiaries has in all material respects met its obligations with respect to such Public Company Employee Plan. All required contributions to, and premiums payable in respect of, each Public Company Employee Plan have been timely made within the time periods, if any, prescribed by ERISA, the Code or other applicable Law or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Public Company’s financial statements in accordance with GAAP. There is and has in the past three (3) years been no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan, and to the knowledge of Public Company, no such audit, investigation or other proceeding is or has in the past three (3) years been threatened.
(c) With respect to Public Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company or any of its Subsidiaries.
(d) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and, to the knowledge of Public Company, no revocation has been threatened and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Public Company Employee Plan.
(e) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). No Public Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan is funded with or otherwise holds securities issued by Merger Partner, Public Company or any of their respective Subsidiaries. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f) No Public Company Employee Plan provides, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any post-termination health, disability or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during a severance period under an agreement listed on Section 4.14(a) of the Public Company Disclosure Schedule.

(g) Each Public Company Employee Plan that is a group health plan under Section 733(a)(1) of ERISA has satisfied all obligations under COBRA and each applicable state Law relating to continuation of health coverage for participants and beneficiaries with respect to any qualifying event that has occurred on or before the Closing Date. Neither Public Company nor any of the Public Company Employee Plans has incurred (whether or not assessed), and are not reasonably expected to incur or to be subject to, any Tax, penalty, assessment, or other Liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Public Company Employee Plans. No IRS Letter 226J, 5699, 5698, or IRS Notice 972CG has been issued to or with respect to Public Company or any Public Company Employee Plan. No Public Company Employee Plan is “self-insured medical reimbursement plan” as defined in Section 105(h) of the Code.
(h) Except as contemplated by this Agreement or set forth in Section 4.14(h) of the Public Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (i) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (iii) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (iv) trigger any payment or funding of any compensation or benefits under any Public Company Employee Plan, or (v) result in any restriction on the right of Merger Partner, Public Company or any of their respective Subsidiaries to merge, amend, terminate or transfer any Public Company Employee Plan. No Public Company Employee Plan provides, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any gross-up, indemnification or reimbursement of any Taxes, including, without limitation, Taxes incurred under Section 4999 or 409A of the Code.
(i) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.
(j) No Public Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.
4.15 Compliance With Laws. Except as would not reasonably be expected to result in a Public Company Material Adverse Effect, Public Company and each of its Subsidiaries has during the last three (3) years complied with, is not in material violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.
4.16 Permits and Regulatory Matters.
Except as would not reasonably be expected to result in a Public Company Material Adverse Effect:
(a) Public Company and each of its Subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including all such Permits required by the FDA, such as authorization of an IND, or by any other Regulating Authorities (the “Public Company Authorizations”).
(b) All Permits that are necessary for the conduct of the business of Public Company as currently conducted are in full force and effect. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and its Subsidiaries are in compliance in all material respects with the terms of each such Public Company Authorization. All material applications, reports, notices and other documents required to be filed by Public Company and its Subsidiaries with all Governmental Entities have been timely filed and are complete and correct in all material respects as of the date filed or as amended prior to the date of this Agreement. None of Public Company and its Subsidiaries, and to Public Company’s knowledge, any officer, employee or agent of Public Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.
(c) (i) Public Company and its Subsidiaries are and during the last three (3) years have been in material compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Public Company; (ii) neither Public Company nor any of its Subsidiaries has received during the last three (3) years any written notices or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Public Company Authorizations; and (iii) neither Public Company nor any of its Subsidiaries has received during the last (3) years written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Public Company Authorizations (except where such limitation, suspension, modification, or revocation would not reasonably be expected to have a Public Company Material Adverse Effect) and, to the knowledge of Public Company, there is no action or proceeding pending or threatened against Public Company by a Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is in material noncompliance with applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s knowledge, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Public Company Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Public Company Authorizations.
(d) To Public Company’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Public Company or any of its Subsidiaries were and, if still pending, are being conducted in compliance in all material respects with applicable Laws. Public Company is not aware of any studies, tests or trials the results of which would cause Public Company or any of its Subsidiaries to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has received during the last (3) years any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies, tests or chemistry, manufacturing and control activities and, to Public Company’s knowledge, there are no facts that would reasonably be expected to give rise to such an action (except where such material modification would not reasonably be expected to have a Public Company Material Adverse Effect, such as modifications that are part of routine correspondence with or sponsor-solicited feedback from any Governmental Entity).
4.17 Employees.
(a) Public Company has made available to Merger Partner a complete and accurate list of all employees of Public Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.
(b) Public Company has made available to Merger Partner a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents engaged by Public Company or any of its Subsidiaries and classified by Public Company or any of its Subsidiaries as other than employees (“Public Company Contingent Workers”), setting forth such individual’s engagement date, role in the business, work location, and fee or other compensation arrangements.
(c) Except as set forth on Section 4.17(a) of the Public Company Disclosure Schedule, all current employees and past key employees of Public Company and its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company or one of its Subsidiaries, a copy or form of which has previously been made available to Merger Partner. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted by Public Company or any of its Subsidiaries or to the use of Intellectual Property of others. To the knowledge of Public Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Public Company or its Subsidiaries.
(d) Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Public Company and its Subsidiaries, have there been any labor organizing activities with respect to any employees of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.
(e) Public Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including Laws related to discrimination, harassment, and retaliation), worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all Workers of Public Company and its Subsidiaries are lawfully authorized to work in the United States.
(f) Neither Public Company nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its Subsidiaries, nor, to the knowledge of Public Company, has any such charge been threatened within the preceding three (3) years. No current or former employee of Public Company or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Public Company’s knowledge, has an oral complaint of any of the foregoing been made within the preceding three (3) years. Public Company and its Subsidiaries have reasonably investigated all discrimination and sexual harassment allegations of which Public Company and its Subsidiaries are aware. With respect to each such allegation (except those that Public Company and its Subsidiaries reasonably deemed to not have merit) Public Company and its Subsidiaries have taken prompt corrective action reasonably calculated to prevent further improper action and Public Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations. Neither Public Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by a director, officer, employee, independent contractor or other individual service provider of the Public Company or any of its Subsidiaries.
(g) Neither Public Company nor any of its Subsidiaries has (i) caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction, or (ii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
4.18 Insurance. Public Company and its Subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. Except as set forth on Section 4.18 of the Public Company Disclosure Schedule, none of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. Public Company has delivered to Merger Partner accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Public Company and its Subsidiaries.
4.19 Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the financial advisor of Public Company, M&N Sarchet, Inc. (the “Public Company Financial Advisor”), has delivered to the Public Company Board an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration (i.e., the Merger Partner Merger Shares) to be paid by Public Company in the Merger pursuant to this Agreement is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be provided by Public Company to Merger Partner within one (1) Business Day following the date of this Agreement solely for informational purposes to confirm delivery of such opinion to the Public Company Board (the “Opinion of Financial Advisor”).
4.20 Valid Issuance. The Public Company Series A Preferred Stock to be issued in the Share Issuances will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
4.21 “Combinations with Interested Stockholders” Statutes. Assuming the accuracy of the representations and warranties of Merger Partner in Section 3.23, Public Company Board has taken all actions so that (i) restrictions applicable to business combinations contained in Section 203 of Delaware Law, and (ii) the restrictions contained in NRS 78.411 through 78.444, inclusive, applicable to a “combination” (as defined in NRS 78.416), in each case, shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
4.22 Brokers; Fees and Expenses. Except as set forth on Section 4.22 of the Public Company Disclosure Schedule (which shall include the Public Company Financial Advisor), no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
4.23 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.
4.24 Certain Business Relationships with Affiliates. Except as otherwise set forth on Section 4.24 of the Public Company Disclosure Schedule, neither any Affiliate of Public Company (other than a wholly owned subsidiary of Public Company) nor any of its or their current equityholders, directors, officers, or employees (a) owns any material property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) has any material claim or cause of action against Public Company or any of its Subsidiaries, (c) owes any material money to, or is owed any material money by, Public Company or any of its Subsidiaries or (d) has or has had any direct or indirect interest of any kind in, or controls or has controlled, or is an officer, manager, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, as applicable, (i) any Person that is a client, customer, supplier, vendor, distributor, lessor, lessee, debtor, creditor or competitor of Public Company or any of its Subsidiaries or (ii) any property, asset or right that is owned, held or used by Public Company or any of its Subsidiaries. Section 4.24(e) of the Public Company Disclosure Schedule describes any material Contracts between Public Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than a wholly owned subsidiary of Public Company) or any officer, manager, director, equityholder or employee of such Affiliate, on the other hand, which were entered into or have been in effect at any time since January 1, 2023, other than any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation and entered into in the Ordinary Course of Business.

4.25 Controls and Procedures, Certifications and Other Matters.
(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Public Company and to maintain accountability for Public Company’s and each of its Subsidiaries’ consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are reasonably designed to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.
(c) Except as otherwise set forth on Section 4.25(c) of the Public Company Disclosure Schedule, neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company or any of its Subsidiaries. Section 4.25(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
4.26 Books and Records. The minute books and other similar records of Public Company contain accurate summaries, in all material respects, of all actions taken at any meetings of Public Company’s stockholders, the Public Company Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting since January 1, 2021.
4.27 Privacy and Data Protection.
(a) Public Company and its Subsidiaries have complied at all times, and currently comply, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under applicable data protection and privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Public Company and each of its Subsidiaries have all material rights necessary to process all personal data used in the business of Public Company or such Subsidiary, as applicable. Neither Public Company nor any of its Subsidiaries has received any written notice or complaint from any individual, third party and/or regulatory (x) authority alleging non-compliance by Public Company or any of its Subsidiaries with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.
(b) Public Company and each of its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since January 1, 2021, no material breach or material security incident in relation to Public Company’s or any of its Subsidiaries’ personal data and/or proprietary data has occurred or, to the Public Company’s knowledge, is threatened, and there has been no actual or, to the Public Company’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Public Company’s or its Subsidiaries’ personal data and/or proprietary data.
4.28 No Shell Company Status. Public Company is not, and has never been, a “shell company” as such term is defined in Rule 405 under the Securities Act.

4.29 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Ligand, Merger Partner nor any other Person on behalf of Ligand or Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Ligand and Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) or any representations and warranties of a signatory to the Lock-Up Agreement of Merger Partner) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).
ARTICLE V
CONDUCT OF BUSINESS
5.1 Covenants of Merger Partner. Except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, as expressly provided herein, or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, or as expressly provided herein, or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;
(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;
(c) except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;
(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Merger Partner and Merger Partner Subsidiary, taken as a whole;
(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Merger Partner;
(f) enter into any material transaction other than in the Ordinary Course of Business;
(g) license any material Intellectual Property to or from any third party;
(h) initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;

(i) (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $100,000 in the aggregate, (ii) issue, sell, or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person;
(j) create or otherwise incur any encumbrance on any material asset of Merger Partner or any of its Subsidiaries, other than Permitted Liens;
(k) incur, pay or otherwise agree to bear any Transaction Expenses in excess of the threshold set forth in Section 5.1 of the Merger Partner Disclosure Schedule;
(l) forgive any loans to any Person, including its employees, officers, directors or Affiliate;
(m) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Merger Partner Lease;
(n) except in the Ordinary Course of Business, make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $1,000,000 in the aggregate;
(o) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
(p) except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(p), (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner or Merger Partner Subsidiary is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner Subsidiary);
(q) delay or fail to pay accounts payable and other obligations when due;
(r) except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(r), (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by Merger Partner or Merger Partner Subsidiary or (ii) license any Intellectual Property rights to or from any third party;
(s) open or close any facility or office;
(t) make, change or revoke any material Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return; or
(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of Merger Partner in this Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions in Article VII hereof.
5.2 Covenants of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed) or to the extent necessary to comply with any applicable Laws, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to, act and carry on its business in the

Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Public Company Disclosure Schedule, as expressly provided herein, as required in connection with the Concurrent Financing, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Effective Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Public Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;
(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Public Company Series A Preferred Stock pursuant to the Concurrent Financing, upon the exercise of Public Company Stock Options or Public Company Warrants or conversion of Public Company Preferred Stock, in each case, outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises), or other than a Permitted Issuance;
(c) except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;
(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Public Company and its Subsidiaries, taken as a whole;
(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Public Company or any of its Subsidiaries;
(f) except as set forth on Section 5.2(f) of the Public Company Disclosure Schedule, enter into any material transaction other than in the Ordinary Course of Business;
(g) license any material Intellectual Property rights to or from any third party;
(h) (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $100,000 in the aggregate, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Public Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
(i) create or otherwise incur any encumbrance on any material asset of Public Company or any of its Subsidiaries, other than Permitted Liens;
(j) incur, pay or otherwise agree to bear any Transaction Expenses in excess of the threshold set forth in Section 5.2 of the Public Company Disclosure Schedule;
(k) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(l) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Public Company Lease;
(m) make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $100,000 in the aggregate (other than any expenditures in the Ordinary Course of Business);
(n) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
(o) except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.2(o), (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries);
(p) except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.2(p), (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by Public Company or any of its Subsidiaries or (ii) license any Intellectual Property rights to or from any third party;
(q) except as required to comply with the terms of a Public Company Employee Plan as in effect on the date of this Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any Public Company Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase or alter the compensation (including any compensation opportunities) or benefits of, or pay or grant any bonus or bonus opportunity or severance, change in control, retention, transaction or other similar compensation or benefits, to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement); (vii) hire, promote or engage, or terminate (other than for cause), any employee or other individual service provider; or (viii) waive or release any noncompetition, nonsolicitation, confidentiality, assignment of Intellectual Property or other restrictive covenant obligation of any current or former employee or other individual service provider of Public Company or any of its Subsidiaries;
(r) make, change or revoke any material Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return;
(s) commence any offering of shares of Public Company Common Stock or Public Company Preferred Stock, including pursuant to any employee stock purchase plan;
(t) initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;
(u) fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of this Agreement;

(v) open or close any facility or office;
(w) delay or fail to pay accounts payable and other obligations when due; or
(x) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.
5.3 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a letter agreement, dated as of November 14, 2024 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 No Solicitation.
(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII or (ii) the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall cause their respective directors, officers, employees and consultants not to, and shall instruct their respective attorneys and financial advisors (“Representatives”) not to, directly or indirectly:
(i) solicit, seek, encourage, induce or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry;
(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or Acquisition Inquiry, or furnish to any Person any non-public information or afford any Person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
(iii) take any action to make the provisions of any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or
(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to Public Company and its Subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any bona fide, unsolicited written Acquisition Proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn); provided, (x) that either Merger Partner or Public Company, as the case may be, receives from the Qualified Person an executed confidentiality agreement on terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) that the party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board, as the case may be, has determined in good faith (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as the case may be.
(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:
(i) (A) Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each, a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) fail to include its recommendation of the approval of the Required Public Company Stockholder Proposals or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Required Public Company Stockholder Proposals, (2) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuances or the Public Company Charter Amendment, (3) after the receipt by Public Company of an Acquisition Proposal and Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Required Public Company Stockholder Proposals, fail to do so within ten (10) Business Days after its receipt of Merger Partner’s request, (4) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or (5) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each a “Public Company Board Recommendation Change”);
(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and
(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be, may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, with respect to a Superior Proposal, if: (i) such board of directors shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) such party has provided at least four (4) Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the Person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; (iv) such party has, and has caused its financial advisors and outside legal counsel to, during the four (4) Business Day period referred to in clause (ii) above, negotiate with the other party in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (to the extent the other party desires to negotiate); and (v) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.
(c) Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications and materials from such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the Person making an Acquisition Proposal, and (B) at least two (2) Business Days prior to the provision of any material non-public information of such party to any such Person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party.
(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective boards of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective boards of directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable board of directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.
(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each promptly revoke or withdraw access of any Person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such Person.
6.2 NYSE American Listing. Public Company shall use its commercially reasonable efforts, and shall take all reasonably necessary actions, to continue the listing of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock on the NYSE American during the term of this Agreement (through and until the Effective Time) and to cause the shares of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on the NYSE American at or prior to the Effective Time, including by filing the NYSE American Listing Application. Merger Partner will cooperate with Public Company to cause the NYSE American

Listing Application to be conditionally approved prior to the Effective Time and shall promptly furnish to Public Company all information concerning Merger Partner and its officers, directors, and equityholders and such other matters, in each case, that may be required or reasonably requested in connection with any action contemplated by this Section 6.2.
6.3 Access to Information. Each of Public Company and Merger Partner shall (and Public Company shall cause its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and Public Company shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request in furtherance of the consummation of the Merger, the Concurrent Financing, or the other transactions contemplated by this Agreement; provided, however, that a party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will (and Public Company will cause its Subsidiaries to) hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.3 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their Subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their Subsidiaries, as applicable, and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.
6.4 Stockholder Approval.
(a) Promptly after the execution of this Agreement, and in any event no later than one (1) Business Day thereafter, Merger Partner shall solicit and obtain the Merger Partner Stockholder Approval by the Merger Partner Written Consent for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby and (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Merger Partner Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholder in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholder consent to the adoption of this Agreement and approval of the Merger.
(b) Subject to Section 6.1(b), promptly after the execution of this Agreement, and in any event no later than one (1) Business Day thereafter, in lieu of calling a meeting of the stockholders of Public Company, Public

Company shall solicit and obtain the Required Public Company Stockholder Approvals by the Public Company Written Consent. As soon as reasonably practicable after the Public Company Written Consent has been duly executed, Public Company shall deliver to Merger Partner a copy of the Public Company Written Consent.
(c) In the event that the Required Public Company Stockholder Approvals are obtained in accordance with Section 6.4(b), Public Company shall, as promptly as practical thereafter, and in any event within twenty (20) Business Days of the date of this Agreement, file with the SEC the Information Statement prepared by the Public Company in consultation with Merger Partner and its counsel as provided below and describing this Agreement and the Merger and the other transactions related thereto. Public Company shall include in the Information Statement the Opinion of Financial Advisor, in its entirety, together with a summary thereof (which summary shall comply with the provision of Item 1015(b) of Regulation M-A promulgated by the SEC). As promptly as reasonably practicable after the Information Statement has been cleared by the SEC (including receipt of confirmation from the SEC that the Information Statement will not be reviewed) or promptly after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Public Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Public Company’s stockholders of record in accordance with applicable Law. In connection with the Public Company Written Consent and the Information Statement, Public Company shall take all actions necessary to comply, and shall comply in all material respects, with applicable Law, the bylaws and the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, as applicable. Public Company shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Public Company, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Public Company and Merger Partner shall cooperate with one another (i) in connection with the preparation of the Information Statement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement. Merger Partner and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement each time before it is filed with the SEC, and Public Company shall give reasonable and good faith consideration to any comments made by Merger Partner and its counsel. No amendment or supplement to the Information Statement shall be made by Public Company without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed). Public Company shall provide Merger Partner and its counsel with (i) any comments or other communications, whether written or oral, that Public Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Public Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by Public Company), including by participating with Public Company or its counsel in any discussions or meetings with the SEC. Public Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to any and all comments received on the Information Statement from the SEC, including by taking the actions set forth in Section 6.4(b) of the Public Company Disclosure Schedule. If any information relating to Merger Partner or Public Company, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) Public Company shall promptly prepare (with the assistance of Merger Partner as provided for in this Section 6.4(b)) an amendment or supplement to the Information Statement and (ii) Public Company shall cause the Information Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(d) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to obtain the Required Public Company Stockholder Approvals by the Public Company Written Consent in accordance with Section 6.4(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.
(e) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, (i) Public Company shall use its reasonable best efforts to solicit from the stockholders of Public Company consent in favor of the Required Public Company Stockholder Approvals, (ii) Public Company shall ensure that the Public Company Written Consent solicited in connection with the Required Public Company Stockholder Approvals is in material compliance with all applicable Laws and (iii) Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.
(f) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.
6.5 Legal Conditions to Merger.
(a) Subject to the terms hereof, including Section 6.5(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Laws, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).
(b) Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as the case may be, from occurring prior to or after the Effective Time. Notwithstanding the foregoing, upon request of Merger Partner, Public Company will provide a guaranty of any Merger Partner Leases requested by a lessor thereunder to the extent such guaranty is conditioned on the occurrence of the Closing and effective at or after the Effective Time.
(c) Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective Subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to obtain any required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(d) Subject to the terms hereof, Public Company and Merger Partner shall, and shall cause their respective Subsidiaries to negotiate in good faith and agree on (i) the final form of ZELSUVMI Royalty Agreement between Merger Partner and Nomis Bay, (ii) the final form of CHRO Ligand Legacy Product Royalty Agreement between Public Company and Ligand, (iii) the final form of CHRO Nomis Bay Legacy Product Royalty Agreement between Public Company and Ligand, and (iv) the final form of CHRO Management Legacy Product Royalty Agreement between Public Company and those other Persons signatory thereto, in each case in substantially the form attached to the Securities Purchase Agreement with such modifications as Public Company, Merger Partner and the other parties thereto may mutually agree, in order to satisfy the conditions to consummation of the Concurrent Financing as set forth in the Securities Purchase Agreement.
6.6 Public Disclosure. The initial press release announcing the execution of this Agreement shall be issued only (i) in such form as shall be mutually agreed upon by Public Company and Merger Partner and (ii) following receipt of the Merger Partner Written Consent and Public Company Written Consent. No party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the party required to make such disclosure shall use commercially reasonable efforts to consult with the other party before making any such press release or public statement; provided that Public Company and Ligand (with respect to Merger Partner) may comply with SEC requirements under the Securities Act or the Exchange Act that require any disclosure, without the consent of other parties hereto. Without limiting the foregoing, Public Company shall, by 9:00 a.m. Eastern Time, on the first (1st) Business Day immediately following the date of exchange by the parties of the executed copies of the Merger Partner Written Consent and Public Company Written Consent, file with the SEC a Current Report on Form 8-K in form and substance as reasonably approved by Merger Partner (which approval shall not be unreasonably withheld, conditioned or delayed).
6.7 Intended Tax Treatment. The parties intend that the Merger and the Concurrent Financing qualify for the Intended Tax Treatment. Each of the parties shall use reasonable best efforts to cause the Merger and the Concurrent Financing to so qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which would reasonably be expected to prevent or impede the Merger the Concurrent Financing from so qualifying. The Merger and the Concurrent Financing shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.8 Affiliate Legends. Section 6.8 of the Merger Partner Disclosure Schedule sets forth a list of those Persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Series A Preferred Stock or Public Company Common Stock to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Series A Preferred Stock or Public Company Common Stock.
6.9 D&O Indemnification.
(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate or articles of incorporation and bylaws. Each Indemnified Person will be entitled to advancement of expenses (including reasonable and documented attorneys’ fees)

incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Persons of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the NRS, as applicable, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate or articles of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.
(b) Prior to the Effective Time, Public Company shall determine in good faith to either (i) continue to maintain in effect for six (6) years after the Effective Time, the Public Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies in place as of the date hereof or (ii) purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Pubic Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).
(c) Prior to the Effective Time, Merger Partner shall determine in good faith to either (i) continue to maintain in effect for six (6) years after the Effective Time, the Merger Partner’s or its Affiliates’ directors’ and officers’ insurance policies and fiduciary liability insurance policies in place as of the date hereof or (ii) purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).
(d) Public Company shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by a Person in successfully enforcing such Person’s rights provided in this Section 6.9.
(e) Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any Person who is a beneficiary under the policies referred to in this Section 6.9 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.
(f) If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume all of the obligations of such Person set forth in this Section 6.9.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.
6.10 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would reasonably be expected to cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (ii) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
6.11 Employee Communications. Public Company and Merger Partner will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice and comments, prior to providing any notices or other written or broad-based communications to their respective employees or other individual service providers regarding this Agreement or the Merger and the effects thereof on the employment or service, compensation or benefits of their respective employees or other individual service providers; provided, that the foregoing shall not apply to any later communication of information that is the same as, or is substantially similar to, information with respect to which Merger Partner has previously provided its consent.
6.12 IRS Form W-9. On or prior to the Closing Date, Ligand shall deliver to Public Company a completed and executed IRS Form W-9 of Ligand.
6.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (or any similar anti-takeover provision of Merger Partner’s or Public Company’s governing documents) is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (i) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.
6.14 Security Holder Litigation. Notwithstanding anything to the contrary herein, (i) prior to the Closing, Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement (“Security Holder Litigation”), the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Public Company, and whether a direct or derivative claim, against Public Company, any Subsidiary of Public Company and/or any of their respective directors or officers; provided, that Public Company shall give Merger Partner the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) prior to the Closing, Merger Partner shall have the right to control the defense and settlement of any Security Holder Litigation, the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers; provided, that Merger Partner shall give Public Company the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).
6.15 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act; provided, that Merger Partner has provided Public Company with information concerning directors, officers and/or equityholders of Merger Partner sufficient for Public Company to take such steps.
6.16 Calculation of Exchange Ratio.
(a) Not less than ten (10) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Public Company shall deliver to Merger Partner a draft schedule (the “Draft Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio as of the Anticipated Closing Date; provided, that Merger Partner shall make available to Public Company the Merger Partner capitalization information required to calculate the Exchange Ratio, or any such additional information of Merger Partner as Public Company may reasonably request. Public Company shall make available to Merger Partner the work papers and back-up materials used in or reasonably relevant to preparing the Draft Exchange Ratio Schedule and, if reasonably requested by Merger Partner, Public Company’s transfer agent, accountants and counsel at reasonable times and upon reasonable advance notice. Public Company shall consider in good faith and incorporate any comments provided by Merger Partner within four (4) Business Days of delivery of the Draft Exchange Ratio Schedule.
(b) Not less than four (4) (but no more than six (6)) Business Days prior to the Anticipated Closing Date, Public Company will deliver to Merger Partner a proposed final schedule (the “Final Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio, prepared and certified by Public Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of Public Company), which shall, absent fraud or manifest error, be conclusive and binding on the parties hereto.
6.17 Continuing Employee Offers. Within ten (10) days following the date hereof, Merger Partner shall provide to Public Company a true and complete list of all Continuing Employees. Public Company shall, no later than five (5) days prior to the Anticipated Closing Date, make offers of employment to each Continuing Employee on terms and conditions determined by Merger Partner and communicated to Public Company. Each such employment offer shall be effective as of and contingent upon the occurrence of the Closing.
6.18 Merger Partner Financials. As promptly as reasonably practicable following the date hereof, Merger Partner shall deliver to Public Company any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Information Statement or any other filing required by applicable Law. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Information Statement or any other filing required by applicable Law (A) will fairly present in all material respects the financial position of Merger Partner as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments, none of which is expected to be material), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of Merger Partner’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
6.19 Amendment to Public Company Equity Plan. Prior to the Effective Time, the Public Company Board will amend, or amend and restate, the existing Public Company Equity Plan in form and substance as agreed to by Public Company and Merger Partner (such agreement not to be unreasonably withheld, conditioned or delayed by either party), subject to the Closing and the approval of the stockholders of the Public Company and effective as of the Effective Time, and will include provisions in the Public Company Written Consent for the stockholders of Public Company to approve the Equity Incentive Plan Amendment Proposal.
6.20 Obligations of Merger Sub. Public Company will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
ARTICLE VII
CONDITIONS TO MERGER
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
(a) Stockholder Approvals. The Merger Partner Stockholder Proposal shall have been approved by means of the Merger Partner Written Consent by the requisite vote of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Required Public Company Stockholder Proposals shall have been approved by means of the Public Company Written Consent by the requisite vote of the stockholders of Public Company under applicable Law.
(b) Compliance with Rule 14c-2 and SEC Rules. 20 calendar days shall have elapsed following the commencement of mailing of the Information Statement to Public Company’s shareholders; provided, that, to the extent any rules and regulations of the SEC applicable to the Information Statement require a longer period than such 20 calendar days, then this condition shall only be satisfied upon the expiration of such longer period.
(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stop order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
(d) NYSE American Notification. (i) The NYSE American Listing Application shall have been approved and any notification required by the NYSE American shall have been made, and (ii) the shares of the Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock to be issued pursuant to the Share Issuances shall have been approved for listing (subject to official notice of issuance) on the NYSE American.
(e) Concurrent Financing. The Concurrent Financing shall have been consummated or will be consummated concurrently with the Closing or immediately prior to the Closing in accordance with the terms of the Securities Purchase Agreement.
7.2 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:
(a) Representations and Warranties. The representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.1, 3.2, 3.4, 3.7(a), 3.19 and 3.20 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.
(b) Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
(d) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the Chief Executive Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.
(e) Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(e) of the Merger Partner Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.
7.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:
(a) Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.1, 4.2, 4.4, 4.7(a), 4.22 and 4.24 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.
(b) Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.
(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
(d) Resignations. Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Public Company and its Subsidiaries, other than a resignation from the individual designated a director to Public Company Board by the Public Company in compliance with Section 1.5(a).
(e) Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(e) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(f) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Stockholder Proposal by the stockholders of Merger Partner or approval of the Required Public Company Stockholder Proposals by the stockholders of Public Company:
(a) by mutual written consent of Public Company and Merger Partner;
(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by October 31, 2025 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Public Company or Merger Partner if such party’s (or in the case of Public Company, Merger Sub’s) failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date);
(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;
(d) by Merger Partner if the Required Public Company Stockholder Approvals are not obtained by delivery of the Public Company Written Consent on or prior to 5:00 p.m., New York City time, on the date that is two (2) Business Days after the execution of this Agreement;
(e) by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.4(a);
(f) by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approvals, if: (i) the Public Company Board shall have effected a Public Company Board Recommendation Change, or (ii) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.4(b);
(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; provided, that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;
(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; provided, that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Public Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Merger

Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective; or
(i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consent on or prior to 5:00 p.m., New York City time, on the date that is two (2) Business Days after the execution of this Agreement.
8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement or Fraud and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) (other than Section 9.14) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means a material breach that is the consequence of a party knowingly undertaking an action, or failing to undertake an action, with the understanding that the action, or failure to act, was or would reasonably be expected to be a breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.
8.3 Fees and Expenses. Except as set forth in this Section 8.3 or expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing:
(a) Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement and any amendments or supplements thereto;
(b) If the Merger is consummated, Public Company shall pay all amounts due to outside legal counsel of each of Public Company, Merger Partner and Ligand that are reasonably incurred in such outside legal counsel’s capacity as such in connection with the Merger, the Concurrent Financing and the other transactions contemplated hereby, or as previously incurred in such outside legal counsel’s capacity as such in the ordinary course of business with the Public Company.
(c) Public Company shall pay all reasonable attorneys’ fees and other costs (including expert witness fees) incurred by Ligand, Merger Partner and/or Nomis Bay in connection with such Person’s defense against any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator arising or relating to this Agreement or the Concurrent Financing.
ARTICLE IX
MISCELLANEOUS
9.1 Non-survival of Representations, Warranties and Agreements. Subject to the limitations set forth in this Section 9.1, the Surviving Representations shall survive the Effective Time until the date that is twelve (12) months from the Effective Time (the “Survival Period”), provided, however, that no party will be liable or otherwise required to pay (except in the case of Fraud) in respect of the Surviving Representations for claims in excess of $10,000,000 in the aggregate with respect to all claims. It is the express intent of the parties that if Survival Period is shorter or longer than the statute of limitations that would otherwise have been applicable to such claim, then, by contract, the applicable statute of limitations with respect to such claim shall be reduced to the shortened or increased to the extended Survival Period contemplated hereby. Other than the Surviving Representations, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a) if to Public Company or Merger Sub, to:

Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: David E. Danovitch, Esq.
Email:

(b) if to Merger Partner, to:

LNHC, Inc.
555 Heritage Drive, Suite 200
Jupiter, FL 33458
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Peter Handrinos; Leah Sauter
Email: peter.handrinos@lw.com; leah.sauter@lw.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 9.2.
9.3 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.
9.4 Amendment. Subject to applicable Law, and Section 6.9(e) (D&O Indemnification), this Agreement may be amended with the approval of the Public Company Board and the Merger Partner Board, at any time prior to the Effective Time (whether before or after obtaining the Public Company Written Consent or the Merger Partner Written Consent); provided, however, that after the Public Company Written Consent or the Merger Partner Written Consent have been obtained, no amendment to this Agreement may be made without the further approval of the stockholders of Public Company or Merger Partner, as applicable, if such further approval is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Public Company and Merger Partner.

9.5 Extension; Waiver. Public Company may (a) extend the time for the performance of any of the obligations or other acts of Merger Partner set forth herein, (b) waive any inaccuracies in the representations and warranties of Merger Partner set forth herein or (c) waive compliance by Merger Partner with any of the agreements or conditions set forth herein. Merger Partner may (i) extend the time for the performance of any of the obligations or other acts of Public Company or any of its Subsidiaries, set forth herein, (ii) waive any inaccuracies in the representations and warranties of Public Company or any of its Subsidiaries set forth herein or (iii) waive compliance by Public Company or any of its Subsidiaries with any of the agreements or conditions set forth herein. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.
9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.
9.7 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.9.
9.8 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.8 is void.
9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.10 Counterparts and Signature. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.
9.11 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least one (1) Business Day prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR prior to the date of this Agreement. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, joint venture, trust, or other entity or business association.
9.12 Governing Law. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. For the avoidance of doubt, all matters relating to the internal affairs of Public Company (including the fiduciary duties of its directors and officers) shall be governed by the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Nevada.
9.13 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
9.14 Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating any Relevant Matter, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.14, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.
9.15 WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

9.16 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Merger Partner, Public Company, Merger Sub and the Indemnified Persons to the extent of their respective rights pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.17 Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.
9.18 Certain Defined Terms. For purposes of this Agreement:
(a) “A.G.P. Warrants” means the warrants to purchase up to 55,000 shares of Public Company Common Stock, issued by Public Company to A.G.P./Alliance Global Partners pursuant to that certain underwriting agreement, dated February 15, 2024, as amended by that certain Letter Agreement, dated February 16, 2024.
(b) “Acquisition Inquiry” means, with respect to Merger Partner or Public Company, as applicable, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand, or Public Company, on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Concurrent Financing.
(c) “Acquisition Proposal” means, with respect to Public Company or Merger Partner, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (ii) any proposal for the issuance by such party of 15% or more of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement; provided, however, that no inquiry, proposal, or offer received pursuant to the terms of the Concurrent Financing shall be an Acquisition Proposal.
(d) “Certificate of Designations” means the Certificate of Designations of Series A Convertible Preferred Stock of Public Company in the form attached hereto as Exhibit D.
(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f) “Continuing Employee” means an employee or contractor of Merger Partner or one of its Affiliates who is expected to perform services for Public Company and its Subsidiaries effective upon Closing.
(g) “Contract” means, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound under applicable Law.
(h) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, agreement, program, policy or arrangement providing direct or indirect compensation or benefits to or for the benefit of any current or former employee, director or other individual service provider, including insurance coverage (including any health, dental, vision and cafeteria plan benefits), employment agreements, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, retention benefits, paid time off benefits, nonqualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.

(i) “Environmental Law” means any Law, regulation, order, decree, permit, authorization, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources; (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.
(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(k) “ERISA Affiliate” means any Person, entity (whether or not incorporated) or trade or business that is, or at any applicable time was, treated as a “single employer” or under common control with Public Company or Merger Partner, as applicable, or any Subsidiary or Affiliate of Public Company or Merger Partner, as applicable, within the meaning of Section 414 of the Code or Section 4001 of ERISA.
(l) “Excluded Contracts” means (i) Contracts solely concerning non-exclusive rights granted to Merger Partner or Public Company (as applicable) that are not material to the business of such Person, including any Contract solely for the license of “off-the-shelf” software that is available on standard commercial terms, (ii) Contracts the terms of which are solely focused on obligations relating to non-disclosure or confidentiality or assignments of Intellectual Property (to the extent in customary form and copies of which forms have been made available to Public Company or Merger Partner, as applicable), in each case entered into in the Ordinary Course of Business, (iii) statements of work, works orders, project annexes, purchase orders and associated terms and conditions to the extent the Contract accompanying such statements of work, works orders, project annexes, purchase orders, and associated terms and conditions has been made available to Public Company or Merger Partner, as applicable, (iv) agreements with clinical trial sites, and (v) solely with respect to Public Company, Contracts related to Intellectual Property that has been abandoned as of the date hereof, including those identified on Section 9.18(k) of the of the Public Company Disclosure Schedule.
(m) “Fraud” means an actual (and not constructive, promissory, imputed, reckless or negligent) common law fraud under the laws of the State of Delaware by a party hereto in the making of the representations and warranties by such party as set forth in Article III or Article IV, as applicable, and not with respect to any other matters.
(n) “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
(o) “Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations or liabilities (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable payoff letter) of such Person (i) for borrowed money, (ii) evidenced by debt securities, bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, (vi) with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (vii) relating to all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (viii) relating to commitments to repurchase equity securities of such Person, (ix) in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements, or (x) under any guarantee of any such indebtedness described in the foregoing clauses (i) through (ix) (other than, in each case, any such obligations or liabilities between or among such Person and its Subsidiaries).

(p) “Information Statement” means a definitive information statement, including the related preliminary information statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14© and Schedule 14C of the Exchange Act and relating to the Merger and this Agreement to be mailed to the stockholders of the Public Company following the receipt of the Public Company Written Consent.
(q) “Intellectual Property” means the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
(r) “Intellectual Property Registrations” means Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.
(s) “knowledge of Merger Partner” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Merger Partner Disclosure Schedule for this purpose.
(t) “knowledge of Public Company” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Public Company Disclosure Schedule for this purpose.
(u) “Law” means each applicable transnational, domestic or foreign federal, state or local laws (statutory, common or otherwise), order, judgment, rule, code, edict, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any applicable stock exchange rule or requirement.
(v) “Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.
(w) “Merger Partner Incorporation” means the date of incorporation of Merger Partner, which is September 8, 2023.
(x) “Merger Partner Intellectual Property” means the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.
(y) “Merger Partner Licensed Intellectual Property” means all Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary by any individual or entity, excluding any Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary under Excluded Contracts.
(z) “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Merger Partner Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner or any Merger Partner Subsidiary, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (vii) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (vii), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), (viii) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, or (ix) any equityholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement.
(aa) “Merger Partner Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Merger Partner or a Merger Partner Subsidiary, in whole or in part.
(bb) “Merger Partner Registrations” means Intellectual Property Registrations that are registered or filed in the name of Merger Partner or a Merger Partner Subsidiary or where Merger Partner or a Merger Partner Subsidiary is the assignee thereof, in each case, alone or jointly with others.
(cc) “Merger Partner Subsidiary” means the entities set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule.
(dd) “Nomis Bay” means Nomis Bay Ltd., a Bermuda exempted company.
(ee) “Ordinary Course of Business” means, with respect to a Person, in the ordinary course of business consistent in all material respects with past practice of such Person.
(ff) “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
(gg) “Permitted Issuance” means (i) any issuance made pursuant the committed equity financing facility pursuant to that certain Common Stock Purchase Agreement, dated as of July 26, 2024, by and between the Company and Tikkun Capital LLC (as amended, restated, supplemented or otherwise modified from time to time), and any transactions contemplated thereby, including the issuance and sale of shares thereunder, up to a maximum of $1,000,000 in total proceeds from such issuances in the aggregate, and (ii) any issuance made in connection with a the conversion of that certain Convertible Note dated July 24, 2024 held by 3i, in the principal amount of $750,000 (the “3i Convertible Note”) into Public Company Common Stock in accordance with its terms.
(hh) “Permitted Liens” means (i) Liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen or other Persons securing obligations arising in the Ordinary Course of Business that are not yet due and payable, (ii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iii) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the Ordinary Course of Business, (iv) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Most Recent Balance Sheet or the Public Company Balance Sheet, (v) Liens incurred in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner or Public Company, as applicable, (vi) Liens arising under applicable securities Law and (vii) Liens expressly set forth in Excluded Contracts.
(ii) “Permitted Settlement” means, with respect to any Person, a settlement by such Person of any pending legal proceeding that: (i) provides for the payment by such Person of money damages not to exceed $100,000 in the aggregate and no other relief of any nature; and (ii) includes an unconditional release and wavier of future claims by all plaintiffs in favor of such Person.
(jj) “Public Company Charter Amendment” means the amendment to change the name of Public Company to “Pelthos Therapeutics Inc.”
(kk) “Public Company Common Stock” means the shares of common stock, $0.0001 par value per share, of Public Company.
(ll) “Public Company Employee Plans” means all Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Public Company or any of its Subsidiaries or with respect to which Public Company or any of its Subsidiaries have any Liability.
(mm) “Public Company Intellectual Property” means the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.
(nn) “Public Company Licensed Intellectual Property” means all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries, as applicable, excluding any Intellectual Property that is licensed to Public Company or any of its Subsidiaries under Excluded Contracts.
(oo) “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Public Company Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (vi) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (vii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (viii) any failure by Public Company or any of its Subsidiaries to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, (ix) any failure by Public Company or any of its Subsidiaries to meet any internal guidance, budgets, plans or forecasts of such Person’s revenues, earnings or other financial performance or results of operations, (x) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, (xi) any changes in or affecting research and development, preclinical studies, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Entity) conducted by or on behalf of Public Company or any of its Subsidiaries or licensees in respect of such Person’s products or product candidates, (xii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Public Company’s or any of its Subsidiaries’ product candidates, including product candidates licensed out to the third parties, (xiii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement, or (xiv) any of the matters set forth on Section 9.18(oo) of the Public Company Disclosure Schedule (but in the case of clauses (vi), (vii), (viii), or (ix), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).
(pp) “Public Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.
(qq) “Public Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of Public Company or any of its Subsidiaries, or where Public Company or any of its Subsidiaries is the assignee thereof, in each case, alone or jointly with others.
(rr) “Qualified Person” means any Person making a bona fide, unsolicited written Acquisition Proposal that the Public Company Board or the Merger Partner Board, as the case may be, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as the case may be, of its obligations under Section 6.1(a).
(ss) “Specified Time” means the earliest to occur of (i) the Effective Time, (ii) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Required Public Company Stockholder Proposals, (iii) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Stockholder Proposal, and (iv) the time at which this Agreement is terminated in accordance with the terms hereof.
(tt) “Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written Acquisition Proposal (for purpose of this definition, replacing all references in such definition to 15% with 50%), (i) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement for at least four (4) Business Days) that the board of directors of such party determines to be relevant, and (ii) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated hereby).
(uu) “Subsidiary” means, with respect to a Person, an entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(vv) “Surviving Representations” means, (i) with respect to Merger Partner, all of the representations and warranties set forth in Article III, other than Section 3.5(b), Section 3.7(ii), Section 3.11(a) and the first sentence of Section 3.11(b), and (ii) with respect to Public Company, all of the representations and warranties set forth in Article IV, other than Section 4.5(e), Section 4.7(ii), Section 4.11(a) and the first sentence of Section 4.11(b).
(ww) “Taxes” means any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind imposed by the United States of America or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items.
(xx) “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with, or required to be filed with, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.
(yy) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.
(zz) “Transaction Expenses” means, with respect to Public Company and its Subsidiaries or Merger Partner and Merger Partner Subsidiary, as applicable and without duplication, the sum of (i) all premiums, underwriting costs, brokerage commissions, and costs and expenses incurred by such party, (ii) all costs, fees and expenses incurred by such party at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Merger or the other transactions contemplated hereby, and (iii) any Liabilities arising from (1) any sale, retention, change of control, transaction or similar payment or benefit or any severance or other termination-related payment or benefit that is or may become payable to any current or former director, officer, employee or individual service provider as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (2) any accrued but unpaid bonuses, severance, retirement plan contributions, and vacation or paid time off (including the employer portion of any payroll, employment or similar Taxes related thereto) and (3) the employer portion of any payroll or similar Taxes payable with respect thereto, in each case, that are unpaid as of the Effective Time, including brokerage fees and commissions, finders’ fees or financial advisory fees payable by such Person at or prior to the Effective Time.
(aaa) “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its Subsidiaries, as applicable.
(bbb) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

3i Convertible Note	Section 9.18(gg)
401(k) Plan	Section 6.17
ACA	Section 4.14(b)
Affiliate	Section 3.2(b)
Aggregate Valuation	Section 2.1(c)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anticipated Closing Date	Section 6.16(a)
Antitrust Laws	Section 6.5(c)

Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Charter Amendment Proposal	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Concurrent Financing	Recitals
Confidentiality Agreement	Section 5.3
DGCL	Recitals
Draft Exchange Ratio Schedule	Section 6.16(a)
Effective Time	Section 1.1
Equity Incentive Plan Amendment Proposal	Recitals
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.2(b)
FDA	Section 3.16(a)
Final Exchange Ratio Schedule	Section 6.16(b)
Financial Statements	Section 3.5(a)
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
IND	Section 3.16(a)
Indemnified Persons	Section 6.9(a)
Intended Tax Treatment	Recitals
IRS	Section 2.2(f)
Liens	Section 3.4(b)
Ligand	Preamble
Ligand Insurance Policies	Section 3.18
Lock-Up Agreements	Recitals
Merger	Recitals
Merger Partner	Preamble
Merger Partner Allocation Percentage	Section 2.1(c)(ii)
Merger Partner Authorizations	Section 3.16(b)
Merger Partner Board	Recitals
Merger Partner Board Recommendation Change	Section 6.1(b)(i)
Merger Partner Capital Stock	Recitals
Merger Partner Disclosure Schedule	Article III
Merger Partner Leases	Section 3.9(b)
Merger Partner Merger Shares	Section 2.1(c)(iii)
Merger Partner Outstanding Shares	Section 2.1(c)(iv)
Merger Partner Stockholder Approval	Section 3.4(a)
Merger Partner Stockholder Proposal	Section 3.4(a)
Merger Partner Valuation	Section 2.1(c)(v)
Merger Partner Written Consent	Section 3.4(d)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.5(a)
Most Recent Balance Sheet Date	Section 3.5(a)
NRS	Recitals
NYSE American	Section 2.2(b)

NYSE American Listing Application	Section 4.4(c)
Opinion of Financial Advisor	Section 4.19
Other Public Company Stockholder Proposal	Section 3.5(b)
Outside Date	Section 8.1(b)
Permits	Section 3.16(a)
Post-Closing Public Company Shares	Section 2.1(c)(vi)
Public Company	Preamble
Public Company Allocation Percentage	Section 2.1(c)(vii)
Public Company Authorizations	Section 4.16(a)
Public Company Balance Sheet	Section 4.5(b)
Public Company Board	Recitals
Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Closing Price	Section 2.1(c)(viii)
Public Company Contingent Workers	Section 4.17(b)
Public Company Disclosure Schedule	Article IV
Public Company EIP	Section 4.2(b)
Public Company Equity Awards	Section 4.2(b)
Public Company Financial Advisor	Section 4.19
Public Company Insurance Policies	Section 4.18
Public Company Leases	Section 4.9(b)
Public Company Outstanding Shares	Section 2.1(c)(ix)
Public Company Preferred Stock	Section 4.2(a)
Public Company RSU Award	Section 4.2(b)
Public Company SEC Reports	Section 4.5(a)
Public Company Series A Preferred Stock	Recitals
Public Company Stock Option	Section 4.2(b)
Public Company Stock Plans	Section 4.2(b)
Public Company Valuation	Section 2.1(c)(x)
Public Company Warrants	Section 4.2(c)
Public Company Written Consent	Section 4.4(d)
Recommendation Change Notice	Section 6.1(b)
Regulating Authorities	Section 3.16(a)
Representatives	Section 6.1(a)
Required Public Company Stockholder Approvals	Section 3.5(b)
Required Public Company Stockholder Proposals	Section 3.5(b)
Rule 145 Affiliates	Section 6.8
SEC	Section 3.4(c)
Securities Act	Section 3.2(b)
Security Holder Litigation	Section 6.14
Share Issuances	Recitals
Securities Purchase Agreement	Recitals
Surviving Corporation	Section 1.3
Treasury Stock Method	Section 2.1(c)(xi)
WARN Act	Section 3.17(e)

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHANNEL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	Chief Executive Officer and Chief Financial Officer

CHRO MERGER SUB INC.

By:	/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	President

LNHC, INC.

By:	/s/ Richard Baxter
	Name:	Richard Baxter
	Title:	Senior Vice President, Investment Operations

For purposes of Article III:

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Richard Baxter
	Name:	Richard Baxter
	Title:	Senior Vice President, Investment Operations

[Signature Page to Agreement and Plan of Merger]

Annex B
SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of April 16, 2025, is by and among Channel Therapeutics Corporation, a Nevada corporation with offices located at 4400 Route 9 South, Suite 1000, Freehold, NJ 07728 (the “Company”), LNHC, Inc. a Delaware corporation, with offices located at 4020 Stirrup Creek Drive Suite 110, Durham, NC 27703 (the “Target”, and together with the Company, the “BC Parties”), and each of the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).
RECITALS
A. Prior to the date hereof the Company has obtained bridge notes, in an aggregate amount not to exceed $24,000,000 (the “Bridge Notes”), from certain of the Buyers (the “Bridge Buyers”), which shall become due and payable at the time of Closing (as defined below).
B. Concurrently with the execution of this Agreement, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), with the Target, and CHRO Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, the Merger Sub shall merge with and into the Target and, at the closing thereof (the “Closing”, and such date, the “Closing Date”), the Target, as the surviving entity, shall be a wholly-owned subsidiary of the Company (the “Merger”).
C. The Company, the Target and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.
D. The Company has authorized (i) a new series of convertible preferred stock of the Company designated as Series A Convertible Preferred Stock, par value $0.0001 per share, the terms of which are set forth in the certificate of designations of preferences and rights for such series of preferred stock (the “Certificate of Designations”) in the form attached hereto as Exhibit A (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”), which Series A Preferred Stock shall be convertible into shares of Common Stock (such shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Certificate of Designations.
E. Each Buyer, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the aggregate number of shares of Series A Preferred Stock (the “Preferred Shares”) set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers.
F. On the date hereof, (i) Ligand Pharmaceuticals Incorporated (“Ligand”) shall have delivered to the Company a lock-up agreement in the form of Exhibit B-1 attached hereto (the “Ligand Lock-Up Agreement”), duly executed and delivered by Ligand and the Company, (ii) Nomis Bay Ltd (“Nomis Bay”)shall have delivered to the Company a lock-up agreement in the form of Exhibit B-2 attached hereto (the “Nomis Bay Lock-Up Agreement”), (iii) BPY Limited (“BPY”) shall have delivered to the Company a lock-up agreement in the form of Exhibit B-2 attached hereto (the “BPY Lock-Up Agreement”), (iv) Boothbay Absolute Return Strategies, LP (“Boothbay”) shall have delivered to the Company a lock-up agreement in the form of Exhibit B-2 attached hereto (the “Boothbay Lock-Up Agreement” and together with the Ligand Lock-Up Agreement, the Nomis Bay Lock-Up Agreement, and the BPY Lock-Up Agreement, each a “Lead Investor Lock-Up Agreement”); and (v) a certain institutional investor shall have delivered to the Company a lock-up agreement in the form of Exhibit B-3 attached hereto (the “II Lock-Up Agreement”), in each case, duly executed and delivered by the parties thereto.
G. On the date hereof, the Company shall have delivered to such Buyer, and each such Buyer shall have delivered to the Company, lock-up agreements, in the form of Exhibit C attached hereto (each, an “Other Financing Participant Lock-Up Agreement”), duly executed and delivered by such Persons listed on Schedule G attached hereto (the “Lock-Up Parties”), pursuant to which the Lock-Up Parties, severally, shall have agreed not to directly, or indirectly, sell any securities of the Company except in compliance therewith.
H. On the date hereof, the executive officers and directors of the Company immediately prior to the Effective Time (as defined in the Merger Agreement) listed on Schedule H attached hereto shall have duly executed and delivered to the Company, lock-up agreements, in the form of Exhibit D attached hereto (each, a “Company DO Lock-Up Agreement”, and together with the Lead Investor Lock-Up Agreements, the II Lock-Up Agreement and the Other Financing Participant Lock-Up Agreements, the “Lock-Up Agreements”).
I. On the Closing Date, the parties hereto shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.
G. The Preferred Shares and the Conversion Shares are collectively referred to herein as the “Securities.”
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:
1. PURCHASE AND SALE OF PREFERRED SHARES.
(a) Purchase of Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), the aggregate number of Preferred Shares as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers.
(b) Closing. The closing (the “Closing”) of the purchase of the Preferred Shares by the Buyers shall take place remotely via exchange of executed documents and funds immediately prior to the Effective Time (as defined in the Merger Agreement) on the date on which the closing of the Merger occurs (the “Closing Date”). As used herein “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
(c) Purchase Price. The aggregate purchase price for the Preferred Shares to be purchased by each Buyer (the “Purchase Price”) shall be the amount set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (less, with respect to any Bridge Buyer, any amounts then due and payable with respect to any Bridge Notes).
(d) Form of Payment. On or before the Closing Date, (i) each Buyer shall pay its respective Purchase Price (less, in the case of any Buyer, the amounts withheld pursuant to Section 4(f) and, with respect to any Bridge Buyer, any amounts then due and payable with respect to any Bridge Notes) to the Company for the Preferred Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Flow of Funds Letter (as defined below) and (ii) the Company shall deliver to each Buyer an electronic copy of the aggregate number of Preferred Shares as is set forth opposite such Buyer’s name in column (3) of the Schedule of Buyers, duly executed on behalf of the Company and registered in the name of such Buyer or its designee. If a Buyer has delivered the Purchase Price by wire transfer pursuant to clause (i) of this Section 1(d) prior to the Closing Date, and the Closing does not occur for any reason on or prior to the fifth (5th) Business Day following the expected Closing Date, the Company shall promptly (but not later than one (1) Business Day thereafter) return the Subscription Amount to such Buyers by wire transfer of United States dollars in immediately available funds to the account specified by such Buyer, and Preferred Shares shall be deemed cancelled; provided that, unless this Agreement has been terminated pursuant to Section 8, such return of funds shall not terminate this Agreement or relieve the Buyers of their respective obligations to purchase the Preferred Shares at the Closing

2. BUYER’S REPRESENTATIONS AND WARRANTIES.
Each Buyer, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Closing Date:
(a) Organization; Authority. Such Buyer is an entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority, and has taken all requisite corporate or other action, to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.
(b) No Public Sale or Distribution. Such Buyer (i) is acquiring its Preferred Shares, and (ii) upon conversion of its Preferred Shares will acquire the Conversion Shares issuable upon conversion thereof, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, such Buyer does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities in violation of applicable securities laws. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity (as defined below) or any department or agency thereof.
(c) Accredited Investor Status. Such Buyer is, and will be on each date on which it converts any Preferred Shares, (a) either an “accredited investor” as that term is defined in Rule 501(a) of Regulation D or a “qualified institutional buyer” as defined in Rule 144A(a) under the 1933 Act, (b) if such Buyer is not a natural person, an “Institutional Account” as defined in FINRA Rule 4512(c) and (c) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including such Buyer’s participation in the transactions contemplated by this Agreement.
(d) General Solicitation. Such Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement. The purchase of the Securities by such Buyer has not been solicited by or through anyone other than the Company or the Target.
(e) Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission for which the Company or the Target will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
(f) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.
(g) Information. Such Buyer and its advisors, if any, have had an opportunity to review the Company’s SEC Documents and materials relating to the business, finances and operations of the Company and the Target and materials relating to the offer and sale of the Securities that the Buyer deems necessary in order to make an investment decision with respect to the Securities. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and the Target. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(h) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
(i) Transfer or Resale. Such Buyer understands that the Securities are “restricted securities” and except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from such registration requirements; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”), and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Preferred Shares may be subject to a pledge created in favor of a Holder’s prime broker under and in accordance with its prime brokerage account with such broker, only if applicable contracts or other brokerage policy, rules or regulations require that a physical certificate be held by the Holder’s prime broker at such time be subject to such a pledge; provided, that, notwithstanding the existence of such pledge, the Preferred Shares may not be foreclosed upon or transferred in any manner that would violate the applicable Lock-Up Agreement. Such a pledge shall not be deemed a transfer, sale, or assignment of the Preferred Shares hereunder, and no Buyer effectuating such a pledge shall be required to provide the Company with any notice thereof or otherwise deliver any documentation to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)).
(j) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
(k) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.
(l) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date:
(a) Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material

Adverse Effect (as defined below). As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary (as defined below), taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents (as defined below). Other than the Persons (as defined below) set forth on Schedule 3(a), the Company has no Subsidiaries. “Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”
(b) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. Each Subsidiary has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares and the reservation for issuance and issuance of the Conversion Shares issuable upon conversion of the Preferred Shares) have been duly authorized by the Company’s board of directors or other governing body, as applicable, and (other than the filing with the SEC of one or more Registration Statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC and any other filings as may be required by any state securities agencies, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, and the notice and/or application(s) to the Principal Market for the issuance and sale of the Securities and the listing of the Conversion Shares for trading thereon in the time and manner required thereby (collectively, the “Required Approvals”)) no further filing, consent or authorization is required by the Company, its Subsidiaries, their respective boards of directors or their shareholders or other governing body. This Agreement has been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. Prior to the Closing, the Certificate of Designations in the form attached hereto as Exhibit A will have been filed with the Secretary of State of the State of Delaware and will be in full force and effect, enforceable against the Company in accordance with its terms and has not have been amended. “Transaction Documents” means, collectively, this Agreement, the Preferred Shares, the Certificate of Designations, the Lock-Up Agreements the Royalty Agreements (as defined below), the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined below) and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.
(c) Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. As of the Closing, the Company shall have reserved from its duly authorized capital stock not less than 100% of the sum of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares (assuming for purposes hereof that any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations). Upon issuance or conversion in accordance with the Preferred Shares, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and the reservation for issuance of the Conversion Shares) will not (i) result in a violation of the Articles of Incorporation (as defined below) (including, without limitation, any certificate of designation contained therein), Bylaws (as defined below), certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of The NYSE American LLC (the “Principal Market”) and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.
(e) Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the Required Approvals) any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
(f) Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Buyer (other than such Person as set forth on Schedule 3(f) attached hereto, each an “Insider Buyer”) is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s and each Subsidiary’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company, each Subsidiary and their respective representatives.
(g) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, in connection with the sale of the Securities. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities
(h) No Integrated Offering. None of the Company, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or caused this offering of the Securities to require approval of shareholders of the Company for purposes of the 1933 Act or under any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation. None of the Company, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the 1933 Act (other than pursuant to the Registration Rights Agreement) or cause the offering of any of the Securities to be integrated with other offerings of securities of the Company.
(i) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Conversion Shares pursuant to the terms of the Preferred Shares in accordance with this Agreement and the Certificate of Designations is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.
(j) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), shareholder rights plan or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Buyer’s ownership of the Securities. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.
(k) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Buyers or their respective representatives true, correct and complete copies of each of the SEC Documents requested by any such Buyer and not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in its financial statements or otherwise. No other information provided by or on behalf of the Company to any of the Buyers which is not included in the SEC Documents (including, without limitation, information referred to in Section 2(g) of this Agreement or in the disclosure schedules to this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.
(l) Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Company Insolvent (as defined below). For purposes of this Section 3(l), “Company Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
(m) No Undisclosed Events, Liabilities, Developments or Circumstances. Other than the transactions contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on any Buyer’s investment hereunder or (iii) could have a Material Adverse Effect.

(n) Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or Bylaws or their organizational charter, certificate of formation, memorandum of association, articles of association, Articles of Incorporation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two years prior to the date hereof, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
(o) Foreign Corrupt Practices. Neither the Company, the Company’s subsidiary or any director, officer, agent, employee, nor any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:
(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
(ii) assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.
(p) Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.
(q) Transactions With Affiliates. Except as disclosed in the SEC Documents, no current or former employee, partner, director, officer or shareholder (direct or indirect) of the Company or its Subsidiaries, or any associate, or, to the knowledge of the Company, any affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or has ever been, (i) a party to any transaction with the Company or its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder or such associate or affiliate or relative Subsidiaries (other than for ordinary course services as employees, officers or directors of the Company or any of its Subsidiaries)) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or its Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company whose securities are traded on or quoted through an Eligible Market (as defined in the Certificate of Designations)), nor does any such Person receive income from any source other than the Company or its Subsidiaries which relates to the business of the Company or its Subsidiaries or should properly accrue to the Company or its Subsidiaries. No employee, officer, shareholder or director of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company).
(r) Equity Capitalization.
(i) Definitions:
(A) “Common Stock” means (x) the Company’s shares of common stock, $0.0001 par value per share, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
(B) “Preferred Stock” means (x) the Company’s blank check preferred stock, $0.0001 par value per share, the terms of which may be designated by the board of directors of the Company in a certificate of designations and (y) any capital stock into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).
(ii) Authorized and Outstanding Capital Stock. As of April 11, 2025, the authorized capital stock of the Company consists of (A) 200,000,000 shares of Common Stock, of which, 6,103,813 are issued and outstanding and 3,671,882 shares are reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Preferred Shares) exercisable or exchangeable for, or convertible into, shares of Common Stock and (B) 5,000 shares of Preferred Stock, 2,600 of which are issued and outstanding. No shares of Common Stock are held in the treasury of the Company. “Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.
(iii) Valid Issuance; Available Shares; Affiliates. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Schedule 3(r)(iii) sets forth the number of shares of Common Stock that are (A) reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Preferred Shares) and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company or any of its Subsidiaries. Other than the Insider Buyers and as disclosed in the SEC Documents, to the Company’s knowledge, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all Convertible Securities (as defined below), whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% shareholder for purposes of federal securities laws).
(iv) Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(v) Organizational Documents. The Company has furnished to the Buyers true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all Convertible Securities and the material rights of the holders thereof in respect thereto.
(s) Indebtedness and Other Contracts. Neither the Company nor any of its Subsidiaries, (i) except as disclosed on Schedule 3(s), has any outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; (iv) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (v) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent

Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
(t) Litigation. Except as discussed in the SEC Documents, there is no action, suit, arbitration, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such. No director, officer or employee of the Company or any of its subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act. After reasonable inquiry of its employees, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.
(u) Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Code. The net operating loss carryforwards (“NOLs”) for United States federal income tax purposes of the consolidated group of which the Company is the common parent, if any, shall not be adversely effected by the transactions contemplated hereby. The transactions contemplated hereby do not constitute an “ownership change” within the meaning of Section 382 of the Code, thereby preserving the Company’s ability to utilize such NOLs.
(v) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.
(w) Acknowledgement Regarding Buyers’ Trading Activity. It is understood and acknowledged by the Company that, subject to compliance with the terms of the Lock-Up Agreements, (i) following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, none of the Buyers have been asked by the Company or any of its Subsidiaries to agree, nor has any Buyer agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any of the Securities for any specified term; (ii) any Buyer, and counterparties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to such Buyer’s knowledge of the transactions contemplated by the Transaction Documents; (iii) each Buyer shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction; and (iv) each Buyer may rely on the Company’s obligation to timely deliver shares of Common Stock upon conversion or exchange, as applicable, of the Securities as and when required pursuant to the Transaction Documents for purposes of effecting trading in the Common Stock of the Company. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Transaction Documents pursuant to the Press Release (as defined below), subject to compliance with the terms of the Lock-Up Agreements, one or more Buyers may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value and/or number of the Conversion Shares deliverable with respect to the Securities are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Certificate of Designations or any other Transaction Document or any of the documents executed in connection herewith or therewith, subject to compliance with the terms of the Lock-Up Agreements.
(x) Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries or (iv) paid or agreed to pay any Person for research services with respect to any securities of the Company or any of its Subsidiaries.
(y) Registration Eligibility. The Company is eligible to register the Registrable Securities (defined in the Registration Rights Agreement) for resale by the Buyers using Form S-1 promulgated under the 1933 Act.
(z) Transfer Taxes. On the Closing Date, all stock transfer or other similar taxes which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.
(aa) Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.
(bb) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
(cc) Management. During the past three year period, no current or former officer or director or, to the knowledge of the Company, no current ten percent (10%) or greater shareholder of the Company or any of its Subsidiaries has been the subject of:
(i) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;
(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:
(1) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(2) Engaging in any particular type of business practice; or
(3) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;
(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;
(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or
(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.
(dd) No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Company had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.
(ee) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyers a copy of any disclosures provided thereunder.
(ff) Other Covered Persons. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of Buyers or potential purchasers in connection with the sale of any Regulation D Securities.
(gg) No Additional Agreements. The Company does not have any agreement or understanding with any Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(hh) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Subsidiaries to each Buyer pursuant to or in connection with this Agreement and the other Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to you have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to each Buyer, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.
3A REPRESENTATIONS AND WARRANTIES OF TARGET
The Target represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date:
(a) Organization and Qualification. The Target is duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. The Target is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Target Material Adverse Effect (as defined below). As used in this Agreement, “Target Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Target and its subsidiaries, taken as a whole or (ii) the authority or ability of the Target to perform its obligations under any of the Transaction Documents (as defined below). Other than the Persons (as defined below) set forth on Schedule 3A(a), the Target has no Target Subsidiaries. “Target Subsidiaries” means any Person in which the Target, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Target Subsidiary.” The Target Subsidiaries and the Subsidiaries are collectively referred to herein as the “BC Subsidiaries”, and together with the BC Parties, the “BC Entities”)
(b) Authorization; Enforcement; Validity. The Target has the requisite power and authority to enter into and perform its obligations under this Agreement and the Merger Agreement, subject only to the adoption of the Merger Agreement in accordance with the terms thereof by the Target’s stockholders under (i) the Delaware General Corporation Law and (ii) the Target’s certificate of incorporation. The execution and delivery of this

Agreement and the consummation by the Target of the transactions contemplated herein have been duly authorized by the Target’s board of directors. This Agreement has been duly executed and delivered by the Target, and, assuming the due authorization execution and delivery by they Buyer of this Agreement and by the Company, constitutes the legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.
(c) No Conflicts. The execution, delivery and performance of this agreement, the Registration Rights Agreement and the Merger Agreement and the consummation by the Target of the transactions contemplated hereby and thereby will not (i) result in a violation of the certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Target or any of its Target Subsidiaries, or any capital stock or other securities of the Target or any of its Target Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Target or any of its Target Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Target or any of its Target Subsidiaries or by which any property or asset of the Target or any of its Target Subsidiaries is bound or affected.
(d) Consents. Neither the Target nor any Target Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Target or any Target Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Target nor any of its Target Subsidiaries are aware of any facts or circumstances which might prevent the Target or any of its Target Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.
(e) No General Solicitation; Placement Agent’s Fees. Neither the Target, nor any of its Target Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Target shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions for any broker, investment banker or financial advisor that has been retained by the Target relating to or arising out of the transactions contemplated hereby, in connection with the sale of the Securities. Neither the Target nor any of its Target Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities.
(f) No Integrated Offering. None of the Target, its Target Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise. None of the Target, its Target Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of any of the Securities to be integrated with other offerings of securities of the Target.
(g) Additional Representations and Warranties. The Target’s representations and warranties set forth in the Merger Agreement in Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authority; No Conflict; Required Filings and Consents) Section 3.5 (Financial Statements; Information Provided), Section 3.6 (No Undisclosed Liabilities), Section 3.7 (Absence of Certain Changes or Events), Section 3.9 (Owned and Leased Real Properties), Section 3.10 (Intellectual Property), Section 3.11 (Contracts), Section 3.12 (Litigation), Section 3.13 (Environmental Matters), Section 3.14 (Employee Benefit Plans), Section 3.16 (Permits and Regulatory Matters), Section 3.18 (Insurance), Section 3.21 (Controls and Procedures, Certifications and Other Matters), and Section and 3.24 (Privacy and Data Protection) are hereby incorporated by reference and made by the Target, as qualified by the disclosures in the Merger Partner Disclosure Schedule (as defined in the Merger Agreement).

(h) Reliance by Buyers. The Target acknowledges that each Buyer will rely upon the truth and accuracy of, and the Target’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Target set forth in the Merger Agreement.
(i) Foreign Corrupt Practices. Neither the Target, the Target’s subsidiary or any director or officer of the Target nor, to the Target’s knowledge, any agent, employee, or any other person acting for or on behalf of the foregoing (individually and collectively, a “Target Affiliate”) have (i) violated the FCPA or any other applicable anti-bribery or anti-corruption laws, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or Government Official or to any person under circumstances where such Target Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:
(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
(ii) assisting the Target or its Target Subsidiaries in obtaining or retaining business for or with, or directing business to, the Target or its Target Subsidiaries.
(j) Payment of Taxes. The Target and the Target Subsidiaries have filed all material tax returns that are required to have been filed by them, and have paid all material taxes due and payable, except for such taxes, if any, as are being contested in good faith or as to which adequate reserves have been established by the Target or the Target Subsidiaries. There are no (i) examinations or audits of any tax return of the Target or the Target Subsidiaries that are pending or in progress involving any material taxes or (ii) unresolved written claims that have been received by the Target or the Target Subsidiaries from any governmental body in any jurisdiction where the Target or any such Target Subsidiary, as applicable, does not file tax returns that the Target or any such Target Subsidiary is subject to taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material tax returns of the Target or material tax is currently in effect other than extensions of the time in which to file a tax return of the Target obtained in the ordinary course of business.
(k) Illegal or Unauthorized Payments; Political Contributions. Neither the Target nor any of its Target Subsidiaries nor, to the best of the Target’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors or employees of the Target or any of its Target Subsidiaries, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Target or any of its Target Subsidiaries.
(l) Money Laundering. The Target and its Target Subsidiaries are in compliance with, and have not previously violated applicable U.S. and non-U.S. anti-money laundering laws and regulations and applicable regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, as applicable (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
(m) Management. During the past five year period, no current or former officer or director or, to the knowledge of the Target, no current ten percent (10%) or greater shareholder of the Target or any of its Target Subsidiaries has been the subject of:
(i) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;
(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:
(1) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(2) Engaging in any particular type of business practice; or
(3) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;
(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;
(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or
(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.
(n) Information Provided. The Presentation dated April 11, 2025 provided to the Buyers in connection with the offering (the “Presentation”) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information to be supplied by or on behalf of the Target for inclusion or incorporation by reference in the Information Statement (as defined in the Merger Agreement) shall not, at the time the Information Statement is filed with the SEC, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (or, in the case of the information statement contained therein, not misleading in light of the circumstances under which it shall be made). The information to be supplied by or on behalf of the Target for inclusion in the Information Statement to be sent to the stockholders of the Company, shall not, on the date the Information Statement is first mailed to stockholders of the Company or at the Effective Time (as defined in the Merger Agreement), contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect Merger that has become false or misleading.
4. COVENANTS.
(a) Reasonable Best Efforts. Each Buyer shall use its reasonable best efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in Section 6 of this Agreement. Each BC Party shall use its reasonable best efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in Section 7 of this Agreement.
(b) Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and each BC Party shall comply with all applicable foreign, federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to the Buyers.
(c) Reporting Status. Until the date on which the Buyers shall have sold all of the Registrable Securities (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. From the time Form S-3 is available to the Company for the registration of the Registrable Securities, the Company shall take all actions necessary to maintain its eligibility to register the Registrable Securities for resale by the Buyers on Form S-3.
(d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities to (i) pay the balance in excess of $100,000 of the May 10, 2024 promissory note between the Company and Camden Capital LLC , (ii) pay the full amount under the promissory note between the Company and Sullivan & Worcester LLP within 5 Business Day of the Closing Date, (iii) pay the full amount under the July 24, 2024 convertible promissory note between the Company and 3i, L.P. within 5 Business Day of the Closing Date, (iv) pay $100,000 to A.G.P./Alliance Global Partners pursuant to the underwriting agreement, as amended, dated February 15, 2024, within 5 Business Day of the Closing Date and (v) pay the full amount under the February 25, 2025 promissory note between the Company and 3i, L.P. within 5 Business Day of the Closing Date, and will use the remaining proceeds from the sale of the Securities for working capital and general corporate purposes.
(e) Financial Information. For as long as the Company is required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, the Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, any interim reports or any consolidated balance sheets, income statements, shareholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) unless the following are either filed with the SEC through EDGAR or are otherwise widely disseminated via a recognized news release service (such as PR Newswire), on the same day as the release thereof, e-mail copies of all press releases issued by the Company or any of its Subsidiaries and (iii) unless the following are filed with the SEC through EDGAR, copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.
(f) Listing. The Company shall promptly secure the listing or designation (as the case may be) of all of the Conversion Shares upon each national securities exchange, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents on such national securities exchange. The Company shall maintain the Common Stock’s listing on The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”). Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on an Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).
(g) Fees. The Company shall reimburse Nomis Bay, for all reasonable costs and expenses incurred by it or its affiliates in connection with the structuring, documentation, negotiation and closing of the transactions contemplated by the Transaction Documents, a non-accountable amount of $300,000 for the legal fees of outside counsel and disbursements of Kelley Drye & Warren LLP, counsel to Nomis Bay and a non-accountable amount of $300,000 for the legal fees of Morgan, Lewis & Bockius LLP, special finance and collateral counsel to Nomis Bay (the “Transaction Expenses”) which amounts shall be withheld by Nomis Bay from its Purchase Price at the Closing, provided, that the Company shall promptly reimburse Kelley Drye & Warren LLP and Morgan, Lewis & Bockius LLP on demand for all Transaction Expenses not so reimbursed through such withholding at the Closing. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, DTC (as defined below) fees or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.
(h) [Reserved].
(i) Disclosure of Transactions and Other Material Information.
(i) Disclosure of Transaction. The Company shall, on or before 9:00 a.m., New York time, on the first (1st) Business Day immediately following the date of receipt of the Merger Partner Written Consent and Public Company Written Consent (as defined in the Merger Agreement), issue a press release (the “Press Release”) reasonably acceptable to the Buyers disclosing all the material terms of the transactions contemplated by the Transaction Documents. On or before 9:00 a.m., New York time, on the first (1st) Business Day immediately following the date of receipt of the Merger Partner Written Consent and Public Company Written Consent (as defined in the Merger Agreement), the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching all the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Certificate of Designations, the form of Lock-Up Agreements, and the form of the Registration Rights Agreement, and excluding the form of Royalty Agreements and Irrevocable Transfer Agent Instructions) (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to any of the Buyers by any BC Entity or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the 8-K Filing, each BC Party, acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between any BC Entity or any of their respective offices, directors, affiliates, employees or agents, on the one hand, and any Buyer not listed on Schedule 4(i) attached hereto (or any of their affiliates) (the “Insider Buyers”) on the other hand, shall terminate.
(ii) Limitations on Disclosure. Except to the extent required by the terms and conditions of the transactions contemplated by the Transaction Documents, including this Agreement, or as required by any applicable securities law (but solely to the extent the Company complies in full with its disclosure obligations in connection therewith as also provided in the Transaction Documents, including this agreement, following any such disclosure), no BC Party shall, and the BC Parties shall cause each BC Entity and each of its and their respective officers, directors, employees and agents not to, provide any Buyer with any material, non-public information regarding any BC Entity from and after the date hereof without the express prior written consent of such Buyer (which may be granted or withheld in such Buyer’s sole discretion). To the extent that any BC Entity delivers any material, non-public information to the Buyer without such Buyer’s consent, each BC Party hereby covenants and agrees that such Buyer shall not have any duty of confidentiality with respect to such material, non-public information. Subject to the foregoing, neither the BC Entities nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of any Buyer, to make the Press Release and any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the applicable Buyer (which may be granted or withheld in such Buyer’s sole discretion), except as otherwise required by law, rule or regulation, or in connection with any registration statement contemplated by the Registration Rights Agreement (to the extent such Investor has not elected in writing to have such Investor’s Registrable Securities be excluded from such Registration Statement), the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of such Buyer in any filing, announcement, release or otherwise. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, each BC Party expressly acknowledges and agrees that no Buyer shall have (unless expressly agreed to by a particular Buyer after the date hereof in a written definitive and binding agreement executed by the applicable BC Party and such particular Buyer (it being understood and agreed that no Buyer may bind any other Buyer with respect thereto)), any duty of confidentiality with respect to any material, non-public information regarding any BC Entity.
(j) Additional Registration Statements. Until the Applicable Date (as defined below) and at any time thereafter during the Registration Period (as defined in the Registration Rights Agreement) while any Registration Statement is not effective or the prospectus contained therein is not available for use, the Company shall not file a registration statement or an offering statement under the 1933 Act relating to securities that are not the Registrable Securities (other than a registration statement on Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date hereof (solely to the extent necessary to keep such registration statements effective)). “Applicable Date” means the earlier of (x) the first date on the initial Registration Statement (as defined in the Registration Rights Agreement) registering the resale by the Buyers of all the Registrable Securities pursuant to the Registration Rights Agreement is declared effective by the SEC (the “Registration Statement Effective Date”) (and each prospectus contained therein is available for use on such date) or (y) the first date on which all of the Registrable Securities are eligible to be resold by the Buyers (assuming for such purpose that no Buyer is an affiliate of the Company) pursuant to Rule 144 (or, if a Current Public Information Failure has occurred and is continuing, such later date after which the Company has cured such Current Public Information Failure).
(k) [Reserved].
(l) Reservation of Shares. So long as any of the Preferred Shares remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Common Stock issuable upon conversion of all the Preferred Shares then outstanding (assuming for purposes hereof that any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) (collectively, the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 4(l) be reduced other than proportionally in connection with any conversion and/or redemption, as applicable of Preferred Shares. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.
(m) Conduct of Business. The business of the BC Entities shall not be conducted in violation of any law, ordinance or regulation of any Governmental Entity, except where such violations would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.
(n) Other Preferred Shares; Variable Securities. So long as any Preferred Shares remain outstanding, each of the BC Entities shall be prohibited from effecting or entering into an agreement to effect any Subsequent Placement (as defined below) involving a Variable Rate Transaction (other than pursuant to any Permitted ATM or Permitted Equity Line). “Variable Rate Transaction” means a transaction in which any BC Entity (i) issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of one or more BC Entities or the market for the Common Stock, other than pursuant to a customary “weighted average” anti-dilution provision or (ii) enters into any agreement (including, without limitation, an equity line of credit or an “at-the-market” offering) whereby one or more BC Entities may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). Each Buyer shall be entitled to obtain injunctive relief against any BC Entity to preclude any such issuance, which remedy shall be in addition to any right to collect damages. “Permitted ATM” means any at-the-market offering of Common Stock pursuant to an at-the-market sales agreement or similar agreement, including under a registration statement filed with and declared effective by the SEC, provided that such offering is conducted in accordance with applicable securities laws. “Permitted Equity Line” means the committed equity financing facility pursuant to that certain Common Stock Purchase Agreement, dated as of July 26, 2024, by and between the Company and Tikkun Capital LLC (as amended, restated, supplemented or otherwise modified from time to time), and any transactions contemplated thereby, including the issuance and sale of shares thereunder.
(o) Participation Right. At any time on or prior to the second (2nd) anniversary of the Closing Date, no BC Entity shall, directly or indirectly, issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities (as defined below), any preferred stock or any purchase rights) (any such issuance, offer, sale, grant, disposition or announcement is referred to as a “Subsequent Placement”) unless the Company shall have first complied with this Section 4(o). The Company acknowledges and agrees that the right set forth in this Section 4(o) is a right granted by the Company, separately, to Nomis Bay, BPY, Boothbay and Ligand (each, a “Major Buyer”) as set forth on Schedule 4(o) hereof.
(i) At least five (5) Trading Days prior to any proposed or intended Subsequent Placement, the Company shall deliver to each Major Buyer a written notice (each such notice, a “Pre-Notice”), which Pre-Notice shall not contain any information (including, without limitation, material, non-public information) other than: (A) if the proposed Offer Notice (as defined below) constitutes or contains material, non-public information, a statement asking whether the Investor is willing to accept material non-public information or (B) if the proposed Offer Notice does not constitute or contain material, non-public information, (x) a statement that the Company proposes or intends to effect a Subsequent Placement, (y) a statement that the statement in clause (x) above does not constitute material, non-public information and (z) a statement informing such Major Buyer that it is entitled to receive an Offer Notice (as defined below) with respect to such Subsequent Placement upon its written request. Upon the written request of a Major Buyer within three (3) Trading Days after the Company’s delivery to such Major Buyer of such Pre-Notice, and only upon a written request by such Major Buyer, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver to such Major Buyer an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (A) identify and describe the Offered Securities, (B) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (C) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (D) offer to issue and sell to or exchange with such Major Buyer in accordance with the terms of the Offer such Buyer’s pro rata portion of 25% of the Offered Securities, provided that the number of Offered Securities which such Major Buyer shall have the right to subscribe for under this Section 4(o) shall be based (x) on such Major Buyer’s pro rata portion of the aggregate number of the Preferred Shares purchased hereunder by all Buyers (the “Basic Amount”), and (y) with respect to each Major Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Major Buyers as such Major Buyer shall indicate it will purchase or acquire should the other Major Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”).
(ii) To accept an Offer, in whole or in part, such Major Buyer must deliver a written notice to the Company no later than 5:30 pm (New York City time) on the first (1st) Business Day after such Major Buyer’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Major Buyer’s Basic Amount that such Major Buyer elects to purchase and, if such Major Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Major Buyer elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Major Buyers are less than the total of all of the Basic Amounts, then each Major Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Major Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the

Available Undersubscription Amount as the Basic Amount of such Major Buyer bears to the total Basic Amounts of all Major Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent it deems reasonably necessary. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company may deliver to each Major Buyer a new Offer Notice and the Offer Period shall expire on the first (1st) Business Day after such Major Buyer’s receipt of such new Offer Notice.
(iii) The Company shall have five (5) Business Days from the expiration of the Offer Period above (A) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by a Major Buyer (the “Refused Securities”) pursuant to a definitive agreement(s) (the “Subsequent Placement Agreement”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Company than those set forth in the Offer Notice and (B) to publicly announce (x) the execution of such Subsequent Placement Agreement, and (y) either (I) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (II) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.
(iv) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(o)(iii) above), then each Major Buyer may, at its sole option and in its sole discretion, withdraw its Notice of Acceptance or reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Major Buyer elected to purchase pursuant to Section 4(o)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Major Buyers pursuant to this Section 4(o) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Major Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Major Buyers in accordance with Section 4(o)(i) above.
(v) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, such Major Buyer shall acquire from the Company, and the Company shall issue to such Major Buyer, the number or amount of Offered Securities specified in its Notice of Acceptance, as reduced pursuant to Section 4(o)(iv) above if such Major Buyer has so elected, upon the terms and conditions specified in the Offer. The purchase by such Major Buyer of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and such Major Buyer of a separate purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to such Major Buyer and its counsel.
(vi) Any Offered Securities not acquired by a Major Buyer or other Persons in accordance with this Section 4(o) may not be issued, sold or exchanged until they are again offered to such Major Buyer under the procedures specified in this Agreement.
(vii) The Company and each Major Buyer agree that (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provision whereby such Major Buyer shall be required to agree to any restrictions on trading as to any securities of the Company held prior to the Subsequent Placement or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, any agreement previously entered into with the Company or any instrument received from the Company without the prior written consent of such Major Buyer, and (y) if any Major Buyer elects to participate in the Offer, the Subsequent Placement Documents shall not include any term or provision whereby such Major Buyer shall be required to agree to any restrictions on trading as to any securities of the Company acquired in the Subsequent Placement that is not agreed to by all other participants in the Offer, and any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.
(viii) Notwithstanding anything to the contrary in this Section 4(o) and unless otherwise agreed to by such Major Buyer, the Company shall either confirm in writing to such Major Buyer that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case, in such a manner such that such Major Buyer will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Offer Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by such Major Buyer, such transaction shall be deemed to have been abandoned and such Major Buyer shall not be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide such Major Buyer with another Offer Notice and such Major Buyer will again have the right of participation set forth in this Section 4(o). The Company shall not be permitted to deliver more than one such Offer Notice to such Major Buyer in any sixty (60) day period, except as expressly contemplated by the last sentence of Section 4(o)(ii).
(ix) The restrictions contained in this Section 4(o) shall not apply in respect of the issuance of (i) shares of Common Stock or standard options to purchase Common Stock to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below); (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the Conversion Shares, (iv) shares of Common Stock issued pursuant to any Permitted ATM or Permitted Equity Line and (v) the securities to be issued in the Business Combination in accordance with the terms of the Merger Agreement, as in effect as of the date hereof (each of the foregoing in clauses (i) through (v), collectively the “Excluded Securities”). “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.
(x) The Company shall not circumvent the provisions of this Section 4(o) by providing terms or conditions to one Major Buyer that are not provided to all.
(xi) In the event that a Subsequent Placement is an underwritten public offering or the direct issuance of securities to investors pursuant to an effective registration statement an SEC-registered offering, and if there would be any conflict with any securities laws which would prohibit the consummation of the Subsequent Placement due to the application of the rights in this Section 4(o), such rights shall be deemed to be a non-binding indication of interest to participate in the Subsequent Placement and the Company shall use its reasonable best efforts to offer and sell to the Major Buyer its Basic Amount on the same terms, conditions and pricing afforded to others participating in the Subsequent Placement.

(p) Passive Foreign Investment Company. Until the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which no Preferred Shares remain outstanding, the Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, in such a manner as will ensure that the Company will not be deemed to constitute a passive foreign investment company within the meaning of Section 1297 of the Code.
(q) [Reserved].
(r) [Reserved].
(s) Corporate Existence. So long as any Buyer beneficially owns any Preferred Shares, the Company shall not be party to any Fundamental Transaction (as defined in the Certificate of Designations) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations.
(t) [Reserved.]
(u) Conversion Procedures. The form of Conversion Notice (as defined in the Certificate of Designations) included in the Certificate of Designations set forth the totality of the procedures required of the Buyers in order to convert the Preferred Shares. Except as provided in Section 5(d), no additional legal opinion, other information or instructions shall be required of the Buyers to convert their Preferred Shares. The Company shall honor conversions of the Preferred Shares and shall deliver the Conversion Shares in accordance with the terms, conditions and time periods set forth in the Certificate of Designations. Without limiting the preceding sentences, no ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required by the Company in order to convert the Preferred Shares.
(v) Regulation M. The Company will not take any action prohibited by Regulation M under the 1934 Act, in connection with the distribution of the Securities contemplated hereby.
(w) General Solicitation. None of the Company, any of its affiliates (as defined in Rule 501(b) under the 1933 Act) or any person acting on behalf of the Company or such affiliate will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising within the meaning of Regulation D, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(x) Integration. None of the Company, any of its affiliates (as defined in Rule 501(b) under the 1933 Act), or any person acting on behalf of the Company or such affiliate will sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the 1933 Act) which will be integrated with the sale of the Securities in a manner which would require the registration of the Securities under the 1933 Act or require shareholder approval under the rules and regulations of the Principal Market and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market, with the issuance of Securities contemplated hereby.
(y) Notice of Disqualification Events. The Company will notify the Buyers in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.
(z) Shareholder Approval. The Company shall have obtained the prior written consent of the requisite shareholders (the “Shareholder Consent”) providing for the approval of the issuance of all of the Securities in compliance with the rules and regulations of the Principal Market (without regard to any limitations on conversion set forth in the Preferred Shares,)(such affirmative approval being referred to herein as the “Shareholder Approval) and informed the shareholders of the Company of the receipt of the Shareholder Consent by preparing and filing with the SEC, as promptly as practicable after the date hereof, an information statement on Schedule 14C as contemplated by the Merger Agreement.
(aa) No Waiver of Lock-Up Agreements. Neither Company, nor the Target, shall amend, waive, modify or fail to use reasonable best efforts to enforce any provision of any Lock-Up Agreement. For the avoidance of doubt, no Buyer shall be a third party beneficiary of any Lock-Up Agreement.

(bb) Merger Agreement. The Company shall not amend, modify, or waive any provision under the Merger Agreement (as the same exists on the date of this Agreement) in any manner without having received the prior approval of the Required Holders.
(cc) Closing Documents. On or prior to fourteen (14) calendar days after the Closing Date, the Company agrees to deliver, or cause to be delivered, to each Buyer and Kelley Drye & Warren LLP and Morgan, Lewis & Bockius LLP a complete closing set of the executed Transaction Documents, Securities and any other document required to be delivered to any party pursuant to Section 7 hereof or otherwise.
(dd) Tax Treatment. The parties hereto intend that the transactions described herein qualify for the Intended Tax Treatment, as defined in the Merger Agreement. Each of the parties shall use reasonable best efforts to cause such transactions to so qualify, and agree not to, and not to permit or cause any of their affiliates to, take any action or cause any action to be taken which would reasonably be expected to prevent or impede such transactions from so qualifying. Such transactions shall be reported by the parties for all tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5. REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.
(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee), the aggregate number of Preferred Shares held by such Person, the number of Conversion Shares issuable pursuant to the terms of the Preferred Shares held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.
(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (as applicable, the “Transfer Agent”) in a form reasonably acceptable to each of the Buyers (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares, which, if the Buyer complies with the applicable requirements of the Certificate of Designation or this Agreement with respect to the delivery of certain certificates and information with respect to the contemporaneous sale of the Conversion Shares, including the Resale Eligibility Conditions, shall be credited to the applicable balance accounts at The Depository Trust Company (“DTC”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent with respect to the Securities, and that there will be no other restrictions on the transfer of the Securities , other than restrictions under applicable securities laws and restrictions as provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(g), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts on the books of the transfer agent (in the case of Preferred Shares) or on the books of the transfer agent or at DTC (in the case of Conversion Shares) in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment, provided that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith. In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or in compliance with Rule 144, the Company shall use reasonable best efforts to cause the transfer agent to issue such shares to such Buyer, assignee or transferee (as the case may be) without any restrictive legend in accordance with Section 5(d) below, provided that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall cause its counsel to issue the legal opinion referred to in the

Irrevocable Transfer Agent Instructions to the Company’s transfer agent on each Effective Date of a Registration Statement (as defined in the Registration Rights Agreement) registering Registrable Securities in accordance with the terms of the Registration Rights Agreement. Any fees (with respect to the transfer agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the Securities shall be borne by the Company. The “Resale Eligibility Conditions” shall refer to the following conditions: such Securities (i) (A) may then be sold by the holder of the Securities pursuant to an available and effective registration statement and (B) the holder provides such documentation or other information evidencing the sale of the Securities as the Company, the Transfer Agent or legal counsel to the Company shall reasonably request or (ii) may be sold by the holder pursuant to Rule 144 of the 1933 Act, as applicable.
(c) Legends. Each Buyer understands that the Securities have been issued (or will be issued in the case of the Conversion Shares) pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY AN OPINION OF COUNSEL OF THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (III) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.
(d) Removal of Legends. Certificates evidencing Securities shall not be required to contain the legend set forth in Section 5(c) above or any other legend (i) following a sale pursuant to an effective registration statement (including a Registration Statement) covering the resale of such Securities under the 1933 Act to the extent such Buyer provides such documentation or other information evidencing the sale of the Securities as the Company, the Transfer Agent or legal counsel to the Company shall reasonably request (which, for the avoidance of doubt, shall not include a legal opinion), (ii) following any sale of such Securities pursuant to Rule 144 (assuming the transferee is not an affiliate of the Company), or (iii) if such Securities are eligible to be sold, assigned or transferred under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to comply with current public information requirements (provided that a Buyer provides the Company with reasonable assurances that such Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of Buyer’s counsel), or (iv) if such legend is not required under applicable requirements of the 1933 Act (other than Rule 144, including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC) as evidenced by an opinion of counsel of the Buyer in a generally acceptable form. If a legend is not required pursuant to the foregoing, the Company shall no later than two (2) Trading Days (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date such Buyer delivers such legended certificate representing such Securities to the Company) following the delivery by a Buyer to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Buyer as may be required above in this Section 5(d), as directed by such Buyer, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program (“FAST”) and the Resale Eligibility Conditions are satisfied and such Securities are Conversion Shares, credit the aggregate number of shares of Common Stock to which such Buyer shall be entitled to such Buyer’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system upon receipt of such Buyer broker’s request through DTC’s DRS/DWAC system or (B) if the Company’s transfer agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, issue and deliver (via reputable overnight courier) to such Buyer, a book entry position or certificate representing such Securities, registered in the name of such Buyer or its designee

(the date by which such credit is so required to be made to the balance account of such Buyer’s or such Buyer’s designee with DTC or such certificate is required to be delivered to such Buyer pursuant to the foregoing is referred to herein as the “Required Delivery Date”, and the date such shares of Common Stock are actually delivered without restrictive legend to such Buyer or such Buyer’s designee with DTC, as applicable, the “Share Delivery Date”). The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Securities in accordance herewith. The Transfer Agent shall not be liable for any delay in delivery of shares caused by the Holder’s broker failing to initiate the electronic request in the FAST system.
(e) Failure to Timely Deliver; Buy-In. If the Company fails, for any reason or for no reason, to issue and deliver (or cause to be delivered) to a Buyer (or its designee) by the Required Delivery Date, if the Transfer Agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, a certificate for the number of Conversion Shares to which such Buyer is entitled and register such Conversion Shares on the Company’s share register or, if the Transfer Agent is participating in FAST and the Resale Eligibility Conditions are satisfied, to credit the balance account of such Buyer or such Buyer’s designee with DTC upon receipt of such Buyer broker request through DTC’s DRS/DWAC system for such aggregate number of Conversion Shares submitted for legend removal by such Buyer pursuant to Section 5(d) above (a “Delivery Failure”), and if on or after such Trading Day such Buyer acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Buyer of shares of Common Stock submitted for legend removal by such Buyer pursuant to Section 5(d) above that such Buyer is entitled to receive from the Company (a “Buy-In”), then the Company shall, in such Buyer’s discretion as set forth in a written request to the Company (which may be an e-mail), either (i) within two (2) Business Days after receipt of such Buyer’s request, pay cash to such Buyer in an amount equal to such Buyer’s total purchase price (including brokerage commissions, stock loans and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so deliver such certificate or credit such Buyer’s (or such Buyer’s designee) balance account at DTC shall terminate and such shares shall be cancelled; provided that until December 31, 2026, in lieu of paying the Buy-In Price in cash, the Company will increase the Stated Value of the Preferred Shares held by such Buyer, pro rata per share, by the amount of such applicable Buy-In Price, or (ii) within two (2) Business Day after receipt of such Buyer’s request, promptly honor its obligation to so deliver to such Buyer a certificate or certificates or credit the balance account of such Buyer (or such Buyer’s designee) with DTC upon receipt of such Buyer’s broker request through DTC’s DRS/DWAC system representing such aggregate number of shares of Common Stock that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to such Buyer in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Conversion Shares that the Company was required to deliver to such Buyer by the Required Delivery Date multiplied by (B) the average VWAP (as defined in the Certificate of Designations) of the Common Stock during the period commencing on the date of the delivery by such Buyer to the Company of the applicable Conversion Shares and ending on the applicable Required Delivery Deadline. In addition to the foregoing, if the Buyer is a Major Buyer, and on or prior to the Required Delivery Date, if the Transfer Agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, the Company shall fail to issue and deliver a certificate to a Major Buyer and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Resale Eligibility Conditions are satisfied, the Transfer Agent shall fail to credit the balance account of such Major Buyer or such Major Buyer’s designee with DTC upon receipt of such Buyer’s broker request through DTC’s DRS/DWAC system for such aggregate number of shares of Common Stock to which such Major Buyer submitted for legend removal by such Major Buyer pursuant to Section 5(d) and, after the occurrence of at least three (3) such Delivery Failures and/or Conversion Failures, as applicable, then, in addition to all other remedies available to such Buyer, the Company shall pay in cash to such Buyer on each day after the Share Delivery Date and during such Delivery Failure an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to such Major Buyer on or prior to the Required Delivery Date and to which such Major Buyer is entitled, multiplied by (B) the average VWAP of the Common Stock during the period beginning on the delivery by such Major Buyer to the Company of the applicable Conversion Notice and ending on the applicable Share Delivery Date. Nothing shall limit such Buyer’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, with respect to any given Delivery Failure, this Section 5(e) shall not apply to the applicable Buyer the extent the Company has already paid such amounts in full to such Buyer with respect to such Delivery Failure, as applicable, pursuant to the analogous sections of the Certificate of Designations with respect to the Preferred Shares then held by such Buyer.
(f) FAST Compliance. While any Preferred Shares remain outstanding, the Company shall maintain a transfer agent that participates in FAST.
6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.
(a) The obligation of the Company hereunder to issue and sell the Preferred Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:
(ii) Such Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.
(i) Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price (less, in the case of any Buyer, the amounts withheld pursuant to Section 4(g) and, with respect to any Bridge Buyer, any amounts then due and payable with respect to any Bridge Notes) for the Preferred Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds in accordance with the Flow of Funds Letter.
(iii) Such Buyer shall have duly executed and delivered to the Company each of the Transaction Documents to which it is a party.
(iv) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.
(v) All conditions to the closing of the Merger shall have been satisfied or waived (other than the Closing hereunder and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction of such conditions as of the closing of the transactions contemplated by the Merger Agreement), and the closing of the Merger shall be set to occur substantially concurrently with the Closing hereunder.
7. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.
(a) The obligation of each Buyer hereunder to purchase its Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:
(i) The Company shall have duly executed and delivered to such Buyer each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to such Buyer such aggregate number of Preferred Shares as set forth across from such Buyer’s name in column (3) of the Schedule of Buyers as being purchased by such Buyer at the Closing pursuant to this Agreement.
(ii) Such Buyer shall have received the opinion of Sullivan & Worcester, the Company’s counsel, dated as of the Closing Date, in the form reasonably acceptable to such Buyer.
(iii) The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form reasonably acceptable to such Buyer, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.
(iv) The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

(v) [Reserved].
(vi) The Company shall have delivered to such Buyer a certified copy of the Articles of Incorporation and the Certificate of Designations as certified by the Nevada Secretary of State within ten (10) days of the Closing Date.
(vii) The Company shall have delivered to such Buyer a certificate, in the form acceptable to such Buyer, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation of the Company and (iii) the Bylaws of the Company, each as in effect at the Closing.
(viii) Each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form acceptable to such Buyer.
(ix) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding on the Closing Date immediately prior to the Closing.
(x) The Common Stock (A) shall be listed on the Principal Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (I) in writing by the SEC or the Principal Market or (II) by falling below the minimum maintenance requirements of the Principal Market.
(xi) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by the Principal Market, if any.
(xii) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
(xiii) Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect.
(xiv) The Company shall have obtained approval of the Principal Market to list the Conversion Shares.
(xv) All conditions to the closing of the Merger shall have been satisfied or waived (other than the Closing hereunder and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction of such conditions as of the closing of the transactions contemplated by the Merger Agreement), and the closing of the Merger shall be set to occur substantially concurrently with the Closing hereunder.
(xvi) Each of the Lock-Up Agreements shall be effective and in full force and effect as of the Closing Date.
(xvii) The Company, Target, Nomis Bay and Ligand shall have duly executed and delivered to such Buyer the royalty agreements to which they are a party, substantially in the forms of Exhibit F attached hereto (the “Royalty Agreements”).
(xviii) Each and every representation and warranty of the Target in any Transaction Document shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Target shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Target at or prior to the Closing Date. Such Buyer shall have received a certificate, duly executed by the Chief Executive Officer of the Target, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form acceptable to such Buyer (the “Target Officer’s Certificate”).
(xix) Such Buyer shall have received a letter on the letterhead of the Company, duly executed by the Chief Executive Officer of the Company, setting forth the wire amounts of each Buyer and the wire transfer instructions of the Company (the “Flow of Funds Letter”).
(xx) The Company shall have delivered to such Buyer the Shareholder Consent.
(xxi) The Company shall have received at Closing at least $50,000,000 (in cash or cancellation of bridge notes, as applicable) from Buyers that have executed this Agreement (and/or a joinder to this Agreement).
(xxii) The Company and its Subsidiaries shall have delivered to such Buyer such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.
8. TERMINATION.
This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time that the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company, the Target and the Buyer, (c) if, on the Closing Date, any of the conditions of Closing set forth in Section 7 have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Agreement are not consummated, or (d) if the Closing has not occurred on or before the Outside Date (as defined in the Merger Agreement); provided, however, (i) the right to terminate this Agreement under this Section 8 shall not be available to such Buyer if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Buyer’s breach of this Agreement and (ii) the abandonment of the sale and purchase of the Preferred Shares shall be applicable only to such Buyer providing such written notice, provided further that no such termination shall affect any obligation of the Company under this Agreement to reimburse such Buyer for the expenses described in Section 4(g) above. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.
9. MISCELLANEOUS.
(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the BC Parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Buyer from bringing suit or taking other legal action against any BC Party in any other jurisdiction to collect on any BC Party’s obligations to such Buyer or to enforce a judgment or other court ruling in favor of such Buyer. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A

JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(c) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(d) Severability; Maximum Payment Amounts. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Company and/or any of its Subsidiaries (as the case may be), or payable to or received by any of the Buyers, under the Transaction Documents (including without limitation, any amounts that would be characterized as “interest” under applicable law) exceed amounts permitted under any applicable law. Accordingly, if any obligation to pay, payment made to any Buyer, or collection by any Buyer pursuant the Transaction Documents is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of such Buyer, the Company and its Subsidiaries and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of such Buyer, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to such Buyer under the Transaction Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by such Buyer under any of the Transaction Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise be violative of applicable law, such amounts shall be pro-rated over the period of time to which they relate.
(e) Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Buyers, any BC Entity, any of their affiliates and Persons acting on their behalf, including, without limitation, any transactions by any Buyer with respect to Common Stock or the Securities, and the other matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Buyer has entered into with, or any instruments any Buyer has received from, any BC Entity prior to the date hereof with respect to any prior investment made by such Buyer in any BC Entity or (ii) waive, alter, modify or amend in any respect any obligations of any BC Entity, or any rights of or benefits to any Buyer or any other Person, in any agreement entered into prior to the date hereof between or among any BC Entity and any Buyer, or any instruments any Buyer received from any BC Entity prior to the date hereof, and all such agreements and instruments shall continue in full force and effect. Except as specifically set forth herein or therein, neither any BC Party nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the BC Parties and the Required Holders (as defined below), and any amendment to any provision of this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable; provided that no such amendment shall be effective to the extent that it (A) applies to less than all of the holders of the Securities then outstanding or (B) imposes any obligation or liability on any Buyer without such Buyer’s prior written consent (which may be granted or withheld in such Buyer’s sole discretion). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Required Holders may waive any provision of this Agreement, and any waiver of any provision of this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable, provided that no such waiver shall be effective to the extent that it (1) applies to less than all of the holders of the Securities then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on any Buyer without such Buyer’s prior written consent (which may be granted or withheld in such Buyer’s sole discretion). No consideration (other than reimbursement of legal fees) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, all holders of the Preferred Shares. From the date hereof and while any Preferred Shares are outstanding, no BC Entity shall be permitted to receive any consideration from a Buyer or a holder of Preferred Shares that is not otherwise contemplated by the Transaction Documents in order to, directly or indirectly, induce any BC Entity (i) to treat such Buyer or holder of Preferred Shares in a manner that is more favorable than to other similarly situated Buyers or holders of Preferred Shares, or (ii) to treat any Buyer(s) or holder(s) of Preferred Shares in a manner that is less favorable than the Buyer or holder of Preferred Shares that is paying such consideration; provided, however, that the determination of whether a Buyer has been treated more or less favorably than another Buyer shall disregard any securities of the Company purchased or sold by any Buyer. No BC Entity has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, except for the Bridge Notes, each BC Party confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to any BC Entity or otherwise. As a material inducement for each Buyer to enter into this Agreement, each BC Party expressly acknowledges and agrees that (x) no due diligence or other investigation or inquiry conducted by a Buyer, any of its advisors or any of its representatives shall affect such Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, such BC Party’s representations and warranties contained in this Agreement or any other Transaction Document and (y) unless a provision of this Agreement or any other Transaction Document is expressly preceded by the phrase “except as disclosed in the SEC Documents,” nothing contained in any of the SEC Documents shall affect such Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, such BC Party’s representations and warranties contained in this Agreement or any other Transaction Document. “Required Holders” means each of Nomis Bay and Ligand (collectively, the “Lead Buyers”) for so long as either Lead Buyer continues to hold any Securities, and thereafter, holders of a majority of the aggregate stated value of the Securities then held by all remaining Investors (except, that Section 4(o) shall only be permitted to be amended, modified or waived with the consent of the Lead Buyers).

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The mailing addresses and e-mail addresses for such communications shall be:

If to the Company:

Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Telephone:
Attention:	Chief Executive Officer
E-Mail:

With a copy (for informational purposes only) to:

1251 Avenue of the Americas
New York, NY 10020
Telephone:
Attention:	David Danovitch, Esq.
E-Mail:

If to the Target:

LNHC, Inc.
555 Heritage Drive, Suite 200
Jupiter, FL 33458
Attention: Chief Executive Officer With a copy (for informational purposes only) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Telephone:
Attention:	Peter Handrinos; Leah Sauter
Email:

If to the Transfer Agent:

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno NV 89501
Telephone:
Attention:	Amanda Cardinalli
E-Mail:

If to a Buyer, to its mailing address and e-mail address set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Kelley Drye & Warren LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Telephone:
Attention:	Michael A. Adelstein, Esq.
E-mail:

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103-3007
Telephone:
Attention:	Andrew R. Mariniello; Conor F. Larkin
E-mail:

or to such other mailing address and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change, provided that Kelley Drye & Warren LLP and Morgan, Lewis & Bockius LLP shall only be provided copies of notices sent to Nomis Bay. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time, date and recipient’s e-mail or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of any of the Preferred Shares. No BC Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including, without limitation, by way of a Fundamental Transaction (as defined in the Certificate of Designations) (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations). A Buyer may assign some or all of its rights hereunder in connection with any transfer of any of its Securities without the consent of any BC Party, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.
(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 9(k).
(i) Survival. The representations, warranties, agreements and covenants shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.
(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each holder of any Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company or any Subsidiary to such Buyer (including representations and warranties incorporated herein by reference) in any of the Transaction Documents, (ii) any breach of any covenant, agreement or obligation of the Company or any Subsidiary owed to such Buyer contained in any of the Transaction Documents or (iii) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Documents, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (C) the status of such Buyer or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents or as a party to this Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.
(l) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock after the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty against, or a prohibition of, any actions with respect to the borrowing of, arrangement to borrow, identification of the availability of, and/or securing of, securities of the Company in order for such Buyer (or its broker or other financial representative) to effect short sales or similar transactions in the future.
(m) Remedies. Each Buyer and in the event of assignment by Buyer of its rights and obligations hereunder, each holder of Securities, shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each BC Party recognizes that in the event that it or any BC Entity fails to perform, observe, or discharge any or all of its or such BC Entity’s (as the case may be) obligations under the Transaction Documents, any remedy at law would inadequate relief to the Buyers. Each BC Party therefore agrees that the Buyers shall be entitled to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief).
(n) Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and any BC Entity does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to such applicable BC Entity, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside; Currency. To the extent that a BC Entity makes a payment or payments to any Buyer hereunder or pursuant to any of the other Transaction Documents or any of the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to such BC Entity, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement and the other Transaction Documents are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Agreement and all other Transaction Documents shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.
(p) Judgment Currency.
(i) If for the purpose of obtaining or enforcing judgment against any BC Entity in connection with this Agreement or any other Transaction Document in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9(p) referred to as the “Judgment Currency”) an amount due in US Dollars under this Agreement, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:
(1) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or
(2) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 9(p)(i)(2) being hereinafter referred to as the “Judgment Conversion Date”).
(ii) If in the case of any proceeding in the court of any jurisdiction referred to in Section 9(p)(i)(2) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.
(iii) Any amount due from any BC Entity under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any other Transaction Document.
(q) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under the Transaction Documents are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and each BC Party acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Buyers are in any way acting in concert or as a group or entity, and no BC Entity shall assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and each BC Party acknowledges that the Buyers are not acting in concert or as a group, and no BC Entity shall assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. The decision of each Buyer to purchase Securities pursuant to the Transaction Documents has been made by such Buyer independently of any other Buyer. Each Buyer acknowledges that no other Buyer has acted as agent for such Buyer in connection with such Buyer making its investment hereunder and that no other Buyer will be acting as agent of such Buyer in connection with monitoring such Buyer’s investment in the Securities or enforcing its rights under the Transaction Documents. Each BC Party and each Buyer confirms that each Buyer has independently participated with the BC Entities in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the purchase and sale of the Securities contemplated hereby was solely in the control of the BC Parties, not the action or decision of any Buyer, and was done solely for the convenience of the BC Entities and not because it was required or requested to do so by any Buyer. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between applicable BC Entities and a Buyer, solely, and not between the Company, its Subsidiaries and the Buyers collectively and not between and among the Buyers.
[signature pages follow]

IN WITNESS WHEREOF, each Buyer, the Target and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

CHANNEL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Executive Officer and Chief Financial Officer

IN WITNESS WHEREOF, each Buyer, the Target and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

TARGET:

LNHC INC.

By:	/s/ Richard Baxter
Name: Richard Baxter
Title: Senior Vice President, Investment Operations

IN WITNESS WHEREOF, each Buyer, the Target and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

BUYER:

[BUYER]

By:
Name:
Title:
Maximum Percentage:

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)

Buyer	Mailing Address and E-mail Address	Aggregate Number of Preferred Shares	Purchase Price	Legal Representative’s Mailing Address and E-mail Address

Annex C
FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Channel Therapeutics Corporation Entity or Nevada Business Identification Number (NVID): NV20243232146
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)
 ☐ Certificate to Accompany Restated Articles or Amended and Restated Articles
   ☐
Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
   ☐ Amended and Restated Articles
* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)
 ☐
Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the
following: (Check only one box)  ☐ incorporators     ☐ board of directors
The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒
Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
Or  ☒ No action by stockholders is required, name change only.

 ☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:
Changes to takes the following effect:
  ☐ The entity name has been amended.          ☐ Dissolution
  ☐ The purpose of the entity has been amended.     ☐ Merger
  ☐ The authorized shares have been amended.      ☐ Conversion
  ☐ Other: (specify changes)
* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.
C-1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic ocrporations only)
Changes to takes the following effect:
  ☒
The entity name has been amended.
   ☐
The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
   ☐ The purpose of the entity has been amended.
   ☐ The authorized shares have been amended.
   ☐ The directors, managers or general partners have been amended.
   ☐ IRS tax language has been added.
   ☐ Articles have been added.
   ☐ Articles have been deleted.
   ☐ Other.
 The articles have been amended as follows: (provide article numbers, if available)
Article I, the name of the entity is Pelthos Therapeutics Inc.
(attach additional page(s) if necessary)

6. Signature: (Required)	X	Chief Executive Officer and Chief Financial Officer
	Signature of Officer or Authorized Signer	Title
X
	Signature of Officer or Authorized Signer	Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below: (attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.
C-2

Annex D
CHANNEL THERAPEUTICS CORPORATION
2023 EQUITY INCENTIVE PLAN
As Amended and Restated effective as of April 16, 2025
1. PURPOSE
The purpose of this 2023 Equity Incentive Plan, as amended and restated effective as of April 16, 2025 (the “Plan”) is to encourage key service providers of Channel Therapeutics Corporation (the “Company”) and its Subsidiaries (as defined below) to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and its Subsidiaries and in its future growth through the granting of equity ownership opportunities and incentives based on the Company’s Common Stock (as defined below) that are intended to align their interests with those of the Company’s shareholders (“Awards”). Each person who is granted an Award under the Plan is deemed a “Participant.”
The term “Subsidiary” as used in the Plan means a corporation, company, partnership or other form of business organization of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent or more of the total combined voting power of all classes of stock or other form of equity ownership or has a significant financial interest, as determined by the Committee (as defined below).
2. ADMINISTRATION OF THE PLAN
The Plan shall be administered by the members of the Board of Directors of the Company (each a “Director” and collectively the “Board”) or, in the discretion of the Board, a committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two Directors. In the event that a vacancy on the Committee occurs on account of the resignation of a Director or the removal of a Director by vote of the Board, a successor Director shall be appointed by vote of the Board. All references in the Plan to the “Committee” shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.
For so long as Section 16 of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”), is applicable to the Company, each member of the Committee shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act.
The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. The Committee shall have the authority to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations of the Plan and of Awards granted hereunder shall be subject to the determination of the Committee, which shall be final and binding.
The Committee shall select Participants and determine the terms and conditions of all Awards. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.
With respect to persons subject to Section 16 of the Exchange Act (“Insiders”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed to be modified so as to be in compliance with such Rule or, if such modification is not possible, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.
The Plan shall be administered in such a manner as to permit those options to acquire Common Stock (“Options”) granted hereunder and specially designated under Section 5 as incentive stock options as described in Section 422 (“ISOs”) of the Internal Revenue Code of 1986, as amended (the “Code”), to qualify as such but the Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an ISO is not an ISO or if the Company converts an ISO to a nonstatutory (or nonqualified) stock option (an “NSO”).
3. STOCK SUBJECT TO THE PLAN
The total number of shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), that may be subject to an Award under the Plan shall be 24,000,000 (the “Overall Share Limit”), from either authorized but unissued shares or treasury shares. Shares of Common Stock underlying Awards that fail to settle, vest or be fully exercised prior to expiration or other termination shall again become available for grant under the terms of the Plan. Further, shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including shares of Common Stock retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
Each reference to a number of shares of Common Stock in this Section 3 shall be subject to adjustment in accordance with the provisions of Section 11.
Notwithstanding anything to the contrary herein, no more than 24,000,000 shares of Common Stock may be issued pursuant to the exercise of ISOs.
In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall shares of Common Stock subject to a Substitute Award be added to the shares of Common Stock available for Awards under the Plan as provided above), except that shares of Common Stock acquired by exercise of substitute ISOs will count against the maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs under the Plan.
4. ELIGIBILITY
The persons who shall be eligible for Awards under the Plan shall be employees of the Company or a Subsidiary (“Employees”), Directors, and Consultants (as defined below). A “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person. ISOs shall not be granted to any person who is not an Employee of the Company or a Subsidiary, as defined in Section 424(f) of the Code (an “ISO Subsidiary”).
5. TERMS AND CONDITIONS OF OPTIONS
(a) In General. The Committee may grant Awards in the form of Options. Every Option shall be evidenced by an Option agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an ISO or an NSO, and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the terms and conditions set forth in this Section 5.
(b) Duration. The duration of each Option shall be as specified by the Committee in its discretion; provided, however, that no ISO shall expire later than ten years from its date of grant, and no ISO granted to an Employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any ISO Subsidiary shall expire later than five years from its date of grant.
(c) Exercise Price. The exercise price of each Option shall be not less than the Fair Market Value (as defined below) of Common Stock on the date the Option is granted; provided, however, that the exercise price with respect to an ISO granted to an Employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent the voting power of all classes of stock of the Company or any ISO Subsidiary shall be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant of the ISO.

For purposes of the Plan and except as may be otherwise explicitly provided in the Plan or in any Award agreement, the Fair Market Value of a share of Common Stock at any particular date shall be determined according to the following rules:
(i) If Common Stock is at the time listed or admitted to trading on any Trading Market, then Fair Market Value shall mean the Closing Price for the Common Stock on such date or, if such date is not a trading day, on the last trading day preceding such date. The “Closing Price” on any date shall mean the last sale price for the Common Stock, regular way, or, in case no such sale takes place on that day, the average of the closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading with a Trading Market; or
(ii) If the Common Stock is not at the time listed or admitted to trading with a Trading Market, then Fair Market Value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; or the OTCQB or OTCQX markets maintained by The OTC Markets Group (or any successors to any of the foregoing).
(d) Method of Exercise. Options may be exercised by delivery to the Company of a notice of exercise in a form, which may be electronic, approved by the Committee, together with payment in full in the manner specified in Section 5(e) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise and payment of the exercise price. If the Participant fails to pay for or to accept delivery of all or any part of the number of shares specified in the notice upon tender of delivery thereof, the right to exercise the Option with respect to those shares shall be terminated, unless the Committee otherwise agrees.
(e) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) In cash or by check, payable to the order of the Company;
(ii) If approved by the Committee, by payment in cash or by check, payable to the order of the Company, of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Participant’s recourse promissory note, in a form specified by the Committee and to the extent consistent with Applicable Law (as defined below), secured by the Common Stock acquired upon exercise of the Option and such other security as the Committee may require;
(iii) Except as may otherwise be provided in the applicable Option agreement or approved by the Committee, in its sole discretion, by (1) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (2) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(iv) If approved by the Committee, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (1) the method of payment is then permitted under Applicable Law, (2) the Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of time, if any, as may be established by the Committee in its sole discretion, and (3) the Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(v) If approved by the Committee, in the case of an NSO, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (1) the number of shares underlying the portion of the Option being exercised less (2) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the value of the Common Stock on the date of exercise and, at the election of the Participant, less (3) such number of shares as is equal in value to the withholding obligation (if any) provided in Section 13(e);
(vi) To the extent permitted by Applicable Law and provided for in the applicable Option agreement or approved by the Committee in its sole discretion, by payment of such other lawful consideration as the Committee may determine; or
(vii) By any combination of the above permitted forms of payment approved by the Committee.
(f) Vesting. An Option may be exercised so long as it is vested and outstanding from time to time, in whole or in part, in the manner and subject to the conditions, including any performance related conditions, that the Committee in its discretion may provide in the Option agreement.
(g) Companion SAR. Options may be awarded in combination with stock appreciation rights (or “SARs”), and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.
(h) Notice of ISO Stock Disposition. The Participant must notify the Company promptly in the event that he sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date the shares were issued upon his exercise of the ISO.
(i) Effect of Cessation of Employment or Service Relationship. The Committee shall determine in its discretion and specify in each Option agreement the effect, if any, of the termination of the Participant’s employment or other service relationship upon the exercisability of the Option.
(j) Transferability of Options. An Option shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution. During the life of the Participant, an Option shall be exercisable only by him, by a conservator or guardian duly appointed for him by reason of his incapacity or by the person appointed by the Participant in a durable power of attorney acceptable to the Company’s counsel. Notwithstanding the preceding sentences of this Section 5(j), the Committee may in its discretion permit the Participant of an NSO to transfer the NSO to a member of the Immediate Family (as defined below) of the Participant, to a trust solely for the benefit of the Participant and the Participant’s Immediate Family or to a partnership or limited liability company whose only partners or members are the Participant and members of the Participant’s Immediate Family. “Immediate Family” shall mean, with respect to any Participant, the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.
(k) No Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Option until becoming the record holder of the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the certificate is issued, other than as required or permitted pursuant to Section 11.
6. STOCK APPRECIATION RIGHTS
(a) In General. The Committee may grant Awards in the form of SARs, separately or in combination with Options. Every SAR shall be evidenced by an SAR agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock to which the SAR relates, the time or times at which the SAR shall become exercisable in whole or in part, and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the terms and conditions set forth in this Section 6.
Upon exercise of an SAR, the Participant shall be entitled to receive from the Company an amount equal to the excess of the Fair Market Value, on the exercise date, of the number of shares of Common Stock as to which the SAR is exercised over the exercise price for those shares under a related Option, or if there is no related Option, over the measurement price stated in the SAR agreement. The amount payable by the Company upon exercise of an SAR shall be paid in the form of cash or other property (including Common Stock of the Company), as provided in the SAR agreement.

(b) Duration. The duration of an SAR shall be as specified by the Committee in its discretion; provided, however, that no SAR will be granted with a term in excess of ten years.
(c) Measurement Price. The measurement price of each SAR shall be not less than the Fair Market Value of Common Stock on the date the SAR is granted.
(d) Method of Exercise. SARs may be exercised by delivery to the Company of a notice of exercise in a form, which may be electronic, approved by the Committee, together if applicable with payment in full in the manner specified in Section 5(e) of the measurement price for the number of shares for which the SAR is exercised. Settlement of the SAR shall be made as soon as practicable following exercise and payment of the measurement price if applicable. If the Participant fails to pay for or to accept delivery of all or any part of the number of shares specified in the notice upon tender of delivery thereof, the right to exercise the SAR with respect to those shares shall be terminated, unless the Committee otherwise agrees.
(e) Companion Option. An SAR granted in connection with an Option may be exercised only to the extent of the surrender of the related Option, and to the extent of the exercise of the related Option the SAR shall terminate. Shares of Common Stock covered by an Option that terminates upon the exercise of a related SAR shall cease to be available under the Plan.
7. STOCK AWARDS
(a) Types of Stock Awards.
(i) Restricted Stock and Restricted Stock Units. The Committee may grant Awards in the form of shares of Common Stock, with or without restrictions (with restrictions, “Restricted Stock”), and/or Restricted Stock Units (together, and including Performance Shares and Performance Share Units, each as defined below, “Stock Awards”). Restricted Stock Units are a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time. Restrictions on Restricted Stock may include the right of the Company to repurchase all or part of the shares at their issue price or other stated or formula price (or to require forfeiture of the shares if issued at no cost) from the Participant in the event that conditions specified by the Committee in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for the Stock Award.
(ii) Performance Stock and Performance Share Units. The Committee may grant or award shares of Common Stock in the form of Performance Shares and/or Performance Share Units. A Performance Share is an award of shares of Restricted Stock, the vesting of which is based on the satisfaction of applicable Performance Goals (as defined below). A Performance Share Unit is a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time and based on the satisfaction of applicable Performance Goals.
(iii) Form of Payment. Restricted Stock Units and Performance Share Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, shall determine and as shall be set forth in the applicable Award agreement.
(b) Procedures Relating to Stock Awards. A Restricted Stock agreement, Restricted Stock Unit agreement, Performance Share agreement or Performance Share Unit agreement shall evidence the applicable Award and shall contain such terms and conditions as the Committee shall provide.
A holder of a Stock Award without restrictions, Restricted Stock or Performance Shares shall, subject to the terms of any applicable agreement, have all of the rights of a shareholder of the Company, including the right to vote the shares and (except as provided below) the right to receive any dividends. Certificates representing Restricted Stock or Performance Shares shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the applicable agreement. (If shares of Restricted Stock or Performance Shares are held in book entry form, statements evidencing those shares shall include a similar legend.) The Participant shall be required to deposit any stock certificates with an escrow agent designated by the Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank. With respect to such shares, the Committee shall provide that dividends will not be paid with respect to unvested Restricted Stock or Performance Shares until the time (if at all) the Restricted Stock or Performance Shares vest, and the Company will retain such dividends and pay them to the Participant upon vesting.

Except as otherwise provided in this Section 7 Applicable Law or any Company insider trading policy, Restricted Stock and Performance Shares shall become freely transferable by the Participant after all conditions and restrictions applicable to the shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).
(c) Additional Matters Relating to Restricted Stock Units and Performance Share Units.
(i) Delivery. Provided the Participant’s employment or service relationship has not terminated as of the end of the applicable Performance Period (as defined below) or at a later date determined by the Committee at the time of grant and set forth in the applicable agreement, a delivery of shares of Common Stock or payment of cash as settlement of a Restricted Stock Unit or Performance Share Unit Award shall occur as soon as administratively practicable following the written determination of the Committee of the satisfaction of the applicable Performance Goals, but in no event later than the fifteenth day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee in the applicable agreement. The Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.
In the case of an Award of Restricted Stock Units not subject to Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of the Restricted Stock Unit shall occur as of the date specified in the applicable agreement, but in no event later than the fifteenth day of the third month following the close of the year in which vesting under the applicable agreement occurs.
(ii) Dividend Equivalents for Restricted Stock Units and Performance Share Units. With respect to each Restricted Stock Unit and Performance Share Unit, the Committee may grant a Dividend Equivalent Unit to any Participant upon such terms and conditions as it may establish. Each Dividend Equivalent Unit will entitle the Participant, at the time of the settlement of the Award, to an additional payment equal to the dividends the Participant would have received if the Participant had been the actual record owner of the underlying Common Stock on each dividend record date prior to settlement. The Dividend Equivalent Unit may be settled in cash, additional shares of Common Stock or a combination thereof.
(d) Restrictions Relating to Stock Awards.
(i) In General. The Committee may, in its sole discretion, impose such conditions and/or restrictions on any Stock Award pursuant to this Section 7 as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded or underlying a Stock Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Stock Award.
(ii) Satisfaction of Performance Goals. After the applicable period (the “Performance Period”) during which the Performance Goals must be met in order to determine the payout and/or vesting of Performance Shares or Performance Share Units has ended, restrictions on Performance Shares will lapse and delivery or payment with respect to Performance Share Units shall be made, in each case based on the partial or full satisfaction of the Performance Goals and any other applicable requirements of the Award. The Committee may, at the time the Performance Shares or Performance Share Units are granted, provide that additional Performance Shares or Performance Share Units may be awarded in the event the applicable Performance Goals are exceeded.
(iii) Committee Determination. The extent to which Performance Goals are met will be determined solely by the Committee, which determination will establish the amount of Performance Shares and/or Performance Share Units that will be paid out to the Participant and the extent to which any restrictions will lapse.
(e) Definition of Performance Goals. Before twenty-five percent of the Performance Period has elapsed (or within ninety days of a grant date, if earlier), the Committee shall establish the criteria for Performance Goals. Such criteria may be based on any one or more business criteria measured in the aggregate or on a per share basis, as specified by the Committee.
The Committee shall make any adjustments necessary to eliminate the effect on the stated Performance Goals unusual or extraordinary items that could not be reasonably anticipated.

If the Performance Goals are not fully achieved, the Committee may provide in the applicable agreement that less than 100 percent of an Award may be payable but in no event shall the amount of any such Award be increased after it has been established and after twenty-five percent of the Performance Period has elapsed (or more than ninety days from the grant date, if earlier).
(f) Effect of Cessation of Employment or Service Relationship. Each agreement underlying a Stock Award shall set forth the extent to which the Participant shall have the right to retain the Award following termination of the Participant’s employment or other service relationship with the Company. Whether any such right shall apply to a particular Award shall be determined in the sole discretion of the Committee.
8. OTHER STOCK-BASED AWARDS
(a) In General. The Committee may grant Awards of other types of equity-based or equity-related awards not otherwise described by the terms of this Plan to Participants in such amounts and upon such terms as the Committee may determine (“Other Awards”). Other Awards may involve the transfer of actual shares of Common Stock to Participants, a payment in cash or a combination of shares and cash.
(b) Procedures Relating to Other Awards. Each Other Award pursuant to this Section 8 shall provide for the payment of a specific amount or range of shares of Common Stock, as determined by the Committee. The Committee may, in its sole discretion, provide that an Other Award pursuant to this Section 8 shall be contingent on the satisfaction of Performance Goals, as provided for in Section 7(e). If the Committee exercises its sole discretion to establish Performance Goals, the number and/or value of Other Awards issued pursuant to this Section 8 will be paid out to the Participant based on the extent to which the Performance Goals are met, all in accordance with Section 7(e).
The Committee shall determine whether an agreement is necessary to evidence an Other Award and any Other Award agreement shall contain such terms and conditions as the Committee shall provide in its sole discretion including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded or underlying an Other Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of an Other Award.
(c) Delivery of Awards. Provided the Participant’s employment or service relationship has not terminated as of the end of the applicable Performance Period, or at a later date as determined by the Committee at the time of grant and set forth in the applicable agreement, a delivery of shares of Common Stock or payment of cash as settlement of an Award pursuant to this Section 8 shall occur upon the written determination of the Committee of the satisfaction of the applicable Performance Goals, but in no event later than the fifteenth day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee in the applicable agreement. The Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.
(d) Effect of Cessation of Employment or Service Relationship. Each Agreement underlying an Other Award pursuant to this Section 8 shall set forth the extent to which the Participant shall have the right to retain the Other Award following termination of the Participant’s employment or other service relationship with the Company. Whether any such right shall apply to a particular Other Award shall be determined in the sole discretion of the Committee.
9. AWARDS VOIDABLE
If a person to whom an Award under the Plan has been made fails to execute and deliver to the Committee a related Award agreement within thirty days after it is submitted to him or her, the Award shall be voidable by the Committee at its election, without further notice to the Participant.
10. GENERAL PROVISIONS APPLICABLE TO AWARDS
(a) Conditions on Delivery of Stock. The Company shall not be required to transfer any Common Stock or to sell or issue any shares upon the exercise or settlement of any Award if the issuance of the shares will result in a violation by the Participant or the Company of any provisions of any law, statute or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, as amended

(the “Securities Act”), upon the transfer of Common Stock or the exercise of any Option or SAR the Company shall not be required to issue shares unless the Board has received evidence satisfactory to it to the effect that the Participant will not transfer the shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Board shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the transfer of Common Stock or to sell or issue any shares upon the exercise or settlement of any Award to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.
(b) Amendment of Award; Repricing. The Committee may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an ISO to a NSO. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Section 11 or pursuant to Section 13(i). Further, the Committee may, without the approval of the shareholders of the Company, reduce the exercise price per share of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price per share that is less than the exercise price per share of the original Options or SARs.
11. CHANGES IN CAPITAL STRUCTURE AND CERTAIN OTHER EVENTS
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 3, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share (if any) subject to each outstanding Stock Award, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Award, shall be equitably adjusted (or substituted Awards may be made, if applicable) as the Committee, in its sole discretion, deems appropriate. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend or effects another stock dividend for which an adjustment is made pursuant to this Section 11, and the exercise price of and the number of shares subject to an outstanding Option or SAR are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a Participant who exercises an Option or SAR between the record date and the distribution date for the stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon the Option or SAR exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend. Any such adjustment pursuant to this Section 11(a) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.
If while Options, SARs or Stock Awards remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction or for any other reason, the Participants will be entitled to acquire shares of Common Stock of the surviving company upon the same terms and conditions as were in effect immediately prior to such merger or consolidation (unless such merger or consolidation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the surviving company.
(b) Reorganization Events and Change in Control Events.
(i) Definitions.
(1) A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled; (B) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction; (C) any sale or disposition of all or substantially all of the assets of the Company; (D) any liquidation or dissolution of the Company; or (E) a Change in Control (as defined below).
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Reorganization Event has occurred pursuant to the above definition, the date of the occurrence of such Reorganization Event and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Reorganization Event is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(2) Change in Control. For purposes of the Plan and except as otherwise provided in an Award agreement, a “Change in Control” means and includes each of the following.
(A) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (Y) and (Z) of Section 11(b)(i)(2)(C) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.
(B) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 11(b)(i)(2)(A) or (C)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
(C) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (I) a merger, consolidation, reorganization or business combination, (II) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (III) the acquisition of assets or stock of another entity, in each case other than a transaction: (Y) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction and (Z) after which no person or group beneficially owns voting securities representing fifty percent or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (Z) as beneficially owning fifty percent or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
(ii) Consequences of a Reorganization Event on Awards Other than Restricted Stock or Performance Shares.
(1) In connection with a Reorganization Event, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock or Performance Shares on such terms as the Committee determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (A) provide that the Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity or an affiliate thereof; (B) upon notice to a Participant, provide that all of the Participant’s unvested and/or unexercised Awards will terminate immediately prior to the consummation of the Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice; (C) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon the Reorganization Event; (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (Y) the Acquisition Price over (Z) the exercise, measurement or purchase price of the Award and any applicable tax withholdings, in exchange for the termination of such Award; (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 11(b)(ii), the Committee shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant or all Awards of the same type identically and any adjustment pursuant to this Section 11(b) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.
(2) Notwithstanding the terms of Section 11(b)(ii)(1), in the case of outstanding Restricted Stock Units or Performance Share Units that are subject to Section 409A of the Code: (A) if the applicable agreement provides that the Restricted Stock Units or Performance Share Units shall be settled upon a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5), and the Reorganization Event constitutes such a change in control event, then no assumption or substitution shall be permitted pursuant to Section 11(b)(ii)(1)(A) and the Restricted Stock Units or Performance Share Units shall instead be settled in accordance with the terms of the applicable agreement; and (B) the Committee may only undertake the actions set forth in clauses (C), (D) or (E) of Section 11(b)(ii)(1) if the action is permitted or required by Section 409A of the Code (“Section 409A”) and if the Reorganization Event is not a change in control event as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding entity or an affiliate thereof does not assume or substitute the Restricted Stock Units or Performance Share Units pursuant to clause (A) of Section 11(b)(ii)(1), then the unvested Restricted Stock Units or Performance Share Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(3) For purposes of Section 11(b)(ii)(1)(A), an Award (other than Restricted Stock or Performance Shares) shall be considered assumed if, following consummation of the Reorganization Event, the Award confers the right to purchase or receive pursuant to the terms of the Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding entity or an affiliate thereof, the Company may, with the consent of the acquiring or succeeding entity or an affiliate thereof, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of the number of shares of common stock of the acquiring or succeeding entity or an affiliate thereof that the Committee determined to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c) Consequences of a Reorganization Event on Restricted Stock or Performance Shares. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock or Performance Shares shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Stock or Performance Shares; provided, however, that the Committee may provide for termination or deemed satisfaction of repurchase or other rights under the agreement evidencing any Restricted Stock, Performance Shares or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock, Performance Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
12. FORFEITURE FOR DISHONESTY
Notwithstanding anything to the contrary in the Plan, if the Board determines, either before or after the end of the employment or service relationship and after full consideration of the facts presented on behalf of the Company, its Subsidiaries and a Participant, that the Participant has (a) been engaged in fraud, embezzlement, theft, commission of a felony or proven (by a third party) dishonesty in the course of his or her employment or other service relationship with the Company and its Subsidiaries that damaged the Company and its Subsidiaries, (b) has disclosed trade secrets or other proprietary information of the Company and its Subsidiaries or (c) has breached the terms of any employment or other agreements with the Company and its Subsidiaries:
(a) The Participant shall forfeit all unexercised Awards and all exercised Awards to the extent that stock certificates, cash or other property, as applicable, have not yet been delivered; and
(b) The Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the Participant upon the earlier exercise of any Award at a price equal to the amount paid to the Company upon exercise, increased by an amount equal to the interest that would have accrued in the period between the date of exercise and the date of such repurchase upon a debt in the amount of the exercise price, at the prime rate(s) announced from time to time during such period in the Federal Reserve Statistical Release Selected Interest Rates and decreased by any cash dividends received.
The decision of the Board as to the cause of a Participant’s discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of a Participant by the Company.
13. MISCELLANEOUS
(a) Transferability of Awards. Except as otherwise provided herein, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant.
(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c) No Guarantee of Employment or Continuation of Service Relationship. Neither the Plan nor any Award agreement shall give an Employee or other service provider the right to continue in the employment of or to continue to provide services to the Company or a Subsidiary, or give the Company or a Subsidiary the right to require continued employment or services.
(d) Rounding Conventions. The Committee may, in its sole discretion and taking into account any requirements of the Code, including without limitations Sections 422 through 424 and 409A of the Code, determine the effect of vesting, stock dividend, and any other adjustments on shares and any cash amount payable hereunder, and may provide that no fractional shares will be issued (rounding up or down as determined by the Committee) and that cash amounts be rounded down to the nearest whole cent.

(e) Tax Withholding. To the extent required by law, the Company (or a Subsidiary) shall withhold or cause to be withheld income and other taxes with respect to any income recognized by a Participant by reason of the exercise, vesting or settlement of an Award, and as a condition to the receipt of any Award the Participant shall agree that if the amount payable to him or her by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he or she shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations.
Without limiting the foregoing, the Committee may in its discretion permit any Participant’s withholding obligation to be paid in whole or in part in the form of shares of Common Stock by withholding from the shares to be issued or by accepting delivery from the Participant of shares already owned by him or her; provided, however, that payment of withholding obligation in the form of shares shall not be made with respect to an amount in excess of the statutory withholding rate or such other rate as may be determined by the Committee after considering any accounting consequences or costs. If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Participant shall deliver to the Company certificates registered in his or her name representing shares of Common Stock legally and beneficially owned by him or her, fully vested and free of all liens, claims, and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such certificates.
If the Participant is subject to Section 16(a) of the Exchange Act, his or her ability to pay any withholding obligation in the form of shares of Common Stock shall be subject to any additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.
(f) Use of Proceeds. The proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.
(g) Awards to Non-United States Persons. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with Applicable Laws. The Board shall have the right to amend the Plan, consistent with its authority to amend the Plan as set forth in Section 14, to obtain favorable tax treatment for Participants or for any other reason the Board considers necessary or advisable to achieve the purposes of the Plan or to comply with Applicable Laws, and any such amendments shall be evidenced by an Addendum or Subplan to the Plan. The Board may delegate this authority to the Committee.
(h) Governing Law. The granting of Awards and the issuance of Common Stock under the Plan shall be subject to all applicable laws, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (iii) rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded (“Applicable Law”). To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. The Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award agreements will be deemed amended as necessary to conform to Applicable Laws.
(i) Compliance with Section 409A.
(1) It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision therein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A.
(2) Notwithstanding anything in the Plan or any Award agreement to the contrary, the Committee may, without a Participant’s consent, amend this Plan or any (or all) Award(s), adopt policies and procedures or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(3) If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of the Award upon a termination of a Participant’s employment or other service relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or other service relationship. For purposes of this Plan or any Award agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(4) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” under Section 409A required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Committee determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
(j) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Common Stock underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award agreement.
14. EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF PLAN
Unless earlier terminated by the Board, the Plan will become effective on the day it is approved by the shareholders of the Company and will remain in effect until the tenth anniversary of the earlier of (a) the date the Board adopted the amended and restated Plan or (b) the date the Company’s shareholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If this amendment and restatement of the Plan is not approved by the Company’s shareholders, the Plan without regard to any amendments made by the Board in this amended and restatement document, will not become effective and the Plan and existing Awards will continue to operate pursuant to the provisions of the Plan as in effect immediately prior to the adoption of the amendment and restatement. The Board may at any time amend the Plan; provided, however, that the Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. Except as otherwise provided in the Plan or an Award agreement, no amendment shall adversely affect outstanding Awards without the consent of the Participant. The Plan may be terminated at any time by action of the Board, but any such termination will not terminate Awards then outstanding, without the consent of the Participant.

Annex E
WRITTEN CONSENT OF THE
MAJORITY STOCKHOLDERS OF
CHANNEL THERAPEUTICS CORPORATION
IN LIEU OF A SPECIAL MEETING

April 16, 2025
The undersigned, being the holders of a majority of the issued and outstanding capital stock (the “Consenting Stockholders”) of Channel Therapeutics Corporation, a Nevada corporation (the “Company”), having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted (the “Requisite Majority”), do hereby irrevocably consent to and approve the adoption of the following resolutions, without a meeting, pursuant to Section 78.320 of Chapter 78 of the Nevada Revised Statutes (the “NRS”) and the bylaws of the Company (the “Bylaws”):
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 16, 2025, with CHRO Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), LNHC, Inc., a Delaware corporation ( “Merger Partner”) and, solely for the purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation, a copy of which has been provided to the undersigned Consenting Stockholders and is attached hereto as Exhibit A (the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with Merger Partner continuing as the surviving corporation following the Merger and as a wholly owned subsidiary of the Company (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, pursuant to the terms and conditions of the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and (ii) each share of common stock, par value $0.01 per share, of Merger Partner (the “Merger Partner Common Stock”) other than Merger Partner Common Stock held in treasury immediately prior to the Effective Time will be automatically converted into the right to receive a number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Shares”) equal to the Exchange Ratio (as defined in the Merger Agreement);
WHEREAS, as a condition to closing the Merger, concurrently with the execution and delivery of the Merger Agreement, the Company has entered into a Securities Purchase Agreement, dated as of April 16, 2025, by and among the Company, Merger Partner, Ligand, Nomis Bay Ltd., a Bermuda exempted company (“Nomis Bay”) and certain other investors acceptable to Nomis Bay (the “Other Investors” and collectively with Ligand and Nomis Bay, the “Investors”) attached hereto as Exhibit B (the “Securities Purchase Agreement”), providing for an aggregate commitment of not less than $50,000,000 in the Surviving Corporation, pursuant to which such Investors have agreed to purchase the number of Series A Preferred Shares immediately prior to the Effective Time (the “Financing”), which also contemplates that the Company will enter into a Registration Rights Agreement by and among the Company and the Investors attached hereto as Exhibit C (the “Registration Rights Agreement” and together with the Securities Purchase Agreement, the “Financing Documents”);
WHEREAS, pursuant to Section 78.140 of the NRS, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation another corporation, firm or association in which one or more of its directors or officers are directors or officers, or are financially interested, is void or voidable solely for this reason, or solely because the director or officer is present at the meeting of the board of directors or committee that authorizes the contract or transaction or joins tin the signing of a written consent which authorizes or approves the contract or transaction, or solely because any such director’s or officer’s votes are counted for the purpose of authorizing or approving the contract or transaction, if: (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the directors or members of the committee, other than any common or interested directors or members of the committee, approve or ratify the contract or transaction in good faith; (ii) the fact of the common directorship, office or financial interest is known to the stockholders, and stockholders holding a majority of the voting power approve or ratify the contract or transaction in good faith. the votes of the common or interested directors or officers must be counted in any such vote of stockholders; (iii) the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action or (iv) the contract or transaction is fair as to the corporation at the time it is authorized or approved;
WHEREAS, it is hereby disclosed or made known to the undersigned that Todd Davis, Ezra Friedberg, Dr. Richard Malamut and Chia-Lin Simmons, each a member of the Board, and Francis Knuettel II, the Company’s Chief Executive Officer and President, Chief Financial Officer, Treasurer, Secretary and member of the board of directors of the Company (the “Board”), will participate in the Financing and the other transactions contemplated by the Financing Documents and will have a financial interest in the Merger and the other transactions contemplated by the Merger Agreement;
WHEREAS, the undersigned are aware of all the material facts related to the Merger Agreement, the Merger, the Financing Documents, the Financing, and the other transactions contemplated by the Merger Agreement and the Financing Documents and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationship and/or interests of Mr. Davis, Mr. Friedberg, Dr. Malamut, Ms. Simmons and Mr. Knuettel with and in connection with the Merger and the transactions contemplated by the Merger Agreement and the Financing and the transactions contemplated by the Financing Documents;
WHEREAS, if necessary to meet the listing requirements for listing the shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares to be paid by the Company in the Merger pursuant to the Merger Agreement and issuable to the Investors pursuant to the Securities Purchase Agreement on NYSE American, the Board has determined that it is advisable and in the best interests of the Company to effectuate a reverse stock split of the common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a ratio of between 5:1 (five-to-one) and 100:1 (one hundred-to-one), as shall be determined by the Board immediately prior to the effectiveness of the Reverse Stock Split Amendment (as defined below), which shall include all registered, authorized, issued and outstanding shares of Company Common Stock (the “Reverse Stock Split”);
WHEREAS, in order to effectuate the Reverse Stock Split, the Company will amend its articles of incorporation accordingly (the “Reverse Stock Split Certificate of Amendment”);
WHEREAS, in connection with the Merger and pursuant to the Financing Documents, the Board has determined that it is advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) to file one or more registration statements (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) to register for resale the maximum number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares to be paid by the Company in the Merger pursuant to the Merger Agreement and issuable to the Investors pursuant to the Securities Purchase Agreement (together, the “Share Issuances”);
WHEREAS, the Board has declared it advisable and in the best interests of the Company and the Company Stockholders to ratify the approval of the terms of the Series A Preferred Shares to be paid by the Company in the Merger pursuant to the Merger Agreement and issuable pursuant to the Securities Purchase Agreement and to authorize and approve the filing of the Certificate of Designations of Rights and Preferences of the Series A Preferred Shares, substantially in the form attached hereto as Exhibit D (the “Series A Certificate of Designations”), with the Secretary of State of the State of Nevada;
WHEREAS, the Consenting Stockholders, upon the recommendation of the Board, deem it advisable and in the best interests of the Company and the Company Stockholders to file with the Secretary of State of the State of Nevada, the Series A Certificate of Designations, for the sole purpose of establishing the terms of the Series A Preferred Shares as in effect immediately prior to the Merger;
WHEREAS, as a condition to closing the Merger, concurrently with the execution and delivery of the Merger Agreement, the Board deems it advisable and in the best interests of the Company that (i) the Company and Ligand enter into (a) the Ligand Legacy Product Royalty Agreement, (b) the Nomis Bay Legacy Product Royalty Agreement, and (ii) the Company and those other persons signatory thereto enter into the Management Legacy Product Royalty Agreement (collectively, the “Royalty Agreements”);
WHEREAS, the Consenting Stockholders, upon the recommendation of the Board, deem it advisable and in the best interests of the Company and the Company Stockholders to amend and restate the Channel Therapeutics

Corporation 2023 Equity Incentive Plan, as amended (the “2023 Plan”) substantially in the form attached hereto as Exhibit E (the “Amended and Restated 2023 Plan”), and to increase the total number of shares of Company Common Stock available for issuance under the 2023 Plan from 1,944,444 to 24,000,000 (prior to giving effect to any Reverse Stock Split);
WHEREAS, upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Financing and the Financing Documents, the Consenting Stockholders, upon the recommendation of the Board, deem it advisable and in the best interests of the Company and the Company Stockholders to change the Company’s legal name from “Channel Therapeutics Corporation” to “Pelthos Therapeutics Inc.” (the “Name Change”), and in this regard, the Board has taken into account that the Name Change would more align the Company’s name with the Company’s products and services going forward;
WHEREAS, in connection with the Name Change, the Consenting Stockholders, upon the recommendation of the Board, deem it advisable and in the best interests of the Company and the Company Stockholders to amend the articles of incorporation of the Company, substantially in the form attached hereto as Exhibit F (the “Certificate of Amendment”);
WHEREAS, the Board has:
(i)
determined that the terms of the Merger Agreement, the Merger, the Financing Documents, the Financing, and the other transactions contemplated by the Merger Agreement and the Financing Documents, the Series A Certificate of Designations, any Reverse Stock Split, the Share Issuances, the Amended and Restated 2023 Plan, the Name Change and the Certificate of Amendment are fair to and in the best interests of the Company Stockholders;

(ii)
declared it advisable for the Company to enter into the Merger Agreement and the Financing Documents and to consummate the Merger, the Financing, the Series A Certificate of Designations, the Share Issuances, any Reverse Stock Split, the Amended and Restated 2023 Plan, the Name Change and the other transactions contemplated by the Merger Agreement, the Financing Documents, the Series A Certificate of Designations, the Amended and Restated 2023 Plan and the Certificate of Amendment;

(iii)
authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, Financing Documents, the Series A Certificate of Designations, any Reverse Stock Split, the Share Issuances, the Amended and Restated 2023 Plan and the Certificate of Amendment and all agreements and documents related thereto and contemplated thereby and the other transactions contemplated by the Merger Agreement and the Financing Documents;

(iv)
recommended the adoption and approval of the Merger Agreement, Financing Documents, the Series A Certificate of Designations, any Reverse Stock Split the Share Issuances, the Amended and Restated 2023 Plan and the Certificate of Amendment by the Company Stockholders upon the terms and conditions set forth in the Merger Agreement and the Financing Documents; and

(v)
approved, under Section 2.10 of the Bylaws, the approval and adoption of the Merger Agreement, the Financing Documents, any Reverse Stock Split, the Share Issuances the Series A Certificate of Designations, the Amended and Restated 2023 Plan and the Certificate of Amendment by written consent and without a meeting;

WHEREAS, the Company has previously entered into that certain Promissory Note, dated as of May 10, 2024, between the Company and Camden Capital LLC (“Camden”) in the aggregate principal amount of $131,867.81 (the “Camden Note”);
WHEREAS, the Consenting Stockholders, upon the recommendation of the Board, deem it advisable and in the best interests of the Company and the Company Stockholders to offer to Camden the right to convert $100,000 of the unpaid principal amount of the Camden Note into Series A Preferred Shares as part of the Financing, subject to Camden entering into each of the Financing Documents (the “Camden Note Conversion”);
WHEREAS, pursuant to Section 92A.120 of the NRS, the Merger Agreement must be adopted by the holders of a majority of the issued and outstanding Common Stock, voting together as a single class representing a majority of all votes entitled to be cast on such matter;

WHEREAS, as of the date hereof, the Consenting Stockholders collectively beneficially own and have sole (or share only with another Consenting Stockholder) voting power over 3,996,296 shares of Company Common Stock (prior to giving effect to any Reverse Stock Split), representing approximately 65.47% of the aggregate voting power of the issued and outstanding shares of Company Common Stock (prior to giving effect to any Reverse Stock Split), as set forth on Exhibit G; and
WHEREAS, pursuant to Section 78.320 of the NRS and Section 2.10 of the Bylaws the Company Stockholders may act by this written consent.
NOW THEREFORE, BE IT:
Merger Agreement and Merger
RESOLVED, each Consenting Stockholder, in his, her or its capacity as a Company Stockholder, hereby votes by written consent all of the Company Common Stock held by such Consenting Stockholder and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms; and be it further
Series A Preferred Shares
RESOLVED, that the Series A Certificate of Designations be, and it hereby is, authorized, adopted and approved in all respects; and be it further
RESOLVED, that the Chief Executive Officer and Chief Financial Officer of the Company (the “Authorized Officer”) be, and he acting singly hereby is, authorized, empowered and directed, in the name of and on behalf of the Company, to execute, acknowledge and file the Series A Certificate of Designations with the Secretary of State of the State of Nevada; and be it further
RESOLVED, that the filing of the Series A Certificate of Designations with the Secretary of State of the State of Nevada may be abandoned by the Board at any time, notwithstanding approval thereof by the Consenting Stockholders, if the Board determines, in its sole discretion, that such abandonment is in the best interests of the Company and the Company Stockholders; provided, however, that if the Merger Agreement is not terminated in accordance with its terms and the Merger and the Financing are consummated, the Board may not abandon the filing of the Series A Certificate of Designations; and be it further
RESOLVED, that upon the occurrence of certain events set forth in the Securities Purchase Agreement, the Series A Preferred Shares may be converted into shares of Company Common Stock as set forth therein; and be it further
Financing
RESOLVED, that the Financing be, and hereby is approved in all respects; and be it further
RESOLVED, that the forms, terms and provisions of the Financing Documents, and the transactions contemplated thereby, be and they hereby are authorized, adopted and approved in all respects; and be it further
RESOLVED, that the Authorized Officer be, and he acting singly hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver the Financing Documents, together with such modifications, amendments or changes therein as the Authorized Officer executing the same may approve, such approval and the approval thereof by the Board to be conclusively established by such execution and delivery; and be it further
Registration Statements
RESOLVED, that the Authorized Officer, with the assistance of the Company’s accountants and counsel, be, and he hereby is, authorized to prepare, execute and file, or cause to be executed, delivered and filed, with the SEC on behalf of the Company, the Registration Statements and any prospectuses, exhibits, amendments and supplements relating thereto (including any post-effective amendments and any other registration statement required to be filed in accordance with the Registration Rights Agreement), for the registration of (i) the shares of Company Common Stock issuable upon the conversion of the Series A Preferred Shares to be paid by the Company in the Merger and (ii) the shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares under the Securities

Act of 1933, as amended (the “Securities Act”), in each case subject to all applicable laws, rules and regulations of the SEC and any SEC comments, including without limitation, all reports, statements, documents and information required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act or any other applicable laws, rules and regulations (including those of any securities or over-the-counter exchange or market), and all other certificates, letters, statements, applications or other documents or information connected therewith, which may be required to be filed with the SEC, any state securities commission or otherwise with respect to such registration and offering, issuance, sale and resale of the Company Common Stock issuable upon conversion of the Series A Preferred Shares to be paid by the Company in the Merger and issuable upon conversion of the Series A Preferred Shares and with respect to any withdrawal of a Registration Statement, and to take any and all action that counsel for the Company shall advise or that the Authorized Officer taking such action shall determine to be necessary, advisable and appropriate; and be it further
Share Issuances
RESOLVED, that the issuances of shares of the Series A Preferred Shares to be paid by the Company in the Merger and the Series A Preferred Shares to be issued in connection with the Financing pursuant to the terms of the Merger Agreement and the Securities Purchase Agreement be, and hereby are, and authorized, adopted and approved in all respects; and be it further
RESOLVED, that upon issuance pursuant to the Merger Agreement and the Securities Purchase Agreement, the shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares shall hereby be set aside out of the Company’s authorized shares of Company Common Stock as set forth below, and that upon issuance, all shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares shall be validly issued, duly authorized and non-assessable; and be it further
RESOLVED, that in accordance with the Securities Purchase Agreement, the Company shall hereby set aside out of the authorized shares of Company Common Stock an aggregate of 150,000,000 shares of Company Common Stock (prior to giving effect to any Reverse Stock Split) (the “Reserve Shares”) for all shares of Company Common Stock collectively issuable upon conversion of all the Series A Preferred Shares then outstanding pursuant to the Securities Purchase Agreement, which number of Reserve Shares may be increased or decreased by the Company in accordance with the terms of the Securities Purchase Agreement; and be it further
Royalty Agreements
RESOLVED, that the form, terms and provisions of each Royalty Agreement, and the transactions contemplated thereby, be, and they hereby are, authorized, adopted and approved in all respects; and be it further
RESOLVED, that the Authorized Officer be, and he acting singly hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver each Royalty Agreement, together with such modifications, amendments or changes therein as the Authorized Officer executing the same may approve, such approval and the approval thereof by the Board to be conclusively established by such execution and delivery; and be it further
Amended and Restated 2023 Plan
RESOLVED, that the form, terms and provisions of the Amended and Restated 2023 Plan, be, and they hereby are, authorized, adopted and approved in all respects; and be it further
RESOLVED, that the reservation of an aggregate of 24,000,000 shares of Company Common Stock (prior to giving effect to any Reverse Stock Split) for issuance pursuant to awards that may be granted from time to time under the Amended and Restated 2023 Plan be, and hereby is, authorized, adopted and approved in all respects; and be it further
Reverse Stock Split
RESOLVED, that, if necessary to meet the listing requirements for listing the shares of Company Common Stock issuable upon conversion of the Series A Preferred Shares to be paid by the Company in the Merger pursuant to the Merger Agreement and issuable to the Investors pursuant to the Securities Purchase Agreement on NYSE American, the Reverse Stock Split be, and hereby is, authorized, adopted and approved in all respects; and be it further

RESOLVED, that the Board is authorized to determine the final ratio of the Reverse Stock Split, which shall be between 5:1 (five-to-one) and 100:1 (one-hundred-to-one); and be it further
RESOLVED, that the Authorized Officer is hereby authorized and directed to take all steps necessary to file a Reverse Stock Split Certificate of Amendment with the Secretary of State of the State of Nevada in order to effect the Reverse Stock Split, to be implemented no later than one (1) year from the date hereof, as determined by the Board in its sole discretion; and be it further
Name Change
RESOLVED, that the Name Change in connection with the Merger and the other transactions contemplated by the Merger Agreement be, and hereby is, authorized, adopted and approved in all respects; and be it further
RESOLVED, the Certificate of Amendment be, and it hereby is, authorized, adopted and approved in all respects, together with such changes as the Board shall deem necessary or advisable to reflect the Name Change; and be it further
RESOLVED, that the Authorized Officer be, and he acting singly hereby is, authorized, empowered and directed, in the name of and on behalf of the Company, to execute, acknowledge and file the Certificate of Amendment with the Secretary of State of the State of Nevada; and be it further
RESOLVED, that the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada may be abandoned by the Board at any time, notwithstanding approval thereof by the Consenting Stockholders, if the Board determines, in its sole discretion, that such abandonment is in the best interests of the Company and the Company Stockholders; provided, however, that if the Merger Agreement is not terminated in accordance with its terms and the Merger and the Financing are consummated, the Board may not abandon the filing of the Certificate of Amendment; and be it further
Information Statement/Form S-4
RESOLVED, that the Authorized Officer be, and he acting singly hereby is, authorized and empowered, in the name and on behalf of the Company and the Consenting Stockholders, to file a draft preliminary information statement prepared in accordance with Section 14(c) and Schedule 14C of the Exchange Act (such information statement, including in definitive form, the “Information Statement”) and/or a Registration Statement on Form S-4, as applicable (the “Form S-4”, and together with the Information Statement, the “Information Statement/Form S-4”), with such changes thereto as may be necessary or desirable to respond to comments thereon from the SEC, and with such other nonmaterial changes, or such other conforming or updating changes, thereto as may hereafter be determined to be appropriate by the Authorized Officer, including, without limitation, to put such Information Statement/Form S-4 in definitive form, and that the Authorized Person be, and he hereby is, authorized and empowered, in the name and on behalf of the Company, to cause the same to be filed (including in definitive form) with the SEC, as required or determined by such Authorized Officer to be appropriate, which determinations and the Board’s ratification and approval thereof shall be conclusively evidenced by the authorization of the filing or transmitting thereof with or to the SEC by such Authorized Officer; and be it further
RESOLVED, that the Authorized Officer be, and he acting singly hereby is, authorized and empowered, in the name and on behalf of the Company, to execute and file or cause to be executed and filed all such other reports, statements, documents and information required to be filed by the Company pursuant to the Exchange Act and the rules and regulations promulgated thereunder, in connection with the Information Statement and to transmit the same to each Company Stockholder as may be required by applicable law; and be it further
Camden Note Conversion
RESOLVED, that the Camden Note Conversion in connection with the Financing and the other transactions contemplated by the Financing Documents be, and hereby is, authorized, adopted and approved in all respects; and be it further
Ratification of Prior Actions
RESOLVED, that all prior actions, transactions, agreements, certificates or other documents previously signed, submitted or filed in connection with foregoing, including, without limitation, the Company’s entry into the Letter

Agreement with Ligand and Nomis Bay, dated as of February 5, 2025, are hereby ratified and approved in all respects as the true acts and deeds of the Company Stockholders with the same force and effect as if each such act, transaction, agreement, certificate or other document had been specifically authorized in advance by resolution of the Company Stockholders; and be it further
General Authorization
RESOLVED, that, in addition to the specific authorizations set forth in the foregoing resolutions, the Authorized Officer be, and he acting singly hereby is, authorized and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other documents, consents, certificates, instruments and agreements, to make such filings, in the name and on behalf of the Company, to incur and pay any or all such amounts, fees and expenses and to engage in any or all such acts, as the Authorized Officer shall in his judgment determine to be necessary, desirable or advisable to carry out fully the intent and purposes of the foregoing resolutions, and the execution by the Authorized Officer of any such documents, consents, certificates, instruments or agreements or the payment of any such amounts, fees and expenses or the doing by the Authorized Officer of any act in connection with the foregoing matters shall be conclusive evidence of his authority therefor and the approval of the documents, certificates, instruments and agreements so executed, the amounts, fees and expenses so paid, the filings so made and the actions so taken; and be it further
RESOLVED, that the actions taken by this written consent of the Consenting Stockholders shall have the same force and effect as if duly taken at a meeting of the Company Stockholders, duly called, and shall be filed with the minutes of the Company; and be it further
RESOLVED, that this written consent of the Consenting Stockholders may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed one and the same document, and may be executed by facsimile or electronic signature, or electronic mail signature if attached to such electronic mail message in a commonly readable format.
[signature page follows]

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

ALEXANDRA WOOD (CANADA) INC.

By:	/s/ Paul Weinberger
Name:	Paul Weinberger
Title:	ASO

Number of Shares: 547,187.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

AME EQUITIES LLC

By:	/s/ Ruth Friedman
Name:	Ruth Friedman
Title:	Member

Number of Shares: 369,178.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

APERTURE HEALTHCARE VENTURES LTD.

By:	/s/ Avi Wachsman
Name:	Avi Wachsman
Title:	Mr.

Number of Shares: 577,291.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

BALMORAL FINANCIAL GROUP LLC

By:	/s/ Ezra Friedberg
Name:	Ezra Friedberg
Title:	General Partner

Number of Shares: 520,719.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

BENUVIA OPERATIONS, LLC

By:	/s/ Terry Novak
Name:	Terry Noak
Title:	CEO

Number of Shares: 384,226.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

BOSWELL PRAYER LTD.

By:	/s/ Ruchie Gross
Name:	Ruchie Gross
Title:	Director

Number of Shares: 471,592.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

By:	/s/ David Danovitch
Name:	David Danovitch
Title:	An Individual

Number of Shares: 69,426.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

By:	/s/ John Riley
Name:	John Riley
Title:	N/A

Number of Shares: 110,818.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

LARA H. KNUETTEL REVOCABLE TRUST

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Trustee

Number of Shares: 110,953.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

MDB MERCHANTS PARK LLC

By:	/s/ Michael Bodner
Name:	Michael Bodner
Title:	Manager

Number of Shares: 290,277.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

MOTIF PHARMACEUTICALS LTD.

By:	/s/ Zachary Klein
Name:	Zachary Klein
Title:	Director

Number of Shares: 483,406.00

IN WITNESS WHEREOF, each of the undersigned, constituting the Requisite Majority, has executed this Written Consent of the Majority Stockholders in Lieu of a Special Meeting as of the date first above written.

SARGEANT CAPITAL

By:	/s/ Dan Nir
Name:	Dan Nir
Title:	Managing Partner

Number of Shares: 61,223.00

Annex F

March 13, 2025
Board of Directors
Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Members of the Board:
We understand that Channel Therapeutics Corporation, a publicly traded company (“CHRO” or the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among CHRO, CHRO Merger Sub (“Merger Sub”), and LNHC, Inc., a Delaware corporation (“Merger Partner”) and pursuant to which, among other things, Merger Sub will merge with and into Merger Partner (the “Merger”) in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner (aka “Surviving Corporation”) will become a wholly-owned subsidiary of CHRO. Each of the Company, Merger Sub and Merger Partner may be referred to herein as a “Party” and collectively as the “Parties.”
Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Merger Partner. Each share of Merger Partner Capital Stock, other than shares to be cancelled and any Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of CHRO Common Stock equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Merger Partner Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of
Public Company Common Stock and any cash in lieu of fractional shares of Public Company Common Stock. “Exchange Ratio” means the quotient obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:
(i)	“Aggregate Valuation” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.
(ii)	“Merger Partner Allocation Percentage” the quotient determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.
(iii)	“Merger Partner Merger Shares” means the product determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.
(iv)
“Merger Partner Outstanding Shares” means the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Merger Partner Capital Stock basis calculated using the Treasury Stock Method.

(v)	Merger Partner Valuation” means $67,000,000.
The terms and conditions of the Merger are more fully set forth in the Agreement. We understand that Merger Partner owns the FDA approved product Zelsuvmi, approved for the treatment of Molluscum contagiosum (molluscum) in adults and pediatric patients one year of age and older.
You have asked for M&N Sarchet, Inc.’s (“M&N”, “we,” “our”) opinion (“Opinion”) as to whether the Merger Partner Valuation is fair from a financial point of view to the holders of shares of the Company.
F-1

For purposes of the Opinion set forth herein, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of CHRO;
2)	Reviewed certain financial and operating data concerning the Merger Partner;
3)	Reviewed certain financial projections of Merger Partner prepared by Merger Partner management;
4)	Reviewed the pro forma impact of the Merger on CHRO’s cash flow and certain financial ratios;
5)	Reviewed the reported prices and trading activity of CHRO;
6)	Compared the financial performance of CHRO and the prices and trading activity of CHRO Common Stock with that of certain other publicly traded companies comparable with CHRO, and their securities;
7)	Compared the projected financial performance of the Company with the projected financial performance and analysts’ opinions of share price of publicly traded companies comparable to CHRO;
8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
9)	Reviewed the Merger Agreement and Letter of Intent (“LOI”) and certain related documents; and,
10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Merger Partner and Company. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Merger Partner since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each Party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Agreement will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Parties that would be material to our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Merger Partner or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Merger Partner is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Merger Partner is or may be a party or is or may be subject.
F-2

M&N has not in the past provided financial consulting services to the Company Board of Directors (“Board”) . M&N has not acted as financial advisor to the Company, or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Agreement. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Agreement, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Agreement. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
This Opinion is directed only to the Board of Directors of CHRO and addresses only the fairness of the proposed Merger from a financial point of view. This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Agreement and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Agreement or otherwise. The Opinion is based on M&N’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.
This Opinion shall be used only by the Board in evaluating the Agreement. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received M&N’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Agreement and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a) the Board shall provide, upon request, a copy of the Opinion or a summary of it (and M&N shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) the Board and (ii) any shareholders as determined from time to time by the Board.
Channel Therapeutics Corporation will give M&N written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The Opinion will be provided to the Board for its evaluation and analysis of the Agreement at or prior to the time the Company will execute definitive merger documents, and M&N is not required to update our Opinion as of a later date, anything to the contrary contained herein notwithstanding.
The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of M&N. The Board alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without M&N’s prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, its security holders, Merger Partner or any of the other Parties to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Agreement or otherwise (other than the Merger Partner Valuation to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Agreement to the holders of any class of securities, creditors or other constituencies of Merger Partner, the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Agreement to any one class or group of Merger Partner’s, the Company’s, or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Agreement, (vi) the solvency, creditworthiness or fair value of the Merger Partner or any other participant in the Agreement, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent
F-3

conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Agreement, any class of such persons or any other party, relative to the Merger Partner Valuation or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Merger Partner and the Agreement or otherwise.
Conclusion
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Partner Valuation on a pre-transaction basis of $67.0 million is fair to the shareholders of Channel Therapeutics Corporation from a financial point of view.
We appreciate this opportunity to be of service and look forward to working with you on this important project.
Sincerely,

M. Mark Sarchet
President
F-4

Accepted by:
Signature:	/s/ Francis Knuettel II

Name:	Francis Knuettel II

Title:	Chief Executive and Financial Officer

Date:	April 15, 2025

F-5

Statement of Limiting Factors and Assumptions
The analyses and opinions concluded by M&N Sarchet, Inc. (hereinafter referred to as “M&N”) and set forth in this Opinion are subject to the following assumptions and limiting conditions:
We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon M&N’s conclusion of value, and neither M&N nor any of its employees has a present or intended financial interest in the Company.
To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.
The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.
No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.
M&N Sarchet, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by M&N has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.
This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of M&N based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.
All value conclusions are presented as the considered opinion of M&N based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a Acquirer at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.
Assure Holdings Corp. (“Client”) agrees to preserve the confidential format and content of our Opinions. Our Opinions and the M&N name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that M&N does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, M&N may reference the work performed for Client in general public announcements.
All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.
While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:
1.	The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;
2.	The financial statements and other financial information provided to M&N fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and
F-6

3.	M&N was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.
In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.
Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of M&N.
We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.
We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.
No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.
Unless express written notice of noncompliance is delivered and brought to the attention of M&N, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.
M&N has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.
The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.
This Opinion may contain prospective financial estimates or opinions that represent M&N’s expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.
Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.
No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.
M&N assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.
M&N reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.
We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.
F-7

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the county of M&N office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.
With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, M&N expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:
a.	verifying the ownership of the property;
b.
determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.	the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;
d.	whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;
e.	the scope of patent claims; that is, the range and types of products or processes covered by any patent;
f.	whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;
g.	the scope of rights in trademarks, service marks or trade names;
h.	the correct authorship of any copyrighted works;
I.
whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

M&N has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.
The liability of M&N and its employees and associates is limited to the Client only and to the amount of the fee actually received by M&N. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.
[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]
F-8

Annex G
FORM OF LOCK-UP AGREEMENT
[ • ], 2025
Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) (1) has entered into a Securities Purchase Agreement (the “SPA”), dated as of the date hereof, with Channel Therapeutics Corporation, a Nevada corporation (“CHRO”), and LNHC, Inc., a Delaware corporation (“LNHC”), and (2) understands that each of CHRO, CHRO Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHRO, LNHC and, solely for purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), has entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to each of the parties to enter into the Merger Agreement and SPA, as applicable, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of CHRO, the undersigned will not, during the Restricted Period (as defined below):
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Subject Shares (as defined below), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Subject Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Public Company Common Stock, Public Company Preferred Stock or other securities, in cash or otherwise; or
(iii) make any demand for, or exercise any right with respect to, the registration of any Subject Shares (other than the obligations of CHRO, LNHC and/or the combined company under the Registration Rights Agreement (as defined in the SPA)) (such foregoing restrictions set forth in clauses (i) through (iii), the “Transfer Restrictions”).
As used in this Lock-Up Agreement:
(i) the term “Undersigned’s Shares” means all shares of Public Company Common Stock or Public Company Preferred Stock acquired by, or issuable to the undersigned pursuant to the SPA;
(ii) the term “Subject Shares” means: (1) until the Effective Date (as such term is defined in the Registration Rights Agreement), all of the Undersigned’s Shares, (2) from and after the Effective Date (as such term is defined in the Registration Rights Agreement) until the date that is six (6) months after the Closing Date, 75% of the Undersigned’s Shares, (3) from and after the date that is six (6) months after the Closing Date until the end of the Restricted Period, 55% of the Undersigned’s Shares.
(iii) the term “Restricted Period” means the period commencing upon the Closing and ending on December 31, 2025; provided, however, that if at any time beginning on the date that is seven (7) months after the Closing Date, the reported last sale price of Public Company Common Stock on the NYSE American is at least 250% greater than the Purchase Price (as such term is defined in the SPA) per share for five (5) consecutive trading days, then the Restricted Period will immediately expire and all of the Undersigned’s Shares subject to the Transfer Restrictions will be automatically released from the Transfer restrictions contained in this Lock-Up Agreement.

The Transfer Restrictions shall not apply to:
(a) transfers of the Undersigned’s Shares:
(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement, or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);
(ii) if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management or advisement with the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, including, without limitation, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with prior written consent of CHRO; or
(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided, that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to CHRO a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Public Company Common Stock, Public Company Preferred Stock or such other securities that have been so transferred or distributed;
(b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of Public Company Common Stock or Public Company Preferred Stock; provided that such plan does not provide for any transfers of Public Company Common Stock or Public Company Preferred Stock during the Restricted Period;
(c) transfers, sales, dispositions, or the entering into of transactions (including, without limitation, any swap, hedge or similar agreement) by the undersigned of or relating to shares of capital stock or other securities of CHRO purchased or acquired by the undersigned on the open market, in a public offering by CHRO, or that otherwise do not involve or relate to shares of Public Company Common Stock or Public Company Preferred Stock issued pursuant to the SPA;
(d) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of CHRO’s capital stock involving a change of control of CHRO, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(e) pursuant to an order of a court or regulatory agency.
And provided, further, that, with respect to each of (a) and (b) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily in connection with such transfer or disposition during the Restricted Period; provided that (i) any filing under Section 16 of the Exchange Act made during the Restricted Period shall clearly indicate in the footnotes thereto that such filing relates to the circumstances described in (a) or (b), as applicable and (ii) the foregoing shall not prevent the undersigned from filing a Form 13F, Schedule 13G or Schedule 13D, or any amendment thereto, or from disclosing its holdings in CHRO as required by law or regulation or its internal disclosure policies in the ordinary course of business.

Any attempted transfer in violation of the Transfer Restrictions will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer Restrictions, and will not be recorded on the share register of CHRO. In furtherance of the foregoing, the undersigned agrees that CHRO and any duly appointed transfer agent for the registration or transfer of the Undersigned’s Shares are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. CHRO may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Public Company Common Stock or Public Company Preferred Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that CHRO is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement. Notwithstanding anything to the contrary contained herein, this letter agreement will automatically terminate and the undersigned shall be released from all obligations under this letter agreement upon the earliest to occur, if any, of (i) LNHC advising the undersigned in writing that it has determined not to proceed with the transactions contemplated by the Merger Agreement or (ii) the Merger Agreement being terminated.
Any and all remedies herein expressly conferred upon CHRO will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by CHRO of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage could occur to CHRO in the event that any provisions of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that CHRO shall be entitled to seek an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which CHRO is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of CHRO with respect thereto.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, CHRO will cooperate with the undersigned to facilitate the timely removal of the restrictive legend above or the withdrawal of any stop transfer instructions.
This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof.
This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by CHRO and the undersigned by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.
(Signature Page Follows)

Very truly yours,

Print Name of Investor:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
Channel Therapeutics Corporation:

By:
	Name:	Francis Knuettel II
	Title:	Chief Executive Officer & Chief Financial Officer

[Signature Page to Lock-Up Agreement (Other Current Financing Participants)]

Annex H
FORM OF LOCK-UP AGREEMENT
[ • ], 2025
Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) (1) has entered into a Securities Purchase Agreement (the “SPA”), dated as of the date hereof, with Channel Therapeutics Corporation, a Nevada corporation (“CHRO”), and LNHC, Inc., a Delaware corporation (“LNHC”), and (2) understands that each of CHRO, CHRO Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHRO, LNHC and, solely for purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), has entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to each of the parties to enter into the Merger Agreement and SPA, as applicable, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of CHRO, the undersigned will not, during the Restricted Period (as defined below):
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Subject Shares (as defined below), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Subject Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Public Company Common Stock, Public Company Preferred Stock or other securities, in cash or otherwise; or
(iii) make any demand for, or exercise any right with respect to, the registration of any Subject Shares (other than the obligations of CHRO, LNHC and/or the combined company under the Registration Rights Agreement (as defined in the SPA)) (such foregoing restrictions set forth in clauses (i) through (iii), the “Transfer Restrictions”).
As used in this Lock-Up Agreement:
(i) the term “Undersigned’s Shares” means all shares of Public Company Common Stock or Public Company Preferred Stock acquired by, or issuable to the undersigned pursuant to the SPA;
(ii) the term “Subject Shares” means: (1) until the Effective Date (as such term is defined in the Registration Rights Agreement), all of the Undersigned’s Shares, (2) from and after the Effective Date (as such term is defined in the Registration Rights Agreement) until the date that is six (6) months after the Closing Date, 75% of the Undersigned’s Shares, (3) from and after the date that is six (6) months after the Closing Date until the end of the Restricted Period, 55% of the Undersigned’s Shares.
(iii) the term “Restricted Period” means the period commencing upon the Closing and ending on December 31, 2025; provided, however, that if at any time beginning on the date that is seven (7) months after the Closing Date, the reported last sale price of Public Company Common Stock on the NYSE American is at least 250% greater than the Purchase Price (as such term is defined in the SPA) per share for five (5) consecutive trading days, then the Restricted Period will immediately expire and all of the Undersigned’s Shares subject to the Transfer Restrictions will be automatically released from the Transfer restrictions contained in this Lock-Up Agreement.

The Transfer Restrictions shall not apply to:
(a) transfers of the Undersigned’s Shares:
(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement, or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);
(ii) if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management or advisement with the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, including, without limitation, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with prior written consent of CHRO; or
(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided, that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to CHRO a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Public Company Common Stock, Public Company Preferred Stock or such other securities that have been so transferred or distributed;
(b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of Public Company Common Stock or Public Company Preferred Stock; provided that such plan does not provide for any transfers of Public Company Common Stock or Public Company Preferred Stock during the Restricted Period;
(c) transfers, sales, dispositions, or the entering into of transactions (including, without limitation, any swap, hedge or similar agreement) by the undersigned of or relating to shares of capital stock or other securities of CHRO purchased or acquired by the undersigned on the open market, in a public offering by CHRO, or that otherwise do not involve or relate to shares of Public Company Common Stock or Public Company Preferred Stock issued pursuant to the SPA;
(d) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of CHRO’s capital stock involving a change of control of CHRO, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(e) pursuant to an order of a court or regulatory agency.
And provided, further, that, with respect to each of (a) and (b) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily in connection with such transfer or disposition during the Restricted Period; provided that (i) any filing under Section 16 of the Exchange Act made during the Restricted Period shall clearly indicate in the footnotes thereto that such filing relates to the circumstances described in (a) or (b), as applicable and (ii) the foregoing shall not prevent the undersigned from filing a Form 13F, Schedule 13G or Schedule 13D, or any amendment thereto, or from disclosing its holdings in CHRO as required by law or regulation or its internal disclosure policies in the ordinary course of business.

In addition, notwithstanding anything in this Lock-Up Agreement to the contrary, the undersigned and its affiliates shall be entitled to purchase shares of Public Company Common Stock, from time to time and at CHRO’s sole discretion, in connection with that certain Common Stock Purchase Agreement, dated as of July 26, 2024 by and between CHRO and Tikkun Capital LLC (the “CEF Purchase Agreement”) and sell the shares of Public Company Stock purchased pursuant to the CEF Purchase Agreement at any time.
This Lock-Up Agreement shall not be construed so as to prohibit the holder of that certain Convertible Note in the aggregate principal amount of $750,000 (the “Note”) from converting the Note into shares of Public Company Common Stock or Public Company Preferred Stock in satisfaction of CHRO’s obligations thereunder, nor from selling the shares of Public Company Common Stock or Public Company Preferred Stock converted in accordance with such Note.
Any attempted transfer in violation of the Transfer Restrictions will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer Restrictions, and will not be recorded on the share register of CHRO. In furtherance of the foregoing, the undersigned agrees that CHRO and any duly appointed transfer agent for the registration or transfer of the Undersigned’s Shares are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. CHRO may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Public Company Common Stock or Public Company Preferred Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that CHRO is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement. Notwithstanding anything to the contrary contained herein, this letter agreement will automatically terminate and the undersigned shall be released from all obligations under this letter agreement upon the earliest to occur, if any, of (i) LNHC advising the undersigned in writing that it has determined not to proceed with the transactions contemplated by the Merger Agreement or (ii) the Merger Agreement being terminated.
Any and all remedies herein expressly conferred upon CHRO will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by CHRO of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage could occur to CHRO in the event that any provisions of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that CHRO shall be entitled to seek an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which CHRO is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of CHRO with respect thereto.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, CHRO will cooperate with the undersigned to facilitate the timely removal of the restrictive legend above or the withdrawal of any stop transfer instructions.
This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by CHRO and the undersigned by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.
(Signature Page Follows)

Very truly yours,

Print Name of Investor:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
Channel Therapeutics Corporation:

By:
	Name:	Francis Knuettel II
	Title:	Chief Executive Officer & Chief Financial Officer

[Signature Page to Lock-Up Agreement (3i, LP)]

Annex I
FORM OF LOCK-UP AGREEMENT
[ • ], 2025
Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000
Freehold, NJ 07728
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) (1) has entered into a Securities Purchase Agreement (the “SPA”), dated as of the date hereof, with Channel Therapeutics Corporation, a Nevada corporation (“CHRO”), and LNHC, Inc., a Delaware corporation (“LNHC”), and (2) understands that each of CHRO, CHRO Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHRO, LNHC and, solely for purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), has entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to each of the parties to enter into the Merger Agreement and SPA, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of CHRO, the undersigned and any of its direct, or indirect, subsidiaries (or any other Person controlled by the undersigned) (collectively, the “Controlled Affiliates”) will not, during the period commencing upon the Closing and ending on the earlier of (x) December 31, 2025 and (y) the date of any waiver, termination or release with respect to the Nomis Bay Standstill Agreement (as defined in the SPA) (or any successor agreement thereto) (the “Restricted Period”):
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Public Company Common Stock (other than any pledge permitted by the SPA, but not the transfer of any shares of Public Company Common Stock pursuant to any such pledge), Public Company Preferred Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock or Public Company Preferred Stock, as applicable (including without limitation, Public Company Common Stock, Public Company Preferred Stock or such other securities which may be deemed to be beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the undersigned or any of its Controlled Affiliates in accordance with the rules and regulations of the SEC and securities of CHRO which may be issued upon exercise of an option to purchase Public Company Common Stock, Public Company Preferred Stock or warrant or settlement of a CHRO restricted stock unit) that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned or any of its Controlled Affiliates (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Public Company Common Stock, Public Company Preferred Stock or other securities, in cash or otherwise; or
(iii) make any demand for, or exercise any right with respect to, the registration of any shares of Public Company Common Stock, Public Company Preferred Stock or any security convertible into or exercisable or exchangeable for Public Company Common Stock or Public Company Preferred Stock, as applicable (other than such rights set forth in the Merger Agreement or the obligations of CHRO, LNHC and/or the combined company under the Transaction Documents (as defined in the SPA)) (such foregoing restrictions set forth in clauses (i) through (iii), the “Transfer Restrictions”).
The Transfer Restrictions shall not apply to:
(a) transfers of the Undersigned’s Shares:
(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a

“Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement, or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);
(ii) if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management or advisement with the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, including, without limitation, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with prior written consent of CHRO; or
(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided, that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to CHRO a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Public Company Common Stock, Public Company Preferred Stock or such other securities that have been so transferred or distributed;
(b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of Public Company Common Stock or Public Company Preferred Stock; provided that such plan does not provide for any transfers of Public Company Common Stock or Public Company Preferred Stock during the Restricted Period;
(c) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of CHRO’s capital stock involving a change of control of CHRO, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(d) pursuant to an order of a court or regulatory agency.
And provided, further, that, with respect to each of (a) and (b) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily in connection with such transfer or disposition during the Restricted Period; provided that (i) any filing under Section 16 of the Exchange Act made during the Restricted Period shall clearly indicate in the footnotes thereto that such filing relates to the circumstances described in (a) or (b), as applicable and (ii) the foregoing shall not prevent the undersigned or its Controlled Affiliate from filing a Form 13F, Schedule 13G or Schedule 13D, or any amendment thereto, or from disclosing its holdings in CHRO as required by law or regulation or its internal disclosure policies in the ordinary course of business.
Any attempted transfer in violation of the Transfer Restrictions will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer Restrictions, and will not be recorded on the share register of CHRO. In furtherance of the foregoing, the undersigned agrees that CHRO and any duly appointed transfer agent for the registration or transfer of the Undersigned’s Shares are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. CHRO may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Public Company Common Stock or Public Company Preferred Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

During the Restricted Period, subject to the exceptions set forth herein and otherwise set forth in the Transaction Documents, without the prior written consent of CHRO (evidenced by a resolution of the board of directors of CHRO), the undersigned will not, and will cause its Controlled Affiliates not to, either alone or acting in concert with other persons, directly or indirectly:
(i) offer or propose to acquire or agree to acquire (or request permission to do so), whether by directly or indirectly, by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining or participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any shares of Public Company Common Stock, Public Company Preferred Stock or other equity securities of CHRO (or the beneficial ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Public Company Common Stock, Public Company Preferred Stock or other equity securities of CHRO (or beneficial ownership thereof) (including any derivative securities or other rights decoupled from the underlying securities of CHRO), other than such shares acquired pursuant to the SPA;
(ii) make, effect or commence any merger or other business combination involving CHRO;
(iii) commence or complete, or propose to commence or complete, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CHRO;
(iv) make, or in any way participate in, any “solicitation” of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, any securities of CHRO (all within the meaning of Section 14 of the Exchange Act);
(v) form, join or in any way participate in a group unrelated to the undersigned with respect to, or otherwise act in concert with any person in respect of, any securities of CHRO;
(vi) other than through a designee’s participation on the board of directors of CHRO (or applicable committee), make any public statement or have a discussion with any securityholder of CHRO seeking to: (1) control, change or influence the board of directors of CHRO, management or policies of CHRO, including any plans or proposals to change the voting standard with respect to director elections, the number of directors or the removal of any directors, or to fill any vacancies on the board of directors of CHRO, except as contemplated by the Merger Agreement; (2) cause any change in the capitalization, share repurchase programs and practices or dividend policy of CHRO; (3) cause any other change in CHRO’s management, business or corporate structure; (4) have CHRO waive or make amendments or modifications to the certificate of incorporation, bylaws or any other similar organizational documents thereof (including any amendments thereto as existing as of the date thereof) or policies of CHRO (each as may be amended from time to time), or other actions that may impede or facilitate the acquisition of control of CHRO by any person; (5) cause a class of securities of CHRO to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (6) cause a class of securities of CHRO to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii) deposit any of Undersigned’s Shares in any voting trust or similar arrangement (unless such securities remain subject to the restrictions set forth in this Agreement);
(viii) negotiate with or provide any information to any person with respect to, or make any statement or proposal to any person with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described in the foregoing clauses (i) through (vii), or make any other proposal inconsistent with the terms of this Lock-Up Agreement or that otherwise could reasonably be expected to result in a public announcement regarding any such transactions or actions;
(ix) publicly seek or publicly request permission with respect to, or otherwise seek to effect, any waiver, termination or amendment of the provisions of this Lock-Up Agreement (such foregoing restrictions set forth in clauses (i) through (viii), the “Standstill Restrictions”) or publicly make or publicly seek permission to make any public announcement with respect to any of the foregoing;
(x) contest the validity or enforceability of the Standstill Restrictions;
(xi) enter into any agreement, arrangement or understanding with respect to any of the foregoing; or
(xii) advise, assist, or encourage any other persons in connection with any of the foregoing.

Additionally, during the Restricted Period, the undersigned shall not, and shall cause each of its Controlled Affiliates not to, engage in any short sales of any shares of Public Company Common Stock, Public Company Preferred Stock or other equity securities of CHRO or any securities convertible or exchangeable into or exercisable for any shares of Public Company Common Stock, Public Company Preferred Stock or other equity securities of CHRO (or beneficial ownership thereof). As used in this Lock-Up Agreement, “short sales” shall include without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than as permitted by the SPA), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers, but shall exclude any sales marked “short exempt”.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement (including with respect to covenants and obligations that may bind the undersigned’s Affiliates). All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall automatically, without any further actions by the partis hereto, be released from all obligations under this Lock-Up Agreement. The undersigned understands that CHRO is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement. Notwithstanding anything to the contrary contained herein, this letter agreement will automatically terminate and the undersigned shall be released from all obligations under this letter agreement upon the earliest to occur, if any, of (i) LNHC advising the undersigned in writing that it has determined not to proceed with the transactions contemplated by the Merger Agreement or (ii) the Merger Agreement being terminated.
Any and all remedies herein expressly conferred upon CHRO will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by CHRO of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage could occur to CHRO in the event that any provisions of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that CHRO shall be entitled to seek an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which CHRO is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of CHRO with respect thereto.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, CHRO will cooperate with the undersigned to facilitate the timely removal of the restrictive legend above or the withdrawal of any stop transfer instructions.
This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof.
This Lock-Up Agreement is intended for the benefit of CHRO and the undersigned and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by CHRO and the undersigned by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.
(Signature Page Follows)

Very truly yours,

Print Name of Investor:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
Channel Therapeutics Corporation:

By:
	Name:	Francis Knuettel II
	Title:	Chief Executive Officer & Chief Financial Officer

[Signature Page to Lock-Up Agreement (Lead Investors in Concurrent Financing)]

Annex J
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [  ], 2025, is by and among Channel Therapeutics Corporation, a Nevada corporation with offices located at 4400 Route 9 South, Suite 1000, Freehold, NJ 07728 (the “Company”), and the undersigned buyers (each, a “Buyer,” and collectively, the “Buyers”).
RECITALS
A. The Company is party to that certain Agreement and Plan of Merger by and among the Company, CHRO Merger Sub Inc., and LNHC, Inc. (“LNHC”), dated as of April 16, 2025 (the “Merger Agreement”), pursuant to which LNHC will become a wholly-owned subsidiary of the Company (the “Merger”).
B. The Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, dated as of April 16, 2025 (the “Securities Purchase Agreement”), to issue and sell to each Buyer, immediately prior to the effective time of the Merger, the Preferred Shares (as defined in the Securities Purchase Agreement) which will be convertible into Conversion Shares (as defined in the Securities Purchase Agreement) in accordance with the terms of the Certificate of Designations (as defined in the Securities Purchase Agreement).
C. To induce the Buyers to consummate the transactions contemplated by the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.
D. Pursuant to the Merger Agreement, LNHC will receive shares of Public Company Common Stock (as defined therein) (the “Merger Shares”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:
1. Definitions.
Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
(b) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.
(c) “Effective Date” means the date that the applicable Registration Statement has been declared effective by the SEC.
(d) “Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of the (A) 120th calendar day after the Closing Date (or the 150th calendar day if subject to a full review by the SEC) and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) 120th calendar day (or the 150th calendar day if subject to a full review by the SEC) following the date on which the Company was required to file such additional Registration Statement and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review. If the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.
(e) “Filing Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the later of the 30th calendar day after the Closing Date and 15 calendar days after the due date (which shall include any extensions grated by a timely filed Form 12b-25) of the next periodic report required pursuant to Section 13 of the Exchange Act, and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such additional Registration Statement pursuant to the terms of this Agreement.
(f) “Investor” means a Buyer or any transferee or assignee of any Registrable Securities, Preferred Shares to whom a Buyer assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee of any Registrable Securities, Preferred Shares assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.
(g) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.
(h) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the SEC.
(i) “Registrable Securities” means (i) the Conversion Shares, (ii) the Merger Shares, and (iii) any capital stock of the Company issued or issuable with respect to the Conversion Shares, the Preferred Shares and/or the Merger Shares, as applicable, including, without limitation, (1) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the shares of Common Stock (as defined in the Certificate of Designations) are converted or exchanged and shares of capital stock of a Successor Entity (as defined in the Certificate of Designations) into which the shares of Common Stock are converted or exchanged, in each case, without regard to any limitations on conversion of the Preferred Shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) upon the earliest to occur of (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the SEC under the 1933 Act and such Registrable Securities have been disposed of by the Buyer in accordance with such effective Registration Statement, or (ii) such Registrable Securities have been previously sold in accordance with Rule 144
(j) “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering Registrable Securities.
(k) “Required Holders” means, as of any given time, the holders of a majority of the Registrable Securities as of such time (excluding any Registrable Securities held by the Company or any of its Subsidiaries as of such time).
(l) “Required Registration Amount” means, as of any date of determination, 100% of (x) the Merger Shares and (y) the maximum number of Conversion Shares then issuable upon conversion of the Preferred Shares (assuming for purposes hereof that any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations), subject to adjustment as provided in Section 2(d) and/or Section 2(f).
(m) “Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration.
(n) “Rule 415” means Rule 415 promulgated by the SEC under the 1933 Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC providing for offering securities on a continuous or delayed basis.
(o) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

2. Registration.
(a) Mandatory Registration. The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC an initial Registration Statement on Form S-3 covering the resale of all of the Registrable Securities; provided that such initial Registration Statement shall register for resale at least the number of shares of Common Stock equal to the Required Registration Amount as of the date such Registration Statement is initially filed with the SEC; provided further that if Form S-3 is unavailable for such a registration, the Company shall use such other form as is required by Section 2(c). Such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, shall contain (except if otherwise directed by the Required Holders) the “Selling Stockholders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit B. The Company shall use its reasonable best efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.
(b) [Reserved]
(c) Ineligibility to Use Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of all Registration Statements then in effect until such time as a Registration Statement on Form S-3 covering the resale of all the Registrable Securities has been declared effective by the SEC and the prospectus contained therein is available for use.
(d) Sufficient Number of Shares Registered. In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(h), the Company shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than (i) the later of the 30th calendar day after the necessity therefor arises and (ii) 15 calendar days after the due date (which shall include any extensions grated by a timely filed Form 12b-25) of the next periodic report required pursuant to Section 13 of the Exchange Act (but taking account of any Staff position with respect to the date on which the Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). The Company shall use its reasonable best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC, but in no event later than the applicable Effectiveness Deadline for such Registration Statement. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Common Stock available for resale under the applicable Registration Statement is less than the product determined by multiplying (i) the Required Registration Amount as of such time by (ii) 0.90. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on conversion, amortization and/or redemption of the Preferred Shares (and such calculation shall assume (A) that the Preferred Shares are then convertible in full into shares of Common Stock at the then prevailing Conversion Rate (as defined in the Certificate of Designations), and (B) the initial outstanding principal amount of the Preferred Shares remains outstanding through the scheduled Maturity Date (as defined in the Certificate of Designations) and no redemptions of the Preferred Shares occur prior to the scheduled Maturity Date.
(e) [Reserved]
(f) Offering. Notwithstanding anything to the contrary contained in this Agreement, in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by, or on behalf of, the Company, or in any other manner, such that the Staff or the SEC do not permit such Registration Statement to become effective and used for resales in a manner that does not constitute such an offering and that permits the continuous resale at the market by the Investors participating therein (or as otherwise may be acceptable to each Investor) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement by all Investors until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce the number of shares to be included by all Investors on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each Investor) unless the inclusion of shares by a particular Investor or a particular set of Investors are resulting in the Staff or the SEC’s “by or on behalf of the Company” offering position, in which event the shares held by such Investor or set of Investors shall be the only shares subject to reduction (and if by a set of Investors on a pro rata basis by such Investors or on such other basis as would result in the exclusion of the least number of shares by all such Investors); provided, that, with respect to such pro rata portion allocated to any Investor, such Investor may elect the allocation of such pro rata portion among the Registrable Securities of such Investor. In addition, in the event that the Staff or the SEC requires any Investor seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” in order to permit such Registration Statement to become effective, and such Investor does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Investor, until such time as the Staff or the SEC does not require such identification or until such Investor accepts such identification and the manner thereof. Any reduction pursuant to this paragraph will first reduce all Registrable Securities other than those issued pursuant to the Securities Purchase Agreement. In the event of any reduction in Registrable Securities pursuant to this paragraph, an affected Investor shall have the right to require, upon delivery of a written request to the Company signed by such Investor, the Company to file a registration statement within twenty (20) days of such request (subject to any restrictions imposed by Rule 415 or required by the Staff or the SEC) for resale by such Investor in a manner acceptable to such Investor, and the Company shall following such request cause to be and keep effective such registration statement in the same manner as otherwise contemplated in this Agreement for registration statements hereunder, in each case until such time as: (i) all Registrable Securities held by such Investor have been registered and sold pursuant to an effective Registration Statement in a manner acceptable to such Investor or (ii) all Registrable Securities may be resold by such Investor without restriction (including, without limitation, volume limitations) pursuant to Rule 144 (taking account of any Staff position with respect to “affiliate” status) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (iii) such Investor agrees to be named as an underwriter in any such Registration Statement in a manner acceptable to such Investor as to all Registrable Securities held by such Investor and that have not theretofore been included in a Registration Statement under this Agreement (it being understood that the special demand right under this sentence may be exercised by an Investor multiple times and with respect to limited amounts of Registrable Securities in order to permit the resale thereof by such Investor as contemplated above).
(g) Piggyback Registrations. Without limiting any obligation of the Company hereunder or under the Securities Purchase Agreement, until the fifth anniversary of the Closing Date, if there is not an effective Registration Statement covering all of the Registrable Securities or the prospectus contained therein is not available for use and the Company shall determine to prepare and file with the SEC a registration statement or offering statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans), then the Company shall deliver to each Investor a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Investor shall so request in writing, the Company shall include in such registration statement or offering statement all or any part of such Registrable Securities such Investor requests to be registered; provided, however, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(g) that are eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or that are the subject of a then-effective Registration Statement.
(h) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time such Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee or assignee (as the case may be) that becomes an Investor shall be allocated a pro rata portion of the then-remaining number of Registrable Securities included in such Registration Statement for such transferor or assignee (as the case may be). During the Registration Period, any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement, at the written request of any Investor, shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement.
(i) No Inclusion of Other Securities. The Company shall in no event include any securities other than Registrable Securities on any Registration Statement filed in accordance herewith without the prior written consent of the Required Holders.
(j) No Underwriter Status. No Investor shall be named as an “underwriter” in any Registration Statement without such Investor’s prior written consent; provided, that if the SEC requires that an Investor be identified as a statutory underwriter in a Registration Statement (after giving effect to any “cutback” pursuant to Rule 415), such Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from such Registration Statement upon its prompt written request to the Company or (ii) be included as such in the Registration Statement.
3. Related Obligations.
The Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and, pursuant thereto, the Company shall have the following obligations:
(a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to all the Registrable Securities (but in no event later than the applicable Filing Deadline) and use its best efforts to cause such Registration Statement to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). Subject to any applicable Suspension Period, the Company shall keep each Registration Statement effective (and the prospectus contained therein available for use) pursuant to Rule 415 for resales by the Investors on a delayed or continuous basis at then-prevailing market prices (and not fixed prices) at all times until the earliest of: (i) the date as of which all of the Investors may sell all of the Registrable Securities required to be covered by such Registration Statement (disregarding any reduction pursuant to Section 2(f)) without restriction pursuant to Rule 144 (including, without limitation, volume or manner-of-sale restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement and (iii) the fifth anniversary of the Closing Date (the “Registration Period”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed and at all times while effective, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement (1) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading and (2) will disclose (whether directly or through incorporation by reference to other SEC filings to the extent permitted) all material information regarding the Company and its securities.
(b) Subject to Section 3(q) of this Agreement, the Company shall prepare and file with the SEC such amendments (including, without limitation, post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with each such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep each such Registration Statement effective at all times during the Registration Period for such Registration Statement, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company required to be covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement; provided, however, by 8:30 a.m. (New York time) on the Business Day immediately following each Effective Date, the Company shall file with the SEC in accordance with Rule 424(b)

under the 1933 Act the final prospectus to be used in connection with sales pursuant to the applicable Registration Statement (whether or not such a prospectus is technically required by such rule). In the case of amendments and supplements to any Registration Statement which are required to be filed pursuant to this Agreement (including, without limitation, pursuant to this Section 3(b)) by reason of the Company filing a report on Form 8-K, Form 10-Q or Form 10-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall, if permitted under the applicable rules and regulations of the SEC, have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.
(c) As far in advance as reasonably practicable, but in any event not less than five (5) Business Days prior to the filing of each Registration Statement and not less than one (1) Business Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Investor copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Investor, and (ii) use commercially reasonable efforts to cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Investor, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Required Holders (as defined below) shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than three (3) Trading Days after the Investors have been so furnished copies of a Registration Statement or one (1) Trading Day after the Investors have been so furnished copies of any related Prospectus or amendments or supplements thereto. The Company shall promptly furnish to the Investors, without charge, (i) copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement, provided that such correspondence shall not contain any material, non-public information regarding the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement), (ii) after the same is prepared and filed with the SEC, one (1) copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with the Investors in performing the Company’s obligations pursuant to this Section 3.
(d) If requested by an Investor, the Company shall promptly furnish to each Investor whose Registrable Securities are included in any Registration Statement, without charge, (i) after the same is prepared and filed with the SEC, at least one (1) copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of each Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto and (iii) such other documents, including, without limitation, copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.
(e) The Company shall use its reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.
(f) The Company shall notify the Investors in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, may include an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information regarding the Company or any of its Subsidiaries) (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made), and, subject to Section 3(q), promptly prepare a supplement or amendment to such Registration Statement and such prospectus contained therein to correct such untrue statement or omission. The Company shall also promptly notify each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to each Investor by facsimile or e-mail on the same day of such effectiveness and by overnight mail), and when the Company receives written notice from the SEC that a Registration Statement or any post-effective amendment will be reviewed by the SEC, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be reasonably necessary; and (iv) of the receipt of any request by the SEC or any other federal or state governmental authority for any additional information relating to the Registration Statement or any amendment or supplement thereto or any related prospectus. The Company shall respond as promptly as practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto.
(g) The Company shall (i) use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of each Registration Statement or the use of any prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and (ii) notify each Investor who holds Registrable Securities of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
(h) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, at the request of any Investor, the Company shall furnish to such Investor, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request certificates, dated as of such date, of the Company’s Chief Executive Officer, Chief Financial Officer and/or Secretary representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.
(i) If any Investor may be required under applicable securities law to be described in any Registration Statement as an underwriter and such Investor consents to so being named an underwriter, upon the written request of such Investor, the Company shall make available for inspection by (i) such Investor, (ii) legal counsel for such Investor and (iii) one (1) firm of accountants or other agents retained by such Investor (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, each Inspector shall agree in writing to hold in strict confidence and not to make any disclosure (except to such Investor) or use of any Record or other information which the Company’s board of directors determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (1) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (2) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document (as defined in the Securities Purchase Agreement). Such Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and such Investor, if any) shall be deemed to limit any Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.
(j) The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required to be disclosed in such Registration Statement pursuant to the 1933 Act, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other Transaction Document. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at such Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
(k) Without limiting any obligation of the Company under the Securities Purchase Agreement, the Company shall use its reasonable best efforts to (i) cause all of the Registrable Securities covered by each Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or (ii) if, despite the Company’s best efforts to satisfy the preceding clause (i) the Company is unsuccessful in satisfying the preceding clause (i), without limiting the generality of the foregoing, to use its best efforts to arrange for at least two market makers to register with the Financial Industry Regulatory Authority (“FINRA”) as such with respect to such Registrable Securities. In addition, the Company shall cooperate with each Investor and any broker or dealer through which any such Investor proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such Investor. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(j).
(l) The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts (as the case may be) as the Investors may reasonably request from time to time and registered in such names as the Investors may request.
(m) If requested by an Investor, the Company shall as soon as practicable after receipt of notice from such Investor and subject to Section 3(o) hereof, (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or prospectus contained therein if reasonably requested by an Investor holding any Registrable Securities.
(n) The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.
(o) If required, the Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the applicable Effective Date of each Registration Statement.
(p) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration statement hereunder.
(q) Upon the occurrence of any event contemplated by the first sentence of Section 3(f), clauses (ii) and (iii) of the second sentence of Section 3(f) and Section 3(g), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith determination of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investors in accordance with the first sentence of Section 3(f), clauses (ii) and (iii) of the second sentence of Section 3(f) and Section 3(g) above to suspend the use of any prospectus until the requisite changes to such prospectus have been made, then the Investors shall suspend use of such Prospectus; provided that the Company shall only be entitled to exercise its right under this Section 3(o) to suspend the availability of a Registration Statement and Prospectus up to two (2) occasions in any 12-month period for a period not to exceed 45 consecutive days or a total of ninety (90) calendar days, in each case in any such 12- month period (each, a “Suspension Period”). The Company will use its reasonable best efforts to ensure that the use of the prospectus may be resumed as promptly as is reasonably practicable.
(r) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by each Investors of its Registrable Securities pursuant to each Registration Statement.
(s) Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Buyers in this Agreement or otherwise conflicts with the provisions hereof.
4. Obligations of the Investors.
(a) At least five (5) Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor with respect to such Registration Statement, which shall include a questionnaire in the form attached to this Agreement as Exhibit A (a “Selling Shareholder Questionnaire”). Each Investor agrees to furnish to the Company a completed Selling Shareholder Questionnaire by the end of the tenth (10th) Business Day following the date on which such Investor receives a request in accordance with this Section. The Company shall not be required to include Registrable Securities in the Registration Statement for any Investor that has not provided such Selling Shareholder Questionnaire. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.
(b) Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.
5. Expenses of Registration.
All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall reimburse one legal counsel for Nomis Bay for its fees and disbursements in connection with registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $5,000 for each registration statement and one legal counsel for Ligand for its fees and disbursements in connection with registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $5,000 for each registration statement. In no event shall the Company be responsible for any underwriting, broker or similar fees or commissions of any Investor.
6. Indemnification.
(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor and each of its directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls such Investor within the meaning of the 1933 Act or the 1934 Act and each of the directors, officers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling

Persons (each, an “Investor Indemnified Person”), against any losses, obligations, claims, damages, liabilities, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an Investor Indemnified Person is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to Section 6(c), the Company shall reimburse the Investor Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Investor Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Investor Indemnified Person for such Investor Indemnified Person expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(d); (ii) shall not apply with respect to Claims arising from the use by such Investor of an outdated, defective or otherwise unavailable prospectus after the Company has notified such Investor in writing that the Prospectus is outdated, defective or otherwise unavailable for such use by such Investor as a result of an event of the type specified in the first sentence of Section 3(f), clauses (ii) and (iii) of the second sentence of Section 3(f) and Section 3(g), and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Investor Indemnified Person and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 9.
(b) In connection with any Registration Statement in which an Investor is participating, such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, a “Company Indemnified Person”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case, to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c) and the below provisos in this Section 6(b), such Investor will reimburse an Company Indemnified Person any legal or other expenses reasonably incurred by such Company Indemnified Person in connection with investigating or defending any such Claim; provided, however, the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed, provided further that such Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the applicable sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnified Person and shall survive the transfer of any of the Registrable Securities by any of the Investors pursuant to Section 9.
(c) Promptly after receipt by any person entitled to indemnify hereunder (an “Indemnified Person”) under this Section 6 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, an Indemnified Person shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the indemnifying party if: (i) the indemnifying party has agreed in writing to pay such fees and expenses; (ii) the indemnifying party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Indemnified Person in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Indemnified Person and the indemnifying party, and such Indemnified Person shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Person and the indemnifying party (in which case, if such Indemnified Person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying party, provided further that in the case of clause (iii) above the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnified Person. The Indemnified Person shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Person reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Person. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Section 6, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.
(d) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.
(e) The indemnity and contribution agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.
7. Contribution.
To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 of this Agreement, (ii) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the applicable sale of such Registrable Securities pursuant to such Registration Statement. Notwithstanding the provisions of this Section 7, no Investor shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Investor from the applicable sale of the Registrable Securities subject to the Claim exceeds the amount of any damages that such Investor has otherwise been required to pay, or would otherwise be required to pay under Section 6(b), by reason of such untrue or alleged untrue statement or omission or alleged omission.
8. Reports Under the 1934 Act.
With a view to making available to the Investors the benefits of Rule 144, the Company agrees to:
(a) make and keep public information available, as those terms are understood and defined in Rule 144;
(b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood and agreed that nothing herein shall limit any obligations of the Company under the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(c) furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.
9. Assignment of Registration Rights.
Each Investor may transfer or assign its respective rights hereunder in the manner and to the Persons as permitted under the Securities Purchase Agreement; provided in each case that (i) such Investor agrees in writing with the transferee or assignee to assign such rights and related obligations under this Agreement, and for the transferee or assignee to assume such obligations, and a copy of such agreement is furnished to the Company within a reasonable time after such transfer or assignment (as the case may be); (ii) the Company is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (iii) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, (iv) immediately following such transfer or assignment (as the case may be) the further disposition of such securities by such transferee or assignee (as the case may be) is restricted under the 1933 Act or applicable state securities laws if so required, and (v) the transferee is an “accredited investor,” as that term is defined in Rule 501 of Regulation D.
10. Amendment of Registration Rights.
Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders; provided that any such amendment or waiver that complies with the foregoing, but that disproportionately, materially and adversely affects the rights and obligations of any Investor relative to the comparable rights and obligations of the other Investors shall require the prior written consent of such adversely affected Investor. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of Registrable Securities or (2) imposes any obligation or liability on any Investor without such Investor’s prior written consent (which may be granted or withheld in such Investor’s sole discretion). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to this Agreement.

11. Miscellaneous.
(a) Solely for purposes of this Agreement, a Person is deemed to be a holder of Registrable Securities whenever such Person owns, or is deemed to own, of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.
(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and email addresses for such communications shall be:

If to the Company:

Channel Therapeutics Corporation.

Telephone:	( ) -
Facsimile:	( ) -
Attention:	Chief Executive Officer
Email:

With a copy (for informational purposes only) to:

Telephone:	( ) -
Facsimile:	( ) -
Attention:
Email:

If to the Transfer Agent:

Telephone:	( ) -
Facsimile:	( ) -
Attention:
Email:

If to a Buyer, to its address, facsimile number and/or email address set forth on the Schedule of Buyers attached to the Securities Purchase Agreement, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address, facsimile number, and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email containing the time, date, recipient facsimile number or email address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Company and each Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which any party may be entitled by law or equity.
(d) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(e) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(f) This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein constitute the entire agreement among the parties hereto and thereto solely with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto solely with respect to the subject matter hereof and thereof; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Investor has entered into with the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Investor in the Company, (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries or any rights of or benefits to any Investor or any other Person in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and any Investor and all such agreements shall continue in full force and effect or (iii) limit any obligations of the Company under any of the other Transaction Documents.
(g) Subject to compliance with Section 9 (if applicable), this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto. This Agreement is not for the benefit of, nor may any provision hereof be enforced by, any Person, other than the parties hereto, their respective permitted successors and assigns and the Persons referred to in Sections 6 and 7 hereof.
(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(i) This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(j) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party. Notwithstanding anything to the contrary set forth in Section 10, terms used in this Agreement but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by each Investor.
(l) All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders, determined as if all of the outstanding Preferred Shares then held by the Investors have been converted for Registrable Securities without regard to any limitations on redemption, amortization and/or conversion of the Preferred Shares then held by Investors have been converted into Registrable Securities without regard to any limitations on conversion of the Preferred Shares.
(m) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
(n) The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any of the other the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained herein was solely in the control of the Company, not the action or decision of any Investor, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among Investors.
[signature page follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

CHANNEL THERAPEUTICS CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:

NOMIS BAY LTD

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

[OTHER BUYERS]

By:
Name:
Title:

Annex K
FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209
TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:
1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Channel Therapeutics Corporation Entity or Nevada Business Identification Number (NVID): NV20243232146
2. Current Authorized Shares:
The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
200,000,000 shares of Common Stock, par value $0.0001 per share
20,000,000 shares of Preferred Stock, par value $0.0001 per share

3. Authorized Shares After Change:
The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
200,000,000 shares of Common Stock, par value $0.0001 per share
20,000,000 shares of Preferred Stock, par value $0.0001 per share

4. Issuance:
The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One share of Common Stock will be issued to each record holder after the change for every [ ] shares held by such holder immediately prior to the change.

5. Provisions:
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Any fractional share of Common Stock that would otherwise result from the change will be rounded up to the nearest whole share.

6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

8. Signature: (Required)	X
	Signature of Officer	Title	Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.
K-1